Filed Pursuant to Rule 424(B)(3)

Registration No: 333-294461

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
RF ACQUISITION CORP II
AND
PROSPECTUS FOR UP TO 158,940,640 ORDINARY SHARES

RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“RFAC”), has entered into a business combination agreement, dated October 2, 2025 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among RFAC, NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo, with company registration number 202542481D (“Amalgamation Sub”), and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares, with company registration number 202116184H (the “Company”).

Pursuant to the terms of the Business Combination Agreement, (i) RFAC will merge with and into PubCo in accordance with Part 16 of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), with PubCo continuing as the surviving company (the “Merger”), and (ii) immediately thereafter, Amalgamation Sub will amalgamate with the Company in accordance with Section 215A of the Companies Act (Chapter 50) of Singapore (the “Singapore Companies Act”), with the Company continuing as the surviving entity and as a wholly-owned subsidiary of PubCo (the “Amalgamation” and, together with the Merger, and any other transactions, documents or agreements contemplated thereby, the “Business Combination”).

The Merger

Pursuant to the Business Combination Agreement, at the effective time of the Merger (the “Merger Effective Time”) and without any action on the part of any holder of equity securities:

■	Each RFAC unit (“RFAC Unit”), consisting of one RFAC ordinary share, par value $0.0001 (“RFAC Ordinary Share” and the holder thereof, a “RFAC Shareholder”), and one RFAC right (“RFAC Right”), each entitling the holder to receive one-twentieth (1/20) of one RFAC Ordinary Share, outstanding immediately prior to the Merger Effective Time, will automatically separate into its constituent RFAC Ordinary Share and RFAC Right;

■	Each RFAC Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (including those upon the dissolution of the RFAC Units) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo ordinary share, par value $0.0001 per share (“PubCo Ordinary Share”);

■	each RFAC right outstanding immediately prior to the Merger Effective Time (including those upon the dissolution of the RFAC Units) shall automatically convert into the right to receive one-twentieth (1/20) of one PubCo Ordinary Share; and

■	if there are any RFAC Ordinary Shares that are owned by RFAC as treasury shares or any RFAC Ordinary Shares owned by any direct or indirect subsidiary of RFAC immediately prior to the Merger Effective Time, such RFAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

The Amalgamation

At the effective time of the Amalgamation (the “Amalgamation Effective Time”), by virtue of the Amalgamation and, except as expressly described in the Business Combination Agreement, without any action on the part of any Company Shareholder (as defined below):

■	Each ordinary share of the Company (“Company Share” and the holder thereof, a “Company Shareholder”) issued and outstanding immediately prior to the Amalgamation Effective Time shall automatically be cancelled (which cancellation shall be deemed not to be a reduction of share capital under the Singapore Companies Act) and each Company Shareholder shall receive, as consideration therefor, such number of newly issued PubCo Ordinary Shares equal to the quotient obtained by dividing (i) the quotient of $1,500,000,000 by $10.00 by (ii) the number of Company Shares outstanding immediately prior to the Amalgamation Effective Time (the “Exchange Ratio”); and

■	each share of Amalgamation Sub issued and outstanding immediately prior to the Amalgamation Effective Time shall be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement), such that PubCo becomes the holder of all Surviving Company Ordinary Shares.

Notwithstanding the foregoing, no fraction of a PubCo Ordinary Share will be issued in connection with the Business Combination; instead, any fractional entitlements (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by a holder) shall be rounded down to the nearest whole PubCo Ordinary Share.

Merger Consideration

Prior to the Merger Closing, PubCo shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of (i) issuing the Aggregate Merger Consideration to the RFAC Shareholders and the RFAC Rightsholders and (ii) issuing the Aggregate Amalgamation Consideration (as applicable) to the Company Shareholders. At or before the Amalgamation Closing, PubCo shall deposit with the Exchange Agent the number of PubCo Ordinary Shares comprising the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration.

Pro Forma Ownership

Assuming the conversion of all RFAC securities held by Alfa 24 Limited (the “Sponsor”), directors, officers and any holders of founder shares (excluding EBC) acquired prior to the consummation of its initial public offering (“RFAC Initial Shareholders”), under (i) a no redemption scenario, (ii) a 50% redemption scenario, and (iii) a maximum redemption scenario, immediately upon consummation of the Business Combination, as of the Closing the RFAC Initial Shareholders (excluding EBC) will own 3,282,695 PubCo Ordinary Shares, representing approximately 2% of the issued shares of PubCo Ordinary Shares.

The following table summarizes the pro forma ownership of PubCo Ordinary Shares following the Business Combination under (i) a no redemption scenario, (ii) a 50% redemption scenario, and (iii) a maximum redemption scenario, each on a fully diluted basis:

	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	PubCo Shares	Ownership %	PubCo Shares	Ownership %	PubCo Shares	Ownership %
RFAC Public Shareholders	5,406,265	4%	2,990,633	2%	575,000	1%
Sponsor and affiliates(1)	3,282,695	2%	3,282,695	2%	3,282,695	2%
EBC	251,680	0%	251,680	0%	251,680	0%
Company Shareholders	150,000,000	94%	150,000,000	96%	150,000,000	97%
Fully diluted PubCo Ordinary Shares	158,940,640	100%	156,525,008	100%	154,109,375	100%

(1)	Under (i) a no redemption scenario, (ii) a 50% redemption scenario, and (iii) a maximum redemption scenario, immediately upon consummation of the Business Combination, the Sponsor will own, on a fully diluted basis, 3,282,695 PubCo Ordinary Shares, representing approximately 2% of the issued PubCo Ordinary Shares.

Compensation Received by the Sponsor

The following table sets forth any payments received or to be received by our Sponsor and its affiliates from us and the securities issued and to be issued by us to our Sponsor or its affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
2,875,000 RFAC Ordinary Shares	$25,000
388,281 private units	$3,882,810
$140,480(1)	Up to $200,000 loans to pay for expenses of the initial public offering
$250,725(2)	$10,000 per month for office space and administrative services
None	Up to $1,500,000 additional loans to be made by the Sponsor, officers, directors or their affiliates, which amount may be converted, at the discretion of the holder, into working capital units at a price of $10.00 per unit.
None	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination

(1)	As of the date of this proxy statement/prospectus, the total amount of compensation owed to the Sponsor for expenses related to the initial public offering is comprised of: (i) $139,515 of pre-IPO fees, and (ii) $965 for DTCC fees related to the extension meeting.
(2)	As of the date of this proxy statement/prospectus, the total amount of compensation owed to the Sponsor for office space and administrative services is $225,000 and $25,725 in advances made by Sponsor for working capital purposes.

To date, the Sponsor has not made any loans which may be converted into working capital units. In the event the Sponsor issues loans convertible into working capital units, the conversion of these loans into working capital units may result in material dilution to other shareholders. For information regarding compensation to be received by the Sponsor, see section entitled “Information About RFAC – Our Sponsor – Compensation Received by the Sponsor” and “Summary of the Proxy Statement/Prospectus – Compensation Received by the Sponsor.”

Redemptions

Pursuant to RFAC’s Amended and Restated Memorandum and Articles of Association (as amended, the “RFAC Charter”), RFAC is providing its public shareholders with the opportunity at the extraordinary general meeting of RFAC Shareholders (the “Extraordinary General Meeting”) to redeem all or a portion of their RFAC Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in its Trust Account (as defined below) as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, and subject to the limitations described herein. RFAC estimates that the per-share price at which RFAC Ordinary Shares held by the public (the “RFAC Public Shares”) may be redeemed for cash held in the Trust Account will be approximately $11.03 at the time of the Extraordinary General Meeting.

As of June 30, 2026, there was approximately $53,530,961 in RFAC’s trust account (the “Trust Account”). On June 30, 2026, the last sale price of RFAC Ordinary Shares was $11.03.

2025 Extraordinary General Meeting

On November 10, 2025, RFAC held an extraordinary general meeting (“2025 Extraordinary General Meeting”) at which the RFAC Shareholders voted on three proposals: (i) a proposal, by special resolution, to amend the RFAC Charter to extend the date by which RFAC must consummate a business combination from November 15, 2025 up to nine (9) times comprised of one month each time (each an “Extension”) up to August 15, 2026 (assuming a business combination has not occurred), (ii) a proposal to amend the Investment Management Trust Agreement, dated as of May 16, 2024, with Continental Stock Transfer & Trust Company, to effectuate the Extensions by arranging for the deposit into the Trust Account of $0.03 for each RFAC Public Share not redeemed, up to a maximum of $60,000, for each monthly Extension until August 15, 2026 (assuming a business combination has not occurred), and (iii) a proposal, by ordinary resolution, to adjourn the 2025 Extraordinary General Meeting to a later date or dates, if necessary.

In connection with the shareholders’ vote at the 2025 Extraordinary General Meeting, shareholders of 6,668,735 RFAC Public Shares exercised their right to redeem such shares (the “2025 Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) was removed from the Trust Account to pay such holders and approximately $51,857,714 remained in the Trust Account. Following the 2025 Redemptions, RFAC had 8,343,765 ordinary shares outstanding.

As of the date of this proxy statement/prospectus, RFAC has exercised seven (7) extension options by arranging for the deposit of $60,000 into the Trust Account for each extension in order to extend the deadline to complete the Business Combination to June 15, 2026.

2026 Extension Meeting

RFAC’s charter currently requires RFAC to consummate a Business Combination by August 15, 2026, which is before the date scheduled for the Extraordinary General Meeting to consider and vote upon the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. In order for RFAC to remain able to hold the Extraordinary General Meeting on August 19, 2026 and consummate the Business Combination, RFAC is separately soliciting proxies for an extraordinary general meeting of its shareholders (the “Extension Meeting”) to seek shareholder approval of a further extension of the deadline by which RFAC must consummate a Business Combination. The record date for the Extension Meeting is June 25, 2026. RFAC filed a preliminary proxy statement relating to the Extension Meeting with the SEC on July 21, 2026, using June 25, 2026 as the record date, and expects to file a definitive proxy statement relating to the Extension Meeting on or about July 31, 2026. The mailing of such materials to shareholders holding RFAC Ordinary Shares is expected to be completed by August 6, 2026. RFAC currently expects to hold the Extension Meeting on August 12, 2026.

Sponsor Support and Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, entered into a support and lock-up agreement with RFAC, the Company and PubCo, pursuant to which the Sponsor has agreed to vote all subject shares beneficially owned by it in favor of each Proposal and, following Closing, to be subject to a 24-month lock-up with respect to its PubCo securities. The subject shares consist of all RFAC Ordinary Shares held by the Sponsor on the date of the support and lock-up agreement (including (i) 3,263,281 RFAC Ordinary Shares and (ii) 355,000 RFAC Ordinary Shares underlying the Sponsor Private Units) or acquired prior to the Business Combination. In addition, the 17,750 ordinary shares underlying the RFAC Private Rights will also be subject to the support and lock-up agreement. These PubCo Ordinary Shares held by the Sponsor will additionally be granted registration rights pursuant to the Registration Rights Agreement.

Company Holders’ Support and Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, PubCo, RFAC, the Company, and certain Company Shareholders entered into a support and lock-up agreement, pursuant to which they agreed to vote all Subject Shares (as therein defined) beneficially owned by them in favor of the Mergers and the consummation of the Transactions and, following Closing, to be subject to a 24-month lock-up with respect to its PubCo securities. Pursuant to the Company Holders’ Support and Lock-Up Agreement, a total of 1,100,000 and 1,348,381 PubCo Ordinary Shares, respectively, held by certain Company Shareholders after the consummation of the Business Combination will be subject to a lock-up restriction.

Registration Rights Agreement

In connection with the closing of the Business Combination, PubCo, the Company, the Sponsor, and certain equity holders party thereto intend to enter into a registration rights agreement, pursuant to which PubCo will agree to provide certain shareholders with certain registration rights relating to the resale of the PubCo Ordinary Shares. As of the date of this proxy statement/prospectus, a total of 3,263,281 shares will be granted registration rights under the registration rights agreement.

Lock-up Agreement

In connection with the closing of the Business Combination, the Company Shareholders intend to enter into lock-up agreements pursuant to which 1,348,381 Company Ordinary Shares will be subject to lock-up terms.

Listing of Securities

RFAC Units, the RFAC Ordinary Shares, and the RFAC Rights are publicly traded on the Nasdaq Global Market under the symbols “RFAIU,” “RFAI,” and “RFAIR,” respectively. Each RFAC Unit consists of one RFAC Ordinary Share and one RFAC Right. Upon consummation of the Business Combination, any RFAC Units then outstanding will automatically separate into its constituent RFAC Ordinary Share and RFAC Right.

On October 1, 2025, the date preceding the date the Business Combination was publicly announced, the last reported sale price of the RFAC Ordinary Shares on the Nasdaq Global Market was $10.62 per share, the last reported sale price of the RFAC Units on the Nasdaq Global Market was $10.69 per unit, and the last reported sale price of the RFAC Rights on the Nasdaq Global Market was $0.07 per right. PubCo has applied for listing, to be effective at the time of the Business Combination, of the PubCo Ordinary Shares on Nasdaq under the proposed symbol “NYB.” It is a condition of the consummation of the Business Combination that PubCo receive confirmation from either The Nasdaq Stock Market LLC (“Nasdaq”) or the New York Stock Exchange (“NYSE”) that the PubCo Ordinary Shares have been conditionally approved for listing on either Nasdaq or the NYSE, but there can be no assurance such listing condition will be met or that PubCo will obtain such confirmation from either Nasdaq or the NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq or NYSE condition set forth in the Business Combination Agreement is waived by the applicable parties.

RFAC Shareholders are being asked to consider a vote upon the Business Combination and certain Proposals related thereto as described in this proxy statement/prospectus. Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Extraordinary General Meeting of RFAC Shareholders scheduled to be held on August 19, 2026.

The board of directors of RFAC has approved and adopted the Business Combination Agreement and recommends that the RFAC Shareholders vote “FOR” all of the Proposals presented to the shareholders at the Extraordinary General Meeting. When you consider the board of directors’ recommendation of these Proposals, you should keep in mind that certain of RFAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal - Interests of the Sponsor and RFAC’s Directors and Officers and RFAC’s Directors and Officers in the Business Combination.”

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting. We encourage you to carefully read this entire document, including the annexes. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 60 of this proxy statement/prospectus.

This proxy statement/prospectus is dated July 27, 2026 and is expected to be first mailed or otherwise delivered to RFAC Shareholders on or about July 28, 2026.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by RFAC, the Company or any other party to the Business Combination Agreement. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of RFAC, the Company or any other party to the Business Combination Agreement since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.

LETTER TO SHAREHOLDERS OF RF ACQUISITION CORP II

RF Acquisition Corp II
111 Somerset, #05-07
Singapore 238164
Telephone No.: +65 6904 0766

To the shareholders of RF Acquisition Corp II:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“RFAC”), on August 19, 2026 at 9:00 a.m., Eastern Time, in person at the offices of Winston Taylor LLP located at 800 Capitol St., Suite 2400, Houston, Texas 77002 and via live audio webcast over the internet at https://www.cstproxy.com/rfacquisitioncorpii/2026, or at such other time, on such other date and at such other place to which the Extraordinary General Meeting may be adjourned, for the purpose of voting on RFAC’s proposed business combination with PubCo and the Company (as defined below) and the other matters described in the accompanying proxy statement/prospectus. You will be able to attend, vote your shares and submit questions during the Extraordinary General Meeting via a live webcast available at the website address above.

At the Extraordinary General Meeting, you will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal 1: The Business Combination Proposal - to consider and vote upon a proposal (a) to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among RFAC, PubCo, Amalgamation Sub, and the Company and (b) to adopt and approve the Transactions and Business Combination (the “Business Combination Proposal”);

Proposal 2: The Merger Proposal - to consider and vote upon a proposal to approve, by special resolution, the merger by and between RFAC and PubCo, whereby RFAC will merge with and into PubCo with PubCo being the surviving entity (the “Merger Proposal”);

Proposal 3: The Advisory Governance Proposals - to consider and vote to approve, on a non-binding advisory basis, certain governance provisions in the amended and restated memorandum and articles of association of PubCo (the “PubCo Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex B, and these proposals are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as three (3) separate sub-proposals under “Governance Proposal A-C” (collectively, the “Advisory Governance Proposals”);

Proposal 4: The Nasdaq Proposal - to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination (the “Nasdaq Proposal”);

Proposal 5: The Incentive Plan Proposal - to consider and vote upon a proposal to approve the PubCo Equity Incentive Plan, in the form attached to the accompanying proxy statement/prospectus as Annex C (the “Incentive Plan Proposal”); and

Proposal 6: The Adjournment Proposal - to approve a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary.

Each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal is cross conditioned on the approval of each other. The Business Combination Proposal is not conditioned on the separate approval of the Advisory Governance Proposals as the Advisory Governance Proposals are advisory votes and are not binding on RFAC, PubCo or their respective board of directors. Regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, PubCo Charter will take effect upon the closing of the Business Combination. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of RFAC (the “RFAC Board”) has (a) approved and adopted the Business Combination Agreement and approved the Transactions, (b) approved the other Proposals described in this proxy statement/prospectus, and (c) determined that it is advisable to consummate the Business Combination and the Transactions.

PubCo is offering up to 158,940,640 ordinary shares, par value $0.0001 per share (“PubCo Ordinary Shares”) in the Business Combination. PubCo intends to apply to list the PubCo Ordinary Shares on The Nasdaq Stock Market LLC with the ticker symbol “NYB.”

On October 2, 2025, RFAC entered into a business combination agreement (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”) with NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of PubCo, with company registration number 202542481D (“Amalgamation Sub”), and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares, with company registration number 202116184H (the “Company”).

On November 10, 2025, RFAC held an extraordinary general meeting (“2025 Extraordinary General Meeting”) at which the RFAC Shareholders voted on three proposals: (i) a proposal, by special resolution, to amend the RFAC Charter to extend the date by which RFAC must consummate a business combination from November 15, 2025 up to nine (9) times comprised of one month each time (each an “Extension”) up to August 15, 2026 (assuming a business combination has not occurred), (ii) a proposal to amend the Investment Management Trust Agreement, dated as of May 16, 2024, with Continental Stock Transfer & Trust Company, to effectuate the Extensions by arranging for the deposit into the Trust Account of $0.03 for each RFAC Public Share not redeemed, up to a maximum of $60,000, for each monthly Extension until August 15, 2026 (assuming a business combination has not occurred), and (iii) a proposal, by ordinary resolution, to adjourn the 2025 Extraordinary General Meeting to a later date or dates, if necessary.

In connection with the shareholders’ vote at the 2025 Extraordinary General Meeting, shareholders of 6,668,735 RFAC Public Shares exercised their right to redeem such shares (the “2025 Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) was removed from the Trust Account to pay such holders and approximately $51,857,714 remained in the Trust Account. Following the 2025 Redemptions, RFAC had 8,343,765 ordinary shares outstanding.

Pursuant to the terms of the Business Combination Agreement, (i) RFAC will merge with and into PubCo in accordance with Part 16 of the Cayman Islands Companies Act (As Revised) (the “Merger”), with PubCo being the surviving entity and (ii) in accordance with Section 215A of the Companies Act (Chapter 50) of Singapore (the “Singapore Companies Act”), Amalgamation Sub and the Company will amalgamate and continue as one company (the “Amalgamation”), with the Company being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the Merger and together with the Amalgamation, and any other transactions, documents or agreements contemplated thereby, the “Business Combination”).

Pursuant to the Business Combination Agreement, at the effective time of the Merger (the “Merger Effective Time”) and without any action on the part of any holder of equity securities:

■	Each RFAC ordinary share, par value $0.0001 (“RFAC Ordinary Share” and the holder thereof, a “RFAC Shareholder”), issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo ordinary share, par value $0.0001 per share (“PubCo Ordinary Share”);

■	each RFAC right (“RFAC Right”), each entitling the holder to receive one-twentieth (1/20) of one RFAC Ordinary Share, outstanding immediately prior to the Merger Effective Time shall be exchanged for one-twentieth (1/20) of one PubCo Ordinary Share; and

■	if there are any RFAC Ordinary Shares that are owned by RFAC as treasury shares or any RFAC Ordinary Shares owned by any direct or indirect subsidiary of RFAC immediately prior to the Merger Effective Time, such RFAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

At the effective time of the Amalgamation (the “Amalgamation Effective Time”), by virtue of the Amalgamation and, except as expressly described in the Business Combination Agreement, without any action on the part of any Company Shareholder (as defined below):

■	Each ordinary share of the Company (“Company Share” and the holder thereof, a “Company Shareholder”) issued and outstanding immediately prior to the Amalgamation Effective Time shall automatically be cancelled (which cancellation shall be deemed not to be a reduction of share capital under the Singapore Companies Act) and each Company Shareholder shall receive, as consideration therefor, such number of newly issued PubCo Ordinary Shares equal to the quotient obtained by dividing (i) the quotient of $1,500,000,000 by $10.00 by (ii) the number of Company Shares outstanding immediately prior to the Amalgamation Effective Time (the “Exchange Ratio”); and

■	each share of Amalgamation Sub issued and outstanding immediately prior to the Amalgamation Effective Time shall be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement), such that PubCo becomes the holder of all Surviving Company Ordinary Shares.

Notwithstanding the foregoing, no fraction of a PubCo Ordinary Share will be issued in connection with the Business Combination; instead, any fractional entitlements (after aggregating all fractional PubCo Ordinary Shares that otherwise would be received by a holder) shall be rounded down to the nearest whole PubCo Ordinary Share.

Prior to the Merger Closing, PubCo shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of (i) issuing the Aggregate Merger Consideration to the RFAC Shareholders and the RFAC Rightsholders and (ii) issuing the Aggregate Amalgamation Consideration (as applicable) to the Company Shareholders. At or before the Amalgamation Closing, PubCo shall deposit with the Exchange Agent the number of PubCo Ordinary Shares comprising the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration.

It is anticipated that upon Closing (assuming no further redemption), (i) existing RFAC Public Shareholders will own approximately 4% of the issued and outstanding PubCo Ordinary Shares, (ii) the Company Shareholders will own approximately 94% of the outstanding PubCo Ordinary Shares, and (iii) the Sponsor and initial shareholders, through their ownership of RFAC Ordinary Shares on the date hereof will own approximately 2% of the issued and outstanding PubCo Ordinary Shares.

The RFAC Board has fixed the close of business on May 20, 2026, as the record date (the “Record Date”) for the determination of the shareholders entitled to notice of, and to vote at, the Extraordinary General Meeting or any postponement or adjournment thereof. Shareholders should carefully read the accompanying Notice of Extraordinary General Meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the Extraordinary General Meeting.

The RFAC Board has approved and adopted the Business Combination Agreement and the Proposals and recommends that the RFAC Shareholders vote “FOR” each of the Proposals presented at the Extraordinary General Meeting. When you consider the RFAC Board’s recommendation of these Proposals, you should keep in mind that the directors and officers of RFAC have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination Proposal - Interests of the Sponsor and RFAC’s Directors and Officers and RFAC’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to the RFAC Charter, RFAC Public Shareholders have redemption rights in connection with the Business Combination. RFAC Public Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their RFAC Ordinary Shares for cash. This means that RFAC Public Shareholders who hold RFAC Public Share on or before August 17, 2026 (two business days before the Extraordinary General Meeting) will be eligible to elect to have their RFAC Public Shares redeemed for cash in connection with the Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Extraordinary General Meeting.

By Order of the RFAC Board,

Sincerely,

/s/ Tse Meng Ng
Tse Meng Ng
Chief Executive Officer and Chairman
July 27, 2026

This proxy statement/prospectus is dated July 27, 2026 and is first being mailed to RFAC Shareholders on or about July 28, 2026.

THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS PROVIDES THE RFAC SHAREHOLDERS WITH DETAILED INFORMATION ABOUT THE BUSINESS COMBINATION AND OTHER MATTERS TO BE CONSIDERED AT THE EXTRAORDINARY GENERAL MEETING. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE ANNEXES AND OTHER DOCUMENTS REFERRED TO THEREIN, CAREFULLY AND IN THEIR ENTIRETY. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 60 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

RF Acquisition Corp II

111 Somerset, #05-07

Singapore 238164

Telephone No.: +65 6904 0766

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF RF ACQUISITION CORP II

TO BE HELD ON AUGUST 19, 2026

TO THE SHAREHOLDERS OF RF ACQUISITION CORP II:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of shareholders (the “Extraordinary General Meeting”) of RF Acquisition Corp II, a Cayman Islands exempted company (“RFAC”), will be held on August 19, 2026 at 9:00 a.m., Eastern Time, in person at the offices of Winston Taylor LLP located at 800 Capitol St., Suite 2400, Houston, Texas 77002 and via live audio webcast over the internet at https://www.cstproxy.com/rfacquisitioncorpii/2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned. You will be able to attend, vote your shares and submit questions during the Extraordinary General Meeting via a live webcast available at the website address above. At the Extraordinary General Meeting, RFAC Shareholders will be asked to consider and vote upon the following proposals (“Proposals”):

Proposal 1: The Business Combination Proposal - to consider and vote upon a proposal (a) to approve and adopt the Business Combination Agreement, dated as of October 2, 2025 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among RFAC, NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of PubCo, with company registration number 202542481D (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares, with company registration number 202116184H (the “Company”) and (b) to adopt and approve the transactions contemplated thereby, including, among other things, (i) the merger of RFAC with and into PubCo (the “Merger”) and (ii) the amalgamation of Amalgamation Sub and the Company (the “Amalgamation,” and together with the Merger, the “Transactions,” and together with the other transactions and ancillary agreements contemplated by the Business Combination Agreement, the “Business Combination”);

Proposal 2: The Merger Proposal - to consider and vote upon a proposal to approve, by special resolution, the merger by and between RFAC and PubCo, whereby RFAC will merge with and into PubCo with PubCo being the surviving entity (the “Merger Proposal”);

Proposal 3: The Advisory Governance Proposals - to consider and vote to approve, on a non-binding advisory basis, certain governance provisions in the amended and restated memorandum and articles of association of PubCo (the “PubCo Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex B, and these proposals are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as three (3) separate sub-proposals under “Governance Proposal A-C” (collectively, the “Advisory Governance Proposals”);

Proposal 4: The Nasdaq Proposal - to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination (the “Nasdaq Proposal”);

Proposal 5: The Incentive Plan Proposal - to consider and vote upon a proposal to approve the PubCo Equity Incentive Plan, in the form attached to the accompanying proxy statement/prospectus as Annex C (the “Incentive Plan Proposal”); and

Proposal 6: The Adjournment Proposal - to approve a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary.

Only holders of record of ordinary shares, par value $0.0001 per share, of RFAC (the “RFAC Ordinary Shares”) at the close of business on May 20, 2026 (the “Record Date”) are entitled to notice of the Extraordinary General Meeting and to vote at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting. You will be able to attend the Extraordinary General Meeting in person at the offices of Winston Taylor LLP located at 800 Capitol St., Suite 2400, Houston, Texas 77002 and virtually by visiting https://www.cstproxy.com/rfacquisitioncorpii/2026. RFAC recommends that you log in at least 15 minutes before the Extraordinary General Meeting to ensure you are logged in when the meeting starts.

Each of the Business Combination Proposal, the Merger Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal is cross conditioned on the approval of each other. The Business Combination Proposal is not conditioned on the separate approval of the Advisory Governance Proposals as the Advisory Governance Proposals are advisory votes and are not binding on RFAC, PubCo or their respective board of directors. Regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, PubCo Charter will take effect upon the closing of the Business Combination. The Adjournment Proposal is not conditioned upon the approval of any other Proposal set forth in the proxy statement/prospectus.

Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety. Unless waived in accordance with the Business Combination Agreement, the consummation of the Business Combination is also subject to customary closing conditions.

Pursuant to the RFAC Charter, RFAC is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, RFAC Ordinary Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the close of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less taxes payable) of the initial public offering. For illustrative purposes, based on funds in the Trust Account of approximately $53,350,961 on June 30, 2026, the estimated per share redemption price would have been approximately $11.08.

RFAC Public Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their RFAC Public Shares for cash. This means that RFAC Public Shareholders who hold RFAC Ordinary Shares on or before August 17, 2026 (two business days before the Extraordinary General Meeting) will be eligible to elect to have their RFAC Public Shares redeemed for cash in connection with the Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Extraordinary General Meeting. An RFAC Public Shareholder, together with any affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate shares in excess of 15% of the aggregate RFAC Ordinary Shares included in the RFAC Units sold in the initial public offering. Holders of our outstanding RFAC Public Rights and RFAC Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding RFAC Units must separate the underlying RFAC Ordinary Shares and RFAC Rights prior to exercising redemption rights with respect to the RFAC Ordinary Shares. The Sponsor and RFAC’s officers and directors have agreed to waive their redemption rights with respect to any RFAC Ordinary Shares they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Currently, the Sponsor owns 39.3% of the issued and outstanding RFAC Ordinary Shares. The Sponsor and RFAC’s directors and officers have agreed to vote any RFAC Ordinary Shares owned by them in favor of the Business Combination Proposal and all other Proposals presented in the accompanying proxy statement/prospectus.

The approval of the Business Combination Proposal requires the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. The RFAC Board has already approved the Business Combination Agreement and the Transactions and recommends that RFAC Shareholders vote “FOR” the Business Combination Proposal and other Proposals. The approval of all other Proposals (other than the Merger Proposal) presented in the accompanying proxy statement/prospectus require the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting.

As of June 30, 2026, there was $53,530,961 in the Trust Account. Each redemption of RFAC Ordinary Shares by RFAC Public Shareholders will decrease the amount in the Trust Account.

Your attention is directed to the accompanying proxy statement/prospectus (including the annexes thereto) for a more complete description of the proposed Business Combination and related Transactions and each of the Proposals. We encourage you to read the proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Sodali & Co., RFAC’s proxy solicitor, by calling (800) 662-5200, or by emailing RFAC.info@investor.sodali.com.

By Order of the RFAC Board,

/s/ Tse Meng Ng
Tse Meng Ng
Chief Executive Officer and Chairman

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by NYB Holdings Limited, a Cayman Islands exempted company limited by shares (“PubCo”), constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the PubCo Ordinary Shares (as defined herein) to be issued to shareholders of the Company (the “Company Shareholders”) and shareholders of RF Acquisition Corp II (the “RFAC Shareholders”), including as a result of the conversion of RFAC Public Rights (as defined herein) to RFAC Ordinary Shares (as defined herein), if the Business Combination (as defined herein) is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting at which RFAC Shareholders shall be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Business Combination Agreement and the Transactions, among other matters.

References to “U.S. Dollars” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to RFAC Shareholders, nor the issuance by PubCo of its PubCo Ordinary Shares in connection with the Business Combination will create any implication to the contrary. Information contained in this proxy statement/prospectus regarding RFAC has been provided by RFAC and information contained in this proxy statement/prospectus regarding PubCo and the Company (as defined herein) has been provided by PubCo and the Company. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning the Company’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by the Company’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, the Company obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, and similar sources. In some cases, the Company does not expressly refer to the sources from which this data is derived. In that regard, when the Company refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which the Company paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The Company name, logos and other trademarks and service marks of the Company appearing in this proxy statement/prospectus are the property of the Company. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the applicable ®, ™ or ℠ symbols, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You may request copies of this proxy statement/prospectus or other information concerning RFAC, without charge, by phone, or by written request directed to RFAC at:

RF Acquisition Corp II
111 Somerset, #05-07
Singapore 238164
Attn: Tse Meng Ng
Telephone No.: +65 6904 0766

You may also request information by contacting our proxy solicitor at:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: RFAC.info@investor.sodali.com

In order for you to receive timely delivery of the documents in advance of the Extraordinary General Meeting to be held on August 19, 2026, you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, or by August 12, 2026.

FREQUENTLY USED TERMS

“ACRA” means the Singapore Accounting and Corporate Regulator Authority.

“Acquisition Entities” means, collectively, PubCo and Amalgamation Sub, and each, individually, an “Acquisition Entity”.

“Adjournment Proposal” means the proposal to be considered at the Extraordinary General Meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by RFAC that more time is necessary or appropriate to approve one or more proposals at the extraordinary general meeting.

“Affiliates” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Amalgamation Consideration” means the total number of PubCo Ordinary Shares receivable by Company Shareholders pursuant to the Business Combination Agreement in connection with the Amalgamation.

“Aggregate Merger Consideration” means the total number of PubCo Ordinary Shares receivable by RFAC Shareholders pursuant to the Business Combination Agreement in connection with the Merger.

“Agreement” or “Business Combination Agreement” means the Business Combination Agreement among RFAC, the Company, PubCo and Amalgamation Sub, as amended or supplemented.

“Agreement End Date” means 270 days after the date that the Business Combination Agreement was entered into.

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, any of the following by a third party: (i) acquisition or purchase of any shares or equity of the Company or any Subsidiary, including any tender or exchange offer that would result in beneficial ownership of equity of the Company or any Subsidiary; (ii) merger, acquisition, amalgamation, consolidation, business combination, joint venture or similar transaction involving the Company or any Subsidiary with respect to businesses constituting 15% or more of net revenues, net income or assets; (iii) activities in preparation for or relating to an initial public offering; or (iv) liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization with respect to businesses constituting 15% or more of net revenues, net income or assets.

“Amalgamation” means the amalgamation of the Company and Amalgamation Sub under the Singapore Companies Act.

“Amalgamation Closing” means the Closing of the Amalgamation.

“Amalgamation Closing Date” means the date on which the Amalgamation Closing occurs.

“Amalgamation Documents” means the documents required to effect the Amalgamation under applicable Law.

“Amalgamation Effective Time” means the time at which the Amalgamation becomes effective under applicable Law.

“Amalgamation Objection” means an objection to the Amalgamation made by a party pursuant to applicable Law.

“Amalgamation Proposal” means the proposal to approve the Amalgamation as set forth in the proxy statement/prospectus and Business Combination Agreement.

“Amalgamation Sub” means NYB Pte Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of PubCo, with company registration number 202542481D.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Company Lock-Up Agreement, the Company Holder’s Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Employment Agreements, the NNN Agreements, and the Amended Purchaser Charter and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Business Combination” means the total of the Merger, Amalgamation, and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Merger and the Amalgamation.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” or “Nanyang” means Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares.

“Company Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA or any similar plan under non-U.S. laws, and any other plan, policy, program, practice or agreement providing compensation or benefits to current or former directors, officers, consultants or employees of the Company or its Subsidiaries, other than statutory plans required by applicable Law.

“Company Board” or “Nanyang Board” means the board of directors of the Company.

“Company Charter” means the Company’s Constitution, dated May 6, 2021.

“Company Holders’ Support Agreements” means the Company Holders’ Support Agreements, executed concurrently with the Business Combination Agreement, by and among the Company and certain Company Shareholders.

“Company Shares” means the ordinary shares of the Company and any other equity securities of any Subsidiary of the Company.

“Company Shareholders” means any holder of the Company’s Ordinary Shares.

“Company Shareholders’ Approval” means the special resolution of holders of at least 75% of the Company Ordinary Shares entitled to vote, approving the Business Combination Agreement, the Amalgamation and the transactions contemplated thereby, in accordance with the Company’s Governing Documents and applicable Law.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company.

“EBC” means EarlyBirdCapital, Inc.

“EBC Founder Shares” means the 200,000 RFAC Ordinary Shares sold to EBC on February 28, 2024.

“Founder Shares” means the Sponsor Founder Shares and EBC Founder Shares.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient obtained by dividing (i) the quotient of $1,500,000,000 by $10.00 by (ii) the number of Company Ordinary Shares outstanding immediately prior to the Amalgamation Effective Time.

“Extraordinary General Meeting” means the extraordinary general meeting of RFAC Shareholders.

“GAAP” or “U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“IASB” means the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards governing accounting rules and guidelines established by the IASB.

“Initial Public Offering” means RFAC’s initial public offering completed on May 21, 2024.

“IPO” means an initial underwritten public offering and sale of a RFAC’s equity securities, which occurred on May 21, 2024.

“JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merger of RFAC with and into PubCo pursuant to the Cayman Companies Act and the Business Combination Agreement.

“Merger Closing” means the closing of the transactions contemplated by the Business Combination Agreement with respect to the Merger.

“Merger Closing Date” means the day on which the Merger Closing occurs.

“Merger Effective Time” means the time at which the Merger becomes effective under applicable Law.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PCAOB Financial Statements” means financial statements prepared in accordance with PCAOB standards.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PubCo” means NYB Holdings Limited, a Cayman Islands exempted company.

“PubCo Board” means the board of directors of PubCo.

“PubCo Charter” means PubCo’s amended and restated memorandum and articles of association adopted in connection with the Transactions.

“PubCo Ordinary Shares” means the ordinary shares in the capital of PubCo, par value $0.0001 per share, as defined in PubCo’s Governing Documents as of the date hereof.

“Registration Rights Agreement” means the Registration Rights Agreement by and among PubCo, RFAC and certain Company Shareholders, to be entered into prior to Closing and to be effective as of the Closing.

“RFAC” means RF Acquisition Corp II, a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

“RFAC Board” means the board of directors of RFAC.

“RFAC Charter” means the Amended and Restated Memorandum and Articles of Association of RFAC (as amended and or restated from time to time).

“RFAC Initial Shareholders” means the Sponsor and other initial shareholders of RFAC Ordinary Shares.

“RFAC Ordinary Shares” means the ordinary shares of RFAC, par value $0.0001 per share, trading on Nasdaq under the symbol RFAI.

“RFAC Private Placement Units” means the RFAC Units sold to the Sponsor and EarlyBirdCapital, Inc. on May 21, 2024, and May 23, 2024, in connection with the Initial Public Offering.

“RFAC Public Rights” means the rights included as part of each RFAC Unit sold in the Initial Public Offering.

“RFAC Private Rights” means the rights included as part of each RFAC Private Placement Unit sold in a private placement.

“RFAC Public Shares” means the RFAC Ordinary Shares sold in the Initial Public Offering.

“RFAC Private Shares” means the RFAC Ordinary Shares included as part of each Private Placement Unit sold in a private placement.

“RFAC Public Shareholders” means the holders of the RFAC Public Shares.

“RFAC Rights” means the rights included as part of each RFAC Unit, entitling the holder to receive one-twentieth (1/20) of one RFAC Ordinary Share upon the consummation of RFAC’s initial business combination.

“RFAC Shareholders” means a holder of any RFAC Ordinary Shares.

“RFAC Unit” means units of RFAC, each unit comprising one RFAC Ordinary Share and one RFAC Right.

“Sponsor” means Alfa 24 Limited, a Cayman Islands limited liability company.

“Sponsor Founder Shares” means the 2,875,000 RFAC Ordinary Shares initially issued to Sponsor in February 2024.

“Sponsor Support and Lock-Up Agreement” means the Sponsor Support and Lock-Up Agreement, executed concurrently with the Business Combination Agreement by and among the Company, RFAC and Sponsor.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Surviving Company” means, with respect to the periods from and after the Merger Effective Time, the Company, the surviving corporation of the Merger.

“Surviving Company Ordinary Share” means an ordinary share of the Surviving Company

“Tax” or “Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Trading Market” means the national stock exchange on which the PubCo Ordinary Shares are listed for trading.

“Transactions” means, collectively, the Merger, the Amalgamation and each of the other transactions contemplated by the Business Combination Agreement and any of the other Transaction Documents.

“Transaction Documents” means, collectively, the Business Combination Agreement, the Sponsor Support Agreement, the Company Holders’ Support Agreements, the Registration Rights Agreement, and any other agreements, documents, certificates or filings made or entered into or delivered pursuant thereto.

“Trust Account” means the Trust Account of RFAC for the benefit of RFAC Public Shareholders.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of May 16, 2024, between RFAC and Trustee.

“Trustee” means the Continental Stock Transfer & Trust Company, as trustee pursuant to the Trust Agreement.

“Working Capital Loans” means the loans, if any, that may be provided to RFAC by the Sponsor, members of RFAC’s founding team or any of their Affiliates in order to finance RFAC’s transaction costs, expenses, and other obligations incurred in connection with the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of RFAC and the Company. These statements are based on the beliefs and assumptions of the management of RFAC and the Company. Although RFAC and the Company believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither RFAC nor the Company can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements appear in a number of places throughout this proxy statement/prospectus and include statements regarding RFAC’s and the Company’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which the Company operates as well as any information concerning possible or assumed future results of operations of PubCo after the consummation of the Business Combination.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that RFAC or the Company “believes”, and similar statements reflect, such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either RFAC or the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the Proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause RFAC’s actual results to differ include:

●	the Company’s ability to grow market share in its existing markets or any new markets it may enter;

●	the Company’s ability to execute its growth strategy, manage growth and maintain its corporate culture as it grows;

●	the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which the Company operates;

●	political instability in the jurisdictions in which the Company operates;

●	anticipated technology trends and developments and the Company’s ability to address those trends and developments with its products and offerings;

●	the ability to protect information technology systems and platforms against security breaches or otherwise protect confidential information or platform users’ personally identifiable information;

●	the risk that the Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the Business Combination;

●	man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect the Company’s business or assets;

●	the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

●	PubCo’s ability to raise financing in the future;

●	exchange rate fluctuations;

●	legal, regulatory and other proceedings;

●	changes in interest rates or rates of inflation;

●	tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where the Company operates;

●	the number and percentage of RFAC Shareholders voting against the Proposals at the Extraordinary General Meeting and/or seeking redemption;

●	RFAC’s and the Company’s ability to successfully secure financing;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

●	PubCo’s ability to initially list, and once listed, maintain the listing of its securities on either Nasdaq or the NYSE following the Business Combination; and

●	other factors detailed under the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF RFAC

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Extraordinary General Meeting. The following questions and answers do not include all the information that is important to RFAC Shareholders. We urge the RFAC Shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:	RFAC Shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and certain related Proposals. You are receiving this proxy statement/prospectus because you hold RFAC Ordinary Shares as of the Record Date for the Extraordinary General Meeting.

RFAC, PubCo, the Company, and Amalgamation Sub have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Pursuant to the terms of the Business Combination Agreement, among other things: (i) RFAC will merge with and into PubCo, pursuant to and in accordance with Part 16 of the Cayman Companies Act, with PubCo being the surviving company in the Merger; and (ii) Amalgamation Sub and the Company will amalgamate, in accordance with Section 215A of the Singapore Companies Act, and continue as one company, with the Company being the surviving entity and wholly-owned subsidiary of PubCo.

The RFAC Units, the RFAC Public Shares, and the RFAC Public Rights are publicly traded on the Nasdaq Stock Market LLC under the symbols “RFAIU,” “RFAI,” and “RFAIR,” respectively. PubCo has applied for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on Nasdaq or the NYSE under the proposed trading symbol “NYB.” Each RFAC Unit consists of one RFAC Ordinary Share and one RFAC Right. Upon consummation of the Business Combination, any RFAC Units then outstanding will automatically separate into its constituent RFAC Ordinary Shares and RFAC Rights. Accordingly, PubCo will not have units outstanding following consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting, along with important information about PubCo and the business of PubCo and its subsidiaries following consummation of the Business Combination. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:	What Proposals are RFAC Shareholders being asked to vote upon?

A:	At the Extraordinary General Meeting, RFAC is asking holders of RFAC Ordinary Shares to consider and vote upon the following Proposals:

1.	The Business Combination Proposal - to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Transactions. See the section entitled “The Business Combination Proposal.”

2.

The Merger Proposal - to consider and vote upon a proposal to approve, by special resolution, the merger by and between RFAC and PubCo, whereby RFAC will merge with and into PubCo with PubCo being the surviving entity (the “Merger Proposal”). See the section entitled “The Merger Proposal.”

3.	The Advisory Governance Proposals - to consider and vote upon to approve, on a non-binding advisory basis, certain governance provisions in the PubCo Charter. See the section entitled “The Advisory Governance Proposals.”

4.	The Nasdaq Proposal - to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination. See the section entitled “The Nasdaq Proposal.”

5.	The Incentive Plan Proposal - to consider and vote upon a proposal to approve the PubCo Equity Incentive Plan, in the form attached to the accompanying proxy statement/prospectus as Annex C. See the section entitled “The Incentive Plan Proposal.”

6.	The Adjournment Proposal - to consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the Proposals. See the section entitled “The Adjournment Proposal.”

RFAC shall hold the Extraordinary General Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders should read it carefully.

The vote of shareholders is important. RFAC Shareholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	What equity stake will holders of RFAC Public Shares, holders of Company Shares and the Sponsor hold in PubCo upon completion of the Business Combination?

A:	It is anticipated that upon consummation of the Business Combination, PubCo will become a new public company, and the former holders of securities of RFAC and the Company and the Sponsor shall all become security holders of PubCo.

At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of RFAC Ordinary Shares:

●	Each RFAC Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued PubCo Ordinary Share;

●	each RFAC Right outstanding immediately prior to the Merger Effective Time shall cease to be a right with respect to RFAC Ordinary Shares and shall be exchanged for one-twentieth (1/20th) of a PubCo Ordinary Share. Any fractional shares will be rounded down to the nearest whole share; and

●	Notwithstanding the above, if there are any RFAC Ordinary Shares that are owned by RFAC as treasury shares or any RFAC Ordinary Shares owned by any direct or indirect subsidiary of RFAC immediately prior to the Merger Effective Time, such RFAC Ordinary Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

At the Amalgamation Effective Time, by virtue of the Amalgamation and, except as expressly described below, without any action on the part of any Company Shareholder:

●	Each Company Ordinary Share issued and outstanding immediately prior to the Amalgamation Effective Time shall be automatically cancelled and each Company Shareholder shall receive, as consideration for such Company Share such number of newly issued PubCo Ordinary Shares equal to the Exchange Ratio; and

●	each share of Amalgamation Sub issued and outstanding as of immediately prior to the Amalgamation Effective Time shall be automatically converted pursuant to the Amalgamation into one (1) Surviving Company Ordinary Share and, accordingly, PubCo shall become, pursuant to the Amalgamation and the cancellation of the Company Ordinary Shares, the holder of all Amalgamation Surviving Company Ordinary Shares.

We anticipate that, upon the Closing, and as further discussed below, the Sponsor, RFAC’s directors, officers and other initial shareholders and their Affiliates will own 3,282,695 PubCo Ordinary Shares, which would be valued at approximately $36.21 million, based on the closing price of RFAC Ordinary Shares of $11.03 per share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

The following table sets forth varying pro forma voting power and implied ownership levels in PubCo immediately following the completion of the Business Combination assuming no redemptions, 50% redemptions, and maximum redemptions. The ownership percentages reflected in the table are based upon the number of Company Shares and RFAC Ordinary Shares issued and outstanding as of June 30, 2026, and are subject to the following additional assumptions:

	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	PubCo Shares	Ownership %	PubCo Shares	Ownership %	PubCo Shares	Ownership %
RFAC Public Shareholders	5,406,265	4%	2,990,633	2%	575,000	1%
Sponsor and Affiliates	3,282,695	2%	3,282,695	2%	3,282,695	2%
EBC	251,680	0%	251,680	0%	251,680	0%
Company Shareholders	150,000,000	94%	150,000,000	96%	150,000,000	97%
Fully diluted PubCo Ordinary Shares	158,940,640	100%	156,525,008	100%	154,109,375	100%

For purposes of the table above:

No Further Redemptions: This scenario assumes that no RFAC Public Shareholders exercise redemption rights in connection with the approval of the Business Combination with respect to their RFAC Public Shares.

50% Redemptions: This scenario assumes that RFAC Public Shareholders exercise redemption rights with respect to 2,415,633 RFAC Public Shares, which amount is approximately 50% of the 4,831,265 RFAC Public Shares of the RFAC Public Shareholders who can redeem their shares under the maximum redemption scenario, at a price of approximately $11.03 per share.

Maximum Redemptions - This scenario assumes that RFAC Public Shareholders exercise redemption rights with respect to 4,831,265 RFAC Public Shares in connection with the approval of the Business Combination, at a price of approximately $11.03 per share.

If any of these assumptions are not correct, these percentages will be different.

The following table illustrates the potential impact of redemptions on the per share value at IPO of the shares owned by non-redeeming RFAC Public Shareholders:

	Redemption Level
	Assuming Maximum Redemptions(3)	Assuming 50% Maximum Redemptions(2)	Assuming No Further Redemptions
Implied value per public share - Pre-Closing	$83,437,650	$59,281,330	$35,125,000
Implied value per PubCo Ordinary Share - Post Closing(1)	$89,406,400	$65,250,080	$41,093,750

(1)	Represents the issuance of PubCo 575,000 shares post closing issuable to RFAC Public Rights holders, 19,414 shares post closing issuable to RFAC Private Rights holders and 2,461 shares post closing issuable to EBC for RFAC Private Rights held.
(2)	50% Redemptions: This scenario assumes that RFAC Public Shareholders exercise redemption rights with respect to 2,415,632 RFAC Public Shares, which amount is approximately 50% of the 4,831,265 RFAC Public Shares of the RFAC Public Shareholders who can redeem their shares under the maximum redemption scenario, at a price of approximately $11.03 per share.
(3)	Maximum Redemptions - This scenario assumes that RFAC Public Shareholders exercise redemption rights with respect to 4,831,265 RFAC Public Shares in connection with the approval of the Business Combination, at a price of approximately $11.03 per share.

Q:	What conditions must be satisfied to complete the Business Combination?

A:	The obligations of RFAC, PubCo, Amalgamation Sub and the Company to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

●	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Merger Closing or the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Merger Closing or the Amalgamation Closing other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over any of the parties hereto with respect to the Transactions;

●	the RFAC Shareholder Approval shall have been obtained;

●	the Company Shareholder Approval shall have been obtained;

●	the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

●	PubCo’s initial listing application with the Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Amalgamation Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of the Nasdaq or NYSE and PubCo shall not have received any written notice of non-compliance therewith;

●	PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq or NYSE, subject to official notice of issuance; and

●	no Amalgamation objection shall have been raised, or any such Amalgamation objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Business Combination Proposal).

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal - The Business Combination Agreement.”

Q:	What is the anticipated liquidity position of PubCo following the Business Combination?

A:	The following table summarizes the anticipated sources and uses of funds by PubCo in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

The following table summarizes the sources and uses for funding the Transactions. The tables below reflect the “No Redemptions,” “50% Redemptions,” and “100% Redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — Q. What equity stake will holders of RFAC Public Shares, holders of Company Shares and the Sponsor hold in PubCo upon completion of the Business Combination?”

Sources (in millions)	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Max Redemptions
Cash in the Trust Account (as of March 31, 2026)	53.53	26.77	-
Total Sources	53.53	26.77	-

Uses (in millions)
Redemptions	-		-		-
Transaction expenses	7.93		7.93		1.40
Deferred Underwriting Commissions	4.03		4.03		-
Debt/Notes(4)	0.32		0.32		-
Cash to Balance Sheet	41.25	(1)	14.49	(2)	-	(3)
Total Uses	53.53		26.77		-

(1)	Assuming no redemptions, PubCo intends to allocate $15 million to start Phase 1 of a clinical trial with two or more research institutions and $15 million to increase the natural compound library of our AI Library, in an attempt to build one of the world’s largest natural compound libraries and further enhance our AI engine. The remaining cash will be used to cover operating expenses.
(2)	Assuming 50% redemptions, PubCo intends to allocate $15 million to the start of Phase 1 of a clinical trial with two or more research institutions. The remaining cash will be used to cover operating expenses.
(3)	Assuming 100% redemptions, PubCo will not receive sufficient funds for development of the Company’s product candidate(s) and will need to raise additional funds for growth and development.
(4)	Assumes the full payment of any debt or notes owed to RFAC at the closing of the Business Combination.

Q:	Why is RFAC providing shareholders with the opportunity to vote on the Business Combination?

A:	Under the RFAC Charter, holders of RFAC Public Shares must have the opportunity to have their RFAC Public Shares redeemed upon the consummation of an initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, RFAC has elected to provide its shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, RFAC is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their public shares in connection with the Closing.

Q:	How many votes do I have at the Extraordinary General Meeting?

A:	RFAC Shareholders are entitled to one vote at the Extraordinary General Meeting for each RFAC Ordinary Share held of record as of May 20, 2026, the Record Date for the Extraordinary General Meeting. As of the close of business on the Record Date, there were 8,343,765 RFAC Ordinary Shares issued and outstanding.

Q:	What vote is required to approve the Proposals presented at the Extraordinary General Meeting?

A:	The approval of the Business Combination Proposal requires the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. Accordingly, a RFAC Shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary General Meeting or an abstention will have no effect on the outcome of the Business Combination Proposal. Broker non-votes will not be counted as present for the purpose of establishing a quorum and will have no effect on the Business Combination Proposal.

The approval of all other Proposals (other than the Merger Proposal) presented in this proxy statement/prospectus require the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. Accordingly, an RFAC Shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary General Meeting or an abstention will have no effect on the outcome of such Proposals. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on such Proposals.

The Sponsor and our directors and officers have agreed to vote their shares in favor of the Business Combination Proposal and all other Proposals presented in this proxy statement/prospectus. As a result, we would need 659,384 RFAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved, as the founder shares held by the Sponsor represent approximately an aggregate of 39.1% of the RFAC Ordinary Shares.

Q:	What constitutes a quorum at the Extraordinary General Meeting?

A:	Holders of a majority of RFAC Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting constitute a quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Extraordinary General Meeting. As of the Record Date, 4,171,884 RFAC Ordinary Shares would be required to achieve a quorum.

Q:	How will the Sponsor and RFAC’s directors and officers vote?

A:	The Sponsor and RFAC’s officers and directors have agreed to vote any RFAC Ordinary Shares held by them in favor of the Business Combination. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if the Sponsor and RFAC’s officers and directors had agreed to vote their RFAC Ordinary Shares in accordance with the majority of the votes cast by RFAC Public Shareholders.

As a result, we would need 659,384 of the 4,831,265 RFAC Public Shares to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:	What interests do the Sponsor and RFAC’s current officers and directors have in the Business Combination?

A:	When considering the RFAC Board’s recommendation to vote in favor of approving the Business Combination Proposal, the Merger Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal and, if presented, the Adjournment Proposal, RFAC Shareholders should keep in mind that the Sponsor and RFAC’s directors and executive officers, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of the RFAC Shareholders. The RFAC Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

●	The Sponsor, RFAC’s officers and directors, or any of their respective Affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RFAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RFAC’s behalf. If RFAC is unable to consummate a business combination, these expenses will likely not be reimbursed. There are $391,205 out-of-pocket expenses due to be reimbursed as of June 30, 2026.

●	The aggregate dollar amount of non-reimbursable funds the Sponsor and its Affiliates have at risk that depends on the completion of a business combination is $3,907,810 comprised of (a) $25,000 representing the aggregate purchase price paid for the RFAC Founder Shares and (b) $3,882,810 representing the aggregate purchase price paid for the private placement units.

●	If RFAC does not complete an initial business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), the proceeds from the sale of the private placement units of $4,375,000, which includes the Sponsor’s private placement units and EBC’s private placement units, will be included in the liquidating distribution to RFAC Public Shareholders and the private placement units will expire worthless.

●	The Sponsor and EBC have agreed that their founder shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

●	The fact that the Sponsor, RFAC’s directors, officers and their Affiliates own an aggregate of 3,263,281 RFAC Ordinary Shares (excluding shares underlying the private rights) as of the date hereof, representing 39.1% of the voting power of the RFAC Ordinary Shares, and such holders are required by the Letter Agreement and Sponsor Support Agreement to vote those shares in favor of the Business Combination.

●	The 2,875,000 PubCo Ordinary Shares into which the 2,875,000 Founder Shares will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $31.71 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 388,281 PubCo Ordinary Shares into which the 388,281 RFAC Private Shares underlying the private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $4.28 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 19,414 PubCo Ordinary Shares (after giving effect to the no-fractional-shares provision) into which the 388,281 RFAC Private Rights underlying such private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $0.21 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	As a result of the low initial purchase price (consisting of $25,000 for the 2,875,000 Founder Shares, or approximately $0.009 per share, and $3,882,810 for the private placement units), the Sponsor, its Affiliates and RFAC’s management team and advisors and Affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the RFAC Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the RFAC officers and directors, and their respective Affiliates may have more of an economic incentive for RFAC to, rather than liquidate if RFAC fails to complete the initial business combination by August 15, 2026, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their RFAC Ordinary Shares.

●	The fact that the Sponsor and EBC have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

●	The fact that upon completion of the Business Combination, a business combination marketing fee of $4.03 million will be payable to EBC.

●	The Sponsor has agreed that it will be liable to RFAC if and to the extent any claims by a third party for services rendered or products sold to RFAC, or by a prospective target business with which RFAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

●	The fact that RFAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

●	The exercise of RFAC’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

●	RFAC’s officers, advisors, and directors are not required to, and will not, commit their full time to RFAC’s affairs. RFAC’s Amended and Restated Memorandum and Articles of Association provides that the directors and officers of RFAC shall have no duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RFAC. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, RFAC renounces any interest or expectancy of RFAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of RFAC, on the one hand, and RFAC, on the other, unless such opportunity is expressly offered to such director or officer of RFAC solely in their capacity as an officer or director of RFAC and the opportunity is one RFAC is permitted to complete on a reasonable basis.

Q:	Did the RFAC Board obtain a fairness opinion in determining whether or not to proceed with the Business Combination?

A:	No. The RFAC Board did not obtain a fairness opinion in connection with its determination to approve the Business Combination. However, RFAC’s management, the RFAC Board and the other representatives of RFAC have substantial experience in evaluating the operating and financial merits of companies similar to the Company and reviewed certain financial information of the Company and other relevant financial information selected based on the experience and the professional judgment of RFAC’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the RFAC Board in valuing the Company’s business and assume the risk that the RFAC Board may not have properly valued such business.

Q:	Did the RFAC Board obtain a third-party valuation in determining whether or not to proceed with the Business Combination? If so, what was the valuation ascribed to Nanyang Biologics Pte. Ltd.?

A:	Yes, the RFAC Board obtained a third-party valuation prepared by TC3 Advisory LLC, an independent valuation firm engaged by Nanyang Biologics Pte. Ltd., in determining to proceed with the Business Combination. The valuation report ascribed to Nanyang Biologics Pte. Ltd. a value in the range of $1.5 billion to $2.2 billion U.S. dollars.

Q:	What factors did the RFAC Board consider in determining whether or not to proceed with the Business Combination?

A:	The RFAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Transactions contemplated thereby, including, but not limited to:

●	Market position and growth potential — The Company’s Vecura™ AI platform, powered by the proprietary DTIGN, strategic collaborations with NVIDIA, Hewlett Packard Enterprise, and Equinix, and its focus on oncology, metabolic health, inflammation, and nutraceuticals from Asia’s biodiversity positioned it to capture share in high-unmet-need markets like the $8.3 billion DDR therapy sector (DNA Repair Drugs - Global Strategic Business Report. Research and Markets, 2025, https://www.researchandmarkets.com/reports/6071261/dna-repair-drugs-global-strategic-business);

●	Financial strength and scalability — NYB’s proprietary DTIGN platform, which outperformed competitors by 27% in 2024 benchmarking, along with its preclinical pipeline (led by NB-A002 targeting undruggable ILF2 in HRD cancers) and receipt of a clinical trial invitation from a top university, demonstrated scalability and path to growth. In a 2024 study by Y. Yin, H. Y. I. Lam, Y. Mu, H.-Y. Li, and A. W.-K. Kong, DTIGN demonstrated 27% outperformance in the 2024 benchmark as demonstrated quantitatively across three complementary evaluation metrics used consistently for all models: Pearson correlation coefficient (r), root mean square error (RMSE), and Kendall Tau b (τᴮ) ranking correlation. Compared against nine state of the art ligand based deep learning models, DTIGN achieved, on average across all benchmark datasets, a 32% increase in Pearson r (stronger linear agreement between predicted and true bioactivity values), a 5.5% reduction in RMSE (lower absolute prediction error), and a 43% improvement in Kendall Tau b (significantly better ranking of compounds by bioactivity). The reported 27.03% overall improvement is the average of DTIGN’s relative gains across these three metrics, reflecting not just better numerical accuracy but materially superior compound prioritization performance, which is critical in drug discovery settings (Y. Yin, H. Y. I. Lam, Y. Mu, H.-Y. Li, and A. W.-K. Kong, “Advancing bioactivity prediction through molecular docking and self-attention,” IEEE Journal of Biomedical and Health Informatics, vol. 28, no. 12, pp. 7599-7610, Dec. 2024, doi: 10.1109/JBHI.2024.3448455). As of September 30, 2025, Nanyang had approximately $888,657 in cash and cash equivalents. The RFAC Board considered Nanyang’s cash position in the context of its overall financial profile and determined that Nanyang demonstrated financial strength based on its cash and cash equivalents on hand, its ability to raise capital to fund its operations, research and conduct clinical trials;

●	Cultural and operational fit — NYB’s mission to converge AI, nature-derived compounds, and traditional medicine with NTU collaboration aligned with RFAC’s innovation focus, supported by its emphasis on quality, safety, and global partnerships;

●	Diversification potential — NYB’s pipeline spanning oncology (NB-A002), cardiovascular, mental health, therapeutics (NYB Therapeutics), and nutraceuticals (NYB Nutraceuticals) offered revenue diversification beyond single modalities or markets; and

●	Intellectual property and technology base — NYB’s patented Vecura and DTIGN platforms, AI-curated natural compound library, and expansion into biologics provided defensible IP to enhance competitive edges and offerings.

The RFAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to:

●	the Company’s overall financial health risk and the ability to operate as a going concern;

●	risks related to Company directors and shareholders;

●	any potential reputational risk stemming from the Business Combination;

●	risks related to integrating Company operations after the Business Combination;

●	risks relating to litigation, including shareholders’ lawsuits alleging breach of fiduciary duty by the RFAC Board; and

●	risks relating to due diligence including the possibility of the Company failing to provide full disclosures.

See the sections titled “The Business Combination Proposal - The RFAC Board’s Reasons for the Approval of the Business Combination.”

Q:	What happens if I sell my RFAC Ordinary Shares before the Extraordinary General Meeting?

A:	The Record Date is earlier than the date of the Extraordinary General Meeting. If you transfer your RFAC Ordinary Shares after the Record Date, but before the date of the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your RFAC Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Extraordinary General Meeting.

Q:	What happens if the Business Combination Proposal is not approved?

A:	Pursuant to the RFAC Charter, if the Business Combination Proposal is not approved and RFAC does not otherwise consummate an alternative business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), RFAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public shareholders, subject to payment of RFAC’s tax obligations and up to $100,000 of dissolution expenses.

Q:	Do I have redemption rights?

A:	Pursuant to the RFAC Charter, holders of RFAC Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the RFAC Charter. As of June 30, 2026, based on funds in the Trust Account of $53,530,961, this would have amounted to $11.08 per share. If a holder exercises its redemption rights, then such holder will be exchanging its RFAC Public Shares for cash. Such a holder will be entitled to receive cash for its RFAC Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to RFAC’s transfer agent prior to the Extraordinary General Meeting. See the section titled “Extraordinary General Meeting of RFAC Shareholders - Redemption Rights” for the procedures to be followed if you wish to redeem your RFAC Public Shares for cash. In connection with the IPO, EBC, the Sponsor and RFAC’s officers and directors agreed to waive any redemption rights with respect to any RFAC Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor, EBC, and RFAC’s officers and directors did not receive separate consideration for the waiver.

Holders of our outstanding RFAC Rights and RFAC Units do not have redemption rights with respect to such securities. Holders of outstanding RFAC Units must separate the underlying RFAC Ordinary Shares and RFAC Rights prior to exercising redemption rights with respect to the RFAC Ordinary Shares.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST,” or abstain from voting on the Business Combination Proposal or any other Proposal. As a result, the Business Combination Agreement and the Transactions can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash, and the potential inability to meet the listing standards of the trading market.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time, on August 17, 2026 (two (2) business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your RFAC Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Email: spacredemptions@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to RFAC Ordinary Shares. A holder of the RFAC Public Shares, together with any Affiliates any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from redeeming in the aggregate shares in excess of 15% of the aggregate RFAC Public Shares, which we refer to as the “15% threshold.” Accordingly, all RFAC Public Shares in excess of the 15% threshold beneficially owned by a RFAC Public Shareholder or group will not be redeemed for cash. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is RFAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, RFAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with RFAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to RFAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that RFAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting RFAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights with respect to your RFAC Ordinary Shares depends on your particular circumstances. Please see the section entitled “Material Tax Considerations - U.S. Federal Income Tax Considerations - Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of RFAC Ordinary Share” for additional information.

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	If I am a RFAC Public Right holder, can I exercise redemption rights with respect to my RFAC Public Rights?

A:	No. The holders of RFAC Public Rights have no redemption rights with respect to such RFAC Public Rights.

Q:	If I am a holder of RFAC Units, can I exercise redemption rights with respect to my RFAC Units?

A:	No. Holders of outstanding RFAC Units must separate the underlying RFAC Public Shares and RFAC Public Rights prior to exercising redemption rights with respect to the RFAC Public Shares.

If you hold RFAC Units registered in your own name, you must deliver the certificate for such RFAC Units to Continental Stock Transfer & Trust Company, RFAC’s transfer agent, with written instructions to separate such RFAC Units into RFAC Public Shares and RFAC Public Rights. This must be completed far enough in advance to permit the mailing of the RFAC Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the RFAC Public Shares from the RFAC Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your RFAC Units, you must instruct such nominee to separate your RFAC Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, RFAC’s transfer agent. Such written instructions must include the number of RFAC Units to be split and the nominee holding such RFAC Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant RFAC Units and a deposit of an equal number of RFAC Public Shares and RFAC Public Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the RFAC Public Shares from the RFAC Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your RFAC Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to:

●	pay RFAC Public Shareholders who properly exercise their redemption rights;

●	pay certain other fees, costs, and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by RFAC or the Company in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

●	repay any loans owed by RFAC to the Sponsor for any transaction related expenses or other administrative expenses incurred by RFAC; and

●	provide for general corporate purposes of PubCo including, but not limited to, working capital for operations of the Company.

Q:	What happens if the Business Combination is not consummated?

A:	There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal - The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, RFAC is unable to complete the Business Combination or another initial business combination transaction by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), the RFAC Charter provides that RFAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the RFAC Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding RFAC Public Shares, which redemption will completely extinguish rights of the public shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining shareholders and the RFAC Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Cayman law to provide for claims of creditors and other requirements of applicable law.

RFAC expects that the amount of any distribution its public shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject to applicable law. Holders of EBC Founder Shares and Sponsor Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding RFAC Public Rights. Accordingly, the RFAC Public Rights will expire worthless.

Q:	What are the U.S. federal income tax consequences to me of the Business Combination?

As described more fully under the section entitled “Material Tax Considerations - U.S. Federal Income Tax Considerations - Material U.S. Federal Income Tax Consequences of the Business Combination” below, the parties to the Business Combination Agreement intend that the exchange by U.S. holders of their RFAC Ordinary Shares for PubCo Ordinary Shares pursuant to the merger of RFAC with PubCo (the “Merger”) qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder. However, the treatment of the Merger as a reorganization under Section 368(a) of the Code is subject to significant factual and legal uncertainties as there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as RFAC) and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Subject to the qualifications, assumptions and limitations set forth under the section entitled “Material Tax Considerations - U.S. Federal Income Tax Considerations - Material U.S. Federal Income Tax Consequences of the Business Combination,”, and in the U.S. federal income tax opinion filed as Exhibit 8.1, and based on customary tax representations obtained from certain parties to the Merger Agreement, it is the opinion of Winston Taylor LLP, counsel to RFAC, that the Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Notwithstanding the foregoing, if RFAC is classified as a “passive foreign investment company” or “PFIC” within the meaning of Section 1297 of the Code, a U.S. Holder of RFAC Ordinary Shares may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its RFAC Ordinary Shares for PubCo Ordinary Shares pursuant to the Merger under the PFIC rules of the Code equal to the excess, if any, of the fair market value of the PubCo Ordinary Shares received in the Merger over the U.S. Holder’s adjusted tax basis in the corresponding RFAC Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income, and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Merger, including the availability of, and tax consequences arising from, making certain elections to avoid such gain recognition, see the discussion in the section entitled “Material U.S. Federal Income Tax Considerations - U.S. Holders - PFIC Considerations.”

No statutory, administrative or judicial authority directly addresses the treatment of instruments similar to the RFAC Rights for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. While we believe that a U.S. holder of RFAC Rights should not be required to recognize gain or loss upon the receipt of RFAC Ordinary Shares pursuant to the conversion of the RFAC Rights, no assurance can be given that the IRS or a court will agree with this treatment.

For a more complete discussion of the U.S. federal income tax considerations of the Business Combination, see “Material Tax Considerations - U.S. Federal Income Tax Considerations - Material U.S. Federal Income Tax Consequences of the Business Combination” and “Risk Factors - Risks Related to U.S. Federal Income Taxation.”

Q:	When and where is the Extraordinary General Meeting?

A:	The Extraordinary General Meeting will be held at 9:00 a.m., Eastern Time, on August 19, 2026 in person at the offices of Winston Taylor LLP located at 800 Capitol St., Suite 2400, Houston, Texas 77002 and as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares, and submit questions during the Extraordinary General Meeting in person and via a live webcast available at https://www.cstproxy.com/rfacquisitioncorpii/2026.

Q:	What is the Extension Meeting and how does it relate to the Business Combination?
A:	RFAC’s charter currently requires RFAC to consummate a Business Combination by August 15, 2026, which is before the date scheduled for the Extraordinary General Meeting to vote on the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. To bridge this gap, RFAC is holding a separate extraordinary general meeting (the “Extension Meeting”) to seek shareholder approval of a further extension of the deadline by which RFAC must consummate a Business Combination, so that RFAC remains able to hold the Extraordinary General Meeting on August 19, 2026 and consummate the Business Combination. The record date for the Extension Meeting is June 25, 2026, and RFAC filed a preliminary proxy statement relating to the Extension Meeting with the SEC on July 21, 2026 using that record date. RFAC expects to file a definitive proxy statement relating to the Extension Meeting on or about July 31, 2026, and to complete mailing of such materials to shareholders holding RFAC Ordinary Shares by August 6, 2026. RFAC currently expects to hold the Extension Meeting on August 12, 2026.

Q:	How can I attend the Extraordinary General Meeting virtually?

A:	RFAC is pleased to conduct the Extraordinary General Meeting virtually via the internet through a live webcast and online shareholder tools. RFAC is offering RFAC Shareholders the ability to attend the Extraordinary General Meeting virtually to provide ready access and cost savings for both RFAC and its shareholders. RFAC believes a virtual format facilitates shareholder attendance and participation by leveraging technology to allow RFAC to communicate more effectively and efficiently with its shareholders. This format empowers RFAC Shareholders around the world to participate at no cost. RFAC will use the virtual format to enhance shareholder access and participation and protect shareholder rights.

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and rights holder of RFAC. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares of RFAC through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you are a holder of record of RFAC Ordinary Shares on May 20, 2026 the Record Date, you may vote with respect to the Proposals set forth in this proxy statement/prospectus at the Extraordinary General Meeting via the virtual meeting platform, or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:	At the Extraordinary General Meeting, an RFAC Shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary General Meeting or an abstention will have no effect on the outcome of the Proposals, assuming that a quorum is present. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on the Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by RFAC without an indication of how the shareholder intends to vote on a Proposal will be voted “FOR” each Proposal presented to the shareholders at the Extraordinary General Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Extraordinary General Meeting.

Q:	If I am not going to attend the Extraordinary General Meeting, should I return my proxy card instead?

A:	Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. RFAC believes the Proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide to ensure that your vote is counted.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders may send a later-dated, signed proxy card to RFAC’s secretary at the address set forth below so that it is received by RFAC’s secretary prior to the Extraordinary General Meeting or attend the Extraordinary General Meeting and vote via the virtual meeting platform. Shareholders also may revoke their proxy by sending a notice of revocation to RFAC’s secretary, which must be received by RFAC’s secretary prior to the Extraordinary General Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	RFAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. RFAC has engaged Sodali & Co. (“Sodali”) to assist in the solicitation of proxies for the Extraordinary General Meeting. RFAC has agreed to pay a fee of $15,000 plus disbursements. RFAC will reimburse Sodali for reasonable out-of-pocket expenses and will indemnify Sodali and its Affiliates against certain claims, liabilities, losses, damages, and expenses. RFAC will also reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of RFAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the RFAC Ordinary Shares and in obtaining voting instructions from those owners. RFAC’s directors, officers, and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet, or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

RF Acquisition Corp II
111 Somerset, #05-07
Singapore 238164
Attn: Tse Meng Ng
Telephone No.: +65 6904 0766

You may also contact our proxy solicitor at:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: RFAC.info@investor.sodali.com

To obtain timely delivery, RFAC Shareholders must request the materials no later than August 12, 2026.

You may also obtain additional information about RFAC from documents filed with the SEC, free of charge, by visiting their website at www.sec.gov or by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your RFAC Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to RFAC’s transfer agent prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers for Shareholders of RFAC,” summarizes certain information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Extraordinary General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes and accompanying financial statements of RFAC and the Company. See also the section titled “Where You Can Find More Information.”

The Parties to the Business Combination

RF Acquisition Corp II

RFAC is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. RFAC Ordinary Shares, RFAC Units, and RFAC Public Rights are currently listed on Nasdaq under the symbols “RFAI,” “RFAIU,” and “RFAIR,” respectively.

The mailing address of RFAC’s principal executive offices is 111 Somerset, #05-07, Singapore 238164, and its phone number is +65-6904-0766.

For more information about RFAC, see the sections entitled “RFAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information Related to RFAC.”

Sponsor

Alfa 24 Limited, a Cayman Islands limited liability company, is the sponsor of RFAC and currently, together with our officers and directors, owns approximately 39.3% of the issued and outstanding shares of RFAC Ordinary Shares. The Sponsor’s sole member and manager is Tse Meng Ng. Tse Meng Ng has additional SPAC experience as he was the Chief Executive Officer and Chairman of RF Acquisition Corp, which was a special purpose acquisition company that consummated its business combination with GCL Global Holdings Ltd. on February 13, 2025. Additionally, Tse Meng Ng is currently the Chief Executive Officer and Chairman of RF Acquisition Corp III, a special purpose acquisition company in the process of consummating its initial public offering.

The Sponsor has no direct material and active role in managing the day-to-day activities of RFAC. RFAC is managed by its Chief Executive Officer, Tse Meng Ng, and Chief Financial Officer, Chee Soon Tham. While Tse Meng Ng is the manager of the Sponsor and Chief Executive Officer of RFAC, the two roles are separate. Since the consummation of RFAC’s initial public offering, the Sponsor has provided financial assistance in the form of promissory notes to RFAC for working capital purposes.

The Sponsor will not receive any compensation in connection with the Business Combination. The Sponsor previously purchased (i) an aggregate of 2,875,000 founder shares in exchange for a capital contribution of $25,000 ($0.009 per share), and (ii) 388,281 private placement units in exchange for a capital contribution of $3,882,810. Since the Sponsor initially only paid $25,000 for the founders shares, which it will retain at the closing of the Business Combination, as compared to the $10.00 per share price paid by the public shareholders in the initial public offering of RFAC, the Sponsor will still be able to make a positive rate of return even if the market price of the RFAC Ordinary Shares decreases after the Closing. Public shareholders who purchased shares in the initial public offer will only make a positive rate of return if the trading price exceeds $10.00 per share. Because the founder shares have already been issued, the founder shares will not cause a material dilution to the equity interests of non-redeeming shareholders upon consummation of the Business Combination. However, as the RFAC Private Placement Units contain RFAC Private Rights that have been issued but not yet converted, once converted the RFAC Private Rights included in the RFAC Private Placement Units could result in substantial dilution to the equity interests of non-redeeming shareholders after the consummation of the Business Combination. Notwithstanding the above, the PubCo Ordinary Shares that will be issued to the Company Shareholders in connection with the Business Combination will cause substantial dilution to the equity interests of non-redeeming shareholders after the consummation of the Business Combination.

The mailing address of the Sponsor’s principal executive offices is 111 Somerset, #05-07, Singapore 238164 and its phone number is +65 6904 0766.

NYB Holdings Limited

NYB Holdings Limited (“PubCo”) is an exempted company limited by shares, which was formed under the laws of the Cayman Islands on August 18, 2025. PubCo was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Business Combination Agreement.

The address of PubCo’s registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its registration number is 403942. The principal office is located at 456 Alexandra Road, Fragrance Empire Building, #04-07, Singapore 119962 and its telephone number will be +65 8967 8690.

Upon the effectiveness of the Registration Statement of which this prospectus forms a part, PubCo will report under the Exchange Act as a non-U.S. public company with foreign private issuer status. Even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and is not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a foreign private issuer, PubCo will be permitted to follow home country corporate governance practices instead of certain corporate governance practices required by the Trading Market for U.S. domestic issuers.

NYB Pte. Ltd.

NYB Pte. Ltd. (“Amalgamation Sub”) is a private company limited by shares incorporated in Singapore on September 23, 2025. Amalgamation Sub was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Business Combination Agreement.

Nanyang Biologics Pte. Ltd.

Nanyang Biologics Pte. Ltd. (“Company”) is a private company limited by shares incorporated in Singapore on May 6, 2021. The Company’s principal office is located at 456 Alexandra Road, Fragrance Empire Building, #04-07, Singapore 119962 and its telephone number is +65 8967 8690.

Transaction Agreements

The Business Combination Agreement

On October 2, 2025, RFAC entered into the Business Combination Agreement with PubCo, the Company, and Amalgamation Sub. Pursuant to the Business Combination Agreement (i) RFAC will merge with and into PubCo in accordance with Part 16 of the Cayman Islands Companies Act (As Revised), with PubCo continuing as the surviving company, and (ii) immediately thereafter, Amalgamation Sub will amalgamate with the Company in accordance with Section 215A of the Companies Act (Chapter 50) of Singapore, with the Company continuing as the surviving entity and as a wholly-owned subsidiary of PubCo.

Treatment of Securities

Pursuant to the Business Combination Agreement, at the Merger Effective Time, and without any action on the part of any holder of equity securities:

■	Each RFAC Ordinary Share shall automatically be cancelled and cease to exist in exchange for the right to receive one PubCo Ordinary Share;

■	Each RFAC Right shall be exchanged for one-twentieth (1/20) of one PubCo Ordinary Share.

■	if there are any RFAC Ordinary Shares that are owned by RFAC as treasury shares, such RFAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor; and

■	each Dissenting Share shall be cancelled and cease to exist and shall thereafter represent only the right to receive the payment of the fair value of such Dissenting Share (and, if applicable, interest) in accordance with Section 238 of the Cayman Companies Act, and no PubCo Ordinary Shares shall be issued in respect thereof.

The Amalgamation

Pursuant to the Business Combination Agreement, at the Amalgamation Effective Time, without any action on the part of any Company Shareholder (as defined below):

■	Each Company Share shall automatically be cancelled (which cancellation shall be deemed not to be a reduction of share capital under the Singapore Companies Act) and each Company Shareholder shall receive, as consideration therefor, such number of newly issued PubCo Ordinary Shares equal to Exchange Ratio; and

■	each share of Amalgamation Sub issued and outstanding immediately prior to the Amalgamation Effective Time shall be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement), such that PubCo becomes the holder of all Surviving Company Ordinary Shares.

Merger Consideration

Prior to the Merger Closing, PubCo shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of (i) issuing the Aggregate Merger Consideration to the RFAC Shareholders and the RFAC Rightsholders and (ii) issuing the Aggregate Amalgamation Consideration (as applicable) to the Company Shareholders. At or before the Amalgamation Closing, PubCo shall deposit with the Exchange Agent the number of PubCo Ordinary Shares comprising the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration.

Representations, Warranties, and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: Organization; Subsidiaries; Due Authorization; No Conflict; Governmental Authorities; Consents; Capitalization; Statutory Registers; Financial Statements; Internal Controls; Undisclosed Liabilities; Litigation and Proceedings; Legal Compliance; Contracts; No Defaults; Benefit Plans; Labor Relations; Taxes; Insurance; Licenses; Equipment; Real Property; Intellectual Property; Privacy and Cybersecurity; Environmental Matters; Absence of Changes; Anti-Corruption Compliance; Anti-Money Laundering; Proxy/Registration Statement; Vendors; Government Contracts; Sufficiency of Assets; Investment Company; Investigation; Brokers’ Fees; Investment Company Act; JOBS Act; Indebtedness; Business Activities; and Nasdaq Stock Market Quotation; SEC Filings; Business Activities; and Consideration Shares.

Conditions to the Parties’ Obligations to Consummate the Business Combination

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination is conditioned upon, among other things:

●	The RFAC Shareholders’ Approval and the Company Shareholders’ Approval having been obtained;

●	this proxy statement/prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

●	PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Amalgamation Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith;

●	the PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance; and

●	no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that is then in effect and which has the effect of making the Merger Closing or the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Merger Closing or the Amalgamation Closing, other than any such restraint that is immaterial.

Termination Rights

The Business Combination Agreement may be terminated, and the Business Combination may be abandoned any time prior to Closing, whether before or after shareholder approval of the Business Combination Agreement, as follows:

●	by mutual written consent of RFAC and the Company;

●	by written notice from RFAC or the Company if a Governmental Authority issues a final, non-appealable Order permanently restraining, enjoining, or prohibiting the transactions contemplated by the Business Combination Agreement, provided no Party may terminate if its failure to comply substantially caused such action;

●	by the Company in the event RFAC fails to obtain the required vote at the RFAC Shareholders’ Meeting;

●	by the Company if the RFAC Board has made a public announcement regarding its intention to act in a manner detrimental to obtaining the required approvals of the RFAC Shareholders and the board recommendation by written notice from either Company to RFAC if RFAC, any Amalgamation Sub, or PubCo breaches or has inaccurate representations, warranties, or covenants under the Business Combination Agreement that would prevent satisfaction of the conditions in Section 9.2(a) or 9.2(b) of the Business Combination Agreement, and the breach or inaccuracy is uncured within twenty days of notice or by the Outside Date, provided the Company is not in material uncured breach of the Business Combination Agreement;

●	by written notice from RFAC to the Company if Company breaches or has inaccurate representations, warranties, or covenants under the Business Combination Agreement that would prevent satisfaction of the conditions in Section 11.2(a) or 11.2(b) of the Business Combination Agreement, and the breach or inaccuracy is uncured within thirty (30) days of notice, provided the Company is not in material uncured breach of the Business Combination Agreement;

●	by written notice from the Company to RFAC if RFAC breaches or has inaccurate representations, warranties, or covenants under the Business Combination Agreement that would prevent satisfaction of the conditions in Section 11.4(a) or 11.4(b) of the Business Combination Agreement, and the breach or inaccuracy is uncured within thirty days of notice, provided the Company is not in material uncured breach of the Business Combination Agreement;

●	by written notice from RFAC if the Amalgamation Closing has not occurred by the third (3rd) business day following the Merger Closing; or

●	by written notice from if Company fails to obtain the required Company Shareholder Approval within thirty-five (35) Business days after the proxy statement is effective;

Sponsor Support and Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, entered into a support and lock-up agreement with RFAC, the Company and PubCo, pursuant to which the Sponsor has agreed to vote all subject shares beneficially owned by it in favor of each Proposal and, following Closing, to be subject to a 24-month lock-up with respect to its PubCo securities. The subject shares consist of all RFAC Ordinary Shares held by the Sponsor on the date of the support and lock-up agreement (including (i) 3,263,281 RFAC Ordinary Shares and (ii) 355,000 RFAC Ordinary Shares underlying the Sponsor Private Units) or acquired prior to the Business Combination. In addition, the 17,750 ordinary shares underlying the RFAC Private Rights will also be subject to the support and lock-up agreement. These PubCo Ordinary Shares held by the Sponsor will additionally be granted registration rights pursuant to the Registration Rights Agreement.

Company Holders’ Support and Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, PubCo, RFAC, the Company and all Company Shareholders entered into a support and lock-up agreement, pursuant to which they agreed to vote all subject shares beneficially owned by them in favor of the Mergers and the consummation of the Transactions and, following Closing, to be subject to a 24-month lock-up with respect to its PubCo securities. Pursuant to the Company Holders’ Support and Lock-Up Agreement, a total of 1,100,000 and 1,348,381 PubCo Ordinary Shares, respectively, held by certain Company Shareholders after the consummation of the Business Combination will be subject to a lock-up restriction.

Registration Rights Agreement

In connection with the closing of the Business Combination, PubCo, the Company, the Sponsor, and certain equity holders party thereto intend to enter into a registration rights agreement, pursuant to which PubCo will agree to provide certain shareholders with certain registration rights relating to the resale of the PubCo Ordinary Shares. As of the date of this proxy statement/prospectus, a total of 3,263,281 shares will be granted registration rights under the registration rights agreement.

Lock-up Agreement

In connection with the closing of the Business Combination, the Company Shareholders intend to enter into lock-up agreements pursuant to which 1,348,381 Company Ordinary Shares will be subject to lock-up terms.

Proposals to be submitted at the Extraordinary General Meeting

The Business Combination Proposal

A proposal to consider and vote (a) to approve and adopt the Business Combination Agreement, a copy of which is attached to the proxy statement/prospectus as Annex A, by and among RFAC, PubCo, Amalgamation Sub, and the Company and (b) to adopt and approve the Transactions and Business Combination.

The Merger Proposal

A proposal to consider and vote upon a proposal to approve, by special resolution, the merger by and between RFAC and PubCo, whereby RFAC will merge with and into PubCo with PubCo being the surviving entity.

The Advisory Governance Proposals

A proposal to consider and vote to approve, on a non-binding advisory basis, certain governance provisions in the PubCo Charter in the form attached to the proxy statement/prospectus as Annex B, and these proposals are being presented in accordance with the requirements of the SEC as three (3) separate sub-proposals under “Governance Proposal A-C”;

The Nasdaq Proposal

A proposal to consider and vote to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination.

The Incentive Plan Proposal

A proposal to consider and vote to approve the PubCo Equity Incentive Plan, in the form attached to the proxy statement/prospectus as Annex C.

The Adjournment Proposal

A proposal to approve the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary.

Board Recommendation to RFAC Shareholders

The RFAC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Extraordinary General Meeting are in the best interest of RFAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Advisory Governance Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

RFAC Board of Directors’ Reasons for the Business Combination

The RFAC Board, in evaluating the transaction with the Company with respect to its business, consulted with its legal counsel, financial advisors, accounting advisors and other consultants. In reaching its resolution (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of RFAC and its shareholders and (ii) to recommend that the RFAC Shareholders approve the Business Combination Agreement and approve the Proposals, the RFAC Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below:

●	The results of due diligence efforts conducted by the RFAC management and advisors;

●	The industry in which the Company operates;

●	The Company’s public company readiness;

●	The Company’s financial condition, including that Nanyang had approximately $888,657 in cash and cash equivalents as of September 30, 2025;

●	The fairness of the consideration being paid in the transaction;

●	Other alternatives available to RFAC; and

●	The risks attendant to the transaction.

Interests of Certain Persons. The Sponsor and certain officers and directors of RFAC may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of RFAC Shareholders (see section entitled “The Business Combination Proposal - Interests of the Sponsor and RFAC’s Directors and Officers and RFAC’s Directors and Officers in the Business Combination”). RFAC’s independent directors on the RFAC audit committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the RFAC audit committee, the Business Combination Agreement and the transactions contemplated therein.

Further, the RFAC Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing any report concerning the approval of the Business Combination.

After considering the foregoing, the RFAC Board concluded, in its business judgment, that the potential benefits to RFAC and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Pro Forma Voting Power and Implied Ownership Levels

We anticipate that upon the Closing, the Sponsor, RFAC’s directors, officers and other initial shareholders and their Affiliates will own 3,282,695 PubCo Ordinary Shares, which would be valued at approximately $36.21 million, based on the closing price of RFAC Ordinary Shares of $11.03 per share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

The tables below show the anticipated ownership of PubCo upon completion of the Business Combination, along with other potential sources of dilution. The following table sets forth varying pro forma voting power and implied ownership levels in PubCo immediately following the completion of the Business Combination assuming no redemptions, 50% redemptions, and maximum redemptions. The ownership percentages reflected in the table are based upon the number of shares issued and outstanding as of June 30, 2026.

	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	PubCo Shares	Ownership %	PubCo Shares	Ownership %	PubCo Shares	Ownership %
RFAC public shareholder	5,406,265	4%	2,990,633	2%	575,000	1%
Sponsor and Affiliates(1)	3,282,695	2%	3,282,695	2%	3,282,695	2%
EBC	251,680	0%	251,680	0%	251,680	0%
Company shareholders	150,000,000	94%	150,000,000	96%	150,000,000	97%
Fully diluted PubCo Ordinary Shares	158,940,640	100%	156,525,008	100%	154,109,375	100%

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
Net tangible book value at March 31, 2026(6)	$(4,953,243)	$(4,953,243)	$(4,953,243)	$(4,953,243)	$(4,953,243)
Increase in net tangible book value for funds released from trust(7)	$53,530,961	$40,148,224	$26,765,487	$13,382,749	$-
Decrease in net tangible book value for transaction expenses	$(2,598,508)	$(2,598,508)	$(2,598,508)	$(2,598,508)	$(2,598,508)
Decrease in net tangible book value for extension deposits into trust	$(180,000)	$(180,000)	$(180,000)	$(180,000)	$(180,000)
As adjusted net tangible book (deficit) value at March 31, 2026	$45,799,210	$32,416,473	$19,033,736	$5,650,998	$(7,731,751)

Issued and outstanding shares of RFAC’s Sponsor and Affiliates(8)	3,263,281	3,263,281	3,263,281	3,263,281	3,263,281
Issued and outstanding shares of RFAC’s public shareholders(9)	4,831,265	3,623,449	2,415,633	1,207,817	-
Issued and outstanding shares of RFAC’s held by EBC(10)	249,219	249,219	249,219	249,219	249,219
Issuance of ordinary shares for conversion of rights into ordinary shares(11)	596,875	596,875	596,875	596,875	596,875
As adjusted issued and outstanding shares as of March 31, 2026	8,940,640	7,732,824	6,525,008	5,317,192	4,109,375

Initial offering price per share	$10	$10	$10	$10	$10
Net tangible book (deficit) value per share as adjusted	$5.12	$4.19	$2.92	$1.06	$(1.88)
Dilution to RFAC Public Shareholders	$(4.88)	$(5.81)	$(7.08)	$(8.94)	$(11.88)
Equalizing company value(12)	$89,406,400	$77,328,240	$65,250,080	$53,171,920	$41,093,750

(1)	Assumes no RFAC Public Shareholder exercises Redemption Rights with respect to their RFAC Public Shares for a pro rata share of the funds in the Trust Account.

(2)	Assumes that RFAC Public Shareholders holding 1,207,816 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $13.38 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account.
(3)	Assumes that RFAC Public Shareholders holding 2,415,632 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $26.77 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account.
(4)	Assumes that RFAC Public Shareholders holding 3,623,448 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $40.15 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account.
(5)	Assumes that all RFAC Public Shareholders holding 4,831,265 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $53.53 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account. The maximum redemption amount reflects the maximum number of RFAC Public Shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived.
(6)	The net tangible book value at March 31, 2026 was calculated as RFAC’s total assets of $53,131,825 minus total liabilities of $5,193,394 minus temporary equity of $52,891,674.
(7)	Includes $180,000 of funds deposited into trust for extension payments and $459,287 in interest earned in trust subsequent to March 31, 2026 through June 30, 2026.
(8)	Excludes 19,414 shares issuable under the Sponsor held RFAC Private Rights.
(9)	Excludes 575,000 shares issuable under the holders of RFAC Public Rights.
(10)	Excludes 2,461 shares issuable under the EBC held RFAC Private Rights.
(11)	Includes shares issuable for the rights as described in notes 8, 9 and 10 above.
(12)	Represents the price for each redemption scenario at which the potential dilution from the Transactions results in the amount of non-redeeming shareholders’ interest per share being at least $10.00 (the initial public offering price of RFAC Units).

Executive Officers of PubCo

The executive officers of PubCo upon the Closing will be Mr. Toon Wah “Roland”, Ong, Chief Executive Officer, Mr. Teck King, Lim, Chief Financial Officer, Dr. Yi Chieh, Lim, Chief Scientific Officer – Therapeutic, Dr. Wing Yiu “Winifred”, Yau, Chief Scientific Officer – Nutraceuticals, Mr. Nguyen Hoang Truong Giang, Chief Technology Officer, and Ms. Chee Harng “Angeline”, Wan, Chief Marketing Officer.

Board of Directors of PubCo

Upon the Closing, the PubCo Board will consist of seven directors, which will include Mr. Toon Wah, Ong, Mr. Tse Meng, Ng, Mr. Kelvin Kai-Yiu, Yuen, Ms. Hannah Hau Yan, Lee, Prof. Sai Ming Ngai, Mr. David Kopp, and Mr. Richard J.L. Lomuscio. Other than Mr. Tse Meng, Ng, who is nominated by the Sponsor, the remaining members of the PubCo Board have been nominated by Nanyang Biologics.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto.

SPAC Shareholders
Nanyang Biologics Shareholders
RF Acquisition Corp II
("SPAC")
Cayman Islands
Merger
NYB Holdings Limited
("PubCo")
Cayman Islands
100%
NYB Pte. Ltd.
("Amalgamation Sub")
Singapore
Merger
Nanyang Biologics Pte. Ltd.
("Nanyang Biologics")
Singapore
100%
75%
62%
NYB IP.AIDD Pte. Ltd.
("NYB IP.AIDD")
Singapore
NYB Nutraceuticals Pte. Ltd.
("NYB Nutraceuticals")
Singapore
NYB IP.Therapeutic Pte. Ltd.
("NYB IP.Therapeutic")
Singapore
NYB Therapeutic Pte. Ltd.
("NYB Therapeutics")
Singapore
NYB.AI Pte. Ltd.
("NYB.AI")
Singapore
Nanyang Biologics (Hong Kong) Limited
("Nanyang Biologics (HK)")
Hong Kong

Appraisal Rights under the Cayman Companies Act

The Cayman Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. RFAC Shareholders, in limited circumstances, will have respective appraisal rights and dissenter’s rights as outlined under Section 238 and 239 of Cayman Companies Act. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, the RFAC Shareholders are still entitled to exercise the rights of redemption as set out herein, and the RFAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represent the fair value of those shares.

Section 238. (1) of the Cayman Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Companies Act provides that no rights under section 238 of the Cayman Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

RFAC Shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Interests of the Sponsor and RFAC’s Board of Directors and Officers in the Business Combination

When considering the recommendation of the RFAC Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, RFAC’s directors and executive officers, and others have interests in such Proposal that are different from, or in addition to, those of RFAC Shareholders generally. These interests include, among other things, the interests listed below:

●	The Sponsor, RFAC’s officers and directors, or any of their respective Affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RFAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RFAC’s behalf. If RFAC is unable to consummate a business combination, these expenses will likely not be reimbursed. There are $391,205 out-of-pocket expenses due to be reimbursed as of June 30, 2026.

●	The aggregate dollar amount of non-reimbursable funds the Sponsor and its Affiliates have at risk that depends on the completion of a business combination is $3,907,810 comprised of (a) $25,000 representing the aggregate purchase price paid for the RFAC Founder Shares and (b) $3,882,810 representing the aggregate purchase price paid for the private placement units.

●	If RFAC does not complete an initial business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), the proceeds from the sale of the private placement units of $4,375,000, which includes the Sponsor’s private placement units and EBC’s private placement units, will be included in the liquidating distribution to RFAC Public Shareholders and the private placement units will expire worthless.

●	The Sponsor and EBC have agreed that their founder shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

●	The fact that the Sponsor, RFAC’s directors, officers, and their Affiliates own an aggregate of 3,263,281 RFAC Ordinary Shares (excluding shares underlying the private rights) as of the date hereof, representing 39.1% of the voting power of the RFAC Ordinary Shares, and such holders are required by the Letter Agreement and Sponsor Support Agreement to vote those shares in favor of the Business Combination.

●	The 2,875,000 PubCo Ordinary Shares into which the 2,875,000 Founder Shares will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $31.71 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 388,281 PubCo Ordinary Shares into which the 388,281 RFAC Private Shares underlying the private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $4.28 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 19,414 PubCo Ordinary Shares (after giving effect to the no-fractional-shares provision) into which the 388,281 RFAC Private Rights underlying such private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $0.21 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	As a result of the low initial purchase price (consisting of $25,000 for the 2,875,000 Founder Shares, or approximately $0.009 per share, and $3,882,810 for the private placement units), the Sponsor, its Affiliates, and RFAC’s management team and advisors and Affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the RFAC Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the RFAC officers and directors, and their respective Affiliates may have more of an economic incentive for RFAC to, rather than liquidate if RFAC fails to complete the initial business combination by August 15, 2026, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing, or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their RFAC Ordinary Shares.

●	The fact that the Sponsor and EBC have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

●	The fact that upon completion of the Business Combination, a business combination marketing fee of $4,025,000 will be payable to EBC.

●	The Sponsor has agreed that it will be liable to RFAC if and to the extent any claims by a third party for services rendered or products sold to RFAC, or by a prospective target business with which RFAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

●	The fact that RFAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

●	The exercise of RFAC’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

●	RFAC’s officers, advisors, and directors are not required to, and will not, commit their full time to RFAC’s affairs. RFAC’s Amended and Restated Memorandum and Articles of Association provides that the directors and officers of RFAC shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RFAC. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, RFAC renounces any interest or expectancy of RFAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of RFAC, on the one hand, and RFAC, on the other, unless such opportunity is expressly offered to such director or officer of RFAC solely in their capacity as an officer or director of RFAC and the opportunity is one RFAC is permitted to complete on a reasonable basis.

Compensation Received by the Sponsor

The following table sets forth any payments received or to be received by our Sponsor and its Affiliates from us and the securities issued and to be issued by us to our Sponsor or its Affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
2,875,000 RFAC Ordinary Shares	$25,000
388,281 private units	$3,882,810
$140,480(1)	Up to $200,000 loans to pay for expenses of the initial public offering
$250,725(2)	$10,000 per month for office space and administrative services
None	Up to $1,500,000 additional loans to be made by the Sponsor, officers, directors or their affiliates, which amount may be converted, at the discretion of the holder, into working capital units at a price of $10.00 per unit.
None	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination

(1)	As of the date of this proxy statement/prospectus, the total amount of compensation owed to the Sponsor for expenses related to the initial public offering is comprised of: (i) $139,515 of pre-IPO fees, and (ii) $965 for DTCC fees related to the extension meeting.
(2)	As of the date of this proxy statement/prospectus, the total amount of compensation owed to the Sponsor for office space and administrative services is $225,000 and $25,725 in advances made by Sponsor for working capital purposes.

Material U.S. Federal Income Tax Consequences

For a description of the material U.S. federal income tax consequences of the Business Combination, and the exercise of redemption rights in respect of RFAC Ordinary Shares, please see “Material U.S. Federal Income Tax Consequences” beginning on page 268.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with the U.S. GAAP. See the subsection titled “The Business Combination - Anticipated Accounting Treatment of the Business Combination.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and Secretary of State of the State of Delaware necessary to effectuate the Domestication and (ii) compliance with applicable U.S. federal and state securities laws, filings required with the SEC pursuant to the reporting requirements applicable to RFAC, the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to RFAC’s shareholders and AMC’s securityholders, and filings with Nasdaq. For further details, see “Proposal No. 1 - The Business Combination Proposal - The Business Combination Agreement - Regulatory Matters.”

Extraordinary General Meeting

Date, Time, and Place of Extraordinary General Meeting of RFAC Shareholders

The Extraordinary General Meeting will be held at 9:00 a.m. Eastern Time, on August 19, 2026 in person at the offices of Winston Taylor LLP located at 800 Capitol St., Suite 2400, Houston, Texas 77002 and in a virtual meeting format at https://www.cstproxy.com/rfacquisitioncorpii/2026, or at such other time, on such other date and at such other place to which the meeting may be adjourned. This proxy statement/prospectus includes instructions on how to access the Extraordinary General Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity. At the Extraordinary General Meeting, shareholders of RFAC will be asked to consider and vote upon the Proposals, including, if necessary, the Adjournment Proposal to permit further time to consummate the Business Combination.

Voting Power; Record Date

RFAC has fixed the close of business on May 20, 2026, as the Record Date for determining the RFAC Shareholders entitled to notice of and to attend and vote at the Extraordinary General Meeting. As of the close of business on such date, there were 8,343,765 RFAC Ordinary Shares outstanding and entitled to vote. The RFAC Ordinary Shares vote together as a single class and each share is entitled to one vote per share at the Extraordinary General Meeting.

Redemption Rights

Pursuant to the RFAC Charter, an RFAC Public Shareholder may request that RFAC redeem all or a portion of its RFAC Public Shares for cash if the Business Combination is consummated. As a holder of RFAC Public Shares, you will be entitled to receive cash for any RFAC Public Shares to be redeemed only if you:

i.	hold RFAC Public Shares separately from other securities (if you hold RFAC Public Shares through RFAC Units, you must elect to separate your RFAC Units into the underlying RFAC Public Shares prior to exercising your Redemption Rights with respect to the RFAC Public Shares);

ii.	submit a written request to the Transfer Agent, in which you (a) request that RFAC redeem all or a portion of your RFAC Public Shares for cash, and (b) identify yourself as the beneficial holder of the RFAC Public Shares and provide your legal name, phone number and address; and

iii.	tender your RFAC Public Shares to the Transfer Agent, physically or by delivering electronically through DTC.

RFAC Public Shareholders may seek to have their RFAC Public Shares redeemed by RFAC, regardless of whether they vote for or against the Business Combination or any other Proposals (or do not vote at all) and whether or not they held RFAC Public Shares as of the Record Date. In order for an RFAC Public Shareholder to request redemption of such holder’s RFAC Public Shares, such request must be made on or before August 17, 2026 (two Business Days before the Extraordinary General Meeting). Any RFAC Public Shareholder who exercises Redemption Rights will have his or her RFAC Public Shares redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Redemptions by RFAC Public Shareholders will have a dilutive impact on the holdings of non-redeeming RFAC Public Shareholders. The potential dilutive impact of these redemptions on non-redeeming shareholders will depend on the degree to which RFAC Public Shareholders redeem their shares. For a tabular chart disclosing the dilutive impact of redemptions on non-redeeming RFAC Public Shareholders, based on four scenarios (no redemptions, 25% redemptions, 75% redemptions, and maximum redemptions), please see “Proposal No. 1 – Business Combination Proposal - Ownership of PubCo Immediately After the Closing.”

RFAC Public Shareholders who seek to redeem their RFAC Public Shares must demand Redemption no later than 5:00 p.m., Eastern Time, on August 17, 2026 (two Business Days before the Extraordinary General Meeting) by (i) submitting a written request to the Transfer Agent that RFAC redeem such RFAC Public Shareholder’s public shares for cash, (ii) affirmatively certifying in such request to the Transfer Agent for Redemption if such RFAC Public Shareholder is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) with any other shareholder with respect to ordinary shares of RFAC, and (iii) tendering their RFAC Public Shares, either physically or by delivering them electronically using DTC’s DWAC System, at the RFAC Public Shareholder’s option, to the Transfer Agent prior to the Extraordinary General Meeting. If a RFAC Public Shareholder holds the RFAC Public Shares in street name, such RFAC Public Shareholder will have to coordinate with his, her, or its broker to have such RFAC Public Shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming RFAC Public Shareholder. In the event the Business Combination is not completed, this may result in an additional cost to RFAC Public Shareholders for the return of their shares.

Notwithstanding the foregoing, an RFAC Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking Redemption Rights with respect to 15% or more of RFAC Ordinary Shares. Accordingly, any shares held by an RFAC Public Shareholder or “group” in excess of such 15% cap will not be redeemed by RFAC.

Quorum and Required Vote for Proposals for the Extraordinary General Meeting

A quorum of RFAC Shareholders is necessary to hold the Extraordinary General Meeting. The presence of holders of a majority of the RFAC Ordinary Shares entitled to vote being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative will constitute a quorum for the Extraordinary General Meeting.

Each of the Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal will require an ordinary resolution, being the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting.

The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting.

Accordingly, if you do not vote or if you abstain from voting, it will have no effect on the outcome for any of the Proposals. However, if you do not vote by proxy and do not attend the meeting virtually or in person, your shares will not count towards the establishment of a quorum. All proposals presented at the Extraordinary General Meeting are “non-routine” matters and, therefore, broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Proxy Solicitation

RFAC is soliciting proxies on behalf of the RFAC Board. This solicitation is being made by mail but also may be made by telephone or in person. RFAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. RFAC has engaged Sodali & Co. as proxy solicitor to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary General Meeting. A shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Extraordinary General Meeting of RFAC Shareholders – Revoking Your Proxy; Changing Your Vote.”

Comparison of Corporate Governance and Shareholder Rights

If the Business Combination is completed, holders of RFAC Ordinary Shares and Company Ordinary Shares will become holders of PubCo Ordinary Shares and their rights as shareholders will be governed by the PubCo Charter. Please see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights” for more information.

Provision	RFAC	Company	PubCo
Authorized Capital	RFAC is authorized to issue 200,000,000 ordinary shares of a par value of US$0.0001 each, and 1,000,000 preference shares of a par value of US$0.0001 each.	The Company does not maintain an authorized share capital under Singapore law and the Company Charter. As of the date hereof, the Company has 1,516,566 Ordinary Shares issued and outstanding.	The authorized share capital of PubCo is US$60,000 divided into 500,000,000 ordinary shares with a par value US$0.0001 per share and 100,000,000 preference shares with a par value US$0.0001 per share.
Preferred (Preference) Shares	The RFAC Charter empowers the RFAC Board to divide the authorized shares into one or more classes with differing rights, restrictions, powers and preferences as the RFAC Board shall determine and to issue the same in accordance with the RFAC Charter and any exchange rules that may apply.	The Company Charter does not authorize a preferred or preference class of shares.	The PubCo Charter empowers the PubCo Board to divide the authorized shares into one or more classes with differing rights, restrictions, powers and preferences as the PubCo Board shall determine and to issue the same in accordance with the PubCo Charter and any exchange rules that may apply.
Amendments to Organizational Documents (i.e., PubCo Charter and RFAC Charter)	RFAC Charter may be amended by a special resolution which requires the approval of a majority of not less than two-thirds of the shares represented at a meeting and entitled to vote.	The Company’s Charter may be amended by special resolution of the shareholders, which requires the approval of not less than 75% of the votes cast by members entitled to vote.	The PubCo Charter may be amended by a special resolution which requires the approval of a majority of not less than two-thirds of the shares represented at a meeting and entitled to vote.
Voting Rights	Holders of RFAC Ordinary Shares possess all voting power with respect to RFAC. Holders of RFAC Ordinary Shares are entitled to one vote for each matter put before a meeting.

Holders of Company Ordinary Shares possess all voting power with respect to the Company.

Holders of Company Ordinary Shares are entitled to one vote per share on all matters submitted to a vote of shareholders.

Holders of PubCo Ordinary Shares possess all voting power with respect to PubCo. Holders of PubCo Ordinary Shares are entitled to one vote per share for each matter put before a meeting.
Shareholder/Shareholders Written Consent	Shareholders may pass written resolutions signed by all members entitled to vote.	Shareholders may pass written resolutions signed by all members entitled to vote.	Shareholders may pass written resolutions signed by all members entitled to vote.

Provision	RFAC	Company	PubCo
Directors - Election/Appointment	Directors are elected by an ordinary resolution (which is a simple majority threshold).	Directors are elected by an ordinary resolution (which is a simple majority threshold).	Directors are appointed by an ordinary resolution (which is a simple majority threshold).
Directors - Removal	Directors may be removed with or without cause by the vote of an ordinary resolution. Directors may also be removed if all of the Directors (except the one being removed) determines such director is to be removed from office either in writing signed by all the Directors in number, or at a vote held at a meeting of the Directors and may otherwise cease to hold office in any other manner provided for in the RFAC Charter.	Under the Company Charter and Section 152 of the Companies Act 1967 of Singapore, a director may be removed by ordinary resolution of the shareholders upon special notice.	Directors may be removed with or without cause by the vote of an ordinary resolution. A director may also be removed by a resolution passed by not less than three-fifths of the directors at a meeting of the Directors duly convened and held in accordance with the PubCo Charter or by a resolution in writing signed by not less than three-fifths of the directors and may otherwise cease to hold office in any other manner provided for in the PubCo Charter.
Directors - Vacancy	The RFAC Board has the power to appoint a person to fill a vacancy or as an addition to the RFAC Board, subject to the total number of directors not exceeding any limitation on the number of directors. Any such director must stand for election at the next annual general meeting of shareholders.	The Company Board has the power to appoint a person to fill a vacancy or as an addition to the Company Board, subject to the total number of directors not exceeding any limitation on the number of directors.	The PubCo Board has the power to appoint a person to fill a vacancy or as an addition to the PubCo Board, subject to the total number of directors not exceeding any limitation on the number of directors.
Directors and Officers - Fiduciary Duties	As a matter of Cayman Islands law, the duties of a director primarily derive from common law, the Cayman Companies Act, and the articles of association of a company.	As a matter of Singapore law, the duties of a director primarily derive from common law and the Companies Act 1967 of Singapore, as well as the Company Charter.	As a matter of Cayman Islands law, the duties of a director primarily derive from common law, the Cayman Companies Act, and the articles of association of a company.

Provision	RFAC	Company	PubCo

Under common law principles that will be applied by the Cayman Islands courts, directors have fiduciary duties, including: (a) the duty to act honestly and in good faith in what he or she considers are the best interests of the company (generally meaning the interests of the shareholders as a whole); (b) the duty of loyalty and to avoid actual or potential conflicts of interest arising between his or her duties to the company and his or her personal interest (subject to the caveat that the articles of association may authorize conflicts that have been disclosed to the other directors); (c) a duty to exercise his or her powers as a director under the Cayman Companies Act and the articles of association of the company only for the purposes for which they are conferred and not for a collateral or improper purpose and (d) a duty not to fetter his or her exercise of future discretion as a director.

Under Singapore law, directors owe fiduciary and statutory duties, including: (a) the duty to act honestly and in good faith in what the director considers to be the best interests of the company; (b) the duty to avoid conflicts of interest and not to improperly profit from the director’s position; and (c) the duty to exercise reasonable care, skill and diligence in the discharge of the director’s functions.

Under common law principles that will be applied by the Cayman Islands courts, directors have fiduciary duties, including: (a) the duty to act honestly and in good faith in what he or she considers are the best interests of the company (generally meaning the interests of the shareholders as a whole); (b) the duty of loyalty and to avoid actual or potential conflicts of interest arising between his or her duties to the company and his or her personal interest (subject to the caveat that the articles of association may authorize conflicts that have been disclosed to the other directors); (c) a duty to exercise his or her powers as a director under the Cayman Companies Act and the articles of association of the company only for the purposes for which they are conferred and not for a collateral or improper purpose; and (d) a duty not to fetter his or her exercise of future discretion as a director.

Directors also have a common law duty to act with care, diligence and skill in the performance of his or her role. The duties of care, diligence and skill of a director of a Cayman Islands company are generally determined by both reference to the knowledge and experience actually possessed by the director and by reference to the skill, care and diligence as would be displayed by a reasonable director in those circumstances.

Directors also have a common law duty to act with care, diligence and skill in the performance of his or her role. The duties of care, diligence and skill of a director of a Cayman Islands company are generally determined by both reference to the knowledge and experience actually possessed by the director and by reference to the skill, care and diligence as would be displayed by a reasonable director in those circumstances.

Provision	RFAC	Company	PubCo

The Cayman Companies Act contains certain statutory duties, including: (a) the duty not to pay or make any distribution to shareholders out of capital or share premium unless a company is able to pay its debts as they fall due following such payment; and (b) the duty to maintain certain statutory registers and proper books and records.

A director must also act in accordance with any specific duties set forth in the articles of association from time to time.

A director who fails to perform their Cayman Islands common law duties may be personally liable for financial compensation to the aggrieved party, the restoration of the company’s property, or for the payment to the company of any profits made in breach of the director’s duty.

In addition, a director who fails to perform their duties under the Cayman Companies Act may be personally liable to a statutory fine and/or imprisonment of varying severity depending on the nature of the duty breached. This liability is in addition to any liability the company itself may be subject to.

The Cayman Companies Act contains certain statutory duties, including: (a) the duty not to pay or make any distribution to shareholders out of capital or share premium unless a company is able to pay its debts as they fall due following such payment; and (b) the duty to maintain certain statutory registers and proper books and records.

A director must also act in accordance with any specific duties set forth in the articles of association from time to time.

A director who fails to perform their Cayman Islands common law duties may be personally liable for financial compensation to the aggrieved party, the restoration of the company’s property, or for the payment to the company of any profits made in breach of the director’s duty.

In addition, a director who fails to perform their duties under the Cayman Companies Act may be personally liable to a statutory fine and/or imprisonment of varying severity depending on the nature of the duty breached. This liability is in addition to any liability the company itself may be subject to.

Provision	RFAC	Company	PubCo

A Cayman Islands company may, however, include a provision in its articles of association (and may in addition enter into a separate contractual arrangement with a director) indemnifying a director against all losses and costs suffered by such director as a consequence of performance of his or her role as such, and exculpating a director from any liability to the company itself, including in circumstances where such director is in breach of his or her duties (provided that there has been no willful neglect, willful default, fraud, dishonesty or criminal act on the part of the director). A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. Please see “Director - Indemnification; Indemnification Insurance.”

A Cayman Islands company may, however, include a provision in its articles of association (and may in addition enter into a separate contractual arrangement with a director) indemnifying a director against all losses and costs suffered by such director as a consequence of performance of his or her role as such, and exculpating a director from any liability to the company itself, including in circumstances where such director is in breach of his or her duties (provided that there has been no willful neglect, willful default, fraud, dishonesty or criminal act on the part of the director). A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. Please see “Director - Indemnification; Indemnification Insurance.”

Director - Indemnification; Indemnification Insurance

The RFAC Charter provides that every current and former director and officer shall be indemnified to the fullest extent permitted by law, except where the liability has arisen as a result of the actual fraud or willful default of such person. RFAC must also advance reasonable legal fees and costs provided that the indemnified person undertakes to repay such amounts if it is determined that the individual was not entitled to be indemnified.

RFAC may purchase insurance for the purpose of providing this indemnification.

The Company Charter provides that every current and former director and officer may be indemnified by the Company against liabilities incurred in the execution of his or her duties, except to the extent such indemnification is prohibited by applicable Singapore law.

The PubCo Charter provides that every current and former director and officer shall be indemnified out of the assets of the PubCo against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. PubCo must also advance reasonable legal fees and costs provided that the indemnified person undertakes to repay such amounts if it is determined that the individual was not entitled to be indemnified.

PubCo may purchase insurance for the purpose of providing this indemnification.

Provision	RFAC	Company	PubCo
Sale of Assets	Under Cayman Islands law, generally speaking, shareholder approval is not required for the disposal of assets of an exempted company.	Under the Companies Act 1967 of Singapore, the disposal of the Company’s assets is generally approved by the board of directors, unless shareholder approval is required under applicable law, the Company Charter, or where the transaction constitutes a disposal of the whole or substantially the whole of the Company’s undertaking.	Under Cayman Islands law, generally speaking, shareholder approval is not required for the disposal of assets of an exempted company.
Dissenters’/Appraisal Rights

The Cayman Companies Act does not specifically provide for any appraisal rights, as only available under limited circumstances as described herein and above under “Appraisal and Dissenting Rights.” However, in connection with the compulsory transfer of shares where a person has acquired at least 90% of the shares of the same class pursuant to an offer for all of the shares of that class and proceeds to serve notice of compulsory for acquisition of the remainder (as described above in “Business combinations”), any shareholder to whom such compulsory acquisition applies may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer to object to the transfer. In these circumstances, the burden is on the objecting shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The Cayman Islands courts are unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

The Companies Act 1967 of Singapore does not provide statutory dissenters’ appraisal rights comparable to those available under the Cayman Islands Companies Act. However, in connection with a takeover offer where a person acquires not less than 90% of the shares of a class pursuant to an offer for all the shares of that class and gives notice of compulsory acquisition, a shareholder to whom such compulsory acquisition applies may, within one month of receiving such notice, apply to the Singapore courts to object to the acquisition.

In addition, in connection with schemes of arrangement or amalgamations effected in accordance with the Companies Act 1967 of Singapore, shareholders may raise objections in the context of the court approval process. However, Singapore law does not provide a statutory fair value appraisal right equivalent to that available under the Cayman Islands Companies Act.

The Cayman Companies Act does not specifically provide for any appraisal rights, as only available under limited circumstances as described herein and above under “Appraisal and Dissenting Rights.” However, in connection with the compulsory transfer of shares where a person has acquired at least 90% of the shares of the same class pursuant to an offer for all of the shares of that class and proceeds to serve notice of compulsory for acquisition of the remainder (as described above in “Business combinations”), any shareholder to whom such compulsory acquisition applies may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer to object to the transfer. In these circumstances, the burden is on the objecting shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The Cayman Islands courts are unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Provision	RFAC	Company	PubCo
	In addition, in connection with a merger or a consolidation, dissenting shareholders have the right to object to the terms of merger or consolidation approved by special resolution and instead be paid the fair value of their shares in cash (which, if not agreed between the parties, will be determined by the Cayman Islands court).These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders.		In addition, in connection with a merger or a consolidation, dissenting shareholders have the right to object to the terms of merger or consolidation approved by special resolution and instead be paid the fair value of their shares in cash (which, if not agreed between the parties, will be determined by the Cayman Islands court).These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders

Provision	RFAC	Company	PubCo
Anti-Takeover Provision/Regulation of Takeovers, Substantial Acquisition Rules	Except for specific rules that apply only to companies listed on the Cayman Islands Stock Exchange or companies that are regulated by the Cayman Islands Monetary Authority (which are not applicable to RFAC, there are no rules or restrictions under the Cayman law governing the acquisition of all or a specified percentage of direct or indirect voting rights in a Cayman Islands company, or the conduct of the directors of a Cayman Islands company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the board of directors could employ in respect of actual or potential takeover or merger offers.	The Singapore Code on Take-overs and Merger (the “Singapore Code”) and Sections 138 to 140 of the Securities and Futures Act 2001 govern the acquisition of control of public companies and certain private companies in Singapore. The Singapore Code is administered by the Securities Industry Council. While primarily applicable to public companies, the Singapore Code also applies to unlisted public companies and certain private companies with more than 50 shareholders and net tangible assets of S$5 million or more. The Code contains rules on mandatory offers (triggered at 30% voting rights), the conduct of directors during an offer, and the use of defensive “frustrating actions” which generally require shareholder approval once a takeover offer is imminent.	Except for specific rules that apply only to companies listed on the Cayman Islands Stock Exchange or companies that are regulated by the Cayman Islands Monetary Authority (which are not applicable to PubCo), there are no rules or restrictions under the Cayman law governing the acquisition of all or a specified percentage of direct or indirect voting rights in a Cayman Islands company, or the conduct of the directors of a Cayman Islands company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the board of directors could employ in respect of actual or potential takeover or merger offers.
Business Combination

The Cayman Companies Act makes specific provision for the acquisition of a Cayman Islands company by way of a court-approved scheme of arrangement, by way of mandatory squeeze-out following a tender offer, and by way of merger.

A court-approved scheme of arrangement under the Cayman Companies Act requires the approval of registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting (excluding any shares held by the acquiring party on the basis that they will be considered a separate “class”). If a scheme of arrangement receives the requisite shareholder approval and is subsequently sanctioned by the Cayman Islands courts, all holders of all classes or series of shares to which the series relates will be bound by the terms of the scheme of arrangement.

The Companies Act 1967 of Singapore provides for business combinations through several mechanisms. Under Section 210, a company may undergo a court-approved scheme of arrangement, which requires approval by a majority in number representing three-fourths (75%) in value of the shareholders present and voting. Additionally, Sections 215A to 215J provide a simplified statutory amalgamation framework where two or more Singapore companies may merge into one without a court order, provided solvency and shareholder approval requirements are met. Mandatory “squeeze-out” provisions under Section 215 allow an offeror who has acquired 90% of the target’s shares to compulsorily acquire the remaining minority shares.

The Cayman Companies Act makes specific provision for the acquisition of a Cayman Islands company by way of a court-approved scheme of arrangement, by way of mandatory squeeze-out following a tender offer, and by way of merger.

A court-approved scheme of arrangement under the Cayman Companies Act requires the approval of registered holders of each participating class or series of shares voting on the scheme of arrangement representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting (excluding any shares held by the acquiring party on the basis that they will be considered a separate “class”). If a scheme of arrangement receives the requisite shareholder approval and is subsequently sanctioned by the Cayman Islands courts, all holders of all classes or series of shares to which the series relates will be bound by the terms of the scheme of arrangement.

Provision	RFAC	Company	PubCo

The Cayman Companies Act also provides that, where an offer is made to acquire all of a class of shares and the holders of 90% or more in value of the shares of such class (excluding shares already held by the offeror) have accepted such offer, the offeror may require the remaining shareholders in that class to transfer their shares on the same terms as set out in the offer by serving notice at any time within two months after the approval by the said holders (subject to a right of such remaining shareholders to obtain relief from the Cayman Islands courts, as described below). If the offeror acquires more than 90% of the shares of a class following such an offer but does not exercise its compulsory acquisition right, the remaining shareholders have no right to require the offeror to acquire their shares on the terms of the offer following closure of the offer.

The Cayman Companies Act also provides that business combinations can be effected by way of a merger of a Cayman Islands company with one or more other companies (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of any such other company) with the approval of the shareholders by special resolution. In addition, the consent of each holder of a fixed or floating security of a constituent company in any such merger must be obtained, unless the Cayman Islands courts waive such requirement. Shareholders who register their dissent to the merger in accordance with the provisions of the Cayman Companies Act have the right to receive the “fair value” of their shares in cash, subject to certain exceptions, as further described in “Dissenters’/Appraisal rights”).

The Cayman Companies Act also provides that, where an offer is made to acquire all of a class of shares and the holders of 90% or more in value of the shares of such class (excluding shares already held by the offeror) have accepted such offer, the offeror may require the remaining shareholders in that class to transfer their shares on the same terms as set out in the offer by serving notice at any time within two months after the approval by the said holders (subject to a right of such remaining shareholders to obtain relief from the Cayman Islands courts, as described below). If the offeror acquires more than 90% of the shares of a class following such an offer but does not exercise its compulsory acquisition right, the remaining shareholders have no right to require the offeror to acquire their shares on the terms of the offer following closure of the offer.

The Cayman Companies Act also provides that business combinations can be effected by way of a merger of a Cayman Islands company with one or more other companies (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of any such other company) with the approval of the shareholders by special resolution. In addition, the consent of each holder of a fixed or floating security of a constituent company in any such merger must be obtained, unless the Cayman Islands courts waive such requirement. Shareholders who register their dissent to the merger in accordance with the provisions of the Cayman Companies Act have the right to receive the “fair value” of their shares in cash, subject to certain exceptions, as further described in “Dissenters’/Appraisal rights”).

The above is a summary of some, but not all, of the key corporate governance provisions and shareholder rights discussed in further detail herein. For further details see the section titled “Comparison of Corporate Governance and Shareholder Rights.”

Emerging Growth Company

RFAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in RFAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. RFAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, RFAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of RFAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of RFAC’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, RFAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. RFAC will remain a smaller reporting company and may take advantage of certain scaled disclosures available to smaller reporting companies for so long as the market value of our voting and non-voting common equity held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common equity held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

SUMMARY RISK FACTORS

The consummation of the Business Combination and the business and financial condition of PubCo subsequent to Closing are subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect RFAC’s ability to effect a business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of RFAC and the Company prior to the Business Combination and that of PubCo subsequent to the Business Combination. Such risks include, but are not limited to:

Risks Related to the Company’s Business and Industry

●	NYB is in the early stages of nutraceutical development and has a limited operating history and limited products approved for commercial sale.

●	NYB has incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.

●	NYB is dependent on the success of its product candidates, which are currently in various stages of development and subject to funding availability.

●	The clinical trials of our current and any future product candidates of NYB may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.

●	The regulatory approval processes of Singapore’s Health Sciences Authority (“HSA”) and other regulatory agencies are lengthy, time-consuming, and inherently unpredictable. If NYB is ultimately required to and unable to obtain regulatory approval for its product candidates, it will be unable to generate product revenue and its business will be substantially harmed.

Risks Related to the Company’s International Operations, Legal and Regulatory Matters

●	Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and prospects.

●	Our international operations are, and our strategy to expand internationally will be, subject to increased challenges and risks.

●	We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of PubCo’s Ordinary Shares.

●	We face risks related to Nasdaq’s proposed rule on minimum offering size for companies.

●	Any failure by us or our vendors to comply with applicable anti-money laundering or other related laws and regulations could damage its business, reputation, financial condition, and results of operation, or subject it to other risks.

●	We are subject to risks associated with operating in Asia.

●	Our revenue and net income may be materially and adversely affected by any economic slowdown or developments in the social, political, regulatory and economic environments in Asia as well as globally.

Risks Related to RFAC and the Business Combination

●	We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

●	If we seek shareholder approval of our Business Combination, our Initial Shareholders have agreed to vote in favor of such Business Combination, regardless of how our Public Shareholders vote.

●	We are not required to obtain a fairness opinion from an independent investment banking firm or from a valuation or appraisal firm, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view.

●	If third parties bring claims against RFAC, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.05.

●	Past performance by our management team and their Affiliates may not be indicative of future performance of an investment in us.

●	While RFAC and the Company work to complete the Business Combination, the Company’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

●	RFAC cannot be certain as to the number of RFAC Public Shares that will be redeemed and the potential impact to RFAC Shareholders who do not elect to redeem their RFAC Public Shares.

Risks Related to PubCo Operating as a Public Company

●	Our growth depends on maintaining confidence in our business among distributors, suppliers, and other stakeholders.

Risks Related to the Ownership of PubCo Securities After the Business Combination

●	The market price and trading volume of PubCo Ordinary Shares may be volatile and could decline significantly following the Business Combination.

●	There will be material differences between your current rights as a holder of RFAC Ordinary Shares and the rights you will have as a holder of PubCo Ordinary Shares, some of which may adversely affect you.

●	The existence of indemnification rights to our directors and officers may result in substantial expenditures and may discourage lawsuits against our directors and officers.

●	We may not have sufficient capital to meet future growth needs, and raising additional funding could dilute shareholders or restrict operations.

●	An active, liquid trading market for PubCo Ordinary Shares may not develop, which may limit your ability to sell your shares.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited Pro Forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination and the other events contemplated by the Business Combination Agreement described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RFAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of Nanyang with the Business Combination treated as the equivalent of Nanyang issuing stock for the net assets of RFAC, accompanied by a recapitalization. The net assets of RFAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited Pro Forma condensed combined financial information of PubCo appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited Pro Forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and related notes of RFAC and Nanyang for the applicable periods included elsewhere in this proxy statement/prospectus. The Selected Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what PubCo’s financial position or results of operations actually would have been had the Business Combination and the other events contemplated by the Business Combination Agreement been completed as of the dates indicated. The Selected Pro Forma Information does not purport to project the future financial position or operating results of PubCo.

RFAC and Nanyang have elected to provide the unaudited Pro Forma condensed combined financial information under two different Redemption scenarios of RFAC Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the Extension Redemptions, no additional public stockholders of RFAC exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the Extension Redemptions, RFAC public stockholders holding 4,831,265 RFAC Public Shares will exercise their Redemption rights for $53.35 million upon consummation of the Business Combination at a Redemption price of approximately $11.08 per share. The maximum Redemption amount reflects the maximum number of RFAC Public Shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

The following table sets out share ownership of PubCo on a Pro Forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Nanyang Shareholders(1)	150,000,000	94.4%	150,000,000	97.3%
RFAC Public Shareholders(2)	5,406,265	3.4%	575,000	0.4%
RFAC Sponsor(3)	3,282,695	2.0%	3,282,695	2.1%
EBC Private Placement and Representative Shares(4)	251,680	0.2%	251,680	0.2%
Total shares outstanding	158,940,640	100%	154,109,375	100%

(1)	Represents the exchange of outstanding Nanyang shares into shares of PubCo ordinary shares upon the Closing of the Business Combination.

(2)	In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of RFAC exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 4,831,265 RFAC shares for aggregate Redemption payments of $53.35 million at a Redemption price of approximately $11.08 per share. The maximum Redemption amount reflects the maximum number of the RFAC shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.
(3)	Represents the exchange of Founder Shares into shares of PubCo ordinary shares and the exchange of RFAC Private Shares held by Sponsor into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 19,414 ordinary shares issuable under the RFAC Private Rights held by Sponsor upon closing of the Business Combination.
(4)	Represents the exchange of RFAC Private Shares and representative shares held by EBC into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 2,461 ordinary shares issuable under the RFAC Private Rights held by EBC.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited Pro Forma condensed combined financial information will be different and those changes could be material.

The following table sets out selected unaudited Pro Forma condensed combined balance sheet data as of March 31, 2026, giving Pro Forma effect to the Business Combination and the other related events contemplated by the Business Combination Agreement as if it had occurred on March 31, 2026:

	As of March 31, 2026
	No Additional Redemptions	Maximum Redemptions
Selected Unaudited Pro Forma Balance Sheet Data:
Total assets	$46,251,856	$832,111
Total liabilities	$1,329,401	$9,440,617
Total shareholders’ equity (deficit)	$44,922,455	$(8,608,506)

The following table sets out selected unaudited Pro Forma condensed combined statements of operations data for the six months ended March 31, 2026 after giving effect to the Business Combination and the other related events contemplated by the Business Combination Agreement as if it had occurred on October 1, 2024.

	No Additional Redemptions	Maximum Redemptions
Selected Unaudited Pro Forma Statements of Operations Data For the Six Months Ended March 31, 2026:
Total revenue	$43,132	$43,132
Operating loss	$(7,651,881)	$(7,651,881)
Other loss	$(540,283)	$(540,283)
Net loss	$(8,192,164)	$(8,192,164)
Less net income attributed to non-controlling interest	$(41,274)	$(41,274)
Net loss attributed to PubCo shareholders	$(8,150,890)	$(8,150,890)
Basic and diluted net loss per share	$(0.05)	$(0.05)
Weighted average shares outstanding	158,940,640	154,109,375

The following table sets out selected unaudited Pro Forma condensed combined statements of operations data for the year ended September 30, 2025 after giving effect to the Business Combination and the other related events contemplated by the Business Combination Agreement as if it had occurred on October 1, 2024.

	No Additional Redemptions	Maximum Redemptions
Selected Unaudited Pro Forma Statements of Operations Data For the Year Ended September 30, 2025:
Total revenue	$84,586	$84,586
Operating loss	$(6,383,380)	$(6,383,380)
Other income	$4,684,281	$4,684,281
Net loss	$(1,699,099)	$(1,699,099)
Less net income attributed to non-controlling interest	$2,534	$2,534
Net loss attributed to PubCo shareholders	$(1,701,633)	$(1,701,633)
Basic and diluted net loss per share	$(0.01)	$(0.01)
Weighted average shares outstanding	158,940,640	154,109,375

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data of each of RFAC and the Company on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended September 30, 2025, after giving effect to the Business Combination assuming (i) no redemption of RFAC Ordinary Shares, and (ii) maximum redemption of RFAC Ordinary Shares. The pro forma earnings information for the six months ended March 31, 2026 and for the year ended September 30, 2025, were computed as if the Business Combination had been completed on October 1, 2024 and carried forward through the year end. The RFAC six month ended March 31, 2026 were derived by adding the three months ended December 31, 2025 (calculated by subtracting the unaudited nine months perioded ended September 30, 2025 to the audited year ended December 31, 2025) and the three month ended March 31, 2026.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of RFAC and the Company and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited RFAC and Company pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

					Pro Forma Combined
	PubCo		RFAC March 31, 2026	NYB	Assuming No Redemption	Assuming Maximum Redemption
Statement of Operations Data – For the Six Months Ended March 31, 2026
Net income (loss)		(19,786)	307,149	(7,222,890)	(8,192,164)	(8,192,164)
Shareholders’ equity (deficit)		(29,500)	(4,953,243)	(3,462,071)	44,922,455	(8,608,506)
Basic and diluted weighted average shares outstanding of Ordinary Shares, redeemable			6,480,128
Earnings per Ordinary Share subject to possible redemption	$		0.03
Basic and diluted weighted average shares outstanding of Ordinary Shares, non-redeemable		1	3,512,500	1,483,636	158,940,640	154,109,375
Earnings (loss) per Ordinary Share, non-redeemable		$(19,786)	0.03	(4.84)	(0.05)	(0.05)

					Pro Forma Combined
	PubCo		RFAC December 31, 2025	NYB	Assuming No Redemption	Assuming Maximum Redemption
Statement of Operations Data – For the Year Ended September 30, 2025
Net income (loss)		(9,715)	3,367,296	1,339,628	(1,701,633)	(1,701,633)
Basic and diluted weighted average shares outstanding of Ordinary Shares, redeemable			10,641,286
Earnings per Ordinary Share subject to possible redemption	$		0.24
Basic weighted average shares outstanding of Ordinary Shares, non-redeemable		1	3,512,500	1,248,587	158,940,640	154,109,375
Earnings (loss) per Ordinary Share, non-redeemable		$(9,715)	0.24	1.07	(0.01)	(0.01)
Diluted weighted average shares outstanding of Ordinary Shares, non-redeemable		1	3,512,500	1,305,421	158,940,640	154,109,375
Earnings (loss) per Ordinary Share, non-redeemable		$(9,715)	0.24	1.02	(0.01)	(0.01)

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the Proposals to be voted on at the Extraordinary General Meeting. The following discussion includes risk factors that apply to the business and operations of the Company and its subsidiaries and will also apply to the business and operations of PubCo following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of PubCo following the Closing. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the Company’s Business and Industry

General

We have a limited operating history.

We have a limited operating history, and the information available to you to make an investment decision is not as extensive as it is for more established companies. Nanyang Biologics was incorporated and commenced operations in 2021. We have no biopharmaceutical products approved for commercial sale, have generated limited revenue from commercial sales of our nutraceuticals and have generated limited revenue from the provision of services utilizing our AI platforms. Our operations to date have been primarily limited to performing research and development activities of drug candidates, development of our DTIGN and Vecura platforms, research and development for nutraceutical products and product candidates, hiring personnel, raising capital to support and expand such activities, providing general and administrative support for these operations, developing potential product candidates, and conducting preclinical studies including engaging CROs for CMC and ADME studies and planning IND enabling and clinical trials with partners for molecules such as NB-A002. Our nutraceutical product, CaraViva-Holistic Revival, was launched in the third quarter of 2025 and we plan to launch other nutraceutical products between 2025 and 2027.

As a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical and AI companies in rapidly evolving fields. We also need to transition from a company with a research and development focus to a company capable of supporting commercial activities. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

We have incurred net losses since inception and expect to continue to incur significant net losses for the foreseeable future.

We have incurred net losses since inception, have not generated any significant revenue to date, and have financed our operations prior to this business combination primarily through the issuance of convertible preferred stock, ordinary stock, proceeds from collaborative research, development, and out-license agreements, certain non-dilutive funding sources, and borrowings under debt arrangements. Our net (loss) income was approximately $(3.56) million and $1.34 million for the years ended September 30, 2024 and 2025, respectively. For the six months ended March 31, 2026, our net loss was approximately $7.22 million.

As of September 30, 2025, we had an accumulated deficit of $7.68 million, and as of March 31, 2026, our accumulated deficit was $14.9 million. Our pre-clinical stage pipeline currently consists of multiple drug product candidates, including our lead drug product candidate, NB-A002, and our other candidates are in pre-clinical or research development. Even if we succeed in receiving marketing approval for commercializing one or more of our drug product or nutraceutical candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and market additional potential products. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future after the Business Combination. The net losses we incur may fluctuate significantly from quarter-to-quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our expected future losses will continue to have an adverse effect on our working capital and our ability to achieve and maintain profitability.

Our ability to generate sufficient operating revenue to earn a profit depends upon our success in developing and marketing or licensing our drug candidates, generating sales for services on our AI platforms and developing and selling nutraceuticals. Any failure to do so could force us to close our business or to seek additional capital through loans or additional sales of our equity securities to continue business operations, which could dilute the value of any securities you hold or could result in the loss of your entire investment.

If we are unable to obtain, maintain, or protect intellectual property rights in any products we develop or if the scope of the intellectual property protection obtained is not sufficiently broad, third parties could develop and commercialize products and technology similar or identical to ours, and we may not compete effectively in our market.

We rely on our intellectual property to discover our drug product candidates, to develop and update our AI platforms and to produce nutraceuticals and discover new nutraceutical product candidates. Our success depends in significant part on our and our future licensors’ ability to obtain, maintain and protect patents and other intellectual property rights and operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. We maintain seven registered patents and five provisional patents in various jurisdictions, including the United States and Singapore, that are important to our business. If we or our licensors are unable to obtain or maintain patent protection with respect to such inventions and technology, our business, financial condition, results of operations, and prospects could be materially harmed.

The intellectual property prosecution process is expensive, time-consuming, and complex, and we and our current or future licensors may not prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patents may be invalidated and patent applications may not be granted for a number of reasons, including deficiencies in the patent applications or the lack of novelty of the underlying inventions or technology. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of research, development and commercialization activities in time to obtain patent protection. Although we may enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research, development, and commercialization activities, such as our employees, collaborators, CROs, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such activities before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries. Therefore, we cannot be certain that we or our current or future licensors were the first to make the inventions claimed in our owned or licensed patents or patent applications, or that we or our current or future licensors were the first to file for patent protection of such inventions.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions, and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. Our and our current or future licensors’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Moreover, the patent examination process may require us or our current and future licensors to narrow the scope of the claims of our or our current and future licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Additionally, the scope of patent protection can be reinterpreted after issuance. Even if our or our current or future licensors’ pending and future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we hold or in-license may be challenged, narrowed, circumvented, or invalidated by third parties in court or in patent offices. Our and our current or future licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. Our competitors or other third parties may also circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

We might not have found all of the potentially relevant prior art relating to our intellectual property and applications. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if our patents do issue and even if such patents cover our drug product candidates, third parties may initiate oppositions, interferences, re-examinations, post-grant reviews, inter partes reviews, nullification or derivation actions in court or before patent offices, or similar proceedings challenging the inventorship, validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. An adverse determination in any such proceeding or litigation could reduce the scope of, or invalidate, the patent rights we own or license, allow third parties to commercialize our technology or products and compete directly with us, without payment to us. Even where we have a valid and enforceable patent, we may not exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.

The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

The report of our independent registered public accounting firm on our audited consolidated financial statements for the years ended September 30, 2025 and 2024 contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Further reports on our consolidated financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products and product candidates.

Terms of subsequent financings may adversely impact your investment.

We envision needing to raise significant amounts of capital to fund our operations prior to obtaining profitability, if we ever do so. To raise additional capital, we intend to engage in common equity, debt, or preferred stock financings in the future. Your rights and the value of your investment in our securities could be reduced as a result of any such financings. Interest on debt securities could increase costs and negatively impact operating results. Preferred shares could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred shares could be more advantageous to those investors than to the holders of PubCo Ordinary Shares. In addition, if we need to raise more equity capital from the sale of PubCo Ordinary Shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Sales of PubCo Ordinary Shares, or convertible into PubCo Ordinary Shares, would dilute your economic and voting power and could dilute your ownership position on a per share net tangible book value basis. PubCo Ordinary Shares which we sell could be sold into any public market that develops for PubCo Ordinary Shares, if any ever develops, which could adversely affect the market price of PubCo Ordinary Shares.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of PubCo Ordinary Shares.

In addition to the risks addressed above, PubCo Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, PubCo Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices, given that we will have relatively small public floats after this offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of PubCo Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of PubCo Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in PubCo Ordinary Shares. Furthermore, the potential extreme volatility may confuse public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of PubCo Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of PubCo Ordinary Shares and understand the value thereof.

We substantially depend upon our management.

Our success depends largely on the skills, experience, and performance of key members of our management who are critical to directing and managing our growth and development in the future. Our success substantially depends upon our senior management’s ability to lead our company, implement successful corporate strategies and initiatives, develop key relationships, including relationships with collaborators and business partners, and successfully commercialize products and services. While our management has significant experience developing diagnostic products, they have considerably less experience in commercializing these products or services. The efforts of our management will be critical as we develop our technologies and seek to commercialize our tests and other products and services.

Failure of our internal controls over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting for external purposes. Internal control over financial reporting includes maintaining records that, in reasonable detail, accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements will be prevented or detected. Our limited operating history and transition to public reporting status will place significant additional pressure on our system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud. Material weaknesses in the effectiveness of internal control over financial reporting identified related to (i) lack of appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework. To remediate the material weaknesses, the Company has begun, and will continue, to (A) hire additional accounting and financial reporting personnel with GAAP and SEC reporting experience; (B) mandate continuing professional requirements for accounting staff to stay current with changes in U.S. GAAP and (C) set up a financial and system control framework with formal documentation of policies and controls in place.

Certain existing shareholders will have substantial influence over our operations, and their interests may not be aligned with the interests of our other shareholders.

Upon the consummation of the Business Combination, we estimate that Toon Wah, Ong, will beneficially own 18.83%, 19.12% and 19.42% of the equity interest and 18.83%, 19.12% and 19.42% of the voting power in PubCo under the No Redemption Scenario, 50% Redemption Scenario, and Full Redemption Scenario, respectively. Toon Wah, Ong may have interests different than yours, and he may want us to pursue strategies that deviate from the interests of other holders of PubCo Ordinary Shares. In addition, because he purchased their shares at prices below the current estimated value of PubCo Ordinary Shares and have held these shares for a longer period, he may be more interested in selling their PubCo Ordinary Shares than other investors.

Upon the completion of the Business Combination, we expect that we will be an “emerging growth company” and the reduced SEC reporting requirements available to such companies may make our securities less attractive to investors, which could have a material and adverse effect on us.

Upon consummation of the Business Combination, we expect that we will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter; we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issue more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

As a result, our shareholders may not have access to certain information they deem important. We cannot predict if investors will find our securities less attractive because it relies on these exemptions. If some investors do find our securities less attractive as a result, there may be a less active trading market and the price of our securities may be more volatile.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. public companies.

Because we will qualify as a foreign private issuer under the Exchange Act immediately following Closing, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Information relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

As a foreign private issuer, PubCo is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance standards applicable to domestic U.S. companies. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq’s corporate governance standards.

Nasdaq market rules permit a foreign private issuer, like us, to follow certain corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq’s corporate governance standards applicable to domestic U.S. companies. Among other things, we are not required to have (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year. We may decide to rely on the exemptions listed above, which may deprive you of the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of PubCo’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of PubCo’s directors or officers are U.S. citizens or residents; (ii) more than 50% of PubCo’s assets are located in the United States; or (iii) PubCo’s business is administered principally in the United States. If PubCo loses its status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

Drug Development Risks

We will depend on the success of our drug product candidates, which are currently in various stages of development and subject to funding availability.

Although we intend to generate significant revenue from the sale of our nutraceuticals and the provision of AI services, we believe that the success of our business will depend primarily on the successful development and commercialization of our drug product candidates. We currently generate no revenue from commercial sales of any drug products. We have no drug products approved for commercial sale, and after the Business Combination, we do not anticipate generating any revenue from drug product sales unless and until sometime after we have successfully completed clinical development and received marketing approval for the commercial sale of a drug product candidate, if ever. Our ability to generate revenue from the sale of drug products and achieve profitability depends significantly on our ability to achieve a number of objectives, including:

●	successful and timely completion of pre-clinical and clinical development of current and any future drug product candidates;

●	timely receipt of marketing approvals from applicable regulatory authorities for current and any future drug product candidates for which we successfully complete clinical development;

●	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

●	developing an efficient and scalable manufacturing process for current and any future drug product candidates, including establishing and maintaining commercially viable supply and manufacturing relationships with third parties to obtain finished products that are appropriately packaged for sale;

●	successful launch of commercial sales following any marketing approval, including the development of a commercial infrastructure;

●	commercial acceptance of current and any future drug product candidates as viable treatment options by patients, the medical community, and third-party payors;

●	addressing any competing technological and market developments;

●	identifying, assessing, acquiring, and developing new drug product candidates;

●	obtaining and maintaining patent protection, regulatory exclusivity, and other intellectual property-related protection;

●	enforcing and defending our rights in our intellectual property portfolio, including our licensed intellectual property;

●	negotiating favorable terms in any partnership, collaboration, licensing, or other arrangements that may be necessary to develop, manufacture, or commercialize our drug product candidates; and

●	attracting, hiring, and retaining qualified personnel.

We may never be successful in achieving our objectives and, even if we do, may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business, and continue our operations.

The clinical trials of our current and any future drug product candidates may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.

Before obtaining marketing approval from regulatory authorities for the sale of our drug product candidates, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete, and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their drug product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs.

We do not know whether our future clinical trials will begin on time or enroll patients on time, or whether our future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

●	obtaining regulatory approval to commence a trial;

●	delays in reaching, or the inability to reach, agreement on acceptable terms with prospective contract research organizations (“CROs”), clinical trial sites, laboratory service providers, companion diagnostic development partners, contract manufacturing organizations (“CMOs”), and other service providers we may engage to support the conduct of our clinical trials;

●	obtaining approval of the Hong Kong, United Kingdom, and any other applicable, regulatory authority at each clinical trial site;

●	recruiting a sufficient number of suitable patients to participate in a trial;

●	patients failing to comply with trial protocol or dropping out of a trial, rendering them not evaluable for study endpoints;

●	clinical trial sites deviating from trial protocol or dropping out of a trial;

●	the availability of any applicable combination therapies; or

●	delays in the testing, validation and manufacturing of drug product candidates and the delivery of these drug product candidates to clinical trial sites.

Any unforeseen events may cause us to be required to conduct additional clinical trials or other testing of our drug product candidates beyond those that we currently contemplate, or to be unable to successfully complete clinical trials of our drug product candidates or other testing. Clinical trial or test results may also not be positive or may be only modestly positive or may have safety concerns. Any of the foregoing events may cause us to incur unplanned costs, be delayed in obtaining marketing approval, if ever, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements, or have the drug removed from the market after obtaining marketing approval.

The outcome of preclinical testing and early clinical trials that we obtain and that we publish may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the Health Sciences Authority of Singapore (“HSA”), the U.S. Food and Drug Administration (“FDA”), or other comparable regulatory authorities.

We currently have no drug products approved for sale, and we might never have marketable drugs. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future collaborators may decide, or regulators may require us to conduct additional clinical trials or preclinical studies. Success in preclinical studies and early-stage clinical trials does not mean that future larger registration clinical trials will be successful. This is because drug product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the HSA, FDA, and other regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials. In particular, no compound with the mechanism of action of NB-A002 has been commercialized, and the outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later-stage clinical trials. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety results sufficient to obtain marketing approval to market our drug product candidates.

If our competitors develop and market products that are more effective, safer, or less expensive than our product or products candidates, we will be negatively impacted.

The biopharmaceutical industry is highly competitive and subject to rapid and significant change. Moreover, the oncology field is characterized by strong and increasing competition, with a strong emphasis on intellectual property. Products we may develop in the future for the treatment of cancer and any other diseases are likely to face competition from other drugs and therapies, including those of which we may not currently be aware. In addition, our products may need to compete with drugs that are specifically approved for our proposed indication and more widely accepted and recommended by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing or new remedies with our products.

Moreover, generic drug companies aggressively seek to market approved generic versions of small molecule drug products, including by challenging patents covering the original drug product. The market entry of generic versions of approved drugs generally has a rapid and dramatic adverse impact on the pricing that can be realized by the maker of the original drug product. If we are unable to obtain and enforce patents and regulatory exclusivities on our drug candidates, earlier than expected market entry of generic competitors could significantly and adversely affect our business.

Major multinational biopharmaceutical and biotechnology companies, emerging and start-up companies, universities, and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the indications we are currently targeting or may target in the future. Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources, and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients, and manufacturing biotechnology products, and their AI platforms may be more effective at discovering drug product candidates for development than ours. These companies also have significantly greater research, development, and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the drug product candidates that we develop obsolete. As a result of any of these factors, our competitors may succeed in obtaining approval from the HSA, FDA, or other foreign regulatory authorities or discovering, developing, and commercializing products in our field before or more successfully than we do.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, particularly as concerns our AI platforms, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or drug product candidates obsolete, less competitive, or not economical.

We may not succeed in our efforts to expand our pipeline of drug product candidates and develop marketable products.

Because we have limited financial and managerial resources, we focus our pipeline research and development efforts to develop our drug product candidates. Our business depends on our successful development and commercialization of NB-A001, NB-A002, NB-B101, and NB-B102, and other drug product candidates for which we have yet to begin preclinical research and development activities. Even if we continue to successfully expand our pipeline, development of the potential drug product candidates that we identify will require substantial investment in clinical development, management of preclinical, clinical, and manufacturing activities, regulatory approval in multiple jurisdictions, obtaining manufacturing supply capability, building a commercial organization, and significant marketing efforts before we generate any revenue from product sales. Furthermore, such drug product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy, or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we cannot successfully develop and commercialize our drug product candidates based upon our approach, we may not obtain product or partnership revenue in future periods, which would adversely affect our business, prospects, financial condition, and results of operations.

Preliminary interim or “top-line” data that we announce or publish from time to time may change as more data becomes available and will be subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may announce or publish preliminary interim or “top-line” data from clinical trials. Positive preliminary data may not be predictive of such trial’s subsequent or overall results. Preliminary data are subject to the risk that one or more of the outcomes may materially change as more data become available. Additionally, preliminary data are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Therefore, positive preliminary results in any ongoing clinical trial may not be predictive of such results in the completed trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully evaluate all data. As a result, preliminary data that we report may differ from future results from the same clinical trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, preliminary data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to preliminary data could significantly harm our business prospects.

Our drug product candidates may cause undesirable side effects or have other properties that may delay or prevent their development or regulatory approval or limit their commercial potential.

Undesirable side effects caused by our drug product candidates or by similar products developed by others could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in more restrictive labeling or the denial of regulatory approval by the HSA, FDA, or other regulatory authorities and potential product liability claims. Such side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial. Many compounds developed in the biotechnology industry that initially showed promise in early-stage testing for treating cancer have later been found to cause side effects that prevented their further development.

Patients in our future clinical trials treated with our drug product candidates might experience serious adverse side effects that cause the HSA, FDA, or comparable regulatory authorities in other jurisdictions to place clinical holds on our future clinical trials, the result of which could delay or prevent us from obtaining regulatory approval for our drug product candidates. Even if approved, our drug product candidates may carry boxed warnings or precautions regarding risks and potential serious adverse side effects.

For our future clinical trials, we plan to contract with CROs experienced in the assessment and management of toxicities arising during clinical trials. Nonetheless, they may have difficulty observing patients and treating toxicities, which may be more challenging due to personnel changes, shift changes, house staff coverage, or related issues. This could lead to more severe or prolonged toxicities or even patient deaths, which could result in us or the HSA, FDA, or comparable regulatory authority delaying, suspending, or terminating one or more of our clinical trials and which could jeopardize regulatory approval.

Furthermore, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of subjects and limited duration of exposure, rare and severe side effects of our drug product candidates or those of our competitors may only be uncovered with a significantly larger number of patients exposed to the drug. For example, while we believe that our drug product candidates will demonstrate manageable tolerability profiles in future clinical trials, our drug product candidates might cause more severe side effects in a greater proportion of patients.

If we or others identify undesirable side effects caused by our drug product candidates or those of our competitors, a number of potentially significant negative consequences could result, including:

●	we may encounter delays or difficulties in enrolling patients for our clinical trials due to a negative perception of our drug product candidates’ safety and tolerability profile;

●	we and/or regulatory authorities may temporarily or permanently put our clinical trials on hold;

●	we may be unable to obtain regulatory approval for our drug product candidates;

●	regulatory authorities may withdraw or limit their approvals of our drug product candidates;

●	regulatory authorities may require the addition of labeling statements, such as a contraindication, boxed warnings, or additional warnings;

●	Hong Kong, UK, or other regulatory health authorities may require development of a Risk Evaluation and Mitigation Strategy with Elements to Assure Safe Use as a condition of approval;

●	we may be subject to regulatory investigations and government enforcement actions;

●	we could be sued and held liable for harm caused to patients, including as a result of hospital errors; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our drug product candidates and could substantially increase commercialization costs.

We may expend our resources to pursue particular drug product candidates and fail to capitalize on drug product candidates that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial resources and personnel, we focus on the development of specific drug product candidates based on our product development strategy. As a result, we may forgo or delay the pursuit of other drug product candidates that later prove to have greater commercial potential. Decision making about which drug product candidates to prioritize involves inherent subjectivity and/or uncertainty. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Failure to properly assess potential drug product candidates could result in our focus on drug product candidates with low market potential, which would harm our business and financial condition. Our spending on current and future research programs and drug product candidates for specific indications may not yield any commercially viable drug product candidates. If we do not accurately evaluate the commercial potential or target market for a particular drug product candidate, we may relinquish valuable rights to that drug product candidate through partnering, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such drug product candidate.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

We may not initiate, continue, or complete clinical trials for our drug product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the HSA, FDA, or comparable foreign regulatory authorities.

Patient enrollment is a significant factor in the timing of clinical trials, and our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate. Patient enrollment may also be affected by other factors, including:

●	size and nature of the patient population;

●	severity of the disease under investigation;

●	availability and efficacy of approved drugs for the disease under investigation;

●	patient eligibility criteria for the trial in question;

●	efforts to facilitate timely enrollment in clinical trials;

●	patient referral practices of physicians;

●	clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of, our drug product candidates in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

●	the ability to monitor patients adequately during and after treatment;

●	competing ongoing clinical trials of other treatments for the same indications as our drug product candidates;

●	proximity and availability of clinical trial sites for prospective patients;

●	whether we become subject to a partial or full clinical hold on any of our clinical trials; and

●	continued enrollment of prospective patients by clinical trial sites, including, but not limited to, delays due to pandemics, wars that can impact patient willingness to participate and travel for investigative therapy, and reductions in clinical trial site staff and services.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more of our clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our drug product candidates and jeopardize our ability to obtain marketing approval for the sale of our drug product candidates.

Many of our additional internal programs, including NB-A007, are at earlier stages of development than NB-A002 and NB-B101 and may fail in development or suffer delays that adversely affect their commercial viability.

All of our internal programs are in preclinical development or at the research stage and may fail in development or suffer delays that adversely affect their commercial viability. Our AI platforms may fail to yield additional drug product candidates. A drug product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for drug product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care, and other unpredictable variables. The results from preclinical testing or early clinical trials of a drug product candidate may not be predictive of the results that will be obtained in later-stage clinical trials of the drug product candidate. The success of any drug product candidates we may develop will depend on many factors, including the following:

●	generating sufficient data to support the initiation or continuation of clinical trials;

●	obtaining regulatory permission to initiate clinical trials;

●	contracting with the necessary parties to conduct clinical trials;

●	the successful enrollment of patients in, and the completion of, clinical trials;

●	the timely manufacture of sufficient quantities of the drug product candidate and any combination therapy, for use in clinical trials; and

●	acceptable adverse profile in the clinical trials.

Even if we successfully advance any other drug product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we might never develop, obtain regulatory approval of, commercialize, or generate significant revenue from any drug product candidate.

We may not be successful in our efforts to develop additional drug product candidates and build up our research pipeline.

A key element of our development strategy is to use our AI platform to build a robust pipeline of drug product candidates, targeting both novel and clinically validated cancer targets. However, we may be unable to identify suitable additional drug product candidates for clinical development, which would limit our ability to develop drug product candidates and our ability to obtain revenues from commercializing any such drug product candidates. Even if we are successful in continuing to build our research pipeline, the potential drug product candidates that we identify may fail in clinical development or commercialization. For example, they may not demonstrate sufficient efficacy or may demonstrate harmful side effects or other characteristics that make them unlikely to receive regulatory approval and achieve market acceptance.

We intend to rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to comply with regulatory requirements and failing to meet deadlines for the completion of such trials, research, and studies.

We do not have the ability to independently conduct our clinical trials. We intend to rely on third parties to conduct clinical trials of its drug product candidates, including Investigator Sponsored Trials (“ISTs”) sponsored by third parties; these third parties also include CROs, clinical data management organizations, medical institutions and clinical investigators. These third parties will not be our employees and, except for remedies available to us under our agreements, we have limited ability to control the amount or timing of resources that any such third party will devote to our clinical trials. In some cases, these third parties may not provide us with information about the ongoing clinical trials on a timely basis. The third parties may also violate the terms of the agreements governing such clinical trials in various ways, including asserting intellectual property rights that contractually belong to us. Some of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our drug development activities.

Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the HSA, FDA, and other comparable foreign regulatory authorities require us to comply with regulations for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Regulatory authorities enforce these requirements through periodic and for-cause inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs fail to comply with applicable requirements, the clinical data generated in our clinical trials may be deemed unreliable and the HSA, FDA, or comparable foreign regulatory authorities may refuse to accept the data and require us to perform additional clinical trials before approving our marketing applications. Upon inspection by a given regulatory authority, such regulatory authority might determine that any of our clinical trials do not comply with governing regulations. In addition, our clinical trials must be conducted with products produced under current regulations. Our failure, or the failure of the third parties we engage, to comply with these regulations, may require us to repeat clinical trials, which would delay the marketing approval process. We also are required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database within certain timeframes. Failure to do so can result in delays in being permitted to initiate patient recruitment at some trial sites, slowing the delivery of clinical trial data, which can lead to sanctions from scientific journals in which we would seek to publish our study results.

The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not obtain, or may be delayed in obtaining, marketing approvals for our drug product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our drug product candidates.

AI Platforms Risks

The market for AI solutions is competitive and evolving, and if we do not compete effectively, our business, financial condition, results of operations, and prospects may be harmed.

AI is a rapidly evolving field, and in the past few years top line models and platforms have quickly become outdated. If we are unable to improve our platform in step with or ahead of advances in AI, our competitors may develop platforms that exceed ours and identify prospective product candidates faster or more effectively than we do or that offer third parties a more attractive platform on which to conduct their research. Many of our current and potential competitors benefit from competitive advantages over us, such as prominent and cutting-edge technology and software tools designed to keep out new market entrants, greater name recognition, established developer communities, established engineering teams with key industry knowledge, longer operating histories, greater financial assets, more varied product offerings, larger sales and marketing resources, more established relationships, wider geographic presence or larger, more established customer bases, more comprehensive and mature intellectual property portfolios and patent protections, a more robust supply chain, including favorable contracts with suppliers, and other resources. Given the speed at which the field is changing, we may compete with companies that are currently early stage. Additionally, changes in AI, including if general AI is obtained, may lower the cost of entry into the business of AI drug discovery and AI drug discovery services.

We have generated limited revenue from our AI platform, do not expect near-term revenue to offset our ongoing operating expenses, and may never be able to maintain profitability.

Our ability to generate revenue from AI-related services and maintain profitability in the future depends on our ability to generate sufficient revenue to offset our costs and maintain profitability. Our ability to generate future revenue from services depends heavily on our success in:

●	improving our AI platform and expanding its features over time;

●	establishing a larger sales force to commercialize our AI platforms;

●	addressing any technological and market developments, including competing products;

●	maintaining, protecting, and expanding our portfolio of intellectual property rights, including patents, trade secrets, know-how, and trademarks;

●	defending against third-party interference or infringement claims, if any; and

●	attracting, hiring, and retaining qualified personnel.

We anticipate incurring substantial costs to commercialize our AI Platforms further. Our AI related services might not become profitable.

Our success depends on the completion, validation, and commercialization of our proprietary AI discovery platform, Vecura. If we are unable to complete development of key modules, launch them effectively, or keep pace with technological and market evolution, our business, financial condition, results of operations, and prospects may be materially harmed.

We may not compete effectively in the evolving AI discovery market.

The market for AI-driven discovery is rapidly evolving. Competitors with greater resources, datasets, computational infrastructure, or established scientific partnerships may develop more advanced platforms faster than we do. Even early-stage companies could use open-source AI tools or general AI to lower barriers to entry. If we are unable to advance Vecura’s features, accuracy, and integration at a competitive pace, our market share, pricing power, and ability to attract partners could be reduced.

We have generated limited revenue from our AI platform and may never achieve or sustain profitability.

We have generated limited revenue from our AI platform and expect to continue incurring significant development and infrastructure costs. Our ability to achieve profitability depends on our success in:

●	completing and validating key Vecura modules;

●	improving predictive accuracy and model interpretability;

●	integrating data across scientific and ethnopharmacological sources;

●	expanding features and user accessibility;

●	commercializing our AI discovery services;

●	attracting and retaining scientific and engineering talent; and

●	Vecura and related services might never generate revenue sufficient to offset these costs.

Our AI models may produce inaccurate, biased, or non-reproducible results.

Vecura’s predictive systems, including the Drug-Target Interaction Graph Neural Network (“DTIGN”), rely on data-driven, physics-informed algorithms that may yield inaccurate or inconsistent outputs due to incomplete data, bias, or overfitting. Inaccurate predictions could lead to false positives or negatives, inefficient research spending, or missed discovery opportunities. Although we incorporate human verification to improve reliability, our results might never align with biological or clinical outcomes.

We may face risks from model explainability, continuous learning, and regulatory acceptance.

Regulators increasingly require explainable and traceable AI systems. Because Vecura uses complex deep-learning architectures, its predictions may not always be interpretable or easily validated. In addition, Vecura’s continuous-learning framework could introduce model drift—where retraining alters behavior or accuracy. If we cannot demonstrate model stability, reproducibility, and compliance, regulatory authorities may restrict our use of AI in discovery programs.

We may not be able to obtain the resources needed to complete or improve our AI platform.

We will need to hire and retain specialized engineers, researchers, and data scientists and secure advanced computing infrastructure to complete Vecura’s modules. Competition for such talent is intense, and supply chain or export restrictions could limit access to high-performance GPUs. Failure to secure these resources could slow development or make our technology obsolete.

Our platform and data assets may be vulnerable to cybersecurity and intellectual property risks.

Vecura relies on integration of public, proprietary, and partner datasets hosted in cloud environments. Cyberattacks, data breaches, or unauthorized access could expose sensitive information, disrupt operations, or result in theft of proprietary models and compound data. Because our trained AI parameters and Natural Compound Library represent significant intellectual property, any compromise could cause material harm to our business and reputation.

Incomplete module integration or infrastructure failures may delay commercialization.

Vecura’s multi-engine architecture depends on seamless coordination across its vertical and horizontal components. Technical incompatibilities, version conflicts, or data management errors could delay full system integration. Any such failure could postpone product launch, reduce partner confidence, or require costly reengineering.

Ethical, legal, and intellectual property risks may affect AI-generated discoveries.

AI-generated molecules and designs raise emerging questions regarding inventorship, patent ownership, and eligibility. Inconsistent global frameworks may limit our ability to secure intellectual property protection. Additionally, misuse of AI-generated compounds for unintended or dual-use purposes could lead to ethical, regulatory, or reputational consequences, if not properly managed.

Our success depends on expert oversight and collaborative validation.

While Vecura incorporates automated and human-verified processes, overreliance on automation could lead to misinterpretation of predictions. Conversely, insufficient scientific oversight could reduce the system’s adaptability and learning capacity. Maintaining effective human review is essential to ensure data accuracy, safety, and regulatory credibility.

We depend on third-party infrastructure and collaboration partners.

Vecura’s cloud and computational performance rely on third-party providers such as NVIDIA, Hewlett Packard Enterprise (“HPE”), and Equinix. Disruptions, price changes, or contract terminations could hinder R&D progress or increase operating costs. We also depend on research and commercialization partners to validate and deploy AI models. Any deterioration of these relationships could limit market access and delay platform adoption.

Our reputation and partnerships could be harmed by technical failures or ethical issues.

Any perceived failure in model accuracy, data integrity, or ethical handling of AI-generated discoveries could damage our reputation and reduce confidence among collaborators, regulators, and investors. Because AI discovery is a new and highly visible field, isolated setbacks could have disproportionate reputational impact and hinder future partnerships.

Nutraceuticals Risks

We face intense competition in the health and wellness products industry, which could adversely affect our business.

We operate in a highly competitive health and wellness products industry, where we face significant competition from both established companies and emerging brands. Many of our competitors have greater financial resources, advanced product development capabilities, and well-established brand recognition, enabling them to respond more effectively to changes in consumer preferences and market conditions. Competitors may leverage their resources to expand production capacity, enhance marketing efforts, improve product quality, and develop innovative substitutes for our offerings. They may also strategically locate production facilities to optimize costs and distribution efficiency or recruit experienced personnel to strengthen their competitive advantage.

Competition in this industry is driven by factors such as pricing, product quality, packaging, innovation, brand awareness, promotional strategies, and the effectiveness of distribution channels, including e-commerce and livestreaming platforms, which we actively utilize. Competitors may attempt to gain market share by implementing aggressive pricing strategies, offering significant discounts, or conducting high-profile promotions. These strategies could pressure us to reduce our prices, negatively impacting our margins, or risk losing market share. Larger competitors with greater financial strength may be better positioned to withstand such price competition, further challenging our ability to compete effectively.

The health and wellness industry also sees frequent new entrants or expansions by existing competitors, adding further competitive pressure. These competitors may seek to differentiate their products through innovation or may engage in practices that undermine consumer confidence in our brand or products. Our ability to compete effectively depends on maintaining the strength of our brand, implementing successful marketing and product innovation strategies, ensuring the quality and diversity of our product offerings, and achieving operational efficiency in areas such as order fulfillment and delivery.

We cannot predict the timing, scale, or strategies of our competitors, nor can we guarantee that we will be able to respond effectively to these competitive pressures. If we fail to compete effectively, adapt to changing market conditions, or sustain consumer trust in our products and brand, it could materially and adversely affect our business, financial condition, and results of operations.

The use of any of our nutraceutical product candidates could result in product liability or similar claims that could be expensive, damage our reputation, and harm our business.

Our business exposes us to an inherent risk of potential nutraceutical product liability or similar claims. The pharmaceutical and nutraceuticals industries have historically been litigious, and we face financial exposure to product liability or similar claims if the use of any of our nutraceutical products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of our nutraceutical products might necessitate a product recall. Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A pharmaceutical or nutraceutical product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration, and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use, and disposal of potentially hazardous materials, including the components of our nutraceutical product candidates and other potentially hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these potentially hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of its commercialization efforts, research and development efforts, business operations, and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste pharmaceutical products. Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed its resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently, and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of its future compliance.

Regulatory authorities may request additional information, studies, or clinical data to support safety, efficacy, and labeling, which could be time-consuming and costly.

The failure to adequately demonstrate the safety and effectiveness of our nutraceutical products and product candidates under development to the satisfaction of the HSA, FDA, or other regulatory agencies will result in delays to the regulatory approval or non-approvability of our product candidates and could materially harm our business. During the review process, the HSA, FDA, or other regulatory agencies may request additional information regarding the efficacy, safety, support, or labeling of our product candidates and providing such additional information could require significant additional work and expense, and take a significant amount of time, resulting in a material delay of approval or the failure to obtain approval or lead us to abandon the development of that product candidate. During the review process, the HSA, FDA, or other regulatory agencies, may also request more information regarding the chemistry, manufacturing, or controls related to our product candidates, and answering such questions could require significant additional work and expense, and take a significant amount of time, resulting in a material delay of approval or the failure to obtain approval or abandonment of the product candidate.

Regulatory authorities may require substantial human clinical data to substantiate health claims. Reliance on preclinical in vitro, animal, or mechanistic studies may be insufficient to support approvals.

We have not initiated clinical trials for our product candidates and we may not be able to commence clinical trials on the time frames we expect. We face significant uncertainty regarding how effective and safe they will be in human patients and the results from preclinical studies may not be indicative of the results of clinical trials. Preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products.

Even if clinical trials are successfully completed, the HSA, FDA, or foreign regulatory authorities may not interpret the results as we do, and more clinical trials could be required before we submit our product candidates for approval. To the extent that the results of our clinical trials are not satisfactory to the HSA, FDA, or foreign regulatory authorities for support of a marketing application, approval of our product candidates may be significantly delayed, or we may be required to expend significant additional resources, which may not be available to us, to conduct additional clinical trials in support of potential approval of our product candidates.

Our operations could be harmed if we fail to comply with Good Manufacturing Practices.

Across our markets, there are regulations on a diverse range of Good Manufacturing Practices (“GMP”) that apply to us and to our vendors covering product categories such as dietary supplements, cosmetics, foods, over-the-counter drugs and medical devices. The GMPs impose stringent requirements on a variety of topics, including vendor qualifications, ingredient identification, manufacturing controls and record keeping. Ingredient identification requirements, which often require us to confirm the levels, identity and potency of ingredients listed on our product labels within a narrow range, are particularly burdensome and difficult for us because our products contain many different ingredients. Additionally, certain GMP obligate us to track and periodically report adverse events to government agencies. Compliance with these increasing regulations may further increase the cost of manufacturing certain of our products as we work with our vendors to assure they are qualified and in compliance. In addition, our operations could be harmed if regulatory authorities determine that we or our vendors are not in compliance with these regulations or if public reporting of adverse events harms our reputation for quality and safety. A finding of noncompliance may result in administrative warnings, penalties, or actions impacting our ability to continue selling certain products, including public withdrawals, seizures, and recalls.

Variability in ingredient quality or bioactive content may affect consistency, potency, and regulatory and public acceptance.

We buy ingredients from other manufacturers. If these materials are alleged or prove to include contaminants that affect the safety or quality of our products or are otherwise rumored to have adverse effects, for any reason, we may sustain the costs of and possible litigation resulting from a product recall and need to find alternate ingredients, delay production, or discard or otherwise dispose of products, which could adversely affect our business, financial condition, and results of operations. In addition, if any of our competitors experience similar events, our reputation could be damaged, including as a result of a loss of consumer confidence in the types of products we sell.

Although we may insure on an economically reasonable basis against product recalls and product contamination, such insurance may not be adequate to cover all liabilities that we may incur in connection with product liability claims, including among others, that the products we sell caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. For example, punitive damages are generally not covered by insurance. If we are subject to substantial product liability claims in the future, we may not be able to continue to maintain our existing insurance, obtain comparable insurance at a reasonable cost, if at all, or secure additional coverage. This could result in future product liability claims being uninsured. If there is a product liability judgment against us or a settlement agreement related to a product liability claim, our business, financial condition and results of operations may be materially adversely affected. In addition, even if product liability claims against us are not successful or are not fully pursued, these claims could be costly and time-consuming and may require management to spend time defending claims rather than operating our business.

Risks Related to the Company’s International Operations, Legal and Regulatory Matters

Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business and prospects.

We currently operate in the large, diverse and complex Southeast Asia. We are subject to various regulations in each of the jurisdictions in which we operate.

Focus areas of regulatory risk that we are exposed to include, among others: (i) evolution of laws and regulations applicable to biopharmaceuticals, biotechnology, and nutraceuticals (ii) various forms of data regulation such as data localization, data portability, cybersecurity and advertising or marketing, (iii) antitrust regulations, (iv) foreign ownership restrictions, and (v) artificial intelligence regulation.

In addition, we may not be able to obtain all the licenses, permits and approvals that may be necessary. Our business is subject to regulations from various regulators within each jurisdiction we operate in, and such regulators may not always act in concert. As a result, we may be subject to requirements which separately may not be materially adverse to us but when taken together could have a material impact on us. In addition, we are subject to differing, and sometimes conflicting, laws and regulations in the markets in which we operate.

In addition, since we operate in different jurisdictions in Asia, we are subject to the risk that regulatory scrutiny or actions in one country may lead to other regulators taking similar actions. We may enter into exclusive regional partnership agreements with our suppliers or customers. Although we are not aware of any violations of competition laws in connection with our business model, we might be subject to an inquiry, investigation, or even penalty from regulatory agencies in the future. In the event that a regulatory agency in one of the countries or jurisdictions initiates action against us, it may lead to other regulators taking similar actions.

Our actual or perceived failure to comply with applicable regulation could expose it to regulatory actions, including, but not limited to, potential fines or orders to temporarily or permanently cease all or some of our business activities. Any such actions could materially and adversely affect our business, financial condition, results of operations, and prospects.

Our international operations are, and our strategy to expand internationally will be, subject to increased challenges and risks.

Expanding our business outside of Southeast Asia is an important element of our business strategy. An important part of targeting international markets is developing offerings that are localized and customized for the customers in those markets. Our ability to expand our business and to attract customers in international markets we may enter will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, economics, legal systems, alternative dispute systems, regulatory systems, and commercial infrastructures.

Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:

●	inability to offer certain products in certain foreign countries;

●	challenges caused by distance, language, and cultural differences;

●	obtaining, utilizing, protecting, defending, and enforcing our intellectual property rights;

●	negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;

●	the inability to extend proprietary rights in our brand, content, or technology into new jurisdictions;

●	compliance with applicable foreign laws and regulations, including laws relating to content and consumer protection;

●	compliance with anti-bribery laws, including the Foreign Corrupt Practices Act;

●	credit risk and higher levels of payment fraud;

●	currency exchange rate fluctuations;

●	protectionist laws and business practices that favor local businesses in some countries;

●	political, economic, and social instability;

●	higher costs associated with doing business internationally;

●	export or import regulations; and

●	trade and tariff restrictions.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition, and operating results could be adversely affected. Additionally, our ability to successfully gain market acceptance in any particular market is uncertain. Please refer to “Business - Regulatory Overview” for further information.

Any failure by us or our vendors to comply with applicable anti-money laundering or other related laws and regulations could damage its business, reputation, financial condition, and results of operation, or subject it to other risks.

Our payment systems may, in certain jurisdictions, be governed by laws and regulations related to payment and financial services activities, including, among other things, laws and regulations relating to banking, cross-border and domestic money transmission, anti-money laundering, counter-terrorist financing, electronic funds transfers, systemic integrity risk assessments, cybersecurity of payment processes, import and export restrictions and consumer protection. Our payment system may be susceptible to illegal and improper uses, including money laundering, terrorist financing, fraudulent sales of goods or services, and payments to sanctioned parties. These laws and regulations to which we are now, or in the future may be, subject are highly complex, may be vague, and could change and may be interpreted to make it difficult or impossible for us to comply with them. In addition, in the future, we may offer new payment options that may be subject to additional regulations and risks. If we fail to comply with applicable laws and regulations, we may be subject to civil or criminal penalties, fines, and higher transaction fees, and we may lose our ability to accept or process online payment, payment card or other related transactions, which could make services on our games less convenient and attractive. In the event of any failure to comply with applicable laws and regulations, our business, financial condition, results of operations and prospects could be adversely affected.

As our payments and financial services related businesses expand, we will need to continue to invest in compliance with applicable laws and regulations, and to conduct appropriate risk assessments and implement appropriate controls. Government authorities may scrutinize or seek to bring actions against us if our systems are used for improper or illegal purposes or if our risk management or controls are not adequately assessed, updated, or implemented, and the foregoing could result in financial or reputational harm to our business.

In addition, laws and regulations related to payments and financial services are evolving, and changes in such laws and regulations could affect our ability to provide services on our platform in the manner that we have done, expect to do, or at all. In addition, as we evolve our business or make changes to our operations, we may be subject to additional laws and regulations. Historical or future non-compliance with these laws and regulations could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions. Costs associated with fines and enforcement actions, as well as reputational harm, changes in compliance requirements, or limits on our ability to expand our product offerings, could harm our business.

We are subject to risks associated with operating in Asia.

If we achieve significant revenue, we anticipate that we will derive a significant portion of our revenue from our operations in Southeast Asia, and we intend to continue to develop and expand our business and penetration in the region and outside of Asia. Our operations and investments in Asia are subject to various risks related to the economic, political, and social conditions of the countries in which we operate, including risks related to the following:

●	inconsistent and evolving regulations, licensing and legal requirements may increase our operational risks, and cost of operations among the countries in Asia in which we operate;

●	currencies may be devalued or may depreciate or currency restrictions or other restraints on transfer of funds may be imposed;

●	the effects of inflation within Asia generally and/or within any specific country in which we operate may increase our cost of operations;

●	governments or regulators may impose new or more burdensome regulations, taxes, or tariffs;

●	political changes may lead to changes in the business, legal, and regulatory environments in which we operate;

●	economic downturns, political instability, civil disturbances, war, military conflict, religious or ethnic strife, terrorism, and general security concerns may negatively affect our operations;

●	enactment or any increase in the enforcement of regulations, including, but not limited to, those related to personal data protection, localization, and cybersecurity, may incur compliance costs;

●	health epidemics, pandemics, or disease outbreaks (including the COVID-19 outbreak) may affect our operations and demand for our discretionary health products; and

●	natural disasters like volcanic eruptions, floods, typhoons, and earthquakes may impact our operations severely.

Additionally, the laws in the countries in which we operate may change, and their interpretation and enforcement may involve significant uncertainties that could limit the reliability of the legal protections available to us. We cannot predict the effects of future developments in the legal regimes in the countries in which we operate.

Our revenue and net income may be materially and adversely affected by any economic slowdown or developments in the social, political, regulatory, and economic environments in Asia, as well as globally.

We may be adversely affected by social, political, regulatory, and economic developments in the countries in which we operate. We are exposed to political and economic uncertainties, including, but not limited to, the risks of war, terrorism, nationalism, nullification of contract, changes in interest rates, imposition of capital controls, and methods of taxation that affect consumer confidence, consumer spending, consumer discretionary income, and changes in consumer purchasing habits. As a result, our revenue and net income could be impacted to a significant extent by economic conditions in Southeast Asia and globally.

Substantially all of our assets and operations are located in Southeast Asia. Our business, financial condition, and results of operations may be influenced to a significant degree by political, economic, and social conditions in Singapore. The economies in certain Southeast Asian countries differ from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order, and allocation of resources. In some of the Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies.

While the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia or in other markets in neighboring regions (such as China and Japan), or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and adversely affect our competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their GDP, significant inflation, and/or shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to potential inflation in the markets in which we operate. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments, and exchange rate controls, to control the pace of economic growth. These measures may cause decreased economic activity in Southeast Asia, which may adversely affect our business, financial condition, results of operations, and prospects.

In addition, some Southeast Asia markets have experienced, and may in the future experience, political instability, including strikes, demonstrations, protests, marches, coups d’état, guerilla activity, or other types of civil disorder. These instabilities and any adverse changes in the political environment could increase our costs, increase our exposure to legal and business risks, disrupt our office operations, or affect our ability to expand our user base.

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect our companies.

The interpretation and enforcement of laws and regulations involve uncertainties and inconsistencies. Since local administrative and court authorities and, in certain cases, independent organizations, have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we may enjoy in many of the localities that we operate in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and its ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our business segments. Scrutiny and regulation of the business segments in which we operate may further increase, and we may be required to devote additional legal and other resources to addressing these regulations. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our business segments may slow the growth of our business segments and adversely affect our business, financial condition, results of operations, and prospects.

The Committee on Foreign Investment in the United States (“CFIUS”) may delay, prevent, or impose conditions on potential future acquisitions that PubCo may pursue after the completion of the Business Combination.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is authorized to require certain foreign investors to make mandatory filings and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. With respect to transactions that CFIUS considers to present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures, and/or recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’s jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” that is, a U.S. business that (1) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (2) owns or operates certain “critical infrastructure”; and/or (3) maintains or collects “sensitive personal data.”

We believe that we are currently foreign persons under the CFIUS regulations and depending on our ultimate share ownership following the Business Combination and other factors, post-closing PubCo is likely to be deemed to be a foreign person under CFIUS’s regulations. If CFIUS were to determine that a future investment or acquisition by PubCo or any portion thereof is within its jurisdiction, it might request that we submit a filing with respect to such investment or acquisition. A CFIUS review of such investment or acquisition could delay the completion of such investment or acquisition. And, if CFIUS identifies unresolved national security concerns as part of its review, and even if a filing has been made by PubCo, CFIUS could impose conditions with respect to such investment or acquisition, recommend that the President of the United States prohibit such investment or acquisition, or if the closing of such investment or acquisition has occurred, recommend that the President of the United States order us to divest all or a portion of shares that our investors acquired pursuant to such investment or acquisition without first obtaining CFIUS approval. Moreover, should CFIUS determine that any parties to such investment or acquisition were required to make a filing with CFIUS but failed to do so, CFIUS could impose a civil penalty not to exceed $250,000 or the value of the relevant transaction, whichever is greater, on the parties it determines were subject to a mandatory filing requirement.

We could face uncertain tax liabilities in various jurisdictions where we operate and suffer adverse financial consequences as a result.

Our management believes we are in compliance with all applicable tax laws in the various jurisdictions where we are subject to tax, but its tax liabilities could be uncertain, and we could suffer adverse tax and other financial consequences if tax authorities do not agree with our interpretation of the applicable tax laws.

Although we are incorporated in the Cayman Islands, the NYB Group collectively operates in multiple tax jurisdictions and pays income taxes according to the tax laws of these jurisdictions. Various factors, some of which are beyond our control, determine our effective tax rate and/or the amount we are required to pay, including changes in or interpretations of tax laws in any given jurisdiction and changes in geographical allocation of income. We accrue income tax liabilities and tax contingencies based upon our best estimate of the taxes ultimately expected to be paid after considering our knowledge of all relevant facts and circumstances, existing tax laws, our experience with previous audits and settlements, the status of current tax examinations, and how the tax authorities view certain issues. Such amounts are included in income taxes payable or deferred income tax liabilities, as appropriate, and are updated over time as more information becomes available.

Our management believes that we are filing tax returns and paying taxes in each jurisdiction where we are required to do so under the laws of such jurisdiction. However, it is possible that the relevant tax authorities in the jurisdictions where we do not file returns may assert that we are required to file tax returns and pay taxes in such jurisdictions. The subsidiaries might be taxed in multiple jurisdictions in the future, and any such taxation in multiple jurisdictions could adversely affect our business, financial condition, and results of operations.

In addition, we may, from time to time, be subject to inquiries or audits from tax authorities of the relevant jurisdictions on various tax matters, including challenges to positions asserted on income and withholding tax returns. We cannot be certain that the tax authorities will agree with its interpretations of the applicable tax laws, or that the tax authorities will resolve any inquiries in its favor. To the extent the relevant tax authorities do not agree with our interpretation, we may seek to enter into settlements with the tax authorities which may require significant payments and may adversely affect its results of operations or financial condition. We may also appeal against the tax authorities’ determinations to the appropriate governmental authorities, but we cannot be sure we will prevail. If our appeal does not prevail, we may have to make significant payments or otherwise record charges (or reduce tax assets) that could adversely affect our results of operations, financial condition, and cash flows. Similarly, any adverse or unfavorable determinations by tax authorities on pending inquiries could lead to increased taxation on us, that may adversely affect our business, financial condition, and results of operations and may also impact our reputation, including but not limited to tax and other regulatory authorities in Southeast Asia.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.

Changes in laws and policies governing foreign trade could adversely affect our business. As a result of recent and future policy changes, there may be greater restrictions and economic disincentives on international trade. For example, export controls on chips designed specifically for AI could delay the continued improvement of our AI platforms or tariffs on pharmaceutical imports to certain countries could reduce revenues if we have any drug products. Such changes have the potential to adversely impact the global and local economies, our industry and global demand for our products and, as a result, could have a material adverse effect on our business, financial condition, and results of operations.

Fluctuations in currency exchange rates may significantly impact our results of operations.

All of our operations are conducted in Asia, particularly Singapore. As a result, we are exposed to an exchange rate risk between the U.S. dollar and other currencies, particularly the Singapore dollar. The exchange rates between these currencies in recent years has fluctuated significantly and may continue to do so in the future. An appreciation of the Singapore dollar against the U.S. dollar could increase the relative cost of our products outside of Singapore, which could lead to decreased sales. Conversely, to the extent that we are required to pay for goods or services in U.S. dollars, the depreciation of the Singapore dollar against the U.S. dollar would increase the cost of such goods and services.

We do not hedge our currency exposure and, therefore, we incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the Euro. Given the volatility of exchange rates, we might not be able to effectively manage our currency transaction risks, and volatility in currency exchange rates might have a material adverse effect on our business, financial condition or results of operations.

You may face difficulties protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Cayman Islands, a substantial portion of our assets are in Asia and a majority of our directors and executive officers reside outside the United States.

We are constituted under the laws of the Cayman Islands. A majority of our officers and directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in the Cayman Islands against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in Cayman corporations may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors, or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Global economic conditions could materially adversely impact demand for our products and services.

Our operations and performance depend significantly on economic conditions. Global financial conditions continue to be subject to volatility arising from international geopolitical developments, global economic phenomenon (including inflation and tariffs), general financial market turbulence and natural phenomena (including pandemics and natural disasters). Uncertainty about global economic conditions could result in:

●	customers postponing purchases of our products and services in response to tighter credit, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services; and

●	third-party suppliers (particularly those providing necessary components for our AI platforms) being unable to produce components for our products in the same quantity or on the same timeline or being unable to deliver such parts and components as quickly as before or subject to price fluctuations, which could have a material adverse effect on our results of operations or financial condition.

Access to public financing and credit can be negatively affected by the effect of these events on Asian, U.S., and global credit markets. The health of the global financing and credit markets may affect our ability to obtain equity or debt financing in the future and the terms at which financing or credit is available to us. These instances of volatility and market turmoil could also adversely affect the trading price of our PubCo Ordinary Shares.

Risks Related to RFAC and the Business Combination

We are a blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

We are a blank check company incorporated under the laws of the Cayman Islands that has conducted no operations and has generated no revenues to date. Until we complete our Business Combination, we will have no operations and will generate no operating revenues. Because we lack an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our Business Combination. If we fail to complete our Business Combination, we will never generate any operating revenues.

If we seek shareholder approval of our Business Combination, our Initial Shareholders have agreed to vote in favor of such Business Combination, regardless of how our Public Shareholders vote.

Unlike some other blank check companies in which the Initial Shareholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Shareholders in connection with a Business Combination, our Initial Shareholders have agreed, subject to applicable securities laws, to vote their Founder Shares and Private Shares, as well as any Public Shares purchased in or after the Initial Public Offering, in favor of our Business Combination.

As a result, in addition to the Founder Shares and RFAC Private Shares held by the Sponsor, we would need 659,384 or 13.6%, of the 4,831,265 RFAC Public Shares sold in the Initial Public Offering to be voted in favor of a Business Combination in order to have our Business Combination approved (assuming all outstanding shares are voted and assuming all EBC Founder Shares and Private Shares held by EBC are voted in favor of the Business Combination) or (ii) none of the 4,831,265 RFAC Public Shares sold in the Initial Public Offering, to be voted in favor of a Business Combination in order to have our Business Combination approved (assuming that only the minimum number of shares representing a quorum are voted). Our Founder Shares and Private Shares represented 21.8% of our outstanding Ordinary Shares immediately following the completion of the Initial Public Offering (including the over-allotment). Accordingly, if we seek shareholder approval of our Business Combination, it is more likely that the necessary shareholder approval will be received than would be the case if our Initial Shareholders agreed to vote their Founder Shares and Private Shares in accordance with the majority of the votes cast by our Public Shareholders.

The Business Combination may not be consummated timely, and RFAC Public Shareholders may be forced to wait more than 24 months (if RFAC has extended the period of time) before receiving distributions from the trust account.

The RFAC Governing Documents initially provided that RFAC had until 18 months from the closing of its IPO to consummate the Business Combination. On November 10, 2025, RFAC held an Extraordinary General Meeting of its shareholders and the RFAC shareholders approved the proposal to amend the RFAC Charter to extend the time period RFAC has to consummate its Business Combination for up to nine months, from November 15, 2025, to August 15, 2026, composed of nine one-month extensions. The Company would arrange for the deposit of $0.03 for each Public Share not redeemed in connection with the extension, up to a maximum of $60,000, per one-month extension. On November 14, 2025, RFAC arranged for the deposit into the Trust Account of $60,000 and extended the deadline to complete the business combination to December 15, 2025. On December 15, 2025, the RFAC transferred $60,000 into Trust Account on behalf of Nanyang, due to a delay payment from Nanyang, extending the Termination Date to January 15, 2026. As a result, the Company recorded a due from Target of $60,000 as of December 31, 2025. Subsequent to December 31, 2025, Nanyang transferred $300,000 into Trust Account and the RFAC transferred $60,000, extending the Termination Date to July 15, 2026.

In connection with the shareholders’ vote, there were 6,668,735 shares tendered for redemption for an aggregate cash payment of $71,580,705.

Except in connection with a shareholder vote to approve an extension of the time period in which a business combination may be completed, RFAC has no obligation to return funds to investors prior to such date unless it consummates the Business Combination prior thereto and only then in cases where investors have sought to convert their shares. Only after the expiration of this full time period will holders of RFAC Ordinary Shares be entitled to distributions from the Trust Account if it is unable to complete the Business Combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, public security holders may be forced to sell their public shares, potentially at a loss.

We are not required to obtain a fairness opinion from an independent investment banking firm or from a valuation or appraisal firm, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view.

Unless we complete our Business Combination with an affiliated entity or our board of directors cannot independently determine the fair market value of the target business or businesses (including with the assistance of financial advisors), we are not required to obtain an opinion from an independent investment banking firm which is a member of FINRA or from a valuation or appraisal firm that the price we are paying is fair to our shareholders from a financial point of view. If no opinion is obtained, our shareholders will be relying on the judgment of our board of directors, who will determine fair market value based on standards generally accepted by the financial community. Such standards used will be disclosed in our proxy materials or tender offer documents, as applicable, related to our Business Combination.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability continue as a “going concern.”

As of March 31, 2026, we had $34,737 in cash and working capital deficit of $928,243. Further, we have incurred and expect to continue to incur significant costs in pursuit of our finance and acquisition plans. We cannot assure you that our plans to raise capital or to consummate the Business Combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on RFAC’s operating results and stock price.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of March 31, 2026, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on their evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15 (e) and 15d-15 (e) under the Exchange Act) were not effective at a reasonable assurance level and, accordingly, provided reasonable assurance that the information required to be disclosed by us in reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements would not be prevented or detected on a timely basis. The material weakness relates to the lack of segregation of duties in financial reporting, as our financial reporting and all accounting functions are performed by an external consultant with no oversight by a professional with accounting expertise. We expect to be materially dependent upon a third party to provide us with accounting consulting services for the foreseeable future. If RFAC is not able to maintain effective internal controls over financial reporting of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may be subject to adverse regulatory consequences and could harm investor confidence and the market price of RFAC Ordinary Shares.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its RFAC Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of RFAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the RFAC Public Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If third parties bring claims against RFAC, the proceeds held in trust could be reduced and the per-share redemption price received by shareholders may be less than $10.05.

RFAC’s placing of funds in trust may not protect those funds from third party claims against RFAC. Although RFAC will seek to have all vendors and service providers RFAC engages and prospective target businesses RFAC negotiates with execute agreements with RFAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of RFAC Public Shareholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with RFAC, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of RFAC Public Shareholders.

Additionally, if RFAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against RFAC which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in RFAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the RFAC Shareholders. To the extent any bankruptcy claims deplete the Trust Account, RFAC may not be able to return to RFAC Public Shareholders at least $10.05. As a result, if any such claims were successfully made against the Trust Account, the funds available for RFAC’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.05 per RFAC Public Share.

Since the Sponsor and RFAC’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of the RFAC Shareholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as RFAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in RFAC if a business combination is not completed. Accordingly, RFAC’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to the RFAC Shareholders than liquidating RFAC.

When you consider the recommendation of the RFAC Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and RFAC’s officers and directors have interests that are different from, or in addition to, those of the RFAC Shareholders and rights holders generally. The RFAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to RFAC Shareholders that they vote in favor of the Proposals presented at the Extraordinary General Meeting, including the Business Combination Proposal. RFAC Shareholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

●	The Sponsor, RFAC’s officers and directors, or any of their respective Affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RFAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RFAC’s behalf. If RFAC is unable to consummate a business combination, these expenses will likely not be reimbursed. There are $391,205 out-of-pocket expenses due to be reimbursed as of June 30, 2026.

●	The aggregate dollar amount of non-reimbursable funds the Sponsor and its Affiliates have at risk that depends on the completion of a business combination is $3,907,810 comprised of (a) $25,000 representing the aggregate purchase price paid for the RFAC Founder Shares and (b) $3,882,810 representing the aggregate purchase price paid for the private placement units.

●	If RFAC does not complete an initial business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), the proceeds from the sale of the private placement units of $4,375,000, which includes the Sponsor’s private placement units and EBC’s private placement units, will be included in the liquidating distribution to RFAC Public Shareholders and the private placement units will expire worthless.

●	The Sponsor and EBC have agreed that their founder shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

●	The fact that the Sponsor, RFAC’s directors, officers and their Affiliates own an aggregate of 3,263,281 RFAC Ordinary Shares (excluding shares underlying the private rights) as of the date hereof, representing 39.1% of the voting power of the RFAC Ordinary Shares, and such holders are required by the Letter Agreement and Sponsor Support Agreement to vote those shares in favor of the Business Combination.

●	The 2,875,000 PubCo Ordinary Shares into which the 2,875,000 Founder Shares will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $31.71 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 388,281 PubCo Ordinary Shares into which the 388,281 RFAC Private Shares underlying the private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $4.28 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 19,414 PubCo Ordinary Shares (after giving effect to the no-fractional-shares provision) into which the 388,281 RFAC Private Rights underlying such private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $0.21 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	As a result of the low initial purchase price (consisting of $25,000 for the 2,875,000 Founder Shares, or approximately $0.009 per share, and $3,882,810 for the private placement units), the Sponsor, its Affiliates and RFAC’s management team and advisors and Affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the RFAC Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the RFAC officers and directors, and their respective Affiliates may have more of an economic incentive for RFAC to, rather than liquidate if RFAC fails to complete the initial business combination by August 15, 2026, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their RFAC Ordinary Shares.

●	The fact that the Sponsor and EBC have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

●	The fact that upon completion of the Business Combination, a business combination marketing fee of $4,025,000 million will be payable to EBC.

●	The Sponsor has agreed that it will be liable to RFAC if and to the extent any claims by a third party for services rendered or products sold to RFAC, or by a prospective target business with which RFAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

●	The fact that RFAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

●	The exercise of RFAC’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

●	RFAC’s officers, advisors, and directors are not required to, and will not, commit their full time to RFAC’s affairs. RFAC’s Amended and Restated Memorandum and Articles of Association provides that the directors and officers of RFAC shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RFAC. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, RFAC renounces any interest or expectancy of RFAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of RFAC, on the one hand, and RFAC, on the other, unless such opportunity is expressly offered to such director or officer of RFAC solely in their capacity as an officer or director of RFAC and the opportunity is one RFAC is permitted to complete on a reasonable basis.

The existence of financial and personal interests of one or more of RFAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of RFAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. See the section titled “The Business Combination Proposal - Interests of the Sponsor and RFAC’s Directors and Officers and RFAC’s Directors and Officers in the Business Combination” for a discussion of these considerations.

The financial and personal interests of the Sponsor and RFAC’s officers and directors may have influenced their motivation in identifying and selecting the Company as a business combination target, completing an initial business combination with the Company and influencing the operation of the business following the initial business combination. In considering the recommendations of the RFAC Board to vote for the Proposals, its shareholders should consider these interests. The existence of the interests described above may result in a conflict of interest on the part of RFAC’s officers and directors in entering into the Business Combination Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize RFAC’s officers and directors to complete an initial business combination, even if on terms less favorable to RFAC’s shareholders compared to liquidating RFAC, because, among other things, if RFAC is liquidated without completing an initial business combination, the Sponsor Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $31.71 million based on the closing price of RFAC Ordinary Shares of $11.03 on June 30, 2026), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to RFAC would not be repaid to the extent such amounts exceed cash held by RFAC outside of the Trust Account (which such expenses and loans, as of the date of this proxy statement, amounted to $965), and EBC would not receive business combination marketing fees amounting to $4,025,000, in the aggregate.

There are risks to the RFAC Shareholders who are not Affiliates of the Sponsor of becoming shareholders of PubCo through the Business Combination rather than acquiring securities of the Company directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of PubCo Ordinary Shares in connection therewith, investors will not receive the benefit of any outside independent review of RFAC’s and the Company’s respective finances and operations.

Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, the RFAC Shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although RFAC performed a due diligence review and investigation of the Company in connection with the Business Combination, RFAC has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in PubCo because it may not have uncovered facts that would be important to a potential investor.

In addition, because PubCo will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the PubCo’s Ordinary Shares could have an adverse effect on PubCo’s ability to develop a liquid market for PubCo’s Ordinary Shares.

Past performance by our management team and their Affiliates may not be indicative of future performance of an investment in us.

Information regarding performance by, or businesses associated with, our management team or businesses associated with them is presented for informational purposes only. Past performance by our management team is not a guarantee either (i) of success with respect to any business combination we may consummate or (ii) that we located a suitable candidate for our Business Combination. You should not rely on the historical record of the performance of our management team’s or businesses associated with them as indicative of our future performance of an investment in us or the returns we will, or is likely to, generate going forward.

EBC may have a conflict of interest in connection with our Business Combination.

We have engaged EBC to assist us in connection with our Business Combination. We will pay EBC a cash fee for such services in an aggregate amount equal to up to 3.5% of the total gross proceeds raised in the offering only if we consummate our Business Combination. The RFAC Private Placement Units purchased by EBC and/or its designees and the EBC Founder Shares issued to EBC and/or its designees will also be worthless if we do not consummate a Business Combination. These financial interests may result in EBC having a conflict of interest when providing the services to us in connection with a Business Combination.

There can be no assurance that PubCo will be able to be approved for listing on either Nasdaq or the NYSE, or comply with the continued listing standards of Nasdaq or the NYSE.

PubCo’s eligibility for listing after the Business Combination may depend on the number of RFAC Ordinary Shares that are redeemed. If PubCo is unable to have its securities listed on Nasdaq or the NYSE, RFAC and its shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for PubCo Ordinary Shares that are received in exchange for their RFAC Ordinary Shares;

●	a limited amount of analyst coverage; and

●	a decreased ability of PubCo to issue additional securities or obtain additional financing in the future.

The exercise of the RFAC Board’s discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement and related agreements, including Closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in the RFAC Shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require RFAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by the Company or to waive rights that RFAC is entitled to under the Business Combination Agreement, including those related to Closing conditions. Such events could arise because of changes in the course of the Company’s businesses or a request by RFAC to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle RFAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at RFAC’s discretion, acting through the RFAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for RFAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, RFAC does not believe there will be any changes or waivers that the RFAC Board would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, RFAC will circulate a new or amended proxy statement/prospectus and resolicit RFAC Shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

While RFAC and the Company work to complete the Business Combination, the Company’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of the Company. The diversion of management’s attention and any difficulties encountered in the transition process could harm the Company’s business, financial condition, results of operations and prospects and PubCo’s following the Business Combination. In addition, uncertainty about the effect of the Business Combination on the Company’s employees, consultants, customers, suppliers, partners, and other third parties, including regulators, may have an adverse effect on PubCo following the Business Combination. These uncertainties may impair PubCo’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a Business Combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

Although we have no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt following our IPO, we may choose to incur substantial debt to complete our Business Combination. We and our officers have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per share amount available for redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

●	default and foreclosure on our assets if our operating revenues after a Business Combination are insufficient to repay our debt obligations;

●	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

●	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

●	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

●	our inability to pay dividends on RFAC Ordinary Shares;

●	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on RFAC Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

●	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

●	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

●	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our Business Combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our Business Combination, and results of operations.

We may only be able to complete one business combination with the proceeds from our IPO and the RFAC Private Placements, which will cause us to be solely dependent on a single business which may have a limited number of products or services. This lack of diversification may negatively impact our operations and profitability.

As of the date of this proxy statement/prospectus, of the net proceeds from our IPO and the RFAC Private Placements, $33,862.48 was available to complete our Business Combination and pay related fees and expenses.

On November 10, 2025, RFAC held an Extraordinary General Meeting of its shareholders and the RFAC shareholders approved the proposal to amend the RFAC Charter to extend the time period RFAC has to consummate its Business Combination for up to nine months, from November 15, 2025, to August 15, 2026, composed of nine one-month extensions. The Company would arrange for the deposit of $0.03 for each Public Share not redeemed in connection with the extension, up to a maximum of $60,000, per one-month extension. On November 14, 2025, RFAC arranged for the deposit into the Trust Account of $60,000 and extended the deadline to complete the business combination to December 15, 2025. On December 15, 2025, the RFAC transferred $60,000 into Trust Account on behalf of Nanyang, due to a delay payment from Nanyang, extending the Termination Date to January 15, 2026. As a result, the Company recorded a due from Target of $60,000 as of December 31, 2025. Subsequent to December 31, 2025, Nanyang transferred $300,000 into Trust Account and the RFAC transferred $60,000, extending the Termination Date to July 15, 2026.

We may effectuate our Business Combination with a single target business or multiple target businesses simultaneously or within a short period of time. However, we may not be able to effectuate our Business Combination with more than one target business because of various factors, including the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. By completing our Business Combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

●	Solely dependent upon the performance of a single business, property or asset; or

●	Dependent upon the development of market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our Business Combination.

We may attempt to complete our Business Combination with a private company about which little information is available, which may result in a Business Combination with a company that is not as profitable as we suspected, if at all.

In pursuing our business combination strategy, we may seek to effectuate our Business Combination with a privately held company. Very little public information generally exists about private companies, and we could be required to make our decision on whether to pursue a potential Business Combination on the basis of limited information, which may result in a Business Combination with a company that is not as profitable as we suspected, if at all.

Because we must furnish our shareholders with target business financial statements, we may lose the ability to complete an otherwise advantageous Business Combination with some prospective target businesses.

The federal proxy rules require that the proxy statement with respect to the vote on a Business Combination include historical and pro forma financial statement disclosure. We will include the same financial statement disclosure in connection with our tender offer documents, whether or not they are required under the tender offer rules. These financial statements may be required to be prepared in accordance with, or be reconciled to, U.S. GAAP, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the standards of PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such financial statements in time for us to disclose such statements in accordance with federal proxy rules and complete our Business Combination within the prescribed time frame.

Certain agreements related to our IPO may be amended without shareholder approval.

Each of the agreements related to our Initial Public Offering to which we are a party, other than the rights agreement and the investment management trust agreement, may be amended without shareholder approval. Such agreements are: the underwriting agreement; the letter agreement among us and our Initial Shareholders, Sponsor, officers and directors; the registration rights agreement among us, our Initial Shareholders and EBC; the RFAC Private Placement Unit Purchase Agreements between us, our Sponsor and EBC; and the administrative services agreement among us, our Sponsor and an affiliate of our Sponsor. These agreements contain various provisions that our RFAC Public Shareholders might deem to be material. For example, our letter agreement, the RFAC Private Placement Units Purchase Agreement and the underwriting agreement contain certain lock-up provisions with respect to the EBC Founder Shares, RFAC Private Placement Units and other securities held by EBC, our Initial Shareholders, Sponsor, officers and directors. Amendments to such agreements would require the consent of the applicable parties thereto and would need to be approved by our board of directors, which may do so for a variety of reasons, including to facilitate our Business Combination. While we do not expect our board of directors to approve any amendment to any of these agreements prior to our Business Combination, it may be possible that our board of directors, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to any such agreement. Any amendment entered into in connection with the consummation of our Business Combination will be disclosed in our proxy materials or tender offer documents, as applicable, related to such Business Combination, and any other material amendment to any of our material agreements will be disclosed in a filing with the SEC. Any such amendments would not require approval from our shareholders, may result in the completion of our Business Combination that may not otherwise have been possible, and may have an adverse effect on the value of an investment in our securities. For example, amendments to the lock-up provision discussed above may result in our Initial Shareholders and EBC selling their securities earlier than they would otherwise be permitted, which may have an adverse effect on the price of our securities.

If we seek shareholder approval of our Business Combination, our Sponsor, Initial Shareholders, directors, executive officers, advisors and their Affiliates may elect to purchase RFAC Ordinary Shares from Shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of our RFAC Ordinary Shares.

The Sponsor, Initial Shareholders, directors, executive officers, advisors or their Affiliates, may purchase RFAC Public Shares in privately negotiated transactions or in the open market prior to the consummation of the Business Combination. There is no limit on the number of RFAC Public Shares that the Sponsor, Initial Shareholders, directors, executive officers, advisors or their Affiliates may purchase in such transactions, subject to compliance with applicable law, including Rule 14e-5 under the Exchange Act, and Nasdaq rules. However, the Sponsor, Initial Shareholders, directors, executive officers, advisors or their Affiliates have not consummated any such purchases or acquisitions, have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase RFAC Public Shares in such transactions. None of the Sponsor, Initial Shareholders, directors, executive officers, advisors or their Affiliates, will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of the Sponsor, Initial Shareholders, directors, executive officers, advisors or their Affiliates, currently anticipates paying any premium purchase price for such RFAC Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by the Sponsor, Initial Shareholders, directors, executive officers, advisors or their Affiliates, or the price such parties may pay. In addition, any RFAC Public Shares purchased by the Sponsor or its Affiliates as described above would not be voted in favor of approving the Business Combination Proposal.

If the Sponsor, Initial Shareholders, directors, executive officers, advisors or their Affiliates purchase RFAC Public Shares in privately negotiated transactions from holders of RFAC Public Shares who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

As of the date of this proxy statement/prospectus, there have been no discussions and no agreements for the Sponsor or its Affiliates to purchase shares in privately negotiated transactions from RFAC Public Shareholders. If such arrangements or agreements are entered into, RFAC will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any such arrangements entered into or significant purchases made by any of the aforementioned persons. Any such Current Report on Form 8-K will include (i) the amount of RFAC Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of RFAC Ordinary Shares for which RFAC has received redemption requests. Further, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	the registration statement/proxy statement filed for the Business Combination would disclose the possibility that the Sponsor, Initial Shareholders, directors, executive officers, advisors or their affiliates may purchase RFAC Public Shares or RFAC Rights from RFAC Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor, Initial Shareholders, directors, executive officers, advisors or their affiliates were to purchase RFAC Public Shares or RFAC Rights from RFAC Public Shareholders, they would do so at a price no higher than the price offered through our redemption process;

●	the registration statement/proxy statement filed for the Business Combination would include a representation that any of the securities purchased by the Sponsor, Initial Shareholders, directors, executive officers, advisors or their affiliates would not be voted in favor of approving the Business Combination; and

●	the Sponsor, Initial Shareholders, directors, executive officers, advisors or their affiliates would not possess any redemption rights with respect to the securities or, if they do acquire and possess redemption rights, they would waive such rights.

In addition, if such purchases are made, the public “float” of our RFAC Ordinary Shares and RFAC Public Rights and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

RFAC cannot be certain as to the number of RFAC Public Shares that will be redeemed and the potential impact to RFAC Shareholders who do not elect to redeem their RFAC Public Shares.

There is no guarantee that a RFAC Shareholder’s decision whether to redeem its RFAC Ordinary Shares for a pro rata portion of the Trust Account will put the RFAC Shareholder in a better future economic position. RFAC can give no assurance as to the price at which a RFAC Shareholder may be able to sell its PubCo Ordinary Shares in the future following the Closing or its RFAC Ordinary Shares following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of RFAC Public Shares may cause an increase or decrease in the share price of RFAC or PubCo, as applicable, and may result in a lower value realized now than a RFAC Shareholder might realize in the future had the RFAC Shareholder not redeemed its RFAC Public Shares. Similarly, if a RFAC Shareholder does not redeem its RFAC Public Shares, the RFAC Shareholder will bear the risk of ownership of the RFAC Public Shares or PubCo Ordinary Shares, as applicable, after the consummation of any initial business combination, and there can be no assurance that a RFAC Shareholder can sell its shares in the future for a greater amount than the redemption price for RFAC Public Shares. A RFAC Shareholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

RFAC Shareholders should be aware that while RFAC is unable to predict the price per PubCo Ordinary Share following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per share market price of RFAC Public Shares owned by non-redeeming RFAC Shareholders), increased levels of redemptions by RFAC Shareholders may be a result of the price per share of RFAC Ordinary Shares falling below the redemption price. We expect that more RFAC Shareholders may elect to redeem their RFAC Public Shares if the share price of the RFAC Ordinary Shares is below the projected redemption price of $11.03 per share, and we expect that more RFAC Shareholders may elect not to redeem their RFAC Public Shares if the share price of the RFAC Ordinary Share is above the projected redemption price of $11.03 per share. Each RFAC Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to PubCo from the Trust Account and (ii) an increase in each RFAC Shareholder’s pro rata ownership interest in PubCo following the consummation of the Business Combination.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate a Business Combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your RFAC Public Shares or RFAC Public Rights, potentially at a loss.

Our RFAC Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) our completion of a Business Combination, and then only in connection with those RFAC Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any RFAC Public Shares properly tendered in connection with a shareholder vote to amend our RFAC Charter to modify the substance or timing of our obligation to redeem 100% of our RFAC Public Shares if we do not complete our Business Combination within the August 15, 2026 (the “Revised Extension Deadline”) or with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity, and (iii) the redemption of our RFAC Public Shares if we are unable to complete a Business Combination within the Revised Extension Deadline, subject to applicable law and as further described herein. In addition, if our plan to redeem our Public Shares if we are unable to complete a Business Combination the Revised Extension Deadline is not completed for any reason, compliance with Cayman law may require that we submit a plan of dissolution to our then-existing shareholders for approval prior to the distribution of the proceeds held in our Trust Account. In that case, RFAC Public Shareholders may be forced to wait beyond the Revised Extension Deadline before they receive funds from our Trust Account. In no other circumstances will a RFAC Public Shareholder have any right or interest of any kind in the Trust Account. In the event RFAC decides to exercise an extension option, investors will not have voting rights nor redemption rights in connection with such additional extensions. Holders of rights will not have any right to the proceeds held in the Trust Account with respect to the rights. Accordingly, to liquidate your investment, you may be forced to sell your RFAC Public Shares or RFAC Public Rights, potentially at a loss.

The RFAC Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the RFAC Public Shareholders.

If the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per share and (ii) the actual amount per RFAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per RFAC Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While RFAC currently expects that its independent directors would take legal action on RFAC’s behalf against the Sponsor to enforce its indemnification obligations to RFAC, it is possible that RFAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If RFAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the RFAC Public Shareholders may be reduced below $10.05 per share.

RFAC Shareholders may be held liable for claims by third parties against RFAC to the extent of distributions received by them upon redemption of their RFAC Public Shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and RFAC to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of approximately $18,000 and imprisonment for five years in the Cayman Islands.

Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination, and a particular business combination may be conditioned on the retention or resignation of such key personnel. These agreements may provide for them to receive compensation following our Business Combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel may be able to remain with our company after the completion of our Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations would take place simultaneously with the negotiation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of the Business Combination. Such negotiations also could make such key personnel’s retention or resignation a condition to any such agreement. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business, subject to their fiduciary duties under Cayman law.

We may not hold an annual meeting of shareholders until after the consummation of our Business Combination, which could delay the opportunity for our shareholders to elect directors.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting of shareholders until no later than one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Act for us to hold annual or general meetings of shareholders to appoint directors. Accordingly, until we hold an annual general meeting, public shareholders may not be afforded the opportunity to discuss company affairs with management. Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In addition, as holders of our ordinary shares, our public shareholders will not have the right to vote on the appointment of directors until after the consummation of our initial business combination. In addition, prior to our initial business combination, only holders of the founder shares have the right to vote on the appointment of directors, including in connection with the completion of our initial business combination. Accordingly, you may not have any say in the management of our company prior to the consummation of an initial business combination.

The grant of registration rights to our Initial Shareholders and holders of our RFAC Private Placement Units may make it more difficult to complete our Business Combination, and the future exercise of such rights may adversely affect the market price of our RFAC Ordinary Shares.

Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in our IPO, holders of the Sponsor Founder shares, EBC Founder shares, private units and any units that may be issued upon conversion of working capital loans may demand that we register such units and/or underlying securities. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our ordinary shares. In addition, the existence of the registration rights may make our initial business combination more costly or difficult to conclude. This is because the shareholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our ordinary shares that is expected when the Sponsor Founder shares, EBC Founder shares, private units and any units that may be issued upon conversion of working capital loans are registered.

Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Although no such lawsuits have been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require PubCo, RFAC and/or the Company to incur significant costs and draw the attention of their respective management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect PubCo’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the expected timeframe.

The PubCo Ordinary Shares to be received by RFAC Shareholders as a result of the Business Combination will have different rights from RFAC Ordinary Shares.

Following completion of the Business Combination, RFAC Public Shareholders will no longer be RFAC Shareholders but will instead be shareholders of PubCo. There will be important differences between your current rights as a RFAC Shareholder and your rights as a PubCo Ordinary Shareholder. See “Comparison Of Corporate Governance And Shareholder Rights” for a discussion of the different rights associated with the securities.

We may issue additional RFAC Ordinary Shares or shares of preferred stock to complete our Business Combination or under an employee incentive plan after completion of our Business Combination. We may also issue RFAC Ordinary Shares upon the conversion of the Sponsor Founder Shares at a ratio greater than one-to-one at the time of our Business Combination as a result of the anti-dilution provisions contained in our RFAC Charter. Any such issuances would dilute the interest of our shareholders and likely present other risks.

Our RFAC Charter authorizes the issuance of up to 200,000,000 RFAC Ordinary Shares, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this proxy statement/prospectus there are currently 8,343,765 RFAC Ordinary Shares authorized and issued. There are currently no shares of preferred stock issued and outstanding.

We may issue a substantial number of additional RFAC Ordinary Shares or shares of preferred stock to complete our Business Combination or under an employee incentive plan after completion of our Business Combination. However, our RFAC Charter provides, among other things, that prior to our Business Combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote as a class with our RFAC Public Shares (a) on any Business Combination or (b) to extend the deadline to consummate a Business Combination except pursuant to the terms of the RFAC Charter or (y) amend the foregoing provisions. These provisions of our RFAC Charter, like all provisions of our RFAC Charter, may be amended with a shareholder vote. The issuance of additional shares of common stock or shares of preferred stock:

●	may significantly dilute the equity interest of investors from our IPO;

●	may subordinate the rights of holders of RFAC Ordinary Shares if shares of preferred stock are issued with rights senior to those afforded our RFAC Ordinary Shares;

●	could cause a change in control if a substantial number of RFAC Ordinary Shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our RFAC Units, RFAC Ordinary Shares, and RFAC Public Rights.

Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our ordinary shares and could entrench management.

Our amended and restated memorandum and articles of association contains provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

In order to effectuate a Business Combination, special purpose acquisition companies have, in the recent past, amended various provisions of their charters and other governing instruments. We cannot assure you that we will not seek to amend our RFAC Charter or governing instruments in a manner that will make it easier for us to complete our Business Combination that our shareholders may not support.

In order to effectuate a Business Combination, special purpose acquisition companies have, in the recent past, amended various provisions of their charters and governing instruments, including their warrant agreements. For example, special purpose acquisition companies have amended the definition of business combination, increased redemption thresholds and extended the time to consummate a Business Combination. Amending Article 52.7 of our RFAC Charter requires the approval of holders of at least 2/3 majority of our ordinary shares. In addition, our RFAC Charter requires us to provide our RFAC Public Shareholders with the opportunity to redeem their RFAC Public Shares for cash if we propose an amendment to our RFAC Charter to modify the substance or timing of our obligation to redeem 100% of our RFAC Public Shares if we do not complete a Business Combination within the Revised Extension Deadline or with respect to any other material provisions relating to shareholders’ rights or pre-Business Combination activity. To the extent any of such amendments would be deemed to fundamentally change the nature of the securities offered through this Registration Statement, we would register, or seek an exemption from registration for, the affected securities. We cannot assure you that we will not seek to amend our RFAC Charter or governing instruments or extend the time to consummate a Business Combination in order to effectuate our Business Combination.

We may have a limited ability to assess the management of a prospective target business and, as a result, may effect our Business Combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

When evaluating the desirability of effecting our Business Combination with a prospective target business, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target business’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we expected. Should the target business’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any shareholders, or right holders who choose to remain shareholders or right holders following the Business Combination could suffer a reduction in the value of their securities. Such shareholders or right holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	Restrictions on the nature of our investments; and

●	Restrictions on the issuance of securities, each of which may make it difficult for us to complete our Business Combination.

●	In addition, we may have imposed upon us burdensome requirements, including:

●	Registration as an investment company with the SEC;

●	Adoption of a specific form of corporate structure; and

●	Reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business will be to identify and complete a Business Combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our Business Combination; (ii) the redemption of any RFAC Public Shares properly tendered in connection with a shareholder vote to amend our RFAC Charter to modify the substance or timing of our obligation to redeem 100% of our RFAC Public Shares if we do not complete our Business Combination by the Revised Extension Deadline; and (iii) absent a Business Combination by the Revised Extension Deadline or with respect to any other material provisions relating to shareholders’ Rights or pre-Business Combination activity, our return of the funds held in the Trust Account to our RFAC Public Shareholders as part of our redemption of the RFAC Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a Business Combination. If we are unable to complete our Business Combination, our RFAC Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to RFAC Public Shareholders, and our Rights will expire worthless.

Subsequent to our completion of our Business Combination, we may be required to take write- downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will identify all material issues that may be present with a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the Business Combination or thereafter. Accordingly, any shareholders or right holders who choose to remain shareholders or right holders following the Business Combination could suffer a reduction in the value of their securities. Such shareholders, or right holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy materials or tender offer documents, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

The securities in which we invest the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per-share redemption amount received by shareholders may be less than $10.05 per share.

The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. While short-term U.S. treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event of very low or negative yields, the amount of interest income (which we may use to pay our taxes, if any) would be reduced. In the event that we are unable to complete our Business Combination, our RFAC Public Shareholders are entitled to receive their pro-rata share of the proceeds then held in the Trust Account, plus any interest income (less up to $100,000 of interest to pay dissolution expenses). If the balance of the Trust Account is reduced below approximately $48.5 million as a result of negative interest rates, the amount of funds in the Trust Account available for distribution to our RFAC Public Shareholders may be reduced below $10.05 per share.

Unanticipated changes in our effective tax rate or challenges by tax authorities could harm our future results.

We are subject to income taxes in the United States and may become subject to various non-U.S. jurisdictions as well. Our effective tax rate could be adversely affected by changes in the allocation of our pre-tax earnings and losses among countries with differing statutory tax rates, in certain non-deductible expenses as a result of acquisitions, in the valuation of our deferred tax assets and liabilities, or in federal, state, local or non-U.S. tax laws and accounting principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. Increases in our effective tax rate would adversely affect our operating results. In addition, we may be subject to income tax audits by various tax jurisdictions throughout the world. The application of tax laws in such jurisdictions may be subject to diverging and sometimes conflicting interpretations by tax authorities in these jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period.

If we effect a Business Combination with a company located outside of the United States, the laws applicable to such company will likely govern all of our material agreements and we may not be able to enforce our legal rights.

The laws of the country in which such company operates will govern almost all of the material agreements relating to its operations. We cannot assure you that the target business will be able to enforce any of its material agreements or that remedies will be available in this new jurisdiction. The system of laws and the enforcement of existing laws in such jurisdiction may not be as certain in implementation and interpretation as in the United States. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital. Additionally, if we acquire a company located outside of the United States, it is likely that substantially all of our assets would be located outside of the United States and some of our officers and directors might reside outside of the United States. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws.

If we effect our Business Combination with a company located outside of the United States, we would be subject to a variety of additional risks that may adversely affect us.

If we pursue a target company with operations or opportunities outside of the United States for our Business Combination, we may face additional burdens in connection with investigating, agreeing to and completing such Business Combination, and if we effect such Business Combination, we would be subject to a variety of additional risks that may negatively impact our operations.

If we pursue a target a company with operations or opportunities outside of the United States (although we will not effect our Business Combination with any entity with its principal business operations in China, including Hong Kong and Macau) for our Business Combination, we would be subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing our Business Combination, conducting due diligence in a foreign jurisdiction, having such transaction approved by any local governments, regulators or agencies and changes in the purchase price based on fluctuations in foreign exchange rates.

If we effect our Business Combination with such a company, we would be subject to any special considerations or risks associated with companies operating in an international setting, including any of the following:

●	costs and difficulties inherent in managing cross-border business operations;

●	rules and regulations regarding currency redemption;

●	complex corporate withholding taxes on individuals;

●	laws governing the manner in which future business combinations may be effected;

●	exchange listing and/or delisting requirements;

●	tariffs and trade barriers;

●	regulations related to customs and import/export matters;

●	local or regional economic policies and market conditions;

●	unexpected changes in regulatory requirements;

●	challenges in managing and staffing international operations;

●	longer payment cycles;

●	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

●	currency fluctuations and exchange controls;

●	rates of inflation;

●	challenges in collecting accounts receivable;

●	cultural and language differences;

●	employment regulations;

●	underdeveloped or unpredictable legal or regulatory systems;

●	corruption;

●	protection of intellectual property;

●	social unrest, crime, strikes, riots and civil disturbances;

●	regime changes and political upheaval;

●	terrorist attacks and wars; and

●	deterioration of political relations with the United States.

We may not be able to adequately address these additional risks. If we were unable to do so, we may be unable to complete such Business Combination, or, if we complete such Business Combination, our operations might suffer, either of which may adversely impact our business, financial condition and results of operations.

If a country in Asia (excluding China) enacts regulations in industry segments that forbid or restrict foreign investment, our ability to consummate our Business Combination could be severely impaired.

Many of the rules and regulations that companies face concerning foreign ownership are not explicitly communicated. If new laws or regulations forbid or limit foreign investment in industries in which we want to complete our Business Combination, they could severely impair our candidate pool of potential target businesses. Additionally, if the relevant central and local authorities find us or the target business with which we ultimately complete our Business Combination to be in violation of any existing or future laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

●	Levying fines;

●	Revoking our business and other licenses;

●	Requiring that we restructure our ownership or operations; and

●	Requiring that we discontinue any portion or all of our business.

Any of the above could have an adverse effect on our company post-business combination and could materially reduce the value of your investment.

We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Certain federally licensed businesses in the United States, such as broadcasters and airlines, may be subject to rules or regulations that limit foreign ownership. In addition, CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because we may be considered a “foreign person” under such rules and regulations, any proposed business combination between us and a U.S. business engaged in a regulated industry or which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review.

The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA and subsequent implementing regulations that are now in force also subject certain categories of investments to mandatory filings. If our potential initial business combination with a U.S. business falls within the scope of foreign ownership restrictions, we may be unable to consummate a business combination with such business.

In addition, if our potential business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing, decide to submit a voluntary notice to CFIUS, or proceed with the initial business combination without notifying CFIUS and then bear the risk of CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance. The foreign ownership limitations, and the potential impact of CFIUS, may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

On and prior to the Closing Date, the trading price per share value of RFAC Ordinary Shares may be less than the per share value of the Trust Account. In addition, the net cash per RFAC Ordinary Share (taking into account all RFAC Ordinary Shares, equivalent converted shares from RFAC Rights and EBC shares) is less than the amount in trust per share available to any redeeming RFAC Public Shareholders.

Although the parties to the Business Combination agreed the consideration to be provided to PubCo Ordinary Shareholders could be valued at a price equal to the per share amount in the Trust Account at the time of the execution of the Business Combination Agreement, the cash backed value per RFAC Public Share following the Business Combination may be substantially less than such per share price. Accordingly, RFAC Public Shareholders who do not exercise redemption rights will hold RFAC Public Shares that could have a value to them ascribed by their trading price as of two business days prior to the Extraordinary General Meeting, which may be substantially less than the amount they could have received upon exercise of redemption rights. In particular, the shares of some companies that are the result of a recently completed business combinations between a SPAC and an operating company have traded at prices substantially below than the cash backed per share in the Trust Account. As such, RFAC Public Shareholders who do not exercise redemptions right may hold securities that do not obtain a value equal to or exceeding the current per share value of the Trust Account. Furthermore, the net cash per RFAC Public Shares (taking into account all RFAC Ordinary Shares, equivalent converted shares from RFAC Rights and EBC shares) is less than the amount per share available in the Trust Account to redeeming RFAC Public Shareholders.

Risks Related to PubCo Operating as a Public Company

Our growth depends on maintaining confidence in our business among distributors, suppliers, and other stakeholders.

As a relatively new business with a limited operating history, our success depends on establishing and maintaining confidence in our ability to commercialize our drug product candidates and execute our growth strategies. Distributors, suppliers, and other stakeholders may hesitate to commit resources or form long-term partnerships if they perceive uncertainties about our business prospects. Negative perceptions, even if unfounded, could undermine our relationships and harm our ability to grow. If we fail to build and maintain trust among key stakeholders, it could materially and adversely affect our business, financial condition, and results of operations.

General Risks Related to Our Shares

Our ordinary shares may be delisted from the Nasdaq Global Market as a result of our failure of meeting the Nasdaq Global Market continued listing requirements.

We cannot assure you that our securities will continue to be listed on Nasdaq in the future. In order to continue listing our securities on Nasdaq, we must maintain certain financial, distribution and share price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $10,000,000) and a minimum number of holders of our securities (generally 400 public holders). Additionally, in connection with our initial business combination, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, our share price would generally be required to be at least $4.00 per share and our shareholders’ equity would generally be required to be at least $15 million and we would be required to have a minimum of 400 round lot holders of our securities. We cannot assure you that we will be able to meet those initial listing requirements at that time.

There can be no assurance that our ordinary shares would be eligible for trading on any other exchanges or markets in the United States. If Nasdaq determines to delist our ordinary shares, or if we fail to list our ordinary shares on other stock exchanges, the market liquidity and the price of our ordinary shares and our ability to obtain financing for our operations could be materially and adversely affected.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. public companies.

We are a “foreign private issuer” as defined in the SEC rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. However, pursuant to the Holding Foreign Insiders Accountable Act (“HFIA Act”), enacted December 18, 2025, our officers and directors will be subject to the reporting requirements of Section 16 of the Exchange Act. Further, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Accordingly, there may be less publicly available information concerning our company than there is for U.S. public companies.

As a foreign private issuer, we file annual reports on Form 20-F within four months of the close of each fiscal year ended December 31 and reports on Form 6-K relating to certain material events promptly after we publicly announce these events. However, because of the above exemptions for foreign private issuers, our shareholders are not afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

While we are a foreign private issuer, we are not subject to certain Nasdaq corporate governance listing standards applicable to U.S. listed companies. We are entitled to rely on a provision in the Nasdaq corporate governance listing standards that allows us to elect to follow Cayman Islands “home county” corporate law with regard to certain aspects of corporate governance. This allows us to follow certain corporate governance practices that differ in significant respects from the corporate governance requirements applicable to U.S. companies listed on the Nasdaq. For example, our board of directors may approve an increase in the total number of ordinary shares reserved for issuance under our then effective stock option plan, for which we may follow “home country practice” in lieu of obtaining a shareholder approval pursuant to Nasdaq Market Rule 5635(c). We may also follow “home country practice” in lieu of obtaining a shareholder approval pursuant to Nasdaq Market Rule 5635(a) with respect to issuance of securities in excess of 20% of our total issued and outstanding shares prior to such issuance. We may also follow “home country practice” in lieu of the requirement under Nasdaq rule 5635(d) to seek shareholder approval in connection with certain transactions involving the sale, our issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) at a price less than certain references price equals 20% or more of common stock or 20% or more of the voting power outstanding before the issuance. We may also rely on other exemptions available to foreign private issuers in the future, and to the extent that we choose to do so in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

It is possible that we may be a PFIC for the current taxable year and for future taxable years, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ordinary shares.

A non - U.S. corporation will be a “passive foreign investment company,” or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of passive income, or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year.

Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, our PFIC status will depend in part on the market price of the ordinary shares, which may fluctuate significantly, and the composition of our assets and liabilities. Any declines in the market price of our ordinary shares may increase the risk of becoming a PFIC. The market price of our ordinary shares may fluctuate considerably and, consequently, we cannot assure you of our PFIC status for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, the U.S. Holder may be subject to certain adverse U.S. federal income tax consequences. Additionally, if we are a PFIC for any taxable year during which U.S. Holders hold our ordinary shares, we would generally continue to be treated as a PFIC with respect to such U.S. Holders even if we do not satisfy either of the above tests to be classified as a PFIC in any subsequent year. You should consult your tax advisors regarding the impact of our being a PFIC in any taxable year on your investment in our ordinary shares as well as the application of the PFIC rules.

Substantial future sales or the perception of sales of our ordinary shares could adversely affect the price of our ordinary shares.

If our shareholders sell or are perceived by the market to sell substantial amounts of our ordinary shares, in the public market, the market price of our ordinary shares could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. If any existing shareholder or shareholders sell or are perceived by the market to sell a substantial amount of our ordinary shares, the prevailing market price for our ordinary shares could be adversely affected.

We may issue additional ordinary shares for future acquisitions. If we pay for our future acquisitions in whole or in part with additionally issued ordinary shares, your ownership interest in our company, as well as the net tangible book value per share, would be diluted and this, in turn, could have a material adverse effect on the price of our ordinary shares.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under the laws of the Cayman Islands. The rights of holders of our ordinary shares are governed by Cayman Islands law, including the provisions of the Companies Act (As Revised) of the Cayman Islands, or the Companies Act, and by our Amended and Restated Memorandum and Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law” for a description of certain key differences between the provisions of the Companies Act applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

Our Amended and Restated Memorandum and Articles of Association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares.

Our Amended and Restated Memorandum and Articles of Association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. In addition, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and our ability to protect our rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association and by the Companies Act and common law of the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. Therefore, our public shareholders may have more difficulties protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, with respect to Cayman Islands companies, plaintiffs may face special obstacles, including, but not limited to, those relating to jurisdiction and standing, in attempting to assert derivative claims in state or federal courts of the United States. As a result, our shareholders may not be able to protect their interests if they are harmed in a manner that would otherwise enable them to sue in a United States federal court.

Our currently effective memorandum and articles of association provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive judicial forum within the U.S. for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, which could limit the ability of holders of our ordinary shares, or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary, and potentially others.

Our Amended and Restated Memorandum and Articles of Association provide that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. The enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in our Amended and Restated Memorandum and Articles of Association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our Amended and Restated Memorandum and Articles of Association may limit a security-holder’s ability to bring a claim against us, our directors and officers, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. Holders of our shares will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in our Amended and Restated Memorandum and Articles of Association.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our ordinary shares depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the content that they publish about us. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our ordinary shares or change their opinion of our ordinary shares, our ordinary share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our ordinary share price or trading volume to decline.

Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, we receive from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value in the future or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the United States unless we register the rights and the securities to which the rights relate under the Securities Act of 1933, as amended, or the Securities Act, or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act.

Risks Related to the Ownership of PubCo Securities After the Business Combination

The market price and trading volume of PubCo Ordinary Shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which the shares of PubCo Ordinary Shares to be issued in the Business Combination are expected to be traded, have, from time to time, experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for PubCo Ordinary Shares following the Business Combination, the market prices of shares of PubCo Ordinary Shares may be volatile and could decline significantly. In addition, the trading volumes in shares of PubCo Ordinary Shares may fluctuate and cause significant price variations to occur. If the market prices of PubCo Ordinary Shares decline significantly, you may be unable to resell your shares at or above the market price of the shares of NYB PubCo Ordinary Shares as of the date immediately following the consummation of the Business Combination. The market prices of shares of PubCo Ordinary Shares might fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;

●	actual or anticipated variations in our quarterly operating results;

●	announcements by us or our competitors of significant business developments;

●	loss of any strategic relationships;

●	actions by our stockholders (including transactions in shares of PubCo Ordinary Shares);

●	changes in applicable laws or regulations, court rulings, enforcement, and legal actions;

●	changes in market valuations of similar companies and general market conditions in our industry;

●	publication (or lack of publication) of research reports about us or our subsidiaries;

●	additions or departures of key management personnel;

●	speculation in the press or investment community;

●	continuing increases in market interest rates, which may increase our cost of capital;

●	changes in our industry;

●	actual, potential, or perceived control, accounting, or reporting problems; and

●	changes in accounting principles, policies, and guidelines;

In addition, the securities markets have periodically experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of PubCo Ordinary Shares. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were to be involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted from running the business and implementing our business plan.

There will be material differences between your current rights as a holder of RFAC Ordinary Shares and the rights you will have as a holder of PubCo Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, RFAC stockholders will be stockholders of NYB Group. There will be material differences between the current rights of RFAC stockholders and the rights that you will have as a holder of the shares of PubCo Ordinary Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of RFAC stockholders and the NYB stockholders, see the section of this prospectus titled “Comparison of Corporate Governance and Stockholder Rights.”

We do not expect to pay dividends in the foreseeable future after the Business Combination.

We expect to retain most, if not all, of our available funds and any future earnings after the Business Combination to fund our operations and the development and growth of our business. As a result, we do not expect that we will pay any cash dividends on the PubCo Ordinary Shares in the foreseeable future.

Following completion of the Business Combination, our board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount, and form of such dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, we have received from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by the board of directors. There is no guarantee that the PubCo Ordinary Shares will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the PubCo Ordinary Shares should not rely on an investment in shares of PubCo Ordinary Shares as a source for any future dividend income.

The existence of indemnification rights to our directors and officers may result in substantial expenditures and may discourage lawsuits against our directors and officers.

The Amended Charter and RFAC’s bylaws, which will become the bylaws of NYB, contain indemnification provisions for its directors and officers. Such indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against its directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and executive officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

If we fail to develop or maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting.

Nanyang Biologics Pte. Ltd. is, and NYB Holdings Limited may be, subject to the risk that its independent registered public accounting firm could communicate to its board of directors that it has deficiencies in its internal control structure that they consider to be “significant deficiencies.” A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal control is necessary to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed.

It may be time consuming, difficult, and costly for us to develop and implement the internal control and reporting procedures required by the Exchange Act. We may need to hire additional financial reporting, internal control, and other finance personnel in order to develop and implement appropriate internal control and reporting procedures. If we are unable to comply with the internal control over financial reporting requirements of the Exchange Act, then we may not be able to obtain the required independent accountant certifications, which may preclude us from keeping our filings current with the SEC.

Further, a material weakness in the effectiveness of internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing, and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations, and financial condition. Prior to the Business Combination, neither the Company nor its auditors were required to perform an evaluation of internal control over financial reporting as of September 30, 2025 and 2024 in accordance with the provisions of the Sarbanes-Oxley Act as it was a private company. In connection with the preparation of the Company’s consolidated financial statements for fiscal years 2024 and 2023, the Company identified material weaknesses in its internal control over financial reporting, as defined in the standards established by the PCAOB. The material weakness identified related to (i) lack of appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and related disclosures, in accordance with U.S. GAAP and SEC financial reporting requirements, and (ii) lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework. To remediate the material weaknesses, the Company has begun, and will continue, to (A) hire additional accounting and financial reporting personnel with GAAP and SEC reporting experience, (B) mandate continuing professional requirements for accounting staff to stay current with changes in U.S. GAAP, and (C) set up a financial and system control framework with formal documentation of policies and controls in place.

If we are unable to implement and maintain effective internal control over financial reporting, including as applicable standards governing internal control are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could adversely affect the value of PubCo Ordinary Shares.

We may not have sufficient capital to meet future growth needs, and raising additional funding could dilute shareholders or restrict operations.

We require significant capital to fund clinical trials, expand production capacity of our drug and nutraceutical product candidates, and grow our distribution and partnership networks. As we engage in clinical trials and scale development operations, we anticipate increased costs related to research and development, equipment, and workforce expansion. However, as a new business, we have limited historical data on demand, making future capital requirements uncertain.

To fund growth, we may need to seek additional financing through equity or debt offerings. The issuance of equity securities could dilute existing shareholders, while debt financing could increase our debt service obligations and impose restrictive covenants on our operations. If sufficient funding is not available on acceptable terms, we may need to delay or reduce investments in growth initiatives, which could materially and adversely impact our business prospects.

Our exclusive forum provision may limit our stockholders’ ability to bring claims in judicial forums of their choosing, which could increase costs or discourage claims against us.

The Amended Charter designates the courts of the Cayman Islands as the exclusive forum for certain corporate claims, including derivative actions, fiduciary duty claims, and other actions. For claims arising under the Securities Act of 1933, the federal district courts of the United States are designated as the exclusive forum. This provision does not apply to claims under the Securities Exchange Act of 1934 or any claims over which federal courts have exclusive jurisdiction.

This exclusive forum provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable and may result in increased costs to bring a claim. It may also discourage lawsuits against us or our directors and officers. Additionally, if a court were to find the provision inapplicable or unenforceable with respect to a particular claim, we could incur additional costs associated with resolving such a claim in other forums, which could adversely affect our business, financial condition, and results of operations. Stockholders who purchase or hold our shares are deemed to have consented to this exclusive forum provision, potentially affecting their rights to choose a different forum for certain disputes.

An active, liquid trading market for PubCo Ordinary Shares may not develop, which may limit your ability to sell your shares.

An active trading market for shares of PubCo Ordinary Shares may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity, and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of PubCo Ordinary Shares. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited Pro Forma condensed combined financial information presents the combination of financial information of PubCo, RFAC, and Nanyang, adjusted to give effect to the Business Combination.

The following unaudited Pro Forma condensed combined balance sheet as of March 31, 2026 combines the historical unaudited balance sheet of PubCo as of March 31, 2026 with historical unaudited balance sheet of Nanyang as of March 31, 2026, with the historical unaudited balance sheet of RFAC as of March 31, 2026, giving Pro Forma effect to the Business Combination as if it had occurred as of March 31, 2026.

The following unaudited Pro Forma condensed combined statement of operations for the six months ended March 31, 2026 combines the historical unaudited statement of operations of PubCo for the six months period ended March 31, 2026 with the historical unaudited statement of operations of Nanyang for the six months ended March 31, 2026, and the historical unaudited statement of operations of RFAC for the six months ended March 31, 2026 (derived by adding the three months ended March 31, 2026 with the three months ended December 31, 2025, which was derived by subtracting the nine months ended September 30, 2025 to the year ended December 31, 2025) on a Pro Forma basis as if the Business Combination had occurred on October 1, 2024.

The following unaudited Pro Forma condensed combined statement of operations for the year ended September 30, 2025 combines the historical audited statement of operations of PubCo for the period from August 18, 2025 (inception) through September 30, 2025 with the historical audited statement of operations of Nanyang for the year ended September 30, 2025, and the historical audited statement of operations of RFAC for the year ended December 31, 2025 on a Pro Forma basis as if the Business Combination had occurred on October 1, 2024.

The unaudited Pro Forma condensed combined statement of operations for the six months ended March 31, 2026 and for the year ended September 30, 2025, has been derived from:

●	the historical audited financial statements of PubCo for the period from August 18, 2025 (inception) through September 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of PubCo for the six months ended March 31, 2026, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of Nanyang for the year ended September 30, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Nanyang for the six months ended March 31, 2026, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●	the historical audited financial statements of RFAC for the year ended December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical unaudited financial statements of RFAC for the three months ended March 31, 2026, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited Pro Forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus, which requires Pro Forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional Pro Forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. Nanyang and RFAC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Nanyang and RFAC included in this proxy statement/prospectus and “Nanyang’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “RFAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination Agreement

On October 2, 2025, RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“RFAC”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares (“Nanyang”).

The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of RFAC, Nanyang, PubCo and Amalgamation Sub, save for Nanyang’s approval of (i) the Amalgamation (as defined below), which is subject to a prescribed approval process under Singapore law, and (ii) the conversion of preference shares in the capital of Nanyang, which is to occur upon completion of a separate transaction entered into by Nanyang, but which in any event is agreed to occur prior to closing under the Business Combination Agreement.

The Business Combination

The Business Combination Agreement provides for, among other things, the following transactions: (i) RFAC will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity; and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Amalgamation”). The Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.” Capitalized terms used shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding Nanyang ordinary share will automatically be cancelled and converted into such number of newly issued PubCo Ordinary Shares based on the “Exchange Ratio” which means the quotient obtained by dividing (a) the quotient obtained by dividing $1,500,000,000 by $10.00 by (b) the number of Company Ordinary Shares immediately outstanding prior to the Amalgamation Effective Time.; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement) and accordingly, PubCo shall be the holder of all Surviving Company Ordinary Shares; (iii) each issued and outstanding RFAC ordinary share will be cancelled and cease to exist in exchange for one PubCo Ordinary Share; and (iv) each issued and outstanding RFAC Right (as defined in the Business Combination Agreement) shall cease to be a right with respect to RFAC Shares (as defined in the Business Combination Agreement) and shall be exchanged for one-twentieth (1/20th) of a PubCo Ordinary Share.

Representations and Warranties; Covenants

The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. The parties have also agreed, among other things, that at the Amalgamation Effective Date, the board of directors of PubCo will comprise five (5) directors, of which four (4) are designated by Nanyang and one (1) director is designated by Sponsor immediately prior to the Amalgamation Effective Date (or such other persons as Nanyang or RFAC may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Amalgamation Effective Time (as defined in the Business Combination Agreement)).

Conditions to Each Party’s Obligations

The obligations of RFAC and Nanyang to consummate the Business Combination is subject to certain closing conditions, including but not limited to: (i) the Registration Statement (as defined below) having become effective; (ii) approval by the RFAC and the Nanyang shareholders of the transactions contemplated by the Business Combination Agreement and the other transaction proposals having been obtained; (iii) PubCo Ordinary Shares having been approved for listing on either Nasdaq Stock Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”) (subject to official notice of issuance); (iv) the accuracy of representations and warranties to various standards, from de minimis to material adverse effect; (v) material compliance with pre-closing covenants; (vi) the bring-down to closing of a representation that no material adverse effect has occurred (both for RFAC and Nanyang); and (vii) the absence of a legal prohibition on consummating the transactions.

Termination

The Business Combination Agreement may be terminated under customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to: (i) by mutual written consent of Nanyang and RFAC, (ii) by either Nanyang or RFAC if any governmental authority has enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect and has the effect of making the Merger Closing or Amalgamation Closing illegal or otherwise prevents or prohibits consummation of the Merger Closing or Amalgamation Closing, other than any such restraint that is immaterial; (iii) by Nanyang if RFAC’s shareholder approval of the transactions contemplated by the Business Combination Agreement has not been obtained by reason of the failure to obtain the required vote at the RFAC shareholders’ meeting duly convened therefor or at any adjournment or postponement thereof; (iv) by Nanyang if RFAC Board has publicly announced its proposal to, or has publicly announced its resolution to, withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining RFAC shareholder approval, RFAC Board Recommendation; (v) by RFAC, prior to the Merger Closing and by written notice to Nanyang, if (a) there is any breach of any representation, warranty, covenant or agreement on the part of Nanyang set forth in the Business Combination Agreement such that the conditions to closing would not be satisfied at the Merger Closing (subject to a cure period of up to thirty (30) days if such breach is curable and Nanyang is using its reasonable best efforts to cure), or (b) the Merger Closing has not occurred on or before the date falling 270 days after the date of the Business Combination Agreement, unless RFAC is in material breach of the Business Combination Agreement; (vi) by RFAC, by written notice to Nanyang, if the Amalgamation Closing has not occurred by the third (3rd) business day following the Merger Closing; (vii) by RFAC if Nanyang’s shareholder approval has not been obtained within thirty-five (35) business days after the Proxy/Registration Statement has been declared effective by the SEC; or (viii) by Nanyang, prior to the Merger Closing and by written notice to RFAC, if (a) there is any breach of any representation, warranty, covenant or agreement on the part of RFAC, PubCo or Amalgamation Sub set forth in the Business Combination Agreement such that the conditions to closing would not be satisfied at the Merger Closing (subject to a cure period of up to thirty (30) days if such breach is curable and RFAC is using its reasonable best efforts to cure), or (b) provided Nanyang has delivered the required audited and interim financial statements, if the Merger Closing has not occurred on or before the Agreement End Date, unless Nanyang is in material breach of the Business Combination Agreement.

Company Shareholder Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, RFAC, PubCo, Nanyang and certain of the shareholders of Nanyang entered into a customary voting support and lock-up agreement (the “Company Shareholder Support and Lock-Up Agreement”), pursuant to which (i) certain Nanyang shareholders who hold an aggregate of at least 75% of the outstanding Nanyang voting shares have agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of Nanyang called to seek approval of the transactions contemplated by the Business Combination Agreement and the other transaction proposals; (b) to vote in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals; (c) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal; and (d) not to sell or transfer any of their shares prior to the closing of the Business Combination and (ii) certain shareholders of Nanyang have agreed to a lock-up of the PubCo Ordinary Shares they will receive pursuant to the Amalgamation (subject to certain exceptions) for a period of up to twenty four (24) months following the closing of the Business Combination.

Sponsor’s Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, RFAC, Alfa 24 Limited (“Sponsor”), PubCo and Nanyang entered into a customary voting support and lock-up agreement (the “Sponsors’ Support Agreement”), pursuant to which Sponsor has agreed to, among other things: (i) appear for purposes of constituting a quorum at the meetings of the shareholders of RFAC called to seek approval of the consummation of transactions contemplated by the Business Combination Agreement and the other transaction proposals; (ii) vote to adopt and approve the Business Combination Agreement and the other documents contemplated thereby and the transactions contemplated thereby; (iii) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal; and (iv) a lock-up of the PubCo Ordinary Shares it will receive pursuant to the Merger (subject to certain exceptions) for a period of up to twenty four (24) months following the closing of the Business Combination.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, RFAC will be treated as the “acquired” company for financial reporting purposes, and Nanyang will be the accounting “acquirer” This determination was primarily based on the assumption that:

●	Nanyang’s current shareholders will hold a majority of the voting power of PubCo post Business Combination;

●	Nanyang’s management and board assume control of the PubCo after the transaction;

●	Nanyang designates four (4) of the five (5) directors, and control the post-transaction entity; and

●	RFAC is a shell company with no operations that merges into PubCo. Both are treated as being acquired for accounting purposes.

Another determining factor was that neither RFAC nor PubCo meet the definition of a “business” pursuant to ASC 805-10-55, Business Combinations (“ASC 805”), and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of RFAC and PubCo will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

RFAC and Nanyang have elected to provide the unaudited Pro Forma condensed combined financial information under two different Redemption scenarios of RFAC Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the Extension Redemptions, no additional public stockholders of RFAC exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the Extension Redemptions, RFAC public stockholders holding 4,831,265 RFAC Public Shares will exercise their Redemption rights for $53.35 million upon consummation of the Business Combination at a Redemption price of approximately $11.08 per share. The maximum Redemption amount reflects the maximum number of RFAC Public Shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

The following table sets out share ownership of PubCo on a Pro Forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

	Pro Forma Combined - No Additional Redemptions		Pro Forma Combined - Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Company Shareholders(1)	150,000,000	94.4%	150,000,000	97.3%
RFAC Public Shareholders(2)	5,406,265	3.4%	575,000	0.4%
RFAC Sponsor(3)	3,282,695	2.0%	3,282,695	2.1%
EBC Private Placement and Representative Shares(4)	251,680	0.2%	251,680	0.2%
Total shares outstanding	158,940,640	100%	154,109,375	100%

(1)	Represents the exchange of outstanding Company Shares into shares of PubCo ordinary shares upon the Closing of the Business Combination.
(2)	In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of RFAC exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 4,831,265 RFAC shares for aggregate Redemption payments of $53.35 million at a Redemption price of approximately $11.08 per share. The maximum Redemption amount reflects the maximum number of the RFAC shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.
(3)	Represents the exchange of Founder Shares into shares of PubCo ordinary shares and the exchange of RFAC Private Shares held by Sponsor into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 19,414 ordinary shares issuable under the RFAC Private Rights held by Sponsor upon closing of the Business Combination.
(4)	Represents the exchange of RFAC Private Shares and representative shares held by EBC into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 2,461 ordinary shares issuable under the RFAC Private Rights held by EBC.

The following unaudited Pro Forma condensed combined balance sheet as of March 31, 2026, and the unaudited Pro Forma condensed combined statements of operations for the six months ended March 31, 2026 and for the year ended September 30, 2025, are based on the historical financial statements of PubCo, Nanyang and RFAC. The unaudited Pro Forma adjustments are based on information currently available, assumptions, and estimates underlying the Pro Forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited Pro Forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2026(1)

				Scenario 1: No Additional Redemptions Scenario			Scenario 2: Maximum Redemptions Scenario
	PubCo (Historical)	Nanyang (Historical)	RFAC March 31, 2026 (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1	$108,662	$34,737	$53,530,961	A	$45,419,745	$(53,530,961)	D	$-
				(7,930,508)	B		8,111,216	B
				(324,108)	F
Accounts receivables, net	-	42,683	-	-		42,683	-		42,683
Advances to related party	-	19,688	-	(19,688)	K	-	-		-
Prepaid expenses and other current assets	-	252,931	205,414	200,000	B	593,178	-		593,178
				(60,000)	F

Total current assets	1	423,964	240,151	45,391,490		46,055,606	(45,419,745)		635,861
Non-current assets
Long-term investment	-	593	-	-		593	-		593
Property and equipment, net	-	175,969	-	-		175,969	-		175,969
Deferred merger costs	-	290,098	-	(290,098)	B	-	-		-
Cash held in Trust Account	-	-	52,891,674	(53,530,961)	A	-	-		-
				180,000	H
				459,287	I

Total non-current assets	-	466,660	52,891,674	(53,181,772)		176,562	-		176,562
Total assets	$1	$890,624	$53,131,825	$(7,790,282)		$46,232,168	$(45,419,745)		$812,423

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICTI)
Current liabilities
Accounts payable and accrued liabilities	$9,715	$539,130	$779,119	$(764,587)	B	$563,377	$8,111,216	B	$8,674,593
Borrowing	-	65,873	-	-		65,873	-		65,873
Amount due to related parties	19,786	283,277	-	(19,786)	K	283,277	-		283,277
Advance from related party	-	-	138,550	(138,550)	F	-	-		-
Due to Sponsor	-	-	250,725	(250,725)	F	-	-		-
Total current liabilities	29,501	888,280	1,168,394	(1,173,648)		912,527	8,111,216		9,023,743
Non-current liabilities
Accounts payable and accrued liabilities -non-current	-	309,765	-	-		309,765	-		309,765
Borrowing-non-current	-	87,323	-	-		87,323	-		87,323
Convertible notes	-	1,029,272	-	(1,029,272)	C	-	-		-
Convertible notes, a related party	-	2,038,055	-	(2,038,055)	C	-	-		-
Deferred underwriting fee payable	-	-	4,025,000	(4,025,000)	B	-	-		-

Total non-current liabilities	-	3,464,415	4,025,000	(7,092,327)		397,088	-		397,088
Total liabilities	29,501	4,352,695	5,193,394	(8,265,975)		1,309,615	8,111,216		9,420,831
Ordinary shares subject to possible Redemption	-	-	52,891,674	(53,350,961)	D	-	-		-
				459,287	I
SHAREHOLDERS’ EQUITY (DEFICIT)
Share capital	-	11,501,974	-	(11,501,974)	C	-	-		-
RFAC ordinary shares	-	-	352	(352)	E	-	-		-
PubCo ordinary shares	1	-	-	14,999	C	15,894	(483)	D	15,411
				483	D
				352	E
				59	G
Additional paid-in capital	-	-	-	(1,372,196)	B	60,107,671	(53,530,478)	D	6,577,193
				14,586,964	C
				53,350,478	D
				(59)	G
				180,000	H
				(6,637,516)	J
Accumulated deficit	(29,501)	(14,863,220)	(4,955,595)	(1,858,823)	B	(15,100,187)	-		(15,100,187)
				6,637,516	J
				(32,662)	C
				98	K
Accumulated other comprehensive income (loss)	-	(64,621)	-	-		(64,621)	-		(64,621)
Non-controlling interests	-	(36,204)	-	-		(36,204)	-		(36,204)
Total shareholders’ equity (deficit)	(29,500)	(3,462,071)	(4,953,243)	53,367,367		44,922,553	(53,530,961)		(8,608,408)

Total liabilities and shareholders’ equity (deficit)	$1	$890,624	$53,131,825	$(7,790,282)		$46,232,168	$(45,419,745)		$812,423

(1)	The unaudited Pro Forma condensed combined balance sheet as of March 31, 2026, combines the historical unaudited balance sheet of PubCo, Nanyang as RFAC as of March 31, 2026.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 2026(2)

				Scenario 1: No Additional Redemptions Scenario			Scenario 2: Maximum Redemptions Scenario
	PubCo (Historical)	Nanyang (Historical)	RFAC (Calculated)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$-	$43,132	$-	$-		$43,132	$-	$43,132
Cost of revenue	-	(21,566)	-	-		(21,566)	-	(21,566)
Gross profit	-	21,566	-	-		21,566	-	21,566
Research and development	-	4,475,719	-	-		4,475,719	-	4,475,719
General and administrative	19,786	2,228,454	992,821	(60,000)	BB	3,197,728	-	3,197,728
				16,667	CC
Total operating expenses	19,786	6,704,173	992,821	43,333		7,673,447	-	7,673,447
Loss from operations	(19,786)	(6,682,607)	(992,821)	(43,333)		(7,651,881)	-	(7,651,881)
Other income (expense)
Interest expense	-	(94,182)	-	-		(94,182)	-	(94,182)
Loss on disposal of a subsidiary	-	(448,403)	-	-		(448,403)	-	(448,403)
Other income	-	2,302	-	-		2,302	-	2,302
Interest earned on cash held in the Trust Account	-	-	1,299,970	(1,299,970)	AA	-	-	-
(Loss) income before income tax expense	(19,786)	(7,222,890)	307,149	(1,256,637)		(8,192,164)	-	(8,192,164)
Income tax expense	-	-	-	-		-	-	-
(Loss) Income for the period	(19,786)	(7,222,890)	307,149	(1,256,637)		(8,192,164)	-	(8,192,164)
Non-controlling interest	-	(41,274)	-	-		(41,274)	-	(41,274)
Net (loss) income	$(19,786)	$(7,181,616)	$307,149	$(1,256,637)		$(8,150,890)	$-	$(8,150,890)

Basic and diluted net loss per share	$(19,786)	$(4.84)
Basic and diluted earnings per share, for redeemable and non-redeemable ordinary shares			$0.03
Pro Forma weighted average number of shares outstanding – basic and diluted						158,940,640 (1)		154,109,375 (1)
Pro Forma net loss per share – basic and diluted						$(0.05)		$(0.05)

(1)	Please refer to Note 6 — “Net Earnings (Loss) per Share” for details.
(2)	The unaudited Pro Forma condensed combined statement of operations for the six months ended March 31, 2026 combines the historical unaudited statement of operations of PubCo for the six months ended March 31, 2026 with the historical unaudited statement of operation of Nanyang for the six months ended March 31, 2026, with the historical unaudited statement of operations of RFAC for the six months ended March 31, 2026 (calculated by adding the three months ended March 31, 2026 with the three months ended December 31, 2025 which was derived by subtracting the nine months ended September 30, 2025 from the year ended December 31, 2025).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2025(2)

				Scenario 1: No Additional Redemptions Scenario			Scenario 2: Maximum Redemptions Scenario
	PubCo (Historical)	Nanyang (Historical)	RFAC December 31, 2025 (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$-	$79,207	$-	$-		$79,207	$-	$79,207
Other revenue	-	5,379	-	-		5,379		5,379
Total revenue	-	84,586	-	-		84,586	-	84,586
Cost of revenue	-	(49,389)	-	-		(49,389)	-	(49,389)
Gross profit	-	35,197	-	-		35,197	-	35,197
Research and development	-	179,376	-	-		179,376	-	179,376
General and administrative	9,715	3,200,474	1,256,856	(120,000)	BB	6,239,201	-	6,239,201
				33,333	CC
				1,858,823	DD
Total operating expenses	9,715	3,379,850	1,256,856	1,772,156		6,418,577	-	6,418,577
Loss from operations	(9,715)	(3,344,653)	(1,256,856)	(1,722,156)		(6,383,380)	-	(6,383,380)
Other income (expense)
Interest expense	-	(27,004)	-	-		(27,004)	-	(27,004)
Other income, net	-	4,711,285	-	-		4,711,285	-	4,711,285
Interest earned on cash held in the Trust Account	-	-	4,624,152	(4,624,152)	AA	-	-	-
(Loss) income before income tax expense	(9,715)	1,339,628	3,367,296	(6,396,308)		(1,699,099)	-	(1,699,099)
Income tax expense	-	-	-	-		-	-	-
(Loss) Income for the period	(9,715)	1,339,628	3,367,296	(6,396,308)		(1,699,099)	-	(1,699,099)
Non-controlling interest	-	(2,534)	-	-		(2,534)	-	(2,534)
Net (loss) income	$(9,715)	$1,337,094	$3,367,296	$(6,396,308)		$(1,701,633)	$-	$(1,701,633)

Basic and diluted net loss per share	$(9,715)	$1.07
Basic and diluted earnings per share, for redeemable and non-redeemable ordinary shares			$0.24
Pro Forma weighted average number of shares outstanding – basic and diluted						158,940,640 (1)		154,109,375 (1)
Pro Forma net loss per share – basic and diluted						$(0.01)		$(0.01)

(1)	Please refer to Note 6 — “Net Earnings (Loss) per Share” for details.
(2)	The unaudited Pro Forma condensed combined statement of operations for the year ended September 30, 2025 combines the historical audited statement of operations of PubCo for the period from August 18, 2025 (inception) through September 30, 2025 with the historical audited statement of operation of Nanyang for the year ended September 30, 2025, with the historical audited statement of operations of RFAC for the year ended December 31, 2025.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On October 2, 2025, RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“RFAC”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares (“Nanyang”).

The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of RFAC, Nanyang, PubCo and Amalgamation Sub, save for Nanyang’s approval of (i) the Amalgamation (as defined below), which is subject to a prescribed approval process under Singapore law, and (ii) the conversion of preference shares in the capital of Nanyang, which is to occur upon completion of a separate transaction entered into by Nanyang, but which in any event is agreed to occur prior to closing under the Business Combination Agreement.

The Business Combination

The Business Combination Agreement provides for, among other things, the following transactions: (i) RFAC will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity; and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Amalgamation”). The Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.” Capitalized terms used shall have the respective meanings ascribed to such terms in the Business Combination Agreement.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding Nanyang ordinary share will automatically be cancelled and converted into such number of newly issued PubCo Ordinary Shares based on the “Exchange Ratio” which means the quotient obtained by dividing (a) the quotient obtained by dividing $1,500,000,000 by $10.00 by (b) the number of Company Ordinary Shares immediately outstanding prior to the Amalgamation Effective Time.; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement) and accordingly, PubCo shall be the holder of all Surviving Company Ordinary Shares; (iii) each issued and outstanding RFAC ordinary share will be cancelled and cease to exist in exchange for one PubCo Ordinary Share; and (iv) each issued and outstanding RFAC Right (as defined in the Business Combination Agreement) shall cease to be a right with respect to RFAC Shares (as defined in the Business Combination Agreement) and shall be exchanged for one-twentieth (1/20th) of a PubCo Ordinary Share.

Representations and Warranties; Covenants

The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. The parties have also agreed, among other things, that at the Amalgamation Effective Date, the board of directors of PubCo will comprise five (5) directors, of which four (4) are designated by Nanyang and one director is designated by Sponsor immediately prior to the Amalgamation Effective Date (or such other persons as Nanyang or RFAC may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Amalgamation Effective Time (as defined in the Business Combination Agreement)).

Conditions to Each Party’s Obligations

The obligations of RFAC and Nanyang to consummate the Business Combination is subject to certain closing conditions, including but not limited to: (i) the Registration Statement (as defined below) having become effective; (ii) approval by the RFAC and the Nanyang shareholders of the transactions contemplated by the Business Combination Agreement and the other transaction proposals having been obtained; (iii) PubCo Ordinary Shares having been approved for listing on either Nasdaq Stock Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”) (subject to official notice of issuance); (iv) the accuracy of representations and warranties to various standards, from de minimis to material adverse effect; (v) material compliance with pre-closing covenants; (vi) the bring-down to closing of a representation that no material adverse effect has occurred (both for RFAC and Nanyang); and (vii) the absence of a legal prohibition on consummating the transactions.

Termination

The Business Combination Agreement may be terminated under customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to: (i) by mutual written consent of Nanyang and RFAC, (ii) by either Nanyang or RFAC if any governmental authority has enacted, issued, promulgated, enforced or entered any law or governmental order that is then in effect and has the effect of making the Merger Closing or Amalgamation Closing illegal or otherwise prevents or prohibits consummation of the Merger Closing or Amalgamation Closing, other than any such restraint that is immaterial; (iii) by Nanyang if RFAC’s shareholder approval of the transactions contemplated by the Business Combination Agreement has not been obtained by reason of the failure to obtain the required vote at the RFAC shareholders’ meeting duly convened therefor or at any adjournment or postponement thereof; (iv) by Nanyang if RFAC Board has publicly announced its proposal to, or has publicly announced its resolution to, withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining RFAC shareholder approval, RFAC Board Recommendation; (v) by RFAC, prior to the Merger Closing and by written notice to Nanyang, if (a) there is any breach of any representation, warranty, covenant or agreement on the part of Nanyang set forth in the Business Combination Agreement such that the conditions to closing would not be satisfied at the Merger Closing (subject to a cure period of up to thirty (30) days if such breach is curable and Nanyang is using its reasonable best efforts to cure), or (b) the Merger Closing has not occurred on or before the date falling 270 days after the date of the Business Combination Agreement, unless RFAC is in material breach of the Business Combination Agreement; (vi) by RFAC, by written notice to Nanyang, if the Amalgamation Closing has not occurred by the third (3rd) business day following the Merger Closing; (vii) by RFAC if Nanyang’s shareholder approval has not been obtained within thirty-five (35) business days after the Proxy/Registration Statement has been declared effective by the SEC; or (viii) by Nanyang, prior to the Merger Closing and by written notice to RFAC, if (a) there is any breach of any representation, warranty, covenant or agreement on the part of RFAC, PubCo or Amalgamation Sub set forth in the Business Combination Agreement such that the conditions to closing would not be satisfied at the Merger Closing (subject to a cure period of up to thirty (30) days if such breach is curable and RFAC is using its reasonable best efforts to cure), or (b) provided Nanyang has delivered the required audited and interim financial statements, if the Merger Closing has not occurred on or before the Agreement End Date, unless Nanyang is in material breach of the Business Combination Agreement.

Company Shareholder Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, RFAC, PubCo, Nanyang and certain of the shareholders of Nanyang entered into a customary voting support and lock-up agreement (the “Company Shareholder Support and Lock-Up Agreement”), pursuant to which (i) certain Nanyang shareholders who hold an aggregate of at least 75% of the outstanding Nanyang voting shares have agreed, among other things: (a) to appear for purposes of constituting a quorum at any meeting of the shareholders of Nanyang called to seek approval of the transactions contemplated by the Business Combination Agreement and the other transaction proposals; (b) to vote in favor of the transactions contemplated by the Business Combination Agreement and other transaction proposals; (c) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal; and (d) not to sell or transfer any of their shares prior to the closing of the Business Combination and (ii) certain shareholders of Nanyang have agreed to a lock-up of the PubCo Ordinary Shares they will receive pursuant to the Amalgamation (subject to certain exceptions) for a period of up to twenty four (24) months following the closing of the Business Combination.

Sponsor’s Support and Lock-Up Agreement

Concurrently with the execution of the Business Combination Agreement, RFAC, Alfa 24 Limited (“Sponsor”), PubCo and Nanyang entered into a customary voting support and lock-up agreement (the “Sponsors’ Support Agreement”), pursuant to which Sponsor has agreed to, among other things: (i) appear for purposes of constituting a quorum at the meetings of the shareholders of RFAC called to seek approval of the consummation of transactions contemplated by the Business Combination Agreement and the other transaction proposals; (ii) vote to adopt and approve the Business Combination Agreement and the other documents contemplated thereby and the transactions contemplated thereby; (iii) to vote against any proposals that would materially impede the transactions contemplated by the Business Combination Agreement or any other transaction proposal; and (iv) a lock-up of the PubCo Ordinary Shares it will receive pursuant to the Merger (subject to certain exceptions) for a period of up to twenty four (24) months following the closing of the Business Combination.

Note 2 — Basis of Presentation and Accounting Policies

The unaudited Pro Forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited Pro Forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience. Nanyang and RFAC did not have any historical relationship prior to the Business Combination. Accordingly, no Pro Forma adjustments were required to eliminate activities between the companies.

The following unaudited Pro Forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing Pro Forma adjustment criteria with simplified Pro Forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”) and allows optional Pro Forma adjustments that present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. Nanyang and RFAC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited Pro Forma condensed combined financial information.

RFAC does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Nanyang have been prepared in accordance with U.S. GAAP. The historical financial statements of RFAC have been prepared in accordance with U.S. GAAP. The unaudited Pro Forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Nanyang.

RFAC has elected to provide the unaudited Pro Forma condensed combined financial information under two different Redemption scenarios of RFAC’s Public Shares into cash as more fully described below:

●	Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the Extension Redemptions, no additional public stockholders of RFAC exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the Extension Redemptions, RFAC public stockholders holding 4,831,265 RFAC Public Shares will exercise their Redemption rights for $53.53 million upon consummation of the Business Combination at a Redemption price of approximately $11.08 per share. The maximum Redemption amount reflects the maximum number of RFAC Public Shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

The following summarizes the Pro Forma shares of PubCo Ordinary Shares issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Company Shareholders(1)	150,000,000	94.4%	150,000,000	97.3%
RFAC Public Shareholders(2)	5,406,265	3.4%	575,000	0.4%
RFAC Sponsor(3)	3,282,695	2.0%	3,282,695	2.1%
EBC Private Placement and Representative Shares(4)	251,680	0.2%	251,680	0.2%
Total shares outstanding	158,940,640	100%	154,109,375	100%

(1)	Represents the exchange of outstanding Company Shares into shares of PubCo ordinary shares upon the Closing of the Business Combination.
(2)	In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of RFAC exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 4,831,265 RFAC shares for aggregate Redemption payments of $53.53 million at a Redemption price of approximately $11.08 per share. The maximum Redemption amount reflects the maximum number of the RFAC shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.
(3)	Represents the exchange of RFAC Founder Shares into shares of PubCo ordinary shares and the exchange of RFAC Private Shares held by Sponsor into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 19,414 ordinary shares issuable under the RFAC Private Rights held by Sponsor upon closing of the Business Combination.
(4)	Represents the exchange of RFAC Private Shares and representative shares held by EBC into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 2,461 ordinary shares issuable under the RFAC Private Rights held by EBC.

The Pro Forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited Pro Forma condensed combined financial information. As a result, the unaudited Pro Forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, RFAC will be treated as the “acquired” company for financial reporting purposes, and Nanyang will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	Nanyang’s current shareholders will hold a majority of the voting power of PubCo post Business Combination;

●	Nanyang’s management and board assume control of the PubCo after the transaction;

●	Nanyang designates four (4) of the five (5) directors, and control the post-transaction entity; and

●	RFAC is a shell company with no operations that merges into PubCo. Both are treated as being acquired for accounting purposes.

Another determining factor was that RFAC does not meet the definition of a “business” pursuant to ASC 805-10-55, Business Combinations (“ASC 805”), and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of RFAC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026

The Pro Forma adjustments to the unaudited Pro Forma condensed combined balance sheet as of March 31, 2026, are as follows:

A.	Reflects the liquidation and reclassification of $53.53 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.	Represents preliminary estimated transaction costs expected to be incurred by RFAC and the Company of approximately $7.93 million for legal, accounting and printing fees incurred as part of the Business Combination. For the RFAC transaction costs, $6.62 million of these fees of which $4.03 million of the underwriting fee will be paid at closing and $0.20 million related to D&O insurance classified as prepaid expense. For which $0.71 million are included in accounts payable, resulting in $1.68 million applied to accumulated deficit as RFAC had no available paid in capital at IPO.

The Company’s transaction costs, $1.31 million, are expected to be paid at the closing of the business combination of which $0.05 million are included in accounts payable and reflects as $1.37 million adjustment to additional paid-in capital for the portion attributed to the transaction and $0.29 million to accumulated deficit and the removal of $0.29 million of deferred transaction cost.

For the maximum redemption scenario, the Company will not have sufficient cash available to pay the transaction cost as $8.11 million are anticipated to be deferred and included in accounts payable.

C.	Represents the exchange of outstanding Nanyang shares into shares of PubCo ordinary shares at par value of $0.0001 per share upon the Business Combination. The adjustment also represent the conversion of the convertible notes upon the Business Combination. The convertible notes are 8% Redeemable Convertible Notes maturing August 1, 2027, subject to automatic conversion prior to the declaration of effectiveness by the SEC in connection with a registration statement.

D.	In Scenario 1, reflects the “no additional Redemptions” scenario. In Scenario 2, reflects the maximum Redemption of 4,831,265 RFAC shares for aggregate Redemption payments of $53.35 million at a Redemption price of approximately $11.08 per share. The maximum redemption amount reflects the maximum number of RFAC Public Shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “no additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.

E.	Reflects the conversion of RFAC ordinary shares into PubCo ordinary shares on a one-for-one basis.

F.	Reflects the repayment of advances from related party and Promissory note – related party held under RFAC at closing of the Business Combination and elimination of the receivable from Target.

G.	Reflects the conversion of RFAC’s Public and Private Rights into PubCo’s ordinary shares upon the closing of the Business Combination.

H.	Reflects the funding of funding extension payments into Trust Account, in accordance with section 13.6(a) of the Business Combination agreement Nanyang will pay for the extension fees and these fees are deemed as Company Transaction Expenses, subsequent to March 31, 2026 and through June 30, 2026.

I.	Reflects the interest earned in the Trust Account subsequent to March 31, 2026 and through June 30, 2026.

J.	Represents the elimination of RFAC’s historical accumulated losses after recording the transaction costs to be incurred by RFAC as described in (B) above.

K.	Represents the elimination of intercompany advances between PubCo and Nanyang.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2026 and for the Year Ended September 30, 2025

The Pro Forma adjustments included in the unaudited Pro Forma condensed combined statement of operations for the six months ended March 31, 2026 and for the year ended September 30, 2025, are as follows:

AA.	Reflects the elimination of interest earned on cash held in Trust Account generated after giving effect to the Business Combination as if it had occurred on October 1, 2024.

BB.	Reflects the elimination of administrative service fees that will cease to be paid upon the Closing of the Business Combination.

CC.	Reflects the amortization of D&O insurance over the anticipated six-year coverage period giving effect to the Business Combination as if it had occurred on October 1, 2024.

DD.	Reflects the transaction costs of RFAC expected to be incurred for legal, accounting and due diligence services. For the RFAC transaction costs of $1.86 million, none have been accrued or paid as of the Pro Forma balance sheet date. As such, the $1.86 million is reflected as an expense in the unaudited Pro Forma combined statement of operations.

Note 6 — Net Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since October 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of Public Shares described under the “maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited Pro Forma condensed combined financial information has been prepared assuming two alternative levels of Redemption of RFAC’s Public Shares:

	As of March 31, 2026
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
Company Shareholders(1)	150,000,000	150,000,000
RFAC Public Shareholders(2)	5,406,265	575,000
RFAC Sponsor(3)	3,282,695	3,282,695
EBC Private Placement and Representative Shares(4)	251,680	251,680
Total	158,940,640	154,109,375

(1)	Represents the exchange of outstanding Company Shares into shares of PubCo ordinary shares upon the Closing of the Business Combination.
(2)	In the “No Additional Redemptions” scenario, assumes that, after the Extension Redemptions, no additional public stockholders of RFAC exercise Redemption rights with respect to their Public Shares upon consummation of the Business Combination. In the “Maximum Redemptions” scenario, reflects the maximum Redemption of 4,831,265 RFAC shares for aggregate Redemption payments of $53.53 million at a Redemption price of approximately $11.08 per share. The maximum Redemption amount reflects the maximum number of the RFAC shares that can be redeemed assuming the requirement of a minimum net tangible asset value of at least $5,000,001 is waived. This scenario includes all adjustments contained in the “No Additional Redemptions” scenario and presents additional adjustments to reflect the effect of the maximum Redemptions.
(3)	Represents the exchange of RFAC Founder Shares into shares of PubCo ordinary shares the exchange of RFAC Private Shares held by Sponsor into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 19,414 ordinary shares issuable under the RFAC Private Rights held by Sponsor upon closing of the Business Combination.
(4)	Represents the exchange of RFAC Private Shares and representative shares held by EBC into shares of PubCo ordinary shares upon closing of the Business Combination inclusive of 2,461 ordinary shares issuable under the RFAC Private Rights held by EBC.

	For the Six Months Ended March 31, 2026
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro Forma net loss attributable to shareholders	$(8,192,164)	$(8,192,164)
Weighted average shares outstanding of ordinary shares – basic and diluted	158,940,640	154,109,375
Net loss per share – basic and diluted	$(0.05)	$(0.05)

	For the Year Ended September 30, 2025
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro Forma net loss attributable to shareholders	$(1,701,633)	$(1,701,633)
Weighted average shares outstanding of ordinary shares – basic and diluted	158,940,640	154,109,375
Net loss per share – basic and diluted	$(0.01)	$(0.01)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE
FINANCIAL INFORMATION

RFAC is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Business Combination.

				Pro Forma Combined
	PubCo (Historical)	Nanyang (Historical)	RFAC (Calculated)	Assuming No Additional Redemptions	Assuming Maximum Redemptions
For the Six Months ended March 31, 2026
Net income (loss) attributable to shareholders	$(19,786)	$(7,222,890)	$307,149	$(8,150,890)	$(8,150,890)
Shareholders’ (Deficit) Equity	$(29,500)	$(3,462,071)	$(4,953,243)	$44,922,553	$(8,608,408)
Shareholders’ (Deficit) Equity Per Share – basic and diluted	$(29,500)	$(2.28)	$(0.59)	$0.28	$(0.06)
Shares outstanding	1	1,516,566	8,343,765	158,940,640	154,109,375
Cash Dividends	$-	$-	$-	$-	$-
Net income (loss) per share basic	$(19,786)	$(4.84)	$0.03	$(0.05)	$(0.05)
Weighted average shares – basic	1	1,483,636	9,992,628	158,940,640	154,109,375
Net income (loss) per share diluted	$(19,786)	$(4.84)	$0.03	$(0.05)	$(0.05)
Weighted average shares – diluted	1	1,483,636	9,992,628	158,940,640	154,109,375

				Pro Forma Combined
	PubCo (Historical)	Nanyang (Historical)	RFAC December 31, 2025 (Historical)	Assuming No Additional Redemptions	Assuming Maximum Redemptions
For the Year ended September 30, 2025
Net income (loss) attributable to shareholders	$(9,715)	$1,337,094	$3,367,296	$(1,701,633)	$(1,701,633)
Cash Dividends	$-	$-	$-	$-	$-
Net income (loss) per share basic	$(9,715)	$1.07	$0.24	$(0.01)	$(0.01)
Weighted average shares – basic	1	1,248,587	14,153,786	158,940,640	154,109,375
Net income (loss) per share diluted	$(9,715)	$1.02	$0.24	$(0.01)	$(0.01)
Weighted average shares – diluted	1	1,305,421	14,153,786	158,940,640	154,109,375

Shareholders’ equity per share = total equity/shares outstanding

The purpose of Shareholders Equity per Share (SEPS) is to provide investors with a per-share perspective of a company’s equity.

EXTRAORDINARY GENERAL MEETING OF RFAC SHAREHOLDERS

General

RFAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the RFAC Board for use at the Extraordinary General Meeting to be held on August 19, 2026 and at any adjournment or postponement thereof. This proxy statement/prospectus provides RFAC Shareholders with information they need to know to be able to vote or direct their vote to be cast at the Extraordinary General Meeting.

Date, Time and Place

The Extraordinary General Meeting will be held on August 19, 2026, at 9:00 a.m. Eastern time. The meeting will be held in person at the offices of Winston Taylor LLP located at 800 Capitol Street, Suite 2400, Houston, TX 77002 and virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Extraordinary General Meeting via a live webcast available at https://www.cstproxy.com/rfacquisitioncorpii/2026.

Purpose of the Extraordinary General Meeting

RFAC Shareholders are being asked to vote on the Business Combination Proposal, the Merger Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if you owned RFAC Ordinary Shares at the close of business on May 20, 2026 which is the Record Date. You are entitled to one vote for each share of RFAC Ordinary Shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 8,343,765 RFAC Ordinary Shares outstanding, of which 4,831,265 are RFAC Public Shares, 2,875,000 are Founder Shares held by the Sponsor and the independent directors of RFAC, 388,281 are Private Shares held by the Sponsor, 200,000 are EBC Founder Shares held by EBC, and 49,219 are Private Shares held by EBC.

Vote of the Sponsor, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, RFAC entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any RFAC Ordinary Shares owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and RFAC’s directors and officers as it relates to the Sponsor Founder Shares and RFAC Ordinary Shares the requirement to vote such shares in favor of the Business Combination Proposal. As a result, we would need 659,384 of the RFAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

In connection with the IPO, EBC, the Sponsor and RFAC’s officers and directors agreed to waive any redemption rights with respect to any RFAC Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor, EBC, and RFAC’s officers and directors did not receive separate consideration for the waiver. The Sponsor Founder Shares, EBC Founder Shares, and RFAC Ordinary Shares held by the Sponsor, EBC, and RFAC’s directors and officers have no redemption rights upon RFAC’s liquidation and will be worthless if RFAC fails to consummate a business combination by December 15, 2025 (or up to August 15, 2026 if extended by management or a later date if approved by RFAC Shareholders pursuant to the RFAC Charter).

Quorum and Required Vote for Proposals

A quorum of RFAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if a simple majority of the RFAC Ordinary Shares issued and outstanding and entitled to vote at the Extraordinary General Meeting is present via the virtual meeting platform or represented by proxy at the Extraordinary General Meeting. An RFAC Shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary General Meeting or an abstention will have no effect on the outcome of the Proposals. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on the Proposals.

The approval of the Business Combination Proposal requires the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. Accordingly, a RFAC Shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary General Meeting or an abstention will have no effect on the outcome of the Business Combination Proposal.

The approval of all other Proposals (other than the Merger Proposal) presented in this proxy statement/prospectus require the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. Accordingly, an RFAC Shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary General Meeting or an abstention will have no effect on the outcome of such Proposals.

The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the members representing at least two-thirds of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, we will not then consummate the Business Combination. If RFAC does not consummate the Business Combination and fails to complete an initial business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), RFAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its RFAC Public Shareholders in accordance with the RFAC Charter, subject to payment of RFAC’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the RFAC Board

The RFAC Board has determined that each of the Proposals presented in this proxy statement/prospectus is fair to and in the best interests of RFAC and its shareholders and has approved such Proposals. The RFAC Board recommends that shareholders vote “FOR” each of the Business Combination Proposal, the Merger Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal.

When you consider the recommendation of the RFAC Board in favor of approval of the Proposals, you should keep in mind that the Sponsor and RFAC’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. These interests include, among other things: When considering the recommendation of the RFAC Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, RFAC’s directors and executive officers, and others have interests in such Proposal that are different from, or in addition to, those of RFAC Shareholders generally. These interests include, among other things, the interests listed below:

●	The Sponsor, RFAC’s officers and directors, or any of their respective Affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RFAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RFAC’s behalf. If RFAC is unable to consummate a business combination, these expenses will likely not be reimbursed. There are $391,205 out-of-pocket expenses due to be reimbursed as of June 30, 2026.

●	The aggregate dollar amount of non-reimbursable funds the Sponsor and its Affiliates have at risk that depends on the completion of a business combination is $3,907,810 comprised of (a) $25,000 representing the aggregate purchase price paid for the RFAC Founder Shares and (b) $3,882,810 representing the aggregate purchase price paid for the private placement units.

●	If RFAC does not complete an initial business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), the proceeds from the sale of the private placement units of $4,375,000, which includes the Sponsor’s private placement units and EBC’s private placement units, will be included in the liquidating distribution to RFAC Public Shareholders and the private placement units will expire worthless.

●	The Sponsor and EBC have agreed that their founder shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

●	The fact that the Sponsor, RFAC’s directors, officers and their Affiliates own an aggregate of 3,263,281 RFAC Ordinary Shares (excluding shares underlying the private rights) as of the date hereof, representing 39.1% of the voting power of the RFAC Ordinary Shares, and such holders are required by the Letter Agreement and Sponsor Support Agreement to vote those shares in favor of the Business Combination.

●	The 2,875,000 PubCo Ordinary Shares into which the 2,875,000 Founder Shares will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $31.71 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 388,281 PubCo Ordinary Shares into which the 388,281 RFAC Private Shares underlying the private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $4.28 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 19,414 PubCo Ordinary Shares (after giving effect to the no-fractional-shares provision) into which the 388,281 RFAC Private Rights underlying such private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $0.21 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	As a result of the low initial purchase price (consisting of $25,000 for the 2,875,000 Founder Shares, or approximately $0.009 per share, and $3,882,810 for the private placement units), the Sponsor, its Affiliates and RFAC’s management team and advisors and Affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the RFAC Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the RFAC officers and directors, and their respective Affiliates may have more of an economic incentive for RFAC to, rather than liquidate if RFAC fails to complete the initial business combination by August 15, 2026, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their RFAC Ordinary Shares.

●	The fact that the Sponsor and EBC have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

●	The fact that upon completion of the Business Combination, a business combination marketing fee of $4,025,000 will be payable to EBC.

●	The Sponsor has agreed that it will be liable to RFAC if and to the extent any claims by a third party for services rendered or products sold to RFAC, or by a prospective target business with which RFAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

●	The fact that RFAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

●	The exercise of RFAC’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

●	RFAC’s officers, advisors, and directors are not required to, and will not, commit their full time to RFAC’s affairs. RFAC’s Amended and Restated Memorandum and Articles of Association provides that the directors and officers of RFAC shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RFAC. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, RFAC renounces any interest or expectancy of RFAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of RFAC, on the one hand, and RFAC, on the other, unless such opportunity is expressly offered to such director or officer of RFAC solely in their capacity as an officer or director of RFAC and the opportunity is one RFAC is permitted to complete on a reasonable basis.

The existence of the interests described above may result in a conflict of interest on the part of RFAC’s officers and directors in entering into the Business Combination Agreement and making their recommendation that you vote in favor of the approval of the Business Combination.

For more information, see the section above entitled “The Business Combination Proposal - Interests of the Sponsor and RFAC’s Directors and Officers and RFAC’s Directors and Officers in the Business Combination.”

Voting Your Shares - Shareholders of Record

Each share of RFAC Ordinary Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your RFAC Ordinary Shares at the Extraordinary General Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the RFAC Board “FOR” Business Combination Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Extraordinary General Meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote During the Meeting. You can access the Extraordinary General Meeting by visiting the website https://www.cstproxy.com/rfacquisitioncorpii/2026. You will need your control number for access. If you do not have a control number, please contact Continental. Please allow up to 48 hours prior to the meeting for processing your control number. Instructions on how to attend and participate at the Extraordinary General Meeting are available at https://www.cstproxy.com/rfacquisitioncorpii/2026.

Voting Your Shares - Beneficial Owners

If your RFAC Ordinary Shares is held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the Extraordinary General Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Extraordinary General Meeting, you must get a proxy from the broker, bank or other nominee. Please see “- Attending the Extraordinary General Meeting” below.

Attending the Extraordinary General Meeting

Only RFAC Shareholders on the Record Date or their legal proxyholders may attend the Extraordinary General Meeting. Please note that you will only be able to access the Extraordinary General Meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the Extraordinary General Meeting. If you do not have a control number, please contact the Company’s transfer agent, Continental Stock Transfer & Trust Company.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

you may send another proxy card with a later date;

you may notify RFAC’s secretary in writing before the Extraordinary General Meeting that you have revoked your proxy; or

you may attend the Extraordinary General Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholders and have any questions about how to vote or direct a vote in respect of your RFAC Ordinary Shares, you may contact our proxy solicitor as follows:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: RFAC.info@investor.sodali.com

No Additional Matters May Be Presented at the Extraordinary General Meeting

The Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Merger Proposal, the Advisory Governance Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal. Under the RFAC Charter, other than procedural matters incident to the conduct of the Extraordinary General Meeting, no other matters may be considered at the Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Extraordinary General Meeting.

Redemption Rights

Pursuant to the RFAC Charter, any holders of RFAC Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay RFAC’s taxes). For illustrative purposes, based on funds in the Trust Account of $53,530,961 on June 30, 2026, the estimated per share redemption price would have been $11.08.

In order to exercise your redemption rights, you must:

prior to 5:00 PM Eastern Time on August 17, 2026 (two business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your RFAC Public Shares for cash to Continental Stock Transfer & Trust Company, RFAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Email: spacredemptions@continentalstock.com

In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to RFAC Ordinary Shares; and deliver your RFAC Public Shares either physically or electronically through DTC to RFAC’s transfer agent at least two (2) business days before the Extraordinary General Meeting. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is RFAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, RFAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your RFAC Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with RFAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to RFAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that RFAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting RFAC’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, RFAC Shareholders should verify the market price of RFAC Ordinary Shares as they may receive higher proceeds from the sale of their RFAC Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your RFAC Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in RFAC Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your RFAC Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of PubCo, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and RFAC does not consummate an initial business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), RFAC will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the RFAC Public Shareholders and the RFAC Units and RFAC Rights will expire worthless.

In connection with the IPO, EBC, the Sponsor and RFAC’s officers and directors agreed to waive any redemption rights with respect to any RFAC Ordinary Shares held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor, EBC, and RFAC’s officers and directors did not receive separate consideration for the waiver.

Appraisal and Dissenting Rights

The Companies Act prescribes when shareholder appraisal rights are available and sets limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and the RFAC Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. RFAC Shareholders will have appraisal rights and dissenter’s rights under Section 238 and 239 of Cayman Companies Act.

Section 238. (1) of the Cayman Companies Act provides that a member of a constituent company incorporated thereunder shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) of the Cayman Companies Act provides that no rights under section 238 of the Cayman Companies Act shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5) of the Cayman Companies Act, provided that such section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 of the Cayman Companies Act to accept for such shares anything except: (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).

RFAC Shareholders who are considering exercising dissenter’s rights are advised to consult appropriate legal counsel.

Proxy Solicitation

RFAC is soliciting proxies on behalf of the RFAC Board. This solicitation is being made by mail but also may be made by telephone, on the internet or in person. RFAC and its directors, officers and employees may also solicit proxies in person. RFAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. RFAC will bear the cost of the solicitation.

RFAC has hired Sodali to assist in the proxy solicitation process. RFAC will pay Sodali a fee of $15,000, plus disbursements of its expenses in connection with services relating to the Extraordinary General Meeting.

RFAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. RFAC will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor beneficially owns an aggregate of 39.1% of the outstanding RFAC Ordinary Shares. The Sponsor has agreed to vote all of its Sponsor Founder Shares and any RFAC Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any RFAC Public Shares.

THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking public shareholders to approve the Business Combination and adopt the Business Combination Agreement. This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto and which is incorporated by reference herein. Public shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination and the Business Combination Agreement. Public shareholders are also urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. Terms not otherwise defined herein have the meanings ascribed to them in the Business Combination Agreement.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about RFAC and the Company or any other matter.

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

The Business Combination Agreement

General Description

On October 2, 2025, the Business Combination Agreement was entered into by and among RFAC, the Company, PubCo, and Amalgamation Sub. Pursuant to the Business Combination Agreement, among other things: (i) the Sponsor formed PubCo, (ii) PubCo formed Amalgamation Sub, to be a direct wholly-owned Subsidiary of PubCo, (iii) RFAC shall merge with and into PubCo, with PubCo as the surviving company in the merger), and (iv) Amalgamation Sub and the Company will amalgamate and continue as one company, with the Company being the surviving entity and becoming a wholly-owned Subsidiary of PubCo. The Merger, Amalgamation and other transactions contemplated by the Business Combination Agreement are collectively the “Business Combination”, and as a result of the Business Combination, PubCo will become publicly traded on the Nasdaq Stock Market LLC.

Structure of the Business Combination

Pursuant to the Business Combination Agreement, the Business Combination will be effected in two steps, subject to the approval and adoption of the Business Combination Agreement by the shareholders of RFAC.

The Merger

The Merger is expected to take place on a date and at a time to be agreed upon in writing by the Parties, which such date shall be after the conditions set forth in Article XI, Sections 11.1 and 11.2 have been satisfied that are required to be satisfied on or prior to the Merger, shall have been satisfied or waived, and on such date that is no earlier than twenty (20) days after the date on which the Registrar of Companies of the Cayman Islands has issued to RFAC the Authorization Notice but no later than the ninetieth (90th) day after registration by the Registrar of Companies of the Cayman Islands.

At the Merger Closing, RFAC and PubCo shall cause RFAC to be merged with and into PubCo, with PubCo being the surviving company in the Merger. The Merger shall become effective at the time when the plan of merger has been registered by the Cayman Registrar or at such later time as may be agreed by PubCo and RFAC in writing with the prior written consent of the Company and specified in the Business Combination Agreement.

As a result of the Merger, at the Merger Effective Time:

(a)	all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of RFAC and PubCo shall vest in and become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of PubCo as the surviving company, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of RFAC and PubCo to which RFAC or PubCo is a party, and the separate corporate existence of RFAC shall cease to exist; and

(b)	the organizational documents of PubCo, as in effect immediately prior to the Merger Effective Time, shall be amended and restated to read in their entirety in the form of PubCo Charter, attached hereto as Annex B, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Subject to the terms and conditions of the Business Combination Agreement, at the Merger Effective Time:

●	Each RFAC Ordinary Share outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and the holder thereof shall have the right to receive one newly issued PubCo Ordinary Share;

●	Each RFAC Right outstanding immediately prior to the Merger Effective Time shall cease to exist to be a right and shall be exchanged for one-twentieth (1/20th) of a PubCo Ordinary Share, and any fractional shares will be rounded down to the nearest whole share; and

●	If there are any RFAC Ordinary Shares that are owned by RFAC as treasury shares or any RFAC Ordinary Shares owned by any direct or indirect subsidiary of RFAC immediately prior to the Merger Effective Time, such RFAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

The Amalgamation

The Amalgamation is expected to take place on a date and at a time to be agreed upon in writing by the Parties, which such date shall be after the conditions set forth in Article XI, Sections 11.3, 11.4 and 11.5 of the Business Combination Agreement that are required to be satisfied on or prior to the Amalgamation have been satisfied or waived, and on such date that the parties agreed upon in writing per the notice of amalgamation issued by ACRA or no later than three o’clock p.m. (3:00 p.m.) Singapore time in the afternoon following the Merger Effective Time.

At the Amalgamation Closing, Amalgamation Sub and the Company shall amalgamate, with the Company being the surviving company and as a wholly-owned Subsidiary of PubCo.

As a result of the Amalgamation, at the Amalgamation Effective Time:

(a)	all the property, rights, privileges, agreements, powers and franchises, liabilities and duties of Amalgamation Sub and the Company shall vest in and become the property, rights, privileges, agreements, powers and franchises, liabilities and duties of the Company as the surviving company, which shall include the assumption by the Company of any and all agreements, covenants, duties and obligations of Amalgamation Sub and the Company to which Amalgamation Sub or the Company is a party, and the separate corporate existence of Amalgamation Sub shall cease to exist;

(b)	At the Amalgamation Effective Time, the directors and officers of Amalgamation Sub shall cease to hold office, and the directors and officers of the Amalgamation Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the governing documents of the Amalgamation Surviving Company.

Subject to the terms and conditions of the Business Combination Agreement, at the Merger Effective Time:

●	Each Company Ordinary Share outstanding immediately prior to the Amalgamation Effective Time shall be automatically cancelled and the holder thereof shall have the right to receive such number of newly issued PubCo Ordinary Shares equal to the Exchange Ratio; and

●	Each share of Amalgamation Sub outstanding immediately prior to the Amalgamation Effective Time shall be automatically converted into one (1) Company Ordinary Share of the surviving company.

The following diagram illustrates the ownership structure of RFAC, PubCo, Amalgamation Sub, and the Company prior to the Business Combination and then after the Business Combination.

Merger Consideration

Prior to the Merger Closing, PubCo shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of (i) issuing the Aggregate Merger Consideration to the RFAC Shareholders and the RFAC Rightsholders and (ii) issuing the Aggregate Amalgamation Consideration (as applicable) to the Company Shareholders. At or before the Amalgamation Closing, PubCo shall deposit with the Exchange Agent the number of PubCo Ordinary Shares comprising the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration.

Prior to the Business Combination

After the Business Combination

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place on a date and at a time to be agreed upon in writing by the Parties, which such date shall be after the conditions set forth in Article XI of the Business Combination Agreement have been satisfied that are required to be satisfied on or prior to the Amalgamation, or, if permissible, waived by the party entitled to the benefit of the same, or at such other time, date and location as may be mutually agreed upon in writing by the parties to the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties of the parties thereto with respect to, among other things: Organization; Subsidiaries; Due Authorization; No Conflict; Governmental Authorities; Consents; Capitalization; Statutory Registers; Financial Statements; Internal Controls; Undisclosed Liabilities; Litigation and Proceedings; Legal Compliance; Contracts; No Defaults; Benefit Plans; Labor Relations; Taxes; Insurance; Licenses; Equipment; Real Property; Intellectual Property; Privacy and Cybersecurity; Environmental Matters; Absence of Changes; Anti-Corruption Compliance; Anti-Money Laundering; Proxy/Registration Statement; Vendors; Government Contracts; Sufficiency of Assets; Investment Company; Investigation; Brokers’ Fees; Investment Company Act; JOBS Act; Indebtedness; Business Activities; Nasdaq Stock Market Quotation; SEC Filings; Business Activities; and Consideration Shares.

Covenants of the Parties

Covenants of the Company and the Amalgamation Sub

The Company and Amalgamation Sub made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

●	During the Interim Period, each of PubCo, Amalgamation Sub and the Company shall, and shall cause each of their respective Subsidiaries to use reasonable best efforts to operate its business in the ordinary course consistent with past practice and shall not, and shall not permit its Subsidiaries to:

○	change or amend its other organizational documents;

○	make or declare any dividend or distribution, in respect of any equity securities, to their respective shareholders;

○	(i) split, combine or reclassify any shares of its share capital or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

○	purchase, repurchase, redeem or otherwise acquire any of their issued and outstanding share capital or outstanding Equity Securities, except for (i) the acquisition by the Company or any of its Subsidiaries of their respective shares or Equity Securities in connection with the forfeiture or cancellation of such interests in accordance with the terms of any applicable award agreement or other arrangement in effect on the date hereof, (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company and (iii) upon the conversion, exercise or exchange of such Equity Securities into Company Ordinary Shares pursuant to the terms of such Equity Securities;

○	enter into, modify in any material respect or terminate, other than an expiration, any contract of a type required to be listed on the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Amalgamation;

○	sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of PubCo, Amalgamation Sun, the Company or their respective Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

○

(i) grant equity or equity-based awards or severance/retention/change-in-control/termination pay, other than in the ordinary course for hires, promotions, or terminations consistent with past practice; (ii) change key management (including hiring or terminating officers) other than ordinary-course hires or terminations for cause, death, or disability; (iii) terminate, adopt, enter into, or materially amend any Company Benefit Plan; (iv) increase cash compensation or bonus opportunities for officers or directors, except in the ordinary course under existing plans; (v) establish trusts or otherwise secure compensation; or (vi) amend or waive performance or vesting criteria, or accelerate the payment or vesting of compensation or benefits, except in the ordinary course consistent with past practice;

○	(i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than the transactions contemplated by the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

○	issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any indebtedness, except (i) in a principal amount not exceeding $1,000,000, (ii) borrowings under credit agreements disclosed in the Company Disclosure Letter, in the form that exists on the date hereof, (iii) the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries, or (iv) for amounts that will automatically convert into Company Ordinary Shares prior to the Amalgamation Effective Time without the need for further action from the Company or the holder of such indebtedness;

○	(i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Amalgamation Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

○	take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

○	issue any additional Equity Securities or securities exercisable for or convertible or exchangeable into Company Ordinary Shares or other Equity Securities of the Company, other than (i) the issuance of shares pursuant to obligations incurred by the Company prior to the date hereof and described in the Company Disclosure Letter, (ii) the grant or issuance of awards pursuant to any applicable award agreement or other arrangement in effect on the date hereof, and the issuance of Equity Securities upon the exercise or settlement of such awards, in each case in accordance with their terms and in the ordinary course of business consistent with past practice and (iii) the issuance of Company Convertible Notes or other Equity Securities that will automatically convert into Company Ordinary Shares immediately prior to the Amalgamation Effective Time without any need for additional action by the holder of such Equity Securities or the Company;

○	adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries (other than the Amalgamation or Merger);

○	waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

○	grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

○	make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on the Company Disclosure Letter, in the aggregate;

○	manage the working capital of PubCo, Amalgamation Sub, the Company and their respective Subsidiaries (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

○	terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, taken as a whole;

○	waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

○	(i) limit the right of the PubCo, Amalgamation Sub, the Company or their respective to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, taken as a whole;

○	terminate without replacement or amend in a manner materially adverse to the PubCo, Amalgamation Sub, the Company or their respective, taken as a whole, any insurance policy insuring any risks of the business of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries; or

○

make any material change in its accounting principles or methods unless required by GAAP or applicable Law or, to the extent applicable to PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, applicable local accounting standards.

●

(i) The Company will deliver to RFAC Audited Consolidated Financial Statements for fiscal years ended September 30, 2025 and 2024, together with auditor reports, compliant with SEC, Securities Act, Exchange Act, and PCAOB standards. (ii) Upon delivery, the PCAOB Audited Financials will be deemed part of the Agreement and the related representations and warranties will apply; the Pro Forma Financial Statements will be covered by the representations and warranties applicable to pro formas. (iii) The Company, PubCo, Amalgamation Sub, and RFAC will use reasonable best efforts—on advance written notice and without undue disruption—to assist each other in preparing required financial information (including customary pro formas) for the Proxy/Registration Statement and other SEC filings, and to obtain necessary auditor consents.

●	All Related Party Agreements set forth in the Company Disclosure Letter shall be terminated or settled at or prior to the Amalgamation Closing without further liability to RFAC, PubCo, Amalgamation Sub, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth in the Company Disclosure Letter.

●	From signing until the Amalgamation Closing or earlier termination, the Company, its Subsidiaries, Affiliates, and Representatives will not solicit, encourage, discuss, negotiate, provide information or access regarding, or enter into any agreements related to any Alternative Proposal, will not grant waivers that facilitate such proposals, and will immediately terminate any existing third-party discussions (other than with RFAC).

●	From the date of the Business Combination Agreement through the earlier of the Amalgamation Closing and termination of the Business Combination Agreement, the Company shall provide all assistance reasonably required by PubCo in order for PubCo to cause the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq or the NYSE and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Amalgamation Closing Date.

●	From the date of the Business Combination Agreement until the Amalgamation Closing or earlier termination, the Company will promptly notify RFAC in writing (and before the Amalgamation Closing) if it becomes aware of events likely to prevent satisfaction of closing conditions, any breach of the Company’s representations, or Governmental Authority communications likely to materially affect or delay the Transactions; providing such notice does not cure any breach or limit RFAC’s rights or remedies.

●	The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of RFAC in violation of such Laws.

●	In the event that a shareholder litigation relating to the Agreement or the transactions is filed or threatened in writing before the Amalgamation Closing, the Company will promptly and in writing notify and keep RFAC, Amalgamation Sub, and PubCo reasonably informed; allow them to participate in the defense at their own expense under a customary joint defense arrangement (without control); consider their input in good faith; and not settle without their prior written consent (not to be unreasonably withheld, conditioned, delayed, or denied).

●	Each of the Company and Amalgamation Sub acknowledges and agrees that in the event that the Amalgamation Effective Time has not occurred within three (3) Business Days following the Merger Effective Time, RFAC may take whatever steps they deem necessary to unwind the transactions steps relating to the Merger previously undertaken and to preserve the listing, existence and corporate structure of RFAC as closely as possible to RFAC’s listing, existence and corporate structure immediately prior to the Merger Effective Time.

●	As soon as practicable following the date of the Business Combination Agreement, the Company shall use commercially reasonable efforts to solicit from its shareholders (other than any Company Shareholder which is a party to the Company Shareholder Support Agreement) the agreement of such shareholders (in a form reasonably satisfactory to RFAC) to vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the Company Shareholder Approval, and/or to appoint individuals designated by the Company as proxies to vote in favor of the Company Shareholder Approval.

●	As soon as practicable following the date of the Business Combination Agreement, and in any case prior to the publication of the notice of Amalgamation Proposal, PubCo, RFAC and the Company shall use reasonable efforts to address and mitigate the matters set forth in the Company Disclosure Letter prior to the publication of such notice.

●	After satisfaction, or, waiver, of Article XI conditions and notice to the Trustee, PubCo, as the surviving company, will deliver required items under the Trust Agreement and use reasonable best efforts to cause the Trustee to (1) pay shareholder redemptions and deferred IPO underwriting commissions and (2) transfer the remaining trust funds to the Surviving Company for immediate use; the Trust Agreement will then terminate except as otherwise provided.

●	(i) On the Amalgamation Closing Date, PubCo shall adopt an equity incentive plan in form and substance reasonably satisfactory to PubCo, the Company, and RFAC. (ii) The Business Combination Agreement benefits only RFAC, PubCo, and the Company; it neither establishes or modifies any Company Benefit Plan nor confers employment, compensation, benefits, or other rights on any non-party, and PubCo, the Company, and their Affiliates may amend or terminate benefit plans after closing.

●	PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Amalgamation Effective Time: (i) At the Amalgamation Effective Date, the board of PubCo shall consist of five (5) directors, including one (1) director designated by the Sponsor who may be replaced from time to time at the sole discretion of the Sponsor. PubCo shall take all actions necessary to ensure the director selected by the Sponsor is elected and remains on the Board through the Sponsor’s ownership of any PubCo securities; and (ii) the officers of PubCo shall consist of the officers of the Company as of immediately prior to the Amalgamation Effective Time, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Amalgamation Effective Time.

●	PubCo shall exercise its rights as the sole shareholder of Amalgamation Sub in so far as it is able to cause Amalgamation Sub to approve the Amalgamation Proposal, including by voting in favor of the Amalgamation Proposal.

Covenants of RFAC

RFAC made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

●	From the date of the Business Combination Agreement through the Merger Closing Date, RFAC shall use its reasonable best efforts to ensure RFAC remains listed as a public company on Nasdaq.

●	From date of the Business Combination Agreement until the Amalgamation Closing Date or earlier termination, RFAC, the Sponsor, their respective Affiliates, and their respective Representatives will not solicit, encourage, discuss, negotiate, provide information or access regarding, or enter into any agreements related to any acquisition proposal; they will not grant waivers that facilitate such proposals and will immediately terminate any existing third-party discussions (other than with the Company).

●	During the Interim Period, subject to certain exceptions and except as otherwise consented to by the Company in accordance therewith, RFAC shall operate its business in the ordinary course and shall not:

○	change, modify or amend the Trust Agreement (in the case of RFAC only) or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

○	merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

○	(i) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (ii) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, in the case of RFAC only, redemptions of RFAC Ordinary Shares made as part of the RFAC Share Redemptions;

○	except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

○	except as contemplated by the Business Combination Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

○	other than as expressly required by the Sponsors’ Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of RFAC (including (i) any Person in which Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in Sponsor);

○	incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any RFAC Transaction Expenses;

○	(i) issue equity or convertible/securitized equity (except new RFAC Rights to the Sponsor for working capital loan capitalization or shares issuable upon settlement of existing Rights), grant new equity awards, or amend/waive terms of any RFAC Right or the Right Agreement; (ii) change accounting principles or methods unless required by GAAP; (iii) form subsidiaries; (iv) liquidate, dissolve, reorganize, or wind up; or (v) agree to take any such prohibited actions.

●	From date of the Business Combination Agreement through the Merger Effective Time, RFAC will use reasonable efforts to keep current and timely file all reports and other documents required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

●	In the event that any litigation related to the Business Combination Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of RFAC, threatened in writing, against RFAC or the board of directors of RFAC by any RFAC Shareholders prior to the Amalgamation Closing, RFAC shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. RFAC shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

●	RFAC will promptly notify Company in writing if it receives a Written Objection.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that each of the Company, RFAC, PubCo and Amalgamation Sub, as applicable, shall use commercially reasonable efforts to, subject to the terms and conditions contained therein:

●	cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any Regulatory Approvals as soon as practicable and any and all action necessary to consummate the Transactions as contemplated in the Business Combination Agreement;

●	prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time) relating to the RFAC Shareholders’ Meeting to approve and adopt the Transaction Proposals;

●	establish a record date for, duly call, give notice of, convene and hold a meeting of the RFAC Shareholders (including any adjournment or postponement thereof, to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the RFAC Shareholders’ Approval, providing RFAC Shareholders with the opportunity to elect to effect a RFAC Share Redemption and such other matter as may be mutually agreed by RFAC and the Company;

●	establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Company Shareholders’ Approval and such other matter as may be mutually agreed by RFAC and the Company;

●	use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or any of RFAC or any of PubCo, or any of Amalgamation Sub, as applicable, are required to obtain in order to consummate the Transactions;

●	use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX (including, in the case of RFAC and PubCo, or otherwise to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable, including preparing and dispatching required Amalgamation Documents (e.g., board approvals, solvency statements, creditor notices, and newspaper publication), engaging creditors to obtain necessary consents, seeking ACRA pre-clearance, and promptly lodging final filings and paying fees after the merger effective time;

●	use commercially reasonable efforts to ensure all transfer and similar taxes and fees related to the transactions will be treated as Company Transaction Expenses, and the parties will prepare and file tax returns consistent with the Intended Tax Treatment, avoiding inconsistent positions unless required by law or a final tax determination;

●

reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Business Combination Agreement (it being understood and agreed that the consummation of any such financing by the Company, PubCo, Amalgamation Sub or RFAC shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, RFAC, or their respective auditors; and

●	from and after the Amalgamation Effective Time, the Surviving Company will indemnify and advance expenses to current and former directors and officers of the Company, RFAC, and their Subsidiaries for pre-closing matters to the fullest extent permitted by law; maintain no-less-favorable indemnification provisions for at least six years; and not amend them adversely. PubCo will purchase and fully fund a six-year D&O “tail” with coverage no less favorable than existing policies and enter into customary indemnification agreements with post-closing directors and officers. These protections are intended for the benefit of the covered individuals, survive closing (binding on successors/assigns), and must be assumed by any successor if there is a merger or similar transaction.

No Survival of Representations and Warranties; No Indemnification

The representations and warranties of the parties contained in the Business Combination Agreement will not survive the closing of the Business Combination and all rights arising with respect to any breach of such representations and warranties terminate at the closing of the Business Combination, except in the case of fraud.

Conditions to Obligations

Conditions of RFAC, PubCo, and the Company

The obligations of RFAC, PubCo and the Company to consummate, or cause to be consummated, the Transactions to occur at the Merger Closing, are each subject to the satisfaction of the following conditions:

●	The RFAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained;

●	The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

●	PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Amalgamation Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith.

●	The PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance.

●	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that is then in effect and which has the effect of making the Merger Closing or the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Merger Closing or the Amalgamation Closing, other than any such restraint that is immaterial.

RFAC Conditions

The obligations of RFAC to consummate, or cause to be consummated, the Transactions to occur at the Merger Closing are subject to the satisfaction of the following additional conditions:

●	The Company Fundamental Representations (as defined in the Business Combination Agreement) shall be true and correct in all respects as of the Initial Closing Date as if made at the Merger Closing Date.

●	Each of the other representations and warranties of the Company contained in the Business Combination Agreement shall be true and correct as of the Merger Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

●	Each of the covenants of the Company to be performed as of or prior to the Merger Closing shall have been performed in all material respects.

●	All Company Equity Securities shall be converted into Company Ordinary Shares.

●	Company shall provide its H1 Financial Statements and H1 Pro Forma Financial Statements, if the Merger Effective Time occurs after December 31, 2025.

Mutual Conditions

The obligations of the Parties to consummate, or cause to be consummated, the Transactions to occur at the Amalgamation Closing are subject to the satisfaction of the following additional conditions:

●	The Merger Effective Time occurred.

●	No stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;.

●	PubCo’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Amalgamation Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of Nasdaq and PubCo shall not have received any notice of non-compliance therewith.

●	No Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal

●	No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that is then in effect and which has the effect of making the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Amalgamation Closing, other than any such restraint that is immaterial.

 Company Conditions

The obligations of the Company to consummate, or cause to be consummated, the Transactions to occur at the Amalgamation Closing are subject to the satisfaction of the following additional conditions:

●	Each of the other representations and warranties of RFAC contained in the Business Combination Agreement shall be true and correct as of the Merger Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect.

●	Each of the covenants of RFAC to be performed as of the Merger Closing has been materially performed.

RFAC Conditions

The obligations of RFAC to consummate, or cause to be consummated, the Transactions to occur at the Amalgamation Closing are subject to the satisfaction of the following additional conditions:

●	Each of the other representations and warranties of the Acquisition Entities contained in the Business Combination Agreement shall be true and correct as of the Merger Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect.

●	Each of the covenants of the Acquisition Entities to be performed as of the Merger Closing has been materially performed.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned any time prior to Closing, whether before or after shareholder approval of the Business Combination Agreement, as follows:

●	by mutual written consent of RFAC and the Company;

●	by written notice from RFAC or the Company if a Governmental Authority issues a final, non-appealable Order permanently restraining, enjoining, or prohibiting the transactions contemplated by the Business Combination Agreement, provided no Party may terminate if its failure to comply substantially caused such action;

●	by the Company the failure of RFAC to obtain the required vote at the RFAC Shareholders’ Meeting;

●	by the Company if the RFAC Board has made a public announcement regarding its intention to act in a manner detrimental to obtaining the required approvals of the RFAC Shareholders and the board recommendation by written notice from either Company to RFAC if RFAC, any Amalgamation Sub, or PubCo breaches or has inaccurate representations, warranties, or covenants under the Business Combination Agreement that would prevent satisfaction of the conditions in Section 9.2(a) or 9.2(b) of the Business Combination Agreement, and the breach or inaccuracy is uncured within twenty days of notice or by the Outside Date, provided the Company is not in material uncured breach of the Business Combination Agreement;

●	by written notice from RFAC to the Company if Company breaches or has inaccurate representations, warranties, or covenants under the Business Combination Agreement that would prevent satisfaction of the conditions in Section 11.2(a) or 11.2(b) of the Business Combination Agreement, and the breach or inaccuracy is uncured within thirty (30) days of notice, provided the Company is not in material uncured breach of the Business Combination Agreement;

●	by written notice from the Company to RFAC if RFAC breaches or has inaccurate representations, warranties, or covenants under the Business Combination Agreement that would prevent satisfaction of the conditions in Section 11.4(a) or 11.4(b) of the Business Combination Agreement, and the breach or inaccuracy is uncured within thirty days of notice, provided the Company is not in material uncured breach of the Business Combination Agreement;

●	by written notice from RFAC if the Amalgamation Closing has not occurred by the third (3rd) business day following the Merger Closing; or

●	by written notice from if Company fails to obtain the required Company Shareholder Approval within thirty-five (35) Business days after the Proxy Statement is effective;

In the event of the termination of the Business Combination Agreement pursuant to Section 12.1, the Business Combination Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, PubCo, RFAC or Amalgamation Sub, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination, except that the provisions of Sections 8.2, 8.1, 10.5, 12.2 and Article XIII shall survive any termination of the Business Combination Agreement.

PubCo Equity Incentive Plan

PubCo has agreed to adopt, subject to shareholder approval, an equity incentive plan (the “PubCo Equity Incentive Plan”) to be effective as of the Closing. The PubCo Equity Incentive Plan shall provide for the reservation of an aggregate number of shares of PubCo Ordinary Shares equal to up to 10% of the PubCo Ordinary Shares.

Expenses

Each party pays its own fees and expenses for the Business Combination Agreement, the transaction documents, and the transactions. If the Business Combination Agreement is terminated, the Company pays all unpaid Company Transaction Expenses and RFAC pays all unpaid RFAC Transaction Expenses. If the Closing occurs, PubCo pays at Closing all fees, costs and expenses incurred by RFAC in connection with the Business Combination Agreement and the transactions, including all professional fees, tail insurance premiums and other transaction expenses.

If RFAC extends the time to consummate its Business Combination under its governing documents, the Company shall, at each extension, pay (or cause to be paid) in cash to RFAC the portion of the extension fee required to be deposited into the Trust Account (including related reasonable fees and expenses). These amounts are Company Transaction Expenses and have no cap.

After the Amalgamation Effective Time, funds in the Trust Account are applied first to (i) RFAC Transaction Expenses, (ii) loans owed by RFAC to the Sponsor, (iii) taxes payable in connection with the Amalgamation, and (iv) Company Transaction Expenses. If the Trust Account is not enough to pay all such taxes, PubCo (or its successor) promptly pays the shortfall on demand.

Enforcement

Each party is entitled under the Business Combination Agreement to an injunction or injunctions to prevent breaches of the Business Combination Agreement and to specific enforcement of the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which any party is entitled at Law or in equity.

Non-Recourse

All claims or causes of action that are based upon, arising out of, or related to the Business Combination Agreement or the Business Combination Transactions contemplated therein may be made only against the entities expressly named as parties to the Business Combination Agreement, and then only with respect to the specific obligations set forth therein with respect to such party.

Further, unless a named party to the Business Combination Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Business Combination Agreement, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, affiliate, agent, attorney, advisor or other representative of a named party to the Business Combination Agreement or affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any other party for any claim based on, arising out of, or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby. Furthermore, there will be no recourse against the Trust Account in connection with any such claims or causes of action.

Governing Law and Jurisdiction

The Business Combination Agreement is governed by New York law, except that certain provisions including with respect to fiduciary duties are governed by the Laws of the Cayman Islands or Singapore, as applicable. Any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby shall be brought in federal and state courts located in the State of New York. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination Transactions contemplated thereby.

Amendments

The Business Combination Agreement may be further amended by execution of an instrument in writing signed by the Parties.

Background of the Business Combination

The terms of the Business Combination Agreement and related ancillary documents are the result of extensive negotiations between RFAC, the Company and their respective representatives. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

RFAC Background and Initial Public Offering

RFAC is a blank check company incorporated on February 5, 2024, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The terms of the Business Combination were the result of thorough arm’s-length negotiations among the directors, management, and representative teams of RFAC, the Sponsor, and the Company, respectively. The following is a brief description of these discussions and negotiations, the Business Combination, and related transactions.

On May 21, 2024, RFAC consummated its initial public offering of 10,000,000 units at $10.00 per Unit generating gross proceeds of $100,000,000. Each Unit consists of one ordinary share of RFAC, par value $0.0001 per share and one right with each such right entitling the holder thereof to receive one-twentieth (1/20th) of one ordinary share of RFAC. RFAC also granted the underwriters a 45-day option to purchase up to an additional 1,500,000 Units to cover over-allotments, if any. Concurrently with the closing of the initial public offering, pursuant to the Private Placement Unit Purchase Agreements, the Company completed the private sale of 355,000 units (the “Sponsor Private Placement Units”) to the Sponsor at a purchase price of $10.00 per Sponsor Private Placement Unit, and 45,000 units (the “EBC Private Placement Units”, together with the Sponsor Private Placement Units, the “Private Placement Units”) to EarlyBirdCapital, Inc. (“EBC”) at a purchase price of $10.00 per EBC Private Placement Unit, generating gross proceeds to the Company of $4,000,000. The RFAC Private Placement Units are identical to the RFAC Units sold in the initial public offering.

Upon the closing of RFAC’s initial public offering and the sale of the RFAC Private Placement Units, approximately $100,500,000 ($10.00 per unit) of net proceeds was placed in RFAC’s trust account.

RFAC’s amended memorandum and articles of association, effective April 15, 2024 provided that RFAC was required to complete its initial business combination within 18 months from the closing of RFAC’s initial public offering.

Prior to the closing of RFAC’s initial public offering, neither RFAC nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with RFAC.

After RFAC’s initial public offering, and consistent with RFAC’s business purpose, RFAC’s board of directors and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging RFAC’s and the Sponsor’s network of relationships and intimate knowledge of the private company marketplace, as well as the prior experience and network of the RFAC Board and management team.

In evaluating potential businesses and assets for an initial business combination, RFAC, together with its directors and management team, and the Sponsor, considered acquisition candidates across in Asia and various industries, although not limited to a particular industry or geographic region in selecting a target. RFAC generally focused on companies that it believed were (i) within the deep technology sector, including artificial intelligence, quantum computing, and biotechnology and companies strongly aligned with and complementing the background and network of its management team; (ii) companies with portfolio optionality that have platform opportunities and a credible roadmap to expand vertically and/or horizontally over time; (iii) companies with potential commercial and strategic synergies with RFAC’s platform, including companies that can benefit from the investment and operational expertise, relationships, and contacts of RFAC’s management and the Sponsor; and (iv) sustainable stand-alone companies, including companies with sustainable business models having the capacity to grow quickly in large, addressable markets. When evaluating potential targets, RFAC generally assessed opportunities against these criteria, in addition to others.

Evaluation of the Potential Target Companies

The following is a brief description of the background of RFAC’s search for and discussion with various potential target companies. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

After the initial public offering, the RFAC Board and management team commenced an active search for potential target businesses. In connection with evaluating potential business combinations, members of RFAC’s management team contacted and were contacted by a number of individuals, entities, investment banks, and private equity funds with respect to potential business combination opportunities. During this process:

●	RFAC identified and evaluated over five potential target companies in addition to its proposal to the Company with the objective of consummating a business combination.

●	RFAC entered into non-disclosure agreements with 3 of these potential targets.

●	None of the 3 non-disclosure agreements that RFAC entered into included a standstill provision that would prevent RFAC from making an offer to the counterparty or would prevent any party from making an offer to RFAC, nor did these agreements prevent either party from pursuing another transaction.

●	Among the potential targets that had entered into non-disclosure agreements with RFAC, RFAC gained access to the data room of three companies (including the Company) to obtain further information and, based on its preliminary due diligence, discussed potential transaction proposals with six potential targets (including the Company).

●	As part of its evaluation process, RFAC Board and management team then considered, among other things, each such potential target company’s growth characteristics, future suitability as a public company, competitive positioning within its industry, historical profitability, and financial forecasts.

●	The above analysis resulted in RFAC issuing letters of intent to three potential target companies before RFAC issued a letter of intent to the Company.

Target Company One:

●	On May 20, 2024, RFAC Board and management team held an introductory call with the management team of a biotechnology company focused on developing innovative cancer therapies (“Target Company One”).

●	On May 31, 2024, the parties had a follow-up discussion to outline the required steps and costs associated with a potential deSPAC process.

●	On July 3, 2024, representatives from RFAC visited the facilities of Target Company One.

●	Following the site visit, on July 1, 2024, the parties executed a letter of intent.

●	On September 2, 2024, October 1, 2024, and October 21, 2024, the parties had a series of follow-up calls and discussions where they discussed the status of appointment of advisors.

●	On October 28, 2024, the parties had a call where they discussed a potential business combination agreement.

●	On November 14, 2024, Target Company One provided an update on a potential acquisition and the appointment of advisors.

●	On November 28, 2024, RFAC Board and management team reviewed Target Company One’s valuation report and discussed possible next steps.

●	On December 12, 2024, RFAC Board and management team held a call with Target Company One to discuss certain updates regarding status of appointment of advisors.

●	On December 23, 2024, the parties held a call discussing at a high-level the possible terms and financial model for a business combination agreement.

●	On January 9, 2024, RFAC Board and management team reviewed Target Company One’s pitch deck.

●	On January 14, 2025, RFAC Board and management team and EBC held a presentation to review the valuation report of Target Company One.

●	On January 23, 2025, RFAC Board and management team and Target Company One held a call to discuss further details on certain terms for a possible business combination agreement and refinement of Target Company One’s pitch deck.

●	On February 6, 2025, and February 20, 2025, the parties had a follow-up calls to discuss status updates and an audit report preparation of Target Company One.

●	On March 6, 2025, the parties held a call to discuss the parties’ decision not to proceed with a business combination.

Target Company Two:

●	On March 21, 2025, RFAC Board and management team held an introductory call with the management team of a biotechnology company focused mainly engaged in the research and development, manufacturing, and sales of minimally invasive medical devices (“Target Company Two”).

●	On March 24, 2025, the parties held a follow-up call to discuss the professional expertise required for the deSPAC process, including reputable accounting, auditing and legal partners.

●	On March 27, 2025, Target Company Two updated RFAC Board and management team regarding Target Company Two’s valuation report, valuing the company at not less than USD 1 billion.

●	On April 8, 2024, the RFAC Board and management team received the valuation report.

●	On April 10, 2025, the parties held a physical meeting to discuss the intention and framework of the deSPAC process.

●	On April 14, 2025, the parties executed a letter of intent.

●	On April 25, 2025, the parties further discussed the specific terms and structure of the deSPAC transaction.

●	On May 5, 2025, Target Company Two updated RFAC Board and management team on certain feedback from investors, noting that the product was still in an early stage of development, and RFAC Board and management team requested the full valuation report instead of the summary version.

●	On May 14, 2025, Target Company Two emailed the full valuation report to RFAC Board and management team.

●	On June 7, 2025, the parties discussed the latest collaboration progress with the National Institutes of Health, Malaysia.

●	On July 26, 2025, Target Company Two informed RFAC Board and management team about a new product addition and also submitted a business plan to RFAC Board and management team seeking to raise USD 3 million for laboratory development and regulatory applications.

●	Following this discussion, the discussions regarding a possible business combination terminated.

Target Company Three:

●	On March 14, 2025, RFAC Board and management team held an introductory, physical meeting with a technology company focused on developing autonomous robotics and technology in the food industry (“Target Company Three”).

●	On March 24, 2025, and March 26, 2025, the parties had videoconference calls to discuss potential terms for a letter of intent.

●	On April 16, 2025, the parties executed a letter of intent.

●	On April 23, 2025, representatives from RFAC visited the facilities of Target Company Three.

●	On May 12, 2025, the parties held a videoconference call where management from Target Company Three presented financial and pitch deck information to EBC.

●	On May 22, 2025, May 23, 2025, and May 24, 2025, Target Company Three extended access to a virtual data room to parties from EBC and Winston Taylor LLP, legal advisor to RFAC (“Winston”).

●	On June 30, 2025, the parties held a call to discuss possible terms for a business combination agreement.

●	On July 11, 2025, the discussions for a possible business combination were terminated.

Target Company Four:

●	On April 19, 2025, RFAC Board and management team held an introductory call with a web3 infrastructure services provider company focused on cryptocurrency payment solutions (“Target Company Four”).

●	On May 13, 2025, the parties held a physical meeting to continue discussions regarding a possible business combination.

●	On May 21, 2025, the parties held a call to discuss possible terms for a business combination agreement.

●	On May 27, 2025, Target Company Four requested a letter of intent with minimum cash terms from RFAC Board and management team.

●	On June 26, 2025, RFAC Board and management team received an email from Target Company Four regarding investor deck and MIS with historical actuals.

●	On July 9, 2025, Target Company Four extended access to a virtual data room to parties from Winston and EBC.

●	On July 18, 2025, RFAC Board and management team introduced Target Company Four to EBC.

●	On July 23, 2025, the parties held a call to discuss the valuation of Target Company Four.

●	In the first week of August of 2025, Target Company Four informed RFAC Board and management team that it was not comfortable with the high redemption rates offered by RFAC and decided to pause all further discussions and instead proceed with private fund raising.

●	All discussions regarding a potential business combination were terminated the first week of August of 2025.

Target Company Five:

●	On January 24, 2025, RFAC held a physical meeting in Singapore with an advisor of a provider of integrated medical and long-term care services in Taiwan (“Target Company Five”) for a business introduction.

●	On April 7, 2025, there was a physical meeting in Singapore with Target Company Five’s general manager regarding the SPAC process and to address any questions.

●	On April 23, 2025, RFAC conducted a site visit to Target Company Five’s hospitals and long-term care facilities in Taiwan.

●	On May 28, 2025, RFAC held a zoom meeting with Target Company Five’s general manager for valuation discussion.

●	On June 26, 2025, RFAC held a zoom meeting with Target Company Five’s representatives for business updates and new development.

●	On August 5, 2025, RFAC held a physical meeting in Singapore with Target Company Five’s general manager for valuation discussion.

●	On August 21, 2025, RFAC conducted a site visit to Target Company Five’s corporate headquarter in Taiwan.

●	On October 15, 2025, RFAC received an initial draft of Target Company Five’s valuation report. However, RFAC did not pursue a business combination with Target Company Five and consequently terminated discussions.

In addition to those specified above, the reasons that RFAC did not continue discussions with potential targets other than the Company included the following: (i) decision on the part of the other potential targets to pursue alternative transaction structures or strategies; (ii) failure by the other potential targets and RFAC to align on valuation or capital investment expectations; (iii) various factors that led RFAC to conclude that the combined company resulting from the proposed business combination would not be perceived as an attractive investment by public and/or private investment in public equity investors, including, but not limited to, the valuation attributed to such potential targets, the maturity of such potential targets’ businesses, their respective business plans, market sentiments of the industries in which the potential targets operated, and market performance of their respective public company comparables; and (iv) transaction terms requested by such potential targets that were difficult for RFAC to accept, such as requesting RFAC to make up-front investments in such potential targets prior to the closing of the proposed business combination.

All discussions with representatives of potential targets other than the Company ceased on or before October 2, 2025, the date on which RFAC and the Company executed the Business Combination Agreement.

Background to Negotiations with the Company

On June 17, 2025, representatives of RFAC held an introductory, physical meeting with Toon Wah, Ong, Executive Chairman and Chief Executive Officer of the Company (“Mr. Ong”), in Singapore to discuss about the company’s progress.

On June 24, 2025, the parties met in Singapore with Professor Li Hoi Yeung, founder of the Company (“Mr. Li”), Mr. Ong, and certain shareholders of the Company to discuss a potential business combination. The Company subsequently sent an email to a valuation firm regarding a preliminary discussion of a potential valuation of the Company.

On July 16, 2025, the Company informed RFAC Board and management team regarding the Company winning the first prize at the SuperAI Genesis Startup Competition 2025 which included media coverage.

On July 28, 2025, the Company extended access to a virtual data room to RFAC, EBC, and Winston. On August 26, 2025, RFAC Board and management team met with, Mr. Ong, Adrian Tan, Chief Information Officer of the Company (“Mr. Tan”), Ng Tse Meng, Chief Executive Officer of RFAC (“Mr. Ng”), Tham Chee Soon, Chief Financial Officer of RFAC (“Mr. Tham”) and Mr. Ryan Lee, Independent Director of RFAC (“Mr. Lee”) at AI4Life seminar in Singapore where the Company signed a memorandum of understanding with NVIDIA, HPE, and Equinix for strategic collation in artificial intelligence development and also discussed possible terms for a potential business combination agreement.

On August 27, 2025, the RFAC Board and management team received a final valuation report prepared by TC3 Advisory LLC (“TC3 Advisory”), an independent valuation firm engaged by Nanyang Biologics Pte. Ltd., wherein the Company was valued at approximately USD 1.5 to 2.2 billion. The report had previously been commissioned by the RFAC Board and management team. The valuation was conducted in accordance with the International Valuation Standards and utilized a sum-of-the-parts approach to value each of the Company’s three core business segments.

For the NYB.AI vertical (AI-powered drug discovery platform) and the Nutraceuticals vertical, TC3 Advisory applied the Income Approach, specifically the Discounted Cash Flow (“DCF”) method, which estimates value based on the present value of expected future free cash flows, adjusted for the time value of money and company-specific risk. The DCF models were constructed using management’s financial projections, with discount rates ranging from 28.0% to 30.0% reflecting early-stage venture capital return expectations. Terminal values were calculated using the Gordon Growth Model based on long-term GDP and inflation forecasts. The NYB.AI vertical was valued at approximately USD 38.1 to 52.5 million and the Nutraceuticals vertical was valued at approximately USD 31.1 to 37.6 million.

For the Drug Development vertical, which is in a pre-revenue, early clinical development phase, TC3 Advisory applied the Market Approach, specifically the Guideline Public Company (“GPC”) method, due to the segment’s pre-revenue status, binary development risk, and limited cash flow visibility. This method benchmarks the segment against publicly listed biotechnology companies focused on oncology drug development with comparable therapeutic focus and clinical development stage. TC3 Advisory derived enterprise value-to-revenue (EV/Revenue) trading multiples from the peer group (ranging from 4.05x to 6.07x) and applied them to forecast FY2034 revenue, then adjusted for a control premium and discounted to present value using a 33.0% discount rate. The Drug Development vertical was valued at approximately USD 1.43 to 2.13 billion, representing the largest component of the overall valuation.

Following receipt of the valuation report, the RFAC Board and management team engaged in negotiations with Nanyang Biologics regarding the appropriate valuation for the proposed transaction. Nanyang Biologics initially sought a valuation of approximately USD 2.0 billion, while RFAC indicated that it was prepared to support a valuation of USD 1.5 billion. In evaluating the appropriate valuation, the RFAC Board and management team carefully considered the different valuation methodologies employed by TC3 Advisory, including the DCF analysis for the NYB.AI and Nutraceuticals segments and the GPC method for the Drug Development segment.

In connection with its evaluation, the RFAC Board and management team also considered industry expert perspectives shared at the AI4LifeSummit hosted in Singapore, as well as input from academic consultants with relevant expertise. Among the factors considered by the RFAC Board were the Company’s positioning within the oncology drug development market, the potential of the Company’s small molecule therapeutic candidate targeting previously undruggable cancer proteins, the scalability of the Company’s AI-powered drug discovery platform (Vecura), and the growth prospects of the Nutraceuticals segment. Based on these considerations, the RFAC Board determined that Nanyang Biologics operates in an attractive market segment and possesses the potential to establish a leadership position in its therapeutic focus areas.

On September 5, 2025, RFAC’s management team and EBC held a meeting where management presented its opinion and findings thus far regarding the Company to EBC. On September 15, 2025, RFAC Board and management team and Winston met with representatives of the Company and Jason Ye from Ortoli, legal counsel to the Company (“Ortoli”) to discuss the timeline for the anticipated business combination and delegation of responsibilities for finalizing the business combination agreement.

On September 18, 2025, the Company’s management team made a management presentation to RFAC. On September 24, 2025, and September 30, 2025, RFAC Board and management team met with Mr. Ong and Mr. Tan from the Company to discuss the tentative business combination agreement terms.

On October 1, 2025, RFAC signed and released its board resolutions consenting to allow RFAC to enter into a business combination agreement with the Company. On October 2, 2025, the parties executed the Business Combination Agreement.

On November 10, 2025, RFAC held an extraordinary general meeting at which the RFAC Shareholders approved three proposals: (i) a proposal, by special resolution, to amend the RFAC Charter to extend the date by which RFAC must consummate a business combination from November 15, 2025 up to nine (9) times comprised of one month each time up to August 15, 2026 (assuming a business combination has not occurred), (ii) a proposal to amend the Investment Management Trust Agreement, dated as of May 16, 2024, with Continental Stock Transfer & Trust Company, to effectuate the Extensions by arranging for the deposit into the Trust Account of $0.03 for each RFAC Public Share not redeemed, up to a maximum of $60,000, for each monthly Extension until August 15, 2026 (assuming a business combination has not occurred), and (iii) a proposal, by ordinary resolution, to adjourn the 2025 Extraordinary General Meeting to a later date or dates, if necessary.

On November 14, 2025, $60,000 was deposited into the Trust Account and the first Extension was effectuated, thereby extending the deadline to consummate a business combination to December 15, 2025.

On December 15, 2025, $60,000 was deposited into the Trust Account and the second Extension was effectuated, thereby extending the deadline to consummate a business combination to January 15, 2026.

On January 12, 2026, $60,000 was deposited into the Trust Account and the third Extension was effectuated, thereby extending the deadline to consummate a business combination to February 15, 2026.

On February 13, 2026, $60,000 was deposited into the Trust Account and the fourth Extension was effectuated, thereby extending the deadline to consummate a business combination to March 15, 2026.

On March 13, 2026, $60,000 was deposited into the Trust Account and the fifth Extension was effectuated, thereby extending the deadline to consummate a business combination to April 15, 2025.

On April 13, 2026, $60,000 was deposited into the Trust Account and the sixth Extension was effectuated, thereby extending the deadline to consummate a business combination to May 15, 2025.

On May 13, 2026, $60,000 was deposited into the Trust Account and the seventh Extension was effectuated, thereby extending the deadline to consummate a business combination to June 15, 2026.

On June 9, 2026, $60,000 was deposited into the Trust Account and the eighth Extension was effectuated, thereby extending the deadline to consummate a business combination to July 15, 2026.

RFAC Board’s Reasons for Approval of the Business Combination

The RFAC Board unanimously approved the Business Combination Agreement, the Business Combination, and all other related transactions.

The RFAC Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated shareholders for the purposes of negotiating the terms of the Business Combination Agreement and Business Combination transaction and/or prepare a report concerning approval of the Business Combination. The Business Combination is not structured so that the approval of at least a majority of the unaffiliated shareholders of the RFAC is required for consummation of the Business Combination.

The RFAC Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of these factors, the RFAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the RFAC Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the RFAC Board reviewed the results of the due diligence conducted by its management and advisors, which included:

●	Meetings and calls with the management team and advisors of the Company regarding, among other things: (i) the Company’s strategically located operations and research base in Singapore; (ii) the Company’s plans to grow revenue through partnerships with global pharmaceutical companies; (iii) the overall global outlook and growth trajectory of the AI-driven biotechnology industry; (iv) the Company’s market position as a developer of DNA Damage Response (“DDR”) therapeutics targeting previously undruggable cancer proteins; (v) the Company’s strong value proposition in both Asia and global markets; and (vi) the Company’s strategic partnerships with industry leaders including NVIDIA, HPE, and Equinix to support the scaling of its AI-powered drug discovery platform.

●	Review of the Company’s collaboration with Nanyang Technological University (NTU) and the Company-NTU joint laboratory, reinforcing its scientific capabilities and AI-driven drug discovery leadership.

●	Examination of material contracts and agreements, including partnerships in AI and biotech, multi-year collaborations with technology partners, and other key commercial arrangements.

●	Consultation with RFAC’s management, legal counsel, and financial advisor regarding the structure, valuation, and expected benefits of the transaction.

●	Assessment of the Company’s multi-pronged approach to increasing revenue and market share in Asia and its plans to compete effectively in the rapidly expanding AI, biotechnology, and pharmaceutical markets, leveraging its proprietary Vecura™ AI and DTIGN technologies to accelerate R&D and reduce costs.

●	Consideration of the Company’s senior and experienced management team, whose expertise is expected to be instrumental in driving growth and achieving projected results.

In addition to the factors described above, the RFAC Board also considered the structure of the Business Combination, including the form of the transaction and the jurisdictions involved, and the reasons why such structure was appropriate under the circumstances. In evaluating the structure, the RFAC Board considered input from RFAC’s management, legal counsel, financial advisor and tax advisors.

The RFAC Board recognized that the Company’s principal operations, management team and research and development activities are located in Singapore and that the Company is subject to Singapore tax laws and regulatory considerations. Accordingly, the RFAC Board considered that the structure of the Business Combination needed to be designed in a manner that would be tax-efficient from a Singapore tax perspective, preserve the Company’s existing operational footprint and minimize disruption to its ongoing business. The RFAC Board believed that alternative transaction structures that did not appropriately account for Singapore tax considerations could result in adverse tax consequences, increased complexity, or operational inefficiencies following the closing of the Business Combination.

The RFAC Board also considered that the Business Combination structure would permit RFAC’s public shareholders to remain invested on substantially the same economic terms, subject to their redemption rights, while enabling the combined company to become publicly traded without requiring a reorganization of RFAC’s shareholder base. The RFAC Board believed that this structure appropriately balanced the interests of RFAC’s shareholders with the Company’s desire to access the U.S. public capital markets while maintaining its Singapore-based operations.

In addition, the RFAC Board considered that the selected structure would provide flexibility to support the Company’s anticipated future growth, including potential collaborations, financings and strategic transactions, while maintaining compliance with applicable tax, regulatory and corporate governance requirements in Singapore and other relevant jurisdictions. The RFAC Board believed that the structure of the Business Combination was therefore appropriate and in the best interests of RFAC and its shareholders in light of the Company’s business, geographic footprint and long-term strategic objectives.

In connection with its evaluation of the proposed business combination, the RFAC Board and management reviewed and considered, among other factors, the US$50,000,000 pre-money valuation implied by the RCN conversion terms. The pre-money valuation of US$50,000,000 used for purposes of determining the conversion price of the RCNs was established through arm’s-length negotiations between the Company and the Noteholders. The RFAC Board and management considered this valuation as one of several inputs in their overall assessment of the Company’s equity value in connection with Business Combination. The RFAC Board and management noted that the pre-money valuation reflected in the RCNs was lower relative to the valuation implied by the terms of the Business Combination, and considered that it is an internal fund raising round in reconciling any differences between these valuations. The RFAC Board and management ultimately concluded that the valuation reflected in the RCN conversion terms did not materially affect their determination of the fairness of the Business Combination to RFAC’s shareholders, taking into account the valuation report, the internal fund raising round for operation costs and potential of the Company to go international. See the section titled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information regarding the RCNs.

Nanyang Biologics Board’s Reasons for Approval of the Business Combination

The Company’s Board, in evaluating the Business Combination, consulted with the Company’s management and legal, financial and mineral expert advisors. The Company’s Board also discussed with their third-party legal and financial advisors regarding the transaction structure, material terms of the Business Combination, and various aspects of the due diligence. In reaching its unanimous decision to (i) determine that the Business Combination is in the best interests of the Company and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby and (iii) recommend that Company Shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination. The Company’s Board considered a range of factors including but not limited to the following material factors, but did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision to approve the Business Combination:

●	Retention of Control: The transaction structure was approved in part because it is expected to enable the Company’s existing shareholders to retain a meaningful level of voting control and economic interest in the combined entity following the Business Combination, while still allowing the Company to access public market capital. By structuring the consideration and post-closing ownership to mitigate excessive dilution, the Company seeks to preserve continuity in its strategic direction, management oversight, and governance framework as it transitions to a publicly traded company. In addition, maintaining continuity of control is expected to support the consistent execution of the Company’s long-term business strategy and operational priorities.

●	Alternative Financing Opportunities: The transaction structure was approved because it was viewed as a more effective and executable means of funding the Company’s growth strategy than other reasonably available financing alternatives. In particular, the Business Combination is expected to provide the Company with access to capital needed to support its near- and medium-term business objectives, while also providing a pathway to broader access to global equity markets as a publicly traded company. The Company believed that alternative financing options, such as private equity financings, venture capital financings, strategic investments, or debt financings, may have involved greater execution risk, more restrictive terms, higher cost of capital, greater dilution, or insufficient funding capacity relative to the Company’s anticipated capital needs. The transaction structure was also viewed as advantageous because it is expected to enhance the Company’s public profile, credibility and access to a broader base of investors, which may improve its ability to support future capital raising efforts and strategic development initiatives. In addition, by establishing a legally binding, risk-managed and executable framework, the Business Combination provides greater certainty with respect to the Company’s capital formation strategy than alternative structures that may have required multiple separate transactions or prolonged negotiations.

●	Operational Growth Strategies: The transaction structure was approved because it is expected to provide a defined, scalable and executable pathway to accelerate the Company’s operational growth and expansion strategy. In particular, access to capital from the Business Combination is expected to enable the Company to advance key strategic initiatives across its pharmaceutical, technology and consumer health segments. These initiatives include advancing its drug pipeline toward clinical milestones, including filing an Investigational New Drug application for NB-A002 and initiating Phase I human trials, with a view toward potential licensing or co-development partnerships with established pharmaceutical companies. The transaction is also expected to support the expansion of the Company’s global commercial footprint, including establishing a presence in the United States and scaling engineering and sales operations across Asia to accelerate client acquisition and strategic partnerships for the NYB.AI platform. In addition, the Company expects to commercialize and scale its nutraceutical portfolio by launching clinically supported products in key Asian markets, leveraging early-stage regulatory positioning and regional distribution alliances to capture growth in the preventive health sector. The transaction further enables the Company to leverage its DTIGN artificial intelligence platform across business segments to enhance compound discovery, facilitate intellectual property development and monetization, and support diversified revenue models, including licensing, software-as-a-service and milestone-based arrangements. Collectively, the Business Combination is intended to enhance operational scale, improve efficiency and strengthen the Company’s competitive positioning, while translating the parties’ commercial objectives into a legally binding, risk-managed and executable framework.

The Company’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. The Company’s Board has also considered the structure of the Business Combination, including the form of the transaction and the jurisdictions involved, and the reasons why such structure was appropriate under the circumstance. In evaluating the structure, the NYB Board considered input from NYB management, legal counsel, and financial and tax advisors.

Pro Forma Voting Power and Implied Ownership Levels

We anticipate that upon the Closing, the Sponsor, RFAC’s directors, officers and other initial shareholders and their affiliates will own at Closing 3,282,695 PubCo Ordinary Shares, which would be valued at approximately $36.08 million, based on the closing price of RFAC Ordinary Shares of $11.03 per share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

The tables below show the anticipated ownership of PubCo upon completion of the Business Combination, along with other potential sources of dilution. The following table sets forth varying pro forma voting power and implied ownership levels in PubCo immediately following the completion of the Business Combination assuming no redemptions, 50% redemptions, and maximum redemptions. The ownership percentages reflected in the table are based upon the number of shares issued and outstanding as of June 30, 2026.

	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	PubCo Shares	Ownership %	PubCo Shares	Ownership %	PubCo Shares	Ownership %
RFAC public shareholder	5,406,265	4%	2,990,633	2%	575,000	1%
Sponsor and affiliates	3,282,695	2%	3,282,695	2%	3,282,695	2%
EBC	251,680	0%	251,680	0%	251,680	0%
Company shareholders	150,000,000	94%	150,000,000	96%	150,000,000	97%
Fully diluted PubCo Ordinary Shares	158,940,640	100%	156,525,008	100%	154,109,375	100%

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

	No Redemptions(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
Net tangible book value at March 31, 2026(6)	$(4,953,243)	$(4,953,243)	$(4,953,243)	$(4,953,243)	$(4,953,243)
Increase in net tangible book value for funds released from trust(7)	$53,530,961	$40,148,224	$26,765,487	$13,382,749	$-
Decrease in net tangible book value for transaction expenses	$(2,598,508)	$(2,598,508)	$(2,598,508)	$(2,598,508)	$(2,598,508)
Decrease in net tangible book value for extension deposits into trust	$(180,000)	$(180,000)	$(180,000)	$(180,000)	$(180,000)
As adjusted net tangible book (deficit) value at March 31, 2026	$45,799,210	$32,416,473	$19,033,736	$5,650,998	$(7,731,751)

Issued and outstanding shares of RFAC’s Sponsor and Affiliates(8)	3,263,281	3,263,281	3,263,281	3,263,281	3,263,281
Issued and outstanding shares of RFAC’s public shareholders(9)	4,831,265	3,623,449	2,415,633	1,207,817	-
Issued and outstanding shares of RFAC’s held by EBC(10)	249,219	249,219	249,219	249,219	249,219
Issuance of ordinary shares for conversion of rights into ordinary shares(11)	596,875	596,875	596,875	596,875	596,875
As adjusted issued and outstanding shares as of March 31, 2026	8,940,640	7,732,824	6,525,008	5,317,192	4,109,375

Initial offering price per share	$10	$10	$10	$10	$10
Net tangible book (deficit) value per share as adjusted	$5.12	$4.19	$2.92	$1.06	$(1.88)
Dilution to RFAC Public Shareholders	$(4.88)	$(5.81)	$(7.08)	$(8.94)	$(11.88)
Equalizing company value(12)	$89,406,400	$77,328,240	$65,250,080	$53,171,920	$41,093,750

(1)	Assumes no RFAC Public Shareholder exercises Redemption Rights with respect to their RFAC Public Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that RFAC Public Shareholders holding 1,207,816 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $13.38 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account.
(3)	Assumes that RFAC Public Shareholders holding 2,415,632 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $26.77 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account.
(4)	Assumes that RFAC Public Shareholders holding 3,623,448 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $40.15 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account.
(5)	Assumes that all RFAC Public Shareholders holding 4,831,265 RFAC Public Shares will exercise their Redemption Rights for an aggregate payment of approximately $53.53 million (based on the estimated per-share redemption price of approximately $11.08 per share) from the Trust Account.
(6)	The net tangible book value at March 31, 2026 was calculated as RFAC’s total assets of $53,131,825 minus total liabilities of $5,193,394 minus temporary equity of $52,891,674.
(7)	Includes $180,000 of funds deposited into trust for extension payments and $459,287 in interest earned in trust subsequent to March 31, 2026 through June 30, 2026.
(8)	Excludes 19,414 shares issuable under the Sponsor held RFAC Private Rights.
(9)	Excludes 575,000 shares issuable under the holders of RFAC Public Rights.
(10)	Excludes 2,461 shares issuable under the EBC held RFAC Private Rights.
(11)	Includes shares issuable for the rights as described in notes 8, 9 and 10, above.
(12)	Represents the value of the Merger Consideration for each redemption scenario at which the value of non-redeeming shareholders’ interest per share is at least $10.00 (the initial public offering price of RFAC Units).

Benefits and Detriments of the Business Combination

Stakeholder	Benefits	Detriments
RFAC	Failure to complete a business combination would result in RFAC being delisted and trust liquidated. The Business Combination may create value for RFAC and its shareholders.	RFAC could potentially have found a target that may have a more optimal risk/return profile than the Company. In this case, RFAC, its shareholders and Affiliates would stand to benefit more than in the Business Combination with the Company.

Sponsor and Affiliates	Failure to complete a business combination would result in RFAC being delisted and trust liquidated. The Business Combination may create value for RFAC and its shareholders.	RFAC could potentially have found a target that may have a more optimal risk/return profile than the Company. In this case, RFAC, its shareholders and Affiliates would stand to benefit more than in the Business Combination with the Company.

Unaffiliated security holders	If the market was to recognize the valuation and potential of PubCo, the stock price may be expected to increase from the trust level of approximately $11.08 per share which will benefit the shareholders.	For non-redeeming shareholders the risk is that the market will not support the valuation of PubCo either as a result of the general market downturn or risks specific to PubCo. In this case, the stock price may be reasonably expected to trade below the trust value of approximately $53,530,961. If this scenario were to materialize, the public shareholders would have been better off redeeming rather than holding the stock post Business Combination.

Company

The Business Combination is expected to create value for the Company, including as a result of providing a listing for its securities on a national securities exchange. Access to the public markets could increase the Company’s brand awareness, the visibility for the Company and its products and allow it to expand its business operations and improve its financial condition.

Failure to complete the Business Combination would result in the Company incurring significant expenses for a transaction that would not be consummated. It would also result in lost time that the Company could have spent focusing on other opportunities.

Company Shareholders	Consummation of the Business Combination will allow Company Shareholders to hold securities in PubCo which will be listed on a national securities exchange. Such listing would provide greater liquidity of their holdings. Additionally, access to the public markets could increase the Company’s brand awareness, the visibility for the Company and its products and allow it to expand its business operations and improve its financial condition, which could increase the value of Company Shareholders’ ownership in the Company.	Failure to complete the Business Combination would result in the Company incurring significant expenses for a transaction that would not be consummated. It would also result in lost time that the Company could have spent focusing on other opportunities. If this scenario were to materialize, Company Shareholders would have been better off if the Company had focused on other opportunities or exclusively attempting to expand its business operations rather than seeking to consummate the Business Combination.

Interests of the Sponsor and RFAC’s Directors and Officers and RFAC’s Directors and Officers in the Business Combination

When considering the recommendation of the RFAC Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, RFAC’s directors and executive officers, and others have interests in such Proposal that are different from, or in addition to, those of RFAC Shareholders generally. These interests include, among other things, the interests listed below:

●	The Sponsor, RFAC’s officers and directors, or any of their respective Affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on RFAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RFAC’s behalf. If RFAC is unable to consummate a business combination, these expenses will likely not be reimbursed. There are $391,205 out-of-pocket expenses due to be reimbursed as of June 30, 2026.

●	The aggregate dollar amount of non-reimbursable funds the Sponsor and its Affiliates have at risk that depends on the completion of a business combination is $3,907,810 comprised of (a) $25,000 representing the aggregate purchase price paid for the RFAC Founder Shares and (b) $3,882,810 representing the aggregate purchase price paid for the private placement units.

●	If RFAC does not complete an initial business combination by August 15, 2026 (or a later date approved by RFAC Shareholders pursuant to the RFAC Charter), the proceeds from the sale of the private placement units of $4,375,000, which includes the Sponsor’s private placement units and EBC’s private placement units, will be included in the liquidating distribution to RFAC Public Shareholders and the private placement units will expire worthless.

●	The Sponsor and EBC have agreed that their founder shares and private placement units, including all of their underlying securities, will not be sold or transferred by them (except to permitted transferees, as applicable) until the Business Combination has been consummated.

●	The fact that the Sponsor, RFAC’s directors, officers and their Affiliates own an aggregate of 3,263,281 RFAC Ordinary Shares (excluding shares underlying the private rights) as of the date hereof, representing 39.1% of the voting power of the RFAC Ordinary Shares, and such holders are required by the Letter Agreement and Sponsor Support Agreement to vote those shares in favor of the Business Combination.

●	The 2,875,000 PubCo Ordinary Shares into which the 2,875,000 Founder Shares will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $31.71 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 388,281 PubCo Ordinary Shares into which the 388,281 RFAC Private Shares underlying the private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $4.28 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. The 19,414 PubCo Ordinary Shares (after giving effect to the no-fractional-shares provision) into which the 388,281 RFAC Private Rights underlying such private placement units held by the Sponsor and its Affiliates will automatically convert in connection with the Business Combination, if unrestricted and freely tradeable, would have had an aggregate market value of $0.21 million, based upon the closing price of $11.03 per RFAC Ordinary Share on June 30, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	As a result of the low initial purchase price (consisting of $25,000 for the 2,875,000 Founder Shares, or approximately $0.009 per share, and $3,882,810 for the private placement units), the Sponsor, its Affiliates and RFAC’s management team and advisors and Affiliates stand to earn a positive rate of return or profit on their investment, even if other shareholders, such as the RFAC Public Shareholders, experience a negative rate of return because the post-business combination company subsequently declines in value. Thus the Sponsor, the RFAC officers and directors, and their respective Affiliates may have more of an economic incentive for RFAC to, rather than liquidate if RFAC fails to complete the initial business combination by August 15, 2026, enter into an initial business combination on potentially less favorable terms with a potentially less favorable, more risky, weaker-performing or financially unstable business, or an entity lacking an established record of revenues or earnings, than would be the case if such parties had paid the full offering price for their RFAC Ordinary Shares.

●	The fact that the Sponsor and EBC have agreed not to redeem any of the Founder Shares in connection with a shareholder vote to approve the proposed Business Combination.

●	The fact that upon completion of the Business Combination, a business combination marketing fee of $4,025,000 will be payable to EBC.

●	The Sponsor has agreed that it will be liable to RFAC if and to the extent any claims by a third party for services rendered or products sold to RFAC, or by a prospective target business with which RFAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets.

●	The fact that RFAC’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement.

●	The exercise of RFAC’s officers and directors’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate.

●	RFAC’s officers, advisors, and directors are not required to, and will not, commit their full time to RFAC’s affairs. RFAC’s Amended and Restated Memorandum and Articles of Association provides that the directors and officers of RFAC shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as RFAC. To the fullest extent permitted by applicable Law, and subject to his or her fiduciary duties under applicable Law, RFAC renounces any interest or expectancy of RFAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of RFAC, on the one hand, and RFAC, on the other, unless such opportunity is expressly offered to such director or officer of RFAC solely in their capacity as an officer or director of RFAC and the opportunity is one RFAC is permitted to complete on a reasonable basis.

Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor has agreed to vote any founder shares and private shares owned by them in favor of the Proposals and waive their redemption rights with respect to such Founder Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor, RFAC’s directors, officers and Affiliates own an aggregate of approximately 39.1% of the issued and outstanding RFAC Ordinary Shares. For further details, see “Proposal No. 1 - The Business Combination Proposal - The Business Combination Agreement.”

Related Agreements

Sponsor Support and Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor, entered into a support and lock-up agreement with RFAC, the Company and PubCo, pursuant to which the Sponsor has agreed to vote all subject shares beneficially owned by it in favor of each Proposal and, following Closing, to be subject to a 24-month lock-up with respect to its PubCo securities. The subject shares consist of all RFAC Ordinary Shares held by the Sponsor on the date of the support and lock-up agreement (including (i) 3,263,281 RFAC Ordinary Shares and (ii) 355,000 RFAC Ordinary Shares underlying the Sponsor Private Units) or acquired prior to the Business Combination. In addition, the 17,750 ordinary shares underlying the RFAC Private Rights will also be subject to the support and lock-up agreement. These PubCo Ordinary Shares held by the Sponsor will additionally be granted registration rights pursuant to the Registration Rights Agreement.

Company Holders’ Support and Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, PubCo, RFAC, the Company, and certain Company Shareholders entered into a support and lock-up agreement, pursuant to which they agreed to vote all Subject Shares (as therein defined) beneficially owned by them in favor of the Mergers and the consummation of the Transactions and, following Closing, to be subject to a 24-month lock-up with respect to its PubCo securities. Pursuant to the Company Holders’ Support and Lock-Up Agreement, a total of 1,100,000 and 1,348,381 PubCo Ordinary Shares, respectively, held by certain Company Shareholders after the consummation of the Business Combination will be subject to a lock-up restriction.

Registration Rights Agreement

In connection with the closing of the Business Combination, PubCo, the Company, the Sponsor, and certain equity holders party thereto intend to enter into a registration rights agreement, pursuant to which PubCo will agree to provide certain shareholders with certain registration rights relating to the resale of the PubCo Ordinary Shares. As of the date of this proxy statement/prospectus, a total of 3,263,281 shares will be granted registration rights under the registration rights agreement.

Lock-up Agreement

In connection with the closing of the Business Combination, the Company Shareholders intend to enter into lock-up agreements pursuant to which 1,348,381 Company Ordinary Shares will be subject to lock-up terms.

Interests of the Company’s Directors and Officers in the Business Combination

Certain of the Company’s directors and executive officers are expected to become directors and/or executive officers of PubCo upon the completion of the Business Combination. Specifically, the following individuals who are currently executive officers of the Company are expected to become executive officers of PubCo upon the completion of the Business Combination, serving in the offices set forth opposite their names below:

Toon Wah, Ong	Executive Chairman
Lim Teck King	Chief Financial Officer

Anticipated Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company will be considered the “acquiring” company for financial reporting purposes. This determination was primarily based on the holders of the Company expecting to have a majority of the voting power of PubCo, the Company’s senior management comprising all of the senior management of PubCo, the relative size of the Company compared to RFAC, and the Company’s operations comprising the ongoing operations of PubCo. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of RFAC, accompanied by a recapitalization. The net assets of RFAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company. PubCo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the No Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario:

●	Company shareholders will have a relative majority of the voting power of PubCo;

●	Company shareholders will have the ability to nominate the majority of the members of the board of directors of PubCo;

●	Company senior management will comprise the senior management roles of PubCo and be responsible for the day-to-day operations of PubCo;

●	the relative size of the Company is significantly larger compared to RFAC; and

●	the intended strategy and operations of PubCo will continue the Company’s current strategy and operations.

Regulatory Approvals

The Business Combination is not subject to any regulatory requirement or approval, except for (i) filings with the Registrar of Companies of the Cayman Islands and the Singapore Accounting and Corporate Regulatory Authority, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to RFAC, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement to RFAC Shareholders.

Vote Required for Approval of the Business Combination Proposal

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the Transactions contemplated thereby) requires the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. Accordingly, a RFAC Shareholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Extraordinary General Meeting or an abstention will have no effect on the outcome of the Business Combination Proposal.

As of the Record Date, the Sponsor and RFAC’s directors and officers have agreed to vote any shares of RFAC Ordinary Shares owned by them in favor of the Business Combination. As a result, we would need 659,384 RFAC Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the date hereof, the Sponsor and RFAC’s directors and officers have not purchased any RFAC Public Shares.

Recommendation of the RFAC Board

THE RFAC BOARD RECOMMENDS THAT RFAC SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE MERGER PROPOSAL

The Merger Proposal, if approved, will authorize the Merger. A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex A.

Required Vote

The approval of the Merger Proposal will require a special resolution under Cayman Islands law and pursuant to the RFAC Charter, being the affirmative vote of at least two thirds (2/3) of the votes which are cast by those holders of RFAC Ordinary Shares, voting as a single class, who, being present and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on the outcome of the Merger Proposal. Abstentions will have no effect on the outcome of the Merger Proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that: assuming the Business Combination Proposal is authorized, approved and confirmed, RFAC be authorized to merge with and into PubCo so that PubCo be the surviving company (the “Surviving Company”) and all the undertaking, property, and liabilities of RFAC and PubCo vest in the Surviving Company by virtue of such merger pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Merger”) and the plan of merger in connection with the Merger, a copy of which is attached to the proxy statement/prospectus as Annex A (the “Plan of Merger”), be approved and RFAC be authorized to enter into the Plan of Merger, and any and all transactions provided for in the Plan of Merger, including, without limitation, at the effective time of the Merger (the “Effective Time”) and that the Plan of Merger and the transactions contemplated therein be and are hereby authorised and approved and any director, the registered office provider of RFAC and/or Appleby (Cayman) Ltd. be authorised and instructed to take any and all necessary steps and actions and make or cause to be made any and all filings with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) or any governmental or regulatory authorities in the Cayman Islands, including without limitation, to submit the Plan of Merger, together with any other supporting documentation for registration with the Cayman Registrar and to make such additional filings or take such additional steps as they deem necessary, such that the Merger takes effect on the Effective Time.

Recommendation

THE RFAC BOARD UNANIMOUSLY RECOMMENDS THAT RFAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE ADVISORY GOVERNANCE PROPOSALS

Overview

As required by SEC guidance, RFAC is providing its shareholders with the opportunity to express their views, on a non-binding advisory basis, regarding certain material differences between RFAC’s current amended and restated memorandum and articles of association (the “RFAC Charter”) and the amended and restated memorandum and articles of association proposed to be adopted by NYB Holdings Limited (“PubCo Charter”) upon closing of the Business Combination.

These separate advisory votes are not required by the Cayman Companies Act or by RFAC’s governing documents, will not be binding on RFAC or PubCo, and the completion of the Business Combination is not conditioned on approval of any Advisory Governance Proposal.

Governance Proposals

The following is a non-exhaustive summary of the material differences between the RFAC Charter and PubCo Charter. This summary is qualified by reference to the complete text of the PubCo Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge all RFAC Shareholders to read the PubCo Charter in its entirety for a more complete description of its terms. We encourage RFAC Shareholders to carefully consult the information set out under the “Description of PubCo’s Securities - Comparison of Rights of PubCo Ordinary Shareholders and RFAC Shareholders” section of this proxy statement/prospectus.

	RFAC CHARTER	PUBCO CHARTER
Governance Proposal A - Authorized Shares of Stock	RFAC is authorized to issue 200,000,000 ordinary shares and 1,000,000 preference shares.	The authorized share capital of PubCo is US$60,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 per share and 100,000,000 preference shares with a par value of US$0.0001.

Governance Proposal B - Provisions Applicable to Blank Stock Companies.	Article 52 of the RFAC Charter sets forth various provisions that are applicable to RFAC’s operation as a blank check company prior to its initial business combination.	The PubCo Charter does not include any of these blank check company provisions.

Governance Proposal C - Removal of Directors

Under the RFAC Charter, any director may be removed, with or without cause, by an ordinary resolution which requires the affirmative of a simple majority of the shares entitled to vote at a general meeting of RFAC and may otherwise cease to hold office in any other manner provided for in the RFAC Charter.

Under the PubCo Charter, any director may be removed by an ordinary resolution passed by the shareholders of PubCo, by a resolution passed by not less than three-fifths of the directors at a meeting of the Directors duly convened and held in accordance with the PubCo Charter or by a resolution in writing signed by not less than three-fifths of the directors and may otherwise cease to hold office in any other manner provided for in the PubCo Charter.

Reasons for the Approvals of the Advisory Governance Proposals

Governance Proposal A - Authorization of Shares

The RFAC board of directors believes that the new capitalization provided in PubCo Charter is necessary to accommodate the shares to be issued in connection with the Business Combination, PubCo’s equity incentive plan, other transactions contemplated by the Business Combination Agreement as well as any future issuance of shares necessary to raise additional capital for PubCo or in connection with acquisitions.

Governance Proposal B - Blank Check Provisions

The elimination of certain provisions related to RFAC’s status as a blank check company that are currently included in the RFAC Charter is desirable because these provisions will serve no purpose following the Business Combination. For example, the PubCo Charter does not include the requirement that PubCo dissolve after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain other provisions in the RFAC Charter require that proceeds from RFAC’s IPO be held in the trust account until a business combination or liquidation of RFAC has occurred and provide for mandatory redemption rights for holders of Class A common stock sold in RFAC’s IPO in certain circumstances. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the PubCo Charter. PubCo may continue in existence until it is wound up in accordance with the Cayman Companies Act.

Governance Proposal C - Removal of Directors

RFAC’s Charter provides that directors may be removed, with or without cause, by an ordinary resolution which requires the affirmative of a simple majority of the shares entitled to vote at a general meeting of RFAC and may otherwise cease to hold office in any other manner provided for in the RFAC Charter. PubCo Charter provides that directors may be removed by an ordinary resolution passed by the shareholders of PubCo. Directors may also be removed by resolution in writing signed by not less than three-fifths of all the Directors in number and may otherwise cease to hold office in any other manner provided for in the PubCo Charter. RFAC’s board of directors believes that such a standard will give shareholders a greater say in who serves on the board and is more consistence with optimum corporate governance policies.

Required Vote and Recommendation of the Board

The approval of the Advisory Governance Proposals will require the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. Abstentions will have no effect on the outcome of the Advisory Governance Proposals. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on the outcome of the Advisory Governance Proposals.

As discussed above, the Advisory Governance Proposals are advisory votes and therefore are not binding on RFAC or RFAC’s board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Governance Proposals, RFAC and PubCo intend that PubCo Charter will take effect upon consummation of the Business Combination.

RFAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE RFAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY GOVERNANCE PROPOSALS.

THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), and (b). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of PubCo Ordinary Shares (or securities convertible into or exercisable for PubCo Ordinary Shares); or (B) the PubCo Ordinary Shares to be issued is or will be equal to or in excess of 20% of the number of PubCo Ordinary Shares outstanding before the issuance of the shares or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Reasons for the Nasdaq Proposal

In consideration of the Business Combination, PubCo will issue 150,000,000 PubCo Ordinary Shares with a deemed price per share of $10.00 to the shareholders of the Company. See “Proposal No. 1 - The Business Combination Proposal - The Business Combination Agreement”. Because the number of PubCo Ordinary Shares we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of PubCo Ordinary Shares outstanding and more than 20% of outstanding voting power prior to such issuance, and (2) will result in a change of control of RFAC, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, up to an aggregate of 158,940,640 PubCo Ordinary Shares may be issued in connection with the Business Combination.

The issuance of the PubCo Ordinary Shares described above would result in significant dilution to our shareholders, and result in our shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of the combined company.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal and the Merger Proposal. If the Business Combination Proposal or the Merger Proposal are not approved, the Nasdaq Proposal will have no effect even if approved by our shareholders. Because shareholder approval of the Nasdaq Proposal is a condition to completion of the Business Combination under the Business Combination Agreement, if the Nasdaq Proposal is not approved by our shareholders, the Business Combination will not occur.

Board Recommendation

The RFAC Board recommends a vote “FOR” adoption of the Nasdaq Proposal.

THE INCENTIVE PLAN PROPOSAL

We are asking our stockholders to approve and adopt the NYB Holdings Limited Equity Incentive Plan (the “PubCo Equity Plan” or the “Plan”) and the material terms thereunder.

The following is a summary of certain terms and conditions of the PubCo Equity Plan. This summary is qualified in its entirety by reference to the PubCo Equity Plan, a copy of which is included in this proxy statement/prospectus as Annex C.

Summary of the PubCo Equity Plan

The purpose of the PubCo Equity Plan is to help us attract, motivate, and retain such persons with awards under the PubCo Equity Plan and thereby enhance shareholder value.

Types of Awards. The PubCo Equity Plan permits the awards of options, restricted shares, and restricted share units and other rights or benefits under the Plan.

Plan Administration. The PubCo Equity Plan shall be administrated by a committee formed in accordance with applicable stock exchange rules, unless otherwise determined by the Board of directors.

Shares available for Awards. The aggregate number of PubCo ordinary shares reserved and available for grant and issuance under the PubCo Equity Plan is 12,640,000.

Eligibility. Employees, members of the Board, and consultants of PubCo and its Affiliates are eligible to participate in the PubCo Equity Plan. An employee, a director, or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Conditions of Award. PubCo’s board of directors or any entity appointed by its board of directors to administer the Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award. The term of each award is stated in the award agreement between the company and the grantee of such award.

Transfer Restrictions. Unless otherwise determined by the administrator of the Plan, no award and no right under any such award, shall be assignable, alienable, saleable, or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award. Any award granted under the PubCo Equity Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to the company in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension, or Termination of the PubCo Equity Plan. The administrator of the PubCo Equity Plan may amend, alter, suspend, discontinue, or terminate the Plan, or any award agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation, or termination shall be made without (i) shareholder approval with such legally mandated threshold for a resolution of the shareholders if such approval is necessary or (ii) with respect to any award agreement, the consent of the affected employee, if such action is necessary to comply with applicable law, regulation, or rule.

Required Vote

The approval of the Incentive Plan Proposal requires the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. This Incentive Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Merger Proposal, and the Nasdaq Proposal. If either the Business Combination Proposal, the Merger Proposal, or the Nasdaq Proposal is not approved, this Proposal will have no effect even if approved by our shareholders.

Board Recommendation

OUR BOARD RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the RFAC Board to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to RFAC Shareholders in the event that based upon the tabulated vote at the time of the Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. In no event will the RFAC Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the RFAC Charter and the Companies Act (Revised) of the Cayman Islands.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by RFAC Shareholders, the RFAC Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the other Proposals.

Vote Required for Approval of the Adjournment Proposal

The approval of the Adjournment Proposal requires the affirmative vote of a simple majority of the votes cast by holders of RFAC Ordinary Shares entitled to vote and present and voting in person or by proxy at the Extraordinary General Meeting. Abstentions will have no effect on the Adjournment Proposal. Broker non-votes will have no effect with respect to the approval of the Adjournment Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of the Business Combination Proposal or any other Proposal.

Recommendation of the RFAC Board

THE RFAC BOARD RECOMMENDS THAT RFAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT RFAC

Unless the context otherwise requires, references in this section to “we,” “us,” “our” refer to RFAC.

General

We are a blank check company incorporated as a Cayman Islands exempted company on February 5, 2024, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our efforts to identify a prospective target business were not limited to a particular industry or geographic region, although we were focused on companies operating in Asia within the deep technology sector, including artificial intelligence, quantum computing, and biotechnology.

On May 21, 2024, RFAC consummated its IPO for the sale of 10,000,000 RFAC Units at a price of $10.00 per Unit, generating gross proceeds of $100,000,000, and incurring offering costs of $5,975,732, consisting of $2,000,000 in cash underwriting fees, $3,500,000 in deferred underwriting fees, and $475,732 in other offering costs.

On May 23, 2024, the over-allotment option was exercised in full, generating additional gross proceeds of $15,000,000, and incurring additional transaction costs of $825,000, consisting of $300,000 in cash underwriting fees and $525,000 in deferred underwriting fees. Each RFAC Unit consists of one RFAC Ordinary Share and one RFAC Right. Each RFAC Public Right entitles the holder thereof to receive one-twentieth (1/20) of one Ordinary Share upon the consummation of a business combination. Only whole RFAC Public Rights will trade. The RFAC Public Rights will convert upon the completion of our business combination or expire upon our liquidation if they have not converted by then.

Simultaneously with the closing of the IPO, pursuant to the private placement unit purchase agreements, RFAC completed the private sale of 400,000 Private Placement Units (355,000 to the Sponsor and 45,000 to the Underwriter), at a price of $10.00 per Private Placement Unit, generating gross proceeds to RFAC of $4,000,000. On May 23, 2024, simultaneously with the closing of the exercise of the over-allotment option, RFAC completed the private sale of an additional 37,500 Private Placement Units (33,281 to the Sponsor and 4,219 to the Underwriter), at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to RFAC of $375,000. Following the closing of the Initial Public Offering on May 21, 2024 and the exercise of the over-allotment option on May 23, 2024, an amount of $115,575,000 from the net proceeds of the sale of the RFAC Units in the Initial Public Offering and a portion of the proceeds from the sale of the RFAC Private Placement Units was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

Following the closing of the Initial Public Offering, on July 1, 2024, the Company announced that the holders of its Units may elect to separately trade the Ordinary Shares and Rights included in the Units commencing on July 5, 2024. The RFAC Units trade on the Nasdaq Capital Market under the symbol “RFAIU.” The underlying Ordinary Shares and Rights, if separated, are expected to trade on Nasdaq under the symbols “RFAI” and “RFAIR,” respectively.

On November 10, 2025, RFAC held an extraordinary general meeting at which the RFAC Shareholders voted on three proposals: (i) a proposal, by special resolution, to amend the RFAC Charter to extend the date by which RFAC must consummate a business combination from November 15, 2025 up to nine (9) times comprised of one month each time up to August 15, 2026 (assuming a business combination has not occurred), (ii) a proposal to amend the Investment Management Trust Agreement, dated as of May 16, 2024, with Continental Stock Transfer & Trust Company, to effectuate the Extensions by arranging for the deposit into the Trust Account of $0.03 for each RFAC Public Share not redeemed, up to a maximum of $60,000, for each monthly Extension until August 15, 2026 (assuming a business combination has not occurred), and (iii) a proposal, by ordinary resolution, to adjourn the 2025 Extraordinary General Meeting to a later date or dates, if necessary.

In connection with the shareholders’ vote at the 2025 Extraordinary General Meeting, shareholders of 6,668,735 RFAC Public Shares exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) was removed from the Trust Account to pay such holders and approximately $51,857,714 remained in the Trust Account. Following the 2025 Redemptions, RFAC had 8,343,765 ordinary shares outstanding.

RFAC must complete its Business Combination within 27 months from the closing of the Initial Public Offering. If RFAC does not complete its Business Combination within this 27-month period, the proceeds from the Initial Public Offering and the sale of the RFAC Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares, and the RFAC Private Placement Units and the RFAC Rights will expire worthless.

Our Sponsor

Alfa 24 Limited, a Cayman Islands limited liability company, is the sponsor of RFAC and currently, together with our officers and directors, owns approximately 39.3% of the issued and outstanding shares of RFAC Ordinary Shares. The Sponsor’s sole member and manager is Tse Meng Ng. Tse Meng Ng has additional SPAC experience as he was the Chief Executive Officer and Chairman of RF Acquisition Corp, which was a special purpose acquisition company that consummated its business combination with GCL Global Holdings Ltd. on February 13, 2025. Additionally, Tse Meng Ng is currently the Chief Executive Officer and Chairman of RF Acquisition Corp III, a special purpose acquisition company in the process of consummating its initial public offering.

The Sponsor has no direct material and active role in managing the day-to-day activities of RFAC. RFAC is managed by its Chief Executive Officer, Tse Meng Ng, and Chief Financial Officer, Chee Soon Tham. While Tse Meng Ng is the managing member of the Sponsor and Chief Executive Officer of RFAC, the two roles are separate. Since the consummation of RFAC’s Initial Public Offering, the Sponsor has provided financial assistance in the form of advances for operating costs, which are due on demand and non-interest bearing.

The Sponsor will not receive any compensation in connection with the Business Combination. During RFAC’s Initial Public Offering, the Sponsor purchased (i) an aggregate of 2,875,000 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.009 per share, and (ii) 388,281 Private Shares underlying the Private Placement Units. Since the Sponsor initially only paid $25,000 for the Founder Shares, which it will retain at the closing of the Business Combination, as compared to the $10.00 per share price paid by the public shareholders in the Initial Public Offering of RFAC, the Sponsor will still be able to make a positive rate of return even if the market price of the Ordinary Shares is very low after the Closing. Public shareholders who purchased in the Initial Public Offering will only make a positive rate of return if the trading price exceeds $10.00 per share. Because the founder shares have already been issued, the founder shares will not cause a material dilution to the equity interests of non-redeeming shareholders upon consummation of the Business Combination. However, as the RFAC Private Placement Units contain RFAC Private Rights that have been issued but not yet converted, once converted the RFAC Private Rights included in the RFAC Private Placement Units could result in substantial dilution to the equity interests of non-redeeming shareholders after the consummation of the Business Combination. Notwithstanding the above, the PubCo Ordinary Shares that will be issued to the Company Shareholders in connection with the Business Combination will cause substantial dilution to the equity interests of non-redeeming shareholders after the consummation of the Business Combination.

To date there have been no arrangements under which the Sponsor intends to transfer ownership of its securities in RFAC. As of March 31, 2026, the amount due to the Sponsor in connection with administrative services and advances for operating costs is $250,725.

Restrictions of Securities

The Sponsor has agreed to restrictions on its ability to transfer, assign, or sell its founder shares and private placement units, as summarized in the table below.

Subject Securities	Agreement	Expiration Date	Natural Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares	Letter Agreement, dated May 16, 2024, by and among RFAC, its executive officers and directors, and Alfa 24 Limited.	until six months after the date of the consummation of a Business Combination, or earlier, if, subsequent to a Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares for cash, securities or other property.	● Alfa 24 Limited	Transfers permitted (a) to RFAC’s officers or directors, any affiliates or family members of any of RFAC’s officers or directors, any members of RFAC’s initial shareholders, or any affiliate of RFAC’s initial shareholders; (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the Cayman Islands or the memorandum and articles of association of the Sponsor upon dissolution of the Sponsor; (g) in the event of RFAC’s liquidation prior to the completion of a Business Combination; (h) to RFAC for no value for cancellation in connection with the consummation of a Business Combination; or (i) in the event of the completion of a liquidation, merger, share exchange or other similar transaction which results in all of RFAC’s shareholders having the right to exchange their shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in each case (except for clauses (g), (h) or (i) or with RFAC’s consent) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Letter Agreement.

Subject Securities	Agreement	Expiration Date	Natural Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Private Placement Units	Letter Agreement, dated May 16, 2024, by and among RFAC, its executive officers and directors, and Alfa 24 Limited.	Completion of a Business Combination	● Alfa 24 Limited	Transfers permitted (a) to RFAC’s officers or directors, any affiliates or family members of any of RFAC’s officers or directors, any members of RFAC’s initial shareholders, or any affiliate of RFAC’s initial shareholders; (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the Cayman Islands or the memorandum and articles of association of the Sponsor upon dissolution of the Sponsor; (g) in the event of RFAC’s liquidation prior to the completion of a Business Combination; (h) to RFAC for no value for cancellation in connection with the consummation of a Business Combination; or (i) in the event of the completion of a liquidation, merger, share exchange or other similar transaction which results in all of RFAC’s shareholders having the right to exchange their shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in each case (except for clauses (g), (h) or (i) or with RFAC’s consent) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Letter Agreement.

Subject Securities	Agreement	Expiration Date	Natural Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Escrow Shares	Securities Escrow Agreement, dated as of May 16, 2024, by and among RFAC, Alfa 24 Limited, and Continental Stock Transfer & Trust Company.	Earlier of (i) the six-month anniversary of the date of the consummation of RFAC’s initial Business Combination and (ii) the date on which subsequent to the initial Business Combination, RFAC consummates a liquidation, merger, share exchange or other similar transaction which results in all of RFAC’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.	● Alfa 24 Limited	During the Escrow Period (as defined therein), the only permitted transfers of the Escrow Shares will be (i) to RFAC’s officers or directors, any affiliates or family members of any of RFAC’s officers or directors, any members of RFAC’s Initial Shareholders, or any affiliate of RFAC’s Initial Shareholders; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) in the case of an entity, by virtue of the laws of the jurisdiction of incorporation or charter document of any Initial Shareholder upon dissolution of such Initial Shareholder; or (vii) to RFAC for no value for cancellation in connection with the consummation of a Business Combination; provided, however, that in each case (except for clause (vii) or with RFAC’s consent), these permitted transferees must enter into a written agreement agreeing to be bound by the Shares Escrow Agreement and these transfer restrictions and the other restrictions contained in the Letter Agreement.

Subject Securities	Agreement	Expiration Date	Natural Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares	Securities Subscription Agreement, dated February 15, 2024, by and between RFAC and Alfa 24 Limited.	Until (i) six months after the completion of the initial business combination and (ii) the date of completion of a liquidation, merger, capital stock exchange or other similar transaction after the initial business combination that results in all of our stockholders having the right to exchange their ordinary shares for cash, securities or other property.	● Alfa 24 Limited

Shares may be offered, resold, pledged or otherwise transferred only pursuant to: (i) an effective registration statement under the Securities Act or (ii) an exemption from registration available with respect to such sale.

Transfers permitted (a) to RFAC’s officers or directors, any affiliates or family members of any of RFAC’s officers or directors, any members of RFAC’s initial shareholders, or any affiliate of RFAC’s initial shareholders; (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the Cayman Islands or the memorandum and articles of association of the Sponsor upon dissolution of the Sponsor; (g) in the event of RFAC’s liquidation prior to the completion of a Business Combination; (h) to RFAC for no value for cancellation in connection with the consummation of a Business Combination; or (i) in the event of the completion of a liquidation, merger, share exchange or other similar transaction which results in all of RFAC’s shareholders having the right to exchange their shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in each case (except for clauses (g), (h) or (i) or with RFAC’s consent) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Letter Agreement.

Subject Securities	Agreement	Expiration Date	Natural Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Private Placement Units (and underlying securities)	Letter Agreement, dated May 16, 2024, by and among RFAC, its executive officers and directors, and Alfa 24 Limited.	Until completion of the Business Combination.	● Alfa 24 Limited

Securities may not be transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom.

Transfers permitted (a) to RFAC’s officers or directors, any affiliates or family members of any of RFAC’s officers or directors, any members of RFAC’s initial shareholders, or any affiliate of RFAC’s initial shareholders; (b) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the Cayman Islands or the memorandum and articles of association of the Sponsor upon dissolution of the Sponsor; (g) in the event of RFAC’s liquidation prior to the completion of a Business Combination; (h) to RFAC for no value for cancellation in connection with the consummation of a Business Combination; or (i) in the event of the completion of a liquidation, merger, share exchange or other similar transaction which results in all of RFAC’s shareholders having the right to exchange their shares for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in each case (except for clauses (g), (h) or (i) or with RFAC’s consent) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the Letter Agreement.

Subject Securities	Agreement	Expiration Date	Natural Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Founder Shares	Founders’ Support and Lock-Up Agreement and Deed, dated as of October 2, 2025, by and among, RFAC, Nanyang Biologics Pte. Ltd., and Alfa 24 Limited.	24 months after the Business Combination closing or the date on which PubCo completes any amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction.	● Alfa 24 Limited

Transfer prohibited unless (a) shares are registered with the SEC and qualified by state authorities, or (b) an exemption from such registration and qualification requirements is available.

Transfers permitted to: (i) a partnership, limited liability company or other entity of which Sponsor is the legal and beneficial owner of all of the outstanding equity securities or similar interests; (ii) PubCo shares acquired in open market transactions after the Business Combination closing; (iii) the exercise of share options, warrants or other equity securities to purchase PubCo shares and any related transfer of PubCo shares to PubCo (A) deemed to occur upon the “cashless” or “net” exercise of any such options, warrants or equity securities or (B) for the purpose of paying the exercise price of such options, warrants or equity securities or for paying taxes due as a result of the exercise of such options, warrants or equity securities; (iv) the entry, at any time after the Business Combination closing into any trading plan providing for the sale of PubCo shares meeting the requirements of Rule 10b5-1(c) under the Exchange Act; (v) in the event of completion of a bona fide amalgamation, merger, scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up or other similar transaction which results in all of PubCo’s security holders having the right to exchange their PubCo shares for cash, securities or other property; (vi) (i) to another entity that is an affiliate of Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with Sponsor or affiliates of Sponsor or who shares a common investment advisor with the Sponsor or any of the foregoing or (ii) as part of a distribution to members, partners or shareholders of Sponsor; (vii) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (viii) an individual who, as of the date of the Founders’ Support and Lock-Up Agreement and Deed, is a director, officer or advisor of Sponsor or its affiliates as part of such director’s or advisor’s remuneration for services provided to Sponsor; and (ix) transfers made in connection with a forward purchase agreement or similar arrangement in existence prior to the date of the Founders’ Support and Lock-Up Agreement and Deed and the material terms of which have been disclosed to Nanyang Biologics Pte. Ltd or its counsel.

Compensation Received by the Sponsor

The following table sets forth any payments received or to be received by our Sponsor and its Affiliates from us and the securities issued and to be issued by us to our Sponsor or its Affiliates:

Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
2,875,000 RFAC Ordinary Shares	$25,000
388,281 private units	$3,882,810
$140,480(1)	Up to $200,000 loans to pay for expenses of the initial public offering
$250,725(2)	$10,000 per month for office space and administrative services
None	Up to $1,500,000 additional loans to be made by the Sponsor, officers, directors or their affiliates, which amount may be converted, at the discretion of the holder, into working capital units at a price of $10.00 per unit.
None	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination

(1)	As of the date of this proxy statement/prospectus, the total amount of compensation owed to the Sponsor for expenses related to the initial public offering is comprised of: (i) $139,515 of pre-IPO fees, and (ii) $965 for DTCC fees related to the extension meeting.
(2)	As of the date of this proxy statement/prospectus, the total amount of compensation owed to the Sponsor for office space and administrative services is $225,000 and $25,725 in advances made by Sponsor for working capital purposes.

Prior SPAC Experience

Below are the SPAC initial public offerings or business combinations in which members of our management and board of directors have participated, along with certain other information:

RF Acquisition Corp

RF Acquisition Corp is a special purpose acquisition company that completed its business combination with GCL Global Holdings Ltd in February 2025. Tse Meng Ng served as chairman and chief executive officer of RF Acquisition Corp from the time of its initial public offering until its business combination with GCL Global Holdings and has served as a director of GCL Global Holdings since the time of the business combination.

RF Acquisition Corp III

RF Acquisition Corp III is a special purpose acquisition company that in October 2025 filed its registration statement on Form S-1 for an initial public offering. Tse Meng Ng currently serves as chairman and chief executive officer of RF Acquisition Corp III, Chee Soon Tham currently serves as chief financial officer and a director of RF Acquisition Corp III, Ryan Lee Wen currently serves as a director of RF Acquisition Corp III, and Tuan Lee Low currently serves as a director of RF Acquisition Corp III.

In recent years, stock prices of a number of target businesses have underperformed post-business combination with a SPAC. As a result, we cannot assure you that we will properly ascertain or assess all of the significant risk factors associated with a target business or that the price of the shares of the combined entity post-business combination will increase.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, our initial Business Combination must be with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The RFAC Board will make the determination as to the fair market value of our initial Business Combination.

Shareholder Approval of Business Combination

Pursuant to the RFAC Charter, our RFAC Public Shareholders may request that we redeem all or a portion of such shareholder’s Public Shares for cash at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares. Notwithstanding the foregoing, a RFAC Public Shareholder, together with any affiliate of such RFAC Public Shareholder or any other person with whom such RFAC Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

In connection with the IPO, EBC, the Sponsor and each of our officers and directors agreed to waive their redemption rights with respect to any shares held by them in connection with the completion of a Business Combination. Such waivers are standard in transactions of this type and the Sponsor, EBC, and RFAC’s officers and directors did not receive separate consideration for the waiver. Private Shares underlying the 437,500 Private Placement Units held by the Sponsor and our independent directors will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and RFAC’s directors and officers own an aggregate of 39.3% of our outstanding Ordinary Shares.

Redemption of RFAC Public Shares and Liquidation if no Initial Business Combination

If RFAC is unable to complete a Business Combination within the extended deadline of August 15, 2026 (the “Combination Period”), RFAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay liquidation and dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Our initial shareholders have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares and private shares held by them if we fail to complete our initial business combination within the Combination Period. However, if our initial shareholders acquire public shares in or after this offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the Combination Period.

Our initial shareholders have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our RFAC Charter (i) that would modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within the Combination Period, or (ii) with respect to any other material provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide our public shareholders with the opportunity to redeem their ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes divided by the number of then outstanding public shares.

We expect that all costs and expenses associated with implementing our plan of liquidation and dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $750,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of liquidation and dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the private placements, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon our dissolution would be approximately $11.23. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.05.

Although we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.05 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then our sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company. We have not asked our sponsor to reserve for such indemnification obligations. Therefore, we believe it is unlikely that our sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.05 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors are required to indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.05 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy their indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce such indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce their indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our sponsor to reserve for such indemnification obligations and we cannot assure you that our sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.05 per public share.

We will seek to reduce the possibility that our sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $750,000 from the proceeds of this offering with which to pay any such potential claims. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $750,000, we may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $750,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.05 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination within the Combination Period.

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination within the Combination Period, (ii) in connection with a shareholder vote to amend our RFAC Charter that would affect the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within the Combination Period or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our RFAC Charter, like all provisions of our RFAC Charter, may be amended with a shareholder vote.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 111 Somerset, #05-07, Singapore 238164. The cost for our use of this space is included in the $10,000 per month fee we pay to the Sponsor for office space, administrative and shared personnel support services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, PubCo will face significant competition from the Company’s competitors. We cannot assure you that, subsequent to the Business Combination, PubCo will have the resources or ability to compete effectively. Information regarding the competition the Company is facing is set forth in the sections titled “Information Related to the Company.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

RFAC’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to RFAC.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Tse Meng Ng	51	Chairman and Chief Executive Officer
Chee Soon Tham	61	Chief Financial Officer and Director
Vincent Yang Hui	38	Independent Director
Ryan Lee Wen	31	Independent Director
Tuan Lee Low	46	Independent Director

Tse Meng Ng, our chairman, director, and Chief Executive Officer since February 2024, is a highly regarded and successful financier and businessman. Mr. Ng previously served as Chief Executive Officer and Chairman of RF Acquisition Corp., a special purpose acquisition company that consummated a $115 million initial public offering in March 2022 and consummated its initial business combination with GCL Global Holdings Ltd. in February 2025. In February 2019, Mr. Ng co-founded Ruifeng Wealth Management Pte Ltd, a Singapore Capital Markets Services licensed financial institution regulated by the Monetary Authority of Singapore for which he serves as the chairman. Mr. Ng and his team provide fund management services to ultra-high net worth individuals. From May 2014 to January 2019, Mr. Ng served as the Managing Director of Credit Agricole, an international full-service banking group. He was voted ‘Outstanding Young Private Banker’ in 2011 by Private Banker International, the leading journal for the global wealth management industry. Prior to that, Mr. Ng was a Director at Credit Suisse where he helped form the team that covered the North Asia markets. He started his career in 1998 at Citibank N.A where he managed a team of banking staff. Mr. Ng earned a B.S. in Business from Nanyang Technological University. Mr. Ng’s qualifications to serve as an officer and on the board of directors includes his managerial experience and educational background.

Chee Soon Tham, our Chief Financial Officer and director since March 2024, was an audit partner at Ernst & Young, in Singapore, from 2004 until 2018. While at Ernst & Young, Mr. Tham worked in a number of overseas offices, including New Orleans and Boston, in the USA. In 2018, he founded iCFO Advisors Pte Ltd, where together with a small team of senior executives, he provides outsourced finance support, financial due diligence, liquidation and other related services to SME and listed clients. He has led various audit assignments including that for an Asia-based group listed in the US as a foreign private issuer that reported in US GAAP. Mr. Tham is an independent director for an electric vehicle manufacturer listed on Nasdaq, for an owner-operator and ship manager of offshore support vessels listed on the Singapore Exchange, and for a general insurance company based in Singapore. Mr. Tham qualified as a CPA in the State of Oregon and is a Chartered Accountant in Singapore and a CFA charter-holder. Mr. Tham graduated from the National University of Singapore with a Bachelor’s in Accountancy in 1987. Mr. Tham’s qualifications to serve as an officer and on the board of directors include his financial services experiences and educational background.

Vincent Yang Hui, one of our independent directors since February 2024, has served on our board of directors since February 2024. Mr. Hui previously also served as a director of RF Acquisition Corp. Mr. Hui currently serves as the Chief Executive Officer of abComo eCommerce Pte Ltd, a multinational influencer platform that he founded in 2020. He also co-founded Long-bridge, an overseas asset investment company, in 2019, and Alphabit Consulting Pte Ltd, a Singapore based technology consulting company, in 2018. From 2014 to 2018, Mr. Hui served as a Business Development Director for the Alibaba Group and Ant Financial. Mr. Hui has a BSc in Information Management and Information Systems from the University of Electronic Science and Technology of China and a graduate diploma in systems analysis from the National University of Singapore. Mr. Hui’s qualifications to serve on our board of directors includes his entrepreneurial experiences and educational background.

Ryan Lee Wen, one of our independent directors since February 2024, is an operator and investor with experience across the medical, finance, consumer and blockchain industries. Mr. Wen has served as a Director at Avatar Capital, a Singapore Capital Markets Services licensed financial institution regulated by the Monetary Authority of Singapore, since February 2024. Since January 2022, Mr. Wen has also served as a Venture Partner at Artichoke Capital, a web3 venture capital firm which invests in companies utilizing blockchain technology. Previously, from April 2019 to January 2022, Mr. Wen was responsible for corporate and business development at Transmedic, the largest medical device distributor across the ASEAN region. He started his career as an investment banker at Deutsche Bank as an analyst from July 2018 to April 2019. Mr. Wen graduated from the University of Cambridge with a Bachelor of Arts (Hons) in Economics. Mr. Wen brings to the board of directors his background in operating companies across different industries, as well as deal-sourcing capabilities.

Tuan Lee Low, one of our independent directors, has served on our board of directors since May 2025. Mr. Low is a member of the audit committee, compensation committee, and chairman of the nominations committee for Binastra Corporation Berhad, a Malaysian publicly listed construction company since November 2021. Mr. Low has also been a managing partner and corporate consultant of Treo Capital Sdn Bhd, a strategic, financial, management advisory and investment holding firm since June 2023. Mr. Low previously served as a strategy and operation officer of Blissworld Industries Sdn Bhd, a real estate company, from January 2017 to October 2019. Tuan Lee Low also served as a director of commercial clients of Standard Chartered Bank (China) Co Ltd. since January 2008. Mr. Low is a distinguished professional with an over 20-year cross-border multifaceted career spanning mergers and acquisitions, business consultancy, business strategic planning, banking finance and treasury. Mr. Low received his Bachelor of Commerce from the University of Melbourne, and a diploma of business studies from the HELP Institute Malaysia.

Number and Terms of Office of Officers and Directors

We have five directors as of the date of this Registration Statement. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. The term of office of the first class of directors, consisting of Vincent Yang Hui and Tuan Lee Low, will expire at our 2028 annual meeting. The term of office of the second class of directors, consisting of Ryan Lee Wen will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Tse Meng Ng and Chee Soon Tham, will expire at the third annual meeting of shareholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our RFAC Charter as it deems appropriate. Our RFAC Charter provide that our officers may consist of one or more Chairmen of the Board, one or more Chief Executive Officers, a President, a Chief Financial Officer, Vice Presidents, Secretary, Treasurer, Assistant Secretary, and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent, subject to certain phase-in provisions. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ryan Lee Wen, Tuan Lee Low and Vincent Yang Hui are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present. As permitted by Nasdaq, we intend to phase in compliance with the Nasdaq director independence requirements within the schedule outlined in the Nasdaq rules, which require that a majority of the members of our board of directors be independent within one year of listing. The Nasdaq rules also require at least one member of each board committee to be independent at the time of listing, a majority of board committee members to be independent within 90 days of listing, and all board committee members to be independent within one year of listing.

Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our Business Combination and our liquidation, we have paid and will continue pay our Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, we may elect to pay customary fees to our directors for director service. Our Sponsor, executive officers, and directors, or any of their respective Affiliates will continue to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their Affiliates. Any such payments prior to a Business Combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating a Business Combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has been paid or will be paid by RFAC to our Sponsor, executive officers and directors, or any of their respective Affiliates, prior to completion of our Business Combination.

After the completion of our Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the RFAC Board

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We established an audit committee of the board of directors. Vincent Yang Hui, Tuan Lee Low and Ryan Lee Wen serve as members of our audit committee, with Tuan Lee Low serving as the Chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Mr. Wen, Mr. Low and Mr. Hui meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. As allowed under the applicable rules and regulations of the SEC and Nasdaq, we intend to phase in compliance with the audit committee composition requirements prior to the end of the one-year transition period.

Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Hui qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent auditors;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We established a compensation committee of the board of directors. Ryan Lee Wen and Vincent Yang Hui serve as members of our compensation committee, with Vincent Yang Hui serving as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each such person meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective Affiliates, prior to, or for any services they render in order to complete the consummation of the Business Combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to the IPO to be paid either prior to or in connection with our Business Combination. Accordingly, it is likely that prior to the consummation of the Business Combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with the Business Combination.

The RFAC Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our Amended and Restated Memorandum and Articles of Association.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We adopted a code of ethics applicable to our directors, officers, and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

INFORMATION RELATED TO PUBCO

PubCo is an exempted company with limited liability incorporated under the laws of Cayman Islands on August 18, 2025, solely for the purpose of effectuating the Business Combination described herein. PubCo is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act.

PubCo has an authorized share capital of US$50,000 divided into 50,000 shares of US$1.00 each. Upon the closing of the Business Combination, PubCo will amend and restate its memorandum and articles of association which will constitute the PubCo Charter and PubCo will change its authorized share capital to US$60,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 per share and 100,000,000 preference shares with a par value of US$0.0001 per share. PubCo has one share of par value of US$1.00 in issue, which currently represents the issued and outstanding share of PubCo. For descriptions of PubCo securities, please see the section titled “Description of PubCo Securities.” The objects for which PubCo is established are unrestricted and PubCo has full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Prior to the consummation of the Business Combination, the sole shareholder of PubCo is Tong, Chi Ho. Prior to the consummation of the Business Combination, the sole director of PubCo is Mr. Toon Wah, Ong. Upon the Closing, the PubCo Board will consist of seven directors, which will include Mr. Toon Wah, Ong, Mr. Tse Meng, Ng, Mr. Kai-Yiu, Yuen, Ms. Hau Yan, Lee, Prof. Sai Ming Ngai, Mr. David Kopp, and Mr. Richard J.L. Lomuscio. PubCo expects to appoint the remaining Board members prior to the Closing.

The mailing address of PubCo’s registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its registration number is 424841. After the consummation of the Business Combination, its principal executive office and mailing address shall be that of the Company located at 456 Alexandra Road, Fragrance Empire Building, #04-07, Singapore 119962 and its telephone number is +65 8967 8690.

PubCo’s auditor is Marcum Asia CPAs LLP.

INFORMATION RELATED TO THE COMPANY

Overview

The Company, together with its subsidiaries (the “NYB Group”), is a pre-clinical biopharmaceutical company dedicated to translating the underexplored biodiversity of the earth, including tropical medicinal plants with long-standing traditional use, into rigorously validated therapeutics and nutraceuticals. We focus on discovering and developing natural compounds from mostly untapped and unique biodiversity for oncology and other chronic diseases, complemented by a consumer nutraceuticals line for longevity. The NYB Group’s integrated approach combines an ethnopharmacological selection of plant species; the extraction, purification, and analytical characterization of the selected plant species; biological triage and mechanism-of-action studies; and AI-enabled prioritization and optimization through our proprietary Vecura AI platform to identify and advance bioactive natural compounds that have therapeutic activity. The NYB Group intends to develop these natural compounds to clinical readiness. The business model is to license out or co-develop such compounds with partners. For AI, Vecura AI serves as the engine for the NYB Group to identify such compounds, and it is also the engine by which the NYB Group provides services to identify compounds for other companies. The Company develops and produces nutraceutical products derived from botanical ingredients, targeting consumer markets through licensing or OEM arrangements. The Company’s nutraceutical products are subject to regulatory regimes in Singapore, Malaysia and India, and are registered in compliance with the regulations in each jurisdiction but have not been evaluated or approved for safety or efficacy by the U.S. Food and Drug Administration or other regulatory authorities.

The NYB Group’s operations currently comprise three pillars:

(i)	Therapeutics for chronic diseases with an oncology focus. In collaboration with Nanyang Technological University (“NTU”), we have discovered, extracted, and developed plant-derived small molecules targeting DNA damage response (“DDR”) deficient cancers. Our patented lead candidate, NB-A002, has shown promising pre-clinical results as an ILF2 inhibitor, an RNA-binding co-factor previously considered undruggable. The NB-A002 intellectual property was developed by NTU and the Company and is owned by the Company, pursuant to the Intellectual Property Assignment Agreement, by and among NTU and Nanyang Biologics Pte. Ltd. as of November 27, 2025.

(ii)	Proprietary AI drug-discovery platform. We operate an award-winning Drug-Target Interaction Graph Neural Network (“DTIGN”) that leverages our nature-to-molecule library to simulate molecular interactions and predict bioactivity against disease targets, supporting discovery across oncology, metabolic disorders, and neuroscience.

(iii)	Nutraceuticals. Applying our expertise in nature-sourced bioactive, we develop, produce, and sell nutraceutical products for longevity/healthy aging, cancer-care support, and metabolic health, with offerings in Singapore, India, Hong Kong, and Malaysia. The Company presently sells its nutraceutical products via wholesalers and mass market discount retailers, as well as direct sales channels such as network marketing and internet sales, however, as of the date of this prospectus, we have derived limited revenues from such sales.

On June 1, 2021, the Company entered into a Master Research Collaboration Agreement with NTU, under which the parties collaborated on research and development and the use of tropical herbs as preventive, adjuvant and therapeutic options for cancers, metabolic and neurodegenerative diseases. Under this agreement, both parties established a joint laboratory focused on research and development in artificial intelligence, machine learning, biomedical sciences, and medicinal chemistry, with the laboratory intended to drive advanced research and development. Intellectual property generated through the collaboration, while owned by NTU, was to be commercialized by the Company and its partners in global markets. This Agreement was subsequently terminated by the parties on December 10, 2024, fully releasing the parties from all further observance and performance under the contract, to include material duties, obligations, and liabilities arising thereunder. Any intellectual property generated through this collaboration was assigned to the Company under a subsequent intellectual property assignment agreement.

On November 27, 2025, the Company entered into an Intellectual Property Assignment Agreement with NTU whereby NTU agreed to assign all its rights, titles, and interests in and to certain inventions and patents, previously held either wholly by NTU or jointly by the parties. In consideration of the assignment, the Company agreed to pay to NTU approximately $774,413 (S$1,000,000) (excluding prevailing Singapore Goods and Services Tax (GST)) over three (3) installments and issue to NTUitive 95,653 Company Ordinary Shares. An initial installment of approximately $154,883 (S$200,000) to be paid to NTU within 30 days of the signing of the agreement and the remaining two installments will be paid on the first and second anniversaries of the agreement, respectively. Pursuant to the agreement, as of November 27, 2025, the Company has possessed all the rights and powers arising or accrued from the assigned IP rights. However, the legal title transferring process of IP rights has not been completed and is still under the approval procedures of Intellectual Property Office of Singapore (“IPOS”). On November 28, 2025, Nanyang Biologics Pte. Ltd. issued 95,653 shares to NTUitive.

On November 27, 2025, the Company also entered into an Industry Research Collaboration Agreement with NTU. Under this new Collaboration Agreement, the parties have agreed to engage in a research project to attempt to (i) advance AI drug discovery models, (ii) identify novel molecules and conduct preclinical studies, (iii) discover novel small molecules from tropical medicinal plants, and (iv) develop herbal formulations for chronic disease. Under the agreement, in exchange for the Company funding the research project, NTU will conduct the project, while providing research personnel and facilities. The term of the agreement is two (2) years but may be extended by mutual written agreement of the parties. As part of the agreement, all intellectual property jointly developed by the Company and NTU will be jointly held in equal undivided shares, while any IP solely developed by either party will be solely owned by the party who developed the IP. Under the Collaboration Agreement, the Company is obligated to pay a total of approximately $1,006,737 (S$1,300,000) in three (3) scheduled payments. The first payment was due at the signing of the agreement and the remaining two (2) payments are due in April and October of 2026, respectively.

Mr. Toon Wah, Ong, our Executive Chairman and Co-Founder, has over 30 years of experience across the high-tech, healthcare, and online gaming industries. A serial entrepreneur, he founded and funded the Company in 2019 to explore traditional herbs from Nanyang Technological University’s (“NTU”) herb garden for chronic disease treatment. He later led the Company’s transformation into a biotechnology firm integrating artificial intelligence (AI) with drug discovery, establishing a joint laboratory with NTU in 2021 under Professor Li Hoi Yeung, which led to the discovery and patenting of NB-A002 and the development of the NYB.AI platform led by Professor Adam Kong. Giang Nguyen, tech entrepreneur Giang Nguyen subsequently joined the NYB Group as Co-Founder of NYB.AI and Group Chief Technology Officer (CTO), leading the productization and commercialization of the NYB Group’s AI technologies and overseeing product development, strategic partnerships, and market deployment across biopharmaceutical and nutraceutical sectors.

Nanyang Biologics Pte. Ltd. is a Group Subsidiary which serves as the operating holding company at the Singapore to support our three operation pillars as follows:

NYB.Therapeutic Pte Ltd, a Group Subsidiary that serves as the research and development entity for pre-clinical trial and clinical trial for existing drug candidates going forward while also developing plant-derived small molecules targeting DDR-deficient cancers and metabolic and neurological diseases.

NYB.AI Pte Ltd, a Group Subsidiary, develops the Group’s proprietary artificial intelligence (AI) models and supporting infrastructure to accelerate innovation in the life sciences, with the objective of becoming the operating system for AI-driven drug discovery. We have a 75% ownership interest in this subsidiary.

NYB Nutraceuticals Pte Ltd is a Group Subsidiary that serves as the revenue entity for the Group’s nutraceutical business, leveraging the NYB.AI platform to accelerate the discovery of bioactive compounds for health and wellness applications.

Industry Background and Market Opportunities

Drug Development

One of the NYB Group’s aims is to develop drugs for the treatment of cancers with compromised DNA damage response pathways, such as Homologous Recombination Deficiency (HRD). The Company is developing targeted therapy to address the unmet clinical demand in oncology from natural sources, i.e. cancers with compromised DNA damage response pathways (DDR). DDR is the processes by which a cell identifies and corrects damage to the DNA in human cells. A weakened capacity for DDR is a risk factor for the development of cancer. Targeted therapy aiming to treat cancers with compromised DDR generally refers to the “DDR therapy”. Currently, PARP inhibitors are the only approved HRD-targeted agents in ovarian, breast, pancreatic, and prostate cancers. Key drivers of growth include rising incidences of ovarian, breast, prostate, and pancreatic cancers. The increasing prevalence of cancer is contributing to a sustained demand for advanced and targeted treatment options.

Additionally, the ongoing shift toward targeted and personalized treatment approaches has led to significant investment in precision oncology research. Biopharmaceutical companies, government agencies, and private foundations continue to allocate substantial resources toward the development of therapies that are tailored to specific molecular or genetic tumor profiles. Investment has also expanded into the development of tumor-agnostic therapies that target genetic abnormalities common across multiple cancer types.

We believe that there is growing interest within the oncology field in synthetic lethality, a biological concept that enables the selective targeting of cancer cells through DDR. This area of research is generating new market opportunities, as novel synthetic lethal interactions are being identified that may expand the clinical utility of PARP inhibitors and support the development of next-generation combination therapies.

AI Drug Discovery

The traditional drug discovery market in which new medicines are discovered and developed is being altered by the use of AI. Companies that use AI may be able to replace labor-intensive techniques, such as trial-and-error experimentation and high-throughput screening, with machine learning results to accelerate target identification and lead optimization and streamline clinical trials.

The pharmaceutical and healthcare sectors are increasingly adopting artificial intelligence to address the high costs, long timelines, and low success rates historically associated with traditional virtual screening and discovery methodologies. AI-based approaches offer a scalable alternative for early-stage candidate identification and target validation, which may be able to compress discovery cycles and reduce the volume of resource-intensive laboratory testing. Many legacy pharmaceutical firms have pursued a more incremental adoption of AI while AI-first biotechnology companies embed computational platforms at the core of their discovery workflows.

AI is reshaping drug discovery by improving how molecules are designed, evaluated, and prioritized for development. Generative AI can propose novel chemical structures optimized for specific biological targets and therapeutic profiles, enabling exploration of chemical space that is not represented in current screening libraries. Machine learning models can forecast key properties such as potency, pharmacokinetics, and safety liabilities early in the workflow, reducing time and resources spent on weak candidates. AI integrated structure based modeling further refines predictions of target binding and conformational fit, improving selection of compounds for experimental validation.

Modern AI architectures including graph neural networks, transformer based models, and reinforcement learning algorithms support more accurate molecular representation and multi objective optimization across parameters such as selectivity, solubility, and metabolic stability. Increasing availability of high quality datasets, scalable cloud compute, and modular model development frameworks has lowered barriers to deployment and accelerated the feedback loop between in silico prediction and wet lab testing.

Commercial strategies vary across the sector. Some companies focus on platform enablement, offering software solutions, data analytics, and model development services to external partners. Others integrate AI into proprietary pipelines to retain downstream intellectual property and advance internal assets toward clinical development. Hybrid arrangements combine platform licensing with co discovery programs and milestone based deal structures to diversify revenue.

Investment has grown rapidly but is concentrated among a small number of leaders with strong datasets and validated technologies. Pharmaceutical companies increasingly rely on strategic partnerships to access differentiated computational capabilities and expand discovery bandwidth. These collaborations help advance internal programs and provide external routes to market for AI originated candidates.

Despite this progress, regulatory and operational acceptance depends on rigorous validation and governance. Models must demonstrate reproducibility, clear provenance of training data, and well understood performance characteristics. Effective adoption requires integration of computational outputs with medicinal chemistry, ADME and safety expertise, as well as scalable data infrastructure that supports traceability and intellectual property protection. Ongoing risks include biased or incomplete datasets, model generalization limits, and challenges adapting legacy processes to AI driven workflows.

Organizations that combine robust AI models with disciplined experimental programs, proprietary data assets, and strong regulatory strategy are well positioned to capture long term value. By improving prediction accuracy and reducing reliance on iterative physical screening, AI has the potential to materially shorten discovery timelines, reduce cost, and accelerate delivery of new therapies to patients.

Nutraceuticals

Nutraceuticals are products derived from food sources believed to have additional health benefits beyond their basic nutritional value. This category encompasses vitamins, minerals, herbal supplements, and certain animal products. The nutraceuticals industry has grown into a mainstream segment of the broader food, supplement, and wellness markets as consumers increasingly seek products that support preventive health, performance, and healthy aging. Market expansion is driven by heightened consumer health awareness, greater access to information about ingredients and clinical evidence, and evolving retail channels that facilitate direct engagement between brands and end users. The sector encompasses a wide range of products, including vitamins, minerals, botanical extracts, functional foods, and specialized formulations targeting specific health concerns.

Major Trends

Consumers are now more careful about what goes into their supplements. They want products with clear labels, proven benefits, and transparent ingredient sourcing. Online shopping and social media have made it easier for people to discover new brands. New product formats like gummies, liquids, and powders are becoming popular because they are easier to take than pills. There is also growing demand for supplements tailored to specific needs such as sleep, mood, stress, and brain health. Many shoppers are willing to pay more for clean, natural-seeming products without unwanted additives.

Key Growth Drivers

More people are taking supplements to support overall wellness and prevent disease, especially as chronic health issues become more common. Concerns about nutrient gaps in everyday diets are also increasing interest in supplementation. An aging global population is boosting demand for products that support long-term health and help manage age-related concerns. Younger generations, such as millennials and Gen Z, are shaping the market through digital engagement and strong interest in convenient products that fit their lifestyle.

Market Structure and Commercial Implications

The industry includes large consumer brands, specialized supplement companies, and fast-moving digital start-ups. To succeed, companies must show their products are safe and effective, maintain high-quality supply chains, and comply with labeling rules in each market. Brands often differentiate through science-based formulations, trusted ingredients, clinical proof, and strong multichannel distribution that covers both online and retail stores.

Regulatory, Quality, and Reputational Considerations

Rules differ by country but generally require safe ingredients, accurate labels, and controlled manufacturing. Companies need strong quality systems and testing to avoid recalls or legal issues. Claims about health benefits must be supported by evidence to protect both consumers and brand reputation.

Strategic Implications

Companies that focus on scientific validation, transparent sourcing, innovative product formats, and digital marketing will be best positioned for growth. Scalable manufacturing, strong quality control, and smart targeting of key consumer groups will help brands stand out as competition grows.

NYB Group

NYB Holdings Limited holds the following operating subsidiaries:

●	Nanyang Biologics Pte. Ltd. (UEN: 202116184H) was incorporated in Singapore on May 6, 2021. Its purpose is to serve as an operating holding company for the other subsidiaries of the NYB Group.

●	NYB Therapeutic Pte. Ltd. (UEN: 202543607M) was incorporated in Singapore on September 30, 2025. Its purpose is to serve as an operating subsidiary for the NYB Group’s therapeutic drug development business. The NYB Group intends to conduct all clinic trials and testing for all drug candidates through this entity.

●

NYB.AI Pte. Ltd. (UEN: 202502567E): was incorporated in Singapore on January 16, 2025. Its purpose is to serve as an operating subsidiary for the NYB Group’s AI drug discovery business. NYB Holdings Limited beneficially owns 75% of the equity of this entity. The remaining 25% equity is owned by Professor Li Hoi Yeung, co-founder of Nanyang Biologics Pte. Ltd., Mr. Wai-Kin Adams Kong, co-founder and part-owner of certain NYB intellectual property, and a Singaporean limited liability company, beneficially owned by Mr. Nguyen Hoang Truong Giang, Chief Technology Officer of the Company.

The governance and operations of NYB.AI are governed by its constitution and any applicable shareholder arrangements, with ultimate decision-making authority residing in the management team of Nanyang Biologics Pte Ltd. Day-to-day operations are managed by Mr. Nguyen Hoang Truong Giang, who oversees business activities, strategy implementation and operational execution. The economic rights of shareholders are based on their respective ownership percentages, with profits, losses and dividends allocated pro rata, and operating expenses and funding requirements borne or addressed by NYB.AI in accordance with applicable arrangements.

●	NYB Nutraceuticals Pte. Ltd. (UEN: 202544210G) was incorporated in Singapore on October 3, 2025. Its purpose is to serve as the operating subsidiary for the NYB Group’s nutraceuticals business.

●

Nanyang Biologics (Hong Kong) Limited was incorporated in Hong Kong on April 25, 2025. Its purpose is established as the Group’s pivotal center for clinical advancement and commercial growth in North Asia. Its primary function is to accelerate the transition of our lead therapeutic asset, NB-A002, from preclinical research to clinical validation. This involves strategically managing collaborations with local academic institutions such as the University of Hong Kong, Contract Research Organizations (CROs), and Contract Development and Manufacturing Organizations (CDMOs) within the Greater Bay Area to ensure efficient, high-quality IND-enabling studies and manufacturing. NYB Holdings Limited beneficially owns 62% of the equity of this entity. The remaining 38% equity is owned by Dr. Wing Yiu “Winifred” Yau, Chief Scientific Officer of the Company and Mr. Leung Wing Lung Alan, a Singaporean individual and co-founder.

The governance and operations of Nanyang Biologics (Hong Kong) Limited are governed by its constitution and any applicable shareholder arrangements, with ultimate decision-making authority residing in the management team of Nanyang Biologics Pte Ltd. Day-to-day operations are managed by Mr. Leung Wing Lung Alan, who oversees business activities, strategy implementation and operational execution. The economic rights of shareholders are based on their respective ownership percentages, with profits, losses and dividends allocated pro rata, and operating expenses and funding requirements borne or addressed by Nanyang Biologics (Hong Kong) Limited in accordance with applicable arrangements.

●	Beyond our drug pipeline, the subsidiary is tasked with establishing and managing the distribution network for the Group’s nutraceutical products across North Asia. This role capitalizes on Hong Kong’s robust logistics and market access to drive commercial penetration in the region’s expanding preventive health sector. Furthermore, the office serves as a commercial base for the enterprise deployment of our proprietary AI drug discovery platform, DTIGN, fostering partnerships with regional biopharmaceutical companies.

●	NYB IP.THERAPEUTIC Pte. Ltd. (UEN: 202543615D) was incorporated in Singapore on October 2, 2025. Its purpose is a holding company for intellectual property of the NYB Group for all IPs related to the therapeutic business.

●	NYB IP.AIDD Pte. Ltd. (UEN: 202543621M) was incorporated in Singapore on September 30, 2025. Its purpose is to be a holding company for intellectual property of the NYB Group for all IPs related to AI drug discovery business.

Restructuring

On October 25, 2025, as part of a restructuring exercise, AID Genomics Pte. Ltd. transferred 59,211 ordinary shares in Nanyang Biologics Pte. Ltd. to Mercatus Capital Pte Ltd

On October 25, 2025, as part of a restructuring exercise, AID Genomics Pte. Ltd. transferred 59,211 ordinary shares in Nanyang Biologics Pte. Ltd. to Rigel Technology (S) Pte Ltd

On October 25, 2025, as part of a restructuring exercise, AID Genomics Pte. Ltd. transferred 31,578 ordinary shares in Nanyang Biologics Pte. Ltd. to Ong Toon Wah

On November 28, 2025, Nanyang Biologics Pte. Ltd. issued 95,653 ordinary shares to NANYANG TECHNOLOGICAL UNIVERSITY-NTUITIVE PTE. LTD as consideration under an Intellectual Property Assignment Agreement with Nanyang Biologics Pte. Ltd.

On November 28, 2025, Nanyang Biologics Pte. Ltd. issued 80,228 ordinary shares to Chen Ted Kwan in consideration for services provided to the company.

On November 28, 2025, Nanyang Biologics Pte. Ltd. issued 240,685 ordinary shares to AIZ Information Technology Limited in consideration for services provided to the company.

Current Post-Restructuring NYB Group Structure

SPAC Shareholders
Nanyang Biologics Shareholders
RF Acquisition Corp II
("SPAC")
Cayman Islands
Merger
NYB Holdings Limited
("PubCo")
Cayman Islands
100%
NYB Pte. Ltd.
("Amalgamation Sub")
Singapore
Merger
Nanyang Biologics Pte. Ltd.
("Nanyang Biologics")
Singapore
100%
75%
62%
NYB IP.AIDD Pte. Ltd.
("NYB IP.AIDD")
Singapore
NYB Nutraceuticals Pte. Ltd.
("NYB Nutraceuticals")
Singapore
NYB IP.Therapeutic Pte. Ltd.
("NYB IP.Therapeutic")
Singapore
NYB Therapeutic Pte. Ltd.
("NYB Therapeutics")
Singapore
NYB.AI Pte. Ltd.
("NYB.AI")
Singapore
Nanyang Biologics (Hong Kong) Limited
("Nanyang Biologics (HK)")
Hong Kong

Through its subsidiaries in Singapore and Hong Kong, NYB Group currently operates in the following three key business segments:

●	Drug Development for Treatment of Chronic Diseases;

●	AI Drug Discovery; and

●	Nutraceuticals.

Drug Development for Treatment of Cancers

Overview

We are a preclinical-stage biopharmaceutical company focused on discovering and developing small-molecule therapies for cancers characterized by DNA damage response (DDR) defects and high replication stress, each of which represents an area of significant unmet medical need. Our lead product candidate, NB-A002 (previously NYH002), is an orally available small molecule that we believe represents a ILF2-targeting approach to exploit DDR vulnerabilities across multiple solid tumors, including in patients with cancers that are resistant to PARP inhibitors.

Unmet Need in DDR-Compromised Cancers

DDR defects, including homologous recombination deficiency (HRD), are prevalent across multiple tumor types and are associated with genomic instability and poor outcomes. While PARP inhibitors have improved outcomes for selected patients with HRD-positive ovarian, breast, prostate and pancreatic cancers, many patients do not respond or ultimately progress despite treatment. Further, there are currently no approved therapies specifically indicated for patients with PARP-inhibitor–resistant disease.

We believe there is a significant opportunity for targeted therapies that:

●	exploit DDR and replication-stress vulnerabilities, including synthetic-lethality relationships driven by transcription–replication conflicts and R-loop accumulation;

●	address PARP-inhibitor–resistant disease; and

●	can be deployed in pan-tumor biomarker-enriched settings, rather than being limited to a narrow set of tumor types as is the case for currently approved PARP inhibitors.

While synthetic lethality, transcription–replication conflicts, and R-loop biology have been extensively studied in academic research, they have not yet been widely translated into drugs. NB-A002 is designed to convert these mechanistic insights into an actionable, orally available therapy.

Our Lead Program: NB-A002 (DDR-Targeted Oncology)

The company, in collaboration with Nanyang Technological University (NTU), has discovered and optimized NB-A002, a patented, orally administered small molecule drug candidate that we believe represents a new class of DNA damage response (DDR) therapy designed to address significant unmet medical needs in oncology. In preclinical studies, NB-A002 has demonstrated nanomolar (nM) potency and the killing of cancer cells with defined DDR vulnerabilities, while appearing to spare the normal cells. NB-A002 is designed to exploit tumor dependencies in R-loop homeostasis by selectively engaging ILF2 (Interleukin Enhancer-Binding Factor 2), resulting in observed anti-tumor activity across multiple preclinical models, including settings representative of resistance to PARP inhibitors (PARPi). Based on this data, we believe NB-A002 has the potential to be an orally available DDR-targeted therapy with pan-tumor applicability in biomarker-defined patient subsets characterized by DDR defects.

1.	Yi Chieh Lim, Soak Kuan Lai, Ru Han Yang, Yong Kang Chua, Rémi Patouret, Vaishnervi Manoj, Colin Chun Xuan Soh, Benjamin Lebeau, Ning Cham, Wei Meng, Sze Keong Tey, Szu Ling Yeap, Songjing Zhang, Jessie Yong Xing Woon, Zahin Ali, Marek Mutwil, Pritpal Singh, Melissa Jane Fullwood, Linda LD Zhong, Xue Ming Dong, Chiba Shunsuke, Cheng Gee Koh, Li Hoi Yeung. ILF2 blockade suppresses helicase-mediated R-loop resolution to induce lethality in homologous recombination-deficient cancers. bioRxiv 2025.05.21.655390; doi: https://doi.org/10.1101/2025.05.21.655390

Mechanism of Action of NB-A002

NB-A002 is an orally active, small-molecule drug candidate designed to target a protein called ILF2, which helps cancer cells manage stress on their DNA during growth and division. In preclinical studies, NB-A002 has been shown to bind to ILF2 and disrupt its normal interactions with other proteins that help maintain DNA stability. As a result, NB-A002 may increase the stress on the DNA of rapidly dividing cancer cells and lead to DNA damage.

Cancer cells that already have defects in their DNA repair systems are particularly sensitive to this effect because they are less able to repair the additional damage caused by NB-A002. In preclinical models, this has led to selective killing of tumor cells with DNA damage response (DDR) defects, such as tumors with homologous recombination (HR) deficiency, while normal cells with intact DNA repair mechanisms are largely spared at exposures that are toxic to DDR/HR-deficient tumor cells (Figure 1). This “synthetic lethality” approach is designed to allow NB-A002 to target specific tumor types or patient subgroups defined by such DNA repair defects. Similar mechanisms that exploit DNA damage response vulnerabilities and synthetic lethality are being investigated by multiple biopharmaceutical companies and we believe that it they represent a promising basis for targeted cancer therapies.

The company is currently completing Investigational New Drug (IND)-enabling studies for NB-A002. This phase represents the final technical bridge between laboratory discovery and human clinical trials. While our early preclinical data has demonstrated promising activity in specific oncology models, it is important to note that results observed in preclinical studies may not be replicated in human clinical trials. The successful transition of a candidate from the laboratory to the clinic is subject to significant risks, and there can be no assurance that NB-A002 will demonstrate similar activity or an acceptable safety profile in patients. To support our planned IND submission to the U.S. Food and Drug Administration (FDA), we are conducting a comprehensive suite of studies. This includes Pharmacokinetics and ADME (Absorption, Distribution, Metabolism, and Excretion) studies to characterize how the body processes the drug, and formal GLP-compliant toxicology studies to establish a safe starting dose for humans. These studies are designed to identify the “No Observed Adverse Effect Level” (NOAEL) and evaluate the drug’s impact on vital organ systems. The results of the preclinical studies may not be replicated in clinical trials and any determination regarding the safety and efficacy of NB-A002 is solely within the authority of the FDA and comparable foreign regulatory authorities.

Figure 1. A schematic diagram illustrates the mode of action of NB-A002 as a precision medicine

1.	Lam FC, Kong YW, Yaffe MB. Inducing DNA damage through R-loops to kill cancer cells. Mol Cell Oncol. 2020 Nov 20;8(1):1848233. doi: 10.1080/23723556.2020.1848233. PMID: 33553604; PMCID: PMC7849686.) (Bayona-Feliu A, Aguilera A. Transcription-Replication Conflicts: Unlocking New Frontiers in Cancer. Bioessays. 2025 Aug;47(8):e70025. doi: 10.1002/bies.70025. Epub 2025 Jun 9. PMID: 40491064; PMCID: PMC12278807.

2.	Patel PS, Algouneh A, Krishnan R, Reynolds JJ, Nixon KCJ, Hao J, Lee J, Feng Y, Fozil C, Stanic M, Yerlici T, Su P, Soares F, Liedtke E, Prive G, Baider GD, Pujana MA, Mekhail K, He HH, Hakem A, Stewart GS, Hakem R. Excessive transcription-replication conflicts are a vulnerability of BRCA1-mutant cancers. Nucleic Acids Res. 2023 May 22;51(9):4341-4362. doi: 10.1093/nar/gkad172. PMID: 36928661; PMCID: PMC10201440.

3.	Setton J, Zinda M, Riaz N, Durocher D, Zimmermann M, Koehler M, Reis-Filho JS, Powell SN. Synthetic Lethality in Cancer Therapeutics: The Next Generation. Cancer Discov. 2021 Jul;11(7):1626-1635. doi: 10.1158/2159-8290.CD-20-1503. Epub 2021 Apr 1. PMID: 33795234; PMCID: PMC8295179.

4.	Du Y, Luo L, Xu X, Yang X, Yang X, Xiong S, Yu J, Liang T, Guo L. Unleashing the Power of Synthetic Lethality: Augmenting Treatment Efficacy through Synergistic Integration with Chemotherapy Drugs. Pharmaceutics. 2023 Oct 8;15(10):2433. doi: 10.3390/pharmaceutics15102433. PMID: 37896193; PMCID: PMC10610204.)(Huang A, Garraway LA, Ashworth A, Weber B. Synthetic lethality as an engine for cancer drug target discovery. Nat Rev Drug Discov. 2020 Jan;19(1):23-38. doi: 10.1038/s41573-019-0046-z. Epub 2019 Nov 11. PMID: 31712683.)

Tolerability, PK, and Distribution (Preclinical)

In a preclinical study in mice, NB-A002 was administered at putative clinical dose levels. Two-week repeat dosing at 25 mg/kg was generally well tolerated, with no observable adverse effects or evidence of chronic systemic cytotoxicity based on standard hematology parameters and histologic evaluation of liver and kidney tissue. In these studies, NB-A002 was distributed broadly to major organs and exhibited an estimated elimination half-life of approximately 7.5 hours in mice. This half-life is within the range reported for certain approved anticancer agents used to treat tumors with homologous recombination deficiency (HRD), such as talazoparib, although no head-to-head comparative studies have been conducted. Based on its size (approximately 450 daltons) and our data, NB-A002 may have the potential to cross the blood–brain barrier, which could support future evaluation in brain tumors characterized by defects in DNA damage response (DDR) pathways. (Figure 2) These observations are based solely on preclinical animal studies. Preclinical results may meet the requirements to continue development and conduct clinical trials but there can be no assurance that any clinical trials of NB-A002, if conducted, will demonstrate similar findings. (Figure 2)

Figure 2. Preclinical tolerability, PK, and Distribution. (A & B). Pharmacokinetics and biodistribution was determined by IP administration of 25mg/kg NB-A002 (NYH002) in BALB/cJ mice, followed by a series of control cull at 2,4,8,16 and 24 hours. Plasma and animal organs were processed for detection and quantification by mass spectrometry (C,D) Cytotoxicity of NB-A002 (NYH002) was assessed by administrating either vehicle or 25mg/kg NB-A002 (NYH002) via IP injection in nude mice on alternate days for 2 weeks. The liver and kidney were harvested and processed for H&E staining to assess changes in tissue architecture. Whole blood was collected for hematologic viability analysis.

In our preclinical development program, we conducted a non-GLP exploratory tolerability study in a mouse model to evaluate the tolerability profile of NB-A002 at an intended pharmacological dose of 25 mg/kg. This dosage was selected to align with the dose levels utilized in our other successful preclinical activity experiments, ensuring a consistent assessment of the candidate’s tolerability-to-activity ratio. The study utilized a dosing regimen of 25 mg/kg administered every two days (Q2D) to a treatment cohort, which was evaluated against a vehicle control group.

Throughout the duration of the treatment period, all animals survived to the scheduled study termination, and clinical observations revealed no treatment-related abnormalities in behavior, appearance, or physical condition. The tolerability of the compound was further evidenced by the body weight data collected on a Q2D basis; both the treatment and control groups exhibited consistent and healthy weight gain, with no statistically significant differences in mean body weights or growth rates observed between the two cohorts (p > 0.05).

Upon completion of the dosing period, comprehensive laboratory and pathological assessments were performed to identify any subclinical effects. Hematological analysis and coagulation profiles, including measures of systemic inflammation and blood-clotting efficiency, remained within normal physiological ranges and were comparable to the control group. Similarly, clinical chemistry panels assessing metabolic, hepatic, and renal functions showed no signs of drug-induced toxicity or organ stress.

The results of the terminal necropsy confirmed these findings, as gross examination of the tissues revealed no macroscopic lesions or treatment-related changes. A detailed analysis of absolute and relative organ weights for the liver, and kidneys showed that the 25 mg/kg treatment group remained consistent with the control group. Because all p-values for the parameters evaluated—including hematology, chemistry, and organ weights—were greater than 0.05, we concluded that NB-A002 is well-tolerated with a highly favorable tolerability profile at the target dose tested, reinforcing the observations across our wider preclinical testing framework.

Predictive Biomarkers & Patient Selection

The Company is conducting preclinical research to understand which patients might be more likely to benefit from NB-A002. In laboratory studies on cancer cell lines, NB-A002 showed stronger activity in cancer cells that already have problems controlling their growth and repairing damaged DNA but not normal cells under the conditions tested.

Based on these observations, the Company believes that tumors with defects in DNA repair may be more sensitive to NB-A002. To support future clinical development, the Company is developing an investigational genomic test, called the Genomic Scar Signature (GSS) or NB-HRD Score. This research test is designed to analyze routine tumor tissue samples and look for patterns of DNA damage and related markers that may indicate a tumor has difficulty repairing DNA. The Company currently plans to use this test in research settings to help select patients for possible future clinical trials of NB-A002.

All of these findings come from preclinical laboratory models and early assay development work. The biomarker approach and the GSS/NB-HRD Score have not been clinically validated, have not been approved by any regulatory authority, and may not accurately identify patients who are more likely to benefit from NB-A002, if clinical studies are conducted.

Preclinical Observations

Monotherapy

In four xenograft models of lung and breast cancer spanning HR-proficient and HR-deficient (HRD) settings, mice treated with 25 mg/kg NB-A002 (red line) exhibit tumor growth inhibition when compared to the vehicle-treated controls (blue line). In preclinical mouse models with HRD tumors, NB-A002 treatment showed no measurable tumor growth over the two-week dosing period. Tumor volumes were measured every other day, and statistical analysis indicated significant differences (p < 0.0001) between treated and control groups. Importantly, the treatment was well tolerated, with no observable signs of systemic toxicity, as evidenced by stable hematologic parameters and normal liver and kidney histology from the same cohort (Figure 3).

Figure 3. NB-A002 exhibits anti-tumor activity in preclinical models of HR-Deficient cancers. (A) Preclinical Assessment of NB-A002 anti-tumor activity in xenograft lung cancer models. Nude mice were randomly assigned and implanted with 1 x 106 of HRD (NCI-H1299) cells into the subcutaneous space of the animal’s flank. Treatment was subsequently administered as either vehicle or 25 mg/kg NB-A002 via intertumoral injection. Tumor size was measured alternate days for a period of two weeks. A control cull was performed upon completion of the treatment regimen.). P-values <0.05 are considered significant. (B) Preclinical assessment of NB-A002 in orthotopic breast cancer models. Nude mice were randomly assigned and implanted with 1 x 106 of HRD (MDA-MB436) cells in the mammary fat pad. Treatment was subsequently administered as either vehicle or 25 mg/kg NB-A002 via intraperitoneal injection. Tumor size was measured every alternate day for two weeks. A control cull was performed upon completion of the treatment regimen. (C) Tumor weight at endpoint for H1299 xenograft model. (D)) Tumor weight at endpoint for MDA-MB436 xenograft model.

Combination Therapy

The Company is conducting preclinical research to push replication-stress double-strand breaks (DSBs) past repair thresholds by combining NB-A002-induced R-loops with low-intensity DNA lesions. Dose–response matrices of NB-A002 combined with temozolomide (TMZ), 5-fluorouracil (5-FU), or methyl methanesulfonate (MMS) in DLD1 cells indicate cooperative effects between NB-A002 and each DNA-damaging agent (standard of care chemotherapy). This suggests that the combination enhances cytotoxicity rather than producing merely additive effects. Additionally, combined treatment has increased levels of γH2AX, a marker of DNA DSBs, and cleaved caspase-3, an indicator of apoptosis, compared to either drug alone. This supports the hypothesis that NB-A002 amplifies DNA damage by inducing R-loops and replication stress, which, when paired with low-intensity genotoxic agents, may overwhelm DNA repair pathways. In a mouse xenograft model, combined treatment with NB-A002 (10 mg/kg, intraperitoneal) and TMZ (25 mg/kg, oral) on alternate days resulted in no measurable tumor progression for nine weeks, with no measurable tumors at the study’s conclusion. The accompanying tumor size plots and excised tumor images visually confirm this sustained anti-tumor activity.

Together, these preclinical results indicate that NB-A002 demonstrated single-agent activity in replication-stressed cancer models and increased the observed activity of DNA-damaging therapies by pushing replication-induced DNA damage beyond repair thresholds, which resulted in a reduction in tumor size with no observed adverse effects in the tested animal cohorts (Figure 4).

Figure 4. NB-A002 synergizes with DNA-damaging agents to suppress tumor progression and exhibits monotherapy activity against cancer cells with replication stress. (A) A series of dose–response matrices of NB-A002 in combination with TMZ, 5-FU, or MMS. Synergy map showed the combination effects of DLD1 cell survival as indicated by SynergyFinder 3.0. A score of >10 indicates synergistic, <10 indicates additive, and <-10 indicates antagonistic. (B, C) Synergistic effect of NB-A002 with TMZ, 5-FU, or MMS on the induction of DNA DSBs and apoptosis. DLD1 cells received 0.5 mM NB-A002, 1.5 mM TMZ, 0.1 mM 5-FU, or 0.5 mM MMS as monotherapies or in combination, as indicated, for 24 hours prior to immunostaining for γH2AX. Alternatively, WCL were prepared for immunoblotting to examine cleaved caspase-3. Vinculin was used as a loading control. (D) Synergy of NB-A002 and TMZ in vivo. Flank tumor implantation was performed by injecting 1 x 106 cells into the subcutaneous space of the animals, followed by intraperitoneal dosing of NB-A002 in combination with oral administration of TMZ for nine weeks. Tumor growth was monitored and measured daily. A control cull was performed at day 63.

Suggested therapeutic clinical trial framework

Guided by our preclinical discoveries, NB-A002 is designed to deliver precision-driven cancer therapy based on distinct genomic and stress-response profiles. In tumors marked by replication stress as characterized by elevated CCNE1 or E2F1 expression, NB-A002 is positioned for combination use with alkylating agents or radiotherapy to potentially amplify the effect of DNA damage. Conversely, in tumors exhibiting a high Genomic Scar Signature (GSS/NB-HRD Score), NB-A002 demonstrated single-agent activity. This adaptive treatment framework increases the likelihood that each patient receives a molecularly tailored regimen, maximizing therapeutic impact and supporting tumor-selective cell death across diverse cancer types.

In-vitro response of HRD-positive lung cancer cells to NB-A002 and talazoparib

Although PARP-inhibitors are not currently approved for lung cancer and clinical benefit in HRD-positive lung cancer has not been established, we evaluated talazoparib and NB-A002 in colony-formation assays using lung-cancer cells prospectively selected for a high genomic-scar (HRD) signature. Under matched conditions, talazoparib showed no measurable inhibition of colony outgrowth at concentrations up to 10 μM. In contrast, NB-A002 produced concentration-dependent suppression (~30% reduction at 1 μM; ~100% at 10 μM). PARP inhibitors are not currently approved for lung cancer and these findings are preclinical and are not guaranteed to be replicated in clinical outcomes. (Figure 5)

Figure 5. In-vitro colony-formation in HRD-signature lung cancer cells. Left: representative plates after 7 days’ exposure. Right: quantified colony counts and colony area. Talazoparib (0.1–10µM) showed no reduction in colony number; NB-A002 (0.1–10µM) reduced colonies in a concentration-dependent manner; n= biologic replicates

PARP inhibitor resistance cancer

PARP-inhibitor resistance leaves few effective options after PARP-inhibitor failure, creating a major unmet clinical need across HRD cancers. To model PARP-inhibitor resistance associated with restoration of homologous recombination, we generated an HR-reversion derivative of MDA-MB-436 by overexpressing wild-type BRCA1. In in-vitro MTT assays, talazoparib (1 µM) was associated with ~85% cell viability in the HR-reversion model compared with ~60% in the HR-deficient parent line. Under the same conditions, NB-A002 decreased viability of the HR-reversion model to ~55%, approximating the HR-deficient response. These findings indicate NB-A002 reduced cell survival in the HR-reversion context in vitro. These are preclinical data and are not guaranteed to be replicated in clinical outcomes. (Figure 6)

Figure 6. In-vitro MTT cell-survival in MDA-MB-436 HR-deficient vs HR-reversion (BRCA1-WT) models. Talazoparib (1 µM) yielded ~85% viability in HR-reversion and ~60% in HR-deficient cells. NB-A002 reduced HR-reversion viability to ~55%, similar to HR-deficient levels. Mean ± SEM; n=3.

Preclinical Data Summary of NB-A002

In multiple in-vitro and in-vivo preclinical experiments:

●	Selective cytotoxicity in DDR-defective cells
NB-A002 demonstrated nanomolar potency and preferential killing of cancer cell lines with DDR/HRD defects, while normal cells were not affected under the same conditions tested.

●	Anti-tumor activity in xenograft models
In lung and breast cancer xenografts animal experiments, including HR-deficient settings, NB-A002 monotherapy at 25 mg/kg resulted in observed tumor growth inhibition and near-complete suppression of tumor growth over a two-week dosing period.

●	Combination activity with DNA-damaging agents
Cellular experiments showed synergistic effects to suppress cancer cell growth compared to single agents when NB-A002 was combined with temozolomide (TMZ), 5-fluorouracil (5-FU), or other DNA-damaging agents (traditional chemotherapy agents). In a mouse xenograft model experiment, the combination of NB-A002 and TMZ at reduced doses of both agents resulted in sustained tumor suppression, with no evidence of tumor growth over the three-week dosing period and was generally well tolerated.

●	Activity in PARP-inhibitor–resistant models
In HR-reversion experiments designed to mimic PARP-inhibitor resistance, NB-A002 retained activity under conditions where talazoparib showed limited effect, suggesting potential in PARP-inhibitor–resistant disease.

●	Comparison to PARP inhibition in HRD-signature lung cancer models
In HRD-signature lung cancer cell lines, talazoparib did not measurably inhibit cancer growth in colony formation experiment at concentrations up to 10 μM, whereas NB-A002 produced a concentration-dependent reduction in colony outgrowth under the same in-vitro conditions.

●	Preclinical tolerability and Pharmacokinetics
In two-week repeat-dose studies in mice, NB-A002 at intended pharmacological doses was generally well tolerated, with no observable systemic toxicity based on standard hematology and histology assessments. NB-A002 showed broad tissue distribution and an estimated elimination half-life of approximately 7.5 hours in mice.

All of the above findings are based on preclinical studies. Preclinical results may not be predictive of safety, pharmacokinetics or efficacy in humans.

Biomarker Strategy and Patient Selection for NB-A002

We are developing an investigational biomarker framework to guide future patient selection for NB-A002, including:

●	genomic Scar Signature (GSS / NB-HRD Score): a research assay designed to capture genomic scarring and related features of homologous recombination impairment;

●	replication-stress markers, including CCNE1/E2F1 expression and related signatures; and

●	functional correlates of DDR impairment, such as RAD51-low status, where feasible.

We currently expect to use these investigational biomarkers in research settings and, if supported by data, to inform eligibility and enrichment strategies in future clinical trials. These biomarkers have not been clinically validated or approved by any regulatory authority.

Development Strategy for NB-A002

Subject to regulatory clearance, we intend to pursue a biomarker-enriched, pan-cancer development strategy for NB-A002, focused on:

●	Monotherapy in DDR-compromised tumors Early-phase studies are expected to enroll patients with evidence of genomic scarring and replication stress, irrespective of tumor histology.

●	PARP-inhibitor–resistant disease
Dedicated expansion cohorts may target patients who have progressed on PARP inhibitors and who exhibit high GSS/NB-HRD scores or replication-stress signatures, reflecting NB-A002’s activity in PARP-resistant preclinical models.

●	Combination regimens
We plan to investigate NB-A002 in combination with DNA-damaging agents, such as TMZ and 5-FU, leveraging observed preclinical synergy and sustained tumor control, with biomarker-enriched patient selection.

●	Mechanism-linked pharmacodynamic readouts
Planned studies may include pharmacodynamic markers of DNA damage and R-loop accumulation, ILF2-complex components, and replication-stress signatures to support mechanism-of-action confirmation in humans, subject to feasibility.

We anticipate that our initial first-in-human trial, if initiated, would be a Phase 1/2 multi-center, biomarker-enriched pan-cancer basket study designed to evaluate safety, pharmacokinetics and preliminary anti-tumor activity and to identify a recommended dose and schedule for further development.

The company is systematically advancing NB-A002 through the IND-enabling phase. Our primary objective is to transition NB-A002 from a laboratory-validated lead into a clinical-stage asset through a formal IND submission to the FDA. This regulatory pathway is designed to establish a definitive safety profile and a robust manufacturing framework to support our upcoming first-in-human clinical trials.

1.	Pharmacology and ADME (The PK/PD Bridge): To increase the likelihood of a successful clinical transition, we are completing a comprehensive suite of Absorption, Distribution, Metabolism, and Excretion (ADME) studies. These data points are critical for bridging our preclinical activity results with human dosing strategies. By defining the drug’s metabolic pathway and identifying the primary enzymes responsible for its clearance, we are building a predictive model for human pharmacokinetics. This characterization allows us to establish the biological plausibility of our dosing regimen and provides the necessary data to manage potential drug-drug interactions in a clinical oncology setting.

2.	GLP Toxicology and Safety Assessment: The safety of NB-A002 is being evaluated through formal toxicology studies conducted under Good Laboratory Practice (GLP) standards. These studies involve repeat-dose toxicity testing in two species to identify the No Observed Adverse Effect Level (NOAEL), which serves as the scientific foundation for our Phase 1 starting dose. In accordance with FDA guidelines, we are also conducting a core battery of safety pharmacology studies to evaluate the drug’s impact on vital physiological systems, including the cardiovascular, respiratory, and central nervous systems. These assessments allow NB-A002 to be administered to patients with a clearly defined safety margin.

3.	Chemistry, Manufacturing, and Controls (CMC): A central pillar of our IND submission is the Chemistry, Manufacturing, and Controls (CMC) dossier. We have successfully developed a scalable manufacturing process that we believe provides consistency of the identity, strength, quality, and purity of NB-A002. Every clinical batch is subject to rigorous analytical testing to confirm its stability and consistency. By securing a reliable, high-purity supply chain, we believe we have significantly lowered the risk posed by technical hurdles associated with early-stage drug development, providing a path for continuous clinical supply.

a.	Manufacturing & Supply of NB-A002: We are advancing two complementary supply routes to ensure robustness, cost efficiency, and scalability:

(1) Patented total-synthesis route: A patented de novo synthetic route (Figure 8) has been established to produce NB-A002 without reliance on botanical feedstock. This route is being transferred to CMC partners for process optimization, impurity control, and scaling studies under GMP and is protected by WO 2022/231520 A1 and WO 2025/053792 A1.

(2) Semi-synthetic route from plant material: NB-A002 can also be produced by purifying NYH001 = NB - A001 (Molephantin) from Elephantopus tomentosus L. and chemically converting NYH001 to NB-A002. Under optimized conditions, we obtained ~80 mg NB-A002 from ~40 g of dried plant material. We are working with CMC to confirm industrial scalability of this route (extraction yield, solvent/consumable usage, and impurity profile) and the route is protected by WO 2022/231520 A1.

b.	CMC status and next steps.

i.	Conduct comparative cost-of-goods (COGS), throughput, and cycle-time assessments for both routes to select the primary commercial route and maintain the alternate as a qualified backup.

ii.	Lock specifications (API identity, potency, impurities, residual solvents), solid-state form (if applicable), and stability program to support IND/CTA and subsequent clinical supply.

iii.	Implement GMP manufacturing with validated analytical methods and quality systems; qualify second-source suppliers for key starting materials/reagents to reduce supply risk.

iv.	Develop an environmental, health, and safety (EHS) plan for solvent handling and waste streams, particularly for the extraction route.

4.	U.S. FDA Regulatory Roadmap. Our regulatory strategy is centered on the submission of a traditional IND application to the FDA’s Center for Drug Evaluation and Research (CDER). This comprehensive filing will integrate our pharmacology, toxicology, and CMC data into a single master dossier. Following the mandatory 30-day FDA review period, we intend to initiate our dose-escalation Phase 1a study. By adhering to international ICH (International Council for Harmonisation) standards, we ensure that the clinical data generated will be of “registration quality,” supporting potential future filings for marketing authorization both in the United States and globally.

Manufacturing of NB-A002

NB-A002 is a low–molecular-weight small molecule (approximately 450 daltons). We are progressing two complementary synthetic routes:

Patented total-synthesis route

●	A de novo synthetic process that does not rely on botanical feedstock and is being transferred to contract manufacturing organizations (CMOs) for optimization, scale-up and GMP implementation.

Semi-synthetic route from plant-derived Molephantin (NYH001)

●	A route using Molephantin, isolated from Elephantopus tomentosus L., as a precursor for conversion to NB-A002. Under laboratory conditions, this route has yielded NB-A002 at milligram scale. We are evaluating the scalability, cost and impurity profile of this route in parallel.

We intend to select a primary commercial route after comparative assessment of yield, cost of goods, robustness, environmental footprint, and regulatory considerations, while maintaining the alternate route as a potential backup. CMC work, including process validation, impurity characterization, analytical method development, stability studies, and qualification of starting materials and suppliers, is ongoing.

Intellectual Property of NB-A002 program

We seek to protect NB-A002 and our broader pipeline through a combination of patent filings and trade secrets. Our intellectual property strategy includes:

●	Patent families covering:

○	composition of matter for NB-A002, NB-A001 (Molephantin) and related derivatives, analogs, salts, and solid forms. (PCT, National Phase)

○	synthetic routes (total synthesis and semi-synthetic conversion from Molephantin); and

○	methods of use in oncology, including DDR/HRD and PARP-inhibitor–resistant settings and specified drug combinations and biomarker frameworks.

Trade secrets and know-how relating to:

○	extraction, purification and analytical methods for natural-product intermediates; and

○	process and formulation details.

Our key patent families, including their filing dates, prosecution status and national and regional phase entries, are summarized in the table below. We have pursued, and intend to continue pursuing, national and regional phase entries from our international applications in key markets, including the United States, Europe and selected Asian territories, aligned with our clinical and commercial priorities. Freedom-to-operate analyses are ongoing and may result in the need for licenses or design-arounds, which may be costly, time-consuming or unavailable on commercially reasonable terms, or design-arounds, which may be costly, time-consuming or unavailable on commercially reasonable terms.

Other Drug Discovery Programs

Beyond NB-A002, we are advancing several discovery-stage programs:

●	NB-C201 Series (Cardiometabolic) GPCR-targeted small molecules, identified using Vecura AI, aimed at modulating pathways implicated in atherosclerosis and foam-cell biology.

●	NB-C301 Series (Neuropsychiatric) Dopamine-receptor modulators discovered using Vecura AI with potential applications in mood and related neuropsychiatric disorders.

All of these programs are in preclinical or discovery stages. None of our product candidates has been approved for marketing by any regulatory authority, and no clinical trials of our product candidates have begun. Advancement of any program will depend on, among other things, continued preclinical success, resources, regulatory feedback, and strategic prioritization.

AI Drug Discovery

We are currently developing an AI drug discovery framework, an ongoing initiative aimed at transforming how biological knowledge is translated into innovation. One of the greatest challenges in modern medicine is not the scarcity of biological insight, but our limited ability to connect and convert it into discovery. Nature holds an immense and largely untapped reservoir of bioactive molecules, yet traditional discovery methods remain slow, fragmented, and constrained by human capacity. Sequential extraction cycles, disconnected datasets, and the absence of scalable analytical frameworks have left much of nature’s therapeutic potential unmapped and underutilized.

Artificial intelligence may provide a key to bridging this gap. By combining scalability, precision, and interpretability, AI is being developed to transform natural-product discovery from an artisanal, trial-and-error craft into a systematic, data-driven science. It enables the structuring and interpretation of complex biological information at unprecedented speed, linking molecular diversity to disease biology and establishing a self-improving feedback loop between computation and experimentation.

To bring this vision to life we are developing Vecura AI a proprietary discovery engine that is being built to learn from both traditional plant medicine and modern scientific data. Vecura AI is designed to handle many kinds of therapeutic molecules including small molecules, peptides, enzymes, and antibodies. The system combines multiple sources of knowledge into one unified platform including ethnopharmacology chemical structures and laboratory results. Vecura AI includes two main parts: (i) the Data Layer, which organizes and connects complex biological and chemical information, and (ii) the Model Layer which uses that information to predict which molecules are most likely to become successful medicines.

The Vecura platform enables large-scale in silico screening of compound libraries against defined biological targets prior to wet lab experimentation. The DTIGN and LigoSPACE models incorporate three-dimensional protein-ligand interaction representations, including geometric modeling and ranking-based learning components, designed to improve bioactivity prediction accuracy. These models have been evaluated in peer-reviewed benchmarking studies, including a publication in the IEEE Journal of Biomedical and Health Informatics (2024) and acceptance at the Neural Information Processing Systems (NeurIPS) conference. Although drug development remains subject to scientific, regulatory, and operational factors beyond the Company’s control, these components are designed to enhance screening efficiency and candidate prioritization, which may shorten the time between discovering a useful compound in nature and developing it into a potential therapy.

Data Layer: The Language Model of Life and the AI-Sourced Natural Compound Library

The Data Layer of Vecura AI is being designed as the foundation of our discovery platform. It brings together two forms of intelligence. One learns from everything that humans have written about biology and chemistry. The other learns directly from the biological signals found in nature. By integrating these two forms of knowledge the system will be able to convert the diversity of life on Earth into organized scientific information that can be used to discover new medicines.

LMOL: The Language Model of Life (In Development)

The Language Model of Life (LMOL) is our foundational large language model for life sciences, currently under active development. This is a large artificial intelligence system that is being trained to understand the scientific language that connects molecules, cells, and disease. It is being built using information found across millions of scientific papers, biological databases, and chemical records. Once developed it will be able to sort through unstructured information from research studies and link together discoveries in a way that researchers can use more easily. It is being built to improve itself continuously by learning from every new piece of scientific knowledge as soon as it becomes available, which will help maintain relevance in a rapidly advancing field.

The LMOL models are trained, validated, and periodically updated using a combination of publicly available datasets, internally generated data, computationally generated data, and proprietary datasets, including:

●	Publicly available bioactivity and structural databases, including ChEMBL, the Protein Data Bank (PDB), and UniProt. These databases are accessed pursuant to their standard terms of use and are widely used in academic and commercial research. The Company does not assert ownership over such public datasets.

●	Publicly available scientific literature and experimentally reported bioactivity measurements, which are used to extract target annotations and bioactivity labels for training and benchmarking purposes.

●	Computational docking and structural simulation data generated by the Company using commercially available molecular modeling and docking software tools. Such software is used under standard, non-exclusive commercial license agreements. The Company generates and owns the resulting computational outputs.

●	Internally generated experimental validation data, including in vitro and in vivo studies conducted by or on behalf of the Company. The Company owns such internally generated data.

●	Data derived from the Company’s proprietary digitized natural compound library, consisting of curated compound information compiled and maintained by the Company. The Company owns this proprietary library.

Public databases are accessed under standard publicly available terms, and the Company’s commercial software tools are licensed under customary, non-exclusive agreements that are not individually material to the Company’s business. The Company does not currently rely on any exclusive third-party data license.

NSUM: The Nature Signals Understanding Model (In Progress)

The Nature Signals Understanding Model (NSUM) is being developed to work alongside LMOL by learning directly from nature’s own data — the biochemical signals found in plants, fungi, and marine life. NSUM will use tools like high-throughput mass spectrometry, metabolomics, and extraction analytics to interpret complex natural samples. This will allow it to identify active compounds, predict molecular structures, and understand how different species are biochemically connected.

By decoding these natural signals, NSUM will help turn raw extracts into organized molecular knowledge. It is designed to reveal how compounds interact within living systems, creating detailed maps that link organisms, molecules, and diseases — insights that can drive new therapeutic discoveries.

From Intelligence to Data Assets: The AI-Sourced and Human-Verified Natural Compound Library (Operational and Expanding)

Together, these two systems will support the creation of a powerful scientific resource called the Natural Compound Library. This library gathers and organizes the most promising bioactive compounds found in nature, combining insights from human research with discoveries from our own laboratory work. It continually expands as new data is added and refined. Each compound in the library is connected to information about its structure, its possible biological effects, and any potential links to disease. The data is organized so that AI models can quickly search, simulate, and prioritize compounds. By transforming the planet’s biological diversity into digital intelligence, the library becomes a living, evolving catalog that grows more useful and more powerful with every new piece of information added.

This work creates a unified digital system that organizes nature’s chemical diversity in a way computers can analyze. The library already contains over one million natural compounds connected to hundreds of possible targets, along with key details about each molecule and the organisms they come from. This allows AI to explore relationships across nature with exceptional levels of insights. These connections form the Natural Intelligence Graph - a map that helps AI rapidly identify promising compounds and simulate how they might act in the human body, improving speed, efficiency, and decision-making. As the core data engine of the Vecura platform, the Natural Compound Library continually updates and grows. By combining nature’s complexity with computational precision, it becomes a scalable, ever-improving foundation for future drug discovery.

Model Layer: Accessible, Scalable, and Modular (In Progress)

The Vecura Model Layer, which is currently in development, is being built as an accessible, scalable, and modular system that powers an integrated discovery ecosystem by combining physics-based simulation, deep-learning prediction, and GPU-optimized computation across the entire R&D pipeline, from target discovery and hit generation to lead optimization, preclinical modeling, and clinical translation. Designed as a modular and interoperable platform, each model functions as a specialized engine connected through a unified AI infrastructure, enabling new models to be deployed or updated without code changes and allowing programs to scale quickly without requiring advanced AI expertise. Together, these engines span the full discovery workflow: the Target Discovery Engine (in progress) integrates omics, literature, and biomarker data to identify and prioritize therapeutic targets; the Molecule Design & Binding Engine (in development) predicts protein structures and compound interactions for hit generation; the Bioactivity Prediction Engine (DTIGN), now complete, provides physics-informed graph neural network predictions of compound–target binding and functional activity; the Lead Optimization & ADMET Engine (in development) refines potency, selectivity, and drug-like properties; the Pathway & Disease Modeling Engine (in progress) maps system-level biological responses to support mechanism understanding and therapeutic repurposing; and the Translational Simulation Engine (in development) models preclinical and clinical outcomes to guide patient stratification and predict treatment response.

All models are GPU-accelerated, API-ready, and continuously updated with new experimental data, where appropriate, in an attempt to improve performance with every iteration. The models are retrained as additional labeled experimental data become available. Such retraining may improve predictive accuracy over time as training datasets expand and model parameters are refined; however, improvements are not guaranteed in every iteration and may vary depending on the quality and quantity of new data incorporated. Together, these engines create a vertically integrated ecosystem that connects natural-compound discovery with modern computational science.

Horizontal Infrastructure (Scalable and Extensible AI Framework)

Alongside its domain-specific engines, Vecura is also being built as a horizontal AI infrastructure—a shared foundation that supports continuous integration, customization, and orchestration of models across many scientific workflows. Accelerated by NVIDIA, HPE, and Equinix infrastructure and technology, this layer uses a plugin-based architecture that allows internal or external teams to deploy new or customized models directly into the platform.

Core horizontal capabilities in development include a Model Plugin Framework for onboarding third-party or in-house models through standardized APIs; a Pipeline Management System that lets users design and automate end-to-end workflows through a unified interface; Experiment Management and Version Control for automatically tracking datasets, parameters, and performance metrics; and Performance Monitoring with adaptive feedback loops to validate predictions and retrain models as new experimental data arrives.

These horizontal features transform Vecura from a set of separate models into a connected, evolving ecosystem that grows with new science, integrations, and data sources. Combined with the vertical engines, they create a flexible, extensible foundation that unites computational intelligence with experimental science, enabling scalable innovation across internal programs, and external collaborations.

Proprietary Predictive Model: Drug-Target Interaction Graph Neural Network (DTIGN)

DTIGN is Vecura’s proprietary, fully operational deep-learning model built on physics-based principles of molecular interaction. Rather than relying solely on statistical patterns, it models how molecules actually move, bind, and interact with proteins at the atomic level. Each molecule and protein is represented as a graph of atoms and forces, allowing the model to learn how structural and energetic features influence binding strength and biological effects. With attention-based learning and real crystal-structure data, DTIGN identifies likely binding pockets and attempts to produce highly realistic activity predictions.

An enhanced version incorporates GeoREC and Union-Pockets to capture flexible or empty regions within protein binding sites—critical for accurately predicting binding strength. A pairwise comparison system further improves selectivity modeling and reduces false positives. By combining physics, chemistry, and AI, DTIGN serves as a powerful engine for identifying and optimizing bioactive natural compounds, improving hit accuracy, reducing experimental burden, and accelerating nature-derived drug discovery through systematic and rapid algorithmic testing, rather than human-driven trial and error testing.

Integrated System: Building the Future of Discovery

Together, the Data Layer and Model Layer form a closed-loop discovery system where AI continuously learns from digital and experimental feedback to guide compound selection, optimization, and validation. This architecture is designed to cut discovery timelines from years to weeks, improve hit accuracy, and expand the chemical space far beyond what traditional workflows can explore. Powered by AI, informed by nature, and strengthened through continuous learning, Vecura AI is becoming the technological backbone of our discovery ecosystem—transforming biodiversity into new therapeutics and creating a scalable model for future drug development.

Democratizing AI for Discovery — and Beyond Medicine

Vecura AI is also being built for accessibility. We are expanding the platform to lower barriers to innovation, enabling scientists across academia and industry to model, explore, and validate ideas with unprecedented speed and precision. A planned self-serve research interface and flexible enterprise collaboration framework will allow users to design and run end-to-end discovery workflows without deep AI or programming expertise. With a modular architecture that supports seamless integration of new models and data sources, the platform can scale across research needs and industries.

Although rooted in drug discovery, Vecura AI is being extended to fields such as food science, agriculture, cosmetics, and environmental biotechnology—accelerating the identification of bioactive compounds, sustainable ingredients, and nature-derived functional materials. By uniting these capabilities, Vecura AI aims to become a universal operating system for scientific discovery, where nature’s complexity meets computational intelligence to unlock new solutions for health, longevity, and sustainable living.

From Platform to Pipeline

Since launching in July 2024, NYB.AI has made significant progress in developing and deploying Vecura AI. Within its first year, the company secured its first partnership in functional ingredients and the Company hopes that this will develop into a growing customer pipeline across the pharmaceutical, food, and cosmetics industries—demonstrating the platform’s versatility and early adoption. On April 22, 2025, NYB.AI entered into a Collaboration Agreement with Delightex Pte. Ltd. The collaboration focuses on identifying plant-based bioactive compounds for nutraceutical and functional ingredient applications, particularly for mood, stress, and cognitive support. Any such applications remain subject to further research, validation, regulatory review, and commercial feasibility assessment. NYB.AI utilizes computational modeling tools within its AI platform to screen a proprietary dataset of approximately 700,000 natural compounds to identify potential candidates for further study.

NYB.AI remains at an early stage of commercialization and has not yet achieved broad market adoption of its platform. For the fiscal year-to-date, the Company has recognized approximately $79.207 in revenue pursuant to this agreement, primarily in connection with onboarding and working with initial customers to further validate, refine, and optimize its technology platform.

Pursuant to the collaboration, Delightex supplies project-specific data necessary for the performance of services. Delightex owns project-specific intellectual property relating to mental health applications arising from the collaboration, while NYB.AI retains ownership of its pre-existing AI models, proprietary methodologies, and any generalizable technological enhancements developed in the course of providing the services. The Company believes that retaining ownership of its core AI models and generalizable technological advancements enables it to deploy and commercialize its platform across multiple therapeutic and functional ingredient domains beyond the scope of this collaboration. Additionally, the agreement also grants NYB.AI a right of first refusal with respect to certain future commercialization opportunities relating to project-generated intellectual property and contemplates the potential formation of a joint venture, subject to mutual agreement. There can be no assurance that any such commercialization opportunity or joint venture will be pursued or consummated.

In September 2024, NYB.AI joined the Ignition AI Accelerator in collaboration with Tribe and NVIDIA and established a presence at Johnson & Johnson Innovation’s JLABS, embedding the company within leading innovation ecosystems. Between January and August 2025, NYB.AI formed strategic go-to-market partnerships with Equinix and HPE and was selected to present at NVIDIA GTC, highlighting the platform’s technical maturity.

In June 2025, the company won the SuperAI Genesis Startup Competition, selected from more than 700 entrants—affirming its leadership at the intersection of artificial intelligence, life sciences, and sustainability. Together, these milestones reflect rapid momentum as NYB.AI continues to expand Vecura AI’s capabilities and advance toward a fully integrated, AI-driven discovery pipeline spanning medicine, food, cosmetics, and beyond.

Nutraceuticals

Nutraceuticals are products derived from food sources that provide health-promoting benefits beyond basic nutritional value. The NYB Group currently offers two nutraceutical products and is in the process of developing additional formulations. Its principal geographic markets include Singapore, India, and Hong Kong. All nutraceutical products are registered with Malaysia’s National Pharmaceutical Regulatory Agency (NPRA), in accordance with local regulatory requirements; however, they have not been evaluated by the U.S. Food and Drug Administration (‘FDA’) or any comparable regulatory authority for safety or efficacy.

The NYB Group sources raw materials for its nutraceutical formulations from Malaysia. Through ongoing research and analysis of botanical ingredients, the NYB Group has patented a proprietary combination of herbal extracts that are designed to support have demonstrated promising results in cancer-related studies. In addition, the NYB Group has identified other botanical extracts showing encouraging outcomes in the management of metabolic disorders.

-	CareViva NS: The NYB Group conducted a retrospective human observational study to assess the effects of traditional botanical ingredients. Six commonly used herbs were identified as demonstrating positive health-related responses among human volunteers, suggesting their potential roles in preventive and functional nutrition. Building upon these findings, the NYB Group evaluated the biological activities of these herbs using standard cell and animal models relevant to cancer research. Based on the results, the NYB Group developed a proprietary formulation, CareViva Natural Support (CareViva NS), which is protected under a patent for its optimized combination of these herbal components.

CardiViva: The NYB Group has developed CardiViva, a proprietary nutraceutical formulation designed to support cardiovascular health and healthy aging. Preclinical studies have demonstrated that the formulation may help reduce the formation of foam cells—lipid-laden immune cells that attach to arterial walls and contribute to plaque buildup. Foam cell accumulation is an early event associated with the development of atherosclerosis, a key factor in cardiovascular aging.

LivHealth: The liver plays a central role in detoxification, metabolism, and overall systemic balance. Lifestyle factors such as suboptimal diet and physical inactivity can lead to excessive fat accumulation in the liver. With advancing age, metabolic efficiency declines, increasing susceptibility to hepatic lipid buildup and metabolic stress. In particular, post-menopausal women experience a higher prevalence of liver fat accumulation due to reduced estrogen-mediated protection.

AdiCare: Obesity is a growing global health concern closely linked to numerous age-related metabolic disorders. Aging adipose tissue is known to exhibit increased inflammatory activity, cellular senescence, and reduced metabolic responsiveness. These changes are often accompanied by a decline in lipolytic activity and the redistribution of body fat, contributing to metabolic disturbances such as insulin resistance and hyperlipidemia.

Sales Process:

The NYB Group’s nutraceuticals are manufactured in an FDA-certified facility operating under Good Manufacturing Practice (GMP) standards. The following stages outline the end-to-end process flow, emphasizing quality control, consumer safety, and regulatory compliance.

Raw Material Sourcing and Manufacturing Controls

-	Sourcing Standards: Raw materials are procured from vetted suppliers located in Malaysia under stringent quality specifications. This includes verification of botanical identity, purity, and potency.

Storage Conditions: Prior to manufacture, materials are stored in climate-controlled environments to preserve bioactivity and prevent degradation.

Manufacturing Protocols: Production follows standardized operating procedures (SOPs) that help ensure consistency, traceability, and contamination control. Extraction of active compounds from medicinal plants is performed using techniques to maximize stability.

Dosage Integrity and Batch Verification (For commercial batches)

-	Batch Sampling: Each production batch will undergo spot sampling to verify the concentration of active ingredients. This ensures that every capsule or unit meets the labeled dosage specifications.

Analytical Testing: Quantitative assays are conducted to confirm ingredient uniformity and potency across batches. Deviations trigger corrective actions and batch rejection if necessary

-	Documentation: All dosage verification activities are recorded in batch production records, supporting traceability and regulatory audits.

Consumer Safety and Contaminant Screening

-	Microbial Testing: Every batch is tested for microbial contaminants including yeast, mold, and pathogenic bacteria to promote safety and shelf stability.

Heavy Metal Screening: Rigorous testing is conducted for toxic metals such as lead, arsenic, mercury, and cadmium. Results must fall within internationally accepted safety thresholds.

Allergen Control & Labeling: Allergen risks are mitigated through ingredient segregation, sanitation protocols, and clear labeling. This ensures transparency and protects sensitive consumers.

Sanitation Protocols: Facilities operate under strict hygiene standards, including routine cleaning, personnel hygiene monitoring, and equipment sterilization.

Regulatory Compliance and Export Readiness

-	GMP Certification: The manufacturing facility is certified under GMP standards recognized by regulatory authorities across multiple jurisdictions. Certification from Malaysia is internationally accepted, facilitating cross-border trade.

Regulatory Alignment: Products are manufactured in compliance with labeling, safety, and documentation requirements mandated by health authorities in target export markets.

Export Enablement: GMP certification streamlines customs clearance and import approvals, supporting the NYB Group’s global distribution strategy.

Our Suppliers

Our herbs are supplied by Palm Grove Herb Valley Sdn Bhd and Bio Nice Industry Sdn Bhd who strictly follow our quality standards.

Our Customers

We commercialize our nutraceutical products primarily through a licensing and distribution model in which we (i) license certain intellectual property rights to regional partners for manufacturing or market development purposes, and/or (ii) supply finished products to licensed distributors who undertake local market access, regulatory preparation, and commercial activities. As a result, we treat our licensees and distributors as “customers” for purposes of revenue concentration disclosure.

As of the date of this prospectus, we have three primary commercial partners who are responsible for activities in their respective territories:

●	FMV – our licensed distributor for the India market;

●	NYB Hong Kong (“NYB HK”) – our group subsidiary responsible for overseeing market exploration and regulatory engagement in Hong Kong and Mainland China; and

●	JAM – our global market development partner, which provides support in identifying, evaluating, and engaging potential distributors across multiple markets.

Regulations

Nutraceuticals

Our products are classified as food supplements / nutraceuticals and are generally regulated under food, health supplement, or traditional medicine frameworks rather than pharmaceutical drug frameworks. Regulatory requirements differ by jurisdiction and typically include ingredient assessment, labeling compliance, permissible claims, and, in some markets, product notification prior to sale.

Singapore – Health Sciences Authority (HSA)

In Singapore, nutraceuticals and health supplements fall under the oversight of the Health Sciences Authority (HSA). Health supplements do not require pre-market product approval; however, manufacturers and distributors must comply with applicable regulations, including safety standards, prohibited ingredients lists, labeling requirements, and restrictions on therapeutic claims. We ensure that our formulations and marketing materials conform to HSA guidelines for health supplements and do not make pharmaceutical or medicinal claims.

Malaysia – National Pharmaceutical Regulatory Agency (NPRA)

In Malaysia, nutraceuticals and health supplements are regulated by the National Pharmaceutical Regulatory Agency (NPRA) under the National Pharmaceutical Control Bureau framework. Health supplements generally require product notification before they can be imported, manufactured, or marketed in Malaysia. NPRA also enforces requirements relating to product safety, permissible ingredients, labeling, and advertising claims. Our local partners are responsible for securing and maintaining the required notifications and regulatory clearances for products marketed in Malaysia.

Other Markets

Regulatory classifications and requirements may differ in other jurisdictions in which we operate or plan to operate. In all markets, our distributors and licensees are responsible for obtaining any required market-entry approvals, notifications, or registrations, and for ensuring compliance with all local regulations relating to nutraceutical products.

Drug Development

In Singapore, the health products industry is regulated by the HSA and operates under the oversight of the MOH Singapore. The HSA administers health-related laws and regulations and regulates the health products sector, ensuring that drugs, innovative therapeutics and other health-related products are regulated and meet safety, quality and efficacy standards. Our registered medical professionals are also regulated by the SMC under legislation and regulations including the Medical Registration Act 1997, the Medical Registration Regulations 2010, and the relevant guidelines in Singapore.

Apart from the laws and regulations mentioned below for which HSA or MOH Singapore is the regulatory authority, compliance with the applicable circulars, directives, and guidance released by HSA or MOH Singapore from time to time must be ensured as well.

Our business generally falls under the regulatory framework consisting of the HPA, HBRA, and the partially in-force HCSA, with subsidiary legislation and guidelines as promulgated by HSA, MOH Singapore and the SMC.

In particular, human biomedical research is regulated by the HBRA and its sub-legislation, namely, the Human Biomedical Research Regulations 2017 and the Human Biomedical Research (Restricted Research) Regulations 2017. Legislation is supplemented by the Ethics Guidelines for Human Biomedical Research released by the Bioethics Advisory Committee of Singapore.

Apart from the above, it is also important to note privacy issues that may arise out of research or clinical trials are regulated under the PDPA Singapore, if not already covered by subsidiary legislation of the main legislation set out in this section.

Health Science Authority (“HSA”)

The Health Science Authority (“HSA”), established by the Health Science Authority Act 2001 (“HSA Act”), operates under the oversight of Singapore’s Ministry of Health. The general functions, objects, and duties of the HSA as stated in the HSA Act, include in particular:

(i)	to regulate the manufacture, import, export, sale, supply, advertisement, and use of health products, tobacco products, radioactive materials, and irradiating apparatuses in accordance with the applicable written laws;

(ii)	to conduct technological assessments of health products for the purpose of determining their quality, safety, efficacy, and suitability for consumption and use in Singapore and to advise the Singapore government thereon;

(iii)	to provide professional, investigative, analytical, and other services in health sciences and chemical metrology (relating to human health) to the Singapore government and to any other person or body (whether in Singapore or elsewhere); and

(iv)	to conduct or engage any other person to conduct research in health sciences, and generally to promote the development of health sciences.

Medicines Act

Pharmaceutical products (also known as chemical or biological drugs) were previously regulated under the Medicines Act 1975 (“MA”) and Poisons Act 1938 of Singapore. They are now regulated as “therapeutic products” under the Health Products Act 2007 (“HPA”) and the Health Products (Therapeutic Products) Regulations 2016, along with other health products (medical devices and cosmetic products). This is part of the HSA’s initiative to transfer regulatory control of all health products from the MA to the HPA. We will also be required to ensure compliance with circulars, directives, and guidance relating to “therapeutic products”, including the Guidance on Therapeutic Product Registration in Singapore released by the HSA in August 2021, where applicable.

Cell, tissue and gene therapy products, in which our business is involved, are classified as a new category of health products under the HPA. This is further elaborated below.

Import, supply, presentation and advertisement of cell, tissue or gene therapy products

Clinical trials and research

In the event that clinical trials, research and/or treatments are undertaken in Singapore, we will be required to obtain and maintain the necessary licenses and approvals, and compliance with the following legislation and regulations (where applicable) must be ensured. Depending on the requirements of the specific clinical trials, research and/or treatments and industry standards from time to time, we will also be required to adhere to international guidelines such as the Guidelines for Good Clinical Practice of the International Conference on Harmonization.

Private Hospitals and Medical Clinics Act

The Private Hospitals and Medical Clinics Act (“PHMCA”) governs the control, licensing, and inspection of, among others, medical clinics, clinical laboratories, and healthcare establishments for the purpose of ensuring patient safety.

Clinical laboratories, healthcare establishments, and medical clinics falling within the respective definitions in the PHMCA (as set out below) must have a license issued by the Director of Medical Services (as referred to in the PHMCA) and must operate in accordance with the terms and conditions of such license.

A clinical laboratory is defined in Section 2 of the PHMCA as any premises used or intended to be used for any type of examination of the human body or of any matter derived therefrom for the purpose of providing information for the diagnosis, prevention, or treatment of any disease or for the assessment of the health of any person, or for ascertaining the cause of death or the result of any medical or surgical treatment given to any person, but does not include any such premises: (a) which are maintained by the Singapore Government or the National University of Singapore, (b) which form part of the premises of a licensed private hospital, or (c) which are maintained by a medical practitioner or dentist as part of his medical clinic for the exclusive use of his practice.

A healthcare establishment is defined in Section 2 of the PHMCA as any premises (a) which is used or intended to be used for the provision of any service, or for carrying out any practice or procedure, that is related to the diagnosis, treatment or care of persons suffering from any disease, injury, or disability; and (b) which is declared by the Minister (as referred to in the PHMCA), by order published in the Gazette (as referred to in the PHMCA), to be a healthcare establishment for the purposes of the PHMCA, but does not include a private hospital, medical clinic or clinical laboratory (each defined in the PHMCA), or part thereof, or an establishment or conveyance maintained by the Singapore Government or the National University of Singapore.

A medical clinic is defined in the Section 2 of the PHMCA as any premises used or intended to be used (a) for the diagnosis or treatment of persons suffering from, or believed to be suffering from, any disease, injury or disability of mind or body; or (b) for curing or alleviating any abnormal condition of the human body by the application of any apparatus, equipment, instrument or device requiring the use of electricity, heat or light, but does not include any such premises (i) which are maintained by the Singapore Government or the National University of Singapore; or (ii) which form part of the premises of a licensed private hospital (as defined in the PHMCA).

If a medical clinic, clinical laboratory or healthcare establishment is not licensed or used otherwise than in accordance with the terms and conditions of its license, every person having the management or control thereof shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$20,000 or to imprisonment for a term not exceeding 2 years or to both.

Ethical Code and Ethical Guidelines 2016 and Handbook on Medical Ethics 2016

The Ethical Code and Ethical Guidelines 2016 (“ECEG 2016”) provides guidance for inculcating good medical practice in Singapore based on the fundamental tenets of medical ethics.

In particular, Guideline B6 of the ECEG 2016 stipulates that in general, untested treatments that are not generally accepted by the medical profession can only be offered to patients in two forms: (i) in the context of formal and approved clinical trials (which would be subject to the ethics of research), or (ii) as innovative therapy (which may only be offered when conventional therapy is unhelpful and it is a desperate or dire situation).

Guideline B6.1 of the Handbook on Medical Ethics 2016 (“HME 2016”) defines “innovative therapy” as “a completely novel or significantly modified standard therapy with little or nothing in the way of studies or scanty evidence of efficacy, effects or side effects”. Under the HME 2016 and ECEG 2016, doctors may offer such innovative therapy to patients in desperate or dire situations, and where conventional therapy is unhelpful. In such instances, patients’ informed consent must be obtained, failing which the doctor may be struck off the Singapore Registrar of Medical Practitioners.

Guideline B8 of the ECEG 2016 also stipulates that any medical research on human subjects or trials of any treatment on patients must be approved by the Institutional Review Board or Ethics Committee (as referred to in the ECEG 2016) and conform to the Singapore’s Good Clinical Practice guidelines and other existing guidelines on human biomedical research.

Health Products (Clinical Research Materials) Regulations 2016

The Health Products (Clinical Research Materials) Regulations 2016 (“CRM Regulations”) governs the import, manufacture and supply of clinical research materials for use in clinical research studies (including clinical trials). The CRM Regulations were given effect under the HPA and came into effect on November 1, 2016.

Clinical Research Materials (“CRM”) refers to any registered or unregistered therapeutic product, medicinal product, medicinal device, applicable Cell, Tissue, and Gene Therapy Products (“CTGTP”), or placebo, that is manufactured, imported or supplied for the purpose of being used in clinical research, by way of administration to a trial participant in accordance with the research protocol or for a clinical purpose.

The manufacture, import, and supply of CRM in Singapore for (i) Class 2 CTGTPs or (ii) Class 1 CTGTPs for which a manufacturer / importer / wholesaler notification has not been made to HSA, must comply with the CRM Regulations.

All local dealers of CRM must only supply the CRM for use in clinical research, unless the CRM is locally registered and is manufactured, imported, or supplied with a valid dealer’s license. The local sponsor of the clinical research must also ensure that the CRM is only used in a research study approved by an institutional review board, and in accordance with the research protocol, and must ensure that any unused CRM is disposed of or exported to another country within 6 months of study conclusion.

A CRM notification is not needed under certain scenarios listed in the CRM Regulations. For products imported solely for export to overseas trial sites, a CRM notification is not applicable and separate approval to import them must be applied for separately.

Additional requirements such as prior approval from the HSA must be complied with if a CRM comprises of controlled drugs and psychotropic substances, poisons, and radiopharmaceuticals.

Clinical Trials Regulations

Following the HPA Order 2021 coming into effect, which specified and defined CTGTPs as a distinct category of products under the HPA, all Class 2 CTGTPs used in research are subject to the Clinical Trials Regulations with effect from March 1, 2021. Prior to this, the Medicines (Clinical Trials) Regulations 2016 under the MA applied to in-house manufactured Class 2 CTGTPs used in research.

The Clinical Trials Regulations are given effect under the HPA and came into effect on November 1, 2016. It provides risk-based approval to the regulation of clinical trials, whereby the requirements and extent of pre-trial regulatory review are risk-stratified according to the local registration status of the investigational product used in the clinical trial. The risk stratification of the clinical trials is intended to improve the overall resource efficiency while ensuring trial participants’ safety.

A CTA is required for a “higher risk” clinical trial of a locally unregistered therapeutic product or Class 2 CTGTP or involving an unapproved use of a locally registered therapeutic product or Class 2 CTGTP. On the other hand, a “lower risk” clinical trial of a locally registered product or Class 2 CTGTP that is used in accordance with its approved label will only be required to be notified to HSA through a Clinical Trial Notification (“CTN”). As locally registered products would already have been reviewed by HSA for product registration, CTN submissions will be subjected to a simplified regulatory screening and verification process that leverages the review by the Institutional Review Board (as referred to in the Clinical Trials Regulations). In most instances, this is expected to shorten clinical trial start-up timelines as compared to clinical trials that require authorization.

Further guidance can be sought from HSA’s regulatory guidance, in particular from its Clinical Trials Guidance dated March 1, 2021, on determination of whether a clinical trial requires a CTA, CTN, or Clinical Trial Certificate.

Human Biomedical Research Act 2015

Generally, the Human Biomedical Research Act 2015 (“HBRA”) regulates the conduct of human biomedical research (as defined under Section 3 of the HBRA) conducted under the supervision and control of a research institution and the handling of human tissue for use in research and the research has been reviewed by an institutional review board appointed by that research institution. It first came into force on July 1, 2016, and was implemented in phases, and includes provisions on consent, institutional review boards, savings and transition of research conduct, regulation of human biomedical research, prohibited and restricted human biomedical research, human tissue activities and tissue banks, enforcement powers, etcetera.

Read with the HBRA, subsidiary legislation under the HBRA, namely the Human Biomedical Research Regulations 2017 and Human Biomedical Research (Restricted Research) Regulations 2017, regulates the conduct of human biomedical research and, in particular, subject certain types of research to stricter controls. This includes the introduction of human stem cells (pluripotent or not) into animals. The Ethics Guidelines for Human Biomedical Research, released by the Bioethics Advisory Committee of Singapore, does not have statutory force but operates alongside these subsidiary legislations to provide guidance and emphasize the fundamental principles of solidarity, respect for persons, justice, proportionality, sustainability, beneficence, and research integrity.

In particular, the HBRA provides clarity with regard to the roles and responsibilities of parties involved in human biomedical research and the handling of human tissue for use in research. Clinical trials using Class 1 CTGTPs have to ensure compliance with the HBRA, which is regulated by MOH Singapore.

No human biomedical research is permitted to be conducted except under the supervision and control of a research institution with (a) a place of business in Singapore; and (b) at least two (2) individuals ordinarily resident in Singapore who are responsible on behalf of the research institution for the supervision and control of the biomedical research. Any person who contravenes this shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$50,000 or to imprisonment for a term not exceeding five (5) years or to both.

A research institution is required to submit a notification in the prescribed form and manner before the commencement of the first human biomedical research conducted under that research institution’s supervision and control. It must also submit in the prescribed form a declaration of compliance in respect of all human biomedical research conducted under its supervision and control in the preceding 12 months, or such other period of time as the Director of Medical Services (as referred to in the HBRA) may require. Any person who fails to comply with either of the above shall be guilty of an offence and shall be liable on conviction for a fine not exceeding S$10,000 or to imprisonment for a term not exceeding 12 months or to both.

The HBRA requires that every research institution must, in respect of any human biomedical research which is carried out under its supervision and control, among others:

●	supervise, review and proactively monitor the conduct of the research;

●	designate a principal person in charge to be responsible for ensuring that the research institution complies with the provisions of the HBRA;

●	formulate and implement appropriate standards, policies and procedures to supervise, review and monitor the conduct of the research;

●	establish a data and safety monitoring board if its institutional review board considers that it is necessary for the purposes of any particular research proposal; and

●	investigate any areas of concern and take such remedial measures as appropriate.

The Second Schedule of the HBRA sets out the research, studies, and matters excluded from the definition of human biomedical research, which includes clinical trials of health products and medicinal products conducted in accordance with the HPA or MA, respectively. The applicability of the HBRA therefore depends on the matters that are ultimately the subject of the clinical trials conducted by us.

Conduct in laboratory

Any research facility that uses animals for scientific purposes must obtain a license from the Agri-Food and Veterinary Authority of Singapore. The research facility must also comply with the Guiding Principles for the Care and Use of Animals for Scientific Purposes released by the National Advisory Committee for Laboratory Animal Research, and establish an Institutional Animal Care and Use Committee to oversee and evaluate the animal care and use programs of an institution as required under the Animals and Birds (Care and Use of Animals for Scientific Purposes) Rules given effect under the Animals and Birds Act 1965 of Singapore.

Singapore also adheres to the Organization for Economic Co-operation and Development’s (“OECD”) Mutual Acceptance of Data scheme. This is therefore an endorsement that Singapore’s generated research data complies with the OECD’s Principles of Good Laboratory Practice, and such data can then be accepted automatically by other OECD countries and facilities the sharing of research.

Third parties with research facilities that use animals for scientific purposes that we may collaborate with for the R&D of our product candidates will be required to obtain the requisite licenses.

Competition

We compete with other entities in the pharmaceutical and nutraceutical industries. The pharmaceutical industry, including the development of drugs for DDR therapy, is characterized by rapidly advancing technologies, intense competition and a strong defense of intellectual property. Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing, and other resources than we have and consequently they may have better and more competitive products, services, marketing or distribution. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

In addition, mergers and acquisitions in the pharmaceutical and biotechnology industries may result in resources becoming increasingly concentrated among a smaller number of our competitors. We also compete with these companies in recruiting, hiring and retaining qualified scientific and management talent, establishing clinical trial sites and patient registration for clinical trials, obtaining manufacturing slots at contract manufacturing organizations and in acquiring technologies complementary to, or necessary for, our programs.

Anti-Cancer Drugs for Treatment of Cancers with Compromised DNA Damage Response Pathways

The NYB Group is developing drugs for treatment of cancers with compromised DNA damage response pathways. Many pharmaceutical companies are engaged in the development of such drugs. Some of these companies already have FDA approved drugs available for sale in the market including Lynparza (AstraZeneca and Merck & Co.), Rubraca (Pharmaand GmbH), Zejula (GlaxoSmithKline) and Talzenna (Pfizer). While all of those drugs are PARP inhibitors, none of them target ILF2, an RNA binding co factor, the target of the NYB Group’s lead product candidate. If the NYB Group develops its lead product candidate, it might not prove as successful as the existing drugs on the market. Additionally, other pharmaceutical companies may ultimately also develop inhibitors targeting ILF2 (or any other targets we focus on) before we do, at a product cost that is less than ours, with a drug with greater specificity and sensitivity than ours, that have less negative side effects than our products or for which insurance companies provide greater reimbursement.

Our success as compared to our competitors in the development of drugs depends, among other factors, on the strengths of our respective technologies at identifying ultimately successful product candidates and accelerating lead optimization, the resources available for the development of the drug candidates across all stages of development, management expertise including in conducting clinical trials and successful collaborations with other entities in the pharmaceutical industry. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future that are approved to treat the same diseases for which we may obtain approval for our product candidates.

AI drug discovery platform

We face competition among the use of our drug discovery platform internally to identify molecules that we can use for the development of product candidates and externally to generate revenue by providing services, such as compound discovery contracts, to third parties. This competition is both from companies that are developing their own AI platforms in house, including large pharmaceutical companies, and from start-up standalone AI drug discovery companies such Recursion Pharmaceuticals, Inc.

AI is a rapidly evolving field, and in the past few years, top line models and platforms have quickly become outdated. If we are unable to improve our platform in step with or ahead of advances in AI, our competitors may develop platforms that exceed ours and identify prospective product candidates faster or more effectively than we do or that offer third parties a more attractive platform on which to conduct their research. Given the speed at which the field is changing, we may compete with companies that are currently at an early stage. Additionally, changes in AI, may lower the cost of entry into the business of AI drug discovery.

Nutraceuticals

We compete with other manufacturers, distributors and marketers of vitamins, minerals, herbal supplements, certain animal products and other nutraceuticals. The nutraceutical products industry is highly competitive, and we expect the level of competition to remain high. Our ability to scale our business and grow our revenue depends, among other factors, on our ability to establish strong sales channels, develop novel nutraceuticals with effective benefits, control costs and increase the reputation of our brands in the face of this competition. Additionally, we manufacture our nutraceutical product in a third-party facility. We compete with other nutraceutical companies for the use of this facility and, if we need additional manufacturing capacity, for other such facilities that meet the standards that we require.

Competition for the sale of nutraceuticals comes from many sources. Such products are sold primarily through wholesalers and mass market discount retailers, as well as direct sales channels such as network marketing and internet sales. We currently make direct online sales through our website.

We face intense competition from larger, more established competitors who may possess greater resources than we do, and if we are unable to compete effectively, we may be unable to gain sufficient market share to sustain profitability. If our competitors’ nutraceutical products are less expensive, safer or otherwise more appealing than our current and/or future products, or which reach the market before our current and/or products, we may not achieve operational or financial success. The market may also choose to continue utilizing existing nutraceutical products for any number of reasons, including familiarity with or pricing of these existing products. The failure of any of our products to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition, results of operations, and cash flows.

Our Competitive Strengths

Although we face competition from numerous pharmaceutical and nutraceutical companies, we believe that each of the following factors distinguish us from many of our competitors and highlight our strengths:

Integrated Herb-to-Drug Natural Compound Library

We maintain an extensive library of natural products derived from endemic Asian tropical plants, fungi and marine sources. The curated library exceeds 10 million natural compounds and active collection of tropical botanicals provides a differentiated data asset for discovery and for nutraceutical formulation development, enabling dual commercial pathways across pharmaceuticals and consumer health.

Proprietary DTIGN AI Platform

Our DTIGN platform is a powerful tool not available to our competitors that serves as a predictive engine for molecular bioactivity and drug-target interaction modeling. The DTIGN platform can screen over 2 billion compounds and combines protein language models with molecular graphs to predict both binding and outcome-level bioactivity, demonstrating reported benchmarking advantages in hit rate, prediction efficiency, and accuracy. In addition to the strength of the underlying code, the results derived from out DTIGN platform benefit its utilization of our natural compound library.

Diversified, Complementary Business Model

Three independent but synergistic segments, (i) an AI discovery services platform, (ii) an immediately commercial ready nutraceuticals business, and (ii) an oncology drug development pipeline, provide multiple near- and longer-term monetization channels and risk diversification across time horizons.

Executive Management

Set forth below is information concerning our Executive Directors, Independent Directors, and Executive Officers. None of our Executive Directors, Independent Directors, and Executive Officers presently reside in or are citizens of the People’s Republic of China, Hong Kong, or Macau.

Name	Age	Position
Executive Officers and Directors:
Mr. Toon Wah, Ong	60	Executive Chairman and Director
Mr. Teck King, Lim	54	Chief Financial Officer
Ph.D. Yi Chieh, Lim	45	Chief Scientific Officer - Therapeutic
Ph.D. Wing Yiu, Yau	43	Chief Scientific Officer - Nutraceuticals
Mr. Nguyen Hoang Truong Giang	26	Chief Technology Officer
Ms. Chee Harng, Wan	51	Chief Marketing Officer

Mr. Toon Wah, Ong (“Mr. Ong”) – Executive Chairman

Mr. Toon Wah, Ong (“Mr. Ong”) serves as our Executive Chairman, responsible for the Group’s overall strategic direction, partnerships, and investor relations.

Mr. Ong has more than 30 years of senior executive experience in technology, gaming, and digital media industries. He has been Executive Chairman of Nanyang Biologics Pte. Ltd. since January 2019, overseeing corporate strategy and operations. He is also Co-founder of Liminal Entertainment Pte. Ltd. since February 2020, guiding blockchain and gaming-platform development; Strategic Advisor to Hatten Land Limited since February 2021 and Linh AI Pte. Ltd. since January 2022. Previously, he served as Chairman of CloudMoolah Pte. Ltd. (2016–2019), where he managed digital-payments integration for online-gaming ecosystems, Chief Executive Officer of IAHGames Pte. Ltd. (2006–2010), overseeing AAA game publishing and regional distribution; and Co-Founder of China The9 Interactive (2003–2007), managing licensing and partnerships with international publishers. Earlier, he was President and Chief Technology Officer of Horizon.com Ltd (1995–2000), responsible for software development and product engineering.

Mr. Ong earned a Master of Science in Information and Communication Sciences (1994) from Ball State University and a bachelor’s degree (1993) from Taylor University.

Mr. Teck King, Lim (“Mr. Lim”) – Chief Financial Officer

Mr. Teck King, Lim (“Mr. Lim”) is our Chief Financial Officer, responsible for all finance, accounting, tax, treasury, and risk management functions of our Group, including financial reporting, strategic financial planning, and internal control compliance.

Mr. Lim has over 25 years of experience in financial management and corporate governance across the Asia-Pacific region. From 2018 to 2022, he was Vice President, Finance & Business Operations at Gradiant Corporation, a global cleantech water treatment company headquartered in Boston and Singapore, where he oversaw group accounting and audit, led budgeting and KPI development, coordinated capital raising and implemented financial control frameworks across subsidiaries.

Between 2013 and 2018, he served as Vice President, Accounting and Finance at Acuatico Air Indonesia, an investment holding company developing water infrastructure projects in Southeast Asia, where he integrated finance functions of acquired entities in Indonesia and Vietnam, ensured statutory reporting compliance, and optimized cost structures. Since 2022, Mr. Lim has served as Finance Leader at Strategic Business Governance Asia, advising on financial strategy and governance policy.

Mr. Lim holds a Bachelor of Business (Accountancy) from RMIT University, Australia (1995) and a Master of Business Administration from Heriot-Watt University, United Kingdom (1999). He is a Fellow Certified Practicing Accountant (FCPA) with CPA Australia, Singapore, and Malaysia, and holds the Certified Internal Auditor (CIA) designation.

Ph.D. Yi Chieh, Lim (“Dr. Lim”) – Chief Scientific Officer (Therapeutic)

Dr. Yi Chieh, Lim is our Chief Scientific Officer – Therapeutics of PubCo, where he spearheads the Group’s scientific research, innovation, and the development of next-generation therapeutics. Under his leadership, the company’s R&D framework integrates translational science with precision medicine to accelerate the discovery of impactful treatments.

Before assuming this role in January 2022, Dr. Lim served as a Senior Fellow at the Danish Cancer Society, Denmark, where he led a multidisciplinary research team advancing clinically oriented studies in cancer metabolism, and therapeutic resistance. His pioneering work in genome stability (DNA damage response) and solid tumor biology has earned him international recognition and invitations to serve as an Associate Editor for leading scientific journals and as a Scientific Advisor for clinical trials in Australia.

Dr. Lim’s achievements in translational medicine have been recognized through multiple accolades, including the Clinical Research Collaboration Award (2017) and the Young Investigator Award (2016) in Australia. He is a frequently invited speaker at international conferences, most recently delivering a keynote lecture in 2023.

Dr. Lim earned his Ph.D. in Medicine (2012) and B.Sc. in Biochemistry (2007) from the University of Queensland, Australia.

Ph.D. Wing Yiu, Yau (“Dr. Yau”) – Chief Scientific Officer (Nutraceuticals)

Dr. Yau is our Chief Scientific Officer – Nutraceuticals of PubCo, responsible for the Group’s research strategy, product formulation, and scientific validation.

Since April 2024, Dr. Yau has been Chief Scientific Officer of Nanyang Biologics, where she oversees biopharmaceutical and nutraceutical R&D, regulatory compliance, and collaboration with academic partners. From September 2021 to March 2024, she was Principal Research Scientist at Nanyang Technological University, Singapore, conducting translational biomedical research in protein engineering and therapeutic discovery. Between January 2014 and September 2021, she served as Research Fellow at Duke-NUS Medical School, managing laboratory programs in molecular and cellular biology and supervising graduate researchers.

Dr. Yau holds a Doctor of Philosophy (2006), Master of Philosophy (2001), and Bachelor of Science (1999) in Biochemistry from The Chinese University of Hong Kong, and a Postgraduate Certificate in Intellectual Property Law from the National University of Singapore (2013).

Mr. Nguyen Hoang Truong Giang (“Mr. Nguyen”) – Chief Technology Officer

Mr. Giang Nguyen is our Chief Technology Officer of PubCo and Co-Founder of NYB.AI, responsible for the Group’s technology architecture, software development, and deployment of artificial-intelligence systems.

Mr. Nguyen has worked in software engineering and AI development since 2019 and has brought extensive experience in AI infrastructure, data systems, and software architecture across enterprise technology and applied AI sectors. He has led multidisciplinary teams in designing and scaling AI platforms, developing machine-learning applications, and integrating advanced analytics into research and commercial operations. In his current role, Mr. Nguyen is responsible for productizing and commercializing NYB.AI, the Group’s proprietary AI-driven drug discovery platform, and for overseeing the deployment of AI technologies across the Company’s operations.

Mr. Nguyen obtained a bachelor’s degree in Materials Engineering from Nanyang Technological University, Singapore (2025).

Ms. Chee Harng, Wan (“Ms. Wan”) – Chief Marketing Officer

Ms. Wan is our Chief Marketing Officer of PubCo, overseeing marketing strategy, corporate branding, and business-development initiatives for the Group.

Ms. Wan has more than 20 years of commercial experience in information technology sales and enterprise-solution marketing. She has been Managing Director of Achates 360 since July 2024, responsible for formulating sales strategy and partner-engagement plans for regional cloud-transformation projects. From September 2022 to July 2024, she was Account Manager at Amazon Web Services (AWS), managing enterprise customers in Singapore and coordinating multi-million-dollar cloud-migration programs. Between October 2021 and September 2022, she served as Account Director at Talend, where she led data-integration solution sales and implemented customer-success frameworks across Southeast Asia. From September 2017 to October 2021, she was Sales Manager at Axway, responsible for channel-partner development and revenue growth for managed-file-transfer and API-management software. Earlier, she served as Sales Director at NetApp (2016–2017), managing storage-solution sales teams; Senior Sales Specialist at IBM (2010–2016), focusing on cloud-infrastructure clients; and Sales Manager at Hewlett Packard Enterprise (2008–2010), handling enterprise accounts and marketing programs. Her early career included marketing and account-management roles at Inforcomm Asia Holdings (2006–2008) and Frontline Technologies Ltd (2000–2005).

Ms. Wan earned a Bachelor of Business Administration from Nanyang Technological University, Singapore (2000).

Collaborations

We have established critical collaborations with various entities to advance our business, and we are confident that we will continue to collaborate with top-level universities, manufactures and tech companies as our needs require. Our major collaborations include the discovery of the drug molecules underlying our lead product candidates with Nanyang Technological University and the building of our VECURA platform with NVIDIA, HPE, and Equinix.

On August 25, 2025, the Company entered into a Memorandum of Understanding for Multi-Party Collaborative Business Engagement (the “MOU”) with NVIDIA Corporation, Hewlett-Packard Singapore (Sales) Pte. Ltd., and Equinix Singapore Pte. Ltd. The MOU was intended to facilitate the collaborative relationship between the parties, whereby HPE intends to offer its global warranty and OEM-specific support to NYB, NYB intends to lead sales efforts to drive adoption of NYB solutions in designated regions, Equinix intends to provide network connectivity and data hosting architecture support, and NVIDIA may provide reasonable support, at its sole discretion, to assist NYB in evaluating the technical feasibility. The term of the MOU is one year and there is no intellectual property transfer and the parties do not intend to jointly create any intellectual property.

On November 27, 2025, the Company entered into an Industry Research Collaboration Agreement with NTU. Under this Collaboration Agreement, the parties have agreed to engage in a research project to attempt to (i) advance AI drug discovery models, (ii) identify novel molecules and conduct preclinical studies, (iii) discover novel small molecules from tropical medicinal plants, and (iv) develop herbal formulations for chronic disease. The term of the agreement is two (2) years but may be extended by mutual written agreement of the parties. Under the Collaboration Agreement, the Company is obligated to pay a total of approximately $1,006,737 (S$1,300,000) in three (3) scheduled payments. The first payment was due at the signing of the agreement and the remaining two (2) payments are due in April and October of 2026, respectively.

On March 1, 2024, the Company entered into a Service Agreement with AIZ Information Technology Limited (“AIZ”) and Chen Ted Kwan (“Mr. Chen”). The term of the agreement is five (5) years from March 1, 2024, under which AIZ and Mr. Chen agreed to provide a series of professional services to the Company, to include fundraising, corporate restructuring, and positioning the Company for Nasdaq listing. For the remainder of the term, AIZ and Mr. Chen will assist the Company in, among other things, corporate strategy, shareholder management, and business development. The Company agreed to grant 240,685 shares of the Company to AIZ Information Technology Limited and 80,288 shares of the Company to Chen Ted Kwan. The granted shares can be vested upon the Company fully collected the first round of financing with an amount no less than $2,000,000 that facilitated by the service providers, which was met on April 14, 2025.

Our Growth Strategies

Advance Drug Pipeline Toward Clinical Milestones

File an IND submission for NB-A002 and initiate Phase I human trials, with a view to subsequent licensing or co-development partnerships with established pharmaceutical firms

Expand Global Commercial Footprint

Establish a U.S. office and scale engineering and sales operations across Asia to accelerate global client acquisition and partnership development for the NYB.AI platform

Commercialize and Scale Nutraceutical Portfolio

Launch four clinically supported nutraceuticals in Singapore, Malaysia, and India, leveraging early regulatory approvals and regional distribution alliances to capture Asia’s fast-growing preventive health market

Leverage AI for Cross-Segment Integration and IP Monetization

Utilize the DTIGN AI platform to accelerate both pharmaceutical and consumer-health compound discovery, enabling licensing, SaaS, and milestone-based revenue models, thereby enhancing recurring income streams and valuation resilience.

Sales and Marketing

AI Drug Discovery

The Company provides services to third parties using its AI discovery platform centered on DTIGN that can be delivered end to end or integrated with a partner’s systems. Services include preparing botanical or genomic inputs, matching compounds to targets, ADMET prediction, lead optimization, synthesis scoring, and preclinical validation. The commercial strategy uses near-term consumer health partnerships to generate early revenue and real world validation and leverages that credibility to pursue longer-term pharmaceutical collaborations. Revenue sources include upfront SaaS and platform fees, fee-for-service projects, milestone and licensing payments, revenue sharing from successful assets, buyouts, and retained internal product sales. For the year ended September 30, 2025, and the six months ended March 31, 2026, we had limited revenues derived from the provision of services using our drug discovery platform.

Nutraceuticals

We expect to generate revenue through developing and marketing vitamins, minerals, herbal supplements, certain animal products, and other nutraceuticals. Such products are sold primarily through wholesalers and mass market discount retailers, as well as direct sales channels such as network marketing and internet sales. We currently make direct online sales through our website. Further, from time to time, we may enter into license or collaboration agreements with other companies, to assist with the sale and marketing of our nutraceuticals, as necessary. We do not currently have any licensing or collaboration agreements related to nutraceutical sales. As of the date of this prospectus, we have derived limited revenues from sales of our nutraceutical products.

Intellectual Property

Our business depends on the licensing and protection of intellectual property rights of the plant-derived compounds, AI models and herb formulations which we discover and develop. We try to protect our proprietary plant compounds, AI models and herb formulations under patent and trade secret laws, as well contractual restrictions on disclosure, copying and distribution. The Company has the following registered and provisional patents as listed in the table below.

Ref no	Title	Type of Protection	International Class(es)	Patent Reference/ Provisional patent application number	Dates	Inventors	Status
1	Molephantin derivatives useful in the treatment of cancer (Relates to NB-A002)	Composition of Matter Process	A61K31/343 C07D307/93 A61K31/365 A61P35/00	WO2022231520A1 AU2022265461A1 JP2024517443A US20250304544A1 EP4330241A4 IL308058A CN117377663A	Priority 2021-04-29 Filed 2022-04-27 Published 2025-03-19 Expiry: 2041-04-29	Hoi Yeung LI; Shunsuke CHIBA; Soak Kuan LAI; Cheng Gee KOH; Toon Wah Roland ONG	PCT – National Phase Australia, Japan, US, Europe, Israel, China
2	Herbal formulations, its method of preparation and its method of use	Composition of Matter Process	A61K36/28 A61K36/19 A61K36/195 A61K36/53 A61K36/87 A61P35/00 A61K2236/00 A61K2236/333 A61K2236/53 A61K2236/55	WO2023154012A3 US20250108083A1 CN118829438A	Priority 2022-02-11 Filed 2023-02-10 Published 2023-11-02 Expiry: 2042-02-11	Hoi Yeung LI; Cheng Gee KOH; Soak Kuan LAI; Siu Cheung Eddie SO; Toon Wah Roland ONG	PCT – National Phase US, China
3	A system and method for determining a bioactivity parameter for a ligand	Process	G16C20/50 G16B15/30 G16B40/00 G16C20/30 G16C20/70	WO2025155244A1	Priority 2024-01-16 Filed 2025-01-07 Published 2025-07-24 Expiry: 2044-01-16	Wai-Kin Adams Kong; Yueming YIN; Yuguang MU; Hoi Yeung LI	PCT
4	Collective synthesis of phantomolin family through total synthesis of the sesquiterpene lactone molephantin (Relates to NB-A002)	Process	C07D307/58 C07D307/93 C07D493/18	WO2025053792A1	Priority 2023-09-06 Filed 2024-09-05 Published 2025-03-13 Expiry 2043-09-06	Shunsuke CHIBA; Remi Henri Louis PATOURET; Hoi Yeung LI; Soak Kuan LAI	PCT
5	Ultrasound-Assisted Extraction Method In 65% Ethanol Yielded Crude Extracts From Selected Medicinal Plants With Comparable Or Improved Bioactivity Benchmarked Against Current Pharmacological Agents In A Panel Of Cell-Based Assays For Cardiovascular Diseases	Process	-	-	-	Hoi Yeung LI, Chin Yee HO; Cheng Gee KOH;, Toon Wah Roland ONG	Know-How

Ref no	Title	Type of Protection	International Class(es)	Patent Reference/ Provisional patent application number	Dates	Inventors	Status
6	Ultrasound-Assisted Extraction Method In 65% Ethanol Yielded Crude Extracts From Selected Medicinal Plants With Comparable Or Improved Bioactivity Benchmarked Against Current Pharmacological Agents In A Panel Of Cell-Based Assays For Non-Alcoholic Fatty Liver Disease	Process	-	-	-	Hoi Yeung LI, Winifred Wing Yiu YAUl; Cheng Gee KOH;, Yi Chieh LIM	Know-How
7	The Isolation Of A Sesquiterpene Compound, Molephantinin, From Elephantopus Tomemtosus L. And The Generation Of Novel Molephantinin Derivatives That Have Inhibitory Effects On Cancer Cell Growth And Metastasis And Can Be Pharmaceutically Useful In Cancers	Composition of Matter Process	-	SG2025/050555	Filed/ Priority 2025-08-19	Hoi Yeung LI; Shunsuke CHIBA; Ruhan YANG; Soak Kuan LAI; Cheng Gee KOH; Yi Chieh LIM	PCT conversion
8	Preparation Of The Active Fraction And Synthesis Of A Novel Compound For Liver And Vascular Health From Althernanthera Sessilis	Process	-	10202500674R	Filed/ Priority 2025-03-17	Hoi Yeung LI; Chin Yee HO; Shunsuke CHIBA; Cheng Gee KOH; Winifred Wing Yiu YAU	SG provisional Patent
9	Herbal Formulation, Its Method Of Preparation And Its Method Of Use In Cardiovascular associated Conditions, Obesity And Metabolic Dysfunction-Associated Fatty Liver Disease	Composition of Matter Process	-	10202502239Y	Filed/ Priority 2025-05-8	Hoi Yeung LI; Chin Yee HO; Cheng Gee KOH; Winifred Wing Yiu YAU	SG provisional Patent
10	Enhancing the Bioactivity Prediction With Geometric Feature, Union-Pocket And Pairwise Loss	Process	-	10202501193Q	Filed/ Priority 2025-05-8	Wai Kin Adams KONG; Hoi Yeung LI; Zhiyuan ZHOU; Yueming YIN; Yiming YANG	SG provisional Patent
11	A First-in-Class Therapy Targeting Transcription-Replication Conflicts Drives Synthetic Lethality In DNA-Damage-Response-Deficient Cancers (Relates to NB-A002)	Use	-	10202501254T	Filed/ Priority 2025-05-15	LI Hoi Yeung; LIM Yi Chieh; KOH Cheng Gee; LAI Soak Kuan; YANG Ruhan	SG provisional Patent
12	Test-Time Adaptation without Source Data for Out-of-Domain Bioactivity Prediction	Process	-	10202502602X	Filed/ Priority 2025-09-12	Yiming YANG; Wai Kin Adams KONG; Hoi Yeung LI; Zhiyuan ZHOU; Yueming YIN;	SG provisional Patent

Human Capital

As of March 31, 2026, we have a total of 10 full-time employees and 6 consultants, consisting of 12 in Singapore, 3 in Vietnam and 1 Israel, carrying out the following primary functions:

Research and Development	6
Operations	1
Sales and Marketing	1
Finance	2
Management and Administration	6
Total	16

NYB Group seeks to hire and develop employees who are dedicated to our strategic mission. Over the next twelve months, we intend to continue to hire a significant number of additional personnel across a variety of functions including, but not limited to, sales and marketing, research and development, sales and marketing, finance, and operations to support our anticipated growth.

We are committed to maintaining equitable compensation programs including equity participation. Although we do not currently have an outstanding equity compensation plan, we intend to start offering equity compensation to certain employees following the Business Combination.

To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be good. None of our employees are represented by a labor union or subject to a collective bargaining agreement.

Facilities

Our Group’s corporate headquarters are located at 456, Alexandra Road, Fragrance Empire Building, #04-07, Singapore 119962. The term of the lease is till August 31, 2025, with a monthly rental of S$1.00 per month.

Emerging Growth Company

Upon consummation of the Business Combination, it is expected that we will be an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter; we have been subject to Exchange Act reporting requirements for at least 12 calendar months; and filed at least one annual report, and (ii) the date on which we issue more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Foreign Private Issuer

Immediately following the Business Combination, we will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act and will therefore be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

In addition, as a foreign private issuer, we are permitted to follow certain corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, we are not required to have a majority of its board of directors consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may rely upon these exemptions and follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements.

For more details on related risks, see “Risk Factors— Risks Related to the Company’s International Operations, Legal and Regulatory Matters—As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. public companies.”

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject as a closing condition to any additional federal, state or foreign regulatory requirement or approval, except for the RFAC de-SPAC Condition and filings with the registrar of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations.

RFAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of RFAC’s financial condition and results of operations should be read in conjunction with RFAC’s financial statements and the related notes to those statements included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties. RFAC’s actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those factors set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”, which you should review for a discussion of some of the factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis and elsewhere in this proxy statement/prospectus.

Overview

RFAC is a blank check company incorporated in the Cayman Islands on February 5, 2024, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. RFAC intends to pursue a business combination with a target in any industry that can benefit from the expertise and capabilities of its management team. While RFAC’s efforts in identifying prospective target businesses will not be limited to a particular geographic region, RFAC intends to focus its search on businesses in Asia within the deep technology sector, including artificial intelligence, quantum computing, and biotechnology. However, RFAC will not consummate a business combination with an entity or business with China operations consolidated through a variable interest entity (“VIE”) structure. RFAC is an early stage and emerging growth company and, as such, is subject to all of the risks associated with early stage and emerging growth companies. RFAC intends to effectuate its business combination using cash derived from the proceeds of the Initial Public Offering and the sale of the RFAC Private Placement Units, its shares, debt or a combination of cash, shares and debt.

RFAC expects to continue to incur significant costs in the pursuit of its acquisition plans. RFAC cannot assure you that its plans to complete a business combination will be successful.

Business Combination Agreement

On October 2, 2025, RFAC entered into the Business Combination Agreement, by and among PubCo, Amalgamation Sub and the Company.

The Business Combination Agreement provides for, among other things, the following transactions: (i) RFAC will merge with and into PubCo, with PubCo being the surviving company; and (ii) following the merger, Amalgamation Sub and the Company will amalgamate and continue as one company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of PubCo.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding Company Share will automatically be cancelled and converted into such number of newly issued PubCo Ordinary Shares as determined in accordance with the terms of the Business Combination Agreement; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company Ordinary Share and accordingly, PubCo shall be the holder of all Surviving Company Ordinary Shares; (iii) each issued and outstanding RFAC Ordinary Share will be cancelled and cease to exist in exchange for one PubCo Ordinary Share; and (iv) each issued and outstanding rights of RFAC shall cease to be a right with respect to RFAC Ordinary Shares and shall be exchanged for one-twentieth (1/20th) of a PubCo Ordinary Share. Any fractional PubCo Ordinary Shares will be rounded down to the nearest whole share.

Extension and Redemption

On November 10, 2025, RFAC held an extraordinary general meeting of shareholders. The shareholders approved the following: (1) RFAC amended its Amended and Restated Memorandum and Articles of Association (the “Existing Charter”) on November 10, 2025, by adopting the Amendment to the Existing Charter in the form set forth in Annex A to the definitive proxy statement, as supplemented, filed with the U.S. Securities and Exchange Commission on October 14, 2025 (as supplemented, the “Articles Amendment”), reflecting the extension of the date by which RFAC must consummate a business combination from the Termination Date by up to nine (9) extensions comprised of one month each (each an “Extension”, the end date of each Extension shall be referred to as “Extended Date”) up to August 15, 2026 (i.e., for a period of time ending up to 27 months after the consummation of its initial public offering for a total of nine (9) months after the Termination Date (assuming a business combination has not occurred); and (2) a proposal to amend RFCA’s investment management trust agreement, dated as of May 16, 2024, (the “Trust Agreement”), by and between RFAC and the Trustee, to allow RFAC to extend the Termination Date up to nine (9) times for an additional one (1) month each time from the Termination Date or Extended Date, as applicable, to August 15, 2026 (the “Trust Agreement Amendment”) by providing five days’ advance notice to the Trustee prior to the applicable Termination Date or Extended Date and depositing into the Trust Account $0.03 for each Public Share not redeemed in connection with the Extension Amendment Proposal, up to a maximum of $60,000, per one-month extension two (2) days prior to such Extension (the “Extension Payment”) until August 15, 2026 and (3) a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the Extension Amendment Proposal and Trust Agreement Amendment Proposal or to provide additional time to effectuate the Extension Amendment, Trust Agreement Amendment and Extension.

In connection with the shareholders’ vote at the extraordinary general meeting, holders of 6,668,735 ordinary shares of RFAC exercised their right to redeem such shares (the “Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) were removed from the Trust Account to pay such holders, leaving approximately $51.9 million in the Trust Account as of the date of the Redemption. Following the aforementioned Redemption, RFAC has an aggregate 8,343,765 ordinary shares outstanding, of which 4,831,265 are public shares subject to possible redemption.

From November 2025 to March 2026, Nanyang deposited $180,000 into Trust Account, extending the Termination Date to April 15, 2026. Pursuant to the Business Combination Agreement, Nanyang shall pay the required Extension fee into Trust Account and all such amounts shall be deemed Nanyang’s transaction cost. The deposits of $120,000 made by RFAC on behalf of Nanyang were recorded as due from Nanyang as of March 31, 2026.

Subsequent to March 31, 2026, Nanyang transferred $240,000 into Trust Account, extending the Termination Date to July 15, 2026.

Results of Operations

RFAC has neither engaged in any operations nor generated any revenues to date. RFAC’s only activities from February 5, 2024 (inception) through March 31, 2026, were those related to its formation, the preparation for the Initial Public Offering and, since the closing of the Initial Public Offering, the search for a prospective business combination. RFAC will not generate any operating revenue until after completion of the Business Combination, at the earliest. RFAC generates non-operating income in the form of interest income from the proceeds derived from the initial public offering and the sale of the private placement units held in the Trust Account. RFAC incurred expenses as a result of being a public company (including for legal, financial reporting, accounting and auditing compliance), as well as for expenses in connection with searching for a prospective business combination.

For the three months ended March 31, 2026, we had net income of $93,702, which consist of interest earned on cash held in Trust Account of $454,296, partially offset by general, administrative and operational costs of $360,594.

For the three months ended March 31, 2025, we had net income of $1,020,970, which consist of interest earned on cash held in Trust Account of $1,234,208, partially offset by general, administrative and operational costs of $213,238.

For the year ended December 31, 2025, RFAC had net income of $3,367,296, which consist of interest earned on cash held in Trust Account of $4,624,152, partially offset by operational costs of $1,256,856.

For the period from February 5, 2024 (inception) through December 31, 2024, we had a net income of $3,157,131, which consisted of interest earned on cash held in the Trust Account of $3,518,931, offset by operating costs of $361,800.

Liquidity and Going Concern

On May 21, 2024, RFAC consummated the Initial Public Offering of 10,000,000 units, at $10.00 per Unit, generating gross proceeds of $100,000,000. Simultaneously with the closing of the Initial Public Offering, RFAC consummated the sale of 400,000 RFAC Private Placement Units to the Sponsor and EarlyBirdCapital, Inc., the representative of the underwriters, at a price of $10.00 per Unit, generating gross proceeds of $4,000,000.

On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 RFAC Units. As a result, on May 23, 2024, RFAC sold an additional 1,500,000 RFAC Units at $10.00 per Unit, generating gross proceeds of $15,000,000. In connection with this sale, the Sponsor and EarlyBirdCapital, Inc. also purchased an additional 37,500 RFAC Private Placement Units from RFAC, generating gross proceeds of $375,000.

Following the Initial Public Offering and the private placement and the exercising of underwriters’ over-allotment option in full, an aggregate of $115,575,000 ($10.05 per Unit) was placed in the Trust Account. We incurred transaction costs of $5,975,732 consisting of $2,000,000 of cash underwriting fees, $3,500,000 of deferred underwriting fees, and $475,732 of other offering costs. As a result of the underwriters’ election to exercise the over-allotment option in full on May 23, 2024, RFAC incurred additional transaction costs of $825,000 consisting of $300,000 of cash underwriting fees and $525,000 of deferred underwriting fees.

On November 10, 2025, RFAC held an extraordinary general meeting of its shareholders and the RFAC shareholders approved the proposal to amend the RFAC Charter to extend the time period RFAC has to consummate its business combination for up to nine months, from November 15, 2025, to August 15, 2026, composed of nine one-month extensions. In connection with the November 2025 Extraordinary General Meeting, holders of 6,668,735 RFAC Public Shares exercised their right to redeem such shares for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) was removed from the Trust Account to pay such holders and approximately $51,857,714 remains in the Trust Account. Following the aforementioned redemption, RFAC has 8,343,765 RFAC Ordinary Shares outstanding, of which 4,831,265 are RFAC Public Shares.

As a result of the redemptions, RFAC now has less liquidity and fewer round-lot holders of RFAC Public Shares, which may make it more difficult for PubCo to meet all of the Nasdaq listing requirements. Since it is a condition to closing to receive the approval for listing by Nasdaq or the New York Stock Exchange of the shares of PubCo to be issued in connection with the transactions contemplated by the Business Combination Agreement, the reduced public float may make it more difficult for RFAC to meet all of the Nasdaq listing requirements, and to consummate the Business Combination.

For the three months ended March 31, 2026, cash used in operating activities was $267,646. Net income of $93,702 was affected by interest earned on cash held in the Trust Account of $454,296. Changes in operating assets and liabilities provided $92,948 of cash for operating activities.

For the three months ended March 31, 2025, cash used in operating activities was $146,448. Net income of $1,020,970 was affected by interest earned on cash held in the Trust Account of $1,234,208. Changes in operating assets and liabilities provided $66,790 of cash for operating activities.

For the year ended December 31, 2025, cash used in operating activities was $561,403. Net income of $3,367,296 was affected by interest earned on cash held in the Trust Account of $4,624,152. Changes in operating assets and liabilities provided $695,453 of cash for operating activities.

For the period from February 5, 2024 (inception) through December 31, 2024, cash used in operating activities was $89,501. Net income of $3,157,131 was affected by interest earned on cash held in the Trust Account of $3,518,931, payment of expenses through issuance of RFAC Ordinary Shares of $25,000, and payment of expenses through advance from related party of $31,620. Changes in operating assets and liabilities provided $215,679 of cash for operating activities.

For the three months ended March 31, 2026, cash used in investing activities was $180,000, which consists of investment of cash in Trust Account of $180,000.

For the three months ended March 31, 2025, cash used in investing activities was $0.00.

For the year ended December 31, 2025, cash provided by investing activities was $71,460,705, which consists of cash withdrawn from Trust Account in connection with redemption of $71,580,705, partially offset by investment of cash into Trust Account of $120,000.

For the year ended December 31, 2024, cash used in investing activities was $115,575,000, which consists of investment of cash into Trust Account of $115,575,000.

For the three months ended March 31, 2026, cash provided by financing activities was $145,000, which consists of advances from Sponsor of $25,000 and proceeds for extension deposits of $120,000.

For the three months ended March 31, 2025, cash provided by financing activities was $0.00.

For the year ended December 31, 2025, cash used in financing activities was $71,520,705, which consists of payment for redemption of ordinary shares of $71,580,705, partially offset by extension deposit from Nanyang of $60,000.

For the year ended December 31, 2024, cash provided by financing activities was $116,623,287, which consists of proceeds from sale of Units, net of underwriting discounts paid $112,700,000, Proceeds from sale of Private Placement Units of $4,375,000, proceeds from sale of representative shares of $1,739 and advances from related party of 45,317, partially offset by payment of offering costs of $498,769.

As of March 31, 2026, RFAC had cash held in the Trust Account of $52,891,674. RFAC may withdraw interest from the Trust Account to pay taxes, if any. RFAC intends to use substantially all the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2026, RFAC had cash held outside the Trust Account of $34,737. RFAC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination, and to pay for directors and officers liability insurance premiums.

As of December 31, 2025, RFAC had cash held in the Trust Account of $52,257,378. RFAC may withdraw interest from the Trust Account to pay taxes, if any. RFAC intends to use substantially all the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination. To the extent that RFAC’s share capital or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2025, and December 31, 2024, RFAC had cash of $337,383 and $958,786 held outside of the Trust Account, respectively, and had a working capital deficit of $567,649 as of December 31, 2025. RFAC intends to use the funds held outside of the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, properties, or similar locations of prospective target businesses or their representative or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete the Business Combination.

In order to finance working capital deficit or to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we will repay the working capital loans. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. Up to $1,500,000 of the working capital loans may be convertible into working capital units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. The units and the underlying securities would be identical to the private placement units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Our officers, directors and our Sponsor may, but are not obligated to, loan us funds as may be required. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” our management has determined that these conditions raise substantial doubt about our ability to continue as a going concern for a reasonable period of time which is considered to be one year from the date of the issuance of the financial statements. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

RFAC has until August 15, 2026 (“Revised Extension Deadline”), to consummate a business combination. It is uncertain that RFAC will be able to consummate a business combination by the specified period. If a business combination is not consummated by the Revised Extension Deadline, and RFAC decides not to further extend the period of time to consummate a business combination, there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about RFAC’s ability to continue as a going concern one year from the date that its financial statements are issued. RFAC’s financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should RFAC be unable to continue as a going concern.

Related Party Transactions

Founder Shares

On February 15, 2024, RFAC issued an aggregate of 2,875,000 founder shares to the Sponsor in exchange for cash of $25,000. The founder shares include an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s overallotment is not exercised in full or in part, so that the Sponsor will own, on an as-converted basis, 20% of RFAC’s issued and outstanding shares after the IPO.

On February 28, 2024, RFAC issued to EBC, 200,000 RFAC Ordinary Shares for a purchase price of $0.0087 per share and an aggregate purchase price of $1,739.

As a result of the underwriter’s election to exercise their over-allotment option on May 23, 2024, 375,000 Sponsor Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of the initial business combination and (B) the date on which RFAC completes a liquidation, merger, share exchange, reorganization or other similar transaction after the initial business combination that results in all RFAC Public Shareholders having the right to exchange their RFAC Ordinary Shares for cash, securities or other property.

Related Party Loans

The Sponsor agreed to loan RFAC up to $200,000 on a non-interest bearing basis under an unsecured promissory note to be used for a portion of the expenses of the Initial Public Offering. As of March 31, 2026 and December 31, 2025, there were no amounts outstanding under the promissory note.

Advance from Related Party

The Sponsor paid certain operating costs on behalf of RFAC. These amounts are due on demand and non-interest bearing. As of March 31, 2026 and December 31, 2025, the amount advanced from the related party was $138,550.

Due to Sponsor

As of March 31, 2026, and December 31, 2025, the balance of due to Sponsor was $250,725, and $195,725, respectively, which mainly consisted of the administration fee as described below. In addition, the Sponsor made an advance of $25,000 into RFAC’s account, for working capital purposes. The advance is non-interest bearing and is due on demand. Subsequent to March 31, 2026 an additional $60,000 was advanced for working capital purposes.

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of RFAC’s officers and directors may, but are not obligated to, loan RFAC working capital loans. If RFAC completes a business combination, RFAC would repay such loaned amounts. If a business combination does not close, RFAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment.

Up to $1,500,000 of the working capital loans may be convertible into working capital units of PubCo at a price of $10.00 per unit at the option of the lender. The units and the underlying securities would be identical to the RFAC Private Placement Units.

Contractual Obligations

Administrative Services Agreement

Commencing on May 16, 2024, the Sponsor charges RFAC an allocable share of its overhead, up to $10,000 per month to the close of the Business Combination, to compensate it for RFAC’s use of its office, utilities and administrative support. For the three months ended March 31, 2026 and 2025, RFAC recognized $30,000 administrative fee, respectively. As of March 31, 2026, and December 31, 2025 and 2024, $225,000, and $195,000, respectively, have been accrued and remained unpaid under this agreement.

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Units and any units that may be issued upon conversion of working capital loans (and all underlying securities) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of Initial Public Offering requiring RFAC to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that RFAC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of the Business Combination and rights to require RFAC to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that RFAC will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. RFAC will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.00% of the gross proceeds of the Initial Public Offering, or $2,300,000. On May 23, 2024, the underwriters fully exercised the over-allotment option and purchased an additional 1,500,000 over-allotment units, generating an aggregate of gross proceeds of $15,000,000.

Business Combination Marketing Agreement

On May 16, 2024, RFAC engaged EBC as an advisor in connection with its business combination to assist in holding meetings with RFAC Shareholders to discuss the potential business combination and the target business’ attributes, introduce RFAC to potential investors that are interested in purchasing its securities in connection with its initial business combination and assist with press releases and public filings in connection with the Business Combination. RFAC will pay EBC a service fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds (an aggregate of $4,025,000 since the underwriters’ over-allotment option was exercised in full) of the Initial Public Offering. In addition, RFAC will pay EBC a service fee in an amount equal to 1.0% of the total consideration payable in the initial business combination if it introduces RFAC to the target business with whom it completes an initial business combination; provided that the foregoing fee will not be paid prior to the date that is 60 days from the effective date of the Initial Public Offering, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the Initial Public Offering pursuant to FINRA Rule 5110.

EBC Founder Shares

On February 28, 2024, RFAC issued to EBC and or designees an aggregate of 200,000 RFAC Ordinary Shares at a price of $0.0087 per share for a total consideration of $1,739. RFAC accounts for the fair value of the EBC Founder Shares over consideration paid as offering cost of the Initial Public Offering, with a corresponding credit to shareholder’s equity.

EBC (and/or its designees) has agreed not to transfer, assign or sell any such shares without RFAC’s prior written consent until the completion of the Business Combination. In addition, EBC (and/or its designees) has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if RFAC fails to complete the Business Combination by August 15, 2026.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement except to any underwriter and selected dealer that participated in RFAC’s Initial Public Offering and their bona fide officers or partners.

Critical Accounting Estimates

This management’s discussion and analysis of RFAC’s financial condition and results of operations is based on RFAC’s financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of RFAC’s financial statements requires RFAC to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in RFAC’s financial statements. On an ongoing basis, RFAC evaluates its estimates and judgments, including those related to fair value of financial instruments and accrued expenses. RFAC bases its estimates on historical experience, known trends and events and various other factors that RFAC believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. As of March 31, 2026 and December 31, 2025, we did not have any critical accounting estimates to be disclosed.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on RFAC’s financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. RFAC qualifies as an “emerging growth company” under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. RFAC is electing to delay the adoption of new or revised accounting standards, and as a result, RFAC may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, RFAC’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, RFAC is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” RFAC chooses to rely on such exemptions RFAC may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on RFAC’s system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of RFAC’s Initial Public Offering or until RFAC is no longer an “emerging growth company,” whichever is earlier.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2026 and December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, for purposes of this section, the terms “NYB”, “we,” “us,” or “our,” refer to NYB Holdings Limited and its subsidiaries prior to the consummation of the Business Combination. You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis are set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section of prospectus titled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a pre-clinical biopharmaceutical company dedicated to translating the underexplored biodiversity of the earth, including tropical medicinal plants with long-standing traditional use, into rigorously validated therapeutics and nutraceuticals. We focus on discovering and developing natural compounds from mostly untapped and unique biodiversity for oncology and other chronic diseases, complemented by a consumer nutraceuticals line for longevity. The NYB Group’s integrated approach combines an ethnopharmacological selection of plant species; the extraction, purification, and analytical characterization of the selected plant species; biological triage and mechanism-of-action studies; and AI-enabled prioritization and optimization through our proprietary Vecura AI platform to identify and advance bioactive natural compounds that have therapeutic activity.

Our operations currently comprise three pillars:

(i)	Therapeutics for chronic diseases with an oncology focus. In collaboration with Nanyang Technological University (“NTU”), we have discovered, extracted, and developed plant-derived small molecules targeting DNA damage response (“DDR”) deficient cancers. Our patented lead candidate, NB-A002, has shown promising pre-clinical results as an ILF2 inhibitor, an RNA-binding co-factor previously considered undruggable.

(ii)	Proprietary AI drug-discovery platform. We operate an award-winning Drug-Target Interaction Graph Neural Network (“DTIGN”) that leverages our nature-to-molecule library to simulate molecular interactions and predict bioactivity against disease targets, supporting discovery across oncology, metabolic disorders, and neuroscience.

(iii)	Nutraceuticals. Applying our expertise in nature-sourced bioactive, we develop, produce, and sell nutraceutical products for longevity/healthy aging, cancer-care support, and metabolic health, with offerings in Singapore, India, Hong Kong, and Malaysia.

Key Factors that Affect Operating Results

Our business, financial condition and results of operations have been, and are expected to continue to be, affected by a number of factors, which primarily include the following:

Results of Operations

Comparison of the Six Months Ended March 31, 2026 and 2025

	For the Six Months Ended March 31,
	2026	2025	Change	%
Revenues:
Product Revenue	$43,132	$-	$43,132	N/A
Total revenues	$43,132	$-	$43,132	N/A
Cost of revenues	$(21,566)	$-	$(21,566)	N/A
Gross profit	$21,566	$-	$21,566	N/A
Operating Expenses:
Research and development	$(4,475,719)	$(21,320)	$(4,454,399)	N/M
General and administrative	$(2,228,454)	$(351,475)	$(1,876,979)	534.0%
Total operating expenses	$(6,704,173)	$(372,795)	$(6,331,378)	1,698.4%
Interest expense	$(94,182)	$-	$(94,182)	N/A
Other income	$2,302	$1,538,098	$(1,537,796)	(99.9)%
Loss on disposal of a subsidiary	$(448,403)	$-	$(448,403)	N/A
Net (loss) income	$(7,222,890)	$1,165,303	$(8,388,193)	N/M

N/A = Not applicable (no prior year comparative). N/M = Not meaningful, due to the magnitude of the change relative to a small or opposite-signed prior-period base.

Revenues

Total revenues were $43,132 for the six months ended March 31, 2026, compared to nil for the six months ended March 31, 2025, consistent with the Company’s transition into its first year of commercial revenue generation, which began in second half year of 2025. The product revenue of $43,132 was derived from sales of nutraceutical products. The gross profit margin for the six months ended March 31, 2026 was approximately 50%, reflecting the early-stage operating economics of our commercial activities as we continue to scale.

For the six months ended March 31, 2026, one customer from our Nutraceuticals business accounted for more than 10% of the Group’s total revenue and more than 10% of total accounts receivable. We expect revenues to grow as we expand our AI platform client base and broaden our nutraceutical product distribution.

Operating Expenses

Total operating expenses increased by approximately $6.3 million, or 1,698.4%, to approximately $6.7 million for the six months ended March 31, 2026, from approximately $0.4 million for the six months ended March 31, 2025. The decrease was mainly attributed to the following:

Research and Development Expenses

Research and development expenses increased by $4,454,399, to $4,475,719 for the six months ended March 31, 2026, compared to $21,320 for the six months ended March 31, 2025. This increase was primarily attributable to the continued transition of R&D activity to our internally established subsidiaries, NYB.AI Pte. Ltd. and NYB Therapeutic Pte. Ltd. (incorporated in January 2025 and September 2025, respectively) by acquisition of 12 IPs from NTU with a total consideration of $4,140,313. Both NYB.AI Pte. Ltd. and NYB Therapeutic Pte. Ltd had only minimal or no operating history during the comparative six-month period ended March 31, 2025, following the December 2024 termination of the Master Research Collaboration Agreement (“MRCA”) with NTU.

The following table sets forth the R&D expenses incurred by each subsidiary during the six months ended March 31, 2026:

Entity	R&D Expenses for the six months ended March 31, 2026
NYB.AI Pte. Ltd.	$-
NYB Therapeutic Pte. Ltd.	$-
Total - Subsidiaries	$-
Nanyang Biologics Pte. Ltd. (Parent)	$4,475,719
Consolidated Total	$4,475,719

Research and development expenses represented 66.8% of total operating expenses for the six months ended March 31, 2026, compared to 5.7% for the six months ended March 31, 2025.

For the six months ended March 31, 2026, one vendor accounted for more than 10% of the Group’s combined research and development expenses, general and administrative expenses, and cost of revenues; for the six months ended March 31, 2025, one vendor accounted for more than 10% of combined research and development and general and administrative expenses.

The Company does not separately track research and development costs by individual pillar or program. This is not an oversight but reflects a deliberate and operationally justified approach rooted in the integrated nature of our scientific activities at this stage of development.

General and Administrative Expenses

The following summarizes the key components of general and administrative expenses for the six months ended March 31, 2026, and 2025.

	Six months ended March 31, 2026	Six months ended March 31, 2025	Change	%
Share-based compensation	$641,826	$-	641,826	N/A
Employee benefit cost	$539,936	$197,913	342,023	172.8%
Professional service fee	$459,779	$10,861	448,918	4,133.3%
Other operating expenses	$586,913	$142,701	444,212	311.3%
	$2,228,454	$351,475	1,876,979	534.0%

General and administrative expenses increased by $1,876,979, or 534.0%, to $2,228,454 for the six months ended March 31, 2026, compared to $351,475 for the six months ended March 31, 2025. This increase was primarily due to:

●	Share-based compensation to non-employees of $641,826 recognized for the six months ended March 31, 2026, compared to nil for the six months ended March 31, 2025. This was due to the 320,913 shares granted to non-employees as a result of supporting the planned business combination with RFAC and fundraising and the total share-based compensation expenses amortized during the service period;

●	Employee benefit costs increased by $342,023 to $539,936 for the six months ended March 31, 2026, compared to $197,913 for the six months ended March 31, 2025. This was a result of increased management compensations for the six months ended March 31, 2026;

●	Higher professional, legal, and advisory fees and other corporate overhead incurred in connection with the pursuit of the Business Combination and the Group’s preparation for operating as a publicly traded company. We anticipate that general and administrative expenses will continue to increase following the closing of the Business Combination as we build out the finance, legal, and compliance infrastructure necessary to operate as a Nasdaq-listed company.

We anticipate that our general and administrative expenses will continue to increase as we complete the business combination and transition to operating as a publicly traded company, which will require us to hire additional personnel and implement systems and processes to comply with the requirements of being a public company, including compliance with the Sarbanes-Oxley Act and stock exchange listing requirements.

Other Income

Other income was $2,302 for the six months ended March 31, 2026, compared to $1,538,098 for the six months ended March 31, 2025 that included a portion of the non-recurring gain arising from the termination of the MRCA with NTU, effective December 14, 2024, under which NTU waived certain remaining payment obligations; this gain does not incur in the current period.

Interest Expense

Interest expense was $94,182 for the six months ended March 31, 2026, compared to nil for the six months ended March 31, 2025. The interest expenses for the six months ended March 31, 2026 comprised $4,332 from third-party borrowings (Loan 1 and Loan 2) at a weighted-average interest rate of 7.95% per annum for the period, and $89,850 from amortization of issuance costs and contractual interest on the 8% Redeemable Convertible Notes (“RCNs”) issued in August 2025.

Loan 1 is an unsecured demand loan from a private lender that is repayable on demand and bears interest at 5.50% per annum. Loan 2 is a secured term loan from a private lender bearing interest at 8.0% per annum, maturing June 1, 2028, and secured by the Company’s computer equipment. The amount due to related parties represents unsecured, non-interest bearing advances from a shareholder that are repayable on demand. The convertible notes are 8% Redeemable Convertible Notes, subject to automatic conversion prior to the declaration of effectiveness by the SEC in connection with a registration statement.

Loss on disposal of a subsidiary

The Group recognized a loss on disposal of a subsidiary of $448,403 for the six months ended March 31, 2026, in connection with the disposal of its entire equity interest in Nanyang Herb Pte. Ltd. (“NYH”) to Mr. Seah Tiong Meng, a director of the Company, for nominal consideration on October 30, 2025. The disposal was undertaken to streamline the Group’s corporate structure around its core AI-driven drug discovery and biopharmaceutical focus; NYH, whose principal activities comprised agricultural and animal husbandry services and the wholesale of traditional medicine and herbs, had been operationally dormant since 2024. The disposal does not represent a discontinued operation with strategy shift as NYH did not constitute a separate major line of business or geographical area of our operations.

Provision for Income Tax

Our provision for income tax remained at $nil for both the six months ended March 31, 2026 and 2025, representing no change. For six months ended March 31, 2026 and 2025, there is no income tax expense, because we were in the position of loss before taxes after adjusting the non-taxable items. A full valuation allowance of $1,426,481 and $314,249 as of March 31, 2026 and 2025, respectively, has been established as management determined it is more likely than not that the Company will not generate sufficient future taxable income to utilize its net operating loss carryforwards prior to expiration.

Net (Loss) Income

We had a net loss of approximately $7.2 million for the six months ended March 31, 2026, compared to net income of approximately $1.2 million for the six months ended March 31, 2025. Such change was mainly a direct effect of the reasons discussed above, primarily the acquisition of 12 IPs from NTU for the six months ended March 31, 2026.

Comparison of The Years Ended September 30, 2025 and 2024

	FY 2025	FY 2024	Change	%
Revenues:
Service Revenue	$79,207	$-	$79,207	N/A
Product Revenue	$5,379	$-	$5,379	N/A
Total revenues	$84,586	$-	$84,586	N/A
Cost of revenues	$(49,389)	$-	$(49,389)	N/A
Gross profit	$35,197	$-	$35,197	N/A
Operating Expenses:
Research and development	$(179,376)	$(3,093,320)	$2,913,944	(94.2)%
General and administrative	$(3,200,474)	$(427,988)	$(2,772,486)	647.8%
Total operating expenses	$(3,379,850)	$(3,521,308)	$141,485	(4.0)%
Interest expense	$(27,004)	$(39,980)	$12,976	(32.5)%
Other income	$4,711,285	$2,393	$4,708,892	N/M
Net income (loss)	$3,372,077	$(3,558,895)	$6,930,972	N/M

N/A = Not applicable (no prior year comparative). N/M = Not meaningful due to the magnitude of the NTU termination gain.

Operating Expenses

Total operating expenses decreased by approximately $0.1 million, or 4.0%, to approximately $3.4 million for the year ended September 30, 2025, from approximately $3.5 million for the year ended September 30, 2024. The decrease was mainly attributed to the following:

Revenues

Total revenues were $84,586 for the fiscal year ended September 30, 2025, compared to nil for the fiscal year ended September 30, 2024. This represents the Company’s first year of commercial revenue generation. Service revenue of $79,207 was derived from AI-driven drug discovery services delivered through our DTIGN/Vecura AI platform, and product revenue of $5,379 was derived from sales of nutraceutical products. The gross profit margin for fiscal year 2025 was approximately 41.6%, reflecting initial-stage operating economics as we scale our commercial activities.

For the year ended September 30, 2025, one customer from our AI-driven drug discovery segment accounted for more than 10% of our total revenues and more than 10% of total accounts receivable. We expect revenues to grow as we expand our AI platform client base and broaden our nutraceutical product distribution.

Research and Development Expenses

Research and development expenses decreased by $2,913,944, or 94.2%, to $179,376 for the fiscal year ended September 30, 2025, compared to $3,093,320 for the fiscal year ended September 30, 2024. This substantial decrease was primarily attributable to:

●	The termination of the Master Research Collaboration Agreement (“MRCA”) with NTU on December 14, 2024, which had comprised the substantial majority of R&D expenditure in prior years; and

●	Transition of R&D activities to internal resources through our newly established subsidiaries, NYB Therapeutic Pte. Ltd. and NYB.AI Pte. Ltd., incorporated in October 2025 and January 2025 respectively.

The following table sets forth the R&D expenses incurred by each newly established subsidiary during the fiscal year:

Entity	R&D Expenses for FY 2025
NYB.AI Pte. Ltd.	$18,848
NYB Therapeutic Pte. Ltd.(1)	$-
Total - Subsidiaries	$18,848
Nanyang Biologics Pte. Ltd. (Parent)	$160,528
Consolidated Total	$179,376

(1)	As NYB Therapeutic Pte. Ltd. was incorporated on October 2, 2025, it accordingly had no activity within the fiscal year ended September 30, 2025

Research and development expenses represented 13.3% and 87.8% of total operating expenses for fiscal years 2025 and 2024, respectively. For the year ended September 30, 2025, one vendor accounted for 10% of our combined research expenses, general and administrative expenses, and cost of revenues.

The Company does not separately track research and development costs by individual pillar or program. This is not an oversight but reflects a deliberate and operationally justified approach rooted in the integrated nature of our scientific activities at this stage of development.

This practice reflects a deliberate approach rooted in the integrated nature of our scientific activities at this stage of development. This practice is operationally justified because:

1. Deep Integration of Activities Across Pillars

The Company’s three pillars: (i) Drug Development (NB-A002 and the DDR pipeline), (ii) the Vecura/DTIGN AI Drug Discovery Platform, and (iii) Nutraceuticals; are not independent cost centers. They share a common scientific foundation in ethnopharmacology, nature-derived bioactive compound research, and the nature-to-molecule library. Personnel, laboratory resources, and research infrastructure routinely serve multiple pillars simultaneously and inseparably. For example, the DTIGN platform directly supports the identification and screening of candidates for both the therapeutics pipeline and nutraceutical formulations. Allocating costs between these activities would require arbitrary apportionment that would not yield meaningful or decision-useful information for investors and would, in fact, risk presenting a misleading picture of program economics.

2. Concentration of Expenditure in a Single Vendor

As disclosed in the filing, for both fiscal years ended September 30, 2025 and 2024, one vendor: Nanyang Technological University (“NTU”); accounted for all of our research and development expenditure under the Master Research Collaboration Agreement. The NTU collaboration itself is structured as an integrated program covering drug discovery, compound characterization, and bioactivity validation that spans all three pillars concurrently. NTU invoices and delivers research outputs holistically under this agreement; there is no sub-allocation mechanism within the contract itself. Accordingly, there is no independent, auditable basis upon which to apportion these costs to individual pillars without resorting to estimates that would be speculative and potentially misleading.

3. Early-Stage Company with Lean Administrative Infrastructure

The Company was incorporated in 2021 and remains in the pre-revenue, pre-clinical stage of development for its primary drug candidates. At this stage of organizational maturity, implementing a formal cost center accounting system disaggregated by pillar would impose administrative burden disproportionate to the financial complexity of the business. ASC 730 does not require cost tracking by program when programs share resources and outputs are not separately identifiable; it requires expensing as incurred, with which the Company fully complies.

General and Administrative Expenses

The following summarizes the key components of general and administrative expenses for the fiscal years ended September 30, 2025, and 2024.

	FY 2025	FY 2024	Change	%
Share-based compensation	$2,032,449	$-	2,032,449	N/A
Employee benefit cost	$488,226	$268,341	219,885	81.9%
Professional service fee	$610,651	$118,081	492,570	417.1%
Other operating expenses	$69,148	$41,566	27,582	66.4%
	$3,200,474	$427,988	2,722,486	647.8%

General and administrative expenses increased by $2,772,486, or 647.8%, to $3,200,474 for the fiscal year ended September 30, 2025, compared to $427,988 for the fiscal year ended September 30, 2024. This significant increase was primarily due to:

●	Share-based payments to non-employees increased $2,032,449 for the fiscal year ended September 30, 2025, compared to nil for the fiscal year ended September 30, 2024. This was due to the 320,913 shares granted to non-employees as a result of supporting the planned business combination with RFAC and fundraising;

●	Employee benefit costs increased by $219,885 to $488,226 for the fiscal year ended September 30, 2025, compared to $268,341 for the fiscal year ended September 30, 2024. This was a result of building out our executive management and administrative infrastructure to support the planned business combination with RFAC and fundraising;

●	Costs associated with profession service fee increased by $492,570 to $610,651 for the fiscal year ended September 30, 2025, compared to $118,081 for the fiscal year ended September 30, 2024. These increases were primarily driven by higher legal, audit and advisory fees, expanded compliance requirements in preparation for becoming a public company, and enhanced investor engagement initiatives.

We anticipate that our general and administrative expenses will continue to increase as we complete the business combination and transition to operating as a publicly traded company, which will require us to hire additional personnel and implement systems and processes to comply with the requirements of being a public company, including compliance with the Sarbanes-Oxley Act and stock exchange listing requirements.

Other Income

Other income, net was $4,711,285 for the fiscal year ended September 30, 2025, compared to $2,393 for the fiscal year ended September 30, 2024. The fiscal year 2025 amount relates entirely to a non-recurring gain arising from the termination of the MRCA with NTU. On December 14, 2024, the Company and NTU entered into a termination agreement pursuant to which the MRCA, effective from June 1, 2021, was terminated prior to its scheduled expiration. In connection with the termination, NTU agreed to waive all remaining payment obligations under Schedules 4, 5, and 6 of the MRCA, amounting to USD 4,709,355 that have been recorded as payables to collaboration organization (exclude the prevailing GST) in the consolidated statements of balance sheet as of September 30, 2024. Due to the termination agreement, the Company recognized the amount as a gain in other income in the consolidated statements of operations and comprehensive income (loss) for the fiscal year ended September 30, 2025. This gain is non-recurring in nature and should not be expected to recur in future periods.

Interest Expense

Interest expense decreased by $12,976, or 32.5%, to $27,004 for the fiscal year ended September 30, 2025, compared to $39,980 for the fiscal year ended September 30, 2024. The decrease primarily reflects the elimination of interest charges on related-party loans from Gamenow, Net (Hongkong) Limited and China The9 Interactive Ltd., which were fully converted into equity in December 2023. The fiscal year 2025 interest expense comprised $6,228 from third-party borrowings (Loan 1 and Loan 2) at a weighted-average rate of 7.96% per annum, and $20,776 from the amortization of issuance costs and contractual interest on the 8% Redeemable Convertible Notes (“RCNs”) issued in August 2025.

Provision for Income Tax

Our provision for income tax remained at $nil for both the fiscal years ended September 30, 2025 and 2024, representing no change. For fiscal year 2025, there is no income tax expense, because we were in the position of loss before taxes after adjusting the non-taxable other income generated by the waiver of NTU research and development payment. A full valuation allowance of $314,249 and $79,148 as of September 30, 2025 and 2024, respectively, has been established as management determined it is more likely than not that the Company will not generate sufficient future taxable income to utilize its net operating loss carryforwards prior to expiration.

Net Income (Loss)

Our net income increased by approximately $4.9 million, to approximately $1.3 million for the fiscal year ended September 30, 2025, compared to a net loss of approximately $3.6 million for the year ended September 30, 2024. Such change was mainly a direct effect of the reasons discussed above, primarily the one-time NTU MRCA termination gain of $4,709,355 and the substantial reduction in research and development expenses.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. Our liquidity needs are to meet our working capital requirements, operating expenses, and capital expenditure obligations.

Net loss of approximately $7.2 million for the six months ended March 31, 2026 was driven principally by the acquisition of 12 IPs from NTU and the share-based compensation, which did not contribute to cash from operations. Net cash used in operating activities were approximately $2.2 million for the six months ended March 31, 2026, and our accumulated deficit and working capital deficit were approximately $14.9 million and $0.5 million, as of March 31, 2026. To support our business operations for the next twelve months since the issuance of the consolidated financial statements, we had cash of 108,662, accounts receivable of $42,683 and other receivables and deposits of $252,931 as of March 31, 2026, which are short-term in nature and which we expect to collect within our normal business cycle.

As of March 31, 2026, our total borrowings were $153,196 from private lenders. These borrowings bear interest at rates ranging from 5.50% to 8.00% per annum, with maturities extending to June 1, 2028. A portion of the borrowings is secured by the Group’s computer equipment, which had a carrying value of $175,969 as of March 31, 2026. In addition, we had $3,067,327 in 8% Redeemable Convertible Notes (“RCNs”) outstanding, comprising $2,038,055 subscribed by Investor A and $1,029,272 subscribed by Investor B reflecting additional RCN proceeds of $1,400,000 received during the period from investor A. The RCNs bear simple interest at 8% per annum and mature 24 months from issuance, on August 1, 2027, unless extended by mutual agreement.

On October 2, 2025, we entered into a Business Combination Agreement (“BCA”) with RF Acquisition Corp II (“RFAC”), a U.S. publicly traded special purpose acquisition company (“SPAC”). Upon closing of the business combination, we expect to receive potential funding from equity financing in the U.S. capital markets to partly support our working capital needs.

Our future operations are highly dependent on a combination of factors, including but not necessarily limited to (i) our ability to successfully complete the business combination with RFAC and raise additional capital through equity financing, (ii) the successful development and commercialization of our AI-driven drug discovery platform and therapeutic product candidates, (iii) the generation of recurring commercial revenue from our AI platform services and nutraceutical operations, (iv) our ability to obtain regulatory approvals for our drug candidates, and (v) our ability to manage operating expenses and fulfill our obligations under existing financing arrangements, including the $3,067,327 in convertible notes outstanding as of March 31, 2026.

The Company can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Company, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Company and would materially adversely affect its ability to continue as a going concern.

The following summarizes the key components of our cash flows for the six months ended March 31, 2026 and 2025.

	Six months ended March 31, 2026	Six months ended March 31, 2025
Net cash used in operating activities	$(2,203,952)	$(419,062)
Net cash used in investing activities	$(14,746)	$-
Net cash provided by financing activities	$1,451,684	$320,000
Effect of exchange rate changes on cash	$(12,981)	$21,679
Net decrease in cash	$(779,995)	$(77,383)
Cash and cash equivalent, end of period	$108,662	$207,181

Operating Activities

Net cash used in operating activities was approximately $2.2 million for the six months ended March 31, 2026. The net cash used in operating activities was primarily attributable to the net loss of $7,220,890, partially offset by share-based compensation adjustment of $641,826, loss on disposal of a subsidiary adjustment of $448,404, non-cash research and development expenses incurred by issuance of ordinary shares adjustment of $3,365,900 and increase in accrued expenses and other liabilities, current and non-current of $684,873.

Net cash used in operating activities was approximately $0.4 million for the six months ended March 31, 2025. The net cash used in operating activities was primarily attributable to the net income of $1,165,303, partially offset by decrease in accrued expenses and other liabilities, current of $1,583,339.

Investing Activities

Net cash used in investing activities was $14,746 for the six months ended March 31, 2026, compared to nil for the six months ended March 31, 2025. This reflects the net cash loss from disposal of a subsidiary.

Financing Activities

Net cash provided by financing activities was approximately $1.5 million for the six months ended March 31, 2026, and was primarily attributable to net proceeds of $1,400,000 from the issuance of RCNs and $278,812 loans from related parties, partially offset by payments of deferred merger costs of $189,702 and repayment of borrowings of $37,426.

Net cash provided by financing activities was approximately $0.3 million for the six months ended March 31, 2025, and was primarily attributable to 320,000 from the payment of subscription receivable.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with FASB ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. For the six months ended March 31, 2026 and 2025, we did not record any accruals for loss contingencies. As disclosed in Note 7 to our unaudited condensed consolidated financial statements, as of March 31, 2026 and September 30, 2025, the Company was not a party to any legal or administrative proceedings, and there were no legal or regulatory proceedings that could have resulted in an unfavorable outcome with a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

The following table summarizes our contractual obligations as of March 31, 2026:

Contractual obligations	Total	Less than 1 year	1–3 years	More than 3 years
Borrowings from third parties	$153,196	$65,873	$87,323	$-
Amount due to related parties	$283,277	$283,277	$-	$-
Convertible notes – Investor A	$2,038,055	$-	$2,038,055	$-
Convertible notes – Investor B	$1,029,272	$-	$1,029,272	$-
NTU Intellectual Property Assignment Agreement	$774,413	$464,648	$309,765	$-
Total	$4,278,213	$813,798	$3,464,415	$-

On November 28, 2025, the Company and Nanyang Technological University (“NTU”) entered into an Intellectual Property Assignment Agreement (the “IP Agreement”), pursuant to which NTU assigned its rights, title, and interest in 12 patents and inventions to the Company for consideration of $774,413 (S$1,000,000), 95,653 ordinary shares of the Company (issued December 1, 2025), and $13,194 (S$16,939) of patent expense reimbursement. Of the cash consideration, $154,883 (S$200,000) was payable within 30 days of signing, and $309,765 (S$400,000) is payable on each of the first and second anniversaries of the effective date (November 27, 2026 and November 27, 2027, respectively) — or, if earlier, within three months of the successful completion of an initial public offering or de-SPAC transaction. As of March 31, 2026, $309,765 of this obligation is classified as current (payable within twelve months) and $309,765 is classified as non-current, within accrued expenses and other liabilities on our unaudited condensed consolidated balance sheet.

Capital Expenditures

For the six months ended March 31, 2026 and 2025, the Company did not make any capital expenditures. As a pre-revenue research and development stage biotechnology company transitioning to commercial operations, the Company’s primary expenditures had been focused on research and development activities, including the collaboration with NTU for AI-driven drug discovery and development of product candidates.

The following summarizes the key components of our cash flows for the fiscal years ended September 30, 2025, and 2024.

	FY 2025	FY 2024
Net cash used in operating activities	$(1,678,570)	$(1,169,947)
Net cash used in investing activities	$(248,337)	$-
Net cash provided by financing activities	$2,462,662	$1,300,000
Effect of exchange rate changes on cash	$(68,338)	$50,289
Net increase in cash	$604,093	$180,342
Cash, end of year	$888,657	$284,564

Operating Activities

Net cash used in operating activities was approximately $1.7 million for the fiscal year ended September 30, 2025. The net cash used in operating activities was primarily attributable to the waiver of payment obligation of the accrued NTU collaboration payable of approximately $5.0 million upon termination of the MRCA, an increase in accounts receivable of $16,881 arising from our initial commercial revenues, and an increase in other receivables and deposits of $70,667, partially offset by net income of $1.3 million (which includes the non-cash NTU waiver gain of $4,709,355), non-cash depreciation of $34,491, interest expense accruals of $27,004 and share-based compensation of $2,032,449.

Net cash used in operating activities was approximately $1.2 million for the fiscal year ended September 30, 2024. The net cash used in operating activities was primarily attributable to a net loss of $3.6 million, partially offset by interest expenses adjustment of $0.04 million and an increase in accrued expenses and other current liabilities of $2.3 million (mainly from research collaboration commitments to NTU).

Investing Activities

Net cash used in investing activities was $248,337 for the fiscal year ended September 30, 2025, compared to nil for the fiscal year ended September 30, 2024. This reflects the purchase of computer equipment (AI servers and related equipment) to support the Company’s DTIGN/Vecura AI drug-discovery platform. This equipment, with a net carrying amount of $218,201 as of September 30, 2025 (net of accumulated depreciation of $34,491), has been pledged as collateral to secure Loan 2.

Financing Activities

Net cash provided by financing activities was approximately $2.4 million for the fiscal year ended September 30, 2025, and was primarily attributable to $700,000 from the collection of the share subscription receivable outstanding as of September 30, 2024, $191,648 in proceeds from third-party borrowings, and $1,589,299 in net proceeds from the issuance of 8% Redeemable Convertible Notes to Investors A and B, partially offset by repayment of borrowings of $18,285. Subsequent to September 30, 2025, the Company received additional RCN proceeds of approximately $0.3 million in October 2025, $0.1 million in November 2025, and $1.0 million in February 2026 from Investor A.

Net cash provided by financing activities was approximately $1.3 million for the fiscal year ended September 30, 2024, and was primarily attributable to proceeds from the issuance of 100,000 shares to investors, of which $1.3 million was received during the year (with the remaining $0.7 million subscription receivable collected subsequent to year end).

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with FASB ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. For the fiscal years ended September 30, 2025 and 2024, we did not record any accruals for loss contingencies. As disclosed in Note 14 to our consolidated financial statements, as of September 30, 2025 and 2024, the Company was not a party to any legal or administrative proceedings, and there were no legal or regulatory proceedings that could have resulted in an unfavorable outcome with a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

The following table summarizes our contractual obligations as of September 30, 2025:

Contractual obligations	Total	Less than 1 year	1–3 years	More than 3 years
Borrowings from third parties	$186,098	$64,887	$121,211	$-
Amount due to related parties	$4,465	$4,465	$-	$-
Convertible notes – Investor A	$601,095	$-	$601,095	$-
Convertible notes – Investor B	$990,792	$-	$990,792	$-
Total	$1,782,450	$69,352	$1,713,098	$-

Loan 1 is an unsecured demand loan from a private lender that is repayable on demand and bears interest at 5.50% per annum. Loan 2 is a secured term loan from a private lender bearing interest at 8.0% per annum, maturing June 1, 2028, and secured by the Company’s computer equipment. The amount due to related parties represents unsecured, non-interest bearing advances from a shareholder that are repayable on demand. The convertible notes are 8% Redeemable Convertible Notes, subject to automatic conversion prior to the declaration of effectiveness by the SEC in connection with a registration statement.

As of September 30, 2025, the Company has no remaining obligations under the NTU Master Research Collaboration Agreement, following its termination effective December 14, 2024. The full outstanding balance of $5,136,145 previously accrued as payable to collaboration organization has been fully cancelled and the waived amount of $4,709,355 has been recognized as a gain in other income.

Capital Expenditures

For the fiscal year ended September 30, 2025, the Company made capital expenditures of $248,337 for the purchase of computer equipment (AI servers) to support the DTIGN/Vecura AI platform. This equipment is depreciated on a straight-line basis over three years. For the fiscal year ended September 30, 2024, the Company did not make any capital expenditures. As a pre-revenue research and development stage biotechnology company transitioning to commercial operations, the Company’s primary expenditures had been focused on research and development activities, including the collaboration with NTU for AI-driven drug discovery and development of product candidates.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

Financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

We have identified certain accounting policies that are significant to the preparation of financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.

Our significant accounting policies are more fully described in Note 2 to the consolidated financial statements, but we believe that the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

●	Income taxes

●	Convertible notes

Use of Estimates and Assumptions

Our analysis of the financial conditions and operating results is derived from consolidated financial statements which are prepared in accordance with the United States Generally Accepted Accounting Principles (“US GAAP”). We are required to make estimates and judgments that influence the reported figures for assets, liabilities, income and expenses as well as disclosures related to potential contingent assets and liabilities.

These estimates are based on our experience, current trends and relevant factors we consider reasonable given the circumstances. Where direct measurements may not be adequate and available, these estimates will guide us in determining the value of assets and liabilities. As such, it is pertinent to note that the actual outcomes could vary from these estimates depending on different assumptions or future considerations.

We continually reassess our estimates and judgements as new information becomes available or circumstances change. Any significant revisions to estimates are recognized in our financial statements on a prospective basis from the time that changes are identified. Our significant accounting policies are fully described in Note 2 of the consolidated financial statements appearing under Index to Consolidated Financial Statements in the prospectus. Based on our assessment, there were no critical accounting estimates for the fiscal years ended September 30, 2025 and 2024 and for the six months ended March 31, 2026.

Recent Accounting Pronouncements

See Note 2 of the notes to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting standards.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of July 10, 2026, concerning the people who are expected to serve as directors and executive officers of PubCo following the consummation of the Business Combination.

Name	Age	Position
Executive Officers and Directors:
Mr. Toon Wah, Ong	60	Executive Chairman, Chief Executive Officer, and Director
Mr. Tse Meng, Ng	51	Executive Director
Mr. Teck King, Lim	54	Chief Financial Officer
Ph.D. Yi Chieh, Lim	45	Chief Scientific Officer - Therapeutic
Ph.D. Wing Yiu, Yau	43	Chief Scientific Officer - Nutraceuticals
Mr. Nguyen Hoang Truong Giang	26	Chief Technology Officer
Ms. Chee Harng, Wan	51	Chief Marketing Officer

Independent Directors:
Mr. Kelvin Kai-Yiu, Yuen	45	Independent Director
Ms. Hannah Hau Yan, Lee	51	Independent Director
Prof. Sai Ming Ngai	62	Independent Director
Mr. David Kopp	65	Independent Director
Mr. Richard J.L. Lomuscio	53	Independent Director

Executive Officers and Directors

Mr. Toon Wah, Ong (“Mr. Ong”) – Executive Director

Mr. Ong has served as Executive Chairman and Director of PubCo since August 2025. Following the consummation of the Business Combination, Mr. Ong will serve as Chief Executive Officer of PubCo. He presently serves as Nanyang Biologics Pte. Ltd.’s Chairman of the Board and Chief Executive Officer, responsible for its overall strategic direction, partnerships, and investor relations.

Mr. Ong has more than 30 years of senior executive experience in technology, gaming, and digital-media industries. Since September 2025, Mr. Ong has served as Chief Executive Officer and Chairman of the Board of Nanyang Biologics Pte. Ltd., overseeing corporate strategy and operations. He is also Co-founder of Liminal Entertainment Pte. Ltd. since February 2020, guiding blockchain and gaming-platform development; Strategic Advisor to Hatten Land Limited since February 2021 and Linh AI Pte. Ltd. since January 2022. Previously, he served as Chairman of CloudMoolah Pte. Ltd. (2016–2019), where he managed digital-payments integration for online-gaming ecosystems, Chief Executive Officer of IAHGames Pte. Ltd. (2006–2010), overseeing AAA game publishing and regional distribution; and Co-Founder of China The9 Interactive (2003–2007), managing licensing and partnerships with international publishers. Earlier, he was President and Chief Technology Officer of Horizon.com Ltd (1995–2000), responsible for software development and product engineering.

Mr. Ong earned a Master of Science in Information and Communication Sciences (1994) from Ball State University and a bachelor’s degree (1993) from Taylor University.

Mr. Tse Meng, Ng (“Mr. Ng”) – Executive Director

Mr. Tse Meng, Ng, has served as an Executive Director of PubCo since June 2026. Mr. Ng presently serves as an independent director of GCL Global Holdings Ltd Corp (Ticker Symbol: GCL), a Nasdaq-listed company specializing in marketing, distributing, and publishing of video games and entertainment content sold in Asia. Mr. Ng has previously served as Chairman and CEO of RF Acquisition Corp (Ticker Symbol: RFAC), a Nasdaq-listed special purpose acquisition company since January 2021 to February 2025, responsible for evaluating opportunities to merge with or acquire other businesses, and has served as Chairman of Ruifeng Wealth Management Pte Ltd since February 2019, which specializes in providing wealth management services to high-net-worth individuals and families. As Managing Director at CA Indosuez from August 2014 to January 2019, Mr. Ng led a team focused on the China market, previously overseeing a team of four (4) bankers and achieving recognition as a top producer in terms of Net New Assets (NNA) in 2016. Additionally, during his tenure as Managing Director (North Asia, China), at Pictet & Cie from 2013 to 2014, Mr. Ng provided wealth management services to Chinese Ultra High Net Worth Individuals (UHNWIs), family offices, and external asset managers. At BSI Private Bank from 2011 to 2012, serving as Managing Director — North Asia, China, Mr. Ng was awarded “Outstanding Young Private Banker 2011” by Private Banker International. In this role, Mr. Ng continued to cater to UHNWIs, family offices, and external asset managers, managing a larger team of eleven (11) staff, solidifying his reputation in the industry. Earlier in his career at Merrill Lynch International Bank from 2004 to July 2006, Mr. Ng took on the role of Director of Investment (China). In this capacity, he was responsible for developing the Chinese High Net Worth Individuals (HNWIs) market and promoting Chinese IPO listings on the Singapore Stock Exchange and Hong Kong Stock Exchange. Mr. Ng’s extensive networking efforts extended to business associations, intermediaries, and governmental bodies in both China and Singapore, with coverage spanning major cities in China. Mr. Ng holds a bachelor’s degree in business studies with Honors from Nanyang Technological University, along with various financial certifications, including Client Advisor Competency Standards (CACS), Capital Markets and Financial Advisory Services (CMFAS), and a Certified Life Insurance (CLI) certificate.

Mr. Teck King, Lim (“Mr. Lim”) – Chief Financial Officer

Upon consummation of the Business Combination, Mr. Lim will serve as Chief Financial Officer of PubCo, responsible for all finance, accounting, tax, treasury, and risk management functions of our Group, including financial reporting, strategic financial planning, and internal control compliance. Since October 2025, Mr. Lim has served as Chief Financial Officer of Nanyang Biologics Pte. Ltd.

Mr. Lim has over 25 years of experience in financial management and corporate governance across the Asia-Pacific region. From 2018 to 2022, he was Vice President, Finance & Business Operations at Gradiant Corporation, a global cleantech water treatment company headquartered in Boston and Singapore, where he oversaw group accounting and audit, led budgeting and KPI development, coordinated capital raising and implemented financial control frameworks across subsidiaries.

Between 2013 and 2018, he served as Vice President, Accounting and Finance at Acuatico Air Indonesia, an investment holding company developing water infrastructure projects in Southeast Asia, where he integrated finance functions of acquired entities in Indonesia and Vietnam, ensured statutory reporting compliance, and optimized cost structures. Since 2022, Mr. Lim has served as Finance Leader at Strategic Business Governance Asia, advising on financial strategy and governance policy.

Mr. Lim holds a Bachelor of Business (Accountancy) from RMIT University, Australia (1995) and a Master of Business Administration from Heriot-Watt University, United Kingdom (1999). He is a Fellow Certified Practising Accountant (FCPA) with CPA Australia, Singapore, and Malaysia, and holds the Certified Internal Auditor (CIA) designation.

Ph.D. Yi Chieh, Lim (“Dr. Lim”) – Chief Scientific Officer (Therapeutic)

Upon consummation of the Business Combination, Dr. Yi Chieh Lim will serve as Chief Scientific Officer – Therapeutics of PubCo, where he will spearhead the Group’s scientific research, innovation, and the development of next-generation therapeutics. Since January 2023, Dr. Lim has served as Chief Scientific Officer – Therapeutics of Nanyang Biologics Pte. Ltd. Under his leadership, the company’s R&D framework integrates translational science with precision medicine to accelerate the discovery of impactful treatments.

Before assuming this role in January 2023, Dr. Lim served as a Senior Fellow at the Danish Cancer Society, Denmark, where he led a multidisciplinary research team advancing clinically oriented studies in cancer metabolism, and therapeutic resistance. His pioneering work in genome stability (DNA damage response) and solid tumor biology has earned him international recognition and invitations to serve as an Associate Editor for leading scientific journals and as a Scientific Advisor for clinical trials in Australia.

Dr. Lim’s achievements in translational medicine have been recognized through multiple accolades, including the Clinical Research Collaboration Award (2017) and the Young Investigator Award (2016) in Australia. He is a frequently invited speaker at international conferences, most recently delivering a keynote lecture in 2023.

Dr. Lim earned his Ph.D. in Medicine (2012) and B.Sc. in Biochemistry (2007) from the University of Queensland, Australia.

Ph.D. Wing Yiu, Yau (“Dr. Yau”) – Chief Scientific Officer (Nutraceuticals)

Upon consummation of the Business Combination, Dr. Yau will serve as Chief Scientific Officer – Nutraceuticals of PubCo, responsible for the Group’s research strategy, product formulation, and scientific validation.

Since April 2024, Dr. Yau has been Chief Scientific Officer of Nanyang Biologics Pte. Ltd., where she oversees biopharmaceutical and nutraceutical R&D, regulatory compliance, and collaboration with academic partners. From September 2021 to March 2024, she was Principal Research Scientist at Nanyang Technological University, Singapore, conducting translational biomedical research in protein engineering and therapeutic discovery. Between January 2014 and September 2021, she served as Research Fellow at Duke-NUS Medical School, managing laboratory programs in molecular and cellular biology and supervising graduate researchers.

Dr. Yau holds a Doctor of Philosophy (2006), Master of Philosophy (2001), and Bachelor of Science (1999) in Biochemistry from The Chinese University of Hong Kong, and a Postgraduate Certificate in Intellectual Property Law from the National University of Singapore (2013).

Mr. Nguyen Hoang Truong Giang (“Mr. Nguyen”) – Chief Technology Officer

Upon consummation of the Business Combination, Mr. Giang Nguyen will serve as Chief Technology Officer of PubCo and Co-Founder of NYB.AI, responsible for the Group’s technology architecture, software development, and deployment of artificial-intelligence systems. Since November 2024, Mr. Nguyen has served as Chief Technology Officer of Nanyang Biologics Pte. Ltd.

Mr. Nguyen has worked in software engineering and AI development since 2019 and has brought extensive experience in AI infrastructure, data systems, and software architecture across enterprise technology and applied AI sectors. He has led multidisciplinary teams in designing and scaling AI platforms, developing machine-learning applications, and integrating advanced analytics into research and commercial operations. In his current role, Mr. Nguyen is responsible for productizing and commercializing NYB.AI, the Group’s proprietary AI-driven drug discovery platform, and for overseeing the deployment of AI technologies across the Company’s operations.

Mr. Nguyen obtained a bachelor’s degree in Materials Engineering from Nanyang Technological University, Singapore (2025).

Ms. Chee Harng, Wan (“Ms. Wan”) – Chief Marketing Officer

Upon consummation of the Business Combination, Ms. Wan will serve as Chief Marketing Officer of PubCo, overseeing marketing strategy, corporate branding, and business-development initiatives for the Group. Since October 2025, Ms. Wan has served has Chief Marketing Officer of Nanyang Biologics Pte. Ltd.

Ms. Wan has more than 20 years of commercial experience in information technology sales and enterprise-solution marketing. She has been Managing Director of Achates 360 since July 2024, responsible for formulating sales strategy and partner-engagement plans for regional cloud-transformation projects. From September 2022 to July 2024, she was Account Manager at Amazon Web Services (AWS), managing enterprise customers in Singapore and coordinating multi-million-dollar cloud-migration programs. Between October 2021 and September 2022, she served as Account Director at Talend, where she led data-integration solution sales and implemented customer-success frameworks across Southeast Asia. From September 2017 to October 2021, she was Sales Manager at Axway, responsible for channel-partner development and revenue growth for managed-file-transfer and API-management software. Earlier, she served as Sales Director at NetApp (2016–2017), managing storage-solution sales teams; Senior Sales Specialist at IBM (2010–2016), focusing on cloud-infrastructure clients; and Sales Manager at Hewlett Packard Enterprise (2008–2010), handling enterprise accounts and marketing programs. Her early career included marketing and account-management roles at Inforcomm Asia Holdings (2006–2008) and Frontline Technologies Ltd (2000–2005).

Ms. Wan earned a Bachelor of Business Administration from Nanyang Technological University, Singapore (2000).

Mr. Kelvin Kai-Yiu, Yuen (“Mr. Yuen”) – Independent Director

Mr. Kelvin Kai-Yiu Yuen has served as an independent director of PubCo since June 2026. Since June 2025, Mr. Yuen has served as Chief Executive Officer of ACEN C&I, where he leads the ownership and operation of a commercial and industrial renewable energy portfolio of more than 100 megawatts across China, Hong Kong, Malaysia, Singapore, and Thailand with a regional team of approximately thirty personnel. Mr. Yuen also serves as an independent director of Fenbi Ltd Since April 2021, he has also served as Head of North Asia and Chief Financial Officer of Allinfra, a Hong Kong based climate technology company focused on digital management and monetization of climate data. Mr. Yuen previously held senior roles at Macquarie Capital in Melbourne, Hong Kong, and Shanghai between August 2008 and September 2020, including Associate Director and Head of Client Coverage in Shanghai (December 2016 to September 2020), Head of Equity Capital Markets for Greater China (June 2015 to November 2016), and Chairman and Legal Representative of Macquarie Investment Advisory Beijing Co. Ltd (June 2018 to September 2020). During his tenure, he originated and executed principal investments and equity capital markets transactions exceeding ten billion United States dollars, including renewable energy and digital infrastructure transactions in China and internationally. Prior to Macquarie Capital, Mr. Yuen served as Senior Business Analyst at AusNet Services in Melbourne from March 2005 to August 2008 and held roles in financial advisory and audit at Deloitte Touche Tohmatsu from May 2003 to March 2005 and BDO Chartered Accountants and Advisers from January 2001 to April 2003.

Mr. Yuen currently serves as a Non-Executive Director of Greatview Aseptic Packaging Company Limited (Stock Code: 468), and as an Independent Non-Executive Director and Chairman of the Audit Committee of Fenbi Ltd. (Stock Code:2469), companies listed on The Stock Exchange of Hong Kong Limited. He holds a Bachelor of Commerce degree from the University of Melbourne awarded in December 2000 and is a Chartered Accountant with the Institute of Chartered Accountants in Australia, qualified in April 2004. Mr. Yuen is an Australian national and is fluent in English, Mandarin, and Cantonese. He has brought more than twenty years of international leadership experience across capital markets, mergers and acquisitions, renewable energy, digital infrastructure, and corporate governance.

Ms. Hannah Hau Yan, Lee (“Ms. Lee”) – Independent Director

Ms. Lee has served as an independent director of PubCo since June 2026. Ms. Lee has more than 25 years of experience in auditing, accounting, mergers and acquisitions, and initial public offerings. Ms. Lee currently works as a consultant for start-up companies in Hong Kong, and is an independent director of Apollo Future Mobility Group Limited (Stock Code: 860), a company listed on The Stock Exchange of Hong Kong Limited. Previously, Ms. Lee served as the chief financial officer at various multibillion dollar companies in Hong Kong and China, including Ganji.com, Global Education & Technology Group and The9 Limited. Between 2016 and 2017, Ms. Lee also served as an independent non-executive director of AL Group Limited (Stock Code: 8360), a company listed on The Stock Exchange of Hong Kong Limited.

Ms. Lee received her bachelor’s degree with honors in Accounting from the University of British Columbia. Ms. Lee is also a Certified Public Accountant in the United States of America and a Chartered Professional Accountant in Canada.

Prof. Sai Ming Ngai (“Prof. Ngai”) – Independent Director

Prof. Ngai has served as an independent director of PubCo since June 2026. Prof. Ngai has been an Associate Professor at the School of Life Sciences of The Chinese University of Hong Kong since January 2009 and currently serves as Director of The Chinese Medicinal Fungal Proteomics Laboratory, where he leads research programs in proteomics, post-translational modification biology, molecular modeling, and drug discovery. He is also a Principal Investigator at the State Key Laboratory for Agrobiotechnology at CUHK.Dr. Ngai has over 20 years of experience in proteomics, protein engineering, and molecular biology, including high-throughput mass spectrometry, peptide synthesis, biomarker identification, and bioinformatics-driven mechanism-of-action studies. Earlier in his career, he served as Assistant Professor in the Department of Biology at CUHK from January 2002 to December 2008. Prior to joining CUHK, he held senior leadership roles in GreaterChina Technology Group Ltd., serving as Senior Vice President from September 2001 to December 2001 and as a Non-Executive Director from January 2002 to 2005. He was also a Part-Time Professor at Peking University in China from December 2004 to 2006.

Dr. Ngai’s research has contributed to advances in cardiovascular and liver functional genomics, SARS-related viral proteomics, oncology biomarkers, and serum proteomic-based diagnostic discovery, with a publication record exceeding 45 peer-reviewed scientific articles. His laboratory also provides proteomics capabilities to industry and research organizations through contract research collaborations. Dr. Ngai holds a Ph.D. in Biochemistry from the University of Alberta, Canada (1988–1994), where he studied under Prof. Robert S. Hodges, a former student of Nobel Laureate Prof. Robert Bruce Merrifield. He also holds a B.Sc. (Honors) in Biochemistry from the University of Waterloo, Canada (1984–1986), where he was named to the Dean’s Honor List and received multiple academic scholarships. He has been the recipient of several prestigious awards including the Alberta Heritage Foundation for Medical Research Studentship (1988–1993).

Richard J.L. Lomuscio (“Mr. Lomuscio”) – Independent Director

Mr. Lomuscio has served as an independent director of PubCo since June 2026. Mr. Lomuscio has over 20 years of experience as a litigator and legal advisor, with a focus on securities litigation, arbitration, enforcement matters, commercial disputes, regulatory matters, structured finance, digital assets, fund formation and corporate governance. He is currently a partner in the New York office of Stinson LLP, where his practice includes business litigation, class actions, securities litigation, white collar defense, special investigations, digital assets and blockchain, structured finance and securitization.

Mr. Lomuscio has represented clients in the technology, insurance, financial services, FinTech and gaming and sports wagering sectors. His experience includes representing clients in securities class actions, securities fraud claims, cryptocurrency-related disputes, mortgage securitization matters, false advertising claims and other complex commercial disputes. Prior to joining Stinson LLP, Mr. Lomuscio held senior legal roles at two global financial services firms.

Mr. Lomuscio is admitted to practice in New York and New Jersey, as well as before various federal courts, including the U.S. District Courts for the Southern, Eastern and Northern Districts of New York, the U.S. District Court for the District of New Jersey, the U.S. District Court for the Northern District of Texas, and the U.S. Courts of Appeals for the Second and Third Circuits. He received his J.D., with honors, from Rutgers University, where he was elected to the Order of the Coif and served as Articles Editor of the Rutgers Law Review. He received his B.A. from Trinity College, where he was elected to Phi Beta Kappa.

David Kopp (“Mr. Kopp”) – Independent Director

Mr. Kopp has served as an independent director of PubCo since June 2026. Mr. Kopp has extensive experience in investment management, private equity, venture capital, real estate, infrastructure, leveraged and distressed debt, special situations and global asset management. Since August 2002, Mr. Kopp has served as Co-Founder and Chair Emeritus of KB Global Holdings, an international investment management firm focused on private equity, venture capital, real estate, infrastructure and debt investments.

From December 2020 to January 2022, Mr. Kopp served as Co-Chief Executive Officer of Aetherium Acquisition Corp., a Nasdaq-listed special purpose acquisition company. From July 1992 to July 2002, Mr. Kopp served in senior roles at Natixis, including President and Chief Investment Officer of Natixis Investment Corp., Head of Investment Banking (Americas), and Co-Founder of Natixis Securities, Inc. In those roles, he was involved in private equity, real estate, leveraged and distressed debt, special situations and institutional brokerage activities across the Americas, Europe and Asia.

Earlier in his career, Mr. Kopp served as Vice President and General Manager (Corporate Finance and Real Estate) at UBS from 1988 to 1992, where he worked on corporate finance, leveraged finance and real estate matters. From 1986 to 1988, he worked at Merrill Lynch in capital markets, sales and trading and investment banking programs. Mr. Kopp has also served on corporate, charitable and advisory boards affiliated with investment funds and financial institutions, and has held various securities qualifications, including Series 4, 7, 24, 27, 63 and 65, as well as Registered Investment Adviser qualification.

Family Relationships

There are no family relationships between any directors, executive officers, or Independent Directors.

The Company’s Executive Compensation

The aggregate cash compensation paid to our directors and executive officers during the years ended September 30, 2025, and 2024 (including individuals who are no longer with NYB Group) was approximately US$300,471.84, and US$122,535.84.

Foreign Private Issuer

PubCo will be a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, PubCo will be permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, PubCo will not be required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. PubCo may elect to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, PubCo’ shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, PubCo will also be subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, PubCo will adhere to the rules of such exchange, as applicable to foreign private issuers, in determining whether a director is independent. The board of directors of PubCo has consulted, and will consult, with its counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of PubCo’s board of directors will be seven directors, five of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Kelvin Kai-Yiu, Yuen, Hannah Hau Yan, Lee, Prof. Sai Ming Ngai, David Kopp, and Richard J.L. Lomuscio will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Committees of the Board of Directors

Upon consummation of the Business Combination, PubCo will establish a separately standing audit committee, nomination committee, and compensation committee. PubCo Board will adopt a charter for each of these committees.

Audit Committee

Upon the Closing, PubCo’s audit committee will consist of Kelvin Kai-Yiu, Yuen, Hannah Hau Yan, Lee, and David Kopp, with Hannah Hau Yan, Lee serving as the chair of the committee. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. In addition, each proposed member of the audit committee is financially literate. Following the Business Combination, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert”, as defined in Item 407(d)(5) of Regulation S-K, and possesses financial sophistication, as defined under the rules of Nasdaq.

The audit committee’s responsibilities will include, among other things:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing PubCo’s independent registered public accounting firm;

●	discussing with PubCo’s independent registered public accounting firm their independence from management;

●	reviewing with PubCo’s independent registered public accounting firm the scope and results of their audit;

●	pre-approving all audit and permissible non-audit services to be performed by PubCo’s independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and PubCo’s independent registered public accounting firm the interim and annual financial statements that PubCo files with the SEC;

●	reviewing and monitoring PubCo’s accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our board of directors will adopt a written charter for the audit committee which will be available on PubCo’s website upon the completion of the Business Combination.

Compensation Committee

Upon the Closing, PubCo’s compensation committee will consist of Kelvin Kai-Yiu, Yuen, Hannah Hau Yan, Lee, and Richard J.L. Lomuscio, with Richard J.L. Lomuscio serving as the chair of the committee.

The compensation committee’s responsibilities will include, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of PubCo’s Chief Executive Officers, evaluating the performance of PubCo’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of PubCo’s Chief Executive Officer;

●	reviewing and setting or making recommendations to PubCo’s board of directors regarding the compensation of PubCo’s other executive officers;

●	making recommendations to PubCo’s board of directors regarding the compensation of PubCo’s directors;

●	reviewing and approving or making recommendations to PubCo’s board of directors regarding PubCo’s incentive compensation and equity-based plans and arrangements; and

●	appointing and overseeing any compensation consultants.

Our board of directors will adopt a written charter for the compensation committee which will be available on PubCo’s website upon the completion of the Business Combination.

Nomination Committee

Upon the Closing, PubCo’s nomination committee will consist of David Kopp, Kelvin Kai-Yiu, Yuen, and Sai Ming Ngai, with David Kopp serving as the chair of the committee.

The nomination committee’s responsibilities will include, among other things:

●	developing and recommending to PubCo’s board of directors criteria for board and committee membership;

●	establishing procedures for identifying and evaluating director candidates, including nominees recommended by shareholders; and

●	reviewing the composition of PubCo’s board of Directors to ensure that it is composed of members containing the appropriate skills and expertise.

Our board of directors will adopt a written charter for the nomination committee which will be available on PubCo’s website upon the completion of the Business Combination.

Code of Ethics

PubCo will have a code of ethics that applies to all of its executive officers, directors, and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or people performing similar functions. The code of ethics will be available on PubCo’s website. PubCo intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 6-K.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at 456 Alexandra Road, Fragrance Empire Building, #04-07, Singapore 119962 for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder of PubCo. All communications received as set forth above will be opened by the corporate secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

EXECUTIVE COMPENSATION

RFAC’s Executive Officer and Director Compensation

See “RFAC’s Management - Officer and Director Compensation.”

The Company’s Executive Officer and Director Compensation

See “Management of PubCo Following the Business Combination - The Company’s Executive Compensation.”

Executive Officer and Director Compensation

Following the Business Combination Following the Closing, decisions with respect to the compensation of PubCo’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. PubCo intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling PubCo to attract, motivate and retain individuals who contribute to the long-term success of PubCo. Specific determinations with respect to director and executive compensation after the Business Combination have not yet been made.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of RFAC Ordinary Shares as of July 24, 2026, and of PubCo Ordinary Shares immediately following the consummation of the Business Combination by:

●	each person or group of affiliated persons known by RFAC to be the beneficial owner of more than 5% of RFAC Ordinary Shares on July 24, 2026;

●	each person or group of affiliated persons known by RFAC who may become the beneficial owner of more than 5% of PubCo Ordinary Shares immediately following the Business Combination;

●	each of RFAC’s current executive officers and directors;

●	each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination;

●	all executive officers and directors of RFAC as a group; and

●	all of RFAC’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or options, within 60 days of July 24, 2026. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of July 24, 2026 are considered outstanding and beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of RFAC Ordinary Shares prior to the Business Combination is based on 8,343,765 RFAC Ordinary Shares issued and outstanding as of July 24, 2026.

The expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination assumes two redemption scenarios as follows:

●	Assuming no redemptions: This presentation is based on 158,940,640 PubCo Ordinary Shares (inclusive of 575,000 shares issuable upon automatic conversion of RFAC Rights) to be issued and outstanding and assumes that no additional RFAC Ordinary Shares are redeemed and accordingly all such shares are exchanged for PubCo Ordinary Shares.

●	Assuming maximum redemptions: This presentation is based on 154,109,375 PubCo Ordinary Shares (inclusive of 575,000 shares issuable upon automatic conversion of RFAC Rights) to be issued and outstanding, which assumes that RFAC Public Shareholders exercise redemption rights with respect to 4,831,265 RFAC Public Shares (100% of the issued, outstanding and unredeemed RFAC Public Shares) in connection with the approval of the Business Combination, at a price of approximately $11.03 per share. This maximum redemption scenario reflects the maximum number of RFAC Ordinary Shares that may be redeemed.

If the actual facts are different than these assumptions, the numbers in the table below will be different.

Unless otherwise indicated, we believe that all persons named in the table below have or will have as of immediately following the Business Combination, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.

			After Business Combination
	Prior to Business Combination		Assuming No Further Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers of RFAC prior to the Business Combination:
Tse Meng Ng(9)	3,263,281	39.1%	3,282,695	2.07%	3,282,695	2.14%
Chee Soon Tham	-	-	-	-	-	-
Vincent Yang Hui	-	-	-	-	-	-
Ryan Lee Wen	-	-	-	-	-	-
Tuan Lee Low	-	-	-	-	-	-
All directors and officers prior to the Business Combination (5 persons)	3,263,281	39.1%	3,282,695	2.07%	3,282,695	2.14%
Directors and officers of PubCo after the Business Combination:
Toon Wah, Ong, Executive Chairman and Chief Executive Officer	-	-	29,930,726	18.83%	29,930,726	19.42%
Tse Meng Ng, Executive Director(9)	3,263,281	39.1%	3,282,695	2.07%	3,282,695	2.14%
Teck King, Lim, Chief Financial Officer	-	-	-	-	-	-
Yi Chieh, Lim, Chief Scientific Officer - Therapeutic	-	-	-	-	-	-
Wing Yiu, Yau, Chief Scientific Officer - Nutraceuticals	-	-	-	-	-	-
Nguyen Hoang Truong Giang, Chief Technology Officer	-	-	-	-	-	-
Chee Harng, Wan, Chief Marketing Officer	-	-	-	-	-	-
Kai-Yiu, Yuen, Independent Director	-	-	-	-	-	-
Hau Yan, Lee, Independent Director	-	-	-	-	-	-
Sai Ming Ngai, Independent Director	-	-	-	-	-	-
David Kopp, Independent Director	-	-	-	-	-	-
Richard J.L. Lomuscio	-	-	-	-	-	-
All directors and officers after the Business Combination as a group (10 persons)	3,263,281	39.1%	33,213,421	20.90%	33,213,421	21.56%
Five Percent Holders of RFAC and PubCo:
Gamenow.net (Hong Kong) Limited(2)	-	-	24,391,878	15.35%	24,391,878	15.89%
AIZ Information Technology Limited(3)	-	-	22,195,687	13.96%	22,195,687	14.46%
Spring Asia Investment Pte. Ltd.(4)	-	-	20,102,228	12.65%	20,102,228	13.04%
Apexus Therapeutics Pte. Ltd.(5)	-	-	18,443,764	11.60%	18,443,764	12.01%
Rigel Technology (S) Pte Ltd(6)	-	-	14,128,938	8.89%	14,128,938	9.20%
Mercatus Capital Pte. Ltd.(7)	-	-	10,071,310	6.34%	10,071,310	6.56%
Toon Wah, Ong(4)	-	-	9,828,498	6.18%	9,828,498	6.38%
Nanyang Technological University - NTUtive Pte. Ltd.(8)	-	-	8,821,007	5.55%	8,821,007	5.75%
Alfa 24 Limited(9)	3,263,281	39.1%	-	-	-	-

(1)	Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 111 Somerset, #05-07 Singapore 238164 and the business address of each of the directors and officers after the Business Combination is 456 Alexandra Road, #04-07, Fragrance Empire Building, Singapore 119962.

(2)	Gamenow.net (Hong Kong) Limited is owned and controlled by The9 Limited (NASDAQ: NCTY). The9 Limited has voting and investment power over these shares.
(3)	AIZ Information Technology Limited is wholly-owned and controlled by Jun Zhu. Jun Zhu has voting and investment power over these shares.
(4)	Toon Wah, Ong is the sole shareholder of Spring Asia Investment Pte. Ltd. Toon Wah, Ong has voting and investment power over these shares.
(5)	Apexus Therapeutics Pte. Ltd. is wholly-owned and controlled by Hoi Yeung, Li. Hoi Yeung, Li has voting and investment power over these shares.
(6)	Rigel Technology (S) Pte. Ltd. is majority owned and controlled by Eng Seng, Ng. Eng Seng, Ng has voting and investment power over these shares.
(7)	Mercatus Capital Pte. Ltd. is wholly-owned and controlled by Ravindran Govindan. Ravindran Govindan has voting and investment power over these shares.
(8)	Nanyang Technological University - NTUtive Pte. Ltd. is wholly-owned and controlled by Nanyang Technological University. Nanyang Technological University has voting and investment power over these shares.
(9)	Alfa 24 Limited is the record holder of the shares reported herein. Tse Meng Ng is the managing member of the Sponsor and has sole voting and investment discretion with respect to the shares held of record by the Sponsor. Tse Meng Ng disclaims any beneficial ownership of any shares held by the Sponsor except to the extent of his respective pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

RFAC

Founder Shares

On February 15, 2024, the Sponsor received 2,875,000 of the Company’s Ordinary Shares in exchange for $25,000 paid for operating costs borne by the Company. On February 28, 2024, the Company issued to EBC, 200,000 EBC Founder Shares for a purchase price of $0.0087 per share and an aggregate purchase price of $1,739.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Sponsor Founder Shares until the earlier to occur of: (A) six months after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the initial Business Combination that results in all Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EBC purchased an aggregate of 400,000 Private Placement Units (355,000 Private Placement Units purchased by the Sponsor and 45,000 Private Placement Units purchased by EBC and its designees), at a price of $10.00 per Unit in an amount that is necessary to maintain in the Trust Account $10.05 per unit sold to the public in the Initial Public Offering. On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 units in the IPO. As a result, the Sponsor and EBC also purchased an additional 37,500 Private Placement Units (33,281 Private Placement Units purchased by the Sponsor and 4,219 Private Placement Units purchased by EBC and its designees) from the Company, at a price of $10.00 per unit.

Conflicts of Interest

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, or contractual obligations to other entities pursuant to which such officer or director is or will be required to present business combination opportunities to such entity. Accordingly, in the future, if any of our officers or directors become aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We do not believe, however, that any fiduciary duties or contractual obligations of our officers arising in the future would materially undermine our ability to complete our Business Combination. Our Amended and Restated Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.

Potential investors should also be aware of the following other potential conflicts of interest:

●	Members of our Management Team directly or indirectly own 2,875,000 Sponsor Founder Shares and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our Business Combination.

●	The $0.0087 per share price that the members of Management Team paid for the Sponsor Founder Shares creates an incentive whereby our officers and directors could potentially make a substantial profit even if the Company selects an acquisition target that subsequently declines in value and is unprofitable for public investors.

●	In the event we do not consummate a Business Combination within the completion window, the Founder Shares, the Rights, the Private Placement Units, and their underlying securities will expire worthless, which could create an incentive for our officers and directors to complete any transaction, regardless of its ultimate value.

●	None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated.

●	Our Initial Shareholders have agreed to waive their redemption rights with respect to any Founder Shares, Private Shares and any Public Shares held by them in connection with the consummation of our Business Combination. Additionally, our Initial Shareholders have agreed to waive their redemption rights with respect to any Founder Shares and Private Shares held by them if we fail to consummate our Business Combination within 18 months from the closing of the Initial Public Offering. If we do not complete our Business Combination within such applicable time period, the funds held in the Trust Account will be used to fund the redemption of only our Public Shares, and the Private Placement Units and underlying securities will not be redeemed. The Founder Shares will not, subject to certain exceptions, be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our Business Combination, or earlier, if, subsequent to our Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares for cash, securities or other property. Since members of our Management may directly or indirectly own Ordinary Shares and Rights following the Initial Public Offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to complete our Business Combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating a particular Business Combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our Business Combination.

●	Our Initial Shareholders may have a conflict of interest with respect to evaluating a Business Combination and financing arrangements as we may obtain loans from our Initial Shareholders, officers, directors or their Affiliates to finance transaction costs in connection with an intended Business Combination. Up to $1,500,000 of such loans may be convertible into working capital units at a price of $10.00 per Unit at the option of the lender. Such working capital units would be identical to the Private Placement Units sold in the private placement.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of Cayman Islands are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would not be fair to our Company and its shareholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Amended and Restated Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.

We are not prohibited from pursuing a Business Combination with a company that is affiliated with our Initial Shareholders or any affiliate of them, subject to certain approvals and consents. In the event we seek to complete our Business Combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or from another independent entity that commonly renders valuation opinions, that such a Business Combination is fair to our Company from a financial point of view.

In the event that we submit our Business Combination to our shareholders for a vote, our Sponsor has agreed to vote any Sponsor Founder Shares held by it and any RFAC Public Shares purchased during or after the offering in favor of our Business Combination.

Services Arrangements

On May 16, 2024, we entered into an administrative services agreement with our Sponsor, pursuant to which the Sponsor agreed to make available to RFAC certain general and administrative services, including office space and secretarial and administrative services, as RFAC may require from time to time. RFAC has agreed to pay to the affiliate of the Sponsor $10,000 per month continuing until the earlier of the consummation by RFAC of a business combination or RFAC’s liquidation. For the period from February 5, 2024 (inception) through March 31, 2026 RFAC incurred $225,000 in such fees.

There will be no finder’s fees, reimbursement, consulting fee, monies in respect of any payment of a loan or other compensation paid by us to our Sponsor, officers or directors, or any affiliate of our Sponsor or officers prior to, or in connection with any services rendered in order to effectuate, the consummation of our Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as payment of customary fees incurred during the election of directors and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their Affiliates.

After the completion of our Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation.

Registration Rights

On May 16, 2024, we entered into a registration rights agreement pursuant to which RFAC granted certain registration rights to the Sponsor and EBC relating to the RFAC Private Placement Units and the RFAC Ordinary Shares underlying the RFAC Private Placement Units. The holders of the Founder Shares, RFAC Private Placement Units (and underlying securities) and EBC Founder Shares have registration rights to require us to register the sale of any of our securities held by them pursuant to an executed registration rights agreement. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. Notwithstanding the foregoing, these holders may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the Registration Statement and may not exercise their demand rights on more than one occasion.

Company

Apart from any employment related arrangements previously discussed in this proxy statement/prospectus, the following is a summary of all agreements, loans and other transactions between PubCo, or its subsidiaries and any party related thereto (which includes its officers, directors, persons beneficially owning more than 10% of PubCo’s capital stock and certain family members of those persons) since October 1, 2022:

●	Loan from Mr. Ong Toon Wah: Starting in 2022, we received a series of unsecured, non-interest bearing loans that were repayable on demand from Mr. Ong Toon Wah, who is the majority shareholder of RFAC. The balance on these loans was $198,098 as of September 30, 2023, $3,904 as of September 30, 2024, $3,872 as of September 30, 2025, and $123,277 as of March 31, 2026. During the year ended September 30, 2024, $194,194, the balance was converted into Company Shares at $1 per share;

●	Loan from Gamenow, Net (Hongkong) Limited and China The9 Interactive Ltd: Starting in 2022, we received a series of unsecured loans that bore interest at 5.5% per year and were repayable on demand from Gamenow,Net (Hong Kong) Limited and China The9 Interactive Lt, both minority shareholders of RFAC. The balance on these loans was $545,751 and $524,729, respectively as of September 30, 2023. In December 2023, all of amount due to the related party were converted into shares of the Company. The interest expenses recognized for the years ended September 30, 2025, and 2024 were $0 and $14,791, respectively.

●	Lease from Shareholder: On September 1, 2025, we entered into a commercial tenancy agreement with The9 Limited Pte Ltd for the lease of 456 Alexandra Road, #04-07, Fragrance Empire Building, Singapore 119962 for use as office premises. The term of the lease is for a period of twenty-four months, commencing on September 1, 2025, and ending on August 31, 2025, with a monthly rental of S$1.00 per month.

●	Convertible Note from Gamenow, Net (Hongkong) Limited: On August 1, 2025, we entered into subscription agreements (“RCN Agreements”) with Gamenow and received $600,000 and $1,400,000 during the year ended September 30, 2025 and during the six months ended March 31, 2026.

MATERIAL TAX CONSIDERATIONS

Certain U.S. Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax considerations applicable to (x) U.S. holders and Non-U.S. holders (each as defined below, and collectively, “Holders”) of RFAC Ordinary Shares and RFAC Rights (each, an “RFAC Security”), as the case may be, of (i) electing to have their RFAC Ordinary Shares redeemed for cash in connection with the Business Combination and (ii) the consummation of the Business Combination and (y) U.S. holders of the ownership and disposition of PubCo Ordinary Shares after the consummation of the Business Combination. This discussion addresses only those Holders that hold RFAC Securities and, following the Business Combination, PubCo securities, as capital assets for U.S. federal income tax purposes (generally property held for investment). With respect to the U.S. federal income tax considerations of holding PubCo Ordinary Shares, this discussion is limited to U.S. holders who acquire such PubCo Ordinary Shares in connection with the Business Combination.

The following does not purport to be a complete analysis of all potential tax effects arising in connection with the consummation of the Business Combination, the redemption of RFAC Ordinary Shares, or the ownership and disposition of PubCo Ordinary Shares following the consummation of the Business Combination. This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income.

●	This discussion does not address the U.S. federal income tax consequences to RFAC’s Sponsors, the Sponsor or any other sponsors, officers or directors of RFAC. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in the Company prior to the Business Combination. Moreover, this summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special rules under U.S. federal income tax laws, such as U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding shares of RFAC Ordinary Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

●	mutual funds;

●	S corporations;

●	banks, insurance companies and other financial institutions;

●	broker-dealers;

●	traders in securities that elect mark-to-market treatment;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	trusts and estates;

●	tax-exempt organizations or governmental organizations;

●	investors subject to U.S. “inversion” rules;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of RFAC Ordinary Shares being taken into account in an applicable financial statement;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	holders actually, or through attribution, owning 5% or more (by vote or value) of the RFAC Ordinary Shares or, following the Business Combination, the PubCo Ordinary Shares;

●	regulated investment companies (RICs) or real estate investment trusts (REITs);

●	persons who received any of RFAC’s stock as compensation or in exchange for services;

●	pension plans; and

●	“qualified foreign pension funds”, as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. None of RFAC, PubCo or the Company have sought, or intend to seek, any rulings from the IRS regarding the matters discussed herein.

For purposes of this discussion, because any RFAC Unit consisting of one RFAC Ordinary Share and one RFAC Right is separable at the option of the holder, the holder of an RFAC Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying RFAC Ordinary Share and RFAC Right components, and the discussion below with respect to actual Holders of RFAC Ordinary Shares and RFAC Rights also should apply to holders of RFAC Units (as the deemed owners of the underlying RFAC Ordinary Shares and RFAC Rights that constitute the RFAC Units). Under this treatment, the separation of an RFAC Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of RFAC Ordinary Shares and RFAC Rights are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any redemption of RFAC Ordinary Shares for cash) with respect to any RFAC Ordinary Shares and RFAC Rights held through an RFAC Unit (including alternative characterizations of an RFAC Unit).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of RFAC Ordinary Shares and RFAC Rights that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States,

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

●	a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of RFAC Ordinary Shares and RFAC Rights, as the case may be, who or that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF RFAC SECURITIES DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION (INCLUDING THE MERGER), THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO RFAC ORDINARY SHARES, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION (INCLUDING THE MERGER), THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO RFAC ORDINARY SHARES, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES.

Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of RFAC Ordinary Shares

U.S. Holders

Subject to the PFIC rules under “- U.S. Holders - PFIC Considerations,” the U.S. federal income tax consequences to a U.S. holder of RFAC Ordinary Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its RFAC Ordinary Shares will depend on whether the redemption qualifies as a sale of the RFAC Ordinary Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of the RFAC Ordinary Shares, the U.S. holder will be treated as described under “- U.S. Holders - Gain or Loss on Redemption Treated as a Sale of RFAC Ordinary Shares” below. If the redemption does not qualify as a sale of the RFAC Ordinary Shares, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “- U.S. Holders - Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of RFAC’s stock following the redemption (including any shares constructively owned by the U.S. holder as described in the following paragraph), and if so, the total number of shares of RFAC’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder) relative to all of RFAC’s shares outstanding both before and after the redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination). The redemption of RFAC Ordinary Shares generally will be treated as a sale of the RFAC Ordinary Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder but also shares of stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option. Moreover, any RFAC Ordinary Shares that a U.S. holder directly or constructively acquires pursuant to the Business Combination (including shares of RFAC Ordinary Shares acquired pursuant to the RFAC Rights) generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of RFAC’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of RFAC Ordinary Shares must, among other requirements, be less than 80% of the percentage of RFAC’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of RFAC Ordinary Shares). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of RFAC Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of RFAC Ordinary Shares actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of RFAC Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in RFAC.

Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in RFAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “- U.S. Holders - Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed RFAC Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining stock or possibly to the basis of other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of RFAC Ordinary Shares. If the redemption qualifies as a sale of RFAC Ordinary Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed RFAC Ordinary Shares. A U.S. holder’s adjusted tax basis in its RFAC Ordinary Shares generally will equal the U.S. holder’s acquisition cost. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the RFAC Ordinary Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the RFAC Ordinary Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of RFAC Ordinary Shares, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. With respect to non-corporate U.S. holders, dividends generally will be taxed at the lower applicable long-term capital gains rate only if RFAC Ordinary Shares are readily tradable on an established securities market in the United States, RFAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. If RFAC is treated as a PFIC (as discussed below under “- U.S. Holders - PFIC Considerations”), dividends will be taxable to non-corporate U.S. holder at ordinary income rates and corporate U.S. holders will not be entitled to receive a deduction for any portion of such dividend.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in RFAC Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the RFAC Ordinary Shares as described under “- U.S. Holders - Gain or Loss on Redemption Treated as a Sale of RFAC Public Shares” above.

Information Reporting and Backup Withholding. In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of RFAC Ordinary Shares) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of RFAC Public Shares, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders Redemption of RFAC Ordinary Shares. Subject to the discussion of backup withholding and FATCA below, the U.S. federal income tax consequences to a Non-U.S. holder of RFAC Ordinary Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its RFAC Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s RFAC Ordinary Shares, as described under “U.S. Holders - Redemption of RFAC Ordinary Shares” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders - Gain on Redemption Treated as a Sale of RFAC Ordinary Shares” and “Non-U.S. Holders - Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of RFAC Ordinary Shares. A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of RFAC Ordinary Shares unless:

●	the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

●	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of RFAC Ordinary Shares, a Non-U.S. holder generally will be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from RFAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of RFAC’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in the RFAC Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the RFAC Ordinary Shares and will be treated as described under “Non-U.S. Holders - Gain on Redemption Treated as a Sale of RFAC Ordinary Shares” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s RFAC Ordinary Shares, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends (including constructive dividends received pursuant to a redemption of RFAC Ordinary Shares) on RFAC Ordinary Shares will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on RFAC Ordinary Shares paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of RFAC Ordinary Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of RFAC Ordinary Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of RFAC Ordinary Shares that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of RFAC Ordinary Shares. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of RFAC Ordinary Shares.

IF YOU ARE A HOLDER OF SHARES OF RFAC ORDINARY SHARES CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Material U.S. Federal Income Tax Consequences of the Business Combination

U.S. Holders

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder. However, the treatment of the Merger as a reorganization under Section 368(a) of the Code is subject to significant factual and legal uncertainties as there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with investment-type assets, such as RFAC) and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

Subject to the qualifications, assumptions and limitations set forth under the heading “Certain U.S. Federal Income Tax Considerations,” and in the U.S. federal income tax opinion filed as Exhibit 8.1, and based on customary tax representations obtained from certain parties to the Business Combination Agreement, it is the opinion of Winston Taylor LLP, counsel to RFAC, that the SPAC Merger should qualify as a reorganization within the meaning of Section 368(a)(1)(F) (an “F Reorganization”). The provisions of Section 368 of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the consummation of the Business Combination that are beyond the control of RFAC and PubCo. The Closing of the Business Combination (including closing of the Merger) is not conditioned upon the receipt of, and, except as set forth in Exhibit 8.1, neither RFAC nor PubCo has received or sought, an opinion of counsel that the Merger qualifies as a F Reorganization, and neither RFAC nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Merger), and the IRS or a court could take a different position from that described herein. U.S. Holders of RFAC Ordinary Shares are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a F Reorganization.

Assuming that the Merger qualifies as a F Reorganization, subject to the PFIC rules discussed below, a U.S. holder that receives PubCo Ordinary Shares pursuant to the Merger will not recognize gain or loss on the exchange of RFAC Ordinary Shares for PubCo Ordinary Shares, the aggregate adjusted tax basis of a U.S. holder in the PubCo Ordinary Shares received as a result of the Merger will equal the aggregate adjusted tax basis of the RFAC Ordinary Shares surrendered in the Merger, and a U.S. holder’s holding period for the PubCo Ordinary Shares received in the Merger will include the holding period for the RFAC Ordinary Shares surrendered therefor.

If the Merger fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. holder may recognize gain or loss with respect to its RFAC Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the PubCo Ordinary Shares received in the Merger and the U.S. holder’s adjusted tax basis in its RFAC Ordinary Shares surrendered in exchange therefor. In such event, such U.S. holder’s tax basis in the PubCo Ordinary Shares would be equal to the fair market value of the PubCo Ordinary Shares on the date of the Merger, and such U.S. holder’s holding period for such PubCo Ordinary Shares begin on the day following the date of the Merger.

Conversion of an RFAC Right into RFAC Ordinary Shares. No statutory, administrative or judicial authority directly addresses the treatment of instruments similar to the RFAC Rights for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. While we believe that a U.S. holder of RFAC Rights should not be required to recognize gain or loss upon the receipt of RFAC Ordinary Shares pursuant to the conversion of the RFAC Rights, no assurance can be given that the IRS or a court will agree with this treatment. If this treatment is respected, the tax basis of the share of RFAC Ordinary Shares acquired by a U.S. holder pursuant to the terms of the RFAC Rights should be equal to the U.S. holder’s tax basis in the relevant RFAC Rights with respect to which the share was issued. The holding period of such RFAC Ordinary Shares should begin on the day after the conversion of the RFAC Rights into such RFAC Ordinary Shares.

PFIC Considerations

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties and gains from the disposition of passive assets. Cash is generally treated as a passive asset.

Because RFAC is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, it is likely that RFAC will be a PFIC prior to the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of RFAC Ordinary Shares upon the redemption or Merger if (i) Purchaser were classified as a PFIC at any time during such U.S. holder’s holding period for such RFAC Ordinary Shares and (ii) the U.S. holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. holder owned such RFAC Ordinary Shares or in which RFAC was a PFIC, whichever is later, (b) a QEF Election with a purging election or (c) a mark-to-market election (as described below) with respect to such RFAC Ordinary Shares. The tax on any such recognized gain and on any “excess distributions,” would be imposed based on a complex set of computational rules. Excess distributions are generally any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the RFAC Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the RFAC Ordinary Shares.

Under these rules:

●	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the RFAC Ordinary Shares;

●	the amount of gain or excess distribution allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the tax attributable to each such other taxable year of the U.S. holder.

To the extent the redemption is treated as a sale or exchange for any U.S. holders of RFAC Ordinary Shares exercising their redemption rights (as discussed in “- Material U.S. Federal Income Tax Consequences of the Redemption to the Holders of RFAC Ordinary Shares – U.S. Holders” above), if RFAC is classified as a PFIC, any such U.S. holders that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may be subject to taxation (in accordance with the PFIC rules described above) on the redemption to the extent their RFAC Ordinary Shares have a fair market value in excess of their tax basis therein.

It is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if RFAC is a PFIC, U.S. holders of RFAC Ordinary Shares that have not made a timely QEF Election, a QEF Election with a purging election or a mark-to-market election (each as defined and described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the redemption or the Merger to the extent their RFAC Ordinary Shares have a fair market value in excess of their tax basis therein.

The impact of the PFIC rules on a U.S. holder of RFAC Ordinary Shares would depend on whether the U.S. holder makes a timely and effective election to treat RFAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. holder’s holding period of RFAC Ordinary Shares during which RFAC qualified as a PFIC (a “QEF Election”) or whether such U.S. holder made a QEF Election along with a “purging election”. The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. holder’s ability to make a QEF Election with respect to RFAC is contingent upon, among other things, the provision by RFAC of a “PFIC Annual Information Statement” to such U.S. holder. There is no assurance that RFAC will be able to timely provide such required information. A U.S. holder that makes a QEF Election is referred to in this discussion as an “Electing Shareholder” and a U.S. holder that does not make a QEF Election is referred to in this discussion as a “Non-Electing Shareholder.” An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its RFAC Ordinary Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Purchaser, whether or not such amounts are actually distributed. As a result, if RFAC is determined to be a PFIC, such a U.S. holder should not recognize gain or loss as a result of the redemption or the Merger.

As indicated above, if a U.S. holder of RFAC Ordinary Shares has not made a timely and effective QEF Election with respect to RFAC’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) RFAC Ordinary Shares, such U.S. holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF Election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. holder sold its RFAC Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of RFAC’s tax year in which RFAC qualifies as a QEF with respect to such U.S. holder. The purging election can only be made if such U.S. holder held RFAC Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. holder will increase the adjusted tax basis in its RFAC Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the RFAC Ordinary Shares for purposes of the PFIC rules.

The impact of the PFIC rules on a U.S. holder of RFAC Ordinary Shares may also depend on whether the U.S. holder has made an election under Section 1296 of the Code. U.S. holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). If a mark-to-market election is available and has been made, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its RFAC Ordinary Shares at the end of its taxable year over the adjusted basis in its RFAC Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its RFAC Ordinary Shares over the fair market value of its RFAC Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its RFAC Ordinary Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the RFAC Ordinary Shares will be treated as ordinary income. Shareholders who hold different blocks of RFAC Ordinary Shares (generally, shares of RFAC purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The mark-to-market election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including the Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the RFAC Ordinary Shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a U.S. holder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to RFAC Ordinary Shares. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect RFAC Ordinary Shares under their particular circumstances.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination to Non-U.S. holders generally will correspond to the U.S. federal income tax consequences of the Merger to U.S. holders, as described under “- Tax Consequences of the Business Combination - U.S. Holders” above, although to the extent the Business Combination results in a taxable exchange of RFAC Ordinary Shares, the consequences would be similar to those described above under the heading “Material U.S. Federal Income Tax Considerations of the Redemption to the Holders of RFAC Ordinary Shares - Non-U.S. Holders - Gain on Redemption Treated as a Sale of RFAC Ordinary Shares” for a Non-U.S. holder’s gain on the redemption of RFAC Ordinary Shares.

Tax Consequences of the Business Combination to the Company and its Shareholders

The following discussion summarizes certain material U.S. federal income tax consequences of the Merger to the Company and to its shareholders. This discussion is based on the Code, treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the Company or its shareholders in light of their particular circumstances and does not address state, local or non-U.S. tax consequences.

Consequences to the Company

The Merger is expected to be treated, for U.S. federal income tax purposes, as an exchange by the Company’s shareholders of their the Company Ordinary shares for PubCo Ordinary Shares. Because the Company itself is not expected to transfer its assets in the Merger, the Company generally is not expected to recognize gain or loss for U.S. federal income tax purposes as a result of the Merger.

Consequences to the Company’s Shareholders

A U.S. holder of the Company’s Ordinary Shares generally will recognize gain or loss on the exchange of the Company’s Ordinary Shares for PubCo Ordinary Shares in the Merger equal to the difference between (i) the fair market value of the PubCo ordinary shares received and (ii) the U.S. holder’s adjusted tax basis in the Company’s shares exchanged.

Subject to the PFIC rules and other special rules discussed below, such gain or loss generally will be capital gain or loss.

Because both the Company and PubCo are foreign corporations, the U.S. federal income tax consequences of the Merger to U.S. holders of the Company’s Ordinary Shares are complex and may depend on each holder’s particular circumstances. U.S. holders of the Company’s Ordinary Shares are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

The U.S. federal income tax consequences described above could be materially different if the Company or PubCo is or becomes classified as a PFIC for any taxable year that includes the Merger or any prior taxable year. In that event, adverse U.S. federal income tax consequences could apply to U.S. holders of the Company’s Ordinary Shares, including the possibility of additional taxes and interest charges on certain gains.

The determination of PFIC status is made annually and depends on the composition of a company’s income and assets. Neither the Company nor PubCo has made a determination as to whether it is a PFIC for the current taxable year, and no assurance can be given that either the Company or PubCo is not or will not become a PFIC in any taxable year. U.S. holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules.

Tax Consequences to Ownership and Disposition of PubCo Ordinary Shares

U.S. Holders

Dividends and Other Distributions on PubCo Ordinary Shares. Subject to the PFIC rules discussed below, distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on PubCo Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its PubCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Ordinary Shares and will be treated as described below under the heading “- Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares.” The amount of any such distribution will include any amounts withheld, if any, by PubCo (or another applicable withholding agent). It is not expected that PubCo will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

With respect to non-corporate U.S. holders, dividends generally will be taxed at the lower applicable long-term capital gains rate only if PubCo Ordinary Shares are readily tradable on an established securities market in the United States, PubCo is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. If PubCo is treated as a PFIC, dividends will be taxable to non-corporate U.S. holder at ordinary income rates and corporate U.S. holders will not be entitled to receive a deduction for any portion of such dividend. United States Treasury Department guidance indicates that PubCo Ordinary Shares, which are intended to be listed on the Nasdaq, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that PubCo Ordinary Shares will be considered readily tradable on an established securities market in later years.

Amounts taxable as dividends generally will be treated as income from sources outside the United States and will, depending on the circumstances of the U.S. holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. holder. The rules governing foreign tax credits are complex and U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares. Upon any sale, exchange or other taxable disposition of PubCo Ordinary Shares, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such PubCo Ordinary Shares. A U.S. holder’s adjusted tax basis in the PubCo Ordinary Shares received in exchange for RFAC Ordinary Shares in the Merger is described above under “- Material U.S. Federal Income Tax Consequences of the Business Combination - U.S. Holders”.

Subject to the PFIC rules discussed below, any gain or loss recognized on the sale, exchange or other taxable disposition of PubCo Ordinary Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such PubCo Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of PubCo Ordinary Shares generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. holder.

Passive Foreign Investment Company Rules. Whether PubCo is treated as a PFIC is determined on an annual basis. The determination of whether a non-U.S. corporation is a PFIC is a factual determination that depends on, among other things, the composition of PubCo’s income and assets, and the market value of its shares and assets, including the composition of income and assets and the market value of shares and assets of its subsidiaries, from time to time, and thus the determination can only be made annually after the close of each taxable year and, thus, is subject to change. Accordingly, no assurance can be provided with respect to the status of PubCo as a PFIC for its taxable year that includes the date of the Merger or in a future taxable year. PubCo’s U.S. counsel expresses no opinion with respect to its PFIC status for any taxable year.

If PubCo is a PFIC for any taxable year during which a U.S. holder owns PubCo Ordinary Shares and the U.S. holder did not make the QEF or mark to market elections described with respect to RFAC under Material U.S. Federal Income Tax Consequences of the Business Combination – PFIC Considerations” (including if such elections are not available), PubCo generally will continue to be a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder owns PubCo Ordinary Shares, even if PubCo ceases to meet the PFIC income or asset tests, unless the U.S. holder makes a “deemed sale” election with respect to its PubCo Ordinary Shares. If a U.S. holder makes a “deemed sale” election, it will be deemed to have sold PubCo Ordinary Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in Material U.S. Federal Income Tax Consequences of the Business Combination – PFIC Considerations. After the deemed sale election, so long as PubCo does not become a PFIC in a subsequent taxable year, PubCo Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. holder will not be subject to the PFIC rules. U.S. holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if PubCo is and then ceases to be a PFIC and such an election becomes available.

The rules dealing with PFICs are very complex and U.S. holders of PubCo Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to PubCo securities under their particular circumstances.

Information Reporting, Backup Withholding and Additional Reporting Requirements. Dividend payments with respect to the PubCo Ordinary Shares and proceeds from the sale, exchange or redemption of the PubCo Ordinary Shares may be subject to information reporting filed with the IRS unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. holders (and to the extent provided in IRS guidance, certain individual Non-U.S. holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to PubCo Ordinary Shares, subject to certain exceptions (including an exception for PubCo Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold PubCo Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of PubCo Ordinary Shares.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF RFAC ORDINARY SHARES IN CONNECTION WITH THE BUSINESS COMBINATION, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

Certain Singapore Taxation Considerations

The following summary describes certain material Singapore income tax considerations relating to the ownership and disposition of ordinary shares of the Company and, following the Business Combination, PubCo ordinary shares, to the extent relevant under Singapore law. This summary is based on the Income Tax Act 1947 of Singapore (the “SITA”), the Stamp Duties Act 1929 of Singapore and administrative practice in effect as of the date hereof, each of which is subject to change, possibly with retroactive effect. This discussion does not purport to be a comprehensive description of all Singapore tax considerations and does not constitute tax advice. Investors should consult their own tax advisors regarding the Singapore tax consequences of the acquisition, ownership and disposition of shares in light of their particular circumstances.

Dividends

Singapore operates a one-tier corporate tax system. Under this system, income tax paid by a Singapore tax resident company is a final tax and dividends paid out of such taxed profits are exempt from further taxation in the hands of shareholders.

Accordingly, dividends paid by Nanyang, if it is treated as a Singapore tax resident company, are not subject to Singapore income tax in the hands of shareholders, whether resident or non-resident, and no withholding tax is imposed on such dividends.

Gains on Disposal of Shares

Singapore does not impose tax on capital gains. Gains arising from the disposal of shares will not be subject to Singapore income tax to the extent that such gains are regarded as capital in nature.

Whether a gain is capital or income in nature depends on the facts and circumstances of each case, including factors commonly referred to as the “badges of trade.” Gains may be taxable if they are considered to arise from a trade or business or from activities carried on with a profit-making intention.

Section 13W of the SITA provides a safe harbor for certain disposals of ordinary shares by corporate shareholders between June 1, 2012 and December 31, 2027, where the divesting company:

(i)	held at least 20% of the ordinary shares of the investee company; and

(ii)	maintained that minimum shareholding for a continuous period of at least 24 months prior to disposal.

If the requirements of Section 13W are satisfied and no exclusion applies, gains from such disposal will not be subject to Singapore income tax.

Stamp Duty

No stamp duty is payable on the subscription and issuance of shares.

Stamp duty may be payable on an instrument for the transfer of shares if the instrument is executed in Singapore or executed outside Singapore and received in Singapore. The rate of stamp duty on a transfer of shares is 0.2% of the higher of the consideration for, or the market value of, the shares transferred. Stamp duty is generally borne by the purchaser unless otherwise agreed.

Electronic transfers effected solely on a book-entry basis outside Singapore are generally not subject to Singapore stamp duty, provided no instrument is executed in or received in Singapore.

Estate Duty

Singapore estate duty has been abolished for deaths occurring on or after February 15, 2008.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of ordinary shares of PubCo, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder as of the date hereof, which are subject to change, possibly with retroactive effect.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the PubCo ordinary shares. The discussion is a general summary of present law and is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of PubCo ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of dividends or capital to any holder of PubCo ordinary shares, nor will gains derived from the disposal of the PubCo ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to PubCo levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

No stamp duty is payable in respect of the issue of PubCo ordinary shares or on an instrument of transfer in respect of a PubCo ordinary share unless such instrument is executed in, or brought within, the Cayman Islands.

The Tax Concessions Act (As Revised)

Undertaking as to Tax Concessions

PubCo has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability Pursuant to Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands (the “Tax Concessions Act”), PubCo may obtain an undertaking from the Financial Secretary of the Cayman Islands:

(a)	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to PubCo or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of PubCo; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Act.

DESCRIPTION OF PUBCO SECURITIES

References in this section to “we,” “us,” or “our” are to PubCo, except where the context requires otherwise.

A summary of the material provisions governing PubCo’s share capital immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with the PubCo Charter, a form of which is appended to this proxy statement/prospectus as Annex B.

PubCo is a Cayman Islands exempted company with limited liability and immediately following consummation of the Business Combination its affairs will be governed by the PubCo Charter, the Cayman Islands Companies Act, and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, PubCo’s authorized share capital consists of US$50,000 divided into 50,000 shares of US$1.00 each.

Following the completion of the Business Combination, the authorized share capital of the PubCo will be US$60,000 divided into 500,000,000 ordinary shares with a par value US$0.0001 per share and 100,000,000 preference shares with a par value US$0.0001 per share.

The PubCo Charter will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the PubCo Charter and the Cayman Islands Companies Act insofar as they relate to the material terms of the PubCo Ordinary Shares.

Ordinary Shares

General. The PubCo Ordinary Shares are issued in registered form and are issued when registered in the PubCo register of shareholders. PubCo may not issue shares to bearer. PubCo shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of PubCo Ordinary Shares are entitled to such dividends as may be declared by PubCo Board. PubCo Charter provide that the directors may declare a dividends out of the funds of PubCo lawfully available therefor. Further, a dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of the PubCo, out of the share premium account or as otherwise permitted by law.

Voting Rights. Holders of PubCo Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of PubCo. Holders of PubCo Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. On all matters subject to a vote at general meetings of PubCo, each PubCo shareholder shall be entitled to one vote for each PubCo Ordinary Share. A resolution put to the vote of a general meeting shall be decided on a poll.

General Meetings of Shareholders. As a Cayman Islands exempted company, PubCo is not obliged by the Companies Act to call shareholders’ annual general meetings. PubCo Charter provide that PubCo may (but are not obliged to) in each year hold a general meeting as PubCo’s annual general meeting in which case PubCo shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by PubCo directors.

Shareholders’ general meetings may be convened by a majority of the PubCo Board. Advance notice of at least five (5) clear days is required for the convening of PubCo’s annual general shareholders’ meeting (if any) and any other general meeting of PubCo shareholders.

Under the Companies Act, shareholders have only limited statutory rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The PubCo Charter provides that shareholders holding at the date of deposit of the requisition not less than 33% in par value of the issued shares which as at that date carry the right to vote at general meetings may requisition an extraordinary general meeting, in which case the board is required to convene the meeting. If the board does not convene the meeting within the time periods specified in the Charter, the requisitioning shareholders may convene the meeting themselves. The PubCo Charter does not provide shareholders with any separate right to require that proposals be included for consideration at annual general meetings or at other general meetings that are not convened pursuant to a shareholder requisition.

Transfer of Ordinary Shares. Any PubCo shareholders may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of Nasdaq, the SEC and/or any other competent regulatory authority or otherwise under applicable law. If the PubCo Ordinary Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of Nasdaq, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under applicable law or in any other form approved by the PubCo directors and shall be executed by or on behalf of the transferor (and if the PubCo directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the PubCo directors may approve from time to time. The transferor shall be deemed to remain the holder of a PubCo Ordinary Share until the name of the transferee is entered in the Register of Members.

Liquidation. Subject to the rights attaching to any shares of PubCo, on the winding up of PubCo, if the assets available for distribution are insufficient to repay the whole of PubCo’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by PubCo shareholders in proportion to the par value of the shares of PubCo held by them. If the assets available for distribution are more than sufficient to repay the whole of PubCo’s issued share capital, the surplus shall be distributed among PubCo shareholders in proportion to the par value of the shares of PubCo held by them at the commencement of the winding up subject to a deduction from those shares on which there are monies due, of all monies payable to PubCo for unpaid calls or otherwise.

Calls on Shares and Forfeiture of Shares. PubCo Board may from time to time issue a notice to any shareholder who has not paid a call or installment when due, requiring payment of the unpaid amount together with any accrued interest and expenses. The notice must specify the place for payment and provide the shareholder with no less than fourteen (14) clear days to comply. If the shareholder does not pay within the time specified, the shares in respect of which the call was made may be forfeited by resolution of the board, together with any unpaid dividends or other monies payable in respect of those shares.

Redemption, Repurchase and Surrender of Shares. PubCo may, subject to the Companies Act and applicable rules and regulations of Nasdaq and the SEC, issue shares that are to be redeemed or are liable to be redeemed at the option of PubCo or the PubCo shareholders, with the manner and terms of such redemption determined by ordinary resolution prior to the issue of such shares. PubCo may also purchase its own shares (including redeemable shares) on such terms and in such manner as may be agreed between PubCo and the relevant shareholder, subject to the Companies Act, applicable regulatory requirements and applicable law. Any payment made in respect of the redemption or purchase of PubCo’s shares may be made in any manner permitted by the Companies Act, including out of capital. In addition, PubCo may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time PubCo’s share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not PubCo is being wound up, be varied without the consent of the holders of the issued shares of that class where the board of directors considers that the variation would not have a material adverse effect on the rights of such class. In any other case, the rights attaching to a class may be varied only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or with the approval of a resolution passed by not less than two-thirds of the votes cast at a separate meeting of the holders of that class. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless expressly provided by the terms of issue of that class, be deemed to be varied (i) by the creation or issue of further shares ranking pari passu with such class or shares issued with preferred or other rights, or (ii) where the constitutional documents of PubCo are amended or new constitutional documents of PubCo are adopted, in each case, as a result of PubCo registering by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands.

Issuance of Additional Shares. PubCo Charter authorizes PubCo Board to issue additional ordinary shares from time to time as PubCo Board shall determine, to the extent of available authorized but unissued shares.

PubCo Charter also authorizes PubCo Board to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rights, conversion rights, voting rights;

●	the rights and terms of redemption and liquidation preferences; and

●	any other powers, preferences and relative, participating, optional and other special rights.

PubCo Board may issue preference shares without action by PubCo shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Books of Account. Holders of PubCo ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of PubCo’s corporate records (other than PubCo’s memorandum and articles of association, special resolutions, and PubCo’s register of mortgages and charges). However, we will provide PubCo shareholders with annual audited financial statements.

Anti-Takeover Provisions. Some provisions of PubCo Charter may discourage, delay or prevent a change of control of PubCo or management that shareholders may consider favorable, including provisions that:

●	authorize PubCo Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by PubCo shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, PubCo directors may only exercise the rights and powers granted to them under PubCo Charter for a proper purpose and for what they believe in good faith to be in the best interests of PubCo.

Exempted Company. PubCo is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

The rights of RFAC shareholders are governed by Cayman Islands law and the RFAC Charter. The rights of Company shareholder are governed by Singapore law and the Company Charter. At the effective time of the Merger, the RFAC Shareholders and Company Shareholders will automatically receive PubCo Ordinary Shares. Accordingly, after the Business Combination, the rights of the holders of PubCo Ordinary Shares will be governed by Cayman Islands law and PubCo Charter. The following discussion summarizes material differences between the (i) current rights of holders of RFAC Ordinary Shares and the RFAC Charter and bylaws, and (ii) current rights of holders of Company Ordinary Shares and the Company Charter, and (iii) the rights of the holders of PubCo Ordinary Shares under Cayman Islands law and the PubCo Charter following the Closing.

The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or the Trading Market rules, many of which are similar to, or have an effect on, matters described herein under Cayman law. Such rights or obligations generally apply equally to RFAC Ordinary Shares and PubCo Ordinary Shares.

This summary is not intended to be a complete discussion of the respective rights of RFAC Shareholders and PubCo shareholders and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the Business Combination Agreement the RFAC Charter and PubCo Charter, which we urge you to read carefully and in their entirety. RFAC and PubCo urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the Cayman Islands Cayman Companies Act, the Business Combination Agreement, and the other documents to which we refer to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a PubCo shareholder and the rights of a RFAC Shareholders. RFAC has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information.”

Provision	RFAC	Company	PubCo
Authorized Capital	RFAC is authorized to issue 200,000,000 ordinary shares of a par value of US$0.0001 each, and 1,000,000 preference shares of a par value of US$0.0001 each.	The Company does not maintain an authorized share capital under Singapore law and the Company Charter. As of the date hereof, the Company has 1,000,000 Ordinary Shares issued and outstanding.	The authorized share capital of PubCo is US$60,000 divided into 500,000,000 ordinary shares with a par value US$0.0001 per share and 100,000,000 preference shares with a par value US$0.0001 per share.

Preferred (Preference) Shares	The RFAC Charter empowers the RFAC Board to divide the authorized shares into one or more classes with differing rights, restrictions, powers and preferences as the RFAC Board shall determine and to issue the same in accordance with the RFAC Charter and any exchange rules that may apply.	The Company Charter does not authorize a preferred or preference class of shares.	The PubCo Charter empowers the PubCo Board to divide the authorized shares into one or more classes with differing rights, restrictions, powers and preferences as the PubCo Board shall determine and to issue the same in accordance with the PubCo Charter and any exchange rules that may apply.

Amendments to Organizational Documents (i.e., PubCo Charter and RFAC Charter)	RFAC Charter may be amended by a special resolution which requires the approval of a majority of not less than two-thirds of the shares represented at a meeting and entitled to vote.	The Company’s Charter may be amended by special resolution of the shareholders, which requires the approval of not less than 75% of the votes cast by members entitled to vote.	The PubCo Charter may be amended by a special resolution which requires the approval of a majority of not less than two-thirds of the shares represented at a meeting and entitled to vote.

Provision	RFAC	Company	PubCo
Voting Rights	Holders of RFAC Ordinary Shares possess all voting power with respect to RFAC.	Holders of Company Ordinary Shares possess all voting power with respect to the Company.	Holders of PubCo Ordinary Shares possess all voting power with respect to PubCo.

	Holders of RFAC Ordinary Shares are entitled to one vote for each matter put before a meeting.	Holders of Company Ordinary Shares are entitled to one vote per share on all matters submitted to a vote of shareholders.	Holders of PubCo Ordinary Shares are entitled to one vote per share for each matter put before a meeting.

Redemption and Repurchases of Shares; Treasury Shares

Under the Cayman Companies Act, shares may be redeemed or repurchased out of (a) profits, (b) share premium (subject to the statutory solvency test), (c) the proceeds of a fresh issuance of shares made for that purpose, or (d) capital, provided that payments out of capital are subject to the statutory solvency test and must be specifically authorized by a company’s articles of association.

Ordinary Shares are not redeemable, but under the RFAC Charter, the RFAC Board may determine to repurchase shares on such terms as the board of directors determines or agrees with the relevant shareholder. No shareholder approval is required under the RFAC Charter. Any Ordinary Shares that have been repurchased may be held or sold as treasury shares pursuant to, and in accordance with, the RFAC Charter.

Under the Companies Act 1967 of Singapore, the Company may redeem or repurchase its shares out of profits or capital in accordance with the 1967 Act and its Constitution. Ordinary shares are not redeemable.

Under the Cayman Companies Act, the par value of any shares purchased or redeemed by a company may be made out of profits or out of the proceeds of a fresh issue of shares made for the purpose of the purchase. Any premium payable on the purchase over the par value of the shares to be purchased or redeemed may be made out of profits or from sums standing to the credit of the share premium account of the company. Payment of par value and premium may be made out of capital, provided that payments out of capital are subject to the statutory solvency test and must be specifically authorized by a company’s articles of association.

PubCo Ordinary Shares are not redeemable, but under the PubCo Charter, the PubCo Board may determine to repurchase shares on such terms as the board of directors determines or agrees with the relevant shareholder. No shareholder approval is required under the PubCo Charter. Any Ordinary Shares that have been repurchased may be held or sold as treasury shares pursuant to, and in accordance with, the PubCo Charter.

Shareholder/Shareholders Written Consent	Shareholders may pass written resolutions signed by all members entitled to vote.	Shareholders may pass written resolutions signed by all shareholders entitled to vote in accordance with the Companies Act 1967 of Singapore.	Shareholders may pass written resolutions signed by all members entitled to vote.

Provision	RFAC	Company	PubCo
Meeting of Shareholders/Shareholders - Notice	As required by the RFAC Charter, at least 5 “clear” days’ notice must be given of any meeting of shareholders. A “clear” day means the period excluding the day on which the notice is given, or deemed to be given, and the day the notice is received, or deemed received.	At least 14 days’ notice must be given for any general meeting of shareholders, unless a shorter notice period is agreed to by the shareholders in accordance with the Companies Act 1967 of Singapore.	As required by the PubCo Charter, at least 5 “clear” days’ notice must be given of any meeting of shareholders. A “clear” day means the period excluding the day on which the notice is given, or deemed to be given, and the day the notice is received, or deemed received.

Meeting of Shareholders/Shareholders - Call of Meeting	General meetings may be convened by the Board at any time. Shareholders holding not less than 10% of the voting rights may requisition a general meeting pursuant to Cayman law and the Articles.	General meetings may be convened by the directors. Shareholders holding not less than 10% of the voting rights may requisition the directors to convene a general meeting in accordance with the Companies Act 1967 of Singapore.

PubCo may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as may be determined by the PubCo Board.

The directors of PubCo may convene a general meeting of the Company whenever the directors think fit and must do so if required to do so pursuant to a valid shareholders’ requisition. Shareholders holding at the date of deposit of the requisition not less than thirty-three percent (33%) in par value of the issued shares of PubCo which as at that date carry the right to vote at general meetings of shall have the right to require the PubCo Board to hold a general meeting. If there are no directors of PubCo as at the date of the deposit of the members’ requisition or if the PubCo Board does not within sixty (60) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing a majority of the total voting rights of all of them, may themselves convene a general meeting of PubCo, but any meeting so convened shall not be held after the expiration of three months after the expiration of such 21 day period.

Provision	RFAC	Company	PubCo
Meeting of Shareholders/Shareholders - Quorum

Pursuant to the RFAC Charter, a quorum is not less than one-third of the votes attaching to issued Ordinary Shares and entitled to vote at the meeting, unless there is only one shareholder in which case that shareholder alone constitutes a quorum.

If a quorum is not present after 30 minutes from the start of the meeting, the meeting (i) will be adjourned to the same day and time the following week or to such date and time as the board shall determine, and (ii) will be dissolved if convened upon the requisition of shareholders.

New notice will be required to be given if the meeting is adjourned for 30 days or more.

Pursuant to the Company Charter and the Companies Act 1967 of Singapore, two shareholders present in person or by proxy shall constitute a quorum for a general meeting, unless the Company has only one shareholder, in which case that shareholder alone shall constitute a quorum.

Pursuant to the PubCo Charter, the holders of one-third of the shares of PubCo being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum, unless there is only one shareholder in which case that shareholder alone constitutes a quorum.

If a quorum is not present after 30 minutes from the start of the meeting or if during such a meeting a quorum ceases to be present, the meeting (i) will be adjourned to the same day and time the following week or to such date and time as the PubCo Board shall determine, and (ii) will be dissolved if convened upon the requisition of shareholders.

New notice will be required to be given if the meeting is adjourned for 30 days or more.

Meeting of Shareholders/Shareholders - Record Date	The RFAC Charter does not specify time deadlines for establishment of a record date for voting. The RFAC Board may fix in advance or arrear a date as the record date for any such determination of shareholders entitled to notice of or to vote at a general meeting, and the RFAC Board may close the register of members for share transfers for a period not exceeding 30 days. If no record date is fixed, the date on which notice of the meeting is sent shall be the record date.	The Company’s Charter does not specify time deadlines for establishing a record date for voting. The directors may fix a record date for determining shareholders entitled to notice of or to vote at a general meeting in accordance with the Companies Act 1967 of Singapore.	The PubCo Charter does not specify time deadlines for establishment of a record date for voting. The PubCo Board may fix in advance or arrear a date as the record date for any such determination of shareholders entitled to notice of or to vote at a general meeting, and the PubCo Board may close the register of members for share transfers for a period not exceeding 30 days. If no record date is fixed, the date on which notice of the meeting is sent shall be the record date.

Provision	RFAC	Company	PubCo
Directors - Election/Appointment	Directors are elected by an ordinary resolution (which is a simple majority threshold).	Directors are elected by an ordinary resolution (which is a simple majority threshold).	Directors are appointed by an ordinary resolution (which is a simple majority threshold).

Directors - Term	The RFAC Board is divided into three classes as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual general meeting of the shareholders of RFAC following the effectiveness of the RFAC Charter, the term of the initial Class II Directors shall expire at the second annual general meeting of the shareholders of RFAC following the effectiveness of the RFAC Charter and the term of the initial Class III Directors shall expire at the third annual general meeting of the shareholders of RFAC. If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office until the next annual general meeting, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.	The Company’s Charter does not provide for a classified or staggered board of directors.	The PubCo Board does not have a staggered board of directors.

Directors - Removal	Directors may be removed with or without cause by the vote of an ordinary resolution. Directors may also be removed by notice in writing signed by not less than three-fourths of all the Directors in number and may otherwise cease to hold office in any other manner provided for in the RFAC Charter.	Under the Company Charter and Section 152 of the Companies Act 1967 of Singapore, a director may be removed by ordinary resolution of the shareholders upon special notice.	Directors may be removed with or without cause by the vote of an ordinary resolution. A director may also be removed by a resolution passed by not less than three-fifths of the directors at a meeting of the directors duly convened and held in accordance with the PubCo Charter or by a resolution in writing signed by not less than three-fifths of the directors and may otherwise cease to hold office in any other manner provided for in the PubCo Charter.

Provision	RFAC	Company	PubCo
Directors - Vacancy	The RFAC Board has the power to appoint a person to fill a vacancy or as an addition to the RFAC Board, subject to the total number of directors not exceeding any limitation on the number of directors. Any such director must stand for election at the next annual general meeting of shareholders.	The Company Board has the power to appoint a person to fill a vacancy or as an addition to the Company Board, subject to the total number of directors not exceeding any limitation on the number of directors.	The PubCo Board has the power to appoint a person to fill a vacancy or as an addition to the PubCo Board, subject to the total number of directors not exceeding any limitation on the number of directors.

Directors - Number	Under the RFAC Charter, the number of directors shall be established from time to time by ordinary resolution. Unless otherwise determined, the Board shall consist of not less than two members with no maximum.	Under the Company Charter, the number of directors shall be determined by the Company from time to time.	Under the PubCo Charter, PubCo may by ordinary resolution increase or reduce the limits in the number of directors. Unless otherwise determined, the PubCo Board shall consist of not less than three members with no maximum. Upon close of the Business Combination, PubCo’s Board will have five (5) directors.

Directors - Quorum and Vote Requirements

Under RFAC’s Charter, all matters brought to the vote of the Board shall be decided by a simple majority. In the case of an equality of votes, the chairman shall have a second or casting vote. The quorum may be fixed by the RFAC, and unless so fixed shall be two (2) if there are two or more Directors and shall be one if there is only one Director.

		Under the Company Charter, the quorum for meetings of the board of directors is two directors, and questions arising at any meeting of the board are decided by a majority of votes of the directors present and voting.	Under PubCo’s Charter, all matters brought to the vote of the PubCo Board shall be decided by a simple majority. In the case of an equality of votes, the chairperson shall have a second or casting vote. The quorum for the transaction of the business of the directors may be fixed by the PubCo Board, and unless so fixed shall be a majority of directors then in office.

Director - Alternates	Under the RFAC Charter, any Director may appoint an alternate or a proxy.	The Company Charter does not provide for the appointment of an alternate director. Any director may appoint a proxy.	The PubCo Charter does not provide for the appointment of an alternate director. Any director may appoint a proxy.

Directors and Officers - Fiduciary Duties	As a matter of Cayman Islands law, the duties of a director primarily derive from common law, the Cayman Companies Act, and the articles of association of a company.	The Company Charter does not provide for the appointment of an alternate director. Any director may appoint a proxy.	As a matter of Cayman Islands law, the duties of a director primarily derive from common law, the Cayman Companies Act, and the articles of association of a company.

Provision	RFAC	Company	PubCo

Under common law principles that will be applied by the Cayman Islands courts, directors have fiduciary duties, including: (a) the duty to act honestly and in good faith in what he or she considers are the best interests of the company (generally meaning the interests of the shareholders as a whole); (b) the duty of loyalty and to avoid actual or potential conflicts of interest arising between his or her duties to the company and his or her personal interest (subject to the caveat that the articles of association may authorize conflicts that have been disclosed to the other directors); (c) a duty to exercise his or her powers as a director under the Cayman Companies Act and the articles of association of the company only for the purposes for which they are conferred and not for a collateral or improper purpose and (d) a duty not to fetter his or her exercise of future discretion as a director.

Directors also have a common law duty to act with care, diligence and skill in the performance of his or her role. The duties of care, diligence and skill of a director of a Cayman Islands company are generally determined by both reference to the knowledge and experience actually possessed by the director and by reference to the skill, care and diligence as would be displayed by a reasonable director in those circumstances.

The Cayman Companies Act contains certain statutory duties, including: (a) the duty not to pay or make any distribution to shareholders out of capital or share premium unless a company is able to pay its debts as they fall due following such payment; and (b) the duty to maintain certain statutory registers and proper books and records.

Under Singapore law, directors owe fiduciary and statutory duties, including: (a) the duty to act honestly and in good faith in what the director considers to be the best interests of the company; (b) the duty to avoid conflicts of interest and not to improperly profit from the director’s position; and (c) the duty to exercise reasonable care, skill and diligence in the discharge of the director’s functions.

Under common law principles that will be applied by the Cayman Islands courts, directors have fiduciary duties, including: (a) the duty to act honestly and in good faith in what he or she considers are the best interests of the company (generally meaning the interests of the shareholders as a whole); (b) the duty of loyalty and to avoid actual or potential conflicts of interest arising between his or her duties to the company and his or her personal interest (subject to the caveat that the articles of association may authorize conflicts that have been disclosed to the other directors); (c) a duty to exercise his or her powers as a director under the Cayman Companies Act and the articles of association of the company only for the purposes for which they are conferred and not for a collateral or improper purpose; and (d) a duty not to fetter his or her exercise of future discretion as a director.

Directors also have a common law duty to act with care, diligence and skill in the performance of his or her role. The duties of care, diligence and skill of a director of a Cayman Islands company are generally determined by both reference to the knowledge and experience actually possessed by the director and by reference to the skill, care and diligence as would be displayed by a reasonable director in those circumstances.

The Cayman Companies Act contains certain statutory duties, including: (a) the duty not to pay or make any distribution to shareholders out of capital or share premium unless a company is able to pay its debts as they fall due following such payment; and (b) the duty to maintain certain statutory registers and proper books and records.

Provision	RFAC	Company	PubCo

A director must also act in accordance with any specific duties set forth in the articles of association from time to time.

A director who fails to perform their Cayman Islands common law duties may be personally liable for financial compensation to the aggrieved party, the restoration of the company’s property, or for the payment to the company of any profits made in breach of the director’s duty.

In addition, a director who fails to perform their duties under the Cayman Companies Act may be personally liable to a statutory fine and/or imprisonment of varying severity depending on the nature of the duty breached. This liability is in addition to any liability the company itself may be subject to.

A Cayman Islands company may, however, include a provision in its articles of association (and may in addition enter into a separate contractual arrangement with a director) indemnifying a director against all losses and costs suffered by such director as a consequence of performance of his or her role as such, and exculpating a director from any liability to the company itself, including in circumstances where such director is in breach of his or her duties (provided that there has been no willful neglect, willful default, fraud, dishonesty or criminal act on the part of the director). A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. Please see “Director - Indemnification; Indemnification Insurance” below

A director must also act in accordance with any specific duties set forth in the articles of association from time to time.

A director who fails to perform their Cayman Islands common law duties may be personally liable for financial compensation to the aggrieved party, the restoration of the company’s property, or for the payment to the company of any profits made in breach of the director’s duty.

In addition, a director who fails to perform their duties under the Cayman Companies Act may be personally liable to a statutory fine and/or imprisonment of varying severity depending on the nature of the duty breached. This liability is in addition to any liability the company itself may be subject to.

A Cayman Islands company may, however, include a provision in its articles of association (and may in addition enter into a separate contractual arrangement with a director) indemnifying a director against all losses and costs suffered by such director as a consequence of performance of his or her role as such, and exculpating a director from any liability to the company itself, including in circumstances where such director is in breach of his or her duties (provided that there has been no willful neglect, willful default, fraud, dishonesty or criminal act on the part of the director). A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. Please see “Director - Indemnification; Indemnification Insurance” below

Provision	RFAC	Company	PubCo
Director - Indemnification; Indemnification Insurance

The RFAC Charter provides that every current and former director and officer shall be indemnified to the fullest extent permitted by law, except where the liability has arisen as a result of the actual fraud or willful default of such person. RFAC must also advance reasonable legal fees and costs provided that the indemnified person undertakes to repay such amounts if it is determined that the individual was not entitled to be indemnified.

RFAC may purchase insurance for the purpose of providing this indemnification.

The Company Charter provides that every current and former director and officer may be indemnified by the Company against liabilities incurred in the execution of his or her duties, except to the extent such indemnification is prohibited by applicable Singapore law.

The PubCo Charter provides that every current and former director and officer shall be indemnified out of the assets of the PubCo against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. PubCo must also advance reasonable legal fees and costs provided that the indemnified person undertakes to repay such amounts if it is determined that the individual was not entitled to be indemnified.

PubCo may purchase insurance for the purpose of providing this indemnification.

Sale of Assets	Under Cayman Islands law, generally speaking, shareholder approval is not required for the disposal of assets of an exempted company.	Under the Companies Act 1967 of Singapore, the disposal of the Company’s assets is generally approved by the board of directors, unless shareholder approval is required under applicable law, the Company Charter, or where the transaction constitutes a disposal of the whole or substantially the whole of the Company’s undertaking.	Under Cayman Islands law, generally speaking, shareholder approval is not required for the disposal of assets of an exempted company.

Dissolution/Winding Up

Under the Cayman Companies Act, a voluntary liquidation may be commenced by the shareholders of a company if a special resolution is passed to that effect. The directors are then required to swear a declaration of the company’s solvency within 28 days of the voluntary liquidation resolution being passed. If the directors are unable to do so, the voluntary liquidator appointed by the voluntary liquidation resolution will apply to the Cayman Islands courts for a supervision order and the liquidation will proceed under the supervision of the Cayman Islands courts.

Subject to the Companies Act 1967 of Singapore, the Company may be wound up voluntarily by a special resolution of shareholders or by other means permitted under Singapore law.

Subject to the Cayman Companies Act, a voluntary liquidation may be commenced by the shareholders of a company if a special resolution is passed to that effect. The directors are then required to swear a declaration of the company’s solvency within 28 days of the voluntary liquidation resolution being passed. If the directors are unable to do so, the voluntary liquidator appointed by the voluntary liquidation resolution will apply to the Cayman Islands courts for a supervision order and the liquidation will proceed under the supervision of the Cayman Islands courts.

Provision	RFAC	Company	PubCo

In addition, any shareholder who has held shares for at least six months (or any lesser period if the shares are held following transmission on death of a former shareholder) is entitled to petition the Cayman Islands courts to make a winding up order. A Cayman Islands court may make a winding up order if it is of the opinion that it is just and equitable that the company should be wound up. However, where a shareholder has contractually agreed not to present a petition for winding up against a company, the Cayman Companies Act provides that the Cayman Islands courts shall dismiss any petition for winding up by that shareholder.

In addition, any shareholder who has held shares for at least six months (or any lesser period if the shares are held following transmission on death of a former shareholder) is entitled to petition the Cayman Islands courts to make a winding up order. A Cayman Islands court may make a winding up order if it is of the opinion that it is just and equitable that the company should be wound up. However, where a shareholder has contractually agreed not to present a petition for winding up against a company, the Cayman Companies Act provides that the Cayman Islands courts shall dismiss any petition for winding up by that shareholder.

Dissenters’/Appraisal Rights

The Cayman Companies Act does not specifically provide for any appraisal rights, as only available under limited circumstances as described herein and above under “Appraisal and Dissenting Rights.” However, in connection with the compulsory transfer of shares where a person has acquired at least 90% of the shares of the same class pursuant to an offer for all of the shares of that class and proceeds to serve notice of compulsory for acquisition of the remainder (as described above in “Business combinations”), any shareholder to whom such compulsory acquisition applies may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer to object to the transfer. In these circumstances, the burden is on the objecting shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The Cayman Islands courts are unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

The Companies Act 1967 of Singapore does not provide statutory dissenters’ appraisal rights comparable to those available under the Cayman Islands Companies Act. However, in connection with a takeover offer where a person acquires not less than 90% of the shares of a class pursuant to an offer for all the shares of that class and gives notice of compulsory acquisition, a shareholder to whom such compulsory acquisition applies may, within one month of receiving such notice, apply to the Singapore courts to object to the acquisition.

In addition, in connection with schemes of arrangement or amalgamations effected in accordance with the Companies Act 1967 of Singapore, shareholders may raise objections in the context of the court approval process. However, Singapore law does not provide a statutory fair value appraisal right equivalent to that available under the Cayman Islands Companies Act.

The Cayman Companies Act does not specifically provide for any appraisal rights, as only available under limited circumstances as described herein and above under “Appraisal and Dissenting Rights.” However, in connection with the compulsory transfer of shares where a person has acquired at least 90% of the shares of the same class pursuant to an offer for all of the shares of that class and proceeds to serve notice of compulsory for acquisition of the remainder (as described above in “Business combinations”), any shareholder to whom such compulsory acquisition applies may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer to object to the transfer. In these circumstances, the burden is on the objecting shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The Cayman Islands courts are unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Provision	RFAC	Company	PubCo

In addition, in connection with a merger or a consolidation, dissenting shareholders have the right to object to the terms of merger or consolidation approved by special resolution and instead be paid the fair value of their shares in cash (which, if not agreed between the parties, will be determined by the Cayman Islands court).These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders.

In addition, in connection with a merger or a consolidation, dissenting shareholders have the right to object to the terms of merger or consolidation approved by special resolution and instead be paid the fair value of their shares in cash (which, if not agreed between the parties, will be determined by the Cayman Islands court).These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders.

Shareholders’/Shareholders’ Derivative Actions

Under common law principles, shareholders in a Cayman Islands company are entitled to have the affairs of a company conducted in accordance with such company’s constitution and applicable law. As such, shareholders may bring personal or representative actions against a company in respect of breaches of their (and other similarly affected shareholders’) rights as shareholders under the constitution of the company and applicable law (for example, in the event that they are prevented from exercising voting rights, or from requisitioning a meeting).

Under the Companies Act 1967 and common law principles, shareholders in a Singapore company are entitled to have the affairs of a company conducted in accordance with such company’s constitution and applicable law. As such, shareholders may bring personal or representative actions against a company in respect of breaches of their (and other similarly affected shareholders’) rights as shareholders under the constitution of the company and applicable law (for example, in the event that they are prevented from exercising voting rights, or from requisitioning a meeting).

Under common law principles, shareholders in a Cayman Islands company are entitled to have the affairs of a company conducted in accordance with such company’s constitution and applicable law. As such, shareholders may bring personal or representative actions against a company in respect of breaches of their (and other similarly affected shareholders’) rights as shareholders under the constitution of the company and applicable law (for example, in the event that they are prevented from exercising voting rights, or from requisitioning a meeting).

Provision	RFAC	Company	PubCo

A minority shareholder may also bring a derivative action in the name of a company. While, as a matter of common law (under the general rule known as the rule in Foss v. Harbottle), the Cayman Islands courts will generally refuse to interfere with the management of a company at the insistence of a minority shareholder in circumstances where the majority have approved or ratified the matter or act in contention, a minority shareholder may be permitted to commence a derivative action in the name of a company in order to challenge any such matter or act which: (a) is ultra vires the company or illegal; (b) constitutes a fraud on the minority where the wrongdoers control the company; (c) constitutes an infringement of individual rights of shareholders (such as a right to attend and vote at a meeting); and/or (d) has not been properly approved in accordance with any applicable special or extraordinary majority of the shareholders.

A minority shareholder may also bring a derivative action in the name of a company. While common law derivative actions still exist in limited circumstances, Section 216A of the Companies Act 1967 provides a statutory framework for a complainant to apply to the court for leave to bring an action in the name and on behalf of the company.

The Insolvency, Restructuring and Dissolution Act 2018 also gives power to the Singapore courts to wind up a company if the courts are of the opinion that it would be just and equitable to do so. The basis on which the courts may exercise such powers on application by shareholders in a Singapore company include: (a) a breakdown in the relationship of trust and confidence (typically in “quasi-partnerships”); (b) deadlock in the management of the company; (c) the substratum of the company has disappeared; and (d) where there is oppression or lack of probity in the conduct of the company’s affairs. As an alternative to a winding-up order, the court may instead make other orders under Section 216 of the Companies Act 1967, such as a localized buy-out of the minority’s shares.

A minority shareholder may also bring a derivative action in the name of a company. While, as a matter of common law (under the general rule known as the rule in Foss v. Harbottle), the Cayman Islands courts will generally refuse to interfere with the management of a company at the insistence of a minority shareholder in circumstances where the majority have approved or ratified the matter or act in contention, a minority shareholder may be permitted to commence a derivative action in the name of a company in order to challenge any such matter or act which: (a) is ultra vires the company or illegal; (b) constitutes a fraud on the minority where the wrongdoers control the company; (c) constitutes an infringement of individual rights of shareholders (such as a right to attend and vote at a meeting); and/or (d) has not been properly approved in accordance with any applicable special or extraordinary majority of the shareholders.

Provision	RFAC	Company	PubCo

The Cayman Companies Act also gives power to the Cayman Islands courts to wind up a company if the courts are of the opinion that it would be just and equitable to do so (and if the courts consider it just and equitable to wind up the company, they may instead make other orders with respect to the company as an alternative to a winding up order). The basis on which the courts may make exercise such powers on application by shareholders in a Cayman Islands company have been held to include the following: (a) the substratum of the company has disappeared; (b) there has been some fraud on the minority or illegality; and (c) there has been mismanagement or misapplication of the company’s funds.

The Cayman Companies Act also gives power to the Cayman Islands courts to wind up a company if the courts are of the opinion that it would be just and equitable to do so (and if the courts consider it just and equitable to wind up the company, they may instead make other orders with respect to the company as an alternative to a winding up order). The basis on which the courts may make exercise such powers on application by shareholders in a Cayman Islands company have been held to include the following: (a) the substratum of the company has disappeared; (b) there has been some fraud on the minority or illegality; and (c) there has been mismanagement or misapplication of the company’s funds.

Anti-Takeover Provision/Regulation of Takeovers, Substantial Acquisition Rules

Except for specific rules that apply only to companies listed on the Cayman Islands Stock Exchange or companies that are regulated by the Cayman Islands Monetary Authority (which are not applicable to RFAC), there are no rules or restrictions under the Cayman law governing the acquisition of all or a specified percentage of direct or indirect voting rights in a Cayman Islands company, or the conduct of the directors of a Cayman Islands company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the board of directors could employ in respect of actual or potential takeover or merger offers

		The Singapore Code on Take-overs and Merger (the “Singapore Code”) and Sections 138 to 140 of the Securities and Futures Act 2001 govern the acquisition of control of public companies and certain private companies in Singapore. The Singapore Code is administered by the Securities Industry Council. While primarily applicable to public companies, the Singapore Code also applies to unlisted public companies and certain private companies with more than 50 shareholders and net tangible assets of S$5 million or more. The Code contains rules on mandatory offers (triggered at 30% voting rights), the conduct of directors during an offer, and the use of defensive “frustrating actions” which generally require shareholder approval once a takeover offer is imminent.	Except for specific rules that apply only to companies listed on the Cayman Islands Stock Exchange or companies that are regulated by the Cayman Islands Monetary Authority (which are not applicable to PubCo), there are no rules or restrictions under the Cayman law governing the acquisition of all or a specified percentage of direct or indirect voting rights in a Cayman Islands company, or the conduct of the directors of a Cayman Islands company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the board of directors could employ in respect of actual or potential takeover or merger offers.

Provision	RFAC	Company	PubCo
Business Combination

The Cayman Companies Act makes specific provision for the acquisition of a Cayman Islands company by way of a court-approved scheme of arrangement, by way of mandatory squeeze-out following a tender offer, and by way of merger.

A court-approved scheme of arrangement under the Cayman Companies Act requires the approval of registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting (excluding any shares held by the acquiring party on the basis that they will be considered a separate “class”). If a scheme of arrangement receives the requisite shareholder approval and is subsequently sanctioned by the Cayman Islands courts, all holders of all classes or series of shares to which the series relates will be bound by the terms of the scheme of arrangement.

The Companies Act 1967 of Singapore provides for business combinations through several mechanisms. Under Section 210, a company may undergo a court-approved scheme of arrangement, which requires approval by a majority in number representing three-fourths (75%) in value of the shareholders present and voting. Additionally, Sections 215A to 215J provide a simplified statutory amalgamation framework where two or more Singapore companies may merge into one without a court order, provided solvency and shareholder approval requirements are met. Mandatory “squeeze-out” provisions under Section 215 allow an offeror who has acquired 90% of the target’s shares to compulsorily acquire the remaining minority shares.

The Cayman Companies Act makes specific provision for the acquisition of a Cayman Islands company by way of a court-approved scheme of arrangement, by way of mandatory squeeze-out following a tender offer, and by way of merger.

A court-approved scheme of arrangement under the Cayman Companies Act requires the approval of registered holders of each participating class or series of shares voting on the scheme of arrangement representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting (excluding any shares held by the acquiring party on the basis that they will be considered a separate “class”). If a scheme of arrangement receives the requisite shareholder approval and is subsequently sanctioned by the Cayman Islands courts, all holders of all classes or series of shares to which the series relates will be bound by the terms of the scheme of arrangement.

The Cayman Companies Act also provides that, where an offer is made to acquire all of a class of shares and the holders of 90% or more in value of the shares of such class (excluding shares already held by the offeror) have accepted such offer, the offeror may require the remaining shareholders in that class to transfer their shares on the same terms as set out in the offer by serving notice at any time within two months after the approval by the said holders (subject to a right of such remaining shareholders to obtain relief from the Cayman Islands courts, as described below). If the offeror acquires more than 90% of the shares of a class following such an offer but does not exercise its compulsory acquisition right, the remaining shareholders have no right to require the offeror to acquire their shares on the terms of the offer following closure of the offer.

The Cayman Companies Act also provides that, where an offer is made to acquire all of a class of shares and the holders of 90% or more in value of the shares of such class (excluding shares already held by the offeror) have accepted such offer, the offeror may require the remaining shareholders in that class to transfer their shares on the same terms as set out in the offer by serving notice at any time within two months after the approval by the said holders (subject to a right of such remaining shareholders to obtain relief from the Cayman Islands courts, as described below). If the offeror acquires more than 90% of the shares of a class following such an offer but does not exercise its compulsory acquisition right, the remaining shareholders have no right to require the offeror to acquire their shares on the terms of the offer following closure of the offer.

Provision	RFAC	Company	PubCo

The Cayman Companies Act also provides that business combinations can be effected by way of a merger of a Cayman Islands company with one or more other companies (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of any such other company) with the approval of the shareholders by special resolution. In addition, the consent of each holder of a fixed or floating security of a constituent company in any such merger must be obtained, unless the Cayman Islands courts waive such requirement. Shareholders who register their dissent to the merger in accordance with the provisions of the Cayman Companies Act have the right to receive the “fair value” of their shares in cash, subject to certain exceptions, as further described above in “Dissenters’/Appraisal rights”).

The Cayman Companies Act also provides that business combinations can be effected by way of a merger of a Cayman Islands company with one or more other companies (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of any such other company) with the approval of the shareholders by special resolution. In addition, the consent of each holder of a fixed or floating security of a constituent company in any such merger must be obtained, unless the Cayman Islands courts waive such requirement. Shareholders who register their dissent to the merger in accordance with the provisions of the Cayman Companies Act have the right to receive the “fair value” of their shares in cash, subject to certain exceptions, as further described above in “Dissenters’/Appraisal rights”).

Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The RFAC and PubCo Charters each provide that every current and former Director and officer of RFAC and PubCo (excluding an Auditor) shall be entitled to be indemnified out of the assets of the respective company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. The RFAC and PubCo Charters further provide that every current and former Director and officer shall not be liable to the company for any loss or damage resulting (directly or indirectly) from such indemnified person carrying out his or her duties unless that liability arises through the actual fraud or willful default of such indemnified person. For this purpose, no officer or Director shall be deemed to have committed “actual fraud” or “willful default” until a court of competent jurisdiction has made a final, non-appealable finding to that effect.

Under Section 172 of the Companies Act 1967 of Singapore, any provision (whether in the constitution or a contract) that purports to exempt an officer of the company from liability for negligence, default, breach of duty, or breach of trust is generally void. However, a company is permitted to indemnify a director or officer against liability to a third party (other than the company itself), provided such liability does not involve any fine in criminal proceedings or penalties payable to regulatory authorities. Furthermore, a company may indemnify a director for legal defense costs if the defense is successful (i.e., if judgment is given in their favor or they are acquitted). Most Singapore-incorporated companies include provisions in their constitution to provide for indemnification to the maximum extent permitted by the Act, and it is common practice for companies to purchase Directors and Officers (D&O) liability insurance, which is explicitly permitted under Section 172A.

Anti-Takeover Laws

Both the RFAC Charter and the PubCo Charter provide that the authorized but unissued ordinary shares and preference shares of RFAC and PubCo are available for future issuances without shareholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. Under each Charter, the Board is authorized to issue such shares in one or more classes with differing rights. The existence of authorized but unissued and unreserved ordinary shares and preference shares under both Charters could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

In Singapore, the issuance of shares is generally governed by Section 161 of the Companies Act 1967 of Singapore, which requires prior shareholder approval for directors to issue shares, unlike the broad board discretion often seen in Cayman charters. Regarding takeovers, Singapore-incorporated public companies (and certain private companies) are subject to the Singapore Code. The Singapore Code prevents a board from taking “frustrating actions,” such as issuing shares or disposing of material assets, once a bona fide offer is imminent, without seeking shareholder approval. While a company’s constitution may authorize the issuance of different classes of shares, any attempt to use unissued shares as a defensive “poison pill” to discourage a takeover or proxy contest would be strictly scrutinized by the Securities Industry Council to ensure directors are acting in the best interests of the shareholders as a whole.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company must be obtained, unless the court waives such requirement.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (2) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (3) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (4) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (2) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (3) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (4) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (1) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (2) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (3) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (4) within seven days following the date of the expiration of the period set out in paragraph (2) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (5) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Companies Act also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (a) 75% in value of shareholders or (b) a majority in number representing 75% in value of creditors with whom the arrangement is to be made, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question, and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

If an arrangement and reconstruction by way of scheme of arrangement is approved and sanctioned, or if a tender offer is made and accepted in accordance with the following statutory procedures, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

REGULATIONS APPLICABLE TO THE COMPANY

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies, and requirements that have a significant impact on the Company’s operations and business in Asia. This summary does not purport to be a complete description of all laws and regulations, which apply to the Company’s business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this proxy statement/prospectus, which may be subject to change. Our business is predominantly conducted by our Group Subsidiaries in Singapore, but we have operations also in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Basic Law”) was adopted and promulgated on April 4, 1990, and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative and independent judicial power, under the principle of “one country, two systems”; furthermore, the laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law, shall be maintained, except for any that contravene the Basic Law and are subject to any amendment by the legislature of Hong Kong, and the national laws of the mainland China shall not be applied in Hong Kong except for those that relating to defense, foreign affairs and other matters that are not outside the limits of the autonomy of Hong Kong as specified by the Basic Law, which are listed under Annex III to the Basic Law.

We are subject to various laws and regulations in Singapore and Hong Kong in which we operate, including those relating to health products, clinical trials and research, the import, supply, presentation and advertisement of cell, tissue or gene therapy products, consumer protection, labor laws, prevention of money laundering and financing of criminal activity and terrorism, privacy and data protection, foreign exchange controls and competition laws, among others, all of which are continuously evolving and developing. It is also likely that as our business grows and evolves to other countries, including Malaysia where we have established presence but have not yet conducted any business activities as of the date of this proxy statement/prospectus, and we will become subject to laws and regulations in additional jurisdictions. The scope and interpretation of the laws and regulations that are or may be applicable to us are often unclear and may conflict. Additional laws in these and other areas affecting our business are likely to be enacted in the future, which could limit or require changes to the ways in which we conduct our business, and could both increase our compliance costs and decrease our revenues.

Regulations in Singapore

We conduct business in Singapore through the following subsidiaries: (a) NYB Therapeutic Pte. Ltd, which is primarily involved in the Company’s therapeutic drug development business, which is intended to conduct all clinic trial and testing for all drug candidates, (b) NYB.AI Pte. Ltd, purpose is to serve as an operating subsidiary for the Company’s AI drug discovery business, and (c) NYB Nutraceuticals Pte. Ltd, which is in the business of operating the Company’s nutraceutical business.

Each of our Singapore subsidiaries has been incorporated in accordance with the Companies Act 1967 of Singapore (“Singapore Companies Act”) and registered with the Accounting and Corporate Regulatory Authority of Singapore as required by the Singapore Companies Act.

Regulations on health products, clinical trials and research, and the import, supply, presentation and advertisement of cell, tissue, or gene therapy products

In Singapore, the health products industry is regulated by the HSA and operates under the oversight of the MOH Singapore. The HSA administers health-related laws and regulations and regulates the health products sector, ensuring that drugs, innovative therapeutics and other health-related products are regulated and meet safety, quality and efficacy standards. Our registered medical professionals are also regulated by the SMC under legislation and regulations including the Medical Registration Act 1997, the Medical Registration Regulations 2010 and the relevant guidelines in Singapore.

Apart from the laws and regulations mentioned below for which HSA or MOH Singapore is the regulatory authority, compliance with the applicable circulars, directives and guidance released by HSA or MOH Singapore from time to time must be ensured as well.

Our business generally falls under the regulatory framework consisting of the HPA, HBRA, and the partially in-force HCSA, with subsidiary legislation and guidelines as promulgated by HSA, MOH Singapore and the SMC.

Health Science Authority (“HSA”)

The Health Science Authority (“HSA”), established by the Health Science Authority Act 2001 (“HSA Act”), operates under the oversight of Singapore’s Ministry of Health. The general functions, objects, and duties of the HSA as stated in the HSA Act, include in particular:

(i)	to regulate the manufacture, import, export, sale, supply, advertisement, and use of health products, tobacco products, radioactive materials, and irradiating apparatuses in accordance with the applicable written laws;

(ii)	to conduct technological assessments of health products for the purpose of determining their quality, safety, efficacy, and suitability for consumption and use in Singapore and to advise the Singapore government thereon;

(iii)	to provide professional, investigative, analytical, and other services in health sciences and chemical metrology (relating to human health) to the Singapore government and to any other person or body (whether in Singapore or elsewhere); and

(iv)	to conduct or engage any other person to conduct research in health sciences, and generally to promote the development of health sciences.

Medicines Act

Pharmaceutical products (also known as chemical or biological drugs) were previously regulated under the Medicines Act 1975 (“MA”) and Poisons Act 1938 of Singapore. They are now regulated as “therapeutic products” under the Health Products Act 2007 (“HPA”) and the Health Products (Therapeutic Products) Regulations 2016, along with other health products (medical devices and cosmetic products). This is part of the HSA’s initiative to transfer regulatory control of all health products from the MA to the HPA. We will also be required to ensure compliance with circulars, directives, and guidance relating to “therapeutic products”, including the Guidance on Therapeutic Product Registration in Singapore released by the HSA in August 2021, where applicable.

Cell, tissue and gene therapy products, in which our business is involved, are classified as a new category of health product under the HPA. This is further elaborated below.

Import, supply, presentation and advertisement of cell, tissue or gene therapy products

Clinical trials and research

In the event that clinical trials, research and/or treatments are undertaken in Singapore, we will be required to obtain and maintain the necessary licenses and approvals, and compliance with the following legislation and regulations (where applicable) must be ensured. Depending on the requirements of the specific clinical trials, research and/or treatments and industry standards from time to time, we will also be required to adhere to international guidelines such as the Guidelines for Good Clinical Practice of the International Conference on Harmonization.

Private Hospitals and Medical Clinics Act

The Private Hospitals and Medical Clinics Act (“PHMCA”) governs the control, licensing, and inspection of, among others, medical clinics, clinical laboratories, and healthcare establishments for the purpose of ensuring patient safety.

Clinical laboratories, healthcare establishments, and medical clinics falling within the respective definitions in the PHMCA (as set out below) must have a license issued by the Director of Medical Services (as referred to in the PHMCA) and must operate in accordance with the terms and conditions of such license.

A clinical laboratory is defined in Section 2 of the PHMCA as any premises used or intended to be used for any type of examination of the human body or of any matter derived therefrom for the purpose of providing information for the diagnosis, prevention, or treatment of any disease or for the assessment of the health of any person, or for ascertaining the cause of death or the result of any medical or surgical treatment given to any person, but does not include any such premises: (a) which are maintained by the Singapore Government or the National University of Singapore, (b) which form part of the premises of a licensed private hospital, or (c) which are maintained by a medical practitioner or dentist as part of his medical clinic for the exclusive use of his practice.

A healthcare establishment is defined in Section 2 of the PHMCA as any premises (a) which is used or intended to be used for the provision of any service, or for carrying out any practice or procedure, that is related to the diagnosis, treatment or care of persons suffering from any disease, injury, or disability; and (b) which is declared by the Minister (as referred to in the PHMCA), by order published in the Gazette (as referred to in the PHMCA), to be a healthcare establishment for the purposes of the PHMCA, but does not include a private hospital, medical clinic or clinical laboratory (each defined in the PHMCA), or part thereof, or an establishment or conveyance maintained by the Singapore Government or the National University of Singapore.

A medical clinic is defined in the Section 2 of the PHMCA as any premises used or intended to be used (a) for the diagnosis or treatment of persons suffering from, or believed to be suffering from, any disease, injury or disability of mind or body; or (b) for curing or alleviating any abnormal condition of the human body by the application of any apparatus, equipment, instrument or device requiring the use of electricity, heat or light, but does not include any such premises (i) which are maintained by the Singapore Government or the National University of Singapore; or (ii) which form part of the premises of a licensed private hospital (as defined in the PHMCA).

If a medical clinic, clinical laboratory or healthcare establishment is not licensed or used otherwise than in accordance with the terms and conditions of its license, every person having the management or control thereof shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$20,000 or to imprisonment for a term not exceeding 2 years or to both.

Ethical Code and Ethical Guidelines 2016 and Handbook on Medical Ethics 2016

The Ethical Code and Ethical Guidelines 2016 (“ECEG 2016”) provides guidance for inculcating good medical practice in Singapore based on the fundamental tenets of medical ethics.

In particular, Guideline B6 of the ECEG 2016 stipulates that in general, untested treatments that are not generally accepted by the medical profession can only be offered to patients in two forms: (i) in the context of formal and approved clinical trials (which would be subject to the ethics of research), or (ii) as innovative therapy (which may only be offered when conventional therapy is unhelpful and it is a desperate or dire situation).

Guideline B6.1 of the Handbook on Medical Ethics 2016 (“HME 2016”) defines “innovative therapy” as “a completely novel or significantly modified standard therapy with little or nothing in the way of studies or scanty evidence of efficacy, effects or side effects”. Under the HME 2016 and ECEG 2016, doctors may offer such innovative therapy to patients in desperate or dire situations, and where conventional therapy is unhelpful. In such instances, patients’ informed consent must be obtained, failing which the doctor may be struck off the Singapore Registrar of Medical Practitioners.

Guideline B8 of the ECEG 2016 also stipulates that any medical research on human subjects or trials of any treatment on patients must be approved by the Institutional Review Board or Ethics Committee (as referred to in the ECEG 2016) and conform to the Singapore’s Good Clinical Practice guidelines and other existing guidelines on human biomedical research.

Health Products (Clinical Research Materials) Regulations 2016

The Health Products (Clinical Research Materials) Regulations 2016 (“CRM Regulations”) governs the import, manufacture and supply of clinical research materials for use in clinical research studies (including clinical trials). The CRM Regulations were given effect under the HPA and came into effect on November 1, 2016.

Clinical Research Materials (“CRM”) refers to any registered or unregistered therapeutic product, medicinal product, medicinal device, applicable Cell, Tissue, and Gene Therapy Products (“CTGTP”), or placebo, that is manufactured, imported or supplied for the purpose of being used in clinical research, by way of administration to a trial participant in accordance with the research protocol or for a clinical purpose.

The manufacture, import, and supply of CRM in Singapore for (i) Class 2 CTGTPs or (ii) Class 1 CTGTPs for which a manufacturer / importer / wholesaler notification has not been made to HSA, must comply with the CRM Regulations.

All local dealers of CRM must only supply the CRM for use in clinical research, unless the CRM is locally registered and is manufactured, imported, or supplied with a valid dealer’s license. The local sponsor of the clinical research must also ensure that the CRM is only used in a research study approved by an institutional review board, and in accordance with the research protocol, and must ensure that any unused CRM is disposed of or exported to another country within 6 months of study conclusion.

A CRM notification is not needed under certain scenarios listed in the CRM Regulations. For products imported solely for export to overseas trial sites, a CRM notification is not applicable and separate approval to import them must be applied for separately.

Additional requirements such as prior approval from the HSA must be complied with if a CRM comprises of controlled drugs and psychotropic substances, poisons, and radiopharmaceuticals.

Clinical Trials Regulations

Following the HPA Order 2021 coming into effect, which specified and defined CTGTPs as a distinct category of products under the HPA, all Class 2 CTGTPs used in research are subject to the Clinical Trials Regulations with effect from March 1, 2021. Prior to this, the Medicines (Clinical Trials) Regulations 2016 under the MA applied to in-house manufactured Class 2 CTGTPs used in research.

The Clinical Trials Regulations are given effect under the HPA and came into effect on November 1, 2016. It provides risk-based approval to the regulation of clinical trials, whereby the requirements and extent of pre-trial regulatory review are risk-stratified according to the local registration status of the investigational product used in the clinical trial. The risk stratification of the clinical trials is intended to improve the overall resource efficiency while ensuring trial participants’ safeties.

A CTA is required for a “higher risk” clinical trial of a locally unregistered therapeutic product or Class 2 CTGTP or involving an unapproved use of a locally registered therapeutic product or Class 2 CTGTP. On the other hand, a “lower risk” clinical trial of a locally registered product or Class 2 CTGTP that is used in accordance with its approved label will only be required to be notified to HSA through a Clinical Trial Notification (“CTN”). As locally registered products would already have been reviewed by HSA for product registration, CTN submissions will be subjected to a simplified regulatory screening and verification process that leverages the review by the Institutional Review Board (as referred to in the Clinical Trials Regulations). In most instances, this is expected to shorten clinical trial start-up timelines as compared to clinical trials that require authorization.

Further guidance can be sought from HSA’s regulatory guidance, in particular from its Clinical Trials Guidance dated March 1, 2021, on determination of whether a clinical trial requires a CTA, CTN, or Clinical Trial Certificate.

Human Biomedical Research Act 2015

Generally, the Human Biomedical Research Act 2015 (“HBRA”) regulates the conduct of human biomedical research (as defined under Section 3 of the HBRA) conducted under the supervision and control of a research institution and the handling of human tissue for use in research and the research has been reviewed by an institutional review board appointed by that research institution. It first came into force on July 1, 2016, and was implemented in phases, and includes provisions on consent, institutional review boards, savings and transition of research conduct, regulation of human biomedical research, prohibited and restricted human biomedical research, human tissue activities and tissue banks, enforcement powers, etcetera.

Read with the HBRA, subsidiary legislation under the HBRA, namely the Human Biomedical Research Regulations 2017 and Human Biomedical Research (Restricted Research) Regulations 2017, regulates the conduct of human biomedical research and, in particular, subject certain types of research to stricter controls. This includes the introduction of human stem cells (pluripotent or not) into animals. The Ethics Guidelines for Human Biomedical Research, released by the Bioethics Advisory Committee of Singapore, does not have statutory force but operates alongside these subsidiary legislations to provide guidance and emphasize the fundamental principles of solidarity, respect for persons, justice, proportionality, sustainability, beneficence, and research integrity.

In particular, the HBRA provides clarity with regard to the roles and responsibilities of parties involved in human biomedical research and the handling of human tissue for use in research. Clinical trials using Class 1 CTGTPs have to ensure compliance with the HBRA, which is regulated by MOH Singapore.

No human biomedical research is permitted to be conducted except under the supervision and control of a research institution with (a) a place of business in Singapore; and (b) at least two (2) individuals ordinarily resident in Singapore who are responsible on behalf of the research institution for the supervision and control of the biomedical research. Any person who contravenes this shall be guilty of an offence and shall be liable on conviction to a fine not exceeding S$50,000 or to imprisonment for a term not exceeding five (5) years or to both.

A research institution is required to submit a notification in the prescribed form and manner before the commencement of the first human biomedical research conducted under that research institution’s supervision and control. It must also submit in the prescribed form a declaration of compliance in respect of all human biomedical research conducted under its supervision and control in the preceding 12 months, or such other period of time as the Director of Medical Services (as referred to in the HBRA) may require. Any person who fails to comply with either of the above shall be guilty of an offence and shall be liable on conviction for a fine not exceeding S$10,000 or to imprisonment for a term not exceeding 12 months or to both.

The HBRA requires that every research institution must, in respect of any human biomedical research which is carried out under its supervision and control, among others:

●	supervise, review and proactively monitor the conduct of the research;

●	designate a principal person in charge to be responsible for ensuring that the research institution complies with the provisions of the HBRA;

●	formulate and implement appropriate standards, policies and procedures to supervise, review and monitor the conduct of the research;

●	establish a data and safety monitoring board if its institutional review board considers that it is necessary for the purposes of any particular research proposal; and

●	investigate any areas of concern and take such remedial measures as appropriate.

The Second Schedule of the HBRA sets out the research, studies, and matters excluded from the definition of human biomedical research, which includes clinical trials of health products and medicinal products conducted in accordance with the HPA or MA, respectively. The applicability of the HBRA therefore depends on the matters that are ultimately the subject of the clinical trials conducted by us.

Conduct in laboratory

Any research facility that uses animals for scientific purposes must obtain a license from the Agri-Food and Veterinary Authority of Singapore. The research facility must also comply with the Guiding Principles for the Care and Use of Animals for Scientific Purposes released by the National Advisory Committee for Laboratory Animal Research, and establish an Institutional Animal Care and Use Committee to oversee and evaluate the animal care and use programs of an institution as required under the Animals and Birds (Care and Use of Animals for Scientific Purposes) Rules given effect under the Animals and Birds Act 1965 of Singapore.

Singapore also adheres to the Organization for Economic Co-operation and Development’s (“OECD”) Mutual Acceptance of Data scheme. This is therefore an endorsement that Singapore’s generated research data complies with the OECD’s Principles of Good Laboratory Practice, and such data can then be accepted automatically by other OECD countries and facilities the sharing of research.

Third parties with research facilities that use animals for scientific purposes that we may collaborate with for the R&D of our product candidates will be required to obtain the requisite licenses.

Regulations on Intellectual Property Rights

The Intellectual Property Office of Singapore administers the intellectual property legislative framework in Singapore, which includes copyrights, trademarks, and patents. Singapore is a member of the main international conventions regulating intellectual property matters, and the World Trade Organization’s Agreement on Trade Related Aspects of Intellectual Property Rights.

Singapore operates a first-to-file system in respect of registered trademarks under the Trade Marks Act 1988 of Singapore, and the registered proprietor is granted a statutory monopoly of the trademark in Singapore in relation to the product or service for which it is registered. In the event of any trademark infringement, the registered proprietor will be able to rely on the registered trademark as proof of his right to the mark, and the infringement of a trademark may give rise to civil and criminal liabilities. Statutory protection of a registered trademark can last indefinitely, as long as the registration is renewed every 10 years. Unregistered trademarks are also protected under the common law of passing off, provided that the owner is able to prove that there is goodwill or reputation in the mark; misrepresentation on the part of the infringer; and damage to the mark as a result.

Regulations on Competition Laws

The Competition Act 2004 of Singapore prohibits anti-competitive practices. Specific prohibited activities include agreements that prevent, restrict, or distort competition, abuse of dominance and mergers that substantially lessen competition, whether these take place within or outside of Singapore, so long as they have an impact on a market in Singapore. The Competition and Consumer Commission of Singapore (the “CCCS”) is responsible for administering and enforcing the Competition Act 2004 of Singapore, which covers all industries and sectors unless specifically exempted or excluded. Infringements of the Competition Act can result in financial penalties of up to 10 per cent. of the turnover of the business in Singapore for each year of infringement, up to a maximum of three years. The CCCS also has powers to impose directions requiring infringing undertakings to stop or modify the activity or conduct, or in the case of anti-competitive mergers, to remedy, mitigate or eliminate the adverse effects arising from the merger.

Regulations on Labor and Employment

The Employment Act 1968 of Singapore (the “Singapore Employment Act”) generally extends to all employees regardless of their designation, salary level or type of work performed, with the exception of certain groups of employees (i.e., seafarers, domestic workers and public workers). It provides employees falling within its ambit certain protections such as minimum notice periods, restrictions in relation to the deductions from wages, minimum days of annual and sick leave, maternity/paternity leave, and paid childcare leave. The Singapore Employment Act also applies to employees who are foreigners so long as they fall within the definition of “employee” under the Singapore Employment Act. Employers in Singapore owe a statutory obligation under the Central Provident Fund Act 1953 of Singapore to contribute to a Central Provident Fund in relation to wages for employees who are Singapore citizens or permanent residents of Singapore. The specific contribution rate to be made by employers varies depending on whether the employee is a Singapore citizen or permanent resident and the age group and wage band of the employee.

The Employment of Foreign Manpower Act 1990 of Singapore provides that no person shall employ a foreign employee unless the foreign employee has a valid work pass. Work passes are issued by the Controller of Work Passes. In relation to the employment of semi-skilled foreign workers in the construction, manufacturing, marine shipyard, process or services sectors, employers must ensure that such persons apply for a “Work Permit”. In relation to the employment of foreign mid-level skilled workers, such persons apply for an “S Pass”. From September 1, 2023, the minimum monthly salary requirement for “S Pass” applicants will be S$3,150, with a higher minimum qualifying salary requirement of S$3,650 for “S Pass” applicants in the financial services sector. In relation to the employment of foreign professionals, managers and executives earning a monthly fixed salary of at least S$5,000 (or S$5,500 for “Employment Pass” applicants in the financial services sector), employers must ensure that such persons apply for an “Employment Pass”. From September 1, 2023, in addition to meeting the minimum qualifying salary, “Employment Pass” applicants must also pass a points-based Complementarity Assessment Framework (“COMPASS”), with certain exceptions.

Regulations on Anti-money Laundering and Counter-Terrorist Financing

The primary anti-money laundering and counter-terrorist financing legislation in Singapore that are of general application are the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore (the “CDSA”) and Terrorism (Suppression of Financing) Act 2002 of Singapore (the “TSOFA”). The CDSA provides for the confiscation of benefits derived from, and to combat, corruption, drug dealing, and other serious crimes. Generally, the CDSA criminalizes the concealment or transfer of the benefits of criminal conduct as well as the knowing assistance of the concealment, transfer or retention of such benefits. The CDSA permits the confiscation of benefits derived from, and to combat, corruption, drug dealing, and other serious crimes. The TSOFA criminalizes terrorism financing and prohibits any person in Singapore from dealing with or providing services to a terrorist entity, including those designated pursuant to the TSOFA. The CDSA and the TSOFA also require suspicious transaction reports to be lodged with the Suspicious Transaction Reporting Office, Singapore’s Financial Intelligence Unit within the Criminal Affairs Division of the Singapore Police Force. If any person fails to lodge the requisite reports under the CDSA and the TSOFA, it may be subject to criminal liability. In addition, the TSOFA has extraterritorial reach, and any person outside Singapore who commits an act or omission that would constitute an offense under the TSOFA if committed in Singapore may be proceeded against, charged, tried, and punished accordingly in Singapore.

Regulations on Data Protection

The Personal Data Protection Act 2012 of Singapore (the “Singapore PDPA”) governs the collection, use, and disclosure of the personal data of individuals (being data, whether true or not, about an individual who can be identified from that data or other accessible information), and to provide individuals with the right to access and correct their own personal data. Organizations have mandatory obligations to assess data breaches they suffer, and to notify the Personal Data Protection Commission (the “PDPC”) and where applicable, the relevant individuals where the data breach is (or is likely to be) of a significant scale or resulting in (or is likely to result in) significant harm to individuals. Other obligations include accountability, protection, retention, and requirements around the overseas transfers of personal data.

Organizations are required to, among other things, (i) obtain consent from individuals and inform them of the applicable purposes before collecting, using, or disclosing their personal data; and (ii) put in place reasonable measures to (a) protect the personal data in their possession or control from unauthorized access, loss, or damage and (b) prevent the loss of any storage medium or device on which personal data is stored. In the event of a data breach involving any personal data in an organization’s possession or control, the Singapore PDPA requires the organization to reasonably and expeditiously assess whether the data breach is notifiable and notify the PDPC and, unless exceptions apply, the affected individuals of the data breach, if the data breach is assessed to be one that (a) is likely to result in significant harm or impact to the individuals to whom the information relates, or (b) is, or is likely to be, of a significant scale. Other obligations include accountability, retention, and requirements around the overseas transfers of personal data.

In addition, Do-Not-Call (“DNC”) requirements require organizations to check “Do-Not-Call” registries prior to sending marketing messages addressed to Singapore telephone numbers, through voice calls, fax, or text messages, unless clear and unambiguous consent to such marketing was obtained from the individual.

Non-compliance with the Singapore PDPA may attract financial penalties or even criminal liability. The PDPC has broad powers to give any such directions as it thinks fit to ensure compliance, which include requiring an organization to pay a financial penalty. In this connection: (i) in the case of contravention of the parts of the Singapore PDPA which sets out the obligations of organizations relating to data protection (including the obligation to protect and care for personal data, and to conduct assessments of data breaches), the maximum financial penalty that may be imposed: (a) on an organization whose annual turnover in Singapore exceeds S$10 million is 10% of the organization’s annual turnover in Singapore, if the contravention occurs on or after October 1, 2022; and (b) in any other case is S$1 million; and (ii) in the case of contravention of the DNC requirements, the maximum financial penalty that may be imposed is S$1 million.

Regulations on Foreign Investment and Exchange Control

Singapore does not have an umbrella regime for regulating foreign investment. Instead, foreign investment is regulated (if at all) by sector. Singapore imposes no significant restrictions on the repatriation of earnings and capital, or on remittances, foreign exchange transactions and capital movements.

Regulations in Hong Kong

We are subject to the relevant laws and regulations in Hong Kong. Except for the application of a business registration certificate under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong), which our Hong Kong subsidiaries have obtained since incorporation and the commencement of their business operations, we are not required to obtain any industry-specific license, permit, authorization or qualification for our Group’s operations in Hong Kong.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted PubCo Ordinary Shares for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of PubCo’s Affiliates at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted PubCo Ordinary Shares for at least six months but who are PubCo’s Affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of PubCo Ordinary Shares then issued and outstanding; or

●	the average weekly reported trading volume of the PubCo Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by PubCo’s Affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed current Form 10 information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of the Company’s employees, consultants or advisors who purchases equity shares from PubCo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

STOCK MARKET AND DIVIDEND INFORMATION

RFAC Units, RFAC Ordinary Shares, and RFAC Rights each trade on the Nasdaq Capital Market under the symbols “RFAIU,” “RFAI,” and “RFAIR” respectively.

The closing price of the RFAC Units, RFAC Ordinary Shares, and RFAC Rights on October 1, 2025, the last Trading Day before announcement of the execution of the Business Combination Agreement, was $10.69, $10.66 and $0.08 respectively. As of June 30, 2026, the closing price for each RFAC Unit, RFAC Ordinary Share, and RFAC Rights were $11.08, $11.03, and $0.10, respectively.

PubCo intends to apply to list the PubCo Ordinary Shares on the Trading Market with the ticker symbol “NYB”. It is a condition to the consummation of the Business Combination that the PubCo Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq or the NYSE, subject only to official notice of issuance thereof. PubCo shall use reasonable best efforts to cause the PubCo Ordinary Shares to be approved for listing on the NYSE or Nasdaq.

Holders

As of June 30, 2026, there were 10 holders of record of RFAC Ordinary Shares, 3 holders of record of RFAC Units, and 1 holder of record of RFAC Rights.

Dividend Policy

RFAC has not paid any cash dividends on its RFAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of PubCo from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the board of directors of PubCo.

ANNUAL MEETING SHAREHOLDER PROPOSALS

If the Business Combination is consummated, you shall be entitled to attend and participate in PubCo’s annual meetings of shareholders. If PubCo holds an annual meeting of shareholders, it shall provide notice of or otherwise publicly disclose the date on which the annual meeting will be held. As a foreign private issuer, PubCo will not be subject to the SEC’s proxy rules.

LEGAL MATTERS

Maples and Calder (Hong Kong) LLP has passed upon the validity of the securities offered by this proxy statement/prospectus with respect to the PubCo Ordinary Shares and certain legal matters as to Cayman Islands law as counsel to PubCo.

RFAC is being represented by Winston Taylor LLP with respect to certain legal matters as to United States federal securities law, and by Appleby (Cayman) Ltd. with respect to certain legal matters as to Cayman Islands law.

EXPERTS

The financial statements of RF Acquisition Corp II as of December 31, 2025 and December 31, 2024 and for the year ended December 31, 2025 and for the period from February 5, 2024 (inception) through December 31, 2024 in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding RF Acquisition Corp II’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of PubCo, from its inception on August 18, 2025 through September 30, 2025, included in this Registration Statement on Form F-4 have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Company as of September 30, 2025 and 2024, and for each of the two years in the period ended September 30, 2025, included in this Registration Statement on Form F-4, have been audited by Marcum Asia CPAs LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for RFAC’s securities is Continental Stock Transfer & Trust Company. The transfer agent for PubCo’s securities will also be Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The RFAC Board is aware of no other matter that may be brought before the Extraordinary General Meeting. Under the Cayman Companies Act (as revised), only business that is specified in the notice of Extraordinary General Meeting to shareholders may be transacted at the Extraordinary General Meeting.

SHAREHOLDER COMMUNICATIONS

RFAC Shareholders and interested parties may communicate with the RFAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of RF Acquisition Corp II, 111 Somerset, #05-07, Singapore 238164. Following the Closing, such communications should be sent to NYB Holdings Limited, 456 Alexandra Road, #04-07, Fragrance Empire Building, Singapore 119962. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, PubCo shall be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. RFAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on RFAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to RFAC has been supplied by RFAC, and all such information relating to the Company has been supplied by the Company. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

The Company does not file any annual, quarterly or current reports, proxy statements or other information with the SEC.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact:

RF Acquisition Corp II
111 Somerset, #05-07
Singapore 238164

You may also obtain these documents by requesting them in writing or by telephone from RFAC’s proxy solicitation agent at the following address, telephone number and email:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tour
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: RFAC.info@investor.sodali.com

If you are an RFAC Shareholder and would like to request documents, please do so by August 12, 2026 to receive them before the Extraordinary General Meeting. If you request any documents from RFAC, RFAC shall mail them to you by first class mail, or another equally prompt means.

None of RFAC, PubCo or the Company has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that which is contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

NANYANG BIOLOGICS PTE LTD

RF ACQUISITION CORP II

Page
Balance Sheets as of March 31, 2026 and December 31, 2025 (Unaudited)	F-2
Statements of Operations for the Three Months ended March 31, 2026 and 2025 (Unaudited)	F-3
Statements of Changes in Shareholders’ Deficit for the Three Months ended March 31, 2026 and 2025 (Unaudited)	F-4
Statements of Cash Flows for the Three Months ended March 31, 2026 and 2025 (Unaudited)	F-5
Notes to Financial Statements (Unaudited)	F-6 to F-18

Report of Independent Registered Public Accounting Firm (PCAOB ID: 206)	F-19
Financial Statements:
Balance Sheets as of December 31, 2025 and 2024	F-20
Statements of Operations for the Year Ended December 31, 2025 and for the Period From February 5, 2024 (Inception) Through December 31, 2024	F-21
Statements of Changes in Shareholders’ Deficit for the Year Ended December 31, 2025 and for the Period from February 5, 2024 (Inception) through December 31, 2024	F-22
Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from February 5, 2024 (Inception) through December 31, 2024	F-23
Notes to Financial Statements	F-24 to F-37

NYB HOLDINGS LIMITED

NANYANG BIOLOGICS PTE. LTD.

RF ACQUISITION CORP II

BALANCE SHEETS

(UNAUDITED)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash	$34,737	$337,383
Prepaid expenses	65,167	4,417
Due from Target	140,247	60,000
Total Current assets	240,151	401,800
Cash held in trust account	52,891,674	52,257,378
TOTAL ASSETS	$53,131,825	$52,659,178

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$779,119	$635,174
Advance from related party	138,550	138,550
Due to Sponsor	250,725	195,725
Total Current liabilities	1,168,394	969,449
Deferred underwriting fee payable	4,025,000	4,025,000
TOTAL LIABILITIES	5,193,394	4,994,449

COMMITMENTS AND CONTINGENCIES (Note 6)
Ordinary shares subject to possible redemption; 4,831,265 shares at redemption value of $10.95 and $10.82 per share as of March 31, 2026 and December 31, 2025	52,891,674	52,257,378

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,512,500 issued and outstanding (excluding 4,831,265 shares subject to possible redemption) as of March 31, 2026 and December 31, 2025	352	352
Additional paid-in capital	-	-
Accumulated deficit	(4,953,595)	(4,593,001)
TOTAL SHAREHOLDERS’ DEFICIT	(4,953,243)	(4,592,649)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$53,131,825	$52,659,178

The accompanying notes are an integral part of these unaudited financial statements.

RF ACQUISITION CORP II

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General, administrative and operational cost	$360,594	$213,238
Loss from operations	(360,594)	(213,238)

Other income:
Interest earned on cash held in Trust Account	454,296	1,234,208

Net income	$93,702	$1,020,970

Weighted average shares outstanding of redeemable ordinary shares	4,831,265	11,500,000

Basic net income per ordinary share, redeemable ordinary shares	$0.01	$0.07

Weighted average shares outstanding of non-redeemable ordinary shares	3,512,500	3,512,500

Basic net income per share, non-redeemable ordinary shares	$0.01	$0.07

Diluted weighted average shares outstanding of redeemable ordinary shares	4,831,265	11,500,000

Diluted net income per share, redeemable ordinary shares	$0.01	$0.07

Diluted weighted average shares outstanding of non-redeemable ordinary shares	3,512,500	3,512,500

Diluted net income per share, non-redeemable ordinary shares	$0.01	$0.07

The accompanying notes are an integral part of these unaudited financial statements.

RF ACQUISITION CORP II

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2025	3,512,500	$352	$-	$(4,593,001)	$(4,592,649)

Remeasurement of ordinary shares subject to redemption	-	-	-	(634,296)	(634,296)

Contributed extension funds attributable to common stock subject to redemption	-	-	-	180,000	180,000

Net income	-	-	-	93,702	93,702

Balance as of March 31, 2026	3,512,500	$352	$-	$(4,953,595)	$(4,953,243)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2024	3,512,500	$352	$-	$(3,336,145)	$(3,335,793)

Remeasurement of ordinary shares subject to redemption	-	-	-	(1,234,208)	(1,234,208)

Net income	-	-	-	1,020,970	1,020,970

Balance as of March 31, 2025	3,512,500	$352	$-	$(3,549,383)	$(3,549,031)

The accompanying notes are an integral part of these unaudited financial statements.

RF ACQUISITION CORP II

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025
Cash Flows from Operating Activities:
Net income	$93,702	$1,020,970
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash held in Trust Account	(454,296)	(1,234,208)
Changes in operating assets and liabilities:
Prepaid expenses	(60,750)	(41,042)
Due to Sponsor	30,000	30,000
Due from Target	(20,247)	-
Accrued expenses	143,945	77,832
Net cash used in operating activities	(267,646)	(146,448)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(180,000)	-
Net cash used in investing activities	(180,000)	-

Cash Flows from Financing Activities:
Advances from Sponsor	25,000	-
Proceeds for extension deposits	120,000	-
Net cash provided by financing activities	145,000	-

Net Change in Cash	(302,646)	(146,448)
Cash – Beginning of period	337,383	958,786
Cash – End of period	$34,737	$812,338

Non-Cash investing and financing activities:
Remeasurement of ordinary shares subject to possible redemption value	$634,296	$1,234,208
Contribution of extension fees	$180,000	$-

The accompanying notes are an integral part of these unaudited financial statements.

RF ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2026

(UNAUDITED)

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

RF Acquisition Corp II (the “Company”) is a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (a “Business Combination”). The Company intends to pursue a Business Combination with a target in any industry that can benefit from the expertise and capabilities of the Company’s management team. While the Company’s efforts in identifying prospective target businesses will not be limited to a particular geographic region, the Company intends to focus its search on businesses in Asia within the deep technology sector, including artificial intelligence, quantum computing, and biotechnology. However, the Company will not consummate its initial Business Combination with an entity or business with China operations through a variable interest entity (“VIE”) structure. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2026, the Company had not commenced any operations. All activity for the period from February 5, 2024 (inception) through March 31, 2026, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on May 16, 2024. On May 21, 2024, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the ordinary share included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 400,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Alfa 24 Limited (the “Sponsor”) and EarlyBirdCapital, Inc., the representative of the underwriters, generating gross proceeds of $4,000,000, which is described in Note 4.

Transaction costs amounted to $5,975,732 consisting of $2,000,000 of cash underwriting fees, $3,500,000 of deferred underwriting fees, and $475,732 of other offering costs. As a result of the underwriters’ election to exercise the over-allotment option in full on May 23, 2024, the Company incurred additional transaction costs amounted to $825,000 consisting of $300,000 of cash underwriting fees and $525,000 of deferred underwriting fees.

On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, on May 23, 2024, the Company sold an additional 1,500,000 Units at $10.00 per Unit, generating gross proceeds of $15,000,000. In connection with this sale, the Sponsor and EarlyBirdCapital, Inc. also purchased an additional 37,500 Private Placement Units from the Company, generating gross proceeds of $375,000. The issuance of the additional Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. As a result, on May 23, 2024, the Company paid the underwriters a cash underwriting discount of $0.20 per unit, or an additional of $300,000 for a total of $2,300,000. Upon the closing of the Initial Public Offering and the exercise of the Underwriters’ over-allotment option, an aggregate of $115,575,000 has been deposited in the trust account established in connection with the Initial Public Offering.

On July 1, 2024, the Company announced that the holders of the Company’s Units may elect to separately trade the ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and rights (the “Rights”) included in the Units commencing on July 5, 2024. Each Unit consists of one Ordinary Share and one Right, each Right entitling the holder thereof to receive one-twentieth (1/20) of one Ordinary Share upon the consummation of the Company’s initial Business Combination. Any Units not separated continue to trade on The Nasdaq Global Market LLC (“Nasdaq”) under the symbol “RFAIU.” Any underlying Ordinary Shares and Rights that were separated are trade on Nasdaq under the symbols “RFAI” and “RFAIR,” respectively. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ Units into Ordinary Shares and Rights.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Pursuant to applicable stock exchange listing rules, the Company’s initial Business Combination must be with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company intends to only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering on May 21, 2024 and the overallotment on May 23, 2024, an amount of $115,575,000 ($10.05 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in the trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), and invested in demand deposit or cash accounts or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company in its sole discretion subject to requirements of corporate law. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). The Public Shares subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and, subject to applicable securities laws, any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor and EBC have agreed (a) to waive their redemption rights with respect to any Founder Shares, EBC founder shares (defined below), Private Shares and Private Shares held by them in connection with the completion of a Business Combination, (b) to waive their redemption rights with respect to their founder shares, EBC founder shares and private shares in connection with a shareholder vote to approve an amendment to the Charter to (1) modify the substance or timing of the obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Initial Public Offering or (2) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, and (c) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares, EBC founder shares and private shares held by them if the Company fails to complete the initial Business Combination within 18 months from the closing of the Initial Public Offering. If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor and the Company’s officers and directors have agreed (and their permitted transferees will agree) to vote any founder shares, private shares and, subject to applicable securities laws, any public shares purchased by them in or after this Initial Public Offering (including in open market and privately-negotiated transactions) in favor of an initial Business Combination.

The Company has until August 15, 2026 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period and the Combination Period is not extended by shareholders pursuant to an amendment to the Company’s amended and restated articles of association, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less $100,000 to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On November 10, 2025, the Company held an extraordinary general meeting of shareholders. The shareholders approved the following: (1) the Company amended its Amended and Restated Memorandum and Articles of Association (the “Existing Charter”) on November 10, 2025, by adopting the Amendment to the Existing Charter in the form set forth in Annex A to the definitive proxy statement, as supplemented, filed with the U.S. Securities and Exchange Commission on October 14, 2025 (as supplemented, the “Articles Amendment”), reflecting the extension of the date by which the Company must consummate a business combination from the Termination Date by up to nine (9) extensions comprised of one month each (each an “Extension”, the end date of each Extension shall be referred to as “Extended Date”) up to August 15, 2026 (i.e., for a period of time ending up to 27 months after the consummation of its initial public offering for a total of nine (9) months after the Termination Date (assuming a business combination has not occurred); and (2) a proposal to amend the Company’s investment management trust agreement, dated as of May 16, 2024, (the “Trust Agreement”), by and between the Company and the Trustee, to allow the Company to extend the Termination Date up to nine (9) times for an additional one (1) month each time from the Termination Date or Extended Date, as applicable, to August 15, 2026 (the “Trust Agreement Amendment”) by providing five days’ advance notice to the Trustee prior to the applicable Termination Date or Extended Date and arranging to deposit into the Trust Account $0.03 for each Public Share not redeemed in connection with the Extension Amendment Proposal, up to a maximum of $60,000, per one-month extension two (2) days prior to such Extension (the “Extension Payment”) until August 15, 2026 and (3) a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the Extension Amendment Proposal and Trust Agreement Amendment Proposal or to provide additional time to effectuate the Extension Amendment, Trust Agreement Amendment and Extension.

In connection with the shareholders’ vote at the extraordinary general meeting, holders of 6,668,735 ordinary shares of the Company exercised their right to redeem such shares (the “Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) were removed from the Trust Account to pay such holders, leaving approximately $51.9 million in the Trust Account as of the date of the Redemption. Following the aforementioned Redemption, the Company has an aggregate 8,343,765 ordinary shares outstanding, of which 4,831,265 are public shares subject to possible redemption.

From November 2025 to March 2026, Nanyang (as defined below) deposited $180,000 into Trust Account, the Company transferred $120,000 into Trust Account on behalf of Nanyang, due to a delay payment from Nanyang, extending the Termination Date to April 15, 2026. Pursuant to the Business Combination Agreement (as defined below), Nanyang shall pay the required Extension fee into Trust Account and all such amounts shall be deemed Nanyang’s transaction cost. In addition, the Company also paid for partial transaction costs on behalf of Nanyang. During the three months ended March 31, 2026, the Company paid extension deposits of $60,000 and $30,247 transaction cost on behalf of the target and received repayments of $10,000. As of March 31, 2026, the amount due from Target was $140,247. As of December 31, 2025, the amount due from Target was $60,000.

The Sponsor agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it would receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquires Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.05 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims by the Company’s auditors or under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On October 2, 2025, the Company, entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares (“Nanyang” or “Target”).

The Business Combination Agreement provides for, among other things, the following transactions: (i) the Company will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity (the “Surviving Company”); and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Amalgamation”). The Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding Nanyang ordinary share will automatically be cancelled and converted into such number of newly issued PubCo Shares as determined in accordance with the terms of the Business Combination Agreement; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company’s ordinary shares and accordingly, PubCo shall be the holder of all Surviving Company’s ordinary shares; (iii) each issued and outstanding Company ordinary share will be cancelled and cease to exist in exchange for one PubCo Share; and (iv) each issued and outstanding rights of the Company shall cease to be a right with respect to the Company’s ordinary shares and shall be exchanged for one-twentieth (1/20th) of a PubCo Share. Any fractional PubCo Shares will be rounded down to the nearest whole share.

Going Concern Consideration

As of March 31, 2026, the Company had $34,737 in cash and a working capital deficit of $928,243.

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company may need to obtain additional financing either to complete its Business Combination or because the Company becomes obligated to redeem a significant number of its public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. The Company’s officers, directors and the Sponsor may, but are not obligated to, loan the Company funds as may be required. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited financial statements are issued. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such an additional condition also raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited financial statements are issued. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in unaudited financial statements prepared in accordance with US GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on February 11, 2026. The interim results for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2026 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $34,737 and $337,383 in cash and no cash equivalents as of March 31, 2026 and December 31, 2025, respectively.

Cash Held in Trust Account

As of March 31, 2026 and December 31, 2025, the assets held in the Trust Account amounted to $52,891,674 and $52,257,378, respectively, which consisted of interest-earning demand cash.

Net Income per Ordinary Share

The Company complies with accounting and ordinary disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as redeemable and non-redeemable ordinary shares. Income is shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of the Company. Remeasurement associated with the redeemable shares of ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the issuance of the shares included in the rights is contingent upon the occurrence of future events. The rights entitle the holder to receive one-twentieth of one ordinary share representing a total of 596,875 ordinary shares.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2026		2025
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic net income per ordinary share
Numerator:
Allocation of net income	$54,256	$39,446	$782,092	$238,878
Denominator
Weighted-average shares outstanding	4,831,265	3,512,500	11,500,000	3,512,500
Basic net income per ordinary share	$0.01	$0.01	$0.07	$0.07

	For the Three Months Ended March 31,
	2026		2025
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Diluted net income per ordinary share
Numerator:
Allocation of net income	$54,256	$39,446	$782,092	$238,878
Denominator
Diluted weighted-average shares outstanding	4,831,265	3,512,500	11,500,000	3,512,500
Diluted net income per ordinary share	$0.01	$0.01	$0.07	$0.07

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the unaudited financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes interest and penalties related to recognized tax liabilities as income tax expense. There were no amounts accrued for interest and penalties as of March 31, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company is an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s unaudited financial statements.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, and other expenses incurred through the unaudited balance sheets date that are directly related to the Initial Public Offering and were allocated between the Ordinary Shares Subject to redemption and the equity instruments included in the Private Placement and rights included in the public units. The costs of $6,740,359 allocated to the Ordinary Shares Subject to Redemption and $60,373 allocated to the rights included in the public units were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the unaudited balance sheets, primarily due to their short-term nature.

Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity is the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited balance sheets.

In connection with the shareholders’ vote at the extraordinary general meeting held on November 10, 2025, holders of 6,668,735 ordinary shares of the Company exercised their right to redeem such shares (the “Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) was removed from the Trust Account to pay such holders, leaving approximately $51,9 million in the Trust Account as of the date of the Redemption. Following the aforementioned Redemption, the Company has an aggregate 8,343,765 ordinary shares outstanding, of which 4,831,265 are public shares subject to possible redemption.

At March 31, 2026 and December 31, 2025, the ordinary shares subject to possible redemption reflected in the unaudited balance sheets are reconciled in the following table:

Ordinary shares subject to possible redemption, December 31, 2024	$119,093,931
Less:
Redemption of ordinary shares	(71,580,705)
Plus:
Remeasurement of carrying value to redemption value	4,744,152
Ordinary shares subject to possible redemption, December 31, 2025	$52,257,378
Plus:
Remeasurement of carrying value to redemption value	634,296
Ordinary shares subject to possible redemption, March 31, 2026	$52,891,674

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the unaudited balance sheets as current or non-current based on whether net-cash settlement or conversion of the instruments could be required within 12 months of the unaudited balance sheets date. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one ordinary share and one right (“Public Right”), with each Public Right entitling the holder to receive one-twentieth of one ordinary share.

On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, on May 23, 2024, the Company sold an additional 1,500,000 Units at $10.00 per Unit.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EBC purchased an aggregate of 400,000 Private Placement Units (355,000 Private Placement Units purchased by the Sponsor and 45,000 Private Placement Units purchased by EBC and its designees), at a price of $10.00 per unit in an amount that is necessary to maintain in the Trust Account $10.05 per unit sold to the public in the Initial Public Offering. On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, the Sponsor and EBC also purchased an additional 37,500 Private Placement Units (33,281 Private Placement Units purchased by the Sponsor and 4,219 Private Placement Units purchased by EBC and its designees) from the Company, at a price of $10.00 per unit.

Each Unit consists of one ordinary share (“Private Share”), and one right (“Private Right”), each Private Right entitles the holder to receive one-twentieth of one ordinary share. The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Units and underlying securities will not be transferable, assignable, or salable until the completion of a Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On February 15, 2024, the Sponsor received 2,875,000 of the Company’s ordinary shares in exchange for $25,000 paid for operating costs borne by the Company. Up to 375,000 of such founder shares are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full. On February 28, 2024, the Company issued to EBC 200,000 EBC founder shares for a purchase price of $0.0087 per share and an aggregate purchase price of $1,739.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the initial Business Combination that results in all public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On May 23, 2024, because of the underwriters’ election to fully exercise their over-allotment option, an aggregate of 375,000 Founder Shares was no longer subject to forfeiture.

Advance from Related Party

The Sponsor paid certain operating costs on behalf of the Company. These amounts are due on demand and non-interest bearing. As of March 31, 2026 and December 31, 2025, the amount advanced from the related party was $138,550.

Due to Sponsor

As of March 31, 2026 and December 31, 2025, the balance of due to Sponsor was $250,725 and $195,725, respectively, which mainly consisted of the administration fee as described below. In addition, the Sponsor made an advance of $25,000 into the Company’s account, for working capital purposes. The advance is non-interest bearing and is due on demand.

Administration Fee

Commencing on May 16, 2024, the Sponsor charges the Company an allocable share of its overhead, up to $10,000 per month to the close of the Business Combination, to compensate it for the Company’s use of its office, utilities and administrative support. For the three months ended March 31, 2026 and 2025, the Company recognized $30,000 administrative fee, respectively. As of March 31, 2026 and December 31, 2025, $225,000 and $195,000, respectively, have been accrued and remained unpaid under this agreement.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among several nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an Initial Business Combination and any target business with which the Company may ultimately consummate an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, EBC founder shares, Private Placement Units and any units that may be issued upon conversion of working capital loans (and all underlying securities) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit.

On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, on May 23, 2024, the Company paid the underwriters a cash underwriting discount of $0.20 per unit, or an aggregate of $300,000.

Business Combination Marketing Agreement

The Company has engaged EBC as an advisor in connection with its Business Combination to assist in holding meetings with the Company stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EBC a service fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds (an aggregate of $4,025,000 since the underwriters’ over-allotment option was exercised in full) of the Initial Public Offering. In addition, the Company will pay EBC a service fee in an amount equal to 1.0% of the total consideration payable in the initial Business Combination if it introduces the Company to the target business with whom it completes an initial Business Combination; provided that the foregoing fee will not be paid prior to the date that is 60 days from the effective date of the Initial Public Offering, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the Initial Public Offering pursuant to FINRA Rule 5110.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 200,000,000 ordinary shares with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. As of March 31, 2026 and December 31, 2025, there were 3,512,500 ordinary shares issued and outstanding, excluding 4,831,265 ordinary shares subject to possible redemption.

Rights — Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-twentieth (1/20) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights to receive the one-twentieth (1/20) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required period and the Company will redeem the public shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

Other — Capital contributions of extension fees – During the three months ended March 31, 2026, there were $180,000 extension fees paid and deposited into the Trust Account. Pursuant to the Business combination agreement, as described in note 1, the agreement provides under section 9.3, that the extension payments are paid by the target and there is no obligation of repayment, and are recognized as capital contributions for extension fees.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The over-allotment option was accounted for as a liability in accordance with ASC 480 and was presented within liabilities on the unaudited balance sheets. On May 23, 2024, the over-allotment was exercised as such the liability was eliminated and charged to accumulated deficit.

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models, including assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary share based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.

The following table presents the changes in the fair value of over-allotment option liabilities classified as Level 3 in the fair value hierarchy as of May 21, 2024 and as of December 31, 2024:

Over-allotment option
Fair value as of May 21, 2024	$179,146
Exercise of over-allotment option	(179,146)
Fair value as of December 31, 2024	$-

The rights included in the unites were classified as equity and were valued based on market comparable. No recurring valuation is required. The following criteria were utilized to select comparable Special Purpose Acquisition Companies who were pre-business combination and included rights as part of their units that were publicly trading with significant time remaining to complete their initial business combination:

Criteria	Low	High
IPO Proceeds	60	240
Warrant Coverage	-	1.0
Rights Coverage (per unit)	0.05	0.20
Remaining Months to Complete	6	17

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews key metrics, general, administrative and operational costs and interest earned on cash held in Trust Account which include the accompanying statements of operations.

The key measures of segment profit or loss reviewed by our CODM are interest earned on cash held in Trust Account and general, administrative and operational costs. The CODM reviews interest earned on cash held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General, administrative and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews the general, administrative and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the unaudited balance sheets date and through the date that the unaudited financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited financial statements.

Subsequent to March 31, 2026, Nanyang transferred $180,000 into Trust Account, extending the Termination Date to July 15, 2026.

Subsequent to March 31, 2026, Tse Meng, CEO advanced $60,000 for working capital purposes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

RF Acquisition Corp II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RF Acquisition Corp II (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from February 5, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31. 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from February 5, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company the Company expects to incur significant cost in pursuit to consummate a business combination and the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2024.

Houston, Texas

February 11, 2026, except Note 10 is dated April 17, 2026

RF ACQUISITION CORP II

BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash	$337,383	$958,786
Prepaid expenses	4,417	25,621
Due from Target	60,000	-
Total Current assets	401,800	984,407
Cash held in trust account	52,257,378	119,093,931
TOTAL ASSETS	$52,659,178	$120,078,338

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$635,174	$81,650
Advance from related party	138,550	138,550
Due to Sponsor	195,725	75,000
Total Current liabilities	969,449	295,200
Deferred underwriting fee payable	4,025,000	4,025,000
TOTAL LIABILITIES	4,994,449	4,320,200

COMMITMENTS AND CONTINGENCIES (Note 6)
Ordinary shares subject to possible redemption; 4,831,265 and 11,500,000 shares at redemption value of $10.82 and $10.36 per share as of December 31, 2025 and 2024, respectively	52,257,378	119,093,931

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 3,512,500 issued and outstanding (excluding 4,831,265 and 11,500,000 shares subject to possible redemption) as of December 31, 2025 and 2024, respectively	352	352
Accumulated deficit	(4,593,001)	(3,336,145)
TOTAL SHAREHOLDERS’ DEFICIT	(4,592,649)	(3,335,793)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$52,659,178	$120,078,338

The accompanying notes are an integral part of these financial statements.

RF ACQUISITION CORP II

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period From February 5, 2024 (Inception) Through December 31, 2024
Operating and formation costs	$1,256,856	$361,800
Loss from operations	(1,256,856)	(361,800)

Other income:
Interest earned on cash held in Trust Account	4,624,152	3,518,931

Net income	$3,367,296	$3,157,131

Weighted average shares outstanding of redeemable ordinary shares	10,641,286	7,796,970

Basic net income per ordinary share, redeemable ordinary shares	$0.24	$0.29

Weighted average shares outstanding of non-redeemable ordinary shares	3,512,500	3,249,015

Basic net income per share, non-redeemable ordinary shares	$0.24	$0.29

Diluted weighted average shares outstanding of redeemable ordinary shares	10,641,286	7,806,061

Diluted net income per share, redeemable ordinary shares	$0.24	$0.28

Diluted weighted average shares outstanding of non-redeemable ordinary shares	3,512,500	3,371,742

Diluted net income per share, non-redeemable ordinary shares	$0.24	$0.28

The accompanying notes are an integral part of these financial statements.

RF ACQUISITION CORP II

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2025 AND FOR THE PERIOD FROM FEBRUARY 5, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Ordinary Shares		Additional Paid-in	Subscription	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Receivable	Deficit	Deficit
Balance as of February 5, 2024 (inception)	-	$-	$-	$-	$-	$-

Issuance of ordinary shares to Sponsor	2,875,000	288	24,712	-	-	25,000

Issuance of representative shares to EBC	200,000	20	1,719	(1,739)	-	-

Remeasurement of ordinary shares to redemption amount	-	-	(5,068,964)	-	(6,493,276)	(11,562,240)

Sale of 437,500 Private Placement Units	437,500	44	4,374,956	-	-	4,375,000

Proceeds received for representative shares to EBC	-	-	-	1,739	-	1,739

Fair value of rights included in Public units	-	-	727,950	-	-	727,950

Allocated value of transaction costs to rights included in Public units	-	-	(60,373)	-	-	(60,373)

Net income	-	-	-	-	3,157,131	3,157,131

Balance as of December 31, 2024	3,512,500	352	-	-	(3,336,145)	(3,335,793)

Remeasurement of ordinary shares to redemption amount	-	-	-	-	(4,744,152)	(4,744,152)

Contributions of extension fees	-	-	-	-	120,000	120,000

Net income	-	-	-	-	3,367,296	3,367,296

Balance as of December 31, 2025	3,512,500	$352	$-	$-	$(4,593,001)	$(4,592,649)

The accompanying notes are an integral part of these financial statements.

RF ACQUISITION CORP II

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For Period From February 5, 2024 (Inception) Through December 31, 2024
Cash Flows from Operating Activities:
Net income	$3,367,296	$3,157,131
Adjustments to reconcile net income to net cash used in operating activities:
Payment of operating costs in exchange for issuance of Founder Shares	-	25,000
Payment of operating costs through advance from related party	-	31,620
Interest earned on cash held in Trust Account	(4,624,152)	(3,518,931)
Changes in operating assets and liabilities:
Prepaid expenses	21,204	(25,621)
Due to Sponsor	120,725	75,000
Accrued expenses	553,524	166,300
Net cash used in operating activities	(561,403)	(89,501)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(120,000)	(115,575,000)
Cash withdrawn from Trust Account in connection with redemption	71,580,705	-
Net cash provided by (used in) investing activities	71,460,705	(115,575,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	-	112,700,000
Proceeds from sale of Private Placement Units	-	4,375,000
Proceeds from sale of Representative shares	-	1,739
Advances from related party	-	45,317
Payment of offering costs	-	(498,769)
Proceeds for extension deposit	60,000	-
Redemption of ordinary shares	(71,580,705)	-
Net cash (used in) provided by financing activities	(71,520,705)	116,623,287

Net Change in Cash	(621,403)	958,786
Cash – Beginning of period	958,786	-
Cash – End of period	$337,383	$958,786

Non-Cash investing and financing activities:
Remeasurement of ordinary shares subject to possible redemption value	$4,744,152	$11,562,240
Deferred underwriting fee payable	$-	$4,025,000
Offering cost included in advances from related party	$-	$61,613
Contributions of extension fees	$120,000	$-

The accompanying notes are an integral part of these financial statements.

RF ACQUISITION CORP II

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

RF Acquisition Corp II (the “Company”) is a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses (a “Business Combination”). The Company intends to pursue a Business Combination with a target in any industry that can benefit from the expertise and capabilities of the Company’s management team. While the Company’s efforts in identifying prospective target businesses will not be limited to a particular geographic region, the Company intends to focus its search on businesses in Asia within the deep technology sector, including artificial intelligence, quantum computing, and biotechnology. However, the Company will not consummate its initial Business Combination with an entity or business with China operations through a variable interest entity (“VIE”) structure. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from February 5, 2024 (inception) through December 31, 2025 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on May 16, 2024. On May 21, 2024, the Company consummated the Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the ordinary share included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating proceeds of $100,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 400,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Alfa 24 Limited (the “Sponsor”) and EarlyBirdCapital, Inc., the representative of the underwriters, generating gross proceeds of $4,000,000, which is described in Note 4.

Transaction costs amounted to $5,975,732 consisting of $2,000,000 of cash underwriting fees, $3,500,000 of deferred underwriting fees, and $475,732 of other offering costs. As a result of the underwriters’ election to exercise the over-allotment option in full on May 23, 2024, the Company incurred additional transaction costs amounted to $825,000 consisting of $300,000 of cash underwriting fees and $525,000 of deferred underwriting fees.

On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, on May 23, 2024, the Company sold an additional 1,500,000 Units at $10.00 per Unit, generating gross proceeds of $15,000,000. In connection with this sale, the Sponsor and EarlyBirdCapital, Inc. also purchased an additional 37,500 Private Placement Units from the Company, generating gross proceeds of $375,000. The issuance of the additional Private Placement Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended. As a result, on May 23, 2024, the Company paid the underwriters a cash underwriting discount of $0.20 per unit, or an additional of $300,000 for a total of $2,300,000. Upon the closing of the Initial Public Offering and the exercise of the Underwriters’ over-allotment option, an aggregate of $115,575,000 has been deposited in the trust account established in connection with the Initial Public Offering.

On July 1, 2024, the Company announced that the holders of the Company’s Units may elect to separately trade the ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), and rights (the “Rights”) included in the Units commencing on July 5, 2024. Each Unit consists of one Ordinary Share and one Right, each Right entitling the holder thereof to receive one-twentieth (1/20) of one Ordinary Share upon the consummation of the Company’s initial Business Combination. Any Units not separated continue to trade on The Nasdaq Global Market LLC (“Nasdaq”) under the symbol “RFAIU.” Any underlying Ordinary Shares and Rights that were separated are trade on Nasdaq under the symbols “RFAI” and “RFAIR,” respectively. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the holders’ Units into Ordinary Shares and Rights.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Pursuant to applicable stock exchange listing rules, the Company’s initial Business Combination must be with one or more businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company intends to only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the Initial Public Offering on May 21, 2024 and the overallotment on May 23, 2024, an amount of $115,575,000 ($10.05 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in the trust account (the “Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”), and invested in demand deposit or cash accounts or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer in connection with the Business Combination. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company in its sole discretion subject to requirements of corporate law. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). The Public Shares subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and, subject to applicable securities laws, any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor and EBC have agreed (a) to waive their redemption rights with respect to any Founder Shares, EBC founder shares (defined below), Private Shares and Private Shares held by them in connection with the completion of a Business Combination, (b) to waive their redemption rights with respect to their founder shares, EBC founder shares and private shares in connection with a shareholder vote to approve an amendment to the Charter to (1) modify the substance or timing of the obligation to provide for the redemption of the public shares in connection with an initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Initial Public Offering or (2) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, and (c) to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares, EBC founder shares and private shares held by them if the Company fails to complete the initial Business Combination within 18 months from the closing of the Initial Public Offering. If the Company submits the initial Business Combination to the public shareholders for a vote, the Sponsor and the Company’s officers and directors have agreed (and their permitted transferees will agree) to vote any founder shares, private shares and, subject to applicable securities laws, any public shares purchased by them in or after this Initial Public Offering (including in open market and privately-negotiated transactions) in favor of an initial Business Combination.

The Company has until November 15, 2025 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period and the Combination Period is not extended by shareholders pursuant to an amendment to the Company’s amended and restated articles of association, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less $100,000 to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

On November 10, 2025, the Company held an extraordinary general meeting of shareholders. The shareholders approved the following: (1) the Company amended its Amended and Restated Memorandum and Articles of Association (the “Existing Charter”) on November 10, 2025, by adopting the Amendment to the Existing Charter in the form set forth in Annex A to the definitive proxy statement, as supplemented, filed with the U.S. Securities and Exchange Commission on October 14, 2025 (as supplemented, the “Articles Amendment”), reflecting the extension of the date by which the Company must consummate a business combination from the Termination Date by up to nine (9) extensions comprised of one month each (each an “Extension”, the end date of each Extension shall be referred to as “Extended Date”) up to August 15, 2026 (i.e., for a period of time ending up to 27 months after the consummation of its initial public offering for a total of nine (9) months after the Termination Date (assuming a business combination has not occurred); and (2) a proposal to amend the Company’s investment management trust agreement, dated as of May 16, 2024, (the “Trust Agreement”), by and between the Company and the Trustee, to allow the Company to extend the Termination Date up to nine (9) times for an additional one (1) month each time from the Termination Date or Extended Date, as applicable, to August 15, 2026 (the “Trust Agreement Amendment”) by providing five days’ advance notice to the Trustee prior to the applicable Termination Date or Extended Date and arranging to deposit into the Trust Account $0.03 for each Public Share not redeemed in connection with the Extension Amendment Proposal, up to a maximum of $60,000, per one-month extension two (2) days prior to such Extension (the “Extension Payment”) until August 15, 2026 and (3) a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Extraordinary General Meeting, there are not sufficient votes to approve the Extension Amendment Proposal and Trust Agreement Amendment Proposal or to provide additional time to effectuate the Extension Amendment, Trust Agreement Amendment and Extension.

In connection with the shareholders’ vote at the extraordinary general meeting, holders of 6,668,735 ordinary shares of the Company exercised their right to redeem such shares (the “Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) were removed from the Trust Account to pay such holders, leaving approximately $51.9 million in the Trust Account as of the date of the Redemption. Following the aforementioned Redemption, the Company has an aggregate 8,343,765 ordinary shares outstanding, of which 4,831,265 are public shares subject to possible redemption.

On November 19, 2025, Nanyang (as defined below) deposited $60,000 into Trust Account, extending the Termination Date to December 15, 2025. Pursuant to the Business Combination Agreement (as defined below), Nanyang shall pay the required Extension fee into Trust Account and all such amounts shall be deemed Nanyang’s transaction cost.

On December 15, 2025, the Company transferred $60,000 into Trust Account on behalf of Nanyang, due to a delay payment from Nanyang, extending the Termination Date to January 15, 2026. As a result, the Company recorded a due from Target of $60,000 as of December 31, 2025.

The Sponsor agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it would receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquires Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.05 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims by the Company’s auditors or under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination Agreement

On October 2, 2025, the Company, entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares (“Nanyang” or “Target”).

The Business Combination Agreement provides for, among other things, the following transactions: (i) the Company will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity (the “Surviving Company”); and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Amalgamation”). The Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding Nanyang ordinary share will automatically be cancelled and converted into such number of newly issued PubCo Shares as determined in accordance with the terms of the Business Combination Agreement; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company’s ordinary shares and accordingly, PubCo shall be the holder of all Surviving Company’s ordinary shares; (iii) each issued and outstanding Company ordinary share will be cancelled and cease to exist in exchange for one PubCo Share; and (iv) each issued and outstanding rights of the Company shall cease to be a right with respect to the Company’s ordinary shares and shall be exchanged for one-twentieth (1/20th) of a PubCo Share. Any fractional PubCo Shares will be rounded down to the nearest whole share.

Going Concern Consideration

As of December 31, 2025, the Company had $337,383 in cash and a working capital deficit of $567,649.

The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company does not believe it will need to raise additional funds to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company becomes obligated to redeem a significant number of its public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. The Company’s officers, directors and the Sponsor may, but are not obligated to, loan the Company funds as may be required. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. In addition, if the Company is unable to complete a Business Combination within the Combination Period, the Company’s board of directors would proceed to commence voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a Business Combination will be successful within the Combination Period. As a result, management has determined that such an additional condition also raises substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $337,383 and $958,786 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Cash Held in Trust Account

As of December 31, 2025 and 2024, the assets held in the Trust Account amounted to $52,257,378 and $119,093,931, respectively, which consisted of interest-earning demand cash.

Net Income per Ordinary Share

The Company complies with accounting and ordinary disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the loss of the Company. Remeasurement associated with the redeemable shares of ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the issuance of the shares included in the rights is contingent upon the occurrence of future events. The rights entitle the holder to receive one-twentieth of one ordinary share representing a total of 596,875 ordinary shares.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2025		For the Period From February 5, 2024 (Inception) Through December 31, 2024
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic net income per ordinary share
Numerator:
Allocation of net income	$2,531,645	$835,651	$2,228,507	$928,624
Denominator
Weighted-average shares outstanding	10,641,286	3,512,500	7,796,970	3,249,015
Basic net income per ordinary share	$0.24	$0.24	$0.29	$0.29

	For the Year Ended December 31, 2025		For the Period From February 5, 2024 (Inception) Through December 31, 2024
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Diluted net income per ordinary share
Numerator:
Allocation of net income	$2,531,645	$835,651	$2,204,794	$952,337
Denominator
Diluted weighted-average shares outstanding	10,641,286	3,512,500	7,806,061	3,371,742
Diluted net income per ordinary share	$0.24	$0.24	$0.28	$0.28

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes interest and penalties related to recognized tax liabilities as income tax expense. There were no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company is an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A – “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and were allocated between the Ordinary Shares Subject to redemption and the equity instruments included in the Private Placement and rights included in the public units. The costs of $6,740,359 allocated to the Ordinary Shares Subject to Redemption and $60,373 allocated to the rights included in the public units were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Rights) and as such, the initial carrying value of Public Shares classified as temporary equity is the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, as of December 31, 2025 and 2024, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

In connection with the shareholders’ vote at the extraordinary general meeting held on November 10, 2025, holders of 6,668,735 ordinary shares of the Company exercised their right to redeem such shares (the “Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $71,580,705 (approximately $10.73 per share) was removed from the Trust Account to pay such holders, leaving approximately $51,9 million in the Trust Account as of the date of the Redemption. Following the aforementioned Redemption, the Company has an aggregate 8,343,765 ordinary shares outstanding, of which 4,831,265 are public shares subject to possible redemption.

At December 31, 2025 and 2024, the ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Proceeds allocated to Public Rights	(727,950)
Ordinary share issuance cost	(6,740,359)
Plus:
Remeasurement of carrying value to redemption value	11,562,240
Ordinary shares subject to possible redemption, December 31, 2024	$119,093,931
Less:
Redemption of ordinary shares	(71,580,705)
Plus:
Remeasurement of carrying value to redemption value	4,744,152
Ordinary shares subject to possible redemption, December 31, 2025	$52,257,378

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheets as current or non-current based on whether net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date. The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 10,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one ordinary share and one right (“Public Right”), with each Public Right entitling the holder to receive one-twentieth of one ordinary share.

On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, on May 23, 2024, the Company sold an additional 1,500,000 Units at $10.00 per Unit.

NOTE 4 — PRIVATE PLACEMENTS

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EBC purchased an aggregate of 400,000 Private Placement Units (355,000 Private Placement Units purchased by the Sponsor and 45,000 Private Placement Units purchased by EBC and its designees), at a price of $10.00 per unit in an amount that is necessary to maintain in the Trust Account $10.05 per unit sold to the public in the Initial Public Offering. On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, the Sponsor and EBC also purchased an additional 37,500 Private Placement Units (33,281 Private Placement Units purchased by the Sponsor and 4,219 Private Placement Units purchased by EBC and its designees) from the Company, at a price of $10.00 per unit.

Each Unit consists of one ordinary share (“Private Share”), and one right (“Private Right”), each Private Right entitles the holder to receive one-twentieth of one ordinary share. The proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Private Placement Units and underlying securities will not be transferable, assignable, or salable until the completion of a Business Combination, subject to certain exceptions.

NOTE 5 — RELATED PARTIES

Founder Shares

On February 15, 2024, the Sponsor received 2,875,000 of the Company’s ordinary shares in exchange for $25,000 paid for operating costs borne by the Company. Up to 375,000 of such founder shares are subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full. On February 28, 2024, the Company issued to EBC 200,000 EBC founder shares for a purchase price of $0.0087 per share and an aggregate purchase price of $1,739.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of the initial Business Combination and (B) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the initial Business Combination that results in all public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On May 23, 2024, because of the underwriters’ election to fully exercise their over-allotment option, an aggregate of 375,000 Founder Shares was no longer subject to forfeiture.

Advance from Related Party

The Sponsor paid certain operating costs on behalf of the Company. These amounts are due on demand and non-interest bearing. As of December 31, 2025 and 2024, the amount advanced from the related party was $138,550.

Due to Sponsor

As of December 31, 2025 and 2024, the balance of due to Sponsor was $195,725 and $75,000, respectively, which mainly consisted of the administration fee as described below. In addition, the Sponsor paid $725 operating expenses for the year ended December 31, 2025 and was recorded as due to Sponsor on the accompanying balance sheets.

Administration Fee

Commencing on May 16, 2024, the Sponsor charges the Company an allocable share of its overhead, up to $10,000 per month to the close of the Business Combination, to compensate it for the Company’s use of its office, utilities and administrative support. For the year ended December 31, 2025 and for the period from February 5, 2024 (inception) through December 31, 2024, the Company recognized $120,000 and $75,000 administrative fee, respectively. As of December 31, 2025 and 2024, $195,000 and $75,000, respectively, have been accrued and remained unpaid under this agreement.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among several nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an Initial Business Combination and any target business with which the Company may ultimately consummate an Initial Business Combination.

Registration Rights

The holders of the Founder Shares, EBC founder shares, Private Placement Units and any units that may be issued upon conversion of working capital loans (and all underlying securities) are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until the securities covered thereby are released from their lock-up restrictions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 1,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit.

On May 23, 2024, the underwriters exercised their over-allotment option in full to purchase an additional 1,500,000 Units. As a result, on May 23, 2024, the Company paid the underwriters a cash underwriting discount of $0.20 per unit, or an aggregate of $300,000.

Business Combination Marketing Agreement

The Company has engaged EBC as an advisor in connection with its Business Combination to assist in holding meetings with the Company stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EBC a service fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds (an aggregate of $4,025,000 since the underwriters’ over-allotment option was exercised in full) of the Initial Public Offering. In addition, the Company will pay EBC a service fee in an amount equal to 1.0% of the total consideration payable in the initial Business Combination if it introduces the Company to the target business with whom it completes an initial Business Combination; provided that the foregoing fee will not be paid prior to the date that is 60 days from the effective date of the Initial Public Offering, unless FINRA determines that such payment would not be deemed underwriters’ compensation in connection with the Initial Public Offering pursuant to FINRA Rule 5110.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 200,000,000 ordinary shares with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 3,512,500 ordinary shares issued and outstanding, excluding 4,831,265 and 11,500,000 ordinary shares subject to possible redemption, respectively.

Rights — Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-twentieth (1/20) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights to receive the one-twentieth (1/20) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required period and the Company will redeem the public shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

Other — Capital contributions of extension fees – During the year ended December 31, 2025, there were $120,000 extension fees paid and deposited into the Trust Account. Pursuant to the Business combination agreement, as described in note 1, the agreement provides under section 9.3, that the extension payments are paid by the target and there is no obligation of repayment, and are recognized as capital contributions for extension fees.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The over-allotment option was accounted for as a liability in accordance with ASC 480 and was presented within liabilities on the balance sheets. On May 23, 2024, the over-allotment was exercised as such the liability was eliminated and charged to accumulated deficit.

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models, including assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary share based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.

The following table presents the changes in the fair value of over-allotment option liabilities classified as Level 3 in the fair value hierarchy as of May 21, 2024 and as of December 31, 2024:

Over-allotment option
Fair value as of May 21, 2024	$179,146
Exercise of over-allotment option	(179,146)
Fair value as of December 31, 2024	$-

The rights included in the unites were classified as equity and were valued based on market comparable. No recurring valuation is required. The following criteria were utilized to select comparable Special Purpose Acquisition Companies who were pre-business combination and included rights as part of their units that were publicly trading with significant time remaining to complete their initial business combination:

Criteria	Low	High
IPO Proceeds	60	240
Warrant Coverage	-	1.0
Rights Coverage (per unit)	0.05	0.20
Remaining Months to Complete	6	17

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews key metrics, formation and operational costs and interest earned on cash held in Trust Account which include the accompanying statements of operations.

The key measures of segment profit or loss reviewed by our CODM are interest earned on cash held in Trust Account and operating and formation costs. The CODM reviews interest earned on cash held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews the formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and through the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Subsequent to December 31, 2025, Nanyang transferred $180,000 and the Company transferred $60,000 into Trust Account, extending the Termination Date to May 15, 2026.

NYB HOLDINGS LIMITED

UNAUDITED CONDENSED BALANCE SHEET

(Amounts in U.S. Dollars, except for number of shares)

	As of March 31, 2026	As of September 30, 2025
	(unaudited)
LIABILITY AND SHAREHOLDER’S DEFICIT

Current asset
Cash	$1	$1
Total current asset	1	1
Total asset	1	1

Current liabilities
Amount due to a related party	19,786	-
Other payables	9,715	9,715
Total current liabilities	29,501	9,715
Total liabilities	29,501	9,715

Commitments and contingencies (NOTE 7)

Shareholder’s Deficit
Ordinary Shares, $1.00 par value, 50,000 shares authorized, 1 share issued and outstanding as of March 31, 2026 and September 30, 2025	1	1
Accumulated deficit	(29,501)	(9,715)
Total shareholder’s deficit	(29,500)	(9,714)

Total liabilities and shareholder’s deficit	$1	$1

The accompanying notes are an integral part of these unaudited condensed financial statements.

NYB HOLDINGS LIMITED

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

(Amounts in U.S. Dollars, except for number of shares)

For the Six Months Ended March 31,
2026
(unaudited)
Operating costs
General and administrative expenses	$19,786
Total operating costs	19,786

Loss from operations	(19,786)

Loss before income tax expense	(19,786)

Income tax expense	-

Net loss	$(19,786)

Loss per share
Basic and diluted	$(19,786)

Weighted average number of ordinary shares outstanding*
Basic and diluted	1

The accompanying notes are an integral part of these unaudited condensed financial statements

NYB HOLDINGS LIMITED

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

(Amounts in U.S. Dollars, except for number of shares)

	Number of Ordinary Shares	Share Capital	Accumulated deficit	Total Shareholder’s Deficit
Balance as of September 30, 2025	1	$1	$(9,715)	$(9,714)
Net loss		-	(19,786)	(19,786)
Balance at, March 31, 2026 (unaudited)	1	$1	$(29,501)	$(29,500)

The accompanying notes are an integral part of these unaudited condensed financial statements

NYB HOLDINGS LIMITED

UNAUDITED CONDENSED STATEMENT OF CASH FLOW

(Amounts in U.S. Dollars, except for number of shares)

For the Six Months Ended March 31,
2026
(unaudited)
Cash Flows from Operating Activities:
Net loss	$(19,786)
Changes in operating assets and liabilities
Other payables	19,786
Net cash used in operating activities	-

Net change in cash	-
Cash at beginning of the period	1
Cash at end of the period	$1

The accompanying notes are an integral part of these unaudited condensed financial statements

NYB HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

(Amounts in U.S. Dollars, except for number of shares)

NOTE 1 — BUSINESS DESCRIPTION

Business

NYB Holdings Limited (“PubCo” or the “Company”) is an exempted company limited by shares, which was formed under the laws of the Cayman Islands on August 18, 2025. PubCo was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Business Combination Agreement dated October 2, 2025. The parties to the Business Combination Agreement include PubCo, RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“RFAC II”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares (“Nanyang”).

Pursuant to the terms of the Business Combination Agreement, (i) RFAC II will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity; and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Amalgamation”). The Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

Upon consummation of the Business Combination, both Nanyang and RFAC II will become wholly-owned subsidiaries of PubCo.

Following the consummation of the transaction contemplated by the Business Combination Agreement, the Company will be the surviving publicly traded corporation, and will own all of the equity interests of Nanyang and RFAC II. However, the consummation of the transactions contemplated by the Business Combination Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

NOTE 2 — Going Concern Consideration

The Company’s unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of $19,786 for the six months ended March 31, 2026, with a working capital deficit of $29,500 as of March 31, 2026. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Note 1. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and have been consistently applied. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission. The balance sheet as of September 30, 2025 was derived from the audited financial statements of the Company. The unaudited condensed interim financial information should be read in conjunction with the audited financial statements and the notes thereto, included in the registration statements for the period ended September 30, 2025.

General and administrative expenses

General and administrative expenses consist primarily of professional fees incurred related to incorporation and regulatory compliance expenses and other corporate overhead costs incurred.

Fair value measurement:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

NOTE 4 — OTHER PAYABLE

As of March 31, 2026 and September 30, 2025, other payables included $9,715 related to unpaid professional fee incurred related to incorporation and regulatory compliance expenses.

NOTE 5 — EQUITY

The authorized number of ordinary shares of the Company is 50,000 shares with par value of US$1.00 each. As of March 31, 2026 and September 30, 2025, the Company had issued one ordinary share, respectively.

NOTE 6 — RELATED PARTY TRANSACTIONS AND BALANCES

a. Nature of relationships with a related party

The following is a list of related party to which the Group has transactions with:

Name	Relationship with the Group
Nanyang Biologics Pte Ltd	Company under common control of Mr. Ong Toon Wah

b. Balances with a related party

Name	As of March 31, 2026	As of September 30, 2025
	(unaudited)
Nanyang Biologics Pte Ltd (1)	$19,786	-
	$19,786	-

(1)	The balance represented the expenses paid by a related party on behalf of the Company during the six months ended March 31, 2026.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Contingencies

Legal

As of March 31, 2026, the Company was not a party to any legal or administrative proceedings. The Company further concludes that there were no legal or regulatory proceedings, either individually or in the aggregate, that could have resulted in an unfavorable outcome with a material adverse effect on the Company’s unaudited condensed financial position, results of operations, or cash flows.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluates all events and transactions that occur after March 31, 2026 and up through July 10, 2026, which is the date the unaudited condensed financial statements are available to be issued, and concluded that other than the event disclosed, there is no other subsequent event occurred that would require recognition or disclosure in the Company’s unaudited condensed financial statements.

On October 2, 2025 RFAC II entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Amalgamation Sub and Nanyang. The Business Combination Agreement provides for, among other things, the following transactions: (i) RFAC II will merge with and into the Company (the “Merger”), with the Company being the surviving entity; and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of the Company (the “Amalgamation”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding of Nanyang’s ordinary share will automatically be cancelled and converted into such number of newly issued the Company’s Shares as determined in accordance with the terms of the Business Combination Agreement; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement) and accordingly, the Company shall be the holder of all Surviving Company Ordinary Shares; (iii) each issued and outstanding RFAC II ordinary share will be cancelled and cease to exist in exchange for one Company Share; and (iv) each issued and outstanding Acquiror Right (as defined in the Business Combination Agreement) shall cease to be a right with respect to Acquiror Shares (as defined in the Business Combination Agreement) and shall be exchanged for one-twentieth (1/20th) of a Company Share.

The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. The parties have also agreed, among other things, that at the Amalgamation Effective Date, the board of directors of the Company will comprise five (5) directors, of which four (4) are designated by Nanyang and one (1) director is designated by Sponsor immediately prior to the Amalgamation Effective Date (or such other persons as Nanyang or RFAC II may designate pursuant to a written notice to be delivered to the Company sufficiently in advance of the Amalgamation Effective Time (as defined in the Business Combination Agreement).

The obligations of RFAC II and Nanyang to consummate the Business Combination is subject to certain closing conditions, including but not limited to: (i) the Registration Statement having become effective; (ii) approval by the RFAC II and Nanyang’s shareholders of the transactions contemplated by the Business Combination Agreement and the other transaction proposals having been obtained; (iii) The Company Shares having been approved for listing on either Nasdaq Stock Market or the New York Stock Exchange (subject to official notice of issuance); (iv) the accuracy of representations and warranties to various standards, from de minimis to material adverse effect; (v) material compliance with pre-closing covenants; (vi) the bring-down to closing of a representation that no material adverse effect has occurred (both for RFAC II and Nanyang); and (vii) the absence of a legal prohibition on consummating the transactions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
NYB Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying balance sheet of NYB Holdings Limited (the “Company”) as of September 30, 2025, the related statements of operations, changes in shareholders’ deficit and cash flows for the period from August 18, 2025 (inception) through September 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025, and the results of its operations and its cash flows for the period from August 18, 2025 (inception) through September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficit, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
We have served as the Company’s auditor since 2025.

New York, New York
December 31, 2025

NYB HOLDINGS LIMITED

BALANCE SHEET

(Amounts in U.S. Dollars, except for number of shares)

As of September 30, 2025
LIABILITY AND SHAREHOLDERS’ DEFICIT

Current asset
Cash	$1
Total current asset	1
Total asset	1

Current liability
Other payable	9,715
Total current liability	9,715
Total liability	9,715

COMMITMENTS AND CONTINGENCIES (Note 6)

Shareholders’ Deficit
Ordinary Share, $1.00 par value, 50,000 shares authorized, 1 share issued and outstanding as of September 30, 2025	1
Accumulated deficit	(9,715)
Total shareholders’ deficit	(9,714)

Total liability and shareholders’ deficit	$1

The accompanying notes are an integral part of these financial statements.

NYB HOLDINGS LIMITED

STATEMENT OF OPERATIONS

(Amounts in U.S. Dollars, except for number of shares)

From August 18, 2025 (inception) through September 30, 2025
Operating expenses
General and administrative expenses	$9,715
Total operating expenses	9,715

Loss from operations	(9,715)

Loss before income tax expense	(9,715)

Income tax expense	-

Net loss	$(9,715)

Loss per share
Basic and diluted	$(9,715)

Weighted average number of ordinary shares outstanding
Basic and diluted	1

The accompanying notes are an integral part of these financial statements.

NYB HOLDINGS LIMITED

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in U.S. Dollars, except for number of shares)

	Number of Ordinary Shares	Share Capital	Accumulated deficit	Total Shareholders’ Deficit
Balance as of August 18, 2025 (inception)	-	$-	$-	$-
Issuance of ordinary share	1	1	-	1
Net loss		-	(9,715)	(9,715)
Balance as of September 30, 2025	1	$1	$(9,715)	$(9,714)

The accompanying notes are an integral part of these financial statements.

NYB HOLDINGS LIMITED

STATEMENT OF CASH FLOW

(Amounts in U.S. Dollars, except for number of shares)

From August 18, 2025 (inception) through September 30, 2025
Cash Flows from Operating Activities:
Net loss	$(9,715)
Changes in operating assets and liabilities
Other payable	9,715
Net cash used in operating activities	-

Cash flows from financing activities
Proceeds from issuance of ordinary share	1
Net cash provided by financing activities	1

Net change in cash	1
Cash at beginning of period	-
Cash at end of period	$1

The accompanying notes are an integral part of these financial statements.

NYB HOLDINGS LIMITED

NOTES TO FINANCIAL STATEMENTS

(Amounts in U.S. Dollars, except for number of shares)

NOTE 1 — BUSINESS DESCRIPTION

Business

NYB Holdings Limited (“PubCo”) is an exempted company limited by shares, which was formed under the laws of the Cayman Islands on August 18, 2025. PubCo was formed solely in contemplation of the Business Combination, has not commenced any operations, has only nominal assets and liabilities, and does not have any outstanding contingent liabilities or commitments, other than as set forth in the Business Combination Agreement dated October 2, 2025. The parties to the Business Combination Agreement include PubCo, RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“RFAC II”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares (“Nanyang”).

Pursuant to the terms of the Business Combination Agreement, (i) RFAC II will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity; and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Amalgamation”). The Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

Upon consummation of the Business Combination, Nanyang will become a wholly-owned subsidiary of PubCo.

Following the consummation of the transaction contemplated by the Business Combination Agreement, the Company will be the surviving publicly traded corporation, and will own all of the equity interests of Nanyang. However, the consummation of the transactions contemplated by the Business Combination Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

NOTE 2 — GOING CONCERN CONSIDERATION

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities during the normal course of operations. The Company incurred net losses of $9,715 for the period from August 18, 2025 (inception) through September 30, 2025, with a working capital deficit of $9,714 as of September 30, 2025. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to reduce or eliminate its net losses for the foreseeable future. Accordingly, the Company may not be able to obtain additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to address this uncertainty through a Business Combination as discussed in Note 1. The Company’s financial statements do not give effect to any adjustments relating to the carrying values and classification of assets and liabilities that would be necessary should the Company be unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and have been consistently applied.

Uses of estimates

In preparing the financial statements in conformity with U.S. GAAP, the management makes judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Fair value measurement:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

NOTE 4 — OTHER PAYABLE

As of September 30, 2025, other payable included $9,715 related to unpaid professional fee incurred related to incorporation and regulatory compliance expenses.

NOTE 5 — EQUITY

The authorized number of ordinary shares of the Company is 50,000 shares with par value of US$1.00 each. As of September 30, 2025, the Company had issued one ordinary share.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Contingencies

Legal

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

NOTE 7 — SUBSEQUENT EVENTS

The Company has evaluated all events and transactions that occur after September 30, 2025 and up through December 31, 2025, which is the date the financial statements are available to be issued, and concluded that other than the event disclosed above and elsewhere in these financial statements, there is no other subsequent event occurred that would require recognition or disclosure in the financial statements.

On October 2, 2025 RFAC II entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Amalgamation Sub and Nanyang. The Business Combination Agreement provides for, among other things, the following transactions: (i) RFAC II will merge with and into the Company (the “Merger”), with the Company being the surviving entity; and (ii) following the Merger, Amalgamation Sub and Nanyang will amalgamate and continue as one company, with Nanyang being the surviving entity and becoming a wholly-owned subsidiary of the Company (the “Amalgamation”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding of Nanyang’s ordinary share will automatically be cancelled and converted into such number of newly issued the Company’s Shares as determined in accordance with the terms of the Business Combination Agreement; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement) and accordingly, the Company shall be the holder of all Surviving Company Ordinary Shares; (iii) each issued and outstanding RFAC II ordinary share will be cancelled and cease to exist in exchange for one Company Share; and (iv) each issued and outstanding Acquiror Right (as defined in the Business Combination Agreement) shall cease to be a right with respect to Acquiror Shares (as defined in the Business Combination Agreement) and shall be exchanged for one-twentieth (1/20th) of a Company Share.

The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. The parties have also agreed, among other things, that at the Amalgamation Effective Date, the board of directors of the Company will comprise five (5) directors, of which four (4) are designated by Nanyang and one (1) director is designated by Sponsor immediately prior to the Amalgamation Effective Date (or such other persons as Nanyang or RFAC II may designate pursuant to a written notice to be delivered to the Company sufficiently in advance of the Amalgamation Effective Time (as defined in the Business Combination Agreement).

The obligations of RFAC II and Nanyang to consummate the Business Combination is subject to certain closing conditions, including but not limited to: (i) the Registration Statement having become effective; (ii) approval by the RFAC II and Nanyang’s shareholders of the transactions contemplated by the Business Combination Agreement and the other transaction proposals having been obtained; (iii) The Company Shares having been approved for listing on either Nasdaq Stock Market or the New York Stock Exchange (subject to official notice of issuance); (iv) the accuracy of representations and warranties to various standards, from de minimis to material adverse effect; (v) material compliance with pre-closing covenants; (vi) the bring-down to closing of a representation that no material adverse effect has occurred (both for RFAC II and Nanyang); and (vii) the absence of a legal prohibition on consummating the transactions.

NANYANG BIOLOGICS PTE LTD

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in US Dollars, except for the number of share)

	As of March 31, 2026	As of September 30, 2025
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$108,662	$888,657
Account receivables	42,683	16,881
Amount due from a related party	19,688	-
Other receivables and deposits	252,931	40,629
Total current assets	423,964	946,167

Non-current Assets
Long-term investment	593	593
Property and equipment, net	175,969	218,201
Deferred merge costs	290,098	100,396
Total Non-Current Assets	466,660	319,190

TOTAL ASSETS	$890,624	$1,265,357

LIABILITIES AND DEFICIT

CURRENT LIABILITES
Accrued expenses and other liabilities – current	$539,130	$185,413
Borrowings – current	65,873	64,887
Amount due to related parties	283,277	4,465
Total current liabilities	888,280	254,765

Non-current liabilities
Accrued expenses and other liabilities – non-current	309,765	-
Borrowings – non-current	87,323	121,211
Convertible notes	1,029,272	990,792
Convertible notes, a related party	2,038,055	601,095
Total non-current liabilities	3,464,415	1,713,098

TOTAL LIABILITIES	4,352,695	1,967,863

Commitments and contingencies (Note 13)

SHAREHOLDERS’ DEFICIT
Share capital (1,516,566 and 1,100,000 shares issued and outstanding as of March 31, 2026 and September 30, 2025, respectively)	11,501,974	7,494,248
Accumulated deficit	(14,863,220)	(7,681,604)
Accumulated other comprehensive loss	(64,621)	(111,349)
TOTAL Nanyang Biologics Pte Ltd shareholders’ deficit	(3,425,867)	(298,705)

Non-controlling interests	(36,204)	(403,801)

TOTAL DEFICIT	(3,462,071)	(702,506)

TOTAL LIABILITIES AND DEFICIT	$890,624	$1,265,357

The accompany notes are an integral part of the unaudited condensed consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(Amounts in U.S. Dollars, except for the number of share)

	For the Six Months Ended March 31,
	2026	2025
REVENUES
Product Revenue	$43,132	$-
TOTAL REVENUES	43,132	-

COST OF REVENUES	(21,566)	-

GROSS PROFIT	21,566	-

OPERATING EXPENSES
Research and development	(4,475,719)	(21,320)
General and administrative	(2,228,454)	(351,475)
Total operating expenses	(6,704,173)	(372,795)

LOSS FROM OPERATIONS	(6,682,607)	(372,795)

OTHER (EXPENSE) INCOME:
Interest expense	(94,182)	-
Other income	2,302	1,538,098
Loss on disposal of a subsidiary	(448,403)	-
Total other (expenses) income, net	(540,283)	1,538,098

(LOSS) INCOME BEFORE INCOME TAXES	(7,222,890)	1,165,303

Income tax expense	-	-

NET (LOSS) INCOME	(7,222,890)	1,165,303

Less: net loss attributable to non-controlling interests	(41,274)	(592)

NET (LOSS) INCOMEATTRIBUTABLE TO NANYANG BIOLOGICS PTE LTD’S SHAREHOLDERS	$(7,181,616)	$1,165,895

NET (LOSS) INCOME	(7,222,890)	1,165,303

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	46,728	229,295
TOTAL COMPREHENSIVE (LOSS) INCOME	(7,176,162)	1,394,598

Less: total comprehensive loss attributable to non-controlling interests	(41,274)	(592)

TOTAL COMPREHENSIVE (LOSS) INCOMEATTRIBUTABLE TO NANYANG BIOLOGICS PTE LTD’S SHAREHOLDERS	$(7,134,888)	$1,395,190

(LOSS) EARNINGS PER SHARE – BASIC	$(4.84)	$1.06
(LOSS) EARNINGS PER SHARE – DILUTED	$(4.84)	$1.06

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES OUTSTANDING
Basic	1,483,636	1,100,000
Diluted	1,483,636	1,100,000

The accompany notes are an integral part of the unaudited condensed consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in U.S. Dollars, except for the number of share)

	Number of Shares	Share Capital	Subscription Receivable	Accumulated deficit	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total Shareholders’ Deficit
Balance at, September 30, 2024	1,100,000	$5,461,799	$(700,000)	$(9,018,698)	$(248,629)	$(406,335)	$(4,911,863)
Shares subscription received	-	-	320,000	-	-	-	320,000
Net income (loss)	-	-	-	1,165,895	-	(592)	1,165,303
Foreign currency translation adjustment	-	-	-	-	229,295	-	229,295
Balance at, March 31, 2025 (unaudited)	1,100,000	$5,461,799	$(380,000)	$(7,852,803)	$(19,334)	$(406,927)	$(3,197,265)

	Number of Shares	Share Capital	Accumulated deficit	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total Shareholders’ Deficit
Balance at, September 30, 2025	1,100,000	$7,494,248	$(7,681,604)	$(111,349)	$(403,801)	$(702,506)
Derecognized NCI for a subsidiary	-	-	-	-	408,871	408,871
Share issuances in connection with purchase of IP	95,653	3,365,900	-	-	-	3,365,900
Share-based compensation	320,913	641,826	-	-	-	641,826
Net loss	-	-	(7,181,616)	-	(41,274)	(7,222,890)
Foreign currency translation adjustment	-	-	-	46,728	-	46,728
Balance at, March 31, 2026 (unaudited)	1,516,566	$11,501,974	$(14,863,220)	$(64,621)	$(36,204)	$(3,462,071)

The accompany notes are an integral part of the unaudited condensed consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in US Dollars, except for the number of share)

	For the Six Months Ended March 31,
	2026	2025
Cash flows from operating activities	$(2,203,952)	$(419,062)

Cash flows from investing activity
Disposal of a subsidiary, net of cash	(14,746)	-
Net cash used in investing activity	(14,746)	-

Cash flows from financing activities
Proceeds from issuance of shares	-	320,000
Payments of deferred merger costs	(189,702)	-
Net proceeds from convertible notes	1,400,000	-
Repayment of borrowings	(37,426)	-
Loan from related parties	278,812	-
Net cash provided by financing activities	1,451,684	320,000

Effects of exchange rate on cash and cash equivalents	(12,981)	21,679
Net decrease in cash and cash equivalents	(779,995)	(77,383)
Cash and cash equivalents, beginning of period	888,657	284,564
Cash and cash equivalents, end of period	$108,662	$207,181

SUPPLEMENTAL CASH FLOWS INFORMATION
Interest paid	$6,829	$-

Supplemental disclosure of non-cash investing and financing activities:
Cash consideration payable for acquisition of intellectual property (“IP”) rights	$774,413	$-
Derecognition of non-controlling interests in connection with disposal of a subsidiary	$408,871	$-
Issuance of ordinary shares as consideration for the acquisition of IP rights	$3,365,900	$-

The accompany notes are an integral part of the unaudited condensed consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED MARCH 31, 2026 AND 2025

Note 1 – Nature of Business and Organization

(a) Incorporation and principal activities

Nanyang Biologics Pte Ltd. (the “Company”) is a company incorporated on May 6, 2021 in Singapore. The principal activities of the Company together with its subsidiaries (the “Group”) is an AI-driven drug discovery and biotechnology company accelerating the future of medicine through the convergence of artificial intelligence and natural compounds.

The accompanying unaudited condensed consolidated financial statements reflect the activities of the Company and each of the following subsidiaries as of March 31, 2026:

Name of Entities	Date of Incorporation	Place of Incorporation	Legal Ownership	Principal Activities
Nanyang Biologics Pte. Ltd.	May 6, 2021	Singapore	100%	Operating holding company
Nanyang Herbs Pte. Ltd. (1)	October 23, 2019	Singapore	75%	Provision of Nutraceuticals business
NYB.AI Pte. Ltd.	January 16, 2025	Singapore	75%	Provision of AI drug discovery business
Nanyang Biologics (Hong Kong) Limited	April 25, 2025	Hong Kong	62%	Distribution of Nutraceuticals business
NYB Therapeutic Pte. Ltd.	September 30, 2025	Singapore	100%	Provision of therapeutic drug development business
NYB IP. Therapeutic Pte. Ltd.	September 30, 2025	Singapore	100%	Holding company for intellectual property of therapeutic business
NYB IP.Aidd Pte. Ltd.	September 30, 2025	Singapore	100%	Holding company for intellectual property of all IPs related to AI drug discovery business
NYB NUTRACEUTICALS PTE. LTD	October 3, 2025	Singapore	100%	Provision of Nutraceuticals business

(1) Disposal of one subsidiary

On October 30, 2025, Nanyang Biologics Pte. Ltd. disposed of its entire equity interest in Nanyang Herb Pte. Ltd. (“NYH”) to Mr. Seah Tiong Meng, a director of NYB, for a nominal consideration of S$1.00.

The disposal was undertaken as part of management’s efforts to streamline the Group’s corporate structure and align its operations with its strategic objective of becoming a NASDAQ-listed AI-driven biotechnology and drug discovery company. NYH’s principal activities comprised agricultural and animal husbandry services, as well as the wholesale of traditional medicine and herbs, which were not aligned with the Group’s core focus on AI-assisted drug discovery, precision medicine and biopharmaceutical development. In addition, NYH had been operationally dormant since 2024 with no active business operations. For the six months ended March 31, 2026, the Group recognized $448,404 loss on disposal in the unaudited condensed consolidated statements of operations and comprehensive loss.

The disposal does not represent a discontinued operation with strategy shift as NYH did not constitute a separate major line of business or geographical area of operations of the Group.

(b) Going Concern

The Group has incurred losses since inception. As of March 31, 2026, the Group has an accumulated deficit of approximately $14.9 million. The Group had net losses of $7.2 million for the six months ended March 31, 2026 and had operating cash outflow of $2.2 million and $0.4 million for the six months ended March 31, 2026 and 2025, respectively. The Group expects to continue to incur operating losses to support the development of its product candidates, for the expansion of its product portfolio and to continue its research and development activities, including clinical studies and clinical trials. In connection with the Group’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued.

If the Group is unable to generate sufficient funds to finance the working capital requirements of the Group within the normal operating cycle of a twelve-month period from the date of these unaudited condensed consolidated financial statements are issued, the Group may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financing from shareholders and private lenders; and

●	equity financing.

The Group can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Group, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Group and would materially adversely affect its ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Note 2 – Summary of Significant Accounting Policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and have been consistently applied. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by rules and regulations of the U.S. Securities and Exchange Commission. The consolidated balance sheet as of September 30, 2025 was derived from the audited consolidated financial statements of the Group. The unaudited condensed consolidated financial information should be read in conjunction with the audited financial statements and the notes thereto, included in the registration statements for the fiscal years ended September 30, 2025 and 2024.

Principle of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of Estimates and assumptions

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. Accounting estimates reflected in the Group’s unaudited condensed consolidated financial statements include, but are not limited to, estimates of expected credit losses against financial assets, fair value of ordinary shares and valuation allowance against deferred tax assets. Actual results could differ from the estimates, and as such, differences could be material to these unaudited condensed consolidated financial statements.

Accounts receivable

Accounts receivables are recognized and carried at the original invoiced amount less an allowance for credit losses and do not bear interest. Customers who owed accounts receivables, are granted credit terms based on their credit metrics. The Group adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”) on its accounts receivable using the modified retrospective approach, starting from October 1, 2023 and records the allowance for credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance is classified as “general and administrative” in the unaudited condensed consolidated statements of operation and comprehensive (loss) income. The Group grants a 30-day credit term to the customer and assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business line, service or product offerings and on an individual basis when the Group identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Group considers the age of the accounts receivable balances, credit quality of the Group’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecast of future economic conditions and other factors that may affect the Group’s ability to collect from customers. As of March 31, 2026 and September 30, 2025, the Group did not provide allowance for credit loss on accounts receivables.

Other receivables and deposits

Other receivables and deposits primarily include GST recoverable, advances to a third party and deposits such as laboratory testing deposits, legal fee deposit and etc. The Group measures credit loss allowance on its other receivables and deposits and did not provide credit loss allowance on its other receivables and deposits as of March 31, 2026 and September 30, 2025.

Impairment of long-lived assets

The Group evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets when the market prices are not readily available. The adjusted carrying amount of the assets become new cost basis and are depreciated over the assets’ remaining useful lives. No impairment loss was recorded for the six months ended March 31, 2026 and 2025.

Convertible notes

The Group accounts for its convertible notes under ASC 470 Debt, using the effective interest method, as a single debt instrument, from the issuance date to the maturity date. Interest expenses are recognized in the unaudited condensed consolidated statement of operations and comprehensive (loss) income in the period in which they are incurred. If the convertible notes are converted into equity, the Group must extinguish the related debt liability. Upon conversion, the carrying amount of the liability is reclassified to equity with no gain or loss recognized.

Revenue recognition

The Group follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASU allows the Group to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. This requires the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Group applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Group (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies the performance obligation.

The Group recognizes a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and collectability is probable.

The Group has no biopharmaceutical products approved for commercial sale. While, the Group have generated limited revenue from commercial sales of nutraceuticals products that do not require biopharmaceutical regulatory approval and have generated limited revenue from the provision of services utilizing AI platforms. The Group’s operations to date have been primarily limited to performing research and development activities of drug candidates, development of DTIGN platforms, research and development for nutraceutical products and product candidates, developing potential product candidates.

Revenue recognition policies for each type of revenue stream are as follows:

(1)	Service Revenue - Revenue from AI-driven drug discovery services

Revenue from AI-driven drug discovery services is recognized by the Group when it fulfils its performance obligation at a point in time, which occurs when the Group deliver the AI screening results. The transfer of control typically occurs at a point in time based on consideration of when the customers have the obligation to pay for the results, and have legal title to, and the risks and rewards of ownership of the results has been transferred, and the customers have accepted the results. Revenue is recognized based on the consideration to be collected which is a fixed consideration without involvement of variable consideration.

The Group accounts for revenue from AI-driven drug discovery services on a gross basis as the Group is acting as a principal who is primarily responsible for fulfilling the promise to deliver the AI-driven drug discovery results to the customers.

Cost of revenue for AI-driven drug discovery services consists primarily of direct labor costs and depreciation of AI server that are directly attributable to the provision of the services.

During the six months ended March 31, 2026 and 2025, the Group did not recognize any revenue from AI-driven drug discovery services.

(2)	Product Revenue - Revenue from sales of nutraceutical products

The Group recognized the revenue from sales of nutraceutical products at a point in time when control of the product is transferred to the customers, generally after the customers pick up the products or the Group delivers the products to the customers’ appointed forwarding agent, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the goods. The transfer of control typically occurs at a point in time based on consideration of when the customers have the obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the customers have accepted the goods. Revenue is recognized based on the consideration to be collected which is a fixed consideration without involvement of variable consideration.

The Group accounts for revenue from sales of nutraceutical products on a gross basis as the Group is acting as a principal who is primarily responsible for fulfilling the promise to deliver the nutraceutical products to the customers.

Cost of revenue for sales of nutraceutical products consists primarily of the cost of purchased herbs.

Research and development expenses

Research and development expenses primarily include (1) payroll and other related costs of personnel engaged in research and development activities, (2) in-licensed patent rights fee of exclusive development rights of drugs granted to the Group, (3) costs related to clinical trials such as payments to contract research organizations (“CRO”), investigators and clinical studies, (4) costs to develop the product candidates, including raw materials and supplies, product testing, depreciation, and facility related expenses, (5) intellectual property rights, and (6) other research and development expenses. Research and development expenses are charged to expense as incurred when these expenditures relate to the Group’s research and development services and have no alternative future uses in accordance with ASC 730, Research and Development.

Share-based compensation

Share based compensation arise from share-based awards. In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees. The Company adopted ASU 2018-07 on October 1, 2024, and accounts for share-based compensation to nonemployees under the fair value method which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date), and recognized in the unaudited condensed consolidated statement of operations and comprehensive (loss) income over the requisite service period. The Company recognized $641,826 and $nil share-based compensation to nonemployees for the six months ended March 31, 2026 and 2025. See details in Note 11.

Segment Information

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Group’s business segments.

In November 2023, the FASB issued Accounting Standards Update, or ASU 2023-07 – Improvements to Reportable Segment Disclosures, which enhances the disclosures required for reportable segments in annual and interim consolidated financial statements, including additional, more detailed information about a reportable segment’s expenses. The standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Group has early adopted ASU 2023-07 for the year ended September 30, 2023. The adoption of this ASU did not have a material impact on the Group’s consolidated financial statements and related disclosures.

The Group uses the management approach to determine reportable operating segments and only one segment is identified. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance.

The Company operates as a single reportable segment. The Company’s CODM is the executive director and Chairman of the Company, who evaluates business performance on a consolidated basis and does not review discrete financial information for separate components of the business.

The measure of segment profit or loss used by the CODM to assess performance and allocate resources is consolidated net loss, as reported in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income, with particular attention to the following significant expense categories:

●	Research and development expenses;

The CODM does not assess performance using segment assets, pillar-level profit and loss measures, or any non-GAAP measure of profitability. All resources are allocated at the consolidated entity level.

Foreign Currency Translation and Transactions

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the unaudited condensed consolidated statements of operation and comprehensive loss.

The reporting currency of the Group is United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. The Group’s subsidiaries in Singapore and Hong Kong conduct their businesses and maintain their books and records in local currencies of Singapore Dollars (“SGD”) and Hong Kong Dollar (“HKD”), as their respective functional currencies.

The results of operations and the unaudited condensed consolidated statements of cash flows, denominated in the functional currency, are translated to US$ at the average rate of exchange during the reporting period. Assets and liabilities denominated in the functional currency at the balance sheets dates are translated to US$ at the applicable rates of exchange in effect at those dates. The equity, denominated in the functional currency, is translated to US$ at the historical rate of exchange at the time of the transaction. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the unaudited condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited condensed consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive loss in the unaudited condensed consolidated statements of changes in shareholders’ deficit.

(Loss) earnings per share

(Loss) earnings per share is calculated in accordance with ASC 260, Earnings Per Share. Basic earnings (loss) per share is computed by dividing net (loss) income attributable to common shareholders by the weighted-average number of shares outstanding during the reporting period. Diluted (loss) earnings per share includes the effect of potential dilutive securities, such as stock options, warrants, and convertible instruments, using the treasury stock and if-converted methods, as applicable. In periods where the Group reports a net loss, the effect of potential common shares is anti-dilutive and is therefore excluded from the diluted net loss per share calculation. In periods where the Group reports a net income, diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of financing costs associated with dilutive potential ordinary shares and the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares. For the six months ended March 31, 2026 and 2025, there were no dilutive shares.

Fair value measurement

The Group follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 – inputs to the valuation methodology are unobservable. Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The carrying amounts reported in the balance sheets for cash, other receivables and deposits, amount due from a related party, accrued expenses and other current liabilities, borrowings, amount due to related parties approximate their fair value based on the short-term maturity of these instruments as of March 31, 2026 and September 30, 2025.

Related Parties

The Group identifies related parties, accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures”.

Corporations or individual parties are considered to be related if they have the ability, directly or indirectly, to control the Group or exercise significant influence over the Group in making financial and operating decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Commitments and contingencies

The Group adheres to ASC 450, “Contingencies” for the recognition, measurement, and disclosure of commitments and contingencies. Contingencies, representing uncertainties related to potential liabilities or gains stemming from past events, are evaluated based on available information, legal counsel advice, and historical experience. The Group records accruals for losses when it is probable and reasonably estimate.

Recent accounting pronouncements

The Group considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Group meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The intent of ASU 2023-09 is to improve the disclosures around a company’s rate reconciliation information and certain types of income taxes companies are required to pay. Specifically, these new disclosure requirements will provide more transparency regarding income taxes companies pay in the United States and other countries, along with more disclosure around a company’s rate reconciliation, among other new disclosure requirements, such that users of financial statements can get better information about how the operations, related tax risks, tax planning and operational opportunities of companies affect their effective tax rates and future cash flow prospects. ASU 2023-09 is effective for annual fiscal years beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments under ASU 2023-09 should be applied on a prospective basis, although retrospective application is permitted. The Group is currently evaluating the potential impact of ASU 2023-09 on its unaudited condensed consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU No. 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Both early adoption and retrospective application are permitted. The Group is currently evaluating the impact that the adoption of these standards will have on its unaudited condensed consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those years. The Group is currently evaluating the impact that the adoption of these standards will have on its unaudited condensed consolidated financial statements and disclosures.

In November 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270), which requires entities to disclose events occurring since the end of the last annual reporting period that have a material impact on the entity and clarifies the applicability, form, and content of interim financial reporting under U.S. GAAP. The guidance is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied either prospectively or retrospectively. The Group is currently evaluating the impact of this new standard on its unaudited condensed consolidated financial statements.

In December 2025, the FASB issued ASU 2025-12, Codification Improvements, which contains amendments to the Accounting Standards Codification intended to clarify guidance, correct errors, and make minor improvements. The amendments are effective for annual reporting periods beginning after December 15, 2026, including interim periods within those annual reporting periods. Early adoption is permitted. The Company is currently evaluating the impact of this new standard on its unaudited condensed consolidated financial statements.

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s unaudited condensed consolidated balance sheets, unaudited condensed statements of operations and comprehensive loss and unaudited condensed statements of cash flows.

Note 3 – Concentration of Risks

Foreign currency risk

The Group is exposed to foreign exchange rate fluctuations as the Group translates the consolidated financial statements of the subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the consolidated financial statements of the subsidiaries into U.S. dollars would result in a gain or loss recorded as a component of other comprehensive loss.

Concentration of interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group’s debt facilities are set at a fixed rate, and as such, the Group is not subject to interest rate risk since neither carrying amounts nor the future cash flows will fluctuate because of a change in market interest rates. The Group considers its interest rate risk not to be material, and the Group has not used any derivatives to manage or hedge its interest rate risk exposure.

Concentration of credit risk

The Group primarily deposits its cash with reputable banks located in Singapore. As of March 31, 2026 and September 30, 2025, $98,435 and $750,981 were deposited with these banks, respectively. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to approximately $57,000 per account. The Group has not experienced any losses in these bank accounts and management believes that the Group is not exposed to any significant credit risk on cash.

The Group is also exposed to risk from its other receivables and deposits. These receivables are unsecured and non-interest-bearing. The Group performs regular and ongoing credit assessments of counterparties’ financial conditions and payment histories. In addition, the Group reviews historical collection trends, aging of receivables, and prevailing macroeconomic and industry-specific conditions. The Group also applies internal credit limits and approval thresholds to manage transaction exposure. Management considers that it has adequate controls over these receivables to minimize related credit risks. As of March 31, 2026 and 2025, no allowance for expected credit losses was recognized, as the amounts deemed at risk were considered negligible.

Major customers

For the six months ended March 31, 2026, one customer A from the Group’s Nutraceutical products accounted for more than 10% of the Group’s total revenue.

As of March 31, 2026, one customer A from the Group’s Nutraceutical products accounted more than 10% of the Group’s total accounts receivables.

For the six months ended March 31, 2025, there was no revenue generated.

As of September 30, 2025, one customer B from the Group’s AI-driven drug discovery services accounted more than 10% of the Group’s total accounts receivables.

Major vendors

For the six months ended March 31, 2026, one vendor C accounted for more than 10% of the total research expenses, general administrative expenses and cost of revenues.

As of March 31, 2026, one vendor C accounted for more than 10% of the Group’s total accrued expenses and other current liabilities.

For the six months ended March 31, 2025, one vendor C accounted for more than 10% of the total research expenses and general administrative expenses.

As of September 30, 2025, two vendors B and D accounted for more than 10% of the Group’s total accrued expenses and other current liabilities.

Note 4 – Accounts receivable

Accounts receivables consisted of the following:

	As of March 31, 2026	As of September 30, 2025
	(unaudited)
Receivables from Nutraceutical products	$42,683	$1,055
Receivables from AI-driven drug discovery services	-	15,826
Less: Allowance for expected credit losses	-	-
	$42,683	$16,881

Note 5 – Other receivables and deposits

Other receivables and deposits consisted of the following:

	As of March 31, 2026	As of September 30, 2025
	(unaudited)
Deposits	$21,418	$22,347
Other receivables(1)	227,640	17,743
Prepayments	3,872	539
Less: Allowance for expected credit losses	-	-
	$252,930	$40,629

(1)	Other receivables primarily consisted of advances to a third party. The outstanding balance was subsequently fully collected in July 2026.

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	As of March 31, 2026	As of September 30, 2025
	(unaudited)
Computer equipment	$253,395	$253,395
Less: accumulated depreciation	(77,879)	(34,491)
Less: effect of movements in exchange rates	453	(703)
	$175,969	$218,201

As of March 31, 2026 and September 30, 2025, the computer equipment with carrying amount of $175,969 and $218, 201, respectively, had been pledged as collateral to secure a third-party loan. (Note 8)

Depreciation expenses recognized for the six months ended March 31, 2026 and 2025 was $42,479 and nil, respectively.

Note 7 – Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	As of March 31, 2026	As of September 30, 2025
	(unaudited)
Payables to purchase of IP(1)	$774,413	$-
Other payables	56,647	175,487
Accrued expenses	17,835	9,926
	$848,895	$185,413
Accrued Expenses and Other Liabilities, current	$539,130	$185,413
Accrued Expenses and Other Liabilities, non-current	$309,765	$-

(1)	On November 28, 2025, the Company and Nanyang Technological University (“NTU”) entered into an Intellectual Property Assignment Agreement (“IP Agreement”). Pursuant to the IP Agreement, NTU agree to assign its rights, titles and interests in and to the intellectual property rights to the Inventions and the Patents (total 12 Assigned IPs) to the Company in the consideration of $774,413 (S$1,000,000) and 95,653 ordinary shares of the Company (“Consideration Shares” which has been transferred on December 1, 2025) and $13,194 (S$16,939) Patent Expenses Reimbursement.

For the $774,413 (S$1,000,000), it should be paid in the earlier time within 1) $154,883 (S$200,000) to be paid 30 days upon signing of the IP Agreement, $309,765 (S$400,000) to be paid the first anniversary of the effective date on November 27, 2026 and $309,765 (S$400,000) to be paid the second anniversary of the effective date on November 27, 2027, Or 2) as the case of IPO or De-SPAC may be successful, the last two payment should be paid within three months after success in IPO or De-SPAC.

Upon closing of the IPO or de-SPAC event, 1) the Consideration Shares are subject to a 2-year lock-up post the IPO or de-SPAC event, and 2) during the 2-year lock-up period undertakes a placement program to raise at least US$100 million, NTU may, notwithstanding the lock-up but subject to applicable law and regulations, sell into the placement program such number of its shares of the public company equivalent to 0.5% of Class A ordinary shares of the public company.

The acquired 12 IPs were determined to have no alternative future use. Accordingly, the total acquisition cost, including the cash consideration and the fair value of the Consideration Shares was recognized as research and development expense on the unaudited condensed consolidated statements of operations and comprehensive (loss) income during the six months ended March 31, 2026.

Note 8 – Borrowings

	Original Currency	Relationship	Year of Maturity	Interest Rate	As of March 31, 2026	As of September 30, 2025
					(unaudited)
Loan 1	US$	Third party -Lender	Repayment on demand	5.50% per annum	2,850	2,850
Loan 2(1)	US$	Third party -Lender	June 1, 2028	8.0% per annum	150,346	183,248
Total					$153,196	$186,098
Borrowings, current					$65,873	$64,887
Borrowings, non-current					$87,323	$121,211

(1)	Loan 2 was secured by computer equipment owned by the Group. As of March 31, 2026, the carrying amount of the pledged computer equipment was approximately $175,969. The pledged asset may not be sold or otherwise disposed of without the lender’s consent while the borrowing remains outstanding. In the event of default, the lender has the right to seize and liquidate the pledged assets to satisfy the outstanding obligations.

The interest expenses recognized for the six months ended March 31, 2026 and 2025 was $6,829 and $nil, respectively. For the six months ended March 31, 2026 and 2025, the weighted-average interest rate pertaining to above mentioned loans were 7.95% and nil, respectively.

Note 9 – Convertible notes

	Relationship	As of March 31, 2026	As of September 30, 2025
		(unaudited)
Investor A	Shareholder with 20% ownership (Note 12)	$2,038,055	$601,095
Investor B	Minority shareholder	1,029,272	990,792
		$3,067,327	$1,591,887

On August 1, 2025, the Company entered into subscription agreements (“RCN Agreements”) with two investors (the “Noteholders”) pursuant to which the Noteholders agreed to subscribe for an aggregate principal amount of US$4,000,000 of 8% redeemable convertible notes (the “RCNs”). The RCNs bear simple interest at a rate of 8% per annum and have a maturity of 24 months from the issuance date, expiring on August 1, 2027, unless extended by mutual agreement between the Company and the Noteholders.

Pursuant to the terms of the RCNs, in the absence of an Event of Default, all (and not part of) outstanding RCNs shall be automatically converted into ordinary shares of the Company prior to the declaration of effectiveness by the SEC in connection with a registration statement. The conversion price is determined based on a pre-money valuation cap of US$50,000,000, and the conversion price is subject to adjustments based on the down round protection.

If the Company (or any holding company of the Company) is not listed on or before March 31, 2026 (the “Listing Deadline”), the Noteholders have the right, but not the obligation, to convert all (and not part of) the RCNs, including all accrued interest, into ordinary shares of the Company at a pre-money valuation of US$50,000,000, or alternatively to deliver a default notice to trigger an Event of Default.

In the event that the RCNs have not been converted by the maturity date, the Noteholders have the right, but not the obligation, to require the Company to redeem all (and not part of) the RCNs for cash equal to (i) the outstanding principal amount plus (ii) accrued interest. Upon the occurrence of an Event of Default, including the failure to complete a listing on or before the Listing Deadline, each Noteholder may, at its absolute discretion, require the Company to redeem all (and not part of) the RCNs for cash equal to (i) the outstanding principal amount plus (ii) accrued interest.

The Company evaluated the RCNs under ASC 470, Debt, and ASC 815, Derivatives and Hedging, following the adoption of ASU 2020-06. The Company concluded that the RCNs should be accounted for as a single liability instrument and that the embedded conversion and redemption features do not require bifurcation as embedded derivatives. The Company did not elect the fair value option under ASC 825.

Accordingly, the RCNs are measured at amortized cost and presented as borrowings on the consolidated balance sheets. Issuance costs incurred in connection with the issuance of the RCNs are recorded as a debt discount and amortized to interest expense over the term of the RCNs using the effective interest method. Interest expense recognized in the unaudited condensed consolidated statements of operations and comprehensive loss for the six months ended March 31, 2026 comprises contractual interest at 8% per annum and nil for the amortization of issuance costs. No such interest expense and issuance costs was recognized for the six months ended March 31, 2025.

The Company received US$1.6 million from the issuance of the RCNs as of September 30, 2025 and received US$1.4 million from Investor A during the six months period ended March 31, 2026, respectively.

The remaining principal amount of US$1.0 million under the RCN arrangements was received subsequently.

Note 10 – Income Taxes

Singapore

The Company and its majority of subsidiaries are incorporated in Singapore and are subject to Singapore Corporate Income Tax on their taxable income as reported in their respective statutory financial statements and adjusted in accordance with relevant Singapore tax laws.

For the six months ended March 31, 2026 and 2025, the Company and its majority of subsidiaries did not generate taxable income as they are pre-revenue companies engaged primarily in research and development activities.

Hong Kong

Nanyang Biologics (Hong Kong) Limited is incorporated in Hong Kong. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations, and the profits tax rate for remaining profits will be subjected to 16.5%. Nanyang Biologics (Hong Kong) Limited did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. There are no withholding taxes in Hong Kong on remittance of dividends.

The (loss) income before income taxes of the Group for the six months ended March 31, 2026 and 2025 was comprised of the following:

	For the six months ended March 31,
	2026	2025
	(unaudited)	(unaudited)
Singapore	$(7,212,722)	$1,165,303
Hong Kong	(10,168)	-
Total	$(7,222,890)	$1,165,303

The current and deferred portions of the income tax expense included in the unaudited condensed consolidated statements of operations and comprehensive loss as determined in accordance with ASC 740 are as follows:

For the six months ended March 31,
	2026	2025
Current income tax expense	$-	$-
Deferred income tax expense	-	-
Total income tax expense	$-	$-

A reconciliation of the difference between the expected income tax expense computed at Singapore income tax rate of 17% and the Group’s reported income tax expense is shown in the following table:

	For the six months ended March 31,
	2026	2025
(Loss) income before income tax	$(7,222,890)	$1,165,303
Singapore statutory tax rate	17%	17%

Computed income tax expense (benefit) with Singapore statutory income tax rate	(1,227,891)	198,101
Non-deductible expenses
- Research and development expenses	-	(261,476)
- Share based compensation	109,110	-
Changes in valuation allowance	1,118,730	63,375
Different tax rates in other jurisdictions	51	-
Income tax expense	$-	$-

Deferred tax

The Group measures deferred tax assets based on the difference between the financial statement and tax bases of assets at the applicable tax rates. Components of the Group’s deferred tax assets are as follows:

	As of March 31, 2026	As of September 30, 2025
Deferred tax assets:
Tax loss carried forward	$1,426,481	$314,249
Less: valuation allowance	(1,426,481)	(314,249)
Total deferred tax assets	$-	$-

Movement of the Group’s valuation allowance of deferred tax assets during the year/period is as follows:

Movement in deferred tax assets
US$
Balance as of October 1, 2024	$(79,148)
Additions	(227,645)
Foreign exchange translation adjustments	(7,456)
Balance as of September 30, 2025	$(314,249)
Additions	(1,118,730)
Foreign exchange translation adjustments	6,498
Balance as of March 31, 2026	$(1,426,481)

Total tax loss carried forwards of the Company and its subsidiaries in Singapore are amounted to US$8,377,304 and US$1,844,571 as of March 31, 2026 and September 30, 2025, respectively, which can be carried forward without an expiration date. Total tax loss carried forwards of the Company’s subsidiary in Hong Kong are amounted to US$14,180 and US$4,071 as of March 31, 2026 and September 30, 2025, respectively which can be carried forward without an expiration date.

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent earnings, forecasts of future profitability, the duration of statutory carry forward periods, the Group’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered the Group’s history of losses and the uncertainty on its future profitability and concluded that it is more likely than not that the Group will not generate future taxable income to utilize the deferred tax assets. Accordingly, as of March 31, 2026 and September 30, 2025, a valuation allowance of $1,426,481 and $314,249 has been established respectively.

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2026 and September 30, 2025, the Group did not have any unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months. For the six month period ended March 31, 2026 and 2025, the Group did not incur any interest and penalties related to potential underpaid income tax expenses.

Under relevant Singapore tax laws, tax cases are normally subject to investigation by the tax authority for up to 4 years of assessment prior to the current year of assessment for Corporate Income Tax, but does not apply where there has been fraud or willful default by the taxpayer. As of March 31, 2026, Corporate Income Tax returns for the years of assessment 2022, 2023, 2024, 2025 and 2026 remain open for examination by the Singapore tax authority and the Company and its subsidiaries in Singapore had no open tax examinations from the tax authority.

Note 11 – Shareholders’ Equity

At incorporation on May 6, 2021, the Company issued 1 share for cash to the subscriber to the memorandum of association.

In December 2022, the Company completed the acquisition of a 75% equity interest in NYH. The transaction consideration, as adjusted to reflect the changes in the carrying value of NYH’s net assets, was satisfied through the issuance of 74,999 shares of the Company, representing the $55,778 paid in capitals.

During the year ended September 30, 2024, the Company issued 100,000 shares to the investors, with considerations of $2,000,000 in total. As of September 30, 2024, $1,300,000 considerations were received, with the remaining $700,000 recognized as share subscription receivables. During the year ended September 30, 2025, the Company has fully collected the subscription receivable, of which $320,000 was collected during the six months ended March 31, 2025.

On October 30, 2025, the Company disposed of its entire equity interest in Nanyang Herb Pte. Ltd. and derecognized non-controlling interests of $408,871. (See Note 1)

On November 28, 2025, the Company issued 95,653 ordinary shares as partial consideration for the acquisition of intellectual property rights pursuant to the IP Agreement, accordingly, $3,365,900 was recognized as additional paid-in capital during the six months ended March 31, 2026 computed based on the fair value of 12 IPs. (see Note 7)

On March 1, 2024, the Company signed a service agreement with AIZ Information Technology Limited and Chen Ted Kwan (collectively, “service providers”) with a service period of 5 years, based on which the service providers provide a series of professional services to the Company in exchange of 240,685 shares of the Company to AIZ Information Technology Limited and 80,228 shares of the Company to Chen Ted Kwan (collectively, “grant shares”).

The vest commencement date of the granted shares is upon the Company fully collected the first round of financing with an amount no less than $2,000,000 that facilitated by the service providers, which was met on April 14, 2025. The fair value of the shares on the grant date was $6,418,260 and the Company recognized the $641,826 and $nil as share-based compensation to nonemployee for the six months ended March 31, 2026 and 2025. On November 28, 2025, the Company issued 240,685 shares and 80,228 shares to AIZ Information Technology Limited and Chen Ted Kwan, respectively, under the service agreement.

As of March 31, 2026 and 2025, the number of shares issued and outstanding was 1,516,566 and 1,100,000 shares, respectively.

Note 12 – Earning (loss) per shares

The following table sets forth the basic and diluted earnings (loss) per share for the following periods:

	For the years ended March 31,
	2026	2025
Basic and diluted earnings (loss) per share calculation
Numerator:
Net (loss) income attribute to ordinary shareholders	$(7,181,616)	$1,165,895

Denominator:
Basic Weighted average number of shares outstanding	1,483,636	1,100,000
Diluted Weighted average number of shares outstanding	1,483,636	1,100,000

Basic (loss) earnings per share	$(4.84)	$1.06
Diluted (loss) earnings per share	$(4.84)	$1.06

For the six months ended March 31, 2026 and 2025, there was no potential diluted ordinary shares.

Note 13 – Other income

	For the six months ended March 31,
	2026	2025
Government grants	$2,302	$292
Gain on extinguishment of payable to NTU(1)	-	1,537,806
Other income	$2,302	$1,538,098

(1)	On December 10, 2024, the Company and NTU signed a termination agreement, pursuant to which the Agreement was terminated prior to its scheduled expiration. The termination agreement agreed that the Company has only made payments up to Payment No.3 of the Final Agreement and the NTU agrees to waive subsequent required payment. As the waiver extinguished a legally enforceable financial obligation of the Company without any corresponding future performance requirement, the full amount of $1,537,806 is recognized as a gain in other income on the unaudited condensed consolidated statements of operations and comprehensive (loss) income for the six months ended March 31, 2025.

Note 14 – Related party transactions and balances

a. Nature of relationships with related parties

The following is a list of related parties to which the Group has transactions with:

Name	Relationship with the Group
Ong Toon Wah	Chairman and Controlling shareholder of the Group
GameNow.Net (Hong Kong) Limited	Minority shareholder
Nanyang Biologics (India) Private Limited	Affiliate of the Group
China The9 Interactive Limited	Minority shareholder
NYB Holdings Limited	Company under control of Chairman and Controlling shareholder of the Group

b. Balances with related parties

Amounts due to related parties

Name	Description	As of March 31, 2026	As of September 30, 2025
		(unaudited)
Ong Toon Wah(1)	Amounts due to related party	$123,277	$3,872
GameNow.Net (Hong Kong) Limited(2)	Convertible Notes from a related party	2,038,055	601,095
Nanyang Biologics (India) Private Limited(3)	Amount due to an affiliate	-	593
China The9 Interactive Limited(1)	Amounts due to a related party	160,000	-
		$2,231,332	$605,560

(1)	The balances represented the loan from the shareholders for operational purposes and recorded as amounts due to related parties on the unaudited condensed consolidated balance sheets. The balances were unsecured, bear interest at the rate of 5.5% per annum and repayable on demand.
(2)	The balances represented the 8% fixed rate convertible note issued to a related party for operational purposes and recorded as convertible note, related party on the consolidated balance sheets (See Note 9).
(3)	The balance represented the expenses paid by a related party on behalf of the Company.

Amounts due from a related party

Name	Description	As of March 31, 2026	As of September 30, 2025
		(unaudited)
NYB Holdings Limited(1)	Amounts due from related party	$19,688	$-

(1)	The balance represented the expenses paid by the Company on behalf of a related party.

Note 15 – Commitment and Contingencies

Commitment

The Group is not currently involved with any commitment.

Contingencies

As of March 31, 2026 and 2025, the Group was not a party to any legal or administrative proceedings. The Group further concludes that there were no legal or regulatory proceedings, either individually or in the aggregate, that could have resulted in an unfavourable outcome with a material adverse effect on the Group’s consolidated financial position, results of operations, or cash flows.

Note 16 – Segment information

The Group uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s CODM, specifically the Group’s CEO, for making decisions, allocating resources and assessing performance.

The Group does not distinguish expenses between segments in its internal reporting but instead reports expenses by nature as a whole. Based on the management’s assessment, the Group determines that it has only one operating segment and therefore one reportable segment as defined by ASC 280. Furthermore, the majority of the Group’s expenditures in or from Singapore with all operation being carried out in Singapore. Therefore, no geographical segments are presented. The Group concludes that it has only one reportable segment. As such, all financial segment information required by the authoritative guidance can be found in these unaudited condensed consolidated financial statements.

Note 17 – Subsequent events

The Company evaluates all events and transactions that occur after March 31, 2026 and up through July 10, 2026, which is the date the unaudited condensed consolidated financial statements are available to be issued, and concluded that other than the event disclosed, there is no other subsequent event occurred that would require recognition or disclosure in the Group’s unaudited condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Nanyang Biologics Pte Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nanyang Biologics Pte Ltd (the “Company”) as of September 30, 2025 and 2024, the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ deficit and cash flows for each of the two years in the period ended September 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant accumulated deficit and significant operating cash outflow, and the Company expects to incur operating losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2025.

New York, New York

March 17, 2026

NANYANG BIOLOGICS PTE LTD

CONSOLIDATED BALANCE SHEETS

(Amounts in US Dollars, except for the number of share)

	As of September 30,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$888,657	$284,564
Account receivables, net	16,881	-
Other receivables and deposits	40,629	20,358
Total current assets	946,167	304,922

Non-current Assets
Long-term investment	593	-
Property and equipment, net	218,201	-
Deferred merger costs	100,396	-
Total Non-Current Assets	319,190	-

TOTAL ASSETS	$1,265,357	$304,922

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITES
Accrued expenses and other current liabilities	$185,413	$5,210,007
Borrowings - current	64,887	2,874
Amount due to related parties	4,465	3,904
Total current liabilities	254,765	5,216,785

Non-current liabilities
Borrowings – non-current	121,211	-
Convertible notes	990,792	-
Convertible notes, a related party	601,095	-
Total non-current liabilities	1,713,098	-

TOTAL LIABILITIES	1,967,863	5,216,785

Commitments and contingencies (Note 13)

SHAREHOLDERS’ DEFICIT
Share capital (1,100,000 shares issued and outstanding as of September 30, 2025 and 2024, respectively)	7,494,248	5,461,799
Subscription receivable	-	(700,000)
Accumulated deficit	(7,681,604)	(9,018,698)
Accumulated other comprehensive income (loss)	(111,349)	(248,629)
TOTAL Nanyang Biologics Pte Ltd shareholders’ deficit	(298,705)	(4,505,528)

Non-controlling interests	(403,801)	(406,335)

TOTAL SHAREHOLDERS’ DEFICIT	(702,506)	(4,911,863)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,265,357	$304,922

The accompany notes are an integral part of the consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in US Dollars, except for the number of share)

	Years Ended September 30,
	2025		2024
REVENUES	$		$
Service Revenue		79,207		-
Product Revenue		5,379		-
TOTAL REVENUES		84,586

COST OF REVENUES		(49,389)		-

GROSS PROFIT		35,197		-

OPERATING EXPENSES
Research and development		(179,376)		(3,093,320)
General and administrative		(3,200,474)		(427,988)
Total operating expenses		(3,379,850)		(3,521,308)

LOSS FROM OPERATIONS		(3,344,653)		(3,521,308)

OTHER INCOME (EXPENSE):
Interest expense		(27,004)		(39,980)
Other income, net		4,711,285		2,393
Total other income (expenses), net		4,684,281		(37,587)

INCOME (LOSS) BEFORE INCOME TAXES		1,339,628		(3,558,895)

Income tax expense		-		-

NET INCOME (LOSS)		1,339,628		(3,558,895)

Less: net income (loss) attributable to non-controlling interests		2,534		(2,432)

NET INCOME (LOSS) ATTRIBUTABLE TO NANYANG BIOLOGICS PTE LTD’s SHAREHOLDERS		$1,337,094		$(3,556,463)

NET INCOME (LOSS)		1,339,628		(3,558,895)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments		137,280		(258,276)
TOTAL COMPREHENSIVE INCOME (LOSS)		1,476,908		(3,817,171)

Less: total comprehensive income (loss) attributable to non-controlling interests		2,534		(2,432)

TOTAL COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO NANYANG BIOLOGICS PTE LTD.’s SHAREHOLDERS		$1,474,374		$(3,814,739)

EARNINGS (LOSS) PER SHARE - BASIC		$1.07		$(4.23)
EARNINGS (LOSS) PER SHARE - DILUTED		$1.02		$(4.23)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES OUTSTANDING
Basic		1,248,587		839,863
Diluted		1,305,421		839,863

The accompany notes are an integral part of the consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in US Dollars, except for the number of share)

	Number of Shares	Share Capital	Subscription Receivable	Accumulated deficit	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interests	Total Shareholders’ Deficit
Balance at, October 1, 2023	75,000	$55,779	$-	$(5,462,235)	$9,647	$(403,903)	$(5,800,712)
Share issuances	100,000	2,000,000	(700,000)	-	-	-	1,300,000
Conversion of loans	925,000	3,406,020	-	-	-	-	3,406,020
Net loss	-	-	-	(3,556,463)	-	(2,432)	(3,558,895)
Foreign currency translation adjustment	-	-	-	-	(258,276)	-	(258,276)
Balance at, September 30, 2024	1,100,000	$5,461,799	$(700,000)	$(9,018,698)	$(248,629)	$(406,335)	$(4,911,863)
Shares subscription received	-	-	700,000	-	-	-	700,000
Share-based compensation	-	2,032,449	-	-	-	-	2,032,449
Net income	-	-	-	1,337,094	-	2,534	1,339,628
Foreign currency translation adjustment	-	-	-	-	137,280	-	137,280
Balance at, September 30, 2025	1,100,000	$7,494,248	$-	$(7,681,604)	$(111,349)	$(403,801)	$(702,506)

The accompany notes are an integral part of the consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in US Dollars, except for the number of share)

	Years Ended September 30,
	2025	2024
Cash flows from operating activities
Net income (loss)	$1,339,628	$(3,558,895)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	34,491	-
Interest expenses	27,004	39,980
Share-based compensation	2,032,449	-

Changes in operating assets and liabilities:
Account receivables	(16,881)	-
Other receivables and deposits	(70,667)	4,788
Accrued expenses and other current liabilities	(5,024,594)	2,344,180
Net cash used in operating activities	(1,678,570)	(1,169,947)

Cash flows from investing activity
Purchase of equipment	(248,337)	-
Net cash used in investing activity	(248,337)	-

Cash flows from financing activities
Proceeds from issuance of shares	700,000	1,300,000
Proceeds from borrowings	191,648	-
Net proceeds from convertible notes	1,589,299	-
Repayment of borrowings	(18,285)	-
Net cash provided by financing activities	2,462,622	1,300,000

Effects of exchange rate on cash and cash equivalents	68,338	50,289
Net increase in cash and cash equivalents	604,093	180,342
Cash and cash equivalents, beginning of year	284,564	104,222
Cash and cash equivalents, end of year	$888,657	$284,564

SUPPLEMENTAL CASH FLOWS INFORMATION
Interest paid	$14,495	$-

Supplemental disclosure of non-cash investing and financing activities:
Conversion of loans	$-	$3,406,020
Long-term investment	$582	$-
Deferred merger costs recorded as other payables	$50,000	$-

The accompany notes are an integral part of the consolidated financial statements.

NANYANG BIOLOGICS PTE LTD

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Business and Organization

(a) Incorporation and principal activities

Nanyang Biologics Pte Ltd. (the “Company”) is a company incorporated on May 6, 2021 in Singapore. The principal activities of the Company together with its subsidiaries (the “Group”) is an AI-driven drug discovery and biotechnology company accelerating the future of medicine through the convergence of artificial intelligence and natural compounds.

Name of Entities	Date of Incorporation	Place of Incorporation	Legal Ownership	Principal Activities
Nanyang Biologics Pte. Ltd.	May 6, 2021	Singapore	100%	Operating holding company
Nanyang Herbs Pte. Ltd.	October 23, 2019	Singapore	75%	Provision of Nutraceuticals business
NYB.AI Pte. Ltd.	January 16, 2025	Singapore	75%	Provision of AI drug discovery business
Nanyang Biologics (Hong Kong) Limited	April 25, 2025	Hong Kong	62%	Distribution of Nutraceuticals business
NYB Therapeutic Pte. Ltd.	September 30, 2025	Singapore	100%	Provision of therapeutic drug development business
NYB IP. Therapeutic Pte. Ltd.	September 30, 2025	Singapore	100%	Holding company for intellectual property of therapeutic business
NYB IP.Aidd Pte. Ltd.	September 30, 2025	Singapore	100%	Holding company for intellectual property of all IPs related to AI drug discovery business

(b) Acquisition of a subsidiary under common control

In December 2022, Nanyang Biologics Pte. Ltd. acquired 75% of equity interest in Nanyang Herbs Pte. Ltd. (“NYH”). The total transaction value, as adjusted to account for changes in the net assets carrying value determined for NYH, was 74,999 shares of the Company. For all periods presented, the Company and NYH were all under the control of Mr. Ong Toon Wah who is the Company’s controlling shareholder, this transaction was accounted for as a combination of commonly controlled entities and accounted for as if the acquisition had been consummated at the beginning of the earliest period presented, with no gain or loss being recognized. In accordance with ASC 805-50, the assets and liabilities and operations of the Company and NYH were combined at their historical carrying amounts, and all periods presented were adjusted as if the entities had always been combined since October 1, 2022.

(c) Going Concern

The Group has incurred losses since inception. As of September 30, 2025, the Group has an accumulated deficit of approximately $7.7 million. The Group had net losses of $3.6 million for the year ended September 30, 2024 and had operating cash outflow of $1.7 million and $1.2 million for the years ended September 30, 2025 and 2024, respectively. The Group expects to continue to incur operating losses to support the development of its product candidates, for the expansion of its product portfolio and to continue its research and development activities, including clinical studies and clinical trials. In connection with the Group’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that these consolidated financial statements are issued.

If the Group is unable to generate sufficient funds to finance the working capital requirements of the Group within the normal operating cycle of a twelve-month period from the date of these consolidated financial statements are issued, the Group may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financing from shareholders and private lenders; and

●	equity financing.

The Group can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to the Group, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfall, there would likely be a material adverse effect on the Group and would materially adversely affect its ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Group will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Note 2 – Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Principle of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of Estimates and assumptions

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported amounts of the assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. These estimates and judgments are based on historical information, information that is currently available to the Group and on various other assumptions that the Group believes to be reasonable under the circumstances. Accounting estimates reflected in the Group’s consolidated financial statements include, but are not limited to, estimates of expected credit losses against financial assets and valuation allowance against deferred tax assets. Actual results could differ from the estimates, and as such, differences could be material to these consolidated financial statements.

Cash and cash equivalents

Cash includes balances placed with banks which are unrestricted as to withdrawal or use. Cash equivalents consist of funds received from customers, which were held at the third-party platform’s account, and which are unrestricted and immediately available for withdrawal and use.

Accounts receivable, net

Accounts receivables are recognized and carried at the original invoiced amount less an allowance for credit losses and do not bear interest. Customers who owed accounts receivables, are granted credit terms based on their credit metrics. The Group adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”) on its accounts receivable using the modified retrospective approach, starting from October 1, 2023 and records the allowance for credit losses as an offset to accounts receivable, and the estimated credit losses charged to the allowance is classified as “general and administrative” in the consolidated statements of operation and comprehensive income (loss). The Group grants a 30-day credit term to the customer and assesses collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business line, service or product offerings and on an individual basis when the Group identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Group considers the age of the accounts receivable balances, credit quality of the Group’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecast of future economic conditions and other factors that may affect the Group’s ability to collect from customers. As of September 30, 2025 and 2024, the Group did not provide allowance for credit loss on accounts receivables.

Other receivables and deposits

Other receivables and deposits primarily include GST recoverable and deposits such as laboratory testing deposits, legal fee deposit and etc. The Group measures credit loss allowance on its other receivables and deposits and did not provide credit loss allowance on its other receivables and deposits as of September 30, 2025 and 2024.

Deferred merger costs

Deferred merger costs consist primarily of expenses paid to attorneys and others direct merger costs. Deferred merger costs will be charged against shareholders’ deficit upon the completion of the merger. In the event the merger is not completed, deferred merger costs will be expensed as incurred.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. Property and equipment consist of computer equipment. Depreciation for computer equipment is computed on a straight-line basis over estimated useful lives which are 3 years.

Repair and maintenance costs are charged to expense as incurred, whereas the costs of betterments that extend the useful life of property and equipment are capitalized as additions to the related assets.

Retirements, sale and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of operations and comprehensive income (loss).

Impairment of long-lived assets

The Group evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets when the market prices are not readily available. The adjusted carrying amount of the assets become new cost basis and are depreciated over the assets’ remaining useful lives. No impairment loss was recorded for the years ended September 30, 2025 and 2024.

Convertible notes

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Group adopted this new guidance on October 1, 2022, with no material impact on its consolidated financial statements.

The Group accounts for its convertible notes under ASC 470 Debt, using the effective interest method, as a single debt instrument, from the issuance date to the maturity date. Interest expenses are recognized in the consolidated statement of operations and comprehensive income (loss) in the period in which they are incurred. If the convertible notes are converted into equity, the Group must extinguish the related debt liability. Upon conversion, the carrying amount of the liability is reclassified to equity with no gain or loss recognized.

Revenue recognition

The Group follows the revenue accounting requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASU allows the Group to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. This requires the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Group applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Group (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies the performance obligation.

The Group recognizes a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and collectability is probable.

The Group has no biopharmaceutical products approved for commercial sale. While, the Group have generated limited revenue from commercial sales of nutraceuticals products that do not require biopharmaceutical regulatory approval and have generated limited revenue from the provision of services utilizing AI platforms. The Group’s operations to date have been primarily limited to performing research and development activities of drug candidates, development of DTIGN platforms, research and development for nutraceutical products and product candidates, developing potential product candidates.

Revenue recognition policies for each type of revenue stream are as follows:

(1)	Service Revenue - Revenue from AI-driven drug discovery services

Revenue from AI-driven drug discovery services is recognized by the Group when it fulfils its performance obligation at a point in time, which occurs when the Group deliver the AI screening results. The transfer of control typically occurs at a point in time based on consideration of when the customers have the obligation to pay for the results, and have legal title to, and the risks and rewards of ownership of the results has been transferred, and the customers have accepted the results. Revenue is recognized based on the consideration to be collected which is a fixed consideration without involvement of variable consideration.

The Group accounts for revenue from AI-driven drug discovery services on a gross basis as the Group is acting as a principal who is primarily responsible for fulfilling the promise to deliver the AI-driven drug discovery results to the customers.

Cost of revenue for AI-driven drug discovery services consists primarily of direct labor costs and depreciation of AI server that are directly attributable to the provision of the services.

(2)	Product Revenue - Revenue from sales of nutraceutical products

The Group recognized the revenue from sales of nutraceutical products at a point in time when control of the product is transferred to the customers, generally after the customers pick up the products or the Group delivers the products to the customers’ appointed forwarding agent, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the goods. The transfer of control typically occurs at a point in time based on consideration of when the customers have the obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the customers have accepted the goods. Revenue is recognized based on the consideration to be collected which is a fixed consideration without involvement of variable consideration.

The Group accounts for revenue from sales of nutraceutical products on a gross basis as the Group is acting as a principal who is primarily responsible for fulfilling the promise to deliver the nutraceutical products to the customers.

Cost of revenue for sales of nutraceutical products consists primarily of the cost of purchased herbs.

Income taxes

The Group accounts for income taxes under ASC 740. Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any tax loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of operations in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if it is considered more likely than not that some portion or all of the deferred income tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies.

The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

The Group accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties arising from underpayment of income taxes shall be computed in accordance with the related Singapore tax law. The amount of interest expense is computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest and penalties recognized in accordance with ASC 740 are classified in the consolidated statements of comprehensive income (loss) as income tax expense.

Research and development expenses

Research and development expenses primarily include (1) payroll and other related costs of personnel engaged in research and development activities, (2) in-licensed patent rights fee of exclusive development rights of drugs granted to the Group, (3) costs related to clinical trials such as payments to contract research organizations (“CRO”), investigators and clinical studies, (4) costs to develop the product candidates, including raw materials and supplies, product testing, depreciation, and facility related expenses, (5) other research and development expenses. Research and development expenses are charged to expense as incurred when these expenditures relate to the Group’s research and development services and have no alternative future uses in accordance with ASC 730, Research and Development.

Share-based compensation

Share-based compensation arise from share-based awards. In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) to simplify the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees. The Company adopted ASU 2018-07 on October 1, 2024, and accounts for share-based compensation to nonemployees under the fair value method which requires all such compensation to be calculated based on the fair value at the measurement date (generally the grant date), and recognized in the statement of operations and comprehensive income (loss) over the requisite service period. The Company recognized $2,032,449 share-based compensation to nonemployees for the year ended September 30, 2025. See details in Note 11.

Segment Information

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Group’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Group’s business segments.

In November 2023, the FASB issued Accounting Standards Update, or ASU 2023-07 – Improvements to Reportable Segment Disclosures, which enhances the disclosures required for reportable segments in annual and interim consolidated financial statements, including additional, more detailed information about a reportable segment’s expenses. The standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Group has early adopted ASU 2023-07 for the year ended September 30, 2023. The adoption of this ASU did not have a material impact on the Group’s consolidated financial statements and related disclosures.

The Group uses the management approach to determine reportable operating segments and only one segment is identified. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance.

The Company operates as a single reportable segment. The Company’s CODM is the executive director and Chairman of the Company, who evaluates business performance on a consolidated basis and does not review discrete financial information for separate components of the business.

The measure of segment profit or loss used by the CODM to assess performance and allocate resources is consolidated net loss, as reported in the Consolidated Statements of Operations and Comprehensive Income (Loss), with particular attention to the following significant expense categories:

●	Research and development expenses;

The CODM does not assess performance using segment assets, pillar-level profit and loss measures, or any non-GAAP measure of profitability. All resources are allocated at the consolidated entity level.

Foreign Currency Translation and Transactions

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the consolidated statements of operation and comprehensive income (loss).

The reporting currency of the Group is United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. The Group’s subsidiaries in Singapore and Hong Kong conduct their businesses and maintain their books and records in local currencies of Singapore Dollars (“SGD”) and Hong Kong Dollar (“HKD”), as their respective functional currencies.

The results of operations and the consolidated statements of cash flows, denominated in the functional currency, are translated to US$ at the average rate of exchange during the reporting period. Assets and liabilities denominated in the functional currency at the balance sheets dates are translated to US$ at the applicable rates of exchange in effect at those dates. The equity, denominated in the functional currency, is translated to US$ at the historical rate of exchange at the time of the transaction. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) in the consolidated statements of changes in shareholders’ deficit.

Earnings (loss) per share

Earnings (loss) per share is calculated in accordance with ASC 260, Earnings Per Share. Basic earnings (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted-average number of shares outstanding during the reporting period. Diluted earnings (loss) per share includes the effect of potential dilutive securities, such as stock options, warrants, and convertible instruments, using the treasury stock and if-converted methods, as applicable. In periods where the Group reports a net loss, the effect of potential common shares is anti-dilutive and is therefore excluded from the diluted net loss per share calculation. In periods where the Group reports a net income, diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of financing costs associated with dilutive potential ordinary shares and the weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares. For the years ended September 30, 2025 and 2024, the diluted number of ordinary shares is 56,834 and nil, respectively.

Fair value measurement

The Group follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 - inputs to the valuation methodology are unobservable. Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The carrying amounts reported in the balance sheets for cash, other receivables and deposits, accrued expenses and other current liabilities, borrowings, amount due to related parties approximate their fair value based on the short-term maturity of these instruments as of September 30, 2025 and 2024.

Related Parties

The Group identifies related parties, accounts for and discloses related party transactions in accordance with ASC 850, “Related Party Disclosures”.

Corporations or individual parties are considered to be related if they have the ability, directly or indirectly, to control the Group or exercise significant influence over the Group in making financial and operating decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Commitments and contingencies

The Group adheres to ASC 450, “Contingencies” for the recognition, measurement, and disclosure of commitments and contingencies. Contingencies, representing uncertainties related to potential liabilities or gains stemming from past events, are evaluated based on available information, legal counsel advice, and historical experience. The Group records accruals for losses when it is probable and reasonably estimate.

Recent accounting pronouncements

The Group considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Group meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The intent of ASU 2023-09 is to improve the disclosures around a company’s rate reconciliation information and certain types of income taxes companies are required to pay. Specifically, these new disclosure requirements will provide more transparency regarding income taxes companies pay in the United States and other countries, along with more disclosure around a company’s rate reconciliation, among other new disclosure requirements, such that users of financial statements can get better information about how the operations, related tax risks, tax planning and operational opportunities of companies affect their effective tax rates and future cash flow prospects. ASU 2023-09 is effective for annual fiscal years beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments under ASU 2023-09 should be applied on a prospective basis, although retrospective application is permitted. The Group is currently evaluating the potential impact of ASU 2023-09 on its consolidated financial statements and disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), and in January 2025, the FASB issued ASU No. 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). ASU 2024-03 requires additional disclosure of the nature of expenses included in the income statement as well as disclosures about specific types of expenses included in the expense captions presented in the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Both early adoption and retrospective application are permitted. The Group is currently evaluating the impact that the adoption of these standards will have on its consolidated financial statements and disclosures.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those years. The Group is currently evaluating the impact that the adoption of these standards will have on its consolidated financial statements and disclosures.

Except as mentioned above, the Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Group’s consolidated balance sheets, statements of operations and comprehensive (loss) and statements of cash flows.

Note 3 – Concentration of Risks

Foreign currency risk

The Group is exposed to foreign exchange rate fluctuations as the Group translates the consolidated financial statements of the subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the translation adjustments resulting from the conversion of the consolidated financial statements of the subsidiaries into U.S. dollars would result in a gain or loss recorded as a component of other comprehensive income (loss).

Concentration of interest rate risk

Fluctuations in market interest rates may negatively affect the Group’s financial condition and results of operations. The Group’s debt facilities are set at a fixed rate, and as such, the Group is not subject to interest rate risk since neither carrying amounts nor the future cash flows will fluctuate because of a change in market interest rates. The Group considers its interest rate risk not to be material, and the Group has not used any derivatives to manage or hedge its interest rate risk exposure.

Concentration of credit risk

The Group primarily deposits its cash with reputable banks located in Singapore. As of September 30, 2025 and 2024, $750,981 and $284,564 were deposited with these banks, respectively. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to approximately $57,000 per account. The Group has not experienced any losses in these bank accounts and management believes that the Group is not exposed to any significant credit risk on cash.

The Group is also exposed to risk from its other receivables and deposits. These receivables are unsecured and non-interest-bearing. The Group performs regular and ongoing credit assessments of counterparties’ financial conditions and payment histories. In addition, the Group reviews historical collection trends, aging of receivables, and prevailing macroeconomic and industry-specific conditions. The Group also applies internal credit limits and approval thresholds to manage transaction exposure. Management considers that it has adequate controls over these receivables to minimize related credit risks. As of September 30, 2025 and 2024, no allowance for expected credit losses was recognized, as the amounts deemed at risk were considered negligible.

Major customers

For the year ended September 30, 2025, one customer A from the Group’s AI-driven drug discovery services accounted for more than 10% of the Group’s total revenue.

As of September 30, 2025, one customer A from the Group’s AI-driven drug discovery services accounted more than 10% of the Group’s total accounts receivables.

For the year ended September 30, 2024, there was no revenue generated. As of September 30, 2024, there was also no accounts receivables.

Major vendors

For the year ended September 30, 2025, one vendor B accounted for 18% of the total research expenses, general administrative expenses and cost of revenues.

For the year ended September 30, 2024, one vendor C accounted for 88% of the total research expenses and general administrative expenses.

As of September 30, 2025, two vendors B and D accounted for more than 10% of the Group’s total accrued expenses and other current liabilities.

Note 4 – Accounts receivable, net

Accounts receivables consisted of the following:

	As of September 30,
	2025	2024
Receivables from Nutraceutical products	$1,055	$-
Receivables from AI-driven drug discovery services	15,826	-
Less: Allowance for credit loss	-	-
	$16,881	$-

The allowance for credit losses for the years ended September 30, 2025 and 2024 was nil and nil, respectively.

Note 5 – Other receivables and deposits

Other receivables and deposits consisted of the following:

	As of September 30,
	2025	2024
Deposits	$22,347	$19,825
Other receivables	17,743	-
Prepayments	539	533
	$40,629	$20,358

The allowance for credit losses for the years ended September 30, 2025 and 2024 was nil and nil, respectively.

Note 6 – Property and equipment, net

Property and equipment consist of the following:

	As of September 30,
	2025	2024
Computer equipment	$253,395	$-
Less: accumulated depreciation	(34,491)	-
Less: effect of movements in exchange rates	(703)	-
	$218,201	$-

The computer equipment with carrying amount of $218,201 had been pledged as collateral to secure a third-party loan. (Note 8)

Depreciation expenses recognized for the years ended September 30, 2025 and 2024 was $34,491 and nil, respectively.

Note 7 – Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	As of September 30,
	2025	2024
Payables to collaboration organization(1)	$-	$5,136,145
Other payables	175,487	39,543
Accrued expenses	9,926	34,319
	$185,413	$5,210,007

On June 1, 2021, Nanyang Biologics Pte Ltd (“the Company”) entered into a Master Research Collaboration Agreement (the “Agreement”) with Nanyang Technological University (“NTU”) for a five-year term. The purpose of the Agreement aims to promote research and development and the use of tropical herbs as preventive, adjuvant and therapeutic options for cancers, metabolic and neurodegenerative diseases that have direct impact to Singapore’s aging population. Collaborating with NTU to establish a stater-of-the-art Joint Lab, bringing together NTU’s expertise in Artificial Intelligence/Machine Learning, Biomedical Sciences and Medicinal Chemistry, this Joint Lab is the main investment of the Company to drive world class research and development. The Intellectual Property generated by the Joint/Corporate Lab will be commercialized through the Company and its business partners to reach worldwide markets. On August 6, 2021, the Company and NTU signed amendment No.1 to the Agreement to specifically describing the background, scope of work, research schedule, deliverable and budget of the research and development activities, effective from June 1, 2021. On February 18, 2022, the Company and NTU signed Amendment No. 2 to the Agreement to further agree on the payment schedule, which effective from July 29, 2021. The Agreement, Amendment No. 1 to the Agreement and Amendment No. 2 to the Agreement are collectively referred to as Final Agreement.

Under the Final Agreement, the Company was obligated to pay NTU a total amount of $14,581,620 (S$19,500,000) (exclusive of any prevailing GST payable thereon) in 11 payment schedules for the period from February 28, 2022 to January 31, 2027 and NTU was obligated to invest cash of $583,396 (S$780,000) and in-kind investment of advisory and equipment of $4,981,277 (S$6,659,968). No reimbursement obligation for both parties for the research and development expenses incurred over the budget.

The Company determined that the Final Arrangement represents a collaborative arrangement within the scope of ASC 808 because both parties are active participants and exposed to significant risks and rewards dependent on the commercial success of the activities. Amounts incurred by the Company on behalf of the collaboration are recorded in research and development expenses in the consolidated statements of operations and comprehensive income (loss).

As of September 30, 2024, three payments totaling $1,369,772 have been made, with $13,211,848 remaining. Of the total remaining commitment, $5,136,145 has been accrued as payables to collaboration organization on the consolidated balance sheet as of September 30, 2024.

On December 10, 2024, the Company and NTU signed a termination agreement, pursuant to which the Agreement was terminated prior to its scheduled expiration. The termination agreement agreed that the Company has only made payments up to Payment No.3 of the Final Agreement and the NTU agrees to waive subsequent required payment. As the waiver extinguished a legally enforceable financial obligation of the Company without any corresponding future performance requirement, the full amount of $4,711,285 is recognized as a gain in other income on the consolidated statements of operations and comprehensive income (loss) for the year ended September 30, 2025.

Note 8 – Borrowings

	Original Currency	Relationship	Year of Maturity	Interest Rate	As of September 30,
					2025	2024
Loan 1	USD	Third party - Lender	Repayment on demand	5.50% per annum	2,850	2,874
Loan 2(1)	USD	Third party - Lender	June 1, 2028	8.0% per annum	183,248	-
Total					$186,098	$2,874
Borrowings, current					$64,887	$2,874
Borrowings, non-current					$121,211	$-

(1)	Loan 2 was secured by computer equipment owned by the Group. As of September 30, 2025, the carrying amount of the pledged computer equipment was approximately $218,201. The pledged asset may not be sold or otherwise disposed of without the lender’s consent while the borrowing remains outstanding. In the event of default, the lender has the right to seize and liquidate the pledged assets to satisfy the outstanding obligations.

The interest expenses recognized for the years ended September 30, 2025 and 2024 was $6,228 and $25,189, respectively. For the years ended September 30, 2025 and 2024, the weighted-average interest rate pertaining to above mentioned loans were 7.96% and 5.5%, respectively.

Note 9 - Convertible notes

	Relationship	As of September 30,
		2025	2024
Investor A	Shareholder with 20% ownership (Note 12)	$601,095		$-
Investor B	Minority shareholder	990,792		-
		$1,591,887	$

On August 1, 2025, the Company entered into subscription agreements (“RCN Agreements”) with two investors (the “Noteholders”) pursuant to which the Noteholders agreed to subscribe for an aggregate principal amount of US$4,000,000 of 8% redeemable convertible notes (the “RCNs”). The RCNs bear simple interest at a rate of 8% per annum and have a maturity of 24 months from the issuance date, expiring on August 1, 2027, unless extended by mutual agreement between the Company and the Noteholders.

Pursuant to the terms of the RCNs, in the absence of an Event of Default, all (and not part of) outstanding RCNs shall be automatically converted into ordinary shares of the Company prior to the filing of preliminary listing documents in connection with a listing. The conversion price is determined based on a pre-money valuation cap of US$50,000,000, and the conversion price is subject to adjusts based on the down round protection.

If the Company (or any holding company of the Company) is not listed on or before March 31, 2026 (the “Listing Deadline”), the Noteholders have the right, but not the obligation, to convert all (and not part of) the RCNs, including all accrued interest, into ordinary shares of the Company at a pre-money valuation of US$50,000,000, or alternatively to deliver a default notice to trigger an Event of Default.

In the event that the RCNs have not been converted by the maturity date, the Noteholders have the right, but not the obligation, to require the Company to redeem all (and not part of) the RCNs for cash equal to (i) the outstanding principal amount plus (ii) accrued interest. Upon the occurrence of an Event of Default, including the failure to complete a listing on or before the Listing Deadline, each Noteholder may, at its absolute discretion, require the Company to redeem all (and not part of) the RCNs for cash equal to (i) the outstanding principal amount plus (ii) accrued interest.

The Company evaluated the RCNs under ASC 470, Debt, and ASC 815, Derivatives and Hedging, following the adoption of ASU 2020-06. The Company concluded that the RCNs should be accounted for as a single liability instrument and that the embedded conversion and redemption features do not require bifurcation as embedded derivatives. The Company did not elect the fair value option under ASC 825.

Accordingly, the RCNs are measured at amortized cost and presented as borrowings on the consolidated balance sheets. Issuance costs incurred in connection with the issuance of the RCNs are recorded as a debt discount and amortized to interest expense over the term of the RCNs using the effective interest method. Interest expense recognized in the consolidated statements of operations comprises contractual interest at 8% per annum and the amortization of issuance costs.

The Company received US$0.6 million from the issuance of the RCNs to Investor A before September 30, 2025 and received US$0.3 million, US$0.1 million and US$1.0 million on October 27, 2025, November 14, 2025 and February 2, 2026, respectively. The Company also received US$1.0 million from the issuance of the RCNS to Investor B before September 30, 2025.

The remaining principal amount of US$1.0 million under the RCN arrangements remained unpaid, and the Company did not receive any additional proceeds nor issue any further RCNs up to the date of issuance of these consolidated financial statements.

Note 10 – Income Taxes

Singapore

The Company and its majority of subsidiaries are incorporated in Singapore and are subject to Singapore Corporate Income Tax on their taxable income as reported in their respective statutory financial statements and adjusted in accordance with relevant Singapore tax laws.

For the years ended September 30, 2025 and 2024, the Company and its majority of subsidiaries did not generate taxable income as they are pre-revenue companies engaged primarily in research and development activities.

Hong Kong

Nanyang Biologics (Hong Kong) Limited is incorporated in Hong Kong. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations, and the profits tax rate for remaining profits will be subjected to 16.5%. Nanyang Biologics (Hong Kong) Limited did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. There are no withholding taxes in Hong Kong on remittance of dividends.

The income (loss) before income taxes of the Group for the year ended September 30, 2025 and 2024 was comprised of the following:

	For the years ended September 30,
	2025	2024
Singapore	$1,343,618	$(3,558,895)
Hong Kong	(3,990)	-
Total	$1,339,628	$(3,558,895)

The current and deferred portions of the income tax expense included in the consolidated statements of operations and comprehensive income (loss) as determined in accordance with ASC 740 are as follows:

For the years ended September 30,
	2025	2024
Current income tax expense	$-	$-
Deferred income tax expense	-	-
Total income tax expense	$-	$-

A reconciliation of the difference between the expected income tax expense computed at Singapore income tax rate of 17% and the Group’s reported income tax expense is shown in the following table:

	For the years ended September 30,
	2025	2024
Income (loss) before income tax	$1,339,628	$(3,558,895)
Singapore statutory tax rate	17%	17%

Computed income tax expense (benefit) with Singapore statutory income tax rate	227,737	(605,012)
Non-deductible expenses
- Research and development expenses	(800,918)	525,864
- Share-based compensation	345,516	-
Changes in valuation allowance	227,645	79,148
Different tax rates in other jurisdictions	20	-
Income tax expense	$-	$-

Deferred tax

The Group measures deferred tax assets based on the difference between the financial statement and tax bases of assets at the applicable tax rates. Components of the Group’s deferred tax assets are as follows:

	As of September 30,
	2025	2024
Deferred tax assets:
Tax loss carried forward	$314,249	$79,148
Less: valuation allowance	(314,249)	(79,148)
Total deferred tax assets	$-	$-

Movement of the Group’s valuation allowance of deferred tax assets during the years is as follows:

	As of September 30,
	2025	2024
Balance as of October 1	$(79,148)	$-
Additions	(227,645)	(79,148)
Foreign exchange translation adjustments	(7,456)	-
Balance as of September 30	$(314,249)	$(79,148)

Total tax loss carried forwards of the Company and its subsidiaries in Singapore are amounted to US$1,844,571 and US$465,574 as of September 30, 2025 and 2024, respectively, which can be carried forward without an expiration date. Total tax loss carried forwards of the Company’s subsidiary in Hong Kong are amounted to US$4,071 as of September 30, 2025, which can be carried forward without an expiration date.

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent earnings, forecasts of future profitability, the duration of statutory carry forward periods, the Group’s experience with tax attributes expiring unused and tax planning alternatives. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Under the applicable accounting standards, management has considered the Group’s history of losses and the uncertainty on its future profitability and concluded that it is more likely than not that the Group will not generate future taxable income to utilize the deferred tax assets. Accordingly, as of September 30, 2025 and 2024, a valuation allowance of $314,249 and $79,148 has been established respectively.

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of September 30, 2025 and 2024, the Group did not have any unrecognized uncertain tax positions and the Group does not believe that its unrecognized tax benefits will change over the next twelve months. For the years ended September 30, 2025 and 2024, the Group did not incur any interest and penalties related to potential underpaid income tax expenses.

Under relevant Singapore tax laws, tax cases are normally subject to investigation by the tax authority for up to 4 years of assessment prior to the current year of assessment for Corporate Income Tax, but does not apply where there has been fraud or willful default by the taxpayer. As of September 30, 2025, Corporate Income Tax returns for the years of assessment 2021, 2022, 2023, 2024 and 2025 remain open for examination by the Singapore tax authority and the Company and its subsidiaries in Singapore had no open tax examinations from the tax authority.

Note 11 – Shareholders’ Equity

At incorporation on May 6, 2021, the Company issued 1 share for cash to the subscriber to the memorandum of association.

In December 2022, the Company completed the acquisition of a 75% equity interest in NYH. The transaction consideration, as adjusted to reflect the changes in the carrying value of NYH’s net assets, was satisfied through the issuance of 74,999 shares of the Company, representing the $55,778 paid in capitals.

During the year ended September 30, 2024, the Company issued 100,000 shares to the investors, with considerations of $2,000,000 in total. As of September 30, 2024, $1,300,000 considerations were received, with the remaining $700,000 recognized as share subscription receivables. During the year ended September 30, 2025, the Company has fully collected the subscription receivable of $700,000.

In December 2023, the aggregate outstanding borrowing balances of $3,406,020 were converted into shares of the Company. The conversions resulted in the issuance of 925,000 shares.

On March 1, 2024, the Company entered into a service agreement with AIZ Information Technology Limited and Chen Ted Kwan (collectively, “service providers”) (the “Service Agreement”) with a service period of 5 years, based on which the service providers provide a series of professional services to the Company in exchange of 240,685 shares of the Company to AIZ Information Technology Limited and 80,288 shares of the Company to Chen Ted Kwan (collectively, “grant shares”). The grant shares can be vested upon the Company fully collected the first round of financing with an amount no less than $2,000,000 that facilitated by the service providers, which was met on April 14, 2025.

The fair value of the shares on the grant date was $6,418,260 and the Company recognized the $2,032,449 as share-based compensation to nonemployee during the year ended September 30, 2025. As of September 30, 2025, the Company had 320,913 shares that had met the vesting conditions under the Service Agreement but had not been formally issued to the service providers due to administrative delay. On November 28, 2025, the Company issued 240,685 shares and 80,228 shares to AIZ Information Technology Limited and Chen Ted Kwan, respectively, under the Service Agreement. For the purposes of calculating basic and diluted earnings (loss) per share, these shares are considered issued and outstanding as the service providers have a non-forfeitable right to these shares.

As of September 30, 2025 and 2024, the number of shares issued and outstanding was 1,100,000 shares, respectively.

Note 12 – Earning (loss) per shares

The following table sets forth the basic and diluted earnings (loss) per share for the following periods:

	For the years ended September 30,
	2025	2024
Basic and diluted earnings (loss) per share calculation
Numerator:
Net income (loss) attribute to ordinary shareholders	$1,337,094	$(3,556,463)

Denominator:
Basic Weighted average number of shares outstanding	1,248,587	839,863
Diluted Weighted average number of shares outstanding	1,305,421	839,863

Basic earnings (loss) per share	1.07	(4.23)
Diluted earnings (loss) per share	1.02	(4.23)

For the year ended September 30, 2024, there was no potential diluted ordinary shares.

For the year ended September 30, 2025, 56,834 ordinary shares in relation to the effects of all outstanding convertible notes (Note 9) have been included from the computation of diluted earnings per share using if-converted method as their effects would be dilutive.

Note 13 – Related party transactions and balances

a. Nature of relationships with related parties

The following is a list of related parties to which the Group has transactions with:

Name	Relationship with the Group
Ong Toon Wah	Executive Chairman and Controlling shareholder of the Group
GameNow.Net (Hong Kong) Limited	Minority shareholder
Nanyang Biologics (India) Private Limited	Affiliate of the Group

b. Balances with related parties

Name	Description	2025	2024
Ong Toon Wah(1)	Amounts due to a shareholder	$3,872	$3,904
GameNow.Net (Hong Kong) Limited(2)	Convertible Notes from a related party	601,095	-
Nanyang Biologics (India) Private Limited(3)	Amount due to an affiliate	593	-
		$605,560	$3,904

(1)	The balances represented the loan from the shareholders for operational purposes and recorded as amounts due to related parties on the consolidated balance sheets. The balances were unsecured, non-interest bearing and repayable on demand. During the year ended September 30, 2024, $194,194 of the amount due to the shareholder had been converted into shares of the Company in December 2023. (See Note 11)
(2)	The balances represented the 8% fixed rate convertible note issued to a related party for operational purposes and recorded as convertible note, related party on the consolidated balance sheets (See Note 9).
(3)	The balance represented the expenses paid by a related party on behalf of the Company.

Note 14 – Commitment and Contingencies

Commitment

The Group is not currently involved with any commitment.

Contingencies

As of September 30, 2025 and 2024, the Group was not a party to any legal or administrative proceedings. The Group further concludes that there were no legal or regulatory proceedings, either individually or in the aggregate, that could have resulted in an unfavourable outcome with a material adverse effect on the Group’s consolidated financial position, results of operations, or cash flows.

Note 15 – Segment information

The Group uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s CODM, specifically the Group’s executive director and Chairman, for making decisions, allocating resources and assessing performance.

The Group does not distinguish expenses between segments in its internal reporting but instead reports expenses by nature as a whole. Based on the management’s assessment, the Group determines that it has only one operating segment and therefore one reportable segment as defined by ASC 280. Furthermore, the majority of the Group’s expenditures in or from Singapore with all operation being carried out in Singapore. Therefore, no geographical segments are presented. The Group concludes that it has only one reportable segment. As such, all financial segment information required by the authoritative guidance can be found in these consolidated financial statements.

Note 16 – Subsequent events

The Company evaluates all events and transactions that occur after September 30, 2025 and up through March 17, 2026, which is the date the consolidated financial statements are available to be issued, and concluded that other than the event disclosed, there is no other subsequent event occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

On October 3, 2025, NYB Nutraceuticals Pte. Ltd. was incorporated in Singapore. Its purpose is to serve as the operating subsidiary for the NYB Group’s nutraceuticals business.

On October 30, 2025, in consideration of Nanyang Herb Pte. Ltd.’s (“NYH”) business activities (agricultural/animal husbandry services, wholesale of traditional medicine and herbs) do not align with the focused areas and operations to be a NASDAQ-listed biopharmaceutical mandate and NYH has been operationally dormant since 2024 with no active operations. Nanyang Biologics Pte. Ltd. transferred its entire equity interests held in NYH to the director of NYH for a consideration of S$1.00.

On November 27, 2025, the Company had entered into an assignment agreement on intellectual property rights (“IP rights”) with NTUitive, a wholly-owned subsidiary of NTU, a third party company, who owned the IP rights originally, which including cash payments in 3 batches (and any prevailing GST payable by the Company thereon), amounted $154,883 (S$200,000), $309,765 (S$400,000) and $309,765 (S$400,000), respectively, by November 2027, and 95,653 shares consideration and also bear all patent expenses related to the IP rights incurred. This agreement secures the foundational intellectual property necessary for both the Company’s ongoing R&D efforts and the future commercial sale of therapeutic products. Pursuant to the agreement, on the agreement effective date, November 27, 2025, the Company has possessed all the rights and powers arising or accrued from the assigned IP rights. However, the legal title transferring process of IP rights has not been completed and was still under the approval procedures of Intellectual Property Office of Singapore (“IPOS”). On November 28, 2025, Nanyang Biologics Pte. Ltd. issued 95,653 shares to NTUitive.

On November 27, 2025, the Company had entered into a new Research agreement on AI drug discovery model research project with NTU, of total cash consideration amounted $1,006,737 (S$1,300,000).

On October 2, 2025, RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“RFAC II”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“Amalgamation Sub”) and the Company. The Business Combination Agreement provides for, among other things, the following transactions: (i) RFAC II will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity; and (ii) following the Merger, Amalgamation Sub and the Company will amalgamate and continue as one company, with the Company being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “Amalgamation”).

The Merger, the Amalgamation and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.” In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) each issued and outstanding of the Company’s ordinary share will automatically be cancelled and converted into such number of newly issued PubCo Shares as determined in accordance with the terms of the Business Combination Agreement; (ii) each issued and outstanding share of Amalgamation Sub will automatically be converted into one Surviving Company Ordinary Share (as defined in the Business Combination Agreement) and accordingly, PubCo shall be the holder of all Surviving Company Ordinary Shares; (iii) each issued and outstanding RFAC II ordinary share will be cancelled and cease to exist in exchange for one PubCo Share; and (iv) each issued and outstanding Acquiror Right (as defined in the Business Combination Agreement) shall cease to be a right with respect to Acquiror Shares (as defined in the Business Combination Agreement) and shall be exchanged for one-twentieth (1/20th) of a PubCo Share.

The Business Combination Agreement contains representations, warranties and covenants of each of the parties thereto that are customary for transactions of this type. The parties have also agreed, among other things, that at the Amalgamation Effective Date, the board of directors of PubCo will comprise seven directors, of which six are designated by the Company and one director is designated by Sponsor immediately prior to the Amalgamation Effective Date (or such other persons as Nanyang or RFAC II may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Amalgamation Effective Time (as defined in the Business Combination Agreement).

The obligations of RFAC II and the Company to consummate the Business Combination is subject to certain closing conditions, including but not limited to: (i) the Registration Statement having become effective; (ii) approval by the RFAC II and the Company’s shareholders of the transactions contemplated by the Business Combination Agreement and the other transaction proposals having been obtained; (iii) PubCo Shares having been approved for listing on either Nasdaq Stock Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”) (subject to official notice of issuance); (iv) the accuracy of representations and warranties to various standards, from de minimis to material adverse effect; (v) material compliance with pre-closing covenants; (vi) the bring-down to closing of a representation that no material adverse effect has occurred (both for RFAC II and the Company); and (vii) the absence of a legal prohibition on consummating the transactions.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

RF ACQUISITION CORP II,

NYB HOLDINGS LIMITED,

NYB PTE. LTD.

and

NANYANG BIOLOGICS PTE. LTD.

dated as of October 2, 2025

		Page
ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.	Definitions	3
Section 1.2.	Construction	14
Section 1.3.	Knowledge	14

ARTICLE II

THE MERGER; MERGER CLOSING

Section 2.1.	Pre-Closing Actions	14
Section 2.2.	The Merger	14
Section 2.3.	Effects of the Merger	15
Section 2.4.	Merger Closing; Merger Effective Time	15
Section 2.5.	Merger Closing Deliverables	15
Section 2.6.	Governing Documents	16

ARTICLE III

THE AMALGAMATION

Section 3.1.	The Amalgamation	16
Section 3.2.	Effects of the Amalgamation	16
Section 3.3.	Amalgamation Closing; Amalgamation Effective Time	16
Section 3.4.	Amalgamation Closing Deliverables	17
Section 3.5.	Governing Documents	17
Section 3.6.	Directors and Officers	17

ARTICLE IV

EFFECTS OF THE MERGER AND AMALGAMATION ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 4.1.	Conversion of Acquiror and Company Securities	17
Section 4.2.	Share Exchange Procedures	18
Section 4.3.	Withholding	19

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1.	Company Organization	20
Section 5.2.	Subsidiaries	20
Section 5.3.	Due Authorization	20
Section 5.4.	No Conflict	21
Section 5.5.	Governmental Authorities; Consents	21
Section 5.6.	Capitalization of the Company	21
Section 5.7.	Capitalization of Subsidiaries	22

Annex-i

Annex-ii

Annex-iii

Annex-iv

Exhibits

Exhibit A	Plan of Merger
Exhibit B	Amalgamation Proposal
Exhibit C	PubCo Charter
Exhibit D	Company Holders’ Support Agreement
Exhibit E	Founders’ Support Agreement

Annex-v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of October 2, 2025 (this “Agreement”), is made and entered into by and among RF Acquisition Corp II, a Cayman Islands exempted company with limited liability (“Acquiror”), NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of PubCo, with company registration number 202542481D (“Amalgamation Sub”) and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares, with company registration number 202116184H (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly incorporated Cayman Islands exempted company and was incorporated for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its subsidiaries;

WHEREAS, Amalgamation Sub is a newly incorporated Singapore private company limited by shares, wholly-owned by PubCo, and was incorporated for the purposes of effectuating the Amalgamation (as defined below);

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, (i) in accordance with Part 16 of the Cayman Islands Companies Act (As Revised) (the “Cayman Companies Act”), Acquiror will merge with and into PubCo (the “Merger”), with PubCo being the surviving entity and (ii) in accordance with Section 215A of the Companies Act (Chapter 50) of Singapore (the “Singapore Companies Act”), Amalgamation Sub and the Company will amalgamate and continue as one company (the “Amalgamation”), with the Company being the surviving entity and becoming a wholly-owned Subsidiary of PubCo;

WHEREAS, upon the Merger Effective Time, (i) each Acquiror Share (as defined below) issued and outstanding immediately prior to the Merger Effective Time (as defined below) shall automatically be redeemed or cancelled and exchanged for such number of newly issued PubCo Shares and (ii) each Acquiror Right (as defined below) shall automatically convert into the right to receive one-twentieth (1/20) of one Pubco Share, in each case, in accordance with this Agreement;

WHEREAS, as soon as practicable following the Merger Effective Time (as defined below) and pursuant to or in connection with the Amalgamation, (i) each Company Share (as defined below) issued and outstanding immediately prior to the Amalgamation Effective Time (as defined below) shall automatically be cancelled and converted into, and shall thereafter represent the right of each Company Shareholder to receive, such number of newly issued PubCo Shares as determined in accordance with this Agreement, and (ii) each share of Amalgamation Sub issued and outstanding as of immediately prior to the Amalgamation Effective Time shall automatically be converted into one (1) Surviving Company Ordinary Share (as defined below) and accordingly, PubCo shall be the holder of all Surviving Company Ordinary Shares;

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Amalgamation qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder and (iii) this Agreement constitutes a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”);

WHEREAS, the board of directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby by the Acquiror Shareholders;

Annex A-1

WHEREAS, the board of directors of PubCo has (i) determined that it is advisable for PubCo to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby by PubCo’s shareholders;

WHEREAS, the board of directors of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company Shareholders;

WHEREAS, the board of directors of Amalgamation Sub has (i) determined that it is advisable for Amalgamation Sub to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) PubCo, as the sole shareholder of Amalgamation Sub has adopted a resolution by written consent approving this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding Acquiror Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to Acquiror’s and PubCo’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Shareholders (as defined below) have each executed and delivered to Acquiror and PubCo the Company Holders’ Support Agreement in the form attached hereto as Exhibit D (the “Company Holders’ Support Agreement”), pursuant to which (i) the Requisite Company Shareholders have agreed, among other things, to (a) appear at the Company Shareholders’ Meeting for purposes of constituting a quorum, (b) vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the adoption and approval, upon the effectiveness of the Proxy/Registration Statement, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby (including the Amalgamation Proposal), (c) to vote against any proposals that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby and (d) not to transfer any Company Ordinary Shares held by such Company Shareholders prior to the Company Shareholders’ Meeting (subject to customary exceptions); and (ii) certain Company Shareholders have agreed to a lock-up of the PubCo Shares they will receive pursuant to the Amalgamation (subject to certain exceptions) for a period of twenty-four (24) months following the Amalgamation Closing; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Founder has executed and delivered to the Company the Founders’ Support Agreement in the form attached hereto as Exhibit E (the “Founders’ Support Agreement”) pursuant to which Founder has agreed to, among other things, (i) appear at the Acquiror Shareholders’ Meeting for purposes of constituting a quorum, (ii) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the Plan of Merger) and the transactions contemplated hereby and thereby; (iii) to vote against any proposals that would impede in any material respect the Transactions and the other transactions contemplated hereby and thereby, (iv) not to transfer any Acquiror Shares held by Founder prior to the Acquiror Shareholders’ Meeting (subject to certain exceptions), (v) a lock-up of its PubCo Shares received from the Merger (subject to certain exceptions) for a period of twenty-four (24) months.

Annex A-2

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, PubCo, Amalgamation Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” means (i) any Business Combination, in one transaction or a series of transactions, involving Acquiror or any of its current or future controlled affiliates or involving all or a material portion of the assets, equity securities or businesses of Acquiror or its current or future controlled affiliates (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (ii) any equity or similar investment in or by Acquiror and/or any of its controlled affiliates, in each case, other than the Transactions.

“Acquiror Board” has the meaning set forth in Section 10.2(b)(iii).

“Acquiror Board Recommendation” has the meaning set forth in Section 10.2(b)(iii).

“Acquiror Cure Period” has the meaning set forth in Section 12.1(h).

“Acquiror Disclosure Letter” has the meaning set forth in Article VI.

“Acquiror Financial Statements” has the meaning set forth in Section 6.6(c).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 6.1 (Acquiror Organization), Section 6.2 (Due Authorization), Section 6.10 (Absence of Changes), Section 6.12 (Capitalization of Acquiror) and Section 6.13 (Brokers’ Fees).

“Acquiror Group” has the meaning set forth in Section 13.19(a).

“Acquiror Indemnified Parties” has the meaning set forth in Section 10.8(a).

“Acquiror Ordinary Shares” means ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Rightsholders” means the holders of Acquiror Rights as of immediately prior to the Merger Effective Time.

“Acquiror Rights” means the rights that were included as part of each Acquiror Unit, entitling the holder thereof to receive one-twentieth of one (1/20) Acquiror Ordinary Share upon the consummation of Acquiror’s initial business combination.

“Acquiror SEC Filings” has the meaning set forth in Section 6.5.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Ordinary Shares to redeem all or a portion of the Acquiror Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

Annex A-3

“Acquiror Shareholder Approval” means (a) the approval of the Business Combination, this Agreement and the other Transaction Documents by Ordinary Resolution (as defined in Acquiror’s Governing Documents), (b) the approval of the Plan of Merger and the Merger by special resolution (as defined in the Cayman Companies Act) of the Acquiror’s Shareholders (which requires an affirmative vote of the holders of at least two-thirds of the Acquiror Shares as, being present and entitled to do so, vote in person or, where proxies are allowed, by proxy (as determined in accordance with Acquiror’s Governing Documents)) at an Acquiror Shareholders’ Meeting duly called by the Acquiror Board held for such purpose and (c) the approval of any other proposals as the SEC (or staff member thereof) indicates (i) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) are required to be approved by the shareholders of Acquiror in order for the Amalgamation Closing to be consummated.

“Acquiror Shareholders” means the holders of Acquiror Shares as of immediately prior to the Merger Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning set forth in Section 10.2(b)(i).

“Acquiror Shares” has the meaning set forth in Section 6.12(a).

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, PubCo, Amalgamation Sub, Founder or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Acquiror’s negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) any and all filing fees to the Governmental Authorities in connection with the Transactions, and (c) all amounts accrued and outstanding under any Working Capital Loan as of the Amalgamation Closing.

“Acquiror Units” means the units issued in the IPO (including overallotment units acquired by Acquiror’s underwriters) consisting of one (1) Acquiror Ordinary Share and one (1) Acquiror Right.

“Acquisition Entities” means PubCo and Amalgamation Sub and “Acquisition Entity” means either of them.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Amalgamation Consideration” means the sum of all PubCo Shares receivable by the Company Shareholders pursuant to Section 4.1(b).

“Aggregate Merger Consideration” means the sum of all PubCo Shares receivable by Acquiror Shareholders pursuant to Section 4.1.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning set forth in Section 12.1(e).

Annex A-4

“Alternative Proposal” means, with respect to the Company and its Subsidiaries, (i) any acquisition or purchase by any third party, directly or indirectly, of any shares of any class of outstanding voting or equity securities of the Company or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third-party beneficially owning any shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, acquisition, amalgamation, consolidation, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company or any of its subsidiaries, (iii) retaining advisors, selecting underwriters, or otherwise commencing any work in relation to an initial public offering, or resolving to make, or making, any filing or submission for an initial public offering with any stock exchange or regulator or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company or any of its Subsidiaries.

“Amalgamation” has the meaning set forth in the Recitals hereto.

“Amalgamation Closing” has the meaning set forth in Section 3.3(a).

“Amalgamation Closing Date” has the meaning set forth in Section 3.3(a).

“Amalgamation Documents” has the meaning set forth in Section 10.4(a)(i).

“Amalgamation Effective Time” has the meaning set forth in Section 3.3(b).

“Amalgamating Entities” has the meaning set forth in Section 3.1(a).

“Amalgamation Objection” has the meaning set forth in Section 10.4(f).

“Amalgamation Proposal” has the meaning set forth in Section 3.3(b).

“Amalgamation restraint” has the meaning set forth in Section 11.3(e).

“Amalgamation Sub” has the meaning set forth in the recitals.

“Amalgamation Surviving Company” has the meaning set forth in Section 3.1(a).

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anticorruption Laws” has the meaning set forth in Section 5.25(a).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which the Company or any of its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Audited and Unaudited Financial Statements” has the meaning set forth in Section 5.9(a).

“Authorization Notice” has the meaning set forth in Section 2.4(c)(i).

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong, Singapore, or New York or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

Annex A-5

“Cayman Companies Act” has the meaning set forth in the Recitals hereto.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble hereto.

“Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Board” has the meaning set forth in Section 10.2(c)(ii).

“Company Board Recommendation” has the meaning set forth in Section 10.2(c)(ii).

“Company Convertible Note” means any convertible promissory note issued by the Company prior to the Amalgamation, which by its terms is automatically convertible into Company Ordinary Shares in accordance with its terms prior to the Amalgamation Effective Time without the need for any further action from the Company or the holder of such convertible promissory note.

“Company Cure Period” has the meaning set forth in Section 12.1(e).

“Company Disclosure Letter” has the meaning set forth in Article V.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Company Organization), the first sentence of Section 5.2 (Subsidiaries), Section 5.3 (Due Authorization), Section 5.6 (Capitalization of the Company), Section 5.7 (Capitalization of Subsidiaries), Section 5.24 (Absence of Changes) and Section 5.33 (Brokers’ Fees).

“Company Group” has the meaning set forth in Section 13.19(b).

“Company H1 Financial Statements” has the meaning set forth in Section 8.3(c).

“Company Holders’ Support Agreement” has the meaning set forth in the Recitals hereto.

“Company Indemnified Parties” has the meaning set forth in Section 10.8(a).

Annex A-6

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Company to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (i) of the definition of a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure in and of itself of the Company to meet any projections or forecasts (provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (a) through (e) or clauses (g) through (j) of this definition), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate, (h) any action taken by, or at the request of, Acquiror, (i) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties (other than such impact on licenses with Governmental Authorities, which impact shall not be excluded) or (j) any matter set forth on the Company Disclosure Letter which matter is reasonably apparent on its face as constituting a Company Material Adverse Effect (disregarding this clause (j)); provided, further, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which such Persons operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company, as defined in the Company’s Governing Documents as of the date hereof.

“Company Related Party” means any:

(a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, or

(b) any director, officer or employee of the Company or any of its Subsidiaries with a title of Director (for the avoidance of doubt such title does not refer to a member of the board of directors) or higher or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding the Company and any of its Subsidiaries.

“Company Registered Intellectual Property” has the meaning set forth in Section 5.21(b).

“Company Shareholder Approval” means the approval of this Agreement and the transactions contemplated hereby, including the Amalgamation, the Amalgamation Proposal and the transactions contemplated thereby, by a special resolution of the holders of at least 75% of the Company Ordinary Shares entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Shareholders” means any holder of any Company Ordinary Shares.

“Company Shareholders’ Meeting” has the meaning set forth in Section 10.2(c)(i).

“Company Shareholders’ Written Resolution” has the meaning set forth in Section 10.2(c)(i).

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, and (b) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions.

Annex A-7

“Constituent Companies” has the meaning set forth in Section 2.2(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“D&O Indemnified Parties” has the meaning set forth in Section 10.8(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, rights, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 4.2(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the quotient obtained by dividing $1,500,000,000 by $10.00 by (ii) the number of Company Ordinary Shares immediately outstanding prior to the Amalgamation Effective Time.

“Extension” has the meaning set forth in Section 9.4.

“Financial Statements” has the meaning set forth in Section 5.9(a).

“Founder” means Alfa 24 Limited, a Cayman Islands exempted company.

Annex A-8

“Founder Shares” means the 2,875,000 Acquiror Shares initially issued to Founder in February 2024.

“Founders’ Support Agreement” has the meaning set forth in the Recitals hereto.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“H1 Pro Forma Financial Statements” has the meaning set forth in Section 8.3(c).

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, or (vii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Unaudited Financial Statements” has the meaning set forth in Section 5.9(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, and other confidential information or proprietary rights.

Annex A-9

“Intended Tax Treatment” has the meaning set forth in the Recitals hereto.

“Interim Period” has the meaning set forth in Section 8.1.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning set forth in Section 13.1.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning set forth in Section 5.11.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Material In-Licenses” has the meaning set forth in Section 5.13(a)(xi).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Closing” has the meaning set forth in Section 2.4(a).

“Merger Closing Date” has the meaning set forth in Section 2.4(a).

“Merger Effective Time” has the meaning set forth in Section 2.4(b).

“Multiemployer Plan” has the meaning set forth in Section 5.14(c).

“Nasdaq” has the meaning set forth in Section 6.18.

“Non-Recourse Parties” has the meaning set forth Section 13.17(b).

“NYSE” has the meaning set forth in Section 8.6.

Annex A-10

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Other Amalgamation Documents” has the meaning set forth in Section 10.4(a)(i).

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 8.3(a).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (x) other Liens incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially and adversely affect the use of the property affected by such Lien, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, or the Acquiror (as applicable).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Plan of Merger” has the meaning set forth in Section 2.4(b).

“Proxy/Registration Statement” has the meaning set forth in Section 10.2(a)(i).

“PubCo” has the meaning set forth in in the Preamble hereto.

“PubCo Charter” has the meaning set forth in Section 2.1.

“PubCo Merger Right” has the meaning set forth in Section 4.1(a)(ii).

“PubCo Shares” means the ordinary shares in the capital of PubCo, par value $0.0001 per share, as defined in PubCo’s Governing Documents as of the date hereof.

“Public Shareholders” has the meaning set forth in Section 13.1.

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“Prospectus” has the meaning set forth in Section 13.1.

“Q3 Financial Statements” has the meaning set forth in Section 5.9(a).

“Real Property Leases” has the meaning set forth in Section 5.20(b).

“Related Party Agreements” has the meaning set forth in Section 5.13(a)(vi).

“Released Claims” has the meaning set forth in Section 13.1.

“Regulatory Approvals” has the meaning set forth in Section 10.1(a).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“restraint” has the meaning set forth in Section 11.1(f).

“Requisite Company Shareholders” means Company Shareholders holding, in the aggregate, a sufficient number of Company Ordinary Shares to enable the passage of the Company Shareholder Approval without the affirmative vote of any other Company Shareholder.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Rights Agreement” means the Rights Agreement, dated as of May 16, 2024, between Acquiror and Continental Stock Transfer & Trust Company.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where the Company or any of its Subsidiaries operates.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Singapore” means the Republic of Singapore.

“Singapore Companies Act” has the meaning set forth in the Recitals hereto.

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“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Securities or equity interests is owned, directly or indirectly, by such Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member or has the power to direct the policies, management and affairs of such entity, and a subsidiary is a “wholly-owned Subsidiary” of such Person when substantially all of the voting power of its Equity Securities or equity interests is owned or controlled by such Person.

“Surviving Company” has the meaning set forth in Section 2.2(b).

“Surviving Company Ordinary Share” means an ordinary share of the Surviving Company.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, Equity Securities, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning set forth in Section 12.1(h).

“Terminating Company Breach” has the meaning set forth in Section 12.1(e).

“Title IV Plan” has the meaning set forth in Section 5.14(c).

“Top Vendors” has the meaning set forth in Section 5.28(a).

“Transactions” means, collectively, the Merger, the Amalgamation and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transaction Documents” means, collectively, this Agreement, the Plan of Merger, the Amalgamation Proposal, the PubCo Charter, the Company Holders’ Support Agreement, the Founders’ Support Agreement and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transaction Proposals” has the meaning set forth in Section 10.2(a)(i).

“Transfer Taxes” has the meaning set forth in Section 10.5.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trustee” has the meaning set forth in Section 6.8.

“Trust Account” has the meaning set forth in Section 13.1.

“Trust Agreement” has the meaning set forth in Section 6.8.

“U.S. Benefit Plan” means a Company Benefit Plan that is subject to the laws of the United States or provides compensation or benefits to any current or former employee, director, independent contractor or consultant (or any dependent thereof) of the Company or any of their respective Affiliates that is subject to the laws of the United States.

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“Winston” has the meaning set forth in Section 13.19(a).

“Working Capital Loans” means any loan made to Acquiror by any of Founder, an Affiliate of Founder, or any of Acquiror’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses and other obligations incurred by Acquiror.

“Written Objection” has the meaning set forth in Section 2.4(c).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

Article II

THE MERGER; MERGER CLOSING

Section 2.1. Pre-Closing Actions. At the Merger Effective Time, PubCo’s Governing Documents, as in effect immediately prior to the Merger Effective Time, shall have been amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit C (the “PubCo Charter”), and, as so amended and restated, the PubCo Charter shall be the memorandum and articles of association of PubCo, until thereafter amended in accordance with the terms thereof and the Cayman Companies Act.

Section 2.2. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Closing, or at such other time or in such other manner as shall be agreed upon by Acquiror, PubCo and the Company in writing, PubCo and Acquiror (PubCo and Acquiror sometimes being referred to herein as the “Constituent Companies”) shall cause Acquiror to be merged with and into PubCo pursuant to and in accordance with Part XVI of the Cayman Companies Act, with PubCo being the surviving company (as defined in the Cayman Companies Act) in the Merger.

(b) Upon the Merger becoming effective at the Merger Effective Time, the separate corporate existence of Acquiror shall cease and PubCo, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the Cayman Companies Act.

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Section 2.3. Effects of the Merger. At and after the Merger Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities, liabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts, liabilities and duties due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if such Liens had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the Cayman Companies Act.

Section 2.4. Merger Closing; Merger Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, and subject to Section 2.4(c), the closing of the Merger (the “Merger Closing”) shall take place remotely by conference call and exchange of documents and signatures on the date which is five (5) Business Days after the first date on which all conditions set forth in Section 11.1 and Section 11.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Merger Closing actually occurs is referred to in this Agreement as the “Merger Closing Date”.

(b) Subject to Section 2.4(c) and subject to the satisfaction or waiver of all of the conditions set forth in Sections 11.1 and Section 11.2, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror and PubCo shall execute and cause to be filed with the Cayman Registrar, the Plan of Merger (substantially in the form attached hereto as Exhibit A) (“Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Merger effective. The Merger shall become effective at the time when the Plan of Merger has been registered by the Cayman Registrar or at such later time as may be agreed by PubCo and Acquiror in writing with the prior written consent of the Company (being not later than the ninetieth (90th) day after registration by the Cayman Registrar) and specified in the Plan of Merger (the “Merger Effective Time”).

(c) If any eligible Acquiror Shareholder gives to Acquiror, before the Acquiror Shareholder Approval is obtained at the Acquiror Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(i) Acquiror shall, in accordance with Section 238(4) of the Cayman Companies Act, within twenty (20) days following the date on which the Acquiror Shareholders’ Approval is obtained, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such Acquiror Shareholder who has made a Written Objection, and

(ii) no party shall be obligated to commence the Merger Closing, and the Plan of Merger shall not be filed with the Cayman Registrar, until twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 11.1 and Section 11.2.

Section 2.5. Merger Closing Deliverables.

(a) At the Merger Closing, the Company will deliver or cause to be delivered to Acquiror, a certificate signed by an officer of the Company, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.2(a) and Section 11.2(b) have been fulfilled.

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(b) At the Merger Closing, PubCo will deliver or cause to be delivered to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Acquiror Shareholders, pursuant to Section 4.2.

Section 2.6. Governing Documents. The PubCo Charter shall be the articles of association of the Surviving Company until thereafter amended as provided therein and under Cayman Companies Act.

Article III

THE AMALGAMATION

Section 3.1. The Amalgamation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, following the Merger Effective Time at the Amalgamation Closing, Amalgamation Sub and the Company (Amalgamation Sub and the Company sometimes being referred to herein as the “Amalgamating Entities”) shall amalgamate and continue as one company, with the Company being the surviving company in the Amalgamation (hereinafter referred to for the periods at and after the Amalgamation Effective Time as the “Amalgamation Surviving Company”), and as a wholly-owned Subsidiary of PubCo.

Section 3.2. Effects of the Amalgamation. At and after the Amalgamation Effective Time, in accordance with Section 215G of the Singapore Companies Act, (i) all the property, rights and privileges of Amalgamation Sub and the Company shall be transferred to and vest in the Amalgamation Surviving Company; (ii) all the liabilities and obligations of Amalgamation Sub and the Company shall be transferred to and become the liabilities and obligations of the Amalgamation Surviving Company; (iii) all proceedings pending by or against either of Amalgamation Sub or the Company may be continued by or against the Amalgamation Surviving Company; (iv) any conviction, ruling, order or judgment in favor or against either of Amalgamation Sub or the Company may be enforced by or against the Amalgamation Surviving Company; and (v) the shares and rights of the members in each Amalgamating Entity shall be cancelled, exchanged or converted into the shares and rights provided for in the Amalgamation Proposal, and in accordance Section 4.1(b).

Section 3.3. Amalgamation Closing; Amalgamation Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Amalgamation (the “Amalgamation Closing”) shall take place as soon as practicable following the time at which the conditions set forth in Section 11.3, Section 11.4 and Section 11.5 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Amalgamation Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror, PubCo and the Company may mutually agree in writing. The date on which the Amalgamation Closing actually occurs is referred to in this Agreement as the “Amalgamation Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Section 11.3, Section 11.4 and Section 11.5, and provided this Agreement has not theretofore been terminated pursuant to its terms, Amalgamation Sub and the Company shall execute and cause to be lodged with ACRA, the Amalgamation Proposal (substantially in the form attached hereto as Exhibit B) (the “Amalgamation Proposal”), the Other Amalgamation Documents, and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law to make the Amalgamation effective on the date as may be agreed by Amalgamation Sub, PubCo, Acquiror and the Company in writing and specified in writing in the Amalgamation Proposal and as set out in the notice of amalgamation issued by ACRA in respect of the Amalgamation (the “Amalgamation Effective Time”) or no later than 3.00 p.m. Singapore time in the afternoon following the Merger Effective Time.

(c) For the avoidance of doubt, the Amalgamation Closing and the Amalgamation Effective Time shall occur after the Merger Effective Time.

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Section 3.4. Amalgamation Closing Deliverables.

(a) At the Amalgamation Closing, PubCo will deliver or cause to be delivered:

(i) to the Company, the written resignations of all of the directors and officers of PubCo, effective as of the Amalgamation Effective Time; and

(ii) to the Company, a board or shareholder resolution of PubCo appointing the directors of the Company as of immediately prior to the Amalgamation Effective Time (or such other persons as the Company may designate pursuant to a written notice to be delivered to PubCo sufficiently in advance of the Merger Effective Time) as the directors of PubCo, effective as of the Amalgamation Effective Time.

(b) At or prior to the Amalgamation Closing, PubCo will deliver or cause to be delivered to the Exchange Agent the Aggregate Amalgamation Consideration for further distribution to the Company Shareholders, pursuant to Section 4.2.

(c) At the Amalgamation Closing, PubCo will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of Acquiror, dated as of the Merger Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.4(a) and Section 11.4(b) have been fulfilled; and

(ii) to the Company, the written resignations of all of the directors and officers of Acquiror, effective as of the Merger Effective Time.

(d) At the Amalgamation Closing Date, substantially concurrently with the Amalgamation Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses; and (ii) all accrued and unpaid Acquiror Transaction Expenses, as set forth on a written statement to be delivered to the Company by Acquiror not less than two (2) Business Days prior to the Amalgamation Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof.

Section 3.5. Governing Documents. The constitution of the Amalgamation Surviving Company shall be the constitution set out in the Amalgamation Proposal, until thereafter amended as provided therein and under the Singapore Companies Act.

Section 3.6. Directors and Officers. At the Amalgamation Effective Time, the directors and officers of Amalgamation Sub shall cease to hold office, and the directors and officers of the Amalgamation Surviving Company shall be appointed as determined by the Company, each to hold office in accordance with the Governing Documents of the Amalgamation Surviving Company.

Article IV

EFFECTS OF THE MERGER AND AMALGAMATION ON ACQUIROR AND COMPANY EQUITY SECURITIES

Section 4.1. Conversion of Acquiror and Company Securities.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of Acquiror Shares:

(i) Acquiror Ordinary Shares. Subject to Section 4.1(a)(iii) each (A) Acquiror Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)), one newly issued PubCo Share. As of the Merger Effective Time, each Acquiror Shareholder shall cease to have any other rights in and to Acquiror or the Surviving Company (other than those rights in and to the Surviving Company as a shareholder of the Surviving Company).

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(ii) Exchange of Acquiror Rights. Each Acquiror Right outstanding immediately prior to the Merger Effective Time shall cease to be a right with respect to Acquiror Shares and shall be exchanged for one-twentieth (1/20th) of a PubCo Share. Any fractional shares will be rounded down to the nearest whole share.

(iii) Acquiror Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, if there are any Acquiror Shares that are owned by Acquiror as treasury shares or any Acquiror Shares owned by any direct or indirect subsidiary of Acquiror immediately prior to the Merger Effective Time, such Acquiror Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(b) At the Amalgamation Effective Time, by virtue of the Amalgamation and, except as expressly described below, without any action on the part of any Company Shareholder:

(i) Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior to the Amalgamation Effective Time shall be automatically cancelled (which cancellation of Company Ordinary Shares shall be deemed not to be a reduction of share capital within the meaning of the Singapore Companies Act) and each Company Shareholder shall receive, as consideration for such Company Share, upon delivery of the Letter of Transmittal in accordance with Section 4.2 (if required by the Exchange Agent in accordance with Section 4.2(b)), such number of newly issued PubCo Shares equal to the Exchange Ratio. As of the Amalgamation Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Amalgamation Surviving Company.

(ii) Amalgamation Sub Shares. Each share of Amalgamation Sub issued and outstanding as of immediately prior to the Amalgamation Effective Time shall be automatically converted pursuant to the Amalgamation into one (1) Surviving Company Ordinary Share and, accordingly, PubCo shall become, pursuant to the Amalgamation and the cancellation of the Company Ordinary Shares, the holder of all Amalgamation Surviving Company Ordinary Shares.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Share will be issued by virtue of the Merger, the Amalgamation or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by such holder) shall instead have the number of PubCo Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Share.

Section 4.2. Share Exchange Procedures

(a) Prior to the Merger Closing, PubCo shall appoint Continental Stock Transfer & Trust Company (the “Exchange Agent”) to act as the agent for the purpose of (i) issuing the Aggregate Merger Consideration to the Acquiror Shareholders and the Acquiror Rightsholders and (ii) issuing the Aggregate Amalgamation Consideration (as applicable) to the Company Shareholders. At or before the Amalgamation Closing, PubCo shall deposit with the Exchange Agent the number of PubCo Shares comprising the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration.

(b) If the Exchange Agent requires that, as a condition to receive the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration, any holder of Acquiror Shares, Acquiror Rights or Company Ordinary Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each such Acquiror Shareholder, Acquiror Rightsholder or Company Shareholder (as applicable) a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror or PubCo may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

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(c) Each holder of Acquiror Ordinary Shares or Company Ordinary Shares that have been converted into a portion of the Aggregate Merger Consideration or Aggregate Amalgamation Consideration (as applicable), pursuant to Section 4.1(a) or Section 4.1(b), respectively, shall receive such portion of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration, as applicable, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (if required by the Exchange Agent in accordance with Section 4.2(b)) and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Merger Effective Time, PubCo shall instruct the Exchange Agent to deliver to PubCo all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration that remains unclaimed shall be returned to PubCo, and any Person that was a holder of (i) Acquiror Ordinary Shares as of immediately prior to the Merger Effective Time that has not exchanged such Acquiror Ordinary Shares for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 4.2 or (ii) Company Ordinary Shares as of immediately prior to the Amalgamation Effective Time that has not exchanged such Company Ordinary Shares for an applicable portion of the Aggregate Amalgamation Consideration in accordance with this Section 4.2, in each case prior to the date that is one (1) year after the Merger Effective Time, may provide evidence of former ownership of such Acquiror Shares or Company Ordinary Shares satisfactory to PubCo, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and PubCo shall promptly deliver, such applicable portion of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration (as applicable) without any interest thereupon. None of Acquiror, PubCo, Amalgamation Sub, the Company, the Surviving Company, the Amalgamation Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration or the Aggregate Amalgamation Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article IV would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 4.3. Withholding. Notwithstanding any other provision of this Agreement, each of Acquiror, PubCo and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Tax Law (as reasonably determined by Acquiror, PubCo, or the Exchange Agent, respectively). Other than in respect of amounts subject to compensatory withholding, Acquiror, PubCo or the Exchange Agent, as applicable, shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least thirty (30) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. Acquiror, PubCo and the Exchange Agent, as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter delivered to Acquiror by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article V) and (ii) as otherwise explicitly contemplated by this Agreement, the Company represents and warrants to Acquiror as of the date hereof as follows:

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Section 5.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

Section 5.3. Due Authorization.

(a) Other than the Company Shareholder Approval, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Amalgamation Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Amalgamation Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the Company’s Governing Documents) is present the Amalgamation Proposal shall require approval by an affirmative vote of the holders of at least 75% of the Company Ordinary Shares entitled to vote, who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with the Company’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of the Company and held for such purpose.

(c) The foregoing votes are the only votes of any of the Company Ordinary Shares necessary in connection with entry into this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby, including the Amalgamation Closing.

(d) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Transactions, other than the Company Shareholder Approval.

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Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth on Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (ii) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 5.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing would not, individually or in the aggregate, (a) to have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform their respective obligations under this Agreement, or (b) to be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 5.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the filings listed in Section 5.5 of the Company Disclosure Letter, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, (a) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, or (b) be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), and (iii) the filing of the Amalgamation Proposal with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act.

Section 5.6. Capitalization of the Company.

(a) As of the date of this Agreement, the issued and outstanding share capital of the Company consists of 1,100,000 Company Ordinary Shares. Set forth in Section 5.6 of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Ordinary Shares or other Equity Securities of the Company and the number of Company Ordinary Shares or other Equity Securities held by each such holder as of the date hereof. Except as set forth in Section 5.6 of the Company Disclosure Letter, as of the date hereof there are no other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Ordinary Shares (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered, sold, transferred and issued in compliance with applicable Law, including the Singapore Companies Act and federal and state securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (a) the Governing Documents of the Company and (b) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) As of the Amalgamation Effective Time, the only Equity Securities of the Company outstanding shall be 100 Company Ordinary Shares.

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(c) Immediately prior to the Amalgamation Effective Time, all Company Convertible Notes shall have been duly converted into Company Ordinary Shares in accordance with their terms, and no Company Convertible Notes shall remain outstanding.

(d) Except as otherwise set forth in this Section 5.6 or on Section 5.6(d) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Ordinary Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Ordinary Shares.

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not, except as set forth on Section 5.7(a) of the Company Disclosure Letter, subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are, except as set forth on Section 5.7(a) of the Company Disclosure Letter, free and clear of any Liens.

(b) Except as set forth on Section 5.7(b) of the Company Disclosure Letter, the Company owns of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 5.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 5.8. Statutory Registers. Except as set forth on Section 5.8 of the Company Disclosure Letter or in de minimis respects, all registers, statutory books, books of account and other corporate records of the Company are up-to-date, maintained in accordance with applicable Law on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with in such books and records, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 5.9. Financial Statements; Internal Controls.

(a) Attached as Section 5.9(a) of the Company Disclosure Letter are: true and complete copies of (i) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended September 30, 2024, September 30, 2023, and September 30, 2022 (collectively, the “Unaudited Financial Statements” and together with the PCAOB Financial Statements, when delivered pursuant to Section 8.3, the “Audited and Unaudited Financial Statements” or “Financial Statements”).

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(b) Except as set forth on Section 5.9(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q3 Financial Statements and any PCAOB Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Q3 Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the PCAOB Financial Statements when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.3, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Pro Forma Financial Statements will, when provided, present fairly in all material respects the information shown therein and will have been compiled on a basis consistent with that of the Financial Statements. The assumptions, information and data used in the preparation of such Pro Forma Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Pro Forma Financial Statements.

(d) Neither the Company nor any director or officer of the Company nor or any of its Subsidiaries, to the knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(f) The Company Board would, as of the date hereof, be able to give a solvency statement in relation to each of the Company and the Amalgamation Surviving Company in accordance with Section 215I and Section 215J of the Singapore Companies Act, respectively, to effect the Amalgamation, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Amalgamation.

Section 5.10. Undisclosed Liabilities. Except as set forth on Section 5.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited and Unaudited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent statement of financial position included in the Audited and Unaudited Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Amalgamation Closing.

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Section 5.11. Litigation and Proceedings. Except as set forth on Section 5.11 of the Company Disclosure Letter, as of the date hereof (i) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (ii) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole).

Section 5.12. Legal Compliance.

(a) Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries (taken as a whole), each of the Company and its Subsidiaries is in compliance with all applicable Laws in all material respects.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 5.13. Contracts; No Defaults.

(a) Section 5.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound. True, correct and complete copies of the Contracts listed on Section 5.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its Representatives, together with all amendments thereto.

(i) Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $750,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $750,000 in the next twelve months after the date of this Agreement;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts (i) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, or (ii) solely between the Company and its wholly-owned Subsidiaries;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

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(v) Each Contract involving the formation, establishment, contribution to, or operation of a (i) partnership, (ii) corporation, limited liability company or other entity, or (iii) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person involving payments of an amount higher than $750,000 (excluding, in the case of clauses (i) and (ii), any wholly-owned Subsidiary of the Company);

(vi) Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, which are currently in force or under which any party thereto has outstanding obligations (collectively, “Related Party Agreements”), other than (i) Contracts with respect to a Company Related Party’s employment or other similar engagement and confidentiality agreements, and (ii) end-user, consumer, client or customer agreements entered into on an arm’s length basis, or (iii) other agreements of a similar nature, in each case with the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice;

(vii) Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $175,000;

(viii) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (i) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (ii) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business in any geographic area in any material respect;

(x) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi) Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person the exclusive right to use Intellectual Property of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, or (ii) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries taken as a whole (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software and Open Source Licenses) (collectively, the Contracts within the scope of this clause (ii), the “Material In-Licenses”);

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $750,000 in any calendar year;

(xiii) Any Contract that grants to any third Person any “most favored nation rights”;

(xiv) Any Contract that grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and which requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

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(xv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xvi) Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding in an amount higher than $250,000;

(xvii) Contracts with a Governmental Authority or sole-source supplier of any product or service (other than utilities), in each case involving payments of an amount higher than $375,000; and

(xviii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xv) of this Section 5.13(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Amalgamation Closing Date, all of the Contracts listed pursuant to Section 5.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 5.13(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 5.14. Company Benefit Plans.

(a) Section 5.14(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (i) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (ii) the most recent summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (iv) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing authority with respect to each Company Benefit Plan, if any, and (v) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth on Section 5.14(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

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(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(g) Except as set forth on Section 5.14(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Restricted Stock Unit Award.

(h) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 5.15. Labor Relations; Employees.

(a) Except as set forth on Section 5.15(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries in the past three (3) years. In the past three (3) years, to the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting the Company or any Subsidiary of the Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority, except where the failure to comply would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

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(c) Except where it would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or above, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations where any material liability remains outstanding. Since January 1, 2024, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 5.16. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

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(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid.

(e) There is no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress with respect to any material Taxes, nor has the Company or any of its Subsidiaries been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. Neither the Company nor any of its Subsidiaries has made a change of any method of accounting with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) The Company has not been, is not, and immediately prior to the Amalgamation Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(m) Except as contemplated by this Agreement and the Transactions contemplated hereby, neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

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Section 5.17. Insurance. Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two (2) years.

Section 5.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (i) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (ii) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License; or (iii) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 5.18 of the Company Disclosure Letter. Section 5.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Licenses held by the Company or its Subsidiaries.

Section 5.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are, to the knowledge of the Company, structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 5.20. Real Property. Section 5.20 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term and rental payment amounts pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property. Neither the Company nor its Subsidiaries owns any real property. Except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, with respect to each parcel of Leased Real Property:

(a) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company or any of its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(c) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

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(d) To the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 5.21. Intellectual Property.

(a) Section 5.21(a) of the Company Disclosure Letter lists each item of material Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by the Company or one of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary or material for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c) In respect of any Material In-Licenses granting the Company or any of its Subsidiaries the right to use any Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof (including all amendments, novations, supplements or replacements to such Material In-Licenses), to the knowledge of the Company: (i) such Material In-Licenses are in full force and effect, with no termination notice having been received by the Company or any of its Subsidiaries thereunder; (ii) to the knowledge of the Company, no circumstances exist or have existed which entitle the licensor party to terminate or vary such Material In-Licenses; and (iii) the material obligations of the Company and its Subsidiaries under such Material In-Licenses have been complied with; in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries have not, within the last three (3) years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no action pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

(e) Except as set forth on Section 5.21(e) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the last three (3) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in their Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any material trade secrets or other material confidential information of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

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(g) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the material Intellectual Property owned by the Company or any of the Company’s Subsidiaries and used in connection with the business.

(h) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

(i) The Company’s and its Subsidiaries’ use and distribution of (i) software developed by or on behalf of the Company or any Subsidiary, and (ii) Open Source Materials, is, to the knowledge of the Company, in material compliance with all Open Source Licenses applicable thereto. Neither the Company nor any Subsidiary has used any Open Source Materials in a manner that requires any material software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries to be subject to Copyleft Licenses.

Section 5.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the last three (3) years have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. There are no material Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party, or as to which the Company or any of its Subsidiaries has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) During the last three (3) years (i) there have been, no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor to the knowledge of the Company has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 5.23. Environmental Matters. The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws and neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole. There has been no material release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property. No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

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Section 5.24. Absence of Changes. Since the date of the most recent statement of financial position included in the Audited and Unaudited Financial Statements, (i) there has not been any Company Material Adverse Effect; and (ii) except as set forth in Section 5.24 of the Company Disclosure Letter, the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.25. Anti-Corruption Compliance.

(a) Neither the Company nor its Subsidiaries, nor any of their directors or officers, nor to the knowledge of the Company, any of the Company or its Subsidiaries’ respective, employees, agents, Representatives or other Persons acting for or on behalf of the Company or any of its Subsidiaries has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (a) influencing any act or decision of any Government Official in his official capacity, (b) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (c) securing any improper advantage, (d) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (e) assisting the Company or any of its Subsidiaries, or any agent or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of the Company, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 5.26. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries, and to the knowledge of the Company, each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of the Company or any of the Company’s Subsidiaries (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

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(c) The Company and its Subsidiaries have in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 5.27. Proxy/ Registration Statement. The information supplied by the Company or its Subsidiaries in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (i) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (ii) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (a) the Acquiror Shareholders and (b) the Company Shareholders, and (iii) the time of (a) the Acquiror Shareholders’ Meeting and (b) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.28. Vendors.

(a) Section 5.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2024 (the “Top Vendors”).

(b) Except as set forth on Section 5.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 5.29. Government Contracts. Except as set forth in Section 5.29 of the Company Disclosure Letter, the Company is not party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 5.30. Sufficiency of Assets. Except as would not be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Amalgamation Closing in the ordinary course.

Section 5.31. Investment Company. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 5.32. Investigation. Notwithstanding anything contained in this Agreement, each of the Company and its Subsidiaries has made its own investigation of Acquiror and acknowledges that neither Acquiror nor any of its equityholders, partners, members and Representatives, including Founder and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Acquiror in Article VI.

Section 5.33. Brokers’ Fees. Except as set forth on Section 5.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates with respect to which Acquiror, PubCo, Amalgamation Sub, the Company or any of the Company’s Subsidiaries has any obligation.

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Section 5.34. No Additional Representations or Warranties. Except as provided in this Agreement, this Article V and Section 13.1, neither the Company, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

Article VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in (a) any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 or Section 6.15), (b) the disclosure letter delivered by Acquiror to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VI), and (c) as otherwise explicitly contemplated by this Agreement, Acquiror represents and warrants to the Company as of the date hereof as follows:

Section 6.1. Acquiror Organization. Acquiror has been duly incorporated, organized or formed and is validly existing as an exempted company in good standing under the Laws of its jurisdiction of incorporation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Acquiror is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a material adverse effect on Acquiror.

Section 6.2. Due Authorization.

(a) Acquiror has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions have been (A) duly and validly authorized and approved by the board of directors of Acquiror and (B) determined by the board of directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. No other company proceeding on the part of Acquiror is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by Acquiror, and this Agreement constitutes, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) the Transaction Proposal identified in clause (i) of Section 10.2(a)(i) shall require approval by special resolution (as defined in the Cayman Companies Act) of the Acquiror’s Shareholders (which requires an affirmative vote of the holders of at least two-thirds of the issued and outstanding Acquiror Shares entitled to vote, who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents)) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

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(ii) each of those Transaction Proposals identified in clauses (ii) and (vi) of Section 10.2(a)(i), in each case, shall require approval by an Ordinary Resolution (as defined in the Acquiror’s Governing Documents), which requires an affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Shares entitled to vote who attend (in person or by proxy) and vote (in person or by proxy) thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose;

(c) The foregoing votes (which include the Acquiror Shareholder Approval) are the only votes of any of Acquiror’s Shares necessary in connection with entry into this Agreement by Acquiror and the consummation of the Transactions.

(d) At a meeting duly called and held, the board of directors of Acquiror has unanimously approved the Transactions.

Section 6.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and the other documents contemplated hereby by Acquiror and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the termination of any such Contract or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions.

Section 6.4. Litigation and Proceedings. Except as set forth in Section 6.4 of the Acquiror Disclosure Letter, as of the date hereof (i) there are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or its properties or assets; and (ii) there is no outstanding Governmental Order (nor, to the knowledge of Acquiror, any investigation by a Governmental Authority that could lead to a Governmental Order) imposed upon Acquiror, nor are any properties or assets of Acquiror or its business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of Acquiror.

Section 6.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since May 16, 2024, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Amalgamation Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Amalgamation Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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Section 6.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to (i) ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (ii) be effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2024, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from inception through December 31, 2024, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings or as otherwise set forth on Section 6.6 of the Acquiror Disclosure Letter, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror nor any director or officer of Acquiror nor, to the knowledge of Acquiror, any employee of Acquiror or Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and the Acquisition Entities contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the Transactions, except (i) as otherwise disclosed on Section 6.7 of the Acquiror Disclosure Letter, (ii) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and (iii) the filing of the Proxy/Registration Statement with the SEC and (iv) the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act.

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Section 6.8. Trust Account. As of September 26, 2025, Acquiror has at least $122,454,702.09 in the Trust Account (including, if applicable, an aggregate of approximately $3,633,863 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of May 16, 2024, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares initially sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Amalgamation Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Acquiror, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Amalgamation Effective Time, the obligations of Acquiror to liquidate or dissolve pursuant to Acquiror’s Governing Documents shall terminate, and as of the Amalgamation Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to liquidate and dissolve the assets of Acquiror by reason of the consummation of the transactions contemplated hereby (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions). To the knowledge of Acquiror, as of the date hereof, following the Amalgamation Effective Time, no Acquiror Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Acquiror Shareholder has exercised an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Amalgamation Closing Date (other than use of the funds in the Trust Account for Acquiror Share Redemptions and to pay the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions). As of October 2, 2025, the Acquiror has sufficient funds in the Trust Account to comply with all of its obligations under the Acquiror Governing Documents and the Trust Agreement.

Section 6.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10. Absence of Changes. Since June 30, 2025, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Acquiror to consummate the Transactions and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.11. No Undisclosed Liabilities. Except for any Acquiror Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, or (iii) which would not be, or would not reasonably be expected to be, material to the business of Acquiror.

Section 6.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 200,000,000 Acquiror Ordinary Shares, 13,814,311 of which are issued and outstanding as of the date of this Agreement and (ii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “Acquiror Shares”). The foregoing represents all of the issued and outstanding Acquiror Shares as of the date of this Agreement. All issued and outstanding Acquiror Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (a) Acquiror’s Governing Documents, and (b) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

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(b) As of the date of this Agreement, 10,739,311 Acquiror Rights are issued and outstanding. All outstanding Acquiror Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (a) Acquiror’s Governing Documents and (b) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Shares.

(c) Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby, Acquiror has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Acquiror Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Shares or the value of which is determined by reference to the Acquiror Shares, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Shares.

(d) Acquiror has no Subsidiaries, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13. Brokers’ Fees. Except for fees described on Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.14. Indebtedness. Except as set forth in Section 6.14 of the Acquiror Disclosure Letter or as permitted by Section 9.3 after the date hereof, Acquiror does not have any Indebtedness exceeding $100,000.

Section 6.15. Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Acquiror has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Acquiror that remains unpaid.

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(e) There is no material Tax audit or other examination of Acquiror presently in progress with respect to any material Taxes, nor has Acquiror been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror.

(f) The Acquiror has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes. The Acquiror has not made a change of any method of accounting with respect to any Taxes.

(g) The Acquiror is not a party to any Tax indemnification or Tax sharing or similar Tax agreement (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) The Acquiror has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) The Acquiror (i) is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Acquiror.

(j) Within the past three (3) years, no written claim has been made by any Governmental Authority where the Acquiror does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Acquiror has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) Except as contemplated by this Agreement and the Transactions, Acquiror has not taken any action or agreed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.16. Contracts; No Defaults.

(a) Section 6.16(a) of the Acquiror Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Acquiror is a party or by which it is bound. True, correct and complete copies of the Contracts listed on Section 6.16(a) of the Acquiror Disclosure Letter have previously been delivered to or made available to Company or its Representatives, together with all amendments thereto.

(i) Each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $150,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $150,000 in the next twelve months after the date of this Agreement;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness of, the Acquiror, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $150,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Acquiror in the last two (2) years;

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(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $75,000 in any calendar year;

(v) Each Contract involving the formation, establishment, contribution to, or operation of a (i) partnership, (ii) corporation, limited liability company or other entity, or (iii) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person;

(vi) Contracts with each current executive, officer, director or current employee of the Acquiror with a title of Director (for the avoidance of doubt, such title does not refer to a member of the board of directors) or higher that provide annual base compensation (excluding bonus and other benefits) in excess of $50,000;

(vii) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(viii) Contracts containing covenants of the Acquiror (i) prohibiting or limiting the right of the Acquiror to engage in or compete with any Person in any line of business in any material respect or (ii) prohibiting or restricting the Acquirors’ ability to conduct their business in any geographic area in any material respect;

(ix) Each Contract requiring capital expenditures by the Acquiror after the date of this Agreement in an amount in excess of $125,000 in any calendar year;

(x) Any Contract that grants to any third Person any “most favored nation rights”;

(xi) Contracts granting to any Person (other than the Acquiror) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Acquiror;

(xii) Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding;

(xiii) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xii) of this Section 6.16(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Amalgamation Closing Date, all of the Contracts listed pursuant to Section 6.16(a) in the Acquiror Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Acquiror and, to the knowledge of the Acquiror, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Acquiror, taken as a whole, (x) Acquiror has performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 6.16(a) to the knowledge of Acquiror, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, the Acquiror has not received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Acquiror, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any such Contract by the Acquiror or, to the knowledge of the Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both).

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Section 6.17. Business Activities.

(a) Since formation, Acquiror has not conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Amalgamation Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror.

(b) Except for the transactions contemplated by this Agreement and the other Transaction Documents, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Documents to which it is party and the other documents and transactions contemplated hereby and thereby (including with respect to Acquiror Transaction Expenses) and contracts with the underwriters of Acquiror’s initial public offering, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror after the date hereof in excess of $100,000 in the aggregate with respect to any individual Contract (or in the aggregate with any series of related Contracts) other than Working Capital Loans. As of October 2, 2025, the aggregate amount outstanding under the Working Capital Loans is approximately $303,000.

Section 6.18. Nasdaq Stock Market Quotation. The Acquiror Units, Acquiror Rights and Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Capital Market (“Nasdaq”) under the symbols “RFAU”, “RFAI” and “RFAIR”, respectively. Acquiror is in compliance in all material respects with the rules of Nasdaq, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units or Acquiror Ordinary Shares or terminate the listing of Acquiror Units and Acquiror Ordinary Shares on Nasdaq. None of Acquiror nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Acquiror Units, Acquiror Rights and Acquiror Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 6.19. Proxy/Registration Statement. The information supplied by Acquiror in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (i) the time the Proxy/Registration Statement is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (ii) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (a) the Acquiror Shareholders and (b) the Company Shareholders, and (iii) the time of (a) the Acquiror Shareholders’ Meeting and (b) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.20. No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror and any of its respective directors, managers, officers, employees, equityholders, partners, members or Representatives acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives)) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

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Section 6.21. Related Party Agreements. Except as set forth in Section 6.21 of the Acquiror Disclosure Letter, Other than the private placement of the Founder Shares, there are no material transactions or Contracts, or series of related material transactions or Contracts, directly related to the business operations of the Acquiror Group, between Founder or any of its Affiliates, on the one hand, and any member of the Acquiror Group, any officer, director, manager or Affiliate of any member of the Acquiror Group, or, to the Knowledge of the Acquiror, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed pursuant to the rules promulgated by the SEC under the Securities Act or the Exchange Act that has not been disclosed by the Acquiror in the SEC Documents.

Section 6.22. Anti-Corruption Compliance.

(a) The Acquiror, nor any of its directors or officers, nor to the knowledge of the Acquiror, any of the Acquirors’ respective, employees, agents, Representatives or other Persons acting for or on behalf of the Acquiror has, in the past four (4) years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage such as the Foreign Corrupt Practices Act of 1977, as amended, or the U.K. Bribery Act 2010 (collectively, “Anticorruption Laws”); (ii) been in violation of any Anticorruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (a) influencing any act or decision of any Government Official in his official capacity, (b) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (c) securing any improper advantage, (d) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (e) assisting the Acquiror, or any agent or any other Person acting for or on behalf of the Acquiror, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anticorruption Law.

(b) The Acquiror has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date hereof, to the knowledge of the Acquiror, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Acquiror.

Section 6.23. Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) The Acquiror, and to the knowledge of the Acquiror, each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of the Acquiror (i) are, and have been for the past four (4) years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past four (4) years been no pending or, to the knowledge of the Acquiror, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Acquiror related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

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(b) The Acquiror nor any of its respective directors or officers, nor to the knowledge of the Acquiror, any employees, agents, Representatives or other Persons acting on behalf of the Acquiror, (i) is, or has during the past four (4) years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) The Acquiror has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 6.24. No Additional Representation or Warranties. Except as expressly provided in this Article VI, none of Acquiror, any of its Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror and its respective Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or any of its respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror and its respective Subsidiaries as conducted after the Amalgamation Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or Representatives or otherwise.

Section 6.25. Due Diligence. The Acquiror acknowledges that it and its Representatives have been afforded the opportunity to conduct such due diligence investigation of the Company and its Subsidiaries as Acquiror considered necessary or appropriate in connection with this Agreement and the transactions contemplated hereby, and confirms that such investigation has been completed to its satisfaction.

Section 6.26. No Additional Representations or Warranties. Except as provided in this Agreement, this Article VI, neither Acquiror, nor any of its Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, any Acquisition Entity or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Acquisition Entity or any of their respective Affiliates.

Article VII

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Except as set forth in the Company Disclosure Letter (each section of which, subject to Section 13.10, qualifies the correspondingly numbered and lettered representations and warranties in this Article VII), each Acquisition Entity represents and warrants to Acquiror as of the date hereof, on behalf of itself only, as follows (except in the case of Section 7.9 and Section 7.10, which representations and warranties are made solely by PubCo):

Section 7.1. Company Organization. Such Acquisition Entity has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of such Acquisition Entity’s Governing Documents, as amended to the date of this Agreement, previously delivered by such Acquisition Entity to the Company and Acquiror, are true, correct and complete. Such Acquisition Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to such Acquisition Entity.

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Section 7.2. Due Authorization. Such Acquisition Entity has all requisite corporate power and authority to (a) execute and deliver this Agreement and the documents contemplated hereby, and (b) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the board of directors of such Acquisition Entity and (ii) determined by the board of directors of such Acquisition Entity as advisable to such Acquisition Entity and such Acquisition Entity’s shareholders and recommended for approval by such Acquisition Entity’s shareholders. No other company proceeding on the part of such Acquisition Entity is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by such Acquisition Entity, and this Agreement constitutes, and at or prior to the Amalgamation Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of such Acquisition Entity, enforceable against such Acquisition Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 7.3. No Conflict. The execution and delivery of this Agreement by such Acquisition Entity and the other documents contemplated hereby by such Acquisition Entity and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of such Acquisition Entity, (ii) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to such Acquisition Entity, (iii) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Acquisition Entity is a party or by which such Acquisition Entity may be bound, or terminate or result in the termination of any such Contract or (iv) result in the creation of any Lien upon any of the properties or assets of such Acquisition Entity, except, in the case of clauses (ii) through (iv), to the extent that the occurrence of the foregoing does not or would not reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of such Acquisition Entity to consummate the Transactions.

Section 7.4. Litigation and Proceedings. As of the date hereof (i) there are no pending or, to the knowledge of such Acquisition Entity, threatened Legal Proceedings against such Acquisition Entity, its properties or assets; and (ii) there is no outstanding Governmental Order (nor, to the knowledge of the Company or any Acquisition Entity, any investigation by a Governmental Authority that could lead to a Governmental Order) imposed upon such Acquisition Entity, nor are any properties or assets of such Acquisition Entity or its business bound or subject to any Governmental Order, except, in each case, as would not be, or reasonably be expected to be, material to the business of such Acquisition Entity.

Section 7.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of such Acquisition Entity with respect to such Acquisition Entity’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) as otherwise set forth on Section 5.5 of the Company Disclosure Letter, (ii) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of such Acquisition Entity to enter into and perform its obligations under this Agreement and (iii) the filing of the Proxy/Registration Statement with the SEC, the registration of the Plan of Merger and related documentation with the Cayman Registrar and publication of notification of the Merger in the Cayman Islands Government Gazette, in each case in accordance with the Cayman Companies Act and (iv) the filing of the Amalgamation Proposal with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act.

Section 7.6. Capitalization of Acquisition Entities. As of the date of this Agreement, (i) the authorized share capital of PubCo consists of 1 ordinary share, par value $1.00 each, one (1) of which is issued and outstanding as of the date of this Agreement, and (ii) Amalgamation Sub has an issued and paid-up share capital of US$100.00 comprising of one hundred (100) ordinary shares. Neither Acquisition Entity has granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for its equity securities, or, except as otherwise set forth in this Agreement or any of the Transaction Documents, any other commitments or agreements providing for the issuance of equity securities. Apart from PubCo which owns all of the capital stock of Amalgamation Sub, neither Acquisition Entity has a Subsidiary, nor does it own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Neither Acquisition Entity is a party to any Contract that obligates it to invest money in, loan money to or make any capital contribution to any other Person.

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Section 7.7. Brokers’ Fees. Except for fees described on Section 5.33 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by such Acquisition Entity.

Section 7.8. Business Activities. Since formation, such Acquisition Entity has not conducted any business activities other than those directed toward the consummation of the Transactions. Except as set forth in such Acquisition Entity’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon such Acquisition Entity or to which such Acquisition Entity is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of such Acquisition Entity or any acquisition of property by such Acquisition Entity or the conduct of business by such Acquisition Entity as currently conducted or as contemplated to be conducted as of the Amalgamation Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to such Acquisition Entity.

Section 7.9. Consideration Shares. The Aggregate Merger Consideration and Aggregate Amalgamation Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued and allotted, fully paid and non-assessable and issued or allotted in compliance with all applicable Law, including state and federal securities Laws, and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, PubCo’s Governing Documents, or any Contract to which PubCo is a party or otherwise bound.

Section 7.10. Foreign Private Issuer and Emerging Growth Company. PubCo is and shall be at all times commencing from the date thirty (30) days prior to the first filing of the Proxy/Registration Statement with the SEC through the Amalgamation Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Section 7.11. Intended Tax Treatment. Except as contemplated by this Agreement and the Transactions, such Acquisition Entity has not taken any action or agreed to take any action, nor to the knowledge of such Acquisition Entity are there any facts or circumstances, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Article VIII

COVENANTS OF THE COMPANY & THE ACQUISITION ENTITIES

Section 8.1. Company Conduct of Business. From the date of this Agreement through the earlier of the Amalgamation Closing or valid termination of this Agreement pursuant to Article XII (the “Interim Period”), each of PubCo, Amalgamation Sub and the Company shall, and shall cause each of their respective Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents as in force as of the date hereof and copies of which have been delivered to Acquiror prior to the date hereof, (ii) as required by Law or (iii) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (a) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (b) comply with its Governing Documents, except solely in the case of any Subsidiary of the Company, where non-compliance by such Subsidiary would not be material to the business of the Company and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, except as set forth on Section 8.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), PubCo, Amalgamation Sub and the Company shall not, and shall cause their respective Subsidiaries not to, except as otherwise contemplated by this Agreement or as in force as of the date hereof or the other Transaction Documents or required by Law:

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(a) change or amend the Governing Documents of PubCo, Amalgamation Sub and the Company or any of their respective Subsidiaries, except in the case of any of the Company’s Subsidiaries only, for any such change or amendment made in the ordinary course of business and which is not material to the business of the Company and its Subsidiaries taken as a whole;

(b) make or declare any dividend or distribution to the shareholders of PubCo, Amalgamation Sub or the Company or make any other distributions in respect of any Equity Securities of PubCo, Amalgamation Sub or the Company;

(c) (i) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of PubCo’s, Amalgamation Sub’s, or the Company’s or any of their respective Subsidiaries’ Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction or in the case of PubCo only, the issuance of the Aggregate Merger Consideration and the Aggregate Amalgamation Consideration; or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital or outstanding Equity Securities of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares or Equity Securities of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests in accordance with the terms of any applicable award agreement or other arrangement in effect on the date hereof, (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company and (iii) upon the conversion, exercise or exchange of such Equity Securities into Company Ordinary Shares pursuant to the terms of such Equity Securities;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 5.13(a) of the Company Disclosure Letter, other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Amalgamation;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any material tangible assets or properties of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except (i) as otherwise required by Law or (ii) pursuant to the Contracts listed on Section 5.13(a) or Section 5.14(g) of the Company Disclosure Letter, (a) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice, (b) make any change in the key management structure of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (c) terminate, adopt, enter into or materially amend any Company Benefit Plan, (d) increase the cash compensation or bonus opportunity of any officer or director of the Company except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date hereof, (e) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (f) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances, with a value or purchase price in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than the transactions contemplated by the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries;

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(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except (i) in a principal amount not exceeding $1,000,000, (ii) borrowings under credit agreements disclosed in Section 8.1 of the Company Disclosure Letter, in the form that exists on the date hereof, (iii) the ordinary course funding and cash management by the Company or its Subsidiaries of the Company’s Subsidiaries, or (iv) for amounts that will automatically convert into Company Ordinary Shares prior to the Amalgamation Effective Time without the need for further action from the Company or the holder of such Indebtedness;

(j) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Amalgamation Closing Date or enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries, and customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(k) except as contemplated by this Agreement and the Transactions contemplated hereby, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) issue any additional Equity Securities or securities exercisable for or convertible or exchangeable into Company Ordinary Shares or other Equity Securities of the Company, other than (i) the issuance of shares pursuant to obligations incurred by the Company prior to the date hereof and described in Section 8.1(l) of the Company Disclosure Letter, (ii) the grant or issuance of awards pursuant to any applicable award agreement or other arrangement in effect on the date hereof, and the issuance of Equity Securities upon the exercise or settlement of such awards, in each case in accordance with their terms and in the ordinary course of business consistent with past practice and (iii) the issuance of Company Convertible Notes or other Equity Securities that will automatically convert into Company Ordinary Shares immediately prior to the Amalgamation Effective Time without any need for additional action by the holder of such Equity Securities or the Company;

(m) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries (other than the Amalgamation or Merger);

(n) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(o) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to the Company and its Subsidiaries, taken as a whole, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(p) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 8.1(p) of the Company Disclosure Letter, in the aggregate;

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(q) manage PubCo’s, Amalgamation Sub’s, the Company’s and their respective Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(r) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of the business of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, taken as a whole;

(s) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(t) (i) limit the right of the PubCo, Amalgamation Sub, the Company or their respective to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, taken as a whole;

(u) terminate without replacement or amend in a manner materially adverse to the PubCo, Amalgamation Sub, the Company or their respective, taken as a whole, any insurance policy insuring any risks of the business of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries;

(v) make any material change in its accounting principles or methods unless required by GAAP or applicable Law or, to the extent applicable to PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, applicable local accounting standards; or

(w) enter into any agreement to do any action prohibited under this Section 8.1.

Section 8.2. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to PubCo, Amalgamation Sub, the Company or their respective Subsidiaries by third parties that may be in PubCo, Amalgamation Sub, the Company or their respective Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, PubCo, Amalgamation Sub and the Company shall, and shall cause their respective Subsidiaries to, afford to Acquiror and its respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries that are in the possession or control of PubCo, Amalgamation Sub, the Company or their respective Subsidiaries as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Acquiror or its respective Representatives pursuant to this Section 8.2 (the “Evaluation Material”) shall be used solely for the purpose of evaluating and consummating the Transactions and shall be kept strictly confidential by Acquiror and its respective Representatives. Such Evaluation Material shall not be disclosed to any third party, except to their respective Representatives who reasonably need to know such information for the purpose of evaluating and consummating the Transactions and who are informed of the confidential nature of the Evaluation Material and are bound by confidentiality obligations no less restrictive than those set forth herein, or as may be required by Law (provided that prompt written notice is given to PubCo, Amalgamtion Sub or the Company, where legally permissible, prior to such disclosure). These confidentiality obligations shall survive any termination of this Agreement.

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Section 8.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable following the date hereof, but no later than November 30, 2025, the Company shall deliver to Acquiror (i) an audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended September 30, 2024 and September 30, 2023, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Financial Statements”).

(b) Upon delivery of the PCAOB Financial Statements, such financial statements (other than the Pro Forma Financial Statements) shall (i) be deemed to be included in “Audited and Unaudited Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 5.9 (other than Section 5.9(c)) shall be deemed to apply to such Audited and Unaudited Financial Statements mutatis mutandis with the same force and effect as if the PCAOB Financial Statements (other than the Pro Forma Financial Statements) were delivered prior to the date of this Agreement; and (ii) the Pro Forma Financial Statements shall be deemed to be included in the representations and warranties set forth in Section 5.9(c).

(c) As soon as reasonably practicable following the date hereof, but no later than December 31, 2025, the Company shall deliver to Acquiror: (i) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the nine-month period ended June 30, 2025, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Company H1 Financial Statements”); and (ii) the pro forma financial statements in respect of the Company and its Subsidiaries as of and for the nine-month period ended June 30, 2025, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “H1 Pro Forma Financial Statements”). Upon delivery of the Company H1 Financial Statements the representations and warranties set forth in Section 5.9 shall be deemed to apply to the Company H1 Financial Statements in the same manner as the Q3 Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement. Upon delivery of the H1 Pro Forma Financial Statements, the representations and warranties set forth in Section 5.9(c) shall be deemed to apply to such H1 Pro Forma Financial Statements in the same manner as the Pro Forma Financial Statements, mutatis mutandis, with the same force and effect as if included in Section 5.9 as of the date of this Agreement.

(d) Each of the Company, PubCo, Amalgamation Sub and Acquiror shall each use its reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, PubCo, Amalgamation Sub or Acquiror, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by PubCo, Acquiror or the Company with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 8.4. Related Party Agreements. All Related Party Agreements set forth on Section 8.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Amalgamation Closing without further liability to Acquiror, PubCo, Amalgamation Sub, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 8.4 of the Company Disclosure Letter.

Section 8.5. Alternative Proposals. From the date hereof until the Amalgamation Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, the Company and its Subsidiaries shall not, and shall direct its controlled, controlling and common control Affiliates, and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or pursue any inquiry, indication of interest, proposal or offer relating to an Alternative Proposal, (ii) participate in or continue any discussions or negotiations with any third party with respect to, or furnish or make available, any information concerning the Company or any of its Subsidiaries to any third party relating to an Alternative Proposal or provide to any third-party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of encouraging or facilitating an Alternative Proposal, or (iii) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Alternative Proposal, or (iv) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Alternative Proposal. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its Representatives, Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than Acquiror and its Representatives) with respect to an Alternative Proposal.

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Section 8.6. Exchange Listing. From the date of this Agreement through the earlier of the Amalgamation Closing and termination of this Agreement, the Company shall provide all assistance reasonably required by PubCo in order for PubCo to cause the PubCo Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq or the New York Stock Exchange (“NYSE”) and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Amalgamation Closing Date.

Section 8.7. Notice of Developments. From and after the date of this Agreement until the earlier of the Amalgamation Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Amalgamation Closing) notify Acquiror in writing, upon PubCo, Amalgamation Sub, the Company or any of their respective Subsidiaries becoming aware (awareness being determined with reference to the knowledge of the Company) of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied, (ii) any breach of a representation or warranty given by the Company in Article V or (iii) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 8.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Acquiror.

Section 8.8. No Trading. The Company acknowledges and agrees that it is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not and shall cause its Subsidiaries not to purchase or sell any securities of Acquiror in violation of such Laws.

Section 8.9. Shareholder Litigation. Without limiting Section 8.1 above: (i) in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or the board of directors of the Company or any of its Subsidiaries by any Company Shareholders prior to the Amalgamation Closing, the Company shall promptly after becoming aware of such litigation notify Acquiror, Amalgamation Sub and PubCo of such litigation and keep Acquiror, Amalgamation Sub and PubCo reasonably informed with respect to the status thereof; and (ii) the Company shall provide Acquiror, Amalgamation Sub and PubCo the opportunity to participate in (at its own cost and expense and subject to a customary joint defense agreement), but not control, the defense of any such litigation and shall consider in good faith Acquiror’s, Amalgamation Sub’s and/or PubCo’s suggestions with respect to such litigation, and shall not settle any such litigation without the prior written consent of Acquiror, Amalgamation Sub and PubCo, such consent not to be unreasonably withheld, conditioned, delayed or denied.

Section 8.10. Acquiror. Each of the Company and Amalgamation Sub acknowledges and agrees that in the event that the Amalgamation Effective Time has not occurred within three (3) Business Days following the Merger Effective Time, Acquiror may take whatever steps they deem necessary to unwind the transactions steps relating to the Merger previously undertaken and to preserve the listing, existence and corporate structure of Acquiror as closely as possible to Acquiror’s listing, existence and corporate structure immediately prior to the Merger Effective Time.

Section 8.11. Shareholder Proxies. As soon as practicable following the date of this Agreement, the Company shall use commercially reasonable efforts to solicit from its shareholders (other than any Company Shareholder which is a party to the Company Holders’ Support Agreement) the agreement of such shareholders (in a form reasonably satisfactory to Acquiror) to vote (whether pursuant to a duly convened meeting of the shareholders of the Company or to approve by way of a written resolution of the shareholders of the Company) in favor of the Company Shareholder Approval, and/or to appoint individuals designated by the Company as proxies to vote in favor of the Company Shareholder Approval.

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Section 8.12. Company Actions. As soon as practicable following the date of this Agreement, and in any case prior to the publication of the notice of Amalgamation Proposal pursuant to Section 10.4(a)(iii)(4), PubCo, Acquiror and the Company shall use reasonable efforts to address and mitigate the matters set forth in Section 8.12 of the Company Disclosure Letter prior to the publication of such notice. Notwithstanding any provision of this Agreement to the contrary, (i) nothing set forth in Section 8.12 of the Company Disclosure Letter shall be deemed to be disclosed against any representations or warranties made by the Company including, without limitation, in Article V and (ii) the disclosures set forth in Section 8.12 of the Company Disclosure Letter shall be disregarded for the purposes of determining whether any condition set forth in Section 11.2 has been satisfied.

Section 8.13. Trust Account Proceeds and Related Availability Equity. Upon satisfaction or waiver of the conditions set forth in Article XI and provision of notice thereof to the Trustee (which notice Acquiror shall be provided to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Amalgamation Closing, PubCo (as the Surviving Company) (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions and pay to the underwriters of Acquiror’s initial public offering all outstanding deferred underwriting commissions, and (2) pay all remaining amounts then available in the Trust Account to the Surviving Company for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 8.14. Exchange Listing. From the date of this Agreement through the earlier of the Amalgamation Closing and termination of this Agreement, PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Shares to be issued in connection with the Transactions to be approved for listing on the NYSE or Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Amalgamation Closing Date; provided that any decision to list the PubCo shares on the NYSE may only be made with the written consent of the Company.

Section 8.15. Employee Matters.

(a) Equity Plan. On the Amalgamation Closing Date, PubCo shall adopt an equity incentive plan in form and substance reasonably satisfactory to PubCo, the Company, and Acquiror.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 9.9 are included for the sole benefit of Acquiror, PubCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Company Benefit Plan, program, agreement or arrangement, (ii) shall limit the right of PubCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Amalgamation Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.16. Post-Amalgamation Closing Directors and Officers of PubCo. Subject to the terms of PubCo’s Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Amalgamation Effective Time:

(a) At the Amalgamation Effective Date, the board of PubCo shall consist of seven (7) directors, including one (1) director designated by the Sponsor (the “Sponsor Director”) who may be replaced from time to time at the sole discretion of the Sponsor. PubCo shall take all actions necessary to ensure the Sponsor Director is elected and remains on the Board through the Sponsor’s ownership of any PubCo securities; and

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(b) the officers of PubCo shall consist of the officers of the Company as of immediately prior to the Amalgamation Effective Time, who shall serve in such capacity in accordance with the terms of PubCo’s Governing Documents following the Amalgamation Effective Time.

Section 8.17. Amalgamation Proposal. PubCo shall exercise its rights as the sole shareholder of Amalgamation Sub in so far as it is able to cause Amalgamation Sub to approve the Amalgamation Proposal, including by voting in favor of the Amalgamation Proposal.

Article IX

COVENANTS OF ACQUIROR

Section 9.1. Nasdaq Listing. From the date of this Agreement through the closing of the Merger, Acquiror shall use its reasonable best efforts to ensure Acquiror remains listed as a public company on Nasdaq.

Section 9.2. No Solicitation by Acquiror. From the date hereof until the Amalgamation Closing Date or, if earlier, the termination of this Agreement in accordance with Article XII, Acquiror shall not, and shall direct Founder and its controlled Affiliates and its and their respective officers, directors and Representatives not to, directly or indirectly (i) solicit, initiate, or pursue any inquiry, indication of interest, proposal or offer relating to an Acquiror Acquisition Proposal, (ii) participate in or continue any discussions or negotiations with any third-party with respect to, or furnish or make available, any information concerning Acquiror to any third party relating to an Acquiror Acquisition Proposal, or provide to any third-party access to the businesses, properties, assets or personnel of Acquiror, in each case for the purpose of encouraging or facilitating an Acquiror Acquisition Proposal or (iii) enter into any binding understanding, binding arrangement, acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement with respect to an Acquiror Acquisition Proposal, or (iv) grant any waiver, amendment or release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make, an Acquiror Acquisition Proposal. From and after the date hereof, Acquiror shall, and shall direct Founder and its controlled Affiliates and its and their respective officers, directors and Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquiror Acquisition Proposal.

Section 9.3. Conduct of Business. During the Interim Period, Acquiror shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (iv) as set forth in Section 9.3 of the Acquiror Disclosure Letter, (a) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; (b) comply in all material respects with its Governing Documents; (c) in the case of Acquiror only, use best efforts to extend the time available to the Acquiror to consummate its Business Combination (an “Extension”) pursuant to its Governing Documents (including, if applicable, by holding an extraordinary general meeting of the Acquiror Shareholders to amend its Governing Documents, as needed, to further extend the time available to the Acquiror to consummate its Business Combination) in each case, except as required by applicable Law; and (d) in the case of Company only, pay any fees (including fees required to be placed into the Trust Account) in connection with any Extension. Without limiting the generality of the foregoing, except as set forth in Section 9.3 Without limiting the generality of the foregoing, except as set forth in Section 9.3 of the Acquiror Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement (in the case of Acquiror only) or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

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(c) (i) make or declare any dividend or distribution to its shareholders or make any other distributions in respect of any of its Equity Securities, (ii) split, combine, reclassify or otherwise amend any terms of its Equity Securities, or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, in the case of Acquiror only, redemptions of Acquiror Ordinary Shares made as part of the Acquiror Share Redemptions;

(d) except in the ordinary course of business consistent with past practice, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) except as contemplated by this Agreement or the Transactions, take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(f) other than as expressly required by the Founders’ Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Founder or an Affiliate of Acquiror (including (i) any Person in which Founder has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in Founder);

(g) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Acquiror Transaction Expenses;

(h) (i) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than, issuances of new Acquiror Rights issued to Founder in respect of the capitalization of any Working Capital Loans or issuances of Acquiror Shares issuable upon, or subject to, the settlement of the Acquiror Rights), (ii) grant any options, rights, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date hereof, or (iii) other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Acquiror Right or the Right Agreement, including any amendment, modification or reduction of the conversion exchange ratio set forth therein;

(i) make any change in its accounting principles or methods unless required by GAAP;

(j) form any Subsidiary;

(k) liquidate, dissolve, reorganize or otherwise wind-up its business and operations; or

(l) enter into any agreement to do any action prohibited under this Section 9.3.

Section 9.4. Acquiror Public Filings. From the date hereof through the Merger Effective Time, Acquiror will use reasonable efforts to keep current and timely file all reports and other documents required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 9.5. Shareholder Litigation. Without limiting Section 9.3 above, in the event that any litigation related to this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any Acquiror Shareholders prior to the Amalgamation Closing, Acquiror shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (at its own cost and subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall consider in good faith the Company’s suggestions with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

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Section 9.6. Notice of Written Objections. Acquiror shall promptly notify Company in writing if it receives a Written Objection.

Article X

JOINT COVENANTS

Section 10.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, PubCo, Acquiror and Amalgamation Sub shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and use its commercially reasonable efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as reasonably practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, PubCo, Acquiror and Amalgamation Sub shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall (and shall cause its Subsidiaries to) promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c) Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 10.2. Preparation of Proxy Statement/Proxy/Registration Statement; Acquiror Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Proxy/Registration Statement and Prospectus.

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(i) As promptly as reasonably practicable after the execution of this Agreement, the Company, PubCo, Amalgamation Sub and Acquiror shall prepare, and PubCo shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the PubCo Shares issuable to the Acquiror Shareholders and the Company Shareholders pursuant to this Agreement and relating to the Acquiror Shareholders’ Meeting to approve and adopt: (i) the Merger and the Plan of Merger, (ii) this Agreement, the other Transaction Documents, the Merger and the Amalgamation, (iii) an equity incentive plan for awards of up to 10% of the outstanding PubCo Shares immediately following the Amalgamation Effective Time in form and substance reasonably satisfactory to the Acquiror and the Company, (iv) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal, and (v) any other proposals as the SEC (or staff member thereof) or Nasdaq may indicate are necessary in their respective comments to the Proxy/Registration Statement, Nasdaq listing application or correspondence related thereto and any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (such proposals in (i) through (v), collectively, the “Transaction Proposals”).

(ii) Acquiror, PubCo, Amalgamation Sub and the Company shall (and the Company shall cause each of its Subsidiaries to) each use its commercially reasonable efforts to (i) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (iii) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, PubCo, Acquiror and Amalgamation Sub shall (and the Company shall cause each of its Subsidiaries to) use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Shares pursuant to this Agreement. Each of the Company, PubCo, Acquiror and Amalgamation Sub also agrees to (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii) Each of Acquiror, PubCo, Amalgamation Sub and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of Acquiror, PubCo, Amalgamation Sub, the Company or their respective Affiliates to any regulatory authority (including the Nasdaq or NYSE) in connection with the Transactions.

(iv) Subject to Section 13.6, the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, printing (including Edgarization), filing and mailing of the Proxy/Registration Statement.

(v) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by Acquiror, PubCo, Amalgamation Sub and the Company. PubCo will advise the Company and Acquiror, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any PubCo Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company or Acquiror (as applicable) a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Amalgamation Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

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(vi) Each of Acquiror, PubCo, Amalgamation Sub and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy/Registration Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(vii) If at any time prior to the Amalgamation Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any information relating to the Company, PubCo, Amalgamation Sub, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Proxy/ Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders and Company Shareholders.

(b) Acquiror Shareholder Approval.

(i) After the Proxy/Registration Statement is declared effective under the Securities Act, Acquiror shall (i) within ten (10) Business Days thereof, mail the Proxy/Registration Statement to the Acquiror Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the Acquiror Shareholders (including any adjournment or postponement thereof, the “Acquiror Shareholders’ Meeting”)) and (ii) no later than thirty (30) Business Days after the mailing of the Proxy/Registration Statement to the Acquiror Shareholders, or such other date as may be agreed by Acquiror and the Company, acting reasonably, hold such Acquiror Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Acquiror Shareholders’ Approval (including if necessary any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Acquiror Shareholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and the Company.

(ii) Acquiror will use its reasonable best efforts to (i) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Acquiror Shareholders’ Approval, and (ii) obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules and the Acquiror’s Governing Documents. Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Shareholders’ Meeting, and (ii) shall not adjourn or postpone the Acquiror Shareholders’ Meeting more than twice (and in that event, for no more than thirty (30) days in the aggregate) without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not be required to adjourn or propose to adjourn the Acquiror Shareholders’ Meeting.

(iii) The Proxy/Registration Statement shall include a statement to the effect that the board of directors of Acquiror (the “Acquiror Board”) has unanimously recommended that the Acquiror Shareholders vote in favor of the Transaction Proposals at the Acquiror Shareholders’ Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation.

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(c) Company Shareholder Approval.

(i) As promptly as reasonably practicable after the Proxy/Registration Statement is declared effective under the Securities Act, and on a date no later than twenty (20) Business Days following such effectiveness, the Company shall (i) solicit and obtain the Company Shareholder Approval by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act (the “Company Shareholders’ Written Resolution”), or (ii) in the event the Company is not able to obtain the Company Shareholders’ Written Resolution, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act, and on a date no later than twenty (20) Business Days following such effectiveness, for the purpose of obtaining the Company Shareholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter as may be mutually agreed by Acquiror and the Company. The Company will use its reasonable best efforts to (i) solicit from its shareholders written consents and/or proxies in favor of the Company Shareholder Approval and (ii) obtain the Company Shareholder Approval in compliance with all applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum). The Company (a) shall set the date of the Company Shareholders’ Meeting to be no later than twenty (20) Business Days after the Proxy/Registration Statement is declared effective or such other date as may be agreed by Acquiror and the Company, acting reasonably, and (b) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may adjourn the Company Shareholders’ Meeting for a period not exceeding sixteen (16) days without the consent of the Acquiror.

(ii) The Company shall send the Proxy/Registration Statement, the Amalgamation Proposal and the meeting materials to the Company Shareholders which shall seek the Company Shareholder Approval and shall include together with all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the board of directors of the Company (the “Company Board”) has unanimously recommended that the Company Shareholders vote in favor of the Company Shareholder Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 10.3. Support of Transaction. Without limiting any covenant contained in Article VIII or Article IX, Acquiror, PubCo, Amalgamation Sub and the Company shall each, and each shall cause its Subsidiaries to, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, PubCo, Amalgamation Sub or the Company or their respective Affiliates are required to obtain in order to consummate the Merger or the Amalgamation, and (ii) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable; provided that the Company shall not be required to act or omit to take any action that would constitute a breach of Section 8.1 and Acquiror shall not be required to act or omit to take any action that would constitute a breach of Section 9.3.

Section 10.4. Amalgamation.

(a) Prior to the Amalgamation Closing, each of the Company and Amalgamation Sub shall take all such actions as are reasonably necessary so that the Amalgamation shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i) as soon as practicable following the execution of this Agreement, the Company and Amalgamation Sub shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Amalgamation (the “Other Amalgamation Documents” together with the Amalgamation Proposal, the “Amalgamation Documents”);

(ii) as soon as practicable following the execution of this Agreement, each of the Company and Amalgamation Sub shall contact and engage with its secured creditors (if any) and such other creditors of the Company and/or Amalgamation Sub as may be agreed between Acquiror and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Amalgamation and the Transactions on terms satisfactory to the Company and the Acquiror, both acting reasonably;

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(iii) as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company and Amalgamation Sub shall:

(1) so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Amalgamation Sub and the Company, respectively, to approve the Amalgamation and make solvency statements and/or declarations in respect of Amalgamation Sub and/or the Company (as the case may be);

(2) dispatch the Amalgamation Documents to its shareholders in accordance with the Singapore Companies Act;

(3) dispatch the notice of Amalgamation Proposal to its secured creditors (if any) in accordance with the Singapore Companies Act and such other creditors of the Company and/or Amalgamation Sub as may be agreed between Acquiror and the Company; and

(4) cause the notice of Amalgamation Proposal to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act;

(iv) as soon as practicable following receipt of the Acquiror Shareholder Approval and the Company Shareholder Approval, each of the Company and Amalgamation Sub shall take all steps reasonably necessary to secure the pre-clearance of the Amalgamation by ACRA;

(v) each of the Company and Amalgamation Sub shall provide to Acquiror evidence reasonably satisfactory to Acquiror that ACRA has no further comments on the relevant Amalgamation Documents following ACRA’s review, that the Amalgamation Documents may be filed pursuant to Section 215E of the Singapore Companies Act and that promptly following such filing ACRA will confirm the Amalgamation has become effective; provided that, for the purposes of determining satisfaction of the conditions in Article XI as they relate to the performance of the covenants in this Section 10.4(a)(v), the words “in all material respects” in Section 11.2(b) shall be disregarded for purposes of determining whether the covenants set forth in this Section 10.4(a)(v) have been performed; and

(vi) promptly following the Merger Effective Time, and in any case no later than 10:00 a.m. Singapore time on the morning following the Merger Effective Time, the Company shall pay the fee prescribed by ACRA to effect the Amalgamation and lodge with ACRA the prescribed form relating to the Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of the Company and Amalgamation Sub that the Amalgamation has been approved by the shareholders of the Company and Amalgamation Sub, respectively, the required declarations regarding no prejudice to creditors, and the constitution of the amalgamated entity, in each case relating to the Amalgamation and in accordance with the Singapore Companies Act.

(b) The Company and Amalgamation Sub shall, and the Company shall cause each of the Company’s Subsidiaries to, (i) cause the Amalgamation Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between Acquiror and the Company or lodged with ACRA, to comply in all material respects with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the ACRA concerning the Amalgamation Documents, and (iii) cause the Amalgamation to be declared effective under the Singapore Companies Act as promptly as practicable following the Merger.

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(c) Any filing of, or amendment or supplement to, the Amalgamation Documents will be mutually prepared and agreed upon by the Company, Acquiror and Amalgamation Sub. Each of the Company and Amalgamation Sub will advise the Company, PubCo and Acquiror, promptly after receiving notice thereof, of the time when the Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide the Company, PubCo and Acquiror a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Amalgamation Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.

(d) Each of Acquiror, PubCo, Amalgamation Sub and the Company shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are (i) sent to shareholders, secured creditors and such other creditors as may be agreed between Acquiror and the Company, in each case, of the Company or Amalgamation Sub, as applicable or (ii) lodged with ACRA, be true, accurate and not misleading.

(e) If at any time prior to the Amalgamation Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any information relating to the Company, PubCo, Amalgamation Sub, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly lodged with ACRA and, to the extent required by the Singapore Companies Act, disseminated to the shareholders and secured creditors of the Company and Amalgamation Sub.

(f) If at any time prior to the Amalgamation Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any member or creditor of the Company or Amalgamation Sub or any other person to whom the Company or Amalgamation Sub is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), (i) Acquiror, the Company, PubCo and Amalgamation Sub shall discuss in good faith how to address any such Amalgamation Objection and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable efforts to deal with such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, is able to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal and (ii) neither the Company nor Amalgamation Sub shall agree to any material settlement or accommodation in respect of any Amalgamation Objection without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed).

Section 10.5. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement or the other Transaction Documents shall constitute Company Transaction Expenses.

Section 10.6. Tax Filing Matters. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the Intended Tax Treatment, and to the extent required to do so and except to the extent prohibited by applicable Law, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

Section 10.7. Cooperation; Consultation.

(a) Prior to the Amalgamation Closing, each of the Company, PubCo, Amalgamation Sub and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company, PubCo, Amalgamation Sub or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

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Section 10.8. Indemnification and Insurance.

(a) From and after the Amalgamation Effective Time, the Surviving Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director and officer of the (i) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (ii) Acquiror and each of its Subsidiaries (the “Acquiror Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Amalgamation Effective Time, whether asserted or claimed prior to, at or after the Amalgamation Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and each of their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Company shall, and shall cause their Subsidiaries to (i) maintain for a period of not less than six (6) years from the Amalgamation Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s, Acquiror’s and their Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Amalgamation Effective Time, PubCo shall, purchase and fully fund a six-year “tail” directors’ and officers’ liability insurance policy providing coverage no less favorable than Purchaser’s existing coverage. All premiums, costs and expenses for such policy shall be paid by PubCo at the Amalgamation Effective Time and shall not be limited by any dollar cap, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Amalgamation Effective Time covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by Acquiror’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, Acquiror; provided, however, that to the extent a policy as permitted by this Section 10.8(b) is purchased by Acquiror, the aggregate cost of such policy shall be deemed an Acquiror Transaction Expense.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 10.8 shall survive the Amalgamation Closing indefinitely and shall be binding, jointly and severally, on the Company and all of their respective successors and assigns; and (ii) in the event that the Surviving Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of the Surviving Company, as applicable, shall succeed to the obligations set forth in this Section 10.8.

(d) On the Amalgamation Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Amalgamation Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Amalgamation Closing.

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(e) The provisions of this Section 10.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Amalgamation Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the consummation of the Amalgamation Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party.

Article XI

CONDITIONS TO OBLIGATIONS

Section 11.1. Conditions to Obligations of Acquiror, PubCo and the Company at Merger Closing. The obligations of Acquiror, PubCo and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the Acquiror Shareholder Approval shall have been obtained;

(b) the Company Shareholder Approval shall have been obtained;

(c) the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) (i) PubCo’s initial listing application with the Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Amalgamation Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of the Nasdaq or NYSE and PubCo shall not have received any written notice of non-compliance therewith, and (ii) the PubCo Shares to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq or NYSE, subject to official notice of issuance;

(e) no Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal; and

(f) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Merger Closing or the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Merger Closing or the Amalgamation Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, or for which the relevant Governmental Authority does not have jurisdiction over any of the parties hereto with respect to the Transactions.

Section 11.2. Conditions to Obligations of Acquiror at Merger Closing. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

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(a) (i) The representations and warranties of the Company contained in the first sentence of Section 5.6(a), Section 5.6(b) and Section 5.24 shall be true and correct in all but de minimis respects as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, (ii) the Company Fundamental Representations (other than the first sentence of Section 5.6(a), Section 5.6(b) and Section 5.24) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Company contained in Article V of this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.2(a), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of the Company to be performed as of or prior to the Merger Closing shall have been performed in all material respects;

(c) all Company Equity Securities shall have been converted into Company Ordinary Shares; and

(d) if the Merger Effective Time will occur on a date following December 31, 2025, the Company H1 Financial Statements and the H1 Pro Forma Financial Statements shall have been provided pursuant to Section 8.3(c).

Section 11.3. Conditions to Obligations of Acquiror, PubCo, Amalgamation Sub and the Company at Amalgamation Closing. The obligations of Acquiror, PubCo, Amalgamation Sub and the Company to consummate, or cause to be consummated, the Amalgamation is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) the Merger Effective Time shall have occurred;

(b) no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c) (i) PubCo shall continue to satisfy any applicable initial and continuing listing requirements of the Nasdaq or NYSE and PubCo shall not have received any written notice of non-compliance therewith, and (ii) the PubCo Shares to be issued in connection with the Amalgamation shall continue to be approved for listing on the Nasdaq or NYSE, subject to official notice of issuance;

(d) since the Merger Effective Time, no Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal; and

(e) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Amalgamation Closing (any of the foregoing, an “amalgamation restraint”), other than any such amalgamation restraint that is immaterial or for which the relevant Governmental Authority does not have jurisdiction over any of the parties hereto with respect to the Transactions.

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Section 11.4. Conditions to the Obligations of the Company at Amalgamation Closing. The obligation of the Company to consummate, or cause to be consummated, the Amalgamation is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 6.10, the first sentence of Section 6.12(a) and the first sentence of Section 6.12(b) shall be true and correct in all but de minimis respects as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; (ii) the Acquiror Fundamental Representations (other than Section 6.10, the first sentence of Section 6.12(a) and the first sentence of Section 6.12(b)) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of Acquiror, PubCo and Amalgamation Sub contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.4(a), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, PubCo or Amalgamation Sub to enter into and perform its obligations under this Agreement; and

(b) each of the covenants of Acquiror to be performed as of or prior to the Merger Closing shall have been performed in all material respects.

Section 11.5. Conditions to the Obligations of Acquiror at Amalgamation Closing. The obligation of Acquiror to consummate, or cause to be consummated, the Amalgamation is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Acquisition Entities contained in the first sentence of Section 7.6 and Section 7.7 shall be true and correct in all but de minimis respects as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or any other Transaction Document, and (iii) each of the representations and warranties of the Acquisition Entities contained in this Agreement other than the representations and warranties contained in Section 7.6 and Section 7.7 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, or any similar qualification or exception) shall be true and correct as of the Merger Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 11.5(a), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(b) each of the covenants of the Acquisition Entities to be performed as of or prior to the Merger Closing shall have been performed in all material respects.

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Article XII

TERMINATION/EFFECTIVENESS

Section 12.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the joint written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Merger Closing or Amalgamation Closing illegal or which otherwise prevents or prohibits consummation of the Merger Closing or Amalgamation Closing, other than any such restraint that is immaterial;

(c) by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if the Acquiror Board has publicly announced its proposal to, or has publicly announced its resolution, to withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining the Acquiror Shareholders’ Approval, the Acquiror Board Recommendation;

(e) prior to the Merger Closing by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(b) would not be satisfied at the Merger Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Merger Closing has not occurred on or before the date falling 270 days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach of this Agreement;

(f) by written notice to the Company from Acquiror if the Amalgamation Closing shall not have occurred by the third (3rd) Business Day following the Merger Closing;

(g) by Acquiror if the Company Shareholder Approval shall not have been obtained within thirty-five (35) Business Days after the Proxy/Registration Statement has been declared effective by the SEC; or

(h) prior to the Merger Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, PubCo or Amalgamation Sub set forth in this Agreement, such that the conditions specified in Section 11.4(a) and Section 11.4(b) would not be satisfied at the Merger Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) provided the Company delivered Audited and Unaudited Financial Statements and Company H1 Financial Statements according to clause 8.3(a) and 8.3(c) if the Merger Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of the Company, PubCo, Acquiror or Amalgamation Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of Section 8.2, Section 8.10, Section 10.5, this Section 12.2 and Article XIII shall survive any termination of this Agreement.

Annex A-65

Article XIII

MISCELLANEOUS

Section 13.1. Trust Account Waiver. Each of the Company, PubCo and Amalgamation Sub hereby represents and warrants that it has read the final prospectus of Acquiror, dated as of May 17, 2024 and filed with the SEC (File No. 333-277810) on May 17, 2024 (the “Prospectus”) available at www.sec.gov, and understands that Acquiror has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including the public shareholders of the overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (i) to the Public Shareholders with respect to Acquiror Share Redemptions, (ii) to the Public Shareholders if Acquiror fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to extension by an amendment to Acquiror’s organizational documents, (iii) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (iv) to Acquiror after or concurrently with the consummation of a Business Combination. Each of the Company, PubCo and Amalgamation Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement (other than in Section 8.13), none of the Company, PubCo, Amalgamation Sub or any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). Each of the Company, PubCo and Amalgamation Sub, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that the Company, PubCo, Amalgamation Sub or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). Each of the Company, PubCo and Amalgamation Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into the Transaction Documents, and each of the Company, PubCo and Amalgamation Sub further intends and understands such waiver to be valid, binding and enforceable against the Company, PubCo, Amalgamation Sub and each of their respective Affiliates under applicable Law. To the extent the Company, PubCo, Amalgamation Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, each of the Company, PubCo, and Amalgamation Sub hereby acknowledges and agrees that the Company’s, PubCo’s, Amalgamation Sub’s and each of their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company, PubCo, Amalgamation Sub or any of their respective Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company, PubCo, Amalgamation Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company, PubCo, Amalgamation Sub and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event Acquiror or its Representatives, as applicable, prevails in such action or proceeding.

Section 13.2. Waiver. Any party to this Agreement may, at any time prior to the Amalgamation Closing, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Annex A-66

Section 13.3. Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (i) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (ii) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (iii) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt); and (iv) if sent by registered post, five (5) days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)	If to Acquiror prior to the Amalgamation Effective Time, to:

RF Acquisition Corp II

111 Somerset, #05-07

Singapore 238164

Attention: Tse Meng Ng

Email: tsemeng.ng@ruifengwealth.com

with copies to (which shall not constitute notice):

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Tel: (713) 651-2678

mblankenship@winston.com

(b)	If to PubCo or Amalgamation Sub prior to the Amalgamation Effective Time, to:

NYB Holdings Limited

Corporate Filing Services Ltd, P.O. Box 61,

Harbour Centre, Grand Cayman,

KY1-1102, Cayman Islands

Attention: Ong Toon Wah

Email: roland@nanyangbiologics.com

with copies to (which shall not constitute notice):

Attn: Jason Ye/William S. Rosenstadt

Ortoli Rosenstadt LLP

366 Madison Avenue

New York, New York 10017

Tel.: (212) 588-0022

jye@orllp.legal/wsr@orllp.legal

Annex A-67

(c)	If to the Company or to Surviving Company or Amalgamation Surviving Company, to:

Nanyang Biologics Pte. Ltd.

10 ANSON ROAD, #25-06,

INTERNATIONAL PLAZA,

SINGAPORE 079903

Attention: Ong Toon Wah
Email: roland@nanyangbiologics.com

with copies to (which shall not constitute notice):

Attn: Jason Ye/William S. Rosenstadt

Ortoli Rosenstadt LLP

366 Madison Avenue

New York, New York 10017

Tel.: (212) 588-0022

jye@orllp.legal/wsr@orllp.legal

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 13.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, that (i) the D&O Indemnified Parties may enforce Section 10.8; and (ii) the Non-Recourse Parties may enforce Section 13.17.

Section 13.6. Expenses.

(a) Except as otherwise set forth in this Agreement, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all unpaid Company Transaction Expenses and Acquiror shall pay, or cause to be paid, all unpaid Acquiror Transaction Expenses; and provided, further, that if the Closing occurs pursuant to this Agreement, PubCo shall be solely responsible for, and shall pay in full at the Closing, all fees, costs and expenses incurred by Acquiror in connection with the negotiation, preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including, without limitation, all legal, account, advisory, financial and other professional fees, tail insurance premiums, and any other transaction-related fees, costs and expenses.

(b) Notwithstanding anything herein to the contrary, if Acquiror elects to extend the time period to consummate its Business Combination pursuant to Acquiror’s Governing Documents, the Company shall, contemporaneously with each such extension, pay (or cause to be paid) in cash to Acquiror an amount equal to the portion of the extension fee required to be deposited into the Trust Account (including, for the avoidance of doubt, any governmental, exchange-related or other fees and expenses incurred in connection therewith, to the extent reasonably incurred). All such amounts shall be deemed Company Transaction Expenses and shall be paid without any dollar limitation or cap.

(c) Notwithstanding anything herein to the contrary, the Parties agree that after the Amalgamation Effective Time, the funds in the Trust Account shall first be used to pay (i) the Acquiror Transaction Expenses, (ii) any loans owed by Acquiror to Founder, (iii) any and all Taxes (including stamp duties, transfer, value-added, and similar Taxes) payable in connection with the Amalgamation, as applicable, and (iv) the Company Transaction Expenses. To the extent the funds in the Trust Account are insufficient to pay all Taxes payable in connection with the Transactions, any such unpaid Taxes shall be paid by PubCo (or its successor) promptly upon demand.

Annex A-68

Section 13.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that the fiduciary duties of the board of directors of the Company and the Amalgamation Sub shall in each case be governed by the laws of Singapore and the fiduciary duties of the board of directors of Acquiror, the Merger and any exercise of appraisal and dissenters’ rights with respect to the Merger shall in each case be governed by the laws of the Cayman Islands.

Section 13.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9. Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.10. Company and Acquiror Disclosure Letters. Each of the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter; provided, that no disclosure set forth in Section 8.12 of the Company Disclosure Letter shall be deemed to be a disclosure with respect to any other section of this Agreement or any other section of the Company Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.11. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the other Transaction Documents.

Section 13.12. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Company Shareholder Approval or the Acquiror Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the Acquiror Shareholders, respectively, without such approval having been obtained.

Annex A-69

Section 13.13. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Amalgamation Closing be subject to the prior mutual approval of Acquiror, PubCo and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided, that no party shall be required to obtain consent pursuant to this Section 13.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.13(a).

(b) The restriction in Section 13.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 13.13.

Section 13.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.15. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the federal or state courts located within the State of New York, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.15.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 13.15(b).

Section 13.16. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Annex A-70

Section 13.17. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, PubCo, Acquiror and Amalgamation Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of the Company, PubCo, Acquiror or Amalgamation Sub and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, PubCo, Acquiror or Amalgamation Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 13.18. Non-Survival of Representations, Warranties and Covenants. Except (i) as otherwise contemplated by Section 12.2 or (ii) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Amalgamation Closing and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Amalgamation Effective Time (and there shall be no liability after the Amalgamation Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Amalgamation Closing and then only with respect to any breaches occurring after the Amalgamation Closing and (b) this Article XIII.

Section 13.19. Conflicts and Privilege.

(a) Acquiror, the Company, PubCo and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Amalgamation Closing between or among (i) Founder, the shareholders or holders of other equity interests of Acquiror or Founder and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Acquiror Group”), on the one hand, and (ii) the Surviving Company and/or any member of the Company Group, on the other hand, any legal counsel, including Winston & Strawn LLP (“Winston”), that represented Acquiror and/or Founder prior to the Amalgamation Closing may represent Founder and/or any other member of the Acquiror Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or Founder. Acquiror, the Company and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Amalgamation Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby) between or among Acquiror, Founder and/or any other member of the Acquiror Group, on the one hand, and Winston, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Acquiror Group after the Amalgamation Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company or Amalgamation Sub prior to the Amalgamation Closing with Acquiror or Founder under a common interest agreement shall remain the privileged communications or information of the Company.

Annex A-71

(b) Acquiror, the Company and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Amalgamation Closing between or among (i) the shareholders or holders of other equity interests of the Company, Amalgamation Sub and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Company Group”), on the one hand, and (ii) the Surviving Company and/or any member of the Acquiror Group, on the other hand, any legal counsel, including (“Ortoli Rosenstadt LLP”), that represented the Company prior to the Amalgamation Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror, the Company and/or Amalgamation Sub in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, Acquiror, the Company and Amalgamation Sub, on behalf of their respective successors and assigns (including, after the Amalgamation Closing, the Surviving Company), and further agree that, as to all legally privileged communications prior to the Amalgamation Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby) between or among the Company, Amalgamation Sub and/or any member of the Company Group, on the one hand, and Ortoli Rosenstadt LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Amalgamation Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Amalgamation Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

[Remainder of page intentionally left blank]

Annex A-72

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RF ACQUISITION CORP II

By:	/s/ Tse Meng Ng
Name:	Tse Meng Ng
Title:	Chairman of the Board

NYB HOLDINGS LIMITED

By:	/s/ Toon Wah Ong
Name:	Toon Wah Ong
Title:	Executive Director

NYB PTE. LTD.

By:	/s/ Toon Wah Ong
Name:	Toon Wah Ong
Title:	Authorized Signatory

NANYANG BIOLOGICS PTE. LTD.

By:	/s/ Toon Wah Ong
Name:	Toon Wah Ong
Title:	Authorized Signatory

Annex A-73

Annex B

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

NYB Holdings Limited

(adopted by special resolution dated [Date] and effective on [date])

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

NYB Holdings Limited

(adopted by special resolution dated [Date] and effective on [date])

1	The name of the Company is NYB Holdings Limited.

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5	The share capital of the Company is US$60,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each and 100,000,000 preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

Annex B-1

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

NYB Holdings Limited

(adopted by special resolution dated [Date] and effective on [date])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City, Singapore or the Cayman Islands.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

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“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the NASDAQ Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Member”	has the same meaning as in the Statute.

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“Memorandum”	means the amended and restated memorandum of association of the Company.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

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“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)	the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

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(k)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may:

(a)	allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper; and

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(b)	grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Directors may authorise the division of Shares into any number of classes and the different classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. The Directors may issue from time to time, out of the authorised share capital of the Company, preference shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate in their absolute discretion and without approval of the Members; provided, however, before any preference shares of any such series are issued, the Directors may by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preference shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)	whether the preference shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

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(c)	the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)	whether the preference shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)	whether the preference shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)	whether the preference shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preference shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the preference shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preference shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any preference shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preference shares;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preference shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

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3.5	Neither the Company nor the Directors shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Directors, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preference shares, no vote of the holders of preference shares or ordinary shares shall be a prerequisite to the issuance of any shares of any class or series of the preference shares authorised by and complying with the conditions of the Memorandum and these Articles.

3.6	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 30 days.

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5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

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6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1	Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, shall be effected in such manner and upon such other terms as the Company, by Ordinary Resolution, may determine before the issue of such Shares.

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8.2	Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

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10.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied:

(a)	by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights; or

(b)	where the constitutional documents of the Company are amended or new constitutional documents of the Company are adopted, in each case, as a result of the Company registering by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

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13	Lien on Shares

13.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

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15.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5	A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

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16	Transmission of Shares

16.1	If a Member dies, the survivor or survivors (where they were a joint holder), or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

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(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

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18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than 33% in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5	The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6	If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within 60 days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

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20	Notice of General Meetings

20.1	At least 5 clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

20.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative or proxy.

21.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

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21.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the person shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

21.6	If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

21.7	The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8	When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9	If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

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21.10	When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11	A resolution put to the vote of the meeting shall be decided on a poll.

21.12	A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13	A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes the chairperson shall be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, every Member who being an individual is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote for every Share of which they are the holder.

22.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

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22.4	No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

22.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7	A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23	Proxies

23.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

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23.3	The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

23.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

24.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

24.2	If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

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25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

26.1	There shall be a board of Directors consisting of not less than three persons provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27	Powers of Directors

27.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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28	Appointment and Removal of Directors

28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may, with or without cause, by Ordinary Resolution remove any Director.

28.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)	the Director is absent (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	not less than three-fifths of the Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by not less than three-fifths of the Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by not less than three-fifths of the Directors.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of Directors then in office.

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30.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote.

30.3	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

30.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, not less than three-fifths of the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5	A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7	The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

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30.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32	Directors’ Interests

32.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2	A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

32.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

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32.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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34.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5	The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

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36.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

37	Seal

37.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3	A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	Dividends, Distributions and Reserve

38.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

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38.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

38.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8	No Dividend or other distribution shall bear interest against the Company.

38.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

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39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Books of Account

40.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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40.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	Audit

41.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.3	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.4	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42	Notices

42.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, telex, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

42.2	Where a notice is sent by:

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(a)	courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)	post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)	email or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

42.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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43	Winding Up

43.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44	Indemnity and Insurance

44.1	Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

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44.2	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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47	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

48	Exclusive Jurisdiction and Forum

48.1	Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

48.2	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

48.3	Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

48.4	This Article 48 shall not apply to any action or suits brought to enforce any liability or duty created by the United States Securities Act of 1933, as amended, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

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Annex C

NYB HOLDINGS LIMITED

2026 Equity Incentive Plan

ARTICLE 1

PURPOSE

The purpose of this NYB Holdings Limited 2026 Equity Incentive Plan (the “Plan”) is to promote the success and enhance the value of NYB Holdings Limited (the “Company”) by linking the personal interests of the members of the Board, Employees and Consultants who contribute to the success of the Company to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees and Consultants upon whose judgment, interests and special efforts the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1. “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 10. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 10.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2. “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards, or such other accounting principles or standards as may apply to the Company’s financial statements under Applicable Laws.

2.3. “Applicable Laws” shall mean (i) the laws of the Cayman Islands as they relate to the Company and its Shares; (ii) the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents; and (iii) the rules of any applicable securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.

2.4. “Article” shall mean an article of this Plan.

2.5. “Articles of Association” shall mean Company’s Amended and Restated Memorandum of Association and Articles of Association, as such may be amended from time to time.

2.6. “Award” shall mean an Option, an Employee Shares Option, a Restricted Share award, a Restricted Share Unit award, a Dividend Equivalents award, a Deferred Share award, a Share Payment award or a Share Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.7. “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing the grant of an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.8. “Board” shall mean the Board of Directors of the Company.

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2.9. “Cause” shall mean (unless otherwise expressly provided in the applicable Award Agreement or another applicable contract with the Holder that defines such term for purposes of determining the effect that a “for cause” termination has on the Holder’s Awards) a termination of employment or service based upon a finding by the Service Recipient, acting in good faith and based on its reasonable belief at the time, that the Holder:

(a) has been negligent in the discharge of his or her duties to the Service Recipient, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a Disability or analogous condition) incapable of performing those duties;

(b) has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information;

(c) has breached a fiduciary duty, or materially violated any other duty, law, rule, regulation or policy of the Service Recipient; or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses);

(d) has materially breached any of the provisions of any agreement with the Service Recipient;

(e) has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Service Recipient; or

(f) has improperly induced a vendor or customer to break or terminate any contract with the Service Recipient or induced a principal for whom the Service Recipient acts as agent to terminate such agency relationship.

2.10. “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

2.11. “Committee” shall mean the Compensation Committee of the Board of Directors.

2.12. “Company” shall mean NYB Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability.

2.13. “Consultant” shall mean any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.14. “Corporate Transaction” shall mean any of the following transactions, provided, however, that the Committee shall determine under (f) and (g) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a) an amalgamation, arrangement, consolidation or scheme of arrangement in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or which following such transaction the holders of the Company’s voting securities immediately prior to such transaction own fifty percent (50%) or more of the surviving entity;

(b) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Incumbent Board (as defined below) who are not affiliates or associates of the offeror under Rule 12b-2 promulgated under the Exchange Act do not recommend such shareholders accept;

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(c) the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided, that if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.

(d) the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than to a Parent or Subsidiary);

(e) the completion of a voluntary or insolvent liquidation or dissolution of the Company;

(f) any reverse takeover, scheme of arrangement, or series of related transactions culminating in a reverse takeover or scheme of arrangement (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company survives but (A) the Shares of the Company outstanding immediately prior to such transaction are converted or exchanged by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such transaction culminating in such takeover or scheme of arrangement, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction; or

(g) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

(h) Notwithstanding anything in the foregoing to the contrary, with respect to compensation (A) that is subject to Section 409A of the Code and (B) for which a Corporate Transaction would accelerate the timing of payment thereunder, the term “Corporate Transaction” shall mean an event that is both (x) a Corporate Transaction (as defined above) and (y) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Code and authoritative guidance thereunder, but only to the extent necessary to comply with Section 409A of the Code as determined by the Company.

2.15. “Deferred Share” shall mean a right to receive Shares awarded under Section 7.3.

2.16. “Director” shall mean a member of the Board, as constituted from time to time.

2.17. “Disability”, unless otherwise defined in an Award Agreement, shall mean that the Holder qualifies to receive long-term disability payments under the Service Recipient’s long-term disability insurance program, as it may be amended from time to time, to which the Holder provides services regardless of whether the Holder is covered by such policy. If the Service Recipient to which a Holder provides service does not have a long-term disability plan in place, “Disability” shall mean that the Holder is unable to carry out the responsibilities and functions of the position held by the Holder by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Holder will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.18. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 7.1.

2.19. “Effective Date” shall have the meaning set forth in Section 11.1.

2.20. “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee; provided, however, that Awards shall not be granted to Consultants or Non-Employee Directors who are resident of any country which pursuant to Applicable Laws does not allow grants to non-employees.

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2.21. “Employee” shall mean any person who is in the employ of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.22. “Employee Shares Option” shall mean a right to purchase Shares at a specified exercise price granted to an Employee of the Company under Article 5.

2.23. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24. “Fair Market Value” shall mean, as of any date, the value of Shares determined as follows:

(a) If the Shares are listed on one or more established and regulated securities exchanges, national market systems or automated quotation system on which Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported on the website maintained by such exchange or market system or such other source as the Committee deems reliable;

(b) If the Shares are not listed on an established securities exchange, notational market system or automated quotation system, but are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c) In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such sale, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Committee determines to be indicative of Fair Market Value.

2.25. “Holder” shall mean a person who has been granted an Award.

2.26. “Incentive Option” shall mean an Option that is intended to meet the applicable provisions of Section 422 of the Code.

2.27. “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.28. “Non-Qualified Option” shall mean an Option that is not an Incentive Option.

2.29. “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Option or an Incentive Option; provided, however, that Incentive Options may only be granted to Employees.

2.30. “Parent” shall mean any entity whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other than the first entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

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2.31. “Plan” shall mean this NYB Holdings Limited 2026 Equity Incentive Plan, as it may be amended or restated from time to time.

2.32. “Restricted Shares” shall mean Shares awarded under Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.33. “Restricted Share Units” shall mean the right to receive Shares awarded under Section 7.4.

2.34. “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act.

2.35. “Securities Act” shall mean the Securities Act of 1933, as amended.

2.36. “Service Recipient” shall mean the Company, any Parent or Subsidiary of the Company to which an Eligible Individual provides services as an Employee, Consultant or as a Director.

2.37. “Share” shall mean an ordinary share of the Company, par value $0.0001 per share, and such other securities of the Company that may be substituted for Shares pursuant to Article 12.

2.38. “Share Appreciation Right” shall mean a share appreciation right granted under Article 8.

2.39. “Share Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 7.2.

2.40. “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.41. “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a Corporate Transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

2.42. “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to a Service Recipient is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, with or without Cause, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Service Recipient is terminated for any reason, with or without Cause, including, without limitation, a termination by resignation, discharge, death, Disability or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

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(d) The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Options and Awards subject to Section 409A of the Code, unless the Administrator otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) or 409A of the Code and the then applicable regulations and revenue rulings under said Sections. For purposes of the Plan and subject to the requirements of Section 409A of the Code, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of securities or other corporate transaction or event (including, without limitation, a spin-off).

2.43. “Trading Date” shall mean the closing of the first sale to the general public of the Shares pursuant to an effective registration statement under Applicable Laws, which results in the Shares being publicly traded on one or more established stock exchanges or national market systems.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 3.1(b) and Section 12.1, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 12,640,000 Shares (the “Initial Share Reserve”).

(b) To the extent that an Award terminates, expires, or lapses for any reason, or is settled in cash and not Shares, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Shares delivered by the Holder or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). If any Shares forfeited by the Holder or repurchased by the Company are again returned to the Company, these shares may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a). To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company, any Parent or any Subsidiary shall not be counted against Shares available for grant pursuant to the Plan; provided, that such assumed or substituted awards issued in connection with the assumption of, or in substitution for, any outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of Incentive Options under the Plan. Additionally, in the event that a company acquired by the Company, any Parent or any Subsidiary or with which the Company, any Parent or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Eligible Individuals prior to such acquisition or combination. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), (i) no more than three (3) times of the Initial Share Reserve may be issued pursuant to the exercise of Incentive Options and (ii) no Shares may again be optioned, granted or awarded if such action would cause an Incentive Option to fail to qualify as an incentive stock option under Section 422 of the Code.

3.2 Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market.

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ARTICLE 4

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan, and the granting of an Award in one year shall not be deemed the right to receive a grant of an Award in any subsequent year.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Jurisdictions. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in the jurisdictions in which the Service Recipients operate or have Eligible Individuals, or in order to comply with the requirements of any securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals to comply with Applicable Laws; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3.1; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any Applicable Laws including necessary local governmental regulatory exemptions or approvals or listing requirements of any such securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

4.4 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5

OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per Share subject to an Option shall be determined by the Administrator and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares; provided, however, that no Option may be granted to an individual subject to taxation in the United States at less than the Fair Market Value on the date of grant, without compliance with Section 409A of the Code, or the Holder’s consent. The exercise price per Share subject to an Option may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws (including any applicable exchange rule and Section 409A of the Code), a downward adjustment of the exercise prices of Options mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Holders.

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(b) Vesting. The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Service Recipient or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests. No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

(c) Time and Conditions of Exercise. The Administrator shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting and that a partial exercise must be with respect to a minimum number of shares. The Administrator shall also determine any conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(d) Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may, in its discretion, require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

(e) Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(i) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(ii) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all Applicable Laws or regulations, and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(iii) In the event that the Option shall be exercised pursuant to Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(iv) Full payment of the exercise price and applicable withholding taxes to the share administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 9.1 and 9.2.

(f) Term. The term of any Option granted under the Plan shall not exceed ten years. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, in its sole discretion, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

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(g) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Holder. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Options. Incentive Options may be granted to Employees of the Company, a Parent or Subsidiary of the Company (which qualify as a parent or subsidiary corporation under Sections 424(e) and (f) of the Code respectively). Incentive Options may not be granted to Non-Employee Directors or Consultants. The terms of any Incentive Options granted pursuant to the Plan, in addition to the requirements of Section 5.1, must comply with the following additional provisions of this Section 5.2:

(a) Expiration of Option. An Incentive Option may not be exercised to any extent by anyone after the first to occur of the following events, unless otherwise approved by the Administrator in a separate resolution:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Holder’s Termination of Service as an Employee (save in the case of termination on account of Disability or death); and

(iii) One year after the date of the Holder’s Termination of Service on account of disability or death. Upon the Holder’s Disability or death, any Incentive Options exercisable at the Holder’s Disability or death may be exercised by the Holder’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Holder’s last will and testament, or, if the Holder fails to make testamentary disposition of such Incentive Option or dies intestate, by the person or persons entitled to receive the Incentive Option pursuant to the applicable laws of descent and distribution as determined under Applicable Laws.

(b) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Options are first exercisable by a Holder in any calendar year may not exceed US$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Options are first exercisable by a Holder in excess of such limitation, the excess shall be considered Non-Qualified Options.

(c) Transfer Restriction. The Holder shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Option within (i) two years from the date of grant of such Incentive Option or (ii) one year after the transfer of such Shares to the Holder.

(d) Expiration of Incentive Options. No Award of an Incentive Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(e) Right to Exercise. During a Holder’s lifetime, an Incentive Option may be exercised only by the Holder.

5.3 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.4 Substitution of Share Appreciation Rights. The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Share Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

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ARTICLE 6

AWARD OF RESTRICTED SHARES

6.1 Award of Restricted Shares.

(a) The Administrator is authorized to grant Restricted Shares to Eligible Individuals, and shall determine the amount of, and the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Laws. In all cases, legal consideration shall be required for each issuance of Restricted Shares.

6.2 Rights as Shareholders. Subject to Section 6.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, (i) such dividends shall be withheld by the Company for the Holder’s account and shall be subject to vesting and forfeiture to the same degree as the Restricted Shares to which such dividends relate and (ii) in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 6.3.

6.3 Restrictions. All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator, in its sole discretion, shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Service Recipient, or other criteria selected by the Administrator. By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire.

6.4 Repurchase or Forfeiture of Restricted Shares. If no price was paid by the Holder for the Restricted Shares, upon a Termination of Service the Holder’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Holder for the Restricted Shares, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the Award Agreement. The Administrator in its sole discretion may provide that in the event of certain events the Holder’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and shall be non-forfeitable, and if applicable, the Company shall not have a right of repurchase.

6.5 Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing Restricted Shares must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, in its sole discretion, retain physical possession of any share certificate until such time as all applicable restrictions lapse.

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ARTICLE 7

AWARD OF DIVIDEND EQUIVALENTS, DEFERRED SHARES, SHARE PAYMENTS, RESTRICTED SHARE UNITS

7.1 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Shares subject to an Award, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Dividend Equivalents shall be subject to vesting and forfeiture to the same degree as the Award to which such Dividend Equivalents relate. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

7.2 Share Payments. The Administrator is authorized to make Share Payments to any Eligible Individual. The number or value of Shares of any Share Payment shall be determined by the Administrator and may be based upon any other criteria, including service to the Service Recipients, determined by the Administrator. Share Payments may, but are not required, to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

7.3 Deferred Shares. The Administrator is authorized to grant Deferred Shares to any Eligible Individual. The number of Deferred Shares shall be determined by the Administrator and may be based on any specific criteria, including service to the Service Recipients, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Share award will not be issued until the Deferred Share award has vested, pursuant to a vesting schedule or other conditions or criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Shares shall have no rights as a Company shareholder with respect to such Deferred Shares until such time as the Award has vested and the Shares underlying the Award has been issued to the Holder.

7.4 Restricted Share Units. The Administrator is authorized to grant Restricted Share Units to any Eligible Individual. The number and terms and conditions of Restricted Share Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including service to the Service Recipients, in each case on a specified date or dates or over any period or periods, as the Administrator determines. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Share Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Share Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code, to the extent applicable to the Holder. Restricted Share Units may be paid in cash, Shares or both, as determined by the Administrator. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Shares (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Share Unit.

7.5 Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of Deferred Shares, shares distributed as a Share Payment award or shares distributed pursuant to a Restricted Share Unit award; provided, however, that the value of the consideration shall not be less than the par value of the Shares underlying such Award, unless otherwise permitted by Applicable Laws.

7.6 Exercise upon Termination of Service. A Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award may be exercised or distributed subsequent to a Termination of Service in certain events, subject to compliance with Section 409A of the Code, to the extent applicable to the Holder.

ARTICLE 8

AWARD OF SHARE APPRECIATION RIGHTS

8.1 Grant of Share Appreciation Rights.

(a) The Administrator is authorized to grant Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan. The term of any Share Appreciation Right granted under the Plan shall not exceed ten years. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Share Appreciation Right, and may extend the time period during which vested Share Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Share Appreciation Right relating to such a Termination of Service.

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(b) A Share Appreciation Right shall entitle the Holder (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Share Appreciation Right from the Fair Market Value per share on the date of exercise of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose.

(c) The exercise price per Share subject to a Share Appreciation Right shall be determined by the Administrator and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares; provided, however, that no Share Appreciation Right may be granted to an individual subject to taxation in the United States at less than the Fair Market Value on the date of grant, without compliance with Section 409A of the Code, or the Holder’s consent. The exercise price per Share subject to a Share Appreciation Right may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive. For the avoidance of doubt, to the extent not prohibited by Applicable Laws (including any applicable securities exchange rule), a downward adjustment of the exercise prices of Share Appreciation Rights mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Holders.

(d) In the case of an Share Appreciation Right that is a Substitute Award, the price per share of the Shares subject to such Share Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

8.2 Share Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Share Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Share Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Service Recipients, or any other criteria selected by the Administrator. At any time after grant of a Share Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Share Appreciation Right vests.

(b) No portion of a Share Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Share Appreciation Right.

8.3 Manner of Exercise. All or a portion of an exercisable Share Appreciation Right shall be deemed exercised upon delivery of all of the following to the Administrator, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Share Appreciation Right or such portion of the Share Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c) In the event that the Share Appreciation Right shall be exercised pursuant to this Section 8.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Share Appreciation Right, in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the share administrator of the Company for the Shares with respect to which the Share Appreciation Right, or portion thereof, is exercised, in a manner permitted by Section 9.1 and 9.2.

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ARTICLE 9

ADDITIONAL TERMS OF AWARDS

9.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences under Applicable Accounting Standards, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) following the Trading Date, delivery of a notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder shall be permitted to make payment with respect to any Awards granted under the Plan to the extent prohibited by Applicable Laws.

9.2 Tax Withholding. No Shares shall be delivered under the Plan to any Holder until such Holder has made arrangements acceptable to the Administrator for the satisfaction of any income, employment, social welfare or other tax withholding obligations under Applicable Laws. Each Service Recipient shall have the authority and the right to deduct or withhold, or require a Holder to remit to the applicable Service Recipient, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s employment, social welfare or other tax obligations) required by Applicable Laws to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase up to the maximum expected aggregate amount of such liabilities based on the maximum statutory withholding rates for tax purposes that are applicable to such taxable income, provided that such withholding does not result in adverse tax or accounting consequences to the Company. The Administrator shall determine the Fair Market Value of the Shares, consistent with Applicable Laws, for tax withholding obligations due in connection with a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation.

9.3 Transferability of Awards.

(a) Except as otherwise provided in Section 9.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, as required under applicable domestic relations laws, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of Applicable Law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to applicable domestic relations law. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then Applicable Laws of descent and distribution.

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(b) Notwithstanding Section 9.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Option to certain persons or entities related to the Holder, including but not limited to members of the Holder’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Holder’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Administrator may establish, including the following conditions: (i) an Award transferred shall not be assignable or transferable other than by will or the laws of descent and distribution; (ii) an Award transferred shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the permitted transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a permitted transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Laws and (C) evidence the transfer.

(c) Notwithstanding Section 9.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property jurisdiction, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% (or such other percentage as specified under Applicable Law) of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder’s death.

9.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such Shares is in compliance with all Applicable Laws and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with all Applicable Laws. The Administrator may place legends on any Shares certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any Applicable Laws, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, the Administrator or the transfer agent of the Company).

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9.5 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Award Agreement made under the Plan, or to require a Holder to agree by separate written instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as determined by the Administrator in its discretion, or (iii) the Holder incurs a Termination of Service for Cause.

9.6 Applicable Currency. Unless otherwise required by Applicable Laws, or as determined in the discretion of the Administrator, all Awards shall be designated in U.S. dollars. A Holder may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Holder resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the exercise price for an Award is paid in Singapore dollars or another foreign currency, as permitted by the Administrator, the amount payable will be determined by conversion from U.S. dollars at the exchange rate as selected by the Administrator on the date of exercise.

ARTICLE 10

ADMINISTRATION

10.1 Administrator. The Committee shall administer the Plan and, unless otherwise provided by the Board, shall consist of two or more members of the Board who have been appointed by the Board (or such greater number as may be required by Applicable Laws), each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 or any successor rule of similar import and, to the extent required by an applicable securities exchange, an “independent director” within the meaning of such applicable securities exchange. Each Committee shall have such authority and be responsible for such functions as the Board has assigned to it in accordance with the Articles of Association. If no Committee has been appointed, the entire Board shall administer the Plan. Any reference to the Board in the Plan shall be construed as a reference to the Committee (if any) to whom the Board has assigned a particular function. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 10.6, except to the extent prohibited by Applicable Laws.

10.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Applicable Laws are required to be determined in the sole discretion of the Committee.

10.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of a Service Recipient, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

Annex C-15

10.4 Authority of Administrator. Subject to any specific designation in the Plan and the requirements of Applicable Laws, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the date of grant, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award, including without limitation, cancel or redeem an outstanding Award (including but not limited to an outstanding Option with an exercise price exceeding the Fair Market Value of the underlying Shares), in exchange for cash, another Award or a combination of Awards, on terms and conditions the Administrator determines and communicates to the Holder of such outstanding Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan, including the establishment of any “blackout period”;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j) Adjust the exercise price per Share subject to an Option; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

10.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

10.6 Delegation of Authority. To the extent permitted by Applicable Laws, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 10; provided, however, that in no event shall an officer be delegated the authority to grant Awards to, or amend Awards held by officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 10.6 shall serve in such capacity at the pleasure of the Board and the Committee.

Annex C-16

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 Effective Date. The Plan has been adopted and approved by the Board. The Plan will be effective as of the date it is approved by the Board (the “Effective Date”).

11.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

11.3 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 11.3, at any time and from time to time, the Administrator may amend, suspend or terminate the Plan; provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) unless the Company decides to follow home country practice, shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Administrator to extend the term of the Plan or the exercise period for an Option or Share Appreciation Right beyond ten years from the date of grant, or (iii) results in a material increase in benefits or a change in eligibility requirements. Except as provided in the Plan or any Award Agreement, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded.

11.4 No Shareholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

11.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

11.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for a Service Recipient. Nothing in the Plan shall be construed to limit the right of a Service Recipient: (a) to establish any other forms of incentives or compensation for Eligible Individuals, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, securities or assets of any corporation, partnership, limited liability company, firm or association.

11.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Laws (including but not limited to securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Laws.

11.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

11.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Cayman Islands without regard to conflicts of laws thereof.

Annex C-17

11.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Holder is a “specified employee” as defined in Section 409A of the Code at the time of Termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six (6) months plus one (1) day following the date of the Holder’s Termination of Service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A of the Code or otherwise. No Service Recipient will have any obligation under this Section 11.10 or otherwise to avoid the taxes, penalties or interest under Section 409A of the Code with respect to any Award and will have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A of the Code.

11.11 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

11.12 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Holder’s employment or services at any time, nor confer upon any Holder any right to continue in the employ or service of any Service Recipient.

11.13 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.14 Indemnification. To the extent allowable pursuant to Applicable Laws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Articles of Association, as a matter of Applicable Law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

11.15 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of any Service Recipient except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

11.16 Expenses. The expenses of administering the Plan shall be borne by the Service Recipients.

11.17 Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Holder actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

Annex C-18

11.18 Section 16 Compliance. The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

11.19 Subsidiary Employees. In the case of a grant of an Award to any Employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the Employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or cancelled shall revert to the Company.

ARTICLE 12

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments. In the event of any distribution, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, reorganization of the Company, including the Company becoming a subsidiary in a transaction not involving a Corporate Transaction, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the Shares or the share price of a Share, the Administrator shall make such proportionate and equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and substitutions of shares in a parent or surviving company); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan. The form and manner of any such adjustments shall be determined by the Administrator in its sole discretion.

12.2 Corporate Transactions. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Holder, or as approved by the Administrator, if a Corporate Transaction occurs, all outstanding Awards shall be converted, assumed, or replaced by a successor as provided in Section 12.3. To the extent a Holder’s Awards are not converted, assumed, or replaced by a successor as provided in Section 12.3, such Awards shall vest and become fully exercisable and all forfeiture restrictions on such Awards shall lapse, unless otherwise provided in any Award Agreement or any other written agreement entered into by and between the Company and a Holder, or as approved by the Administrator. Upon, or in anticipation of, a Corporate Transaction, the Administrator may in its sole discretion provide for (a) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Holder the right to exercise such Awards during a period of time as the Administrator shall determine, (b) either the cancellation of any Award for an amount of cash, property, or a combination thereof with an aggregate value equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, (i) if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment and (ii) in the case of a Corporate Transaction with respect to which holders of Shares receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option or Share Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Share Appreciation Right shall conclusively be deemed valid)), or (c) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and exercise prices.

Annex C-19

12.3 Assumption of Awards — Corporate Transactions. In the event of a Corporate Transaction, each Award may be assumed by the successor entity or Parent thereof in connection with the Corporate Transaction. Except as provided otherwise in an individual Award Agreement, an Award will be considered assumed if the Award either is (a) assumed by the successor entity or Parent thereof or replaced with a comparable award (as determined by the Administrator) with respect to capital shares (or equivalent) of the successor entity or Parent thereof or (b) replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, with any performance targets deemed achieved at the greater of target and actual performance (as such performance targets are determined by the Administrator immediately prior to the Corporate Transaction). If an Award is assumed in a Corporate Transaction, then such Award, the replacement award or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to Options) and repurchase or forfeiture rights, immediately upon termination of the Holder’s employment or service with all Service Recipients within twelve (12) months of the Corporate Transaction without Cause.

12.4 Outstanding Awards — Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 12, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Administrator may consider appropriate to prevent dilution or enlargement of rights.

12.5 No Other Rights. Except as expressly provided in the Plan, no Holder shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or exercise price of any Award.

12.6 Section 409A. Notwithstanding anything in this Section 12 to the contrary: (i) any adjustments made pursuant to this Section 12 to Awards that constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code, and (ii) any adjustments made pursuant to this Section 12 to Awards that do not constitute a “nonqualified deferred compensation plan” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

Annex C-20

NYB Holdings Limited

RSU Award Agreement

This Award Agreement is made and entered into by and between:

1.	NYB Holdings Limited (the “Company”), and

2.	the individual named below (the “Participant”).

DEFINITIONS:

All capitalized terms herein shall have the same meaning as set out in the Plan.

Participant:	[Name]

Plan:	The NYB Holdings Limited Share Incentive Plan adopted [●], 2026, which is attached hereto and which forms an integral part of this Award Agreement.

Total RSUs:	[Total number of RSUs granted]

This RSU Award Agreement is made pursuant to the terms of the Plan. Terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

1. Grant of RSUs. The Company hereby grants to Participant Restricted Share Units (“RSUs”) in a number equal to the Total RSUs listed above. Each RSU entitles the Participant, subject to the terms and conditions of the Plan and this Award Agreement, to receive one ordinary share of the Company.

2. Vesting of RSUs. The vesting period for the Total RSUs is on the date falling 24 months from the date of the Listing.

“Listing” means the listing of NYB Holdings Limited on any Recognised Exchange.

“Recognised Exchange” means such securities exchange as NYB Holdings Limited may conduct its Listing on, including, without limitation, the Singapore Exchange Securities Trading Limited, Hong Kong Stock Exchange, New York Stock Exchange and National Association of Securities Dealers Automated Quotation Securities Market (NASDAQ).

3. Exercise and Participant actions. Unless terminated or cancelled in accordance with Paragraph 5 below, the RSUs will exercise as set out in the Plan. In connection with the exercise, the Participant shall do all such things and sign all such documents which are required in order for the Company to be able to deliver any shares or similar ownership units.

4. Code Section 409A.

(a) RSUs granted pursuant to this Award Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for any grants of RSUs hereunder if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Award Agreement to the contrary, if the grant of RSUs hereunder would result in the imposition of an additional tax under Code Section 409A, that grant of RSUs shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to RSUs.

Annex C-21

(b) If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any grant of RSUs hereunder payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Code Section 409A.

5. Termination, Participant on leave and death of Participant.

(a) Termination of Employment. A “Leaver” is someone who leaves his or her position as an Employee, voluntarily or involuntarily, but for reasons other than due to a lawful termination by the employer for breach of contract by the Participant. This includes situations where a Participant ceases to be an Employee of the Company Group as the result of the employer no longer being a Group Company. For a Leaver, RSUs which have vested at the date the Participant sent or received his or her notice (or the Participant is otherwise put on notice), are kept and will be exercised pursuant to the Plan. Any RSUs which, at the time the Leaver sent or received his or her notice, have not vested will stand as cancelled without any further liability for any Group Company. For a Participant who is not a Leaver and who otherwise leaves his or her position as an Employee, all RSUs shall stand as cancelled on the date such Participant sent or received his or her notice of termination.

(b) Cancellation. Notwithstanding anything to the contrary in this Paragraph 5, in the event that a Leaver either wilfully engages in a material breach of his or her ongoing obligations to employer, including obligations of confidentiality or non-solicitation, or publically disparages or otherwise brings a Group Company’s name or reputation into disrepute, the Committee shall be entitled to cancel all vested RSUs granted to such Leaver. Cancellation of vested RSUs by the Committee pursuant to this Sub-paragraph 5(b) shall occur on written notice to the effected Leaver, which notice shall be given within sixty (60) days of a Group Company discovering the facts giving rise to such cancellation.

(c) Termination due to death. In the event of the death of the Participant, those of the Participant’s RSUs which are vested at the time of death shall continue in force and shall be exercised by the Participant’s heir pursuant to the Plan.

(d) Leave period. For the avoidance of doubt, the rights granted to the Participant under this Plan shall be effective if the Participant is on a statutory leave of absence pursuant to the Employment Act 1968 of Singapore, the Child Development Co-Savings Act 2001 of Singapore, or such other applicable legislation as may be in force from time to time. The rights granted to the Participant under this Plan shall also be effective if Participant’s non-statutory personal leave of absence was less than three consecutive months and such leave was approved by the management of Participant’s business unit in accordance with the Company’s rules, regulations, policies and procedures (the “Approved Leave of Absence”). The rights granted to the Participant shall be cancelled as soon as the Approved Leave of Absence has exceeded three consecutive months.

6. Severability. In the event that any provision in this Award Agreement shall be invalid or unenforceable, such provision shall be severed from and such invalidity or unenforceability shall not be construed to have any effect on the remaining provisions of this Award Agreement. This Award Agreement shall be construed as to its fair meaning and not for or against either party.

7. Taxes. The Participant shall be fully liable for any and all tax liabilities imposed upon the Participant pursuant to an Award and any and all rights conferred to the Participant under an Award Agreement, including but not limited to, taxes imposed by the exercise and settlement of RSUs and delivery of shares or similar ownership units in the Company. The Company (or relevant Group Company) will pay applicable payroll tax, if any. The Company will declare any Award or delivery of shares or similar ownership units on the basis of an Award Agreement to the Singaporean and/or other relevant tax authorities in accordance with applicable laws at all times.

Annex C-22

8. Personal data. The Participant hereby agrees and consents to the Company and any Group Company collecting, using, disclosing and/or processing the Participant’s personal data provided or received by the Company and/or any Group Company pursuant to this Award Agreement and the Plan for the purposes of (a) granting, issuing and/or repurchasing RSUs; (b) administering and facilitating any dividends and/or distributions that the Participant may be entitled to receive; (c) providing the Company’s shareholders with information on the Company’s RSU holders; and (d) any other purpose necessary for administering, facilitating and operating the RSU program under this Award Agreement and the Plan (collectively, the “Purposes”). The Participant also agrees and consents to the the transfer of Participant’s personal data to companies within the Company Group or a third party administrator (whether inside or outside of Singapore) for the Purposes.

9. Securities Law regulations. The Company’s Shares are listed on a stock exchange in the United States and the Company has registered with the U.S. Securities and Exchange Commission. There are certain laws, rules and regulations that apply to the subscription, sale and purchase of such an entity’s securities, including but not limited to insider trading rules and notification obligations. Each Participant is obliged, and is personally responsible, to make him or her self familiar with such rules and to abide by the same.

Furthermore, the Company has adopted an Insider Trading Policy, which policy may be amended from time to time in the Company’s sole discretion (the “Insider Trading Policy”). The Insider Trading Policy applies to all Company Group employees trading in the Company’s securities. Each Participant is obliged, and is personally responsible, to make him or her self familiar with such the Insider Trading Policy and any other related Company rules and to abide by the same.

The Committee may adopt additional rules and procedures regarding the exercise of RSUs from time to time, provided that such rules and procedures are consistent with the provisions of this Plan or required by law. By executing this Award Agreement, Participant accepts and agrees to the Insider Trading Policy and the rules adopted by the Committee from time to time.

10. Assignability. Unless otherwise determined by the Committee or set forth in the Plan, no Award or any other benefit under this Award Agreement shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under the Plan in violation of this Paragraph 10 shall be null and void.

11. Restrictions. No delivery of shares or similar ownership units shall be made unless the Company is satisfied based on the advice of its counsel that such delivery will be in compliance with applicable law.

12. Governing Law; Disputes. Any grant of RSUs and this Award Agreement shall be governed by and construed in accordance with laws of Singapore, without regard to its choice of law principles. Any dispute, controversy or claim arising out of, in connection with or relating to any Award of RSUs, the Award Agreement and the Plan shall be settled by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (SIAC) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitrator may allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party. The award of the arbitration tribunal shall be final and binding. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

13. Incorporation of Plan; Complete Agreement. This Award Agreement and the Plan constitutes the entire agreement between the parties with respect to its subject matter, and supersedes all other prior or contemporaneous agreements and understandings, whether oral or written.

Annex C-23

SIGNED ON, 2026 BY AND BETWEEN:

[●]

BY:

[Name of Participant]	Name:	[●]
	Designation:	Director

Annex C-24

Annex D

PROXY CARD

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
RF ACQUISITION CORP II
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Tse Meng Ng, the Company’s Chief Executive Officer, as proxy (the “Proxy”), with the power to appoint a substitute to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Extraordinary General Meeting of shareholders of RF Acquisition Corp II (the “Company”) to be held on August 19, 2026 at 9:00 a.m. Eastern Time, in person at the offices of Winston & Strawn LLP located at 800 Capitol St., Suite 2400, Houston, Texas 77002 and via live audio webcast over the internet at https://www.cstproxy.com/rfacquisitioncorpii/2026 or at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxy’s discretion on such other matters as may properly come before the Extraordinary General Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting. Capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the accompanying proxy statement.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED AND DELIVERED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3A, 3B, 3C, 4, 5, AND 6. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Annex D-1

RF ACQUISITION CORP II THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3A, 3B, 3C, 4, 5, AND 6.		Please mark vote as ☐ indicated in this example

(1)	The Business Combination Proposal - to consider and vote upon a proposal (a) to approve and adopt the Business Combination Agreement, dated as of October 2, 2025 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among RF Acquisition Corp II, NYB Holdings Limited, a Cayman Islands exempted company with limited liability (“PubCo”), NYB Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo, with company registration number 202542481D (“Amalgamation Sub”), and Nanyang Biologics Pte. Ltd., a Singapore private company limited by shares, with company registration number 202116184H (the “Company”) and (b) to adopt and approve the transactions contemplated thereby, including, among other things, (i) the merger of RF Acquisition Corp II with and into PubCo (the “Merger”) and (ii) the amalgamation of Amalgamation Sub and the Company (the “Amalgamation,” and together with the Merger, the “Transactions,” and together with the other transactions and ancillary agreements contemplated by the Business Combination Agreement, the “Business Combination”.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(2)	The Merger Proposal - to consider and vote upon a proposal to approve, by special resolution, the merger by and between RF Acquisition Corp II and PubCo, whereby RF Acquisition Corp II will merge with and into PubCo with PubCo being the surviving entity.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	The Advisory Governance Proposals - to consider and vote upon three separate proposals to approve, on a non-binding advisory basis, certain governance provisions in the amended and restated memorandum and articles of association of PubCo (the “PubCo Charter”) upon completion of the Business Combination, specifically:

	3A - to consider and vote for the governance provision in the PubCo Charter providing authorized capital share of PubCo to be US $60,000 divided into 500,000,000 ordinary shares with a par value of US$0.0001 per share and 100,000,000 preference shares with a par value of US$0.0001 per share.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	3B - to consider and vote for the governance provision in the PubCo Charter removing any blank check company provisions.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	3C - to consider and vote for the governance provision in the PubCo Charter permitting any director to be removed by an ordinary resolution passed by the shareholders of PubCo or by a resolution passed by not less than three-fifths of the directors at a meeting of the directors duly convened and held in accordance with the PubCo Charter or by a resolution in writing signed by not less than three-fifths of the directors and may otherwise cease to hold office in any other manner provided for in the PubCo Charter.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4)	The Nasdaq Proposal - to consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of PubCo Ordinary Shares in connection with the Business Combination.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5)	The Incentive Plan Proposal - to consider and vote upon a proposal to approve the PubCo Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(6)	The Adjournment Proposal - to consider and approve, if presented, a proposal to adjourn the Extraordinary General Meeting to a later date or dates in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Annex D-2

_______________, 2026

Signature

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Annex D-3